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INDEX TO THE FINANCIAL STATEMENTS
GRUPO SUPERVIELLE S.A. AND SUBSIDIARIES INDEX TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
GRUPO SUPERVIELLE S.A. AND SUBSIDIARIES INDEX TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on January 6, 2016

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Grupo Supervielle S.A.
(Exact name of Registrant as specified in its charter)

SUPERVIELLE GROUP S.A.

(Translation of Registrant's name into English)

Republic of Argentina (State or other jurisdiction of incorporation or organization)	6029 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification No.)

Grupo Supervielle S.A.
Bartolomé Mitre 434, 5th Floor
C1036AAH Buenos Aires
Republic of Argentina
(+ 54-11-4340-3100)
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

CT Corporation System
111 Eighth Avenue
New York NY 10011
(212) 590-9330

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Andrés de la Cruz, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006	Nicholas A. Kronfeld, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(3)	Amount of registration fee

Class B shares, par value Ps.1.00 per share(1)(2)	US$100,000,000	US$10,070

(1)
Includes Class B shares that the international underwriters may purchase solely pursuant to their option to purchase additional shares.

(2)
A separate registration statement on Form F-6 will be filed for the registration of American depositary shares issuable upon deposit of the Class B shares registered hereby.

(3)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 6, 2016

PROSPECTUS

                Class B Shares

Grupo Supervielle S.A.

which may be represented by American depositary shares

        This is the initial public offering of our Class B shares of common stock, par value Ps.1 per share and one vote per share. We and the selling shareholders named in this prospectus are offering the Class B shares in a global offering, which consists of an international offering in the United States and other countries outside Argentina and a concurrent offering in Argentina. In the aggregate,                        Class B shares, which may be represented by American depositary shares ("ADSs"), are being offered by us in the global offering and                        Class B shares, which may be represented by ADSs, are being offered by the selling shareholders in the global offering. Each ADS represents five Class B shares. The international offering of the ADSs is being underwritten by the international underwriters named in this prospectus. In the Argentine offering, Class B shares are being offered by us and the selling shareholders to investors in Argentina through the Argentine placement agent named in this prospectus. The closings of the international and Argentine offerings are conditioned upon each other. We will not receive any proceeds from the sale of Class B shares by the selling shareholders.

        Prior to this offering, no public market existed for the Class B shares and ADSs. The initial public offering price of the ADSs in the international offering is expected to be between US$        and US$        per ADS, and the initial public offering price of the Class B shares in the Argentine offering is expected to be between US$        and US$        per Class B share. After the pricing of this offering, we expect the ADSs to trade on the New York Stock Exchange (the "NYSE") under the symbol "            " and our Class B shares to be listed on the Mercado de Valores de Buenos Aires (MERVAL), under the symbol "            ."

        The offering of our Class B shares in Argentina will be registered with the Argentine securities regulator (Comisión Nacional de Valores). Neither the U.S. Securities and Exchange Commission (the "Commission") nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        Investing in the Class B shares and ADSs involves risks. See "Risk Factors" beginning on page 28 of this prospectus.

	Per ADS	Total	Per Class B share	Total

Public offering price	US$	US$	US$	US$

Underwriting discounts and commissions	US$	US$	US$	US$

Proceeds, before expenses, to us	US$	US$	US$	US$

Proceeds, before expenses, to the selling shareholders	US$	US$	US$	US$

        We and Julio Patricio Supervielle, our controlling shareholder, have granted the international underwriters the right for a period of 30 days from the date of this prospectus to purchase in the aggregate up to an additional                Class B shares represented by ADSs at the initial public offering price paid by investors minus any applicable discounts and commissions pursuant to the international underwriters option to purchase additional shares. New shareholders will not have preemptive or accretion rights with respect to the Class B shares offered pursuant to the international underwriters' option to purchase additional shares.

        The Class B shares and ADSs will be ready for delivery on or about                        , 2016.

Morgan Stanley	BofA Merrill Lynch
Joint Bookrunner and Joint Global Coordinator	Joint Bookrunner and Joint Global Coordinator

Raymond James

Co-Manager

The date of this prospectus is                        , 2016.

        In this prospectus, we use the terms "we," "us," "our" and the "group" to refer to Grupo Supervielle S.A. and its consolidated subsidiaries, including Banco Supervielle S.A., unless otherwise indicated. References to "Grupo Supervielle" mean Grupo Supervielle S.A. References to the "Bank" mean Banco Supervielle S.A. and its consolidated subsidiaries. References to "Tarjeta" mean Tarjeta Automática S.A. References to "Cordial Microfinanzas" mean Cordial Microfinanzas S.A. References to "SAM" mean Supervielle Asset Management Sociedad Gerente de FCI S.A. References to "Adval" mean Adval S.A. References to "Sofital" mean Sofital S.A.F.e I.I. References to "CCF" mean Cordial Compañía Financiera S.A. References to "Supervielle Seguros" mean Supervielle Seguros S.A. References to "Espacio Cordial" mean Espacio Cordial Servicios S.A. References to "Viñas del Monte" mean Viñas del Monte S.A.

i

        References to "Class B shares" refer to shares of our Class B common stock, all with a par value of Ps.1.00 per share and references to "ADSs" are to American depositary shares, each representing        Class B shares, except where the context requires otherwise.

        The term "Argentina" refers to the Republic of Argentina. The terms "Argentine government" or the "government" refers to the federal government of Argentina the term "Central Bank" refers to the Banco Central de la República Argentina, or the Argentine Central Bank, and the term "CNV" refers to the Argentine Comisión Nacional de Valores, or the Argentine securities regulator. "U.S. GAAP" refers to generally accepted accounting principles in the United States of America ("United States" or "U.S."), "Argentine GAAP" refers to generally accepted accounting principles in Argentina and "Argentine Banking GAAP" refers to the accounting rules of the Central Bank. The term "GDP" refers to gross domestic product and all references in this prospectus to GDP growth are to real GDP growth, the term "CPI" refers to the consumer price index and the term "WPI" refers to the wholesale price index. The term "customers" refers to individuals or entities that have at least one of our products without any requirement of customer activity during any time period. Unless the context otherwise requires, the term "financial institutions" refers to institutions regulated by the Argentine Central Bank. The term "Argentine banks" refers to banks that operate in Argentina. The term "Argentine private banks" refers to banks that are not controlled or owned by the Argentine federal government or any Argentine provincial, municipality or city government. The term "private domestically-owned banks" refers to private banks that are controlled by Argentine shareholders. The term "small businesses" refers to individuals and businesses with annual sales of up to Ps.25.0 million. The term "SMEs and large-sized companies" refers to individuals and businesses with annual sales over Ps.25.0 million. The term "ROAE" refers to return on average shareholders' equity. ROAE is frequently used by financial institutions as a benchmark to measure profitability compared to peers but not as a benchmark to determine returns for investors, which is affected by multiple factors that ROAE does not consider.

        We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We, the selling shareholders, the international underwriters, the Argentine placement agent or any of our or their affiliates have not authorized any other person to provide you with different or additional information. We, the selling shareholders, the international underwriters, the Argentine placement agent, or any of our or their affiliates are not making an offer to sell the ADSs or Class B shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of the ADSs or Class B shares. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus.

        The offering of ADSs is being made in the United States and elsewhere outside Argentina solely on the basis of the information contained in this prospectus. We are also offering Class B shares in Argentina using a Spanish-language prospectus that will be filed with the CNV. The Argentine prospectus is in a different format than this prospectus in accordance with CNV regulations but contains substantially the same information included in this prospectus.

        The Argentine public offering of the Class B shares was approved by the CNV on        , 2016 by Resolution No.    .

        No offer or sale of ADSs may be made to the public in Argentina except in circumstances that do not constitute a public offer or distribution under Argentine laws and regulations.

 PRESENTATION OF FINANCIAL AND OTHER INFORMATION

Financial Statements

        We maintain our financial books and records in Pesos and prepare our consolidated financial statements in Argentina in conformity with Argentine Banking GAAP, as these are the rules and regulations applied by the Bank, our main subsidiary. Argentine Banking GAAP differs in certain significant respects from U.S. GAAP and from Argentine GAAP. Our unaudited consolidated financial statements as of September 30, 2015 and for the nine-month periods ended September 30, 2015 and 2014 are included in this prospectus and referred to as our "unaudited interim consolidated financial statements." Our consolidated financial statements at December 31, 2014 and 2013 and for each of the three years ended December 31, 2014, have been audited, as stated in the report appearing herein, and are included in this prospectus and referred to as our "audited consolidated financial statements." Note 36 to our audited consolidated financial statements provides a description of the principal differences between Argentine Banking GAAP and U.S. GAAP, as they relate to us, and a reconciliation to U.S. GAAP of net income and shareholders' equity as of and for the years ended December 31, 2014 and 2013. Unless otherwise indicated, all financial information of our company included in this prospectus is stated on a consolidated basis under Argentine Banking GAAP.

Currencies and Rounding

        The terms "U.S. dollar" and "U.S. dollars" and the symbol "US$" refer to the legal currency of the United States. The terms "Peso" and "Pesos" and the symbol "Ps." refer to the legal currency of Argentina.

        We have translated certain of the Peso amounts contained in this prospectus into U.S. dollars for convenience purposes only. Unless otherwise indicated, the rate used to translate such amounts (i) as of September 30, 2015 was Ps.9.4192 to US$1.00, which was the Tipo de Cambio de Referencia, or reference exchange rate reported by the Central Bank for U.S. dollars and (ii) as of December 31, 2014 was Ps.8.5520 to US$1.00, which was the reference exchange rate reported by the Central Bank for U.S. dollars. The Federal Reserve Bank of New York does not report a noon buying rate for Pesos. The U.S. dollar equivalent information presented in this prospectus is provided solely for the convenience of investors and should not be construed as implying that the Peso amounts represent, or could have been or could be converted into, U.S. dollars at such rates or at any other rate. See "Exchange Rates" for more detailed information regarding the translation of Pesos into U.S. dollars.

        All "as adjusted" amounts contained in this prospectus have been adjusted to reflect the receipt by us of the estimated net proceeds at an assumed public offering price of US$      per Class B share (or US$      per ADS), the mid-point of the price range set forth on the cover page of this prospectus.

        Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Market Share and Other Information

        We make statements in this prospectus about our competitive position and market share in, and the market size of, the Argentine banking industry. We have made these statements on the basis of statistics and other information derived from the Central Bank's publications and other third-party sources that we believe are reliable. Although we have no reason to believe any of this information or these reports are inaccurate in any material respect, neither we, the selling shareholders, the international underwriters, the Argentine placement agent nor any of our or their affiliates have independently verified the competitive position, market share and market size or market growth data provided by third parties or by industry or general publications.

SUMMARY

        This summary highlights material information appearing elsewhere in this prospectus. While this summary highlights what we consider to be the most important information about us, you should carefully read this prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our Class B shares and the ADSs, including "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and related notes beginning on page F-1.

Overview

        We are a private domestically-owned financial group with a long-standing presence in the Argentine financial system and a leading competitive position in certain attractive market segments. We are controlled by the Supervielle family, which entered the Argentine banking sector in 1887. We own the fifth largest Argentine private domestically-owned bank in terms of assets. We maintain a strong geographic presence in the City of Buenos Aires and the Greater Buenos Aires metropolitan area, which is Argentina's most commercially significant and highly populated area, and we are leaders in terms of our banking network in some of Argentina's most dynamic regions, including Mendoza and San Luis. The Bank, which consolidated with CCF, is our main asset, comprising 97.4% of our total assets, and has a history of strong growth and robust profitability, reporting return on average shareholders' equity, or "ROAE", of 28.3% on average for the 2010-2014 period, compared to an average of 27.6% for private banks in Argentina for the same period according to the Central Bank. In the nine-month period ended September 30, 2015, the Bank reported a ROAE of 19.9% compared to 28.6% for private banks in Argentina for the same period according to the Central Bank. As of September 30, 2015, we served over two million customers, and our assets totaled Ps.28.1 billion (approximately US$3.0 billion), in addition to Ps.4.8 billion (approximately US$510 million) of assets managed by SAM. As of September 30, 2015, the Bank and CCF accounted for 89.4% and 8.0% of our total assets, respectively.

        As of September 30, 2015, according to calculations performed based on Central Bank and other third party information, our share of the Argentine private bank market for the products or segments indicated below was:

  •
  Personal loans: a 6.3% market share;

  •
  Active Mastercard credit cards: a 8.2% market share; and

  •
  Leasing: a 9.2% market share, and a market share of 11.9% when taking into account our securitized leasing portfolio.

        As of December 31, 2014, according to calculations performed based on Central Bank and other third party information, our share of the Argentine private bank market for the products or segments indicated below was:

  •
  Personal loans: a 5.0% market share;

  •
  Active Mastercard credit cards: a 9.1% market share;

  •
  Leasing: a 6.3% market share, and a market share greater than 10% when taking into account our securitized leasing portfolio;

  •
  Factoring: a 9.8% market share;

  •
  Deposits among private banks in the Mendoza and San Luis regions: a 19.5% and 57.3% market share, respectively; and

  •
  Total loans among private banks in the Mendoza and San Luis regions: a 15.9% and 39.5% market share, respectively.

        In the nine-month period ended September 30, 2015,

  •
  The Bank originated 30.9% of all bank asset securitizations in the Argentine market;

  •
  We originated 8.0% of all asset securitizations in the Argentine market; and

  •
  We managed 13.2% of all social security payments to senior citizens in Argentina.

        In the year ended December 31, 2014,

  •
  The Bank originated 45.1% of all bank asset securitizations in the Argentine market;

  •
  We originated 16.2% of all asset securitizations in the Argentine market; and

  •
  We managed 12.9% of all social security payments to senior citizens in Argentina.

        We offer diverse financial products and services that are specifically tailored to cover the different needs of our customers through a multi-brand and multi-channel platform. We have developed a multi-brand business model to differentiate the financial products and services we offer to a wide spectrum of individuals, small and medium-sized enterprises ("SMEs") and medium to large-sized companies in Argentina. Our infrastructure supports our multi-channel distribution strategy with a strategic national footprint through 326 access points, which include 110 bank branches, 67 senior citizen service centers, 11 banking payment and collection centers, 67 CCF sales points located in Walmart supermarkets, 61 consumer financing branches and other sale points, 9 microfinance branches, 492 ATMs and 158 self-service terminals. As of September 30, 2015, we had 4.4% market share in terms of branches and ATMs among private Argentine banks according to Central Bank information.

        Building on our banking sector expertise, we identify cross-selling opportunities and offer targeted products to our customers at each point of contact, including by acting as the exclusive on-site provider of financial services to Wal-Mart Argentina S.R.L. ("Walmart Argentina") customers at each of Walmart Argentina's 108 supermarkets located in 21 provinces.

        As of September 30, 2015, on a consolidated basis, we had:

  •
  over two million customers, including 1.7 million retail customers of the Bank and approximately 0.4 million retail customers of our other subsidiaries, 14,331 small businesses and 4,442 SMEs and large-sized companies;

  •
  Ps.28.1 billion in total assets;

  •
  Ps.18.4 billion in loans to the private sector and Ps.984 million in financial leases;

  •
  Ps.1.2 billion in senior and subordinated bonds and participation certificates in financial trusts (which hold Ps.2.5 billion in personal loans and financial leases) created in connection with our securitization transactions;

  •
  Ps.20.7 billion in deposits, including Ps.19.5 billion from the private sector, Ps.0.2 million from the financial sector and Ps.0.9 billion from the non-financial public sector;

  •
  Ps.2.0 billion in shareholders' equity; and

  •
  4,714 employees.

        As of December 31, 2014, on a consolidated basis, we had:

  •
  approximately two million customers, including 1.6 million retail customers of the Bank and approximately 0.4 million retail customers of our other subsidiaries, 12,389 small businesses and 3,957 SMEs and large-sized companies;

  •
  Ps.23.2 billion in total assets;

  •
  Ps.14.6 billion in loans to the private sector and Ps.584 million in financial leases;

  •
  Ps.1.3 billion in senior and subordinated bonds and participation certificates in financial trusts (which hold Ps.3.1 billion in personal loans and financial leases) created in connection with our securitization transactions;

  •
  Ps.16.9 billion in deposits, including Ps.15.3 billion from the private sector and Ps.1.4 billion from the non-financial public sector;

  •
  Ps.1.7 billion in shareholders' equity; and

  •
  4,579 employees.

        We have developed a segmentation strategy of our customer base to target the specific needs of each category of customers. Our business model has allowed us to deliver sustained levels of growth and profitability.

        Between 2010 and September 30, 2015 the Bank's loan portfolio grew at a compound annual growth rate ("CAGR") of 33.2%, as compared to 30.1% for private banks in Argentina. The Bank's annualized ROAE was 22.7%, 28.5%, 35.2%, 27.7%, 27.3% and 19.9% for the fiscal years ended December 31, 2010, 2011, 2012, 2013, 2014 and the nine-month period ended September 30, 2015, respectively, compared to an average annualized ROAE of 24.5%, 25.6%, 26.4%, 29.1%, 32.1% and 28.6% for private banks in Argentina over the same periods. The Bank achieved net interest margins of 12.7%, 12.5%, 15.1%, 15.0%, 16.7% and 17.4% for the fiscal years ended December 31, 2010, 2011, 2012, 2013, 2014 and the nine-month period ended September 30, 2015, respectively, which compares favorably to averages for private banks in Argentina of 11.6%, 10.6%, 12.3%, 12.5%, 14.2% and 14.9% for the fiscal years ended December 31, 2010, 2011, 2012, 2013 and 2014 and the nine-month period ended September 30, 2015, respectively. As of September 30, 2015, the Bank accounted for 3.5% of all loans held by private banks in Argentina and 3.2% of all deposits maintained with such banks, compared to 3.1% and 2.8%, respectively, in 2010.

        Our technology-based sales model enhances our ability to offer customers efficient, high quality service. The Bank has made significant investments in its ATMs and self-service terminal network, doubling the network from 2010 to 2015. We were the first bank in Argentina to use biometrics technology as part of our distribution channels. We also have technology scoring systems that allow for an efficient credit-related decision-making process.

Segments

        We conduct our operations through the following segments:

  •
  Retail Banking

  •
  Corporate Banking

  •
  Treasury

  •
  Consumer Finance

  •
  Insurance

  •
  Asset Management & Other Services

Products and Services

        We offer our products and services in Argentina's main regions and cities through our main operating subsidiaries, which include:

  •
  Banco Supervielle S.A., a universal commercial banking institution,

  •
  Cordial Compañía Financiera S.A., a consumer financing company,

  •
  Tarjeta Automática S.A., a private label credit card company,

  •
  Cordial Microfinanzas S.A., a company that specializes in microfinance,

  •
  Supervielle Seguros S.A., an insurance company,

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  Supervielle Asset Management Sociedad Gerente de FCI S.A., an asset management company, and

  •
  Espacio Cordial Servicios S.A., a retail company selling non-financial products and services.

Market Opportunities

        We believe that the low penetration rates of financial services in Argentina, offer a significant opportunity for us to accelerate our growth. We highlight below the key market opportunities from which we believe we will benefit:

        Under-developed financial system with low levels of banking and insurance penetration.    Argentina has one of the lowest market penetration rates of financial services in Latin America. According to the Central Bank and INDEC ("Instituto Nacional de Estadísiticas y Censos"), loans to the private sector as a percentage of GDP were 12.1% as of December 31, 2014, which positively compares to penetration rate levels in other Latin American countries, such as 53.3% for Brazil, 75.9% for Chile, 43.6% for Colombia, 31.4% for Peru, 25.0% for Uruguay and 17.9% for Mexico as of December 31, 2014 according to the Inter-American Development Bank ("IDB").

        Similarly, Argentina's insurance market also remains under-penetrated when compared to other countries in Latin America. According to each country's insurance regulator, in 2014 insurance premiums written in Argentina as a percentage of GDP represented 1.6%, positively comparing to 2.5% in Brazil, 2.3% in Colombia, 1.9% in Peru, 2.0% in Mexico and 3.8% in Chile.

        Fragmented banking sector in Argentina offers the possibility for further consolidation.    The Argentine banking sector, which shows high levels of profitability and maintains a strong asset quality, presents opportunities for consolidation. As of September 30, 2015, according to the respective financial regulatory agencies, there were 64 banks in Argentina, compared to 132 in Brazil, 24 in Chile, 25 in Colombia, 44 in Mexico and 17 in Peru. The relatively high number of banks in Argentina suggests that there is room for consolidation. As of September 30, 2015, the top five banks in Argentina represented 51.4% of total loans extended by banks (with the government-owned banks alone accounting for 36.4%), compared to 86.2% in Brazil, 73.1% in Chile, 67.8% in Colombia, 72.4% in Mexico and 86.6% in Peru. We believe that consolidation would improve efficiency as cost savings are materialized through optimization of infrastructure and expenses and would allow for further growth opportunities. According to information published by each relevant country's regulator, in the nine-month period ended September 30, 2015, Argentina's banking sector had an efficiency ratio of 55.1%, compared to 64.7% in Brazil, 46.7% in Chile, 46.2% in Colombia, 51.2% in Mexico and 39.9% in Peru. We believe that our track record, size and geographic reach strategically positions us to benefit in the event of consolidation in the Argentine banking sector.

        Solvency of Argentine financial system.    Although Argentina's financial system experienced instability as a result of the 2001-2002 crisis over the last five years, the Argentine financial system has maintained high levels of profitability and strong asset quality. From 2010 to September 30, 2015, according to the Central Bank, the Argentine financial system had an average annualized ROAE of 27.6%, an average NPL ratio of 1.8% and an average deposits to loans ratio of 142.8%. As of September 30, 2015, the Argentine financial system had an annualized ROAE of 29.8%, an NPL ratio of 1.8% and deposits to loans ratio of 144.0%, indicating comfortable liquidity levels. Furthermore, assets and liabilities in the financial system are largely denominated in Pesos, which limits exposure of the financial system to foreign exchange fluctuations. The relatively short duration of loans in the Argentine financial system results in low asset-liability mismatch, protecting the system from an unexpected contraction in deposits.

Corporate Structure and Our History

        The following diagram illustrates our current organizational structure. Percentages indicate the ownership interest held.

(1)
Acalar S.A. is an Argentine sociedad anónima 100% owned by the Coqueugniot family (Gabriel A. Coqueugniot, Cecilia B. Coqueugniot, Mónica I. Coqueugniot and Diana I. Coqueugniot), in equal parts.

(2)
Lankory International S.A. is a Uruguayan sociedad anónima 100% owned by Pilar Isabelle Estela Supervielle.

        We are controlled by the Supervielle family, which entered the Argentine banking sector in 1887 and have maintained a successful track record since then. Immediately after the global offering and assuming the placement of all shares offered and no exercise of the international underwriters' option to purchase additional shares, our controlling shareholder, Julio Patricio Supervielle, will own shares representing        % of our total capital stock and        % of total voting rights.

        We are one of few domestically-owned financial groups in Argentina that has remained under the control of the same shareholder group over time. The extensive experience and stability of our controlling group has helped us focus on increasing our market share in the core segments in which we operate and consolidate as one of the most stable financial groups in the country with a recognized reputation.

        Since 2001, we have acquired several businesses while consistently maintaining high levels of profitability and sustained ROAE. Our average ROAE for the 2010-2014 period was 27.7%, while the Bank posted an average ROAE of 28.3%. Our average ROAE for the nine-month period ended September 30, 2015 was 22.1%, while the Bank posted an average ROAE of 19.9% for the same period. Since 2001, we have acquired several financial institutions such as Banco Société Générale Argentina and Banco Regional de Cuyo, and we have acquired businesses such as Tarjeta, GE Compañía Financiera (now CCF) and Aseguradora de Crédito del Mercosur (now Supervielle Seguros). We also offer consumer loans, credit cards and insurance products through an exclusive agreement with Walmart Argentina.

Our Competitive Strengths

        We have achieved a strong competitive position in our core products (personal loans, factoring, leasing and social security payments to senior citizens).

        We have developed a leading position in the Argentine market in a number of attractive products to different customer segments.    We are leaders in the Argentine market in the following areas:

  •
  Retail Customers.  We maintain leading positions in attractive retail banking and consumer finance segments, offering a variety of products, from personal loans and credit cards to social security payment services to senior citizens. As of September 30, 2015, we had approximately 2.1 million retail customers, accounting for Ps.13.9 billion (approximately US$1.4 billion) in deposits. As of September 30, 2015, the Bank and CCF's loans to retail customers represented 6.3% of the Argentine private banks market for personal loans, which ranked fourth out of 52 private banks in Argentina. In the nine-month period ended September 30, 2015, the Bank managed 13.2% of all monthly social security payments to senior citizens (who collect their payments on a monthly basis), ranking first among Argentine private banks. Additionally, we are the largest private issuer of MasterCard credit cards and the exclusive on-site provider of financial services to Walmart Argentina customers, with a contract recently extended through August 2020, renewable at expiration.

  •
  Corporate Customers.  We are also a leading provider of specially tailored financial services and products to the corporate sector, with a particular focus on SMEs and large-sized companies. As of September 30, 2015, we had a 9.2% market share in leasing, which ranked fifth out of 52, according to our estimates based on Central Bank information. As of December 31, 2014, we had a 9.8% market share in factoring in the Argentine private banks market, which ranked fourth out of 53, according to our estimates based on Central Bank information. In the nine-month period ended September 30, 2015, our leasing market share was 11.9% when taking into account the securitized leasing portfolio.

  •
  Capital Markets.  We maintain a leading position in the Argentine securitization market, which we have developed as part of the Bank's funding strategy. In the nine-month period ended September 30, 2015, we had a 30.9% share in bank asset securitization and an 8.0% share in the overall Argentine asset securitization market according to our own estimates based on Central Bank and CNV information. In the nine-month period ended September 30, 2015, we had Ps.1.9 billion (approximately US$215 million) in securitization and bond issuances for our subsidiaries, and Ps.0.4 billion (approximately US$45.3 million) in securitization for third parties.

        Access to multiple customer segments through differentiated brands and channels positions us to capture future growth in the Argentine financial system.    We target a broad spectrum of socioeconomic segments and companies of varying sizes using a multi-brand model to offer a wide range of financial services. The Bank offers customized financial products and services to corporate clients, as well as to high net worth and middle-income individuals and to middle and lower-middle-income senior citizens. CCF and Tarjeta focus their products and services on the middle and lower-middle-income segments of the urban population. Through Cordial Microfinanzas, we are the main private financial group in Argentina to offer microfinance services, targeting micro-entrepreneurs that have limited access to traditional banking and financial services and families with housing infrastructure deficiencies that need financing for improvements or maintenance purposes. Our multi-brand model allows us to access segments of the population that are underserved and we believe offer growth opportunities.

        We consistently seek to leverage the strong cross-selling potential of our multi-brand and multi-channel business model and our stable pool of over two million customers.    Through our multi-brand and multi-channel approach, we are able to cross-sell and create synergies across our segments. Bancassurance specifically allows us to cross-sell value added insurance products in compliance with the regulations of the National Superintendency of Insurance (Superintendencia de Seguros de la Nación) and of the Central Bank, as applicable. Additionally, our 128 consumer finance points of sale offer an attractive platform for cross-selling certain credit cards and loans. We cross-sell non-financial services and products such as insurance products and plans, tourism packages, health insurance and health services, electric appliances and furniture, and alarm systems through Espacio Cordial and our senior citizen service centers.

        We believe our investment in developing a strategic national footprint positions us to capture strong growth and benefit from economies of scale.    We have a focused presence in Argentina's major regions and cities where the GDP per-capita is above US$12,000, through 326 access points, including branches, senior citizen service centers and sales and collection centers, 492 ATMs, 158 self-service terminals, our call center and home banking and mobile services. The Bank has an important presence in the City of Buenos Aires and the Greater Buenos Aires metropolitan area (where approximately 15.6 million or 39% of Argentina's population resides), through 57 branches and 52 senior citizen service centers and CCF has 22 sales points within Walmart locations. The Bank is also one of the most active players in the Cuyo region, which includes the Province of Mendoza, San Juan and San Luis where it operates through 44 branches, seven senior citizen service centers, nine collection centers and has been designated the exclusive paying agent for the government of the Province of San Luis through 2021. We have approximately 249,000 customers in Mendoza and approximately 188,000 in San Luis. CCF has eight sales points in the Cuyo region. Through Tarjeta, we offer consumer finance services mainly in the Patagonia region, where we rely on 15 branches and 38 sales and collection centers. Given the strength of our network in commercially significant and high-income regions in Argentina, we believe we are well positioned to benefit from economies of scale by leveraging our existing network and growing our revenues without significant investments in additional expansion of our platform.

        Our funding base is robust.    We have access to diversified, competitive and stable sources of funding. Our low-cost demand deposit base comprises 37% of our funding base (24% of savings accounts and 13% of checking accounts as of September 30, 2015). Furthermore, we use securitization of loans and other capital markets instruments among our funding strategies.

        Creation of shareholder value under prudent financial risk management policies.    We have generated value, strong growth and returns on capital for our shareholders that have exceeded average returns for Argentine private banks over the past five years, during which the Bank's annual average shareholders' equity growth rate was 35.2%, while managing financial risks under policies designed to protect our capital and liquidity. In addition to our organic growth, we have successfully acquired and integrated strategic businesses. We have consistently limited our exposure to the non-financial public sector and limited term, currency and other mismatches in our assets and liabilities. Those prudent financial risk policies allowed us to successfully overcome the Argentine financial crisis in 2001 and 2002 and proved equally effective during the 2008 global economic downturn. We derive our net income primarily from financial intermediation activities rather than from trading or financial investments, which has resulted in more stable sources of income and reduced the exposure of our earnings to market volatility.

        Long-standing presence in Argentina's financial sector, committed controlling shareholder and experienced Board of Directors and management team.    Through our main subsidiary, the Bank, we trace our origins to the banking house Supervielle y Cía. Banqueros, established in 1887. Our long-standing presence in Argentina's financial sector has allowed us to establish strong long-term relationships with our customer base, build a reputation for personalized customer service and establish the Supervielle brand as a recognized household name in the Argentine banking industry for both individuals and corporations, as well as in the securitization and corporate bond segments of the local capital markets. Our shareholders have a strong commitment to the Argentine financial system. Julio Patricio Supervielle is the Chairman of the Board of Directors and our CEO and has led Grupo Supervielle for over 13 years. During his tenure we have experienced growth in terms of net worth, assets, deposits and our network, and we have successfully completed some of our most significant acquisitions. We rely on a Board of Directors whose members collectively have extensive experience in retail and commercial banking, a deep understanding of local business sectors and strong capabilities in risk management, finance, capital markets, M&A and corporate governance. In addition, our stable senior management team is comprised of seasoned officials and experts in their fields that foster a business culture of high performance.

Our Vision and Strategy

        We seek to become the premier bank for individuals and companies in Argentina and to provide a superior banking experience to our customers at all times. In order to achieve our objective of providing best in class customer service, we strive to continuously innovate and optimize our policies and processes by leveraging our long-standing reputation, effective customer segmentation, multi-brand strategy, extensive distribution network and strong digital footprint.

        We believe that our success is based on our people. We have developed a strong culture based on shared values: leadership, innovation, simplicity, efficiency, commitment and respect.

        The Argentine market is one of the least developed financial systems in Latin America, with a fragmented, competitive landscape. We believe that the market offers a number of growth opportunities which we are positioned to capture given our focus on a distinguished customer experience, our product offering, our extensive distribution network and our leading technology.

        We aim to increase our market share of the overall Argentine financial services market by delivering tailored value propositions in each of the key business segments in which we operate: Retail Banking, Corporate Banking, Treasury, Consumer Financing, Insurance and Asset Management and Other Services.

        The key components of our strategy are as follows:

Increase our market presence in attractive customer segments and products and strengthen our value proposition through an effective customer segmentation strategy

        We seek to increase revenues from each of our target customer segments through cross-selling strategies and as described below:

        Entrepreneurs and Small Businesses:    We aim to continue to expand our market share within our customer base of entrepreneurs and small businesses. We intend to leverage our branch network as a primary means of attracting business and focus on building our customized cash management services.

        Middle and lower-middle-income population:    This segment has one of the lowest banking penetration rates in Latin America and represents an important opportunity to attract new customers. Our exclusive agreements with Walmart Argentina and Hipertehuelche supermarkets position us to reach this segment with a powerful value proposition, particularly consumer finance loans and credit cards. This customer base also offers opportunities for cross-selling of other banking products. Additionally, we continuously analyze opportunities for new product launches to serve this segment.

        High net worth customers:    We successfully launched the Identité brand in 2014 with an attractive value proposition designed to capture and monetize the high net worth customer segment. That value proposition includes a wide range of components like premium credit cards, loyalty programs and exclusive events for customers. To reach high net worth individuals, the bank leverages three key assets: a premium, differentiated brand, a highly trained workforce and an excellent branch network in high income neighborhoods.

        Senior citizens:    We intend to maintain our leadership position in the senior citizen segment, providing unique services and benefits catered to its specific needs. Leveraging our network of specialized service centers we seek to expand our credit card and personal loan business, finance travel packages and consumer goods and services, and distribute insurance products, including life, burial, health, personal accident insurance and home insurance. This segment is adopting technology rapidly, which we anticipate will increase efficiency of service delivery.

        SMEs and large-sized companies:    Our aim is to become the premier bank for SMEs and large-sized companies by deploying outstanding transactional and cash management services. We intend to develop strategic partnerships with key industry players to provide financial services through direct lending or factoring transactions to their critical providers and suppliers along their value chains. We will target specific opportunities and customers in the agricultural, wine, energy and infrastructure sectors. With respect to the agricultural sector, we strive to deepen our existing relationships with leading industry players, providing financing to their customer base. In San Luis, Córdoba, and Tucumán, where we have a well-established distribution base, we intend to continue to target individual farmers. With respect to the wine industry, we seek to continue to develop partnerships with premium wine producers and key industry suppliers, providing industry insights and financial services, such as harvest financing and warrants backed by wine in custody. With respect to the energy and infrastructure sectors, we target SMEs and large-sized companies along the supply chains of oil and gas (exploration and production) in Vaca Muerta and medium and large construction companies, tapping into the substantial potential demand for infrastructure financing.

        Larger corporate customers:    We intend to offer a full range of products and services, including financial advice, transactional services, treasury management, short, medium and long term financing to larger corporate customers than we have historically targeted. We aim to achieve this goal through quick decision-making with respect to our credit evaluation process, personal attention, increasing transactional services (such as check maintenance, payroll management, payments to suppliers and tax payment services) and building upon our cash management products, payroll management and other products that translate into higher balances of immediately available deposits.

Leverage our proximity to customers through our extensive distribution network of branches, service centers and sales points to provide a superior customer experience

        We have a direct presence in Argentina's major regions and cities. The Bank has a particularly important presence in the Greater Buenos Aires metropolitan area and the Cuyo region, which includes the provinces of Mendoza, San Juan and San Luis. Given the geographical concentration of our network in commercially significant and high-income regions in Argentina, we believe we are well positioned to benefit from economies of scale by growing our revenues without significant investments in additional platform expansion.

        We intend to selectively expand the bank's network of branches, emphasizing services for high net worth and upper-middle-income individuals and small businesses. In order to tap the potential of Vaca Muerta, the shale oil and gas reservoir, we intend to open several branches in the province of Neuquén, as well as leverage our Malargüe branch in Mendoza.

        We intend to grow the number of hub and spoke sales units specialized in leasing, foreign trade financing and cash management services.

        We will build upon our leadership position in retail and corporate banking services in the provinces of Mendoza and San Luis. We plan to continue our partnerships with premium retail stores and shopping outlets to obtain differentiated discounts and benefits for our retail customers, relying on our existing network, which is the largest in the region, and leveraging our role as exclusive financial agent to the Government of San Luis.

        We aim to increase our access to non-banking customers, by developing partnerships with key retailers to provide banking services along the lines of our existing alliance with Walmart Argentina, recently extended through August 2020.

        We plan to continue to expand our dedicated sales force with a focus on new entrepreneurs, small businesses and payroll services, to drive revenues and cross-selling ratios.

        We intend to seek new strategic partnerships in the agribusiness sector to provide financial services to leading national and international players catered to their customer base. We plan to broaden our offering of commodity warrants and livestock leasing, leveraging our strong market leadership in San Luis and Córdoba, in the north of Argentina.

Continue capitalizing on synergies by developing new businesses to increase our share of wallet

        Our two million customers provide a base from which to expand our share of wallet and increase customer loyalty. The Bancassurance business allows us to cross-sell historically profitable and low-claims products to our existing customer base. We have access through our distribution networks and aim to further develop our Bancassurance distribution model by expanding the variety of insurance products offered by Supervielle Seguros, including credit life insurance. Espacio Cordial allows us to reach our clients with a wide variety of non-financial products and services, including travel and home appliance financing and health services.

Grow our balance sheet while maintaining our conservative risk management policies

        Over the past 15 years we have differentiated ourselves from our competition by systematically securitizing assets, becoming the leader in Argentine capital markets in this segment. With the planned expansion of our capital base, we plan to reduce securitization of our originated assets and leverage our capital markets capabilities and expertise to serve corporate customers in connection with capital markets transactions. The proceeds from this offering are expected to nearly double our capacity to increase our balance sheet in two years, allowing for a significant opportunity to improve our cost-income ratios.

        Our conservative financial policies based on a diversified deposit base, low portfolio concentration, short term high liquidity and low interest rate, term and currency mismatches have allowed us to build a strong franchise in retail and corporate banking. We expect that the proceeds from this offering will boost our ability to increase our deposits, cross-sell to retail and consumer customers and attract cash management deposits from corporate clients. We also intend to continue to opportunistically access long-term funding from the international capital markets.

Improve our efficiency by focusing on innovation and technology

        We will seek to increase commercial productivity by optimizing sales time using online and mobile banking, sales and collection centers, streamlining risk assessment and CRM technology. We also plan to continue working with world-class business intelligence tools to increase sales productivity and to improve relationships with clients through better predictive sales actions and communications.

        Our strong culture of innovation supports our constantly keeping abreast of customer needs and global trends, creating and efficiently implementing solutions focused on local customer preferences.

        We intend to expand our digital banking channel and online banking platform. Our goal is to offer an outstanding digital experience to our clients. We intend to continue to increase the number of active online users and to migrate our services to digital channels, which we expect will allow us to increase low-cost distribution and convert service centers into full bank branches. We also intend to continue launching mobile banking applications, which will enable "one click" payment and "one click" loan functionalities, with anytime and everywhere financial services and provide alerts and messages to customers in order to achieve cost efficiencies through low-cost social network advertising.

        We have significantly improved the digital experience of our factoring product line, cash management and payroll services, and introduced "iFactus," the first portal providing electronic factoring services and "e-Factoring," an electronic platform which allows for check scanning and electronic delivery to the bank for immediate deposit, custody or discounting, with deferred physical delivery.

        We also intend to increase our offering of transactional services, such as factoring operations, foreign trade and cash management services (check maintenance, payroll management, payments to suppliers and tax payments).

Certain Considerations for U.S. Investors

Recent tax issues

        On September 23, 2013, Law No. 26,893, which amended the Income Tax Law, was enacted. According to the amendments, the distribution of dividends by an Argentine corporation is subject to income tax at a rate of 10.0%, unless such dividends are distributed to Argentine corporate entities.

        In addition, the amended law establishes that the sale, exchange or other transfer of shares and other securities is subject to a capital gain tax at a rate of 15% for Argentine resident individuals and foreign beneficiaries. There is an exemption for Argentine resident individuals if certain requirements are met; however, there is no such exemption for non-Argentine residents.

        The income tax treatment of income derived from the sale of ADSs, dividends or exchanges of shares from the ADS facility may not be uniform under the revised Argentine income tax law. The possibly varying treatment of source income could impact both Argentine resident holders as well as non-Argentine resident holders. In addition, should a sale of ADSs be deemed to give rise to Argentine source income, as of the date of this prospectus no regulations have been issued regarding the mechanism for paying the Argentine capital gains tax when the sale exclusively involves non-Argentine parties. However, as of the date of this prospectus, no administrative or judicial rulings have clarified the ambiguity in the law.

        As of the date of this prospectus, many aspects of these new taxes remain unclear. For more information, see "Taxation—Material Argentine Tax Considerations."

Fees that may be paid by ADS investors

        The following table summarizes certain fees and expenses in connection with the ADSs:

Persons depositing or withdrawing shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property
Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates
$0.05 (or less) per ADS	Any cash distribution to ADS holders
A fee equivalent to the fee that would be payable if securities distributed to you had been Class B shares and the Class B shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) which are distributed by the depositary to ADS holders
$0.05 (or less) per ADS per calendar year	Depositary services
Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares
Expenses of the depositary	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement) converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian have to pay on any ADSs or shares underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

        For more information, see "Description of American Depositary Shares—Fees and Expenses."

Impact of devaluation of the Peso on U.S. investors

        After several years of moderate variations in the nominal exchange rate, the Peso has undergone significant devaluation over the last three years. In 2010 and 2011, the devaluation of the Peso with respect to the U.S. dollar was 5% and 8%, respectively. In 2012, the Peso lost approximately 14% of its value with respect to the U.S. dollar. This was followed in 2013 and 2014 by a devaluation of the Peso with respect to the U.S. dollar that exceeded 30%, including a loss of approximately 24% in January 2014. In 2015, the Peso lost approximately 52% of its value with respect to the U.S. dollar, including a 10% devaluation from January 1, 2015 to September 30, 2015 and a 38% devaluation during the last quarter of the year, mainly concentrated after December 16, 2015.

        Any further devaluation could have an impact on U.S. investors by decreasing our shareholder equity expressed in U.S. dollars, for instance if net income fails to increase at a pace greater than the rate of devaluation.

Challenges in the Argentine Market

        Argentina faces a number of economic, regulatory and political challenges. After recovering from the 2001-2002 crisis, the pace of growth of Argentina's economy has diminished, inflation levels have been high and the Peso has undergone devaluation in the period 2003 to 2011. In 2012, the Argentine economy grew only slightly at 0.8% according to INDEC, as domestic investment contracted primarily as a result of a decrease in construction and capital goods imports. In 2013, the Argentine economy grew by 2.9% according to INDEC. In 2014, the Argentine economy again grew only slightly at 0.5% according to INDEC. In addition, according to INDEC, Argentina recorded inflation levels in 2012, 2013, 2014 and the nine-month period ended September 30, 2015 of 10.8%, 10.9%, 23.9% and 10.7%, respectively. However, private sector estimates in Argentina reported higher levels of inflation than those calculated by INDEC, on average reporting inflation rates in 2012, 2013, 2014 and the nine-month period ended September 30, 2015 of 25.3%, 28.0%, 38.5% and 18.6%, respectively. After several years of moderate variations in the nominal exchange rate, in 2012 the Peso lost approximately 14.4% of its value with respect to the U.S. dollar. This was followed in 2013 and 2014 by a devaluation of the Peso with respect to the U.S. dollar that exceeded 32.5% in 2013 and 31.2% in 2014, including a loss of approximately 24% in January 2014. In 2015, the Peso lost approximately 52% of its value with respect to the U.S. dollar, including a 10% devaluation from January 1, 2015 to September 30, 2015 and a 38% devaluation during the last quarter of the year, mainly concentrated after December 16, 2015.

        In addition, a series of new regulations were enacted from the beginning of 2012 until President Macri assumed office, incorporating new requirements and restrictions for financial institutions, including: (i) mandatory credit lines for productive purposes, with a maximum interest rate established by regulation; (ii) rules limiting the reference interest rate for personal loans and car loans granted to retail customers that are not considered a micro, small or medium size company; (iii) a prior authorization requirement with respect to the introduction of new fees for new products and/or services offered and to increase existing fees; (iv) rules limiting minimum rates applicable to term deposits made by individuals; (v) rules limiting the ability of financial institutions to receive remuneration or profits from any insurance product that customers are obligated to purchase as a condition for accessing financial services; and (vi) rules that reduce the positive foreign currency net global position and the positive foreign currency net global position for forward transactions of financial institutions and limit the permitted open positions for net future transactions at Mercado Abierto Electrónico S.A. (OCT - MAE) with the Central Bank, among others. On December 17, 2015, however, the limits imposed on interest rates applicable to transactions referred to in items (ii) and (iv) were eliminated and financial entities and their customers may now freely agree upon such interest rates. Also, the rules that reduced the positive foreign currency net global position and the positive foreign currency net global position for forward transactions of financial institutions indicated in item (vi) were modified and are expected to gradually enable financial institutions to increase their foreign currency positions. See "Argentine Banking Regulations—Interest Rate and Fee Regulations" and "Argentine Banking Regulations—Foreign Currency Net Global Position."

        The economic and financial environment going forward in Argentina is expected to be significantly influenced by the presidential elections held on November 22, 2015, which resulted in Mr. Mauricio Macri being elected President of Argentina. The Macri administration is expected to adjust longstanding fiscal and monetary policies that have resulted in recurrent public sector deficits, inflation and pervasive foreign exchange controls and limited foreign investment. Sustainable economic growth and improved employment in the short and medium term will depend upon the manner in which the above-mentioned issues are addressed and may develop adversely if the issues are not addressed adequately.

Recent Regulatory Changes in Argentina

        Since assuming office on December 10, 2015, the Macri administration has announced several significant economic and policy reforms, including:

  •
  INDEC reforms.  The Macri administration appointed Mr. Jorge Todesca, previously a director of a private consulting firm, as head of the INDEC. It is expected that the INDEC will implement certain methodological reforms and adjust certain macroeconomic statistics on the basis of these reforms. Despite these expected reforms, there is uncertainty as to whether official data will be sufficiently corrected and within what time period such data will be corrected, and what effect these reforms will have on the Argentine economy.

  •
  Foreign exchange reforms.  In addition, the Macri administration announced certain reforms to the foreign exchange market that are expected to provide greater flexibility and easier access to the foreign exchange market. The principal measures adopted as of the date of this prospectus include (i) the elimination of the requirement to register foreign exchange transactions in the AFIP's Exchange Transactions Consultation Program (Programa de Consulta de Operaciones Cambiarias), (ii) the elimination of the requirement to transfer the proceeds of new financial indebtedness transactions into Argentina and settle such proceeds through the MULC, (iii) the reestablishment of the US$2.0 million monthly limit per resident on the creation of offshore assets, (iv) a decrease to 0% (from 30%) of the registered, non-transferable and non-interest-bearing deposit required in connection with certain transactions involving foreign currency inflows, (v) the reduction of the required period that the proceeds of any new financial indebtedness incurred by residents, held by foreign creditors and transferred through the MULC must be kept in Argentina from 365 calendar days to 120 calendar days from the date of the transfer of the relevant amount and (vi) the elimination of the requirement of a minimum holding period (72 business hours) for purchases and subsequent sales of the securities. In addition, on December 17, 2015, because certain restrictions were lifted, the Peso devalued against the U.S. dollar. See "—Fluctuations in the value of the Peso could adversely affect the Argentine economy, and consequently our results of operations or financial condition" and "Exchange Controls."

  •
  Foreign trade reforms.  The Argentine government eliminated export duties on wheat, corn, beef and regional products, and reduced the duty on soybeans by 5% to 30%. Further, the 5% export duty on most industrial exports was eliminated. With respect to payments for imports and services to be performed abroad, the Macri administration announced the gradual elimination of amount limitations for access to the MULC for any new transactions. As of December 17, 2015, the amount limitations for such transactions are expected to gradually decrease and be eliminated in June 2016.

  •
  Infrastructure state of emergency and reforms.  The Argentine government has also declared a state of emergency with respect to the national electrical system, which will be effective until December 31, 2017. The state of emergency will allow the Argentine government to take actions designed to guarantee the supply of electricity. In addition, the Macri administration announced that it will reexamine energy subsidy policies.

        Our principal executive offices are located at Bartolomé Mitre 434, 5th floor, Buenos Aires, Argentina. Our general telephone number is +54-11-4340-3100. Our website is http://www.gruposupervielle.com.ar/ . Information contained or accessible through our website is not incorporated by reference in, and should not be considered part of, this prospectus.

        Our agent for service of process in the United States is CT Corporation System, located at 111 Eighth Avenue, New York, New York, 10011.

 THE OFFERING

Issuer	Grupo Supervielle S.A.
Selling shareholders	Julio Patricio Supervielle and Lankory International S.A. See "Major and Selling Shareholders—Selling Shareholder Information."
Shares offered in the global offering

We are offering              Class B shares of common stock, which may be represented by ADSs, representing          % of our capital stock (assuming no exercise of an option to purchase additional shares), in the international offering and in the Argentine offering.

The selling shareholders are offering Class B shares of common stock, which may be represented by ADSs, in the international offering and in the Argentine offering.
ADSs

Each ADS will represent five Class B shares. The ADSs may be evidenced by American Depositary Receipts, or ADRs. The ADSs will be issued from time to time under a deposit agreement among us, The Bank of New York Mellon, as depositary, and the registered and other holders and beneficial owners of ADSs. A separate registration statement on Form F-6 will be filed with respect to the ADSs issuable upon deposit of the Class B shares.

Listing	We expect the ADSs to trade on the NYSE, under the symbol " " and our Class B shares to be listed on the MERVAL under the symbol " ."
Global offering	The global offering consists of the international offering and the Argentine offering. The closings of the international offering and the Argentine offering are conditioned upon each other.
International offering	ADSs, each representing five Class B shares, are being offered by us and the selling shareholders through the international underwriters in the United States and in other countries outside Argentina.
Argentine offering	Concurrently with the international offering Class B shares are being offered by us and the selling shareholders through the Argentine placement agent in Argentina.
Offering price range and initial public offering price	We expect that the offering price will be between US$ and US$ per ADS and US$ and US$ per Class B share.

Share capital before and after global offering

Our share capital is divided into Class A shares of common stock, Class B shares of common stock and preferred shares. Each common share of our share capital represents the same economic interests, except that holders of our Class A shares are entitled to five votes per share and holders of our Class B shares are entitled to one vote per share. Holders of our preferred shares are entitled to a preferred dividend but they are not entitled to vote except with regard to certain matters detailed in the last paragraph of Article 244 of Argentine Law No. 19,550, as amended (the "Argentine Corporate Law"). See "Description of Bylaws and Capital Stock."

Immediately after the global offering, we will have 126,738,188 Class A shares,           Class B shares and 3,200,000 preferred shares outstanding (assuming the holder of preferred shares does not exercise her right to convert her preferred shares into Class B shares of common stock), and our controlling shareholder, Julio Patricio Supervielle, will own shares representing        % of our total capital (including 100% of the Class A shares) and        % of total voting rights (assuming the placement of all shares offered and no exercise of the option to purchase additional shares).

Use of proceeds

We estimate that the net proceeds to us from the global offering, assuming the placement of all shares offered and no exercise of the international underwriters' option to purchase additional shares (after deducting estimated underwriting fees and transaction expenses), will be approximately US$          . We intend to use the net proceeds from the global offering for the following purposes:

(i) primarily to increase the volume of assets and loans of our subsidiaries to sustain our expansion process and strengthen our position within the Argentine financial system. For example, to the extent opportunities to increase our assets and loans through acquisitions in the Argentine banking, asset management or insurance sectors arise, we may apply a portion of the net proceeds to harness those opportunities, although as of the date of this prospectus we have no current plans, arrangements or understandings to make any material acquisition; and

(ii) we intend to retain up to US$40.0 million at the holding company level to redeem or cancel at maturity each series of our outstanding notes due on or prior to January 28, 2017 issued by Grupo Supervielle in the Argentine capital markets, which have the interest rates described in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Funding—Financings—Grupo Supervielle—Global Corporate Notes." See "Use of Proceeds."

The net proceeds to the selling shareholders (after deducting estimated underwriting fees) are expected to be between approximately US$          million and US$          million. We will not receive any proceeds from the sale of Class B shares by the selling shareholders.

Option to purchase additional shares

We and Julio Patricio Supervielle, our controlling shareholder, have granted the international underwriters the right for a period of 30 days from the date of this prospectus to purchase in the aggregate up to an additional          Class B shares, to be represented by ADSs at the initial public offering price paid by investors minus any applicable discounts and commissions pursuant to their option to purchase additional shares. New shareholders will not have preemptive or accretion rights with respect to the Class B shares offered pursuant to the option to purchase additional shares.

Preemptive rights

At the shareholders' meeting held on October 7, 2015, our shareholders approved a capital increase of up to an aggregate amount of Ps.192,000,000 million to permit the issuance of the Class B shares that we will offer in the global offering and the additional Class B shares that we would offer pursuant to the international underwriters' option to purchase additional shares. Our existing shareholders have preemptive rights to subscribe all such Class B shares in a number sufficient to maintain their proportionate holdings in our total capital stock. In addition, our existing shareholders have accretion rights, which permit them to subscribe Class B shares that are not subscribed by other existing shareholders in proportion to the percentage of shares for which subscribing existing shareholders have exercised their preemptive rights. Our existing shareholders of common stock, including the selling shareholders, and the holder of preferred shares (exclusively in the case of conversion of such preferred shares into common stock), have waived the exercise of their preemptive and accretion rights relating to all Class B shares to be issued in connection with the offering and pursuant to the international underwriters' option to purchase additional shares, if any, representing 100% of the preemptive and accretion rights with respect to our capital increases. New shareholders will not have such preemptive and accretion rights in respect of this capital increase (including in respect of shares to be granted in connection with the option to purchase additional shares) but will have such rights in respect of any subsequent capital increase. We will not issue the shares representing the portion of the capital increase not sold in the global offering or the shares representing the portion of the option to purchase additional shares that we granted to the international underwriters not exercised by such international underwriters.

Voting rights

All holders of Class B shares are entitled to one vote per share. Subject to the Argentine Corporate Law, our bylaws and the terms of the deposit agreement, holders of ADSs will be entitled to instruct the depositary how to vote the number of Class B shares represented by such ADSs. Non-Argentine legal entities that own Class B shares directly are required to register in Argentina in order to exercise their voting rights. See "Description of Bylaws and Capital Stock" and "Description of American Depositary Shares."

Holders of Class A shares are entitled to five votes per share. However, holders of Class A shares are entitled to only one vote with regard to certain issues detailed in the last paragraph of Article 244 of the Argentine Corporate Law.

Holders of preferred shares do not hold voting rights except for (i) matters included in the fourth paragraph of Article 244 of the Argentine Corporate Law and (ii) in any situation in which the holders of preferred shares are delayed in receiving the benefits to which they are entitled.

See "Description of Bylaws and Capital Stock—Rights, Preferences and Restrictions of Each Class of Common Shares."
Dividends

Subject to Argentine law, foreign exchange regulations and the terms of the deposit agreement, owners of the ADSs will be entitled to receive, as from the date they become owners, dividends, if any, declared and paid on the Class B shares represented by such ADSs to the same extent as holders of the Class B shares. See "Dividends and Dividend Policy," "Risk factors—Holders of our Class B shares and the ADSs may not receive any dividends," "Argentine Banking Regulation," "Exchange Controls" and "Description of American Depositary Shares."

For 2014 and 2013, we paid dividends totaling approximately Ps.1.4 million and Ps.2.3 million to our Class A shareholders, Ps.1.3 million and Ps.2.2 million to our Class B shareholders and Ps.4.7 million and Ps.3.9 million to our holder of preferred shares, respectively.

Declaration and payment of dividends, to the extent funds are legally available, is determined by our shareholders at the annual ordinary shareholders' meeting. It is the responsibility of our Board of Directors to make a recommendation to our shareholders with respect to the amount of dividends to be distributed. The Board of Directors' recommendation will depend on a number of factors, including but not limited to, our operating results, cash flow, financial condition, capital position, legal requirements, contractual and regulatory requirements, and investment and acquisition opportunities. Our Board of Directors does not intend to recommend the distribution of material dividends for the 2015 fiscal year. However, shareholders are ultimately entitled to overrule the recommendation of the Board of Directors through the affirmative vote of the absolute majority of the present votes at an ordinary shareholders' meeting. For more information, see "Dividends and Dividend Policy."

Shareholders

The following table summarizes the percentage of our outstanding Class B shares that will be held by our existing shareholders after giving effect to the offering, assuming the placement of all shares offered, no exercise of the option to purchase additional shares and assuming full exercise of the option to purchase additional shares, respectively:

Option to purchase additional shares is
Shareholders	not exercised	exercised in full from Julio Patricio Supervielle	exercised in full from us
(Percentage of class)
Julio Patricio Supervielle
Acalar S.A.
Gabriel A. Coqueugniot
Cecilia B. Coqueugniot
Mónica I. Coqueugniot
Diana I. Coqueugniot
Lankory International S.A.

In addition, Julio Patricio Supervielle will continue to hold 100% of our Class A shares and Pilar Isabel Estela Supervielle will continue to hold 100% of our preferred shares (unless she exercises her right to convert her preferred shares into Class B shares of common stock).
Depositary	The Bank of New York Mellon.

Taxation

For a discussion of the material U.S. and Argentine tax considerations relating to an investment in our Class B shares or the ADSs, see "Taxation—Material Argentine Tax Considerations" and "Taxation—United States Federal Income Tax Considerations."

Lock-up agreements

We, our directors, the existing shareholders (severally with respect to shares owned by each of them) and the members of senior management listed in "Management and Corporate Governance—Officers" and "Management and Corporate Governance—Banco Supervielle S.A.'s Senior Management," have agreed with the international underwriters, subject to certain exceptions, not to offer, sell, contract to sell or otherwise dispose of or hedge our shares of capital stock or the ADSs or securities convertible into or exercisable or exchangeable for shares of capital stock or ADSs during the 180-day period following the date of this prospectus without the prior written consent of the representatives. See "Underwriting."

Risk factors	See "Risk Factors" beginning on page 23 and the other information included in this prospectus for a discussion of factors you should consider before deciding to invest in the ADSs.
Mandatory tender offer in the case of a change in control	Upon becoming a public company in Argentina, we will be subject to the Argentine mandatory tender offer regime relating to change of control offers.

Under this regime, investors who intend to purchase for cash, either directly or indirectly, individually or collectively, either in one transaction or in a series of successive transactions within a period of 90 consecutive days, a number of voting shares or other securities or voting rights of Grupo Supervielle, that directly or indirectly, when combined with such investor's existing holdings of our securities, may entitle such person to subscribe for or purchase, a significant holding in our voting capital stock or our votes, must launch a mandatory tender offer ("OPA").

The obligation to launch an OPA is not applicable in certain circumstances, including cases where the acquisition of the significant holding does not imply the acquisition of control over us. The regulations specify whether such investor must launch the OPA with respect to some or all of the outstanding voting shares or other securities which may, directly or indirectly, entitle holders to voting rights, according to the capital stock and voting percentage intended to be obtained. The price per share to be offered will be the fair market value of the shares as determined by the bidder, in compliance with certain criteria set forth by the CNV rules (as implemented through Resolution 622/2013, the "CNV Rules"), which may be challenged by the CNV and any offeree shareholder. See "Description of Bylaws and Capital Stock—Mandatory Tender Offer Regime."

Jurisdiction and arbitration

Pursuant to article 46 of Law No. 26.831, companies whose shares are listed on any authorized market (including the MERVAL), such as we intend our Class B shares to be, are subject to the jurisdiction of the arbitration court of such authorized market for all matters concerning such companies' relationship with shareholders and investors, without prejudice to the right of shareholders and investors to submit their claims to the courts of the City of Buenos Aires. For all matters relating to the deposit agreement and the ADSs, we will submit to the jurisdiction of the federal courts of the United States of America located in the City and County of New York, Borough of Manhattan.

        Unless otherwise indicated, all information contained in this prospectus assumes:

  •
  no exercise of the international underwriters' option to purchase up to            additional ADSs; and

  •
  the ADSs to be sold in the global offering will be sold at US$          per ADS, which is the midpoint of the range set forth on the cover page of this prospectus and the shares to be sold in the global offering will be sold at US$          per share (the per-share equivalent of the ADS price).

SUMMARY CONSOLIDATED FINANCIAL DATA

        The following tables present our summary historical consolidated financial data for each of the periods indicated. You should read this information in conjunction with our audited consolidated financial statements and related notes beginning on page F-1, and the information under "Presentation of Financial and Other Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

        We have derived our summary consolidated financial data as of September 30, 2015 and for the nine-month periods ended September 30, 2015 and 2014 from our unaudited interim consolidated financial statements included in this prospectus. Our financial condition and results of operations as of and for the nine-month period ended September 30, 2015 may not be indicative of our financial condition and results of operations at any other date or for any other period. We have derived our summary consolidated financial data as of December 31, 2014 and 2013 and for the three years ended December 31, 2014 from our audited consolidated financial statements included in this prospectus. We have derived our summary consolidated financial data as of December 31, 2012, 2011 and 2010 and for the two years ended December 31, 2011 from our audited consolidated financial statements not included in this prospectus.

        Solely for convenience, Peso amounts as of and for the nine-month period ended September 30, 2015 and as of and for the year ended December 31, 2014 have been translated into U.S. dollars. The rate used to translate such amounts (i) as of September 30, 2015 was Ps.9.4192 to US$1.00, which was the reference exchange rate reported by the Central Bank for U.S. dollars and (ii) as of December 31, 2014 was Ps.8.5520 to US$1.00, which was the reference exchange rate reported by the Central Bank for U.S. dollars.

	Grupo Supervielle S.A.
	Nine-month period ended September 30,						Year ended December 31,
	2015		2015		2014		2014		2014		2013		2012		2011		2010
	(in thousands of Pesos or U.S. dollars, as indicated, except for ratios)
Consolidated Income Statement Data
Argentine Banking GAAP:
Financial income(1)	US$	494,592	Ps.	4,658,655	Ps.	3,467,172	US$	555,584	Ps.	4,751,352	Ps.	3,045,380	Ps.	2,210,340	Ps.	1,453,929	Ps.	923,852
Financial expenses(2)		(252,663)		(2,379,883)		(1,704,913)		(288,181)		(2,464,526)		(1,303,916)		(818,335)		(581,667)		(337,526)

Gross financial margin		241,929		2,278,772		1,762,259		267,403		2,286,826		1,741,464		1,392,005		872,262		586,326
Loan loss provisions		(37,795)		(355,994)		(270,402)		(41,687)		(356,509)		(350,535)		(209,798)		(99,079)		(67,827)
Services fee income		211,408		1,991,297		1,530,642		252,902		2,162,820		1,765,659		1,289,651		860,847		608,214
Services fee expenses		(58,192)		(548,126)		(409,550)		(71,368)		(610,341)		(421,587)		(254,674)		(161,362)		(104,161)
Income from insurance activities		12,096		113,937		—		995		8,513		—		—		—		—
Administrative expenses		(325,416)		(3,065,154)		(2,222,190)		(352,414)		(3,013,842)		(2,287,201)		(1,807,734)		(1,273,032)		(873,111)

Income from financial transactions		44,030		414,732		390,759		55,831		477,467		447,800		409,450		199,636		149,441
Miscellaneous income		22,867		215,387		127,898		22,218		190,005		129,245		72,517		54,182		49,928
Miscellaneous losses		(16,596)		(156,317)		(76,347)		(10,730)		(91,761)		(95,734)		(71,086)		(61,295)		(54,164)
Non-controlling interests result		(1,018)		(9,585)		(9,910)		(1,603)		(13,707)		(10,556)		(9,566)		(5,244)		(11,747)

Income before income tax		49,283		464,217		432,400		65,716		562,004		470,755		401,315		187,279		133,458
Income tax		(15,950)		(150,234)		(151,294)		(23,279)		(199,084)		(97,765)		(75,110)		(43,686)		(40,749)

Net income for the fiscal period		33,333		313,983		281,106		42,437		362,920		372,990		326,205		143,593		92,709

U.S. GAAP:
Net income		N/A		N/A		N/A		34,000		290,767		382,896		N/A		N/A		N/A

	Grupo Supervielle S.A.
	As of September 30,						As of December 31,
	2015		2015		2014		2014		2014		2013		2012		2011		2010
	(in thousands of Pesos or U.S. dollars, as indicated except for ratios and operating data)
Consolidated Balance Sheet Data
Argentine Banking GAAP:
Assets
Cash and due from banks	US$	408,266	Ps.	3,845,540	Ps.	3,029,749	US$	426,694	Ps.	3,649,084	Ps.	2,662,592	Ps.	2,177,218	Ps.	1,230,373	Ps.	1,017,203
Government and corporate securities		124,234		1,170,181		1,353,944		117,877		1,008,080		483,990		229,777		336,989		426,148
Loans:		1,956,134		18,425,216		13,508,367		1,706,803		14,596,580		11,292,289		7,374,673		6,287,984		4,421,273
to the non-financial public sector		897		8,451		12,759		1,481		12,666		15,699		18,183		19,773		16,765
to the financial sector		358		3,373		7,541		411		3,514		36,029		63,200		54,482		67,530
To the non-financial private sector and foreign residents:
Overdrafts		172,628		1,626,021		905,844		116,146		993,284		679,085		488,229		543,148		389,611
Promissory Notes(3)		578,675		5,450,657		4,894,822		652,912		5,583,705		4,472,631		3,181,314		2,574,592		1,950,699
Mortgage loans		5,862		55,215		70,287		8,133		69,554		83,660		36,247		53,197		41,000
Automobile and other secured loans		12,822		120,770		167,268		19,715		168,603		225,901		219,948		197,501		86,122
Personal loans		624,771		5,884,839		3,983,359		424,677		3,631,840		2,970,622		1,509,756		1,246,834		910,535
Credit card loans		502,940		4,737,289		3,042,827		431,283		3,688,328		2,410,111		1,719,422		1,150,316		424,798
Other		96,044		904,656		790,627		92,749		793,192		684,219		379,876		609,906		632,123
Accrued Interest, adjustments and exchange rate differences receivable		38,362		361,342		289,136		41,843		357,844		257,689		155,074		120,478		64,130
Documented interest		(20,523)		(193,306)		(240,504)		(33,630)		(287,605)		(200,345)		(110,365)		(114,939)		(59,582)
Other unapplied charges		(44)		(415)		(1,273)		(155)		(1,322)		(1,012)		(753)		(356)		(946)
Allowances		(56,658)		(533,676)		(414,326)		(48,763)		(417,023)		(342,000)		(285,458)		(166,948)		(101,512)
Other receivables from financial transactions		234,750		2,211,157		1,902,039		264,688		2,263,612		1,742,721		1,737,001		1,044,621		694,614
Receivables from financial leases		104,451		983,846		587,667		68,270		583,846		511,880		594,338		419,511		311,907
Other assets		150,387		1,416,530		836,865		133,301		1,139,992		724,659		578,562		567,332		388,633

Total assets		2,978,222		28,052,470		21,218,631		2,717,633		23,241,194		17,418,131		12,691,569 (5)		9,886,810		7,259,778

Average Assets(4)		2,722,613		25,644,837		19,237,782		2,346,354		20,066,019		14,645,841		11,139,240		8,711,384		6,176,566

	Grupo Supervielle S.A.
	As of September 30,						As of December 31,
	2015		2015		2014		2014		2014		2013		2012		2011		2010
	(in thousands of Pesos or U.S. dollars, as indicated except for ratios and operating data)
Liabilities and shareholders' equity
Deposits:	US$	2,192,483	Ps.	20,651,447	Ps.	15,159,100	US$	1,975,296	Ps.	16,892,730	Ps.	12,819,178	Ps.	9,301,705	Ps.	7,238,467	Ps.	5,631,210
Non-financial public sector		99,124		933,669		1,784,716		168,558		1,441,506		1,018,547		701,964		834,098		872,191
Financial sector		19,737		185,911		148,725		17,635		150,817		100,973		65,302		8,621		40,719
Non-financial private sector and foreign residents		2,073,622		19,531,867		13,225,659		1,789,103		15,300,407		11,699,658		8,534,439		6,395,748		4,718,300
Checking accounts		314,384		2,961,249		2,204,697		306,601		2,622,055		2,034,593		1,602,976		1,182,695		958,677
Savings accounts		676,726		6,374,222		4,057,916		625,888		5,352,593		3,640,102		2,567,532		1,999,536		1,631,765
Time deposits		978,274		9,214,559		6,337,588		777,714		6,651,006		5,426,409		3,978,430		2,832,558		1,953,893
Investment accounts		31,665		298,261		101,850		8,858		75,750		144,100		40,655		171,260		29,300
Other		72,573		683,576		523,608		70,042		599,003		454,454		344,846		209,699		144,665
Other liabilities from financial transactions and other miscellaneous liabilities		565,133		5,323,103		4,382,489		536,334		4,586,728		3,204,585		2,370,379		1,949,509		1,132,536
Non-controlling interests		6,830		64,336		51,870		6,402		54,750		41,960		31,395		21,784		18,046

Total liabilities		2,764,446		26,038,886		19,593,459		2,518,032		21,534,208		16,065,723		11,703,479		9,209,760		6,781,792

Average Liabilities(4)		2,509,397		23,636,515		17,683,758		2,159,077		18,464,430		14,433,187		10,279,628		8,141,024		5,772,242
Shareholders' equity		213,776		2,013,584		1,625,172		199,601		1,706,986		1,352,408		988,091		677,050		477,986

Total liabilities and shareholders' equity		2,978,222		28,052,470		21,218,631		2,717,633		23,241,194		17,418,131		12,691,569		9,886,810		7,259,778

Average shareholders' equity(4)		213,216		2,008,322		1,554,024		187,277		1,601,589		1,212,654		859,612		570,381		404,324
U.S. GAAP:
Total assets		N/A		N/A		N/A		3,059,713		26,166,663		19,531,312		N/A		N/A		N/A
Total liabilities		N/A		N/A		N/A		2,888,817		24,705,166		18,323,770		N/A		N/A		N/A
Total shareholders' equity		N/A		N/A		N/A		170,895		1,461,497		1,207,542		N/A		N/A		N/A

(1)
Includes gains related to non-deliverable forward ("NDF") hedging transactions, which totaled Ps. 4.7 million and Ps. 6.6 million as of September 30, 2015 and 2014, respectively, and Ps.0, Ps.86.9 million, Ps.3.4 million, Ps.0 and Ps.0 as of December 31, 2014, 2013, 2012, 2011 and 2010, respectively.

(2)
Includes expenses related to NDF hedging transactions, which totaled Ps. 3.8 million and Ps. 7.2 million as of September 30, 2015 and 2014, respectively, and Ps.96.2, Ps.0, Ps.0, Ps.6.5 million and Ps. 17.8 million as of December 31, 2014, 2013, 2012, 2011 and 2010, respectively.

(3)
Consists of unsecured checks and accounts receivable deriving from factoring transactions, and unsecured corporate loans which totaled Ps.1.7 billion and Ps.1.1 billion as of September 30, 2015 and 2014, respectively, and Ps.1,547.5 million, Ps.979.9 million, Ps.663.7 million, Ps.479.9 million and Ps.234.1 million as of December 31, 2014, 2013, 2012, 2011 and 2010, respectively.

(4)
Calculated on a daily basis.

(5)
The increases in net income for the fiscal year and total assets from 2011 to 2012 reflect the acquisition of CCF.

	Grupo Supervielle S.A.
	Nine-month Period ended September 30,		Year ended December 31,
	2015	2014	2014	2013	2012		2011	2010
Selected Consolidated Ratios:
Argentine Banking GAAP:
Net interest margin(1)	18.6%	17.6%	17.4%	16.4%	17.3%		13.5%	13.1%
Fee income ratio(2)	38.8%	38.9%	40.4%	43.6%	42.6%		44.5%	46.2%
Efficiency ratio(3)	79.9%	77.1%	78.3%	74.1%	74.5%		81.0%	80.1%
Fee income as a percentage of administrative expense	47.1%	50.5%	51.5%	58.8%	57.3%		54.9%	57.7%
Return on average equity(4)	20.8%	24.1%	22.7%	30.8%	37.9%		25.2%	23.2%
Return on average assets(5)	1.6%	1.9%	1.8%	2.5%	2.9%		1.6%	1.5%
Basic earnings per share (in Pesos)(6)	2.53	2.29	2.92	3.00	2.61		1.22	0.84
Diluted earnings per share (in Pesos)	2.53	2.29	2.92	3.00	2.61		1.12	0.82
Basic earnings per share (in US$)	0.27	0.27	0.34	0.46	0.53		0.28	0.21
Diluted earnings per share (in US$)	0.27	0.27	0.34	0.46	0.53		0.26	0.21
Tangible equity ratio(7)	6.4%	6.8%	6.5%	6.7%	6.4%		5.1%	5.5%
Liquidity
Loans as a percentage of total deposits(8)	98.6%	98.0%	94.9%	96.8%	89.8%		95.7%	86.6%
Loans as a percentage of total assets(8)	72.6%	70.0%	69.0%	71.2%	65.8%		70.0%	67.2%
Liquid assets as a percentage of total deposits(9)	24.3%	28.9%	27.6%	24.5%	25.9%		21.6%	25.5%
Extended liquid assets as a percentage of total deposits(10)	41.6%	48.8%	46.0%	48.2%	51.3%		47.1%	51.1%
Capital
Total equity as a percentage of total assets	7.2%	7.7%	7.3%	7.8%	7.8%		6.8%	6.6%
Average equity as a percentage of average assets	7.8%	8.1%	8.0%	8.3%	7.7%		6.5%	6.5%
Total liabilities as a multiple of total shareholders' equity	12.9	12.1	12.6	11.9	11.8		13.6	14.2
Regulatory capital/credit risk weighted assets(11)	11.8%	13.2%	12.8%	12.9%	12.8%		11.2%	15.8%
Regulatory capital/ risk weighted assets(12)	8.5%	9.1%	8.9%	9.0%	N/A		N/A	N/A
Asset Quality
Non-performing loans as a percentage of total loans(13)	3.2%	3.3%	3.0%	3.0%	4.2	%(14)	2.4%	1.9%
Allowances as a percentage of total loans	2.7%	2.9%	2.7%	2.9%	3.5%		2.5%	2.3%
Allowances as a percentage of non-performing loans(13)	86.1%	88.8%	88.9%	94.0%	84.7	%(15)	107.7%	117.7%
Other Data
Dividends paid to the common shares (Ps.million)	2.7	4.5	2.7	4.5	5.5		24.4	6.9
Dividends paid to the preferred shares (Ps.million)	4.7	3.9	4.7	3.9	3.2		—	—
Dividends per common share (Ps.)	0.02	0.04	0.02	0.04	0.04		0.20	0.06
Dividends per preferred share (Ps.)	2.9	2.4	2.9	2.4	2.0		—	—
Employees	4,714	4,576	4,579	4,570	4,584		4,407	3,423
Branches and sales points	326	338	322	353	357		356	261
ATMs and self-service terminals	650	627	632	588	532		398	288

(1)
Net interest income divided by average interest-earning assets.

(2)
Net services fee income divided by the sum of gross financial margin and net services fee income.

(3)
Administrative expenses divided by the sum of gross financial margin, services fee income and expenses and income from insurance activities.

(4)
Net income divided by average shareholders' equity, calculated on a daily basis and measured in local currency. Amounts for the nine-month periods ended September 30, 2015 and 2014 have been annualized by multiplying net income for the period by 4/3.

(5)
Net income divided by average assets, calculated on a daily basis and measured in local currency. Amounts for the nine-month periods ended September 30, 2015 and 2014 have been annualized by multiplying net income for the period by 4/3.

(6)
Basic earnings per share (in Pesos) are based upon the weighted average of Grupo Supervielle's outstanding shares, which were Ps. 122.9 million for September 30, 2015, Ps.122.9 million for September 30, 2014, Ps.122.9 million for December 31, 2014, Ps.122.9 million for December 31, 2013, Ps.123 million for December 31, 2012, Ps.117 million for December 31, 2011 and Ps.110.0 million for December 31, 2010.

(7)
(Total equity–Intangible assets)/(Total assets–Intangible assets). Intangible assets as of as of September 30, 2015, December 31, 2014, 2013, 2012, 2011 and 2010 amounted to Ps.225.7 million, Ps.216 million, Ps.197 million, Ps.191 million, Ps.181 million and Ps.80 million, respectively.

(8)
Loans include loans, receivables from financial leases and other receivables from financial transactions covered by the Central Bank's debtor classification regulations.

(9)
Liquid assets include cash and securities issued by the Central Bank (LEBACs and NOBACs).

(10)
Extended liquid assets include cash, securities issued by the Central Bank (LEBACs and NOBACs) and as of September 30, 2015 and 2014 95.4% and 79.4%, respectively, and as of December 31, 2014, 2013, 2012, 2011 and 2010 77%, 87%, 91%, 88% and 84%, respectively, of our promissory notes loan portfolio (promissory notes excluding corporate unsecured loans) which has a final maturity of 90 days.

(11)
Regulatory capital divided by credit risk weighted assets. Credit risk weighted assets are calculated applying the applicable risk weights to our assets following Central Bank regulations and do not include operational and market risk. This ratio applies only to the Bank and CCF on a consolidated basis.

(12)
Regulatory capital divided by risk weighted assets taking into account operational and market risk since 2013. This ratio applies only to the Bank and CCF on a consolidated basis.

(13)
Non-performing loans include all principal amounts of loans to borrowers classified as "3-with problems/medium risk," "4-high risk of insolvency/high risk," "5-uncollectible" and "6-uncollectible, classified as such under regulatory requirements" under the Central Bank loan classification system. See "Selected Statistical Information—Loans and Financings—Portfolio Classification."

(14)
The increase in non-performing loans as a percentage of total loans from 2011 to 2012 is mainly a result of the acquisition of CCF, which had a portfolio with a different risk profile than that of the Bank. Additionally, there was an increase in the Bank's non-performing loans in 2012.

(15)
The decrease in allowances as a percentage of non-performing loans from 2011 to 2012 is mainly a result of the acquisition of CCF, which provided for fewer allowances than the Bank and held a loan portfolio with a different risk profile than that of the Bank.

RISK FACTORS

        You should carefully consider the risks described below, as well as the other information in this prospectus before deciding to purchase any Class B shares or ADSs. Our business, results of operations, financial condition or prospects could be materially and adversely affected if any of these risks occurs, and as a result, the market price of our Class B shares and the ADSs could decline and you could lose all or part of your investment. In general, investors take more risk when they invest in the securities of issuers in emerging markets such as Argentina than when they invest in the securities of issuers in the United States and other more developed markets. The risks described below are those known to us and that we currently believe may materially affect us.

Risks Relating To Argentina

        Substantially all of our operations, property and customers are located in Argentina. As a result, the quality of our assets, our financial condition and the results of our operations are dependent upon the macroeconomic, regulatory, social and political conditions prevailing in Argentina from time to time. These conditions include growth rates, inflation rates, exchange rates, taxes, foreign exchange controls, changes to interest rates, changes to government policies, social instability, and other political, economic or international developments either taking place in, or otherwise affecting, Argentina.

Economic and political instability in Argentina may adversely and materially affect our business, results of operations and financial condition.

        The Argentine economy has experienced significant volatility in recent decades, characterized by periods of low or negative growth, high levels of inflation and currency devaluation. As a consequence, our business and operations have been, and could in the future be, affected from time to time to varying degrees by economic and political developments and other material events affecting the Argentine economy, such as: inflation; price controls; foreign exchange controls; fluctuations in foreign currency exchange rates and interest rates; governmental policies regarding spending and investment, national, provincial or municipal tax increases and other initiatives increasing government involvement with economic activity; civil unrest and local security concerns. You should make your own investigation into Argentina's economy and its prevailing conditions before making an investment in us.

        During 2001 and 2002, Argentina went through a period of severe political, economic and social crisis. Among other consequences, the crisis resulted in Argentina defaulting on its foreign debt obligations, introducing emergency measures and numerous changes in economic policies that affected utilities, financial institutions, and many other sectors of the economy. Argentina also suffered a significant real devaluation of the Peso, which in turn caused numerous Argentine private sector debtors with foreign currency exposure to default on their outstanding debt. Following that crisis, Argentina substantially increased its real GDP, growing 9.2% in 2005, 8.4% in 2006 and 8.0% in 2007. During 2008 and 2009, however, the Argentine economy suffered a slowdown attributed to local and external factors, including an extended drought affecting agricultural activities, and the effects of the global economic crisis. Real GDP growth recovered in 2010 and 2011, with GDP increasing to 9.5% and 8.4%, respectively. However, GDP growth slowed to 0.8% in 2012 and then grew by 2.9% in 2013. In 2014, the INDEC, which is the only institution in Argentina with the statutory authority to produce official nationwide statistics, reported 0.5% growth in real GDP. According to figures published by the INDEC, GDP for the first two quarters of 2015 increased 1.1% and 2.3%, respectively, compared to the same periods in 2014.

        Argentina has confronted inflationary pressures since 2007, evidenced by significantly higher fuel, energy and food prices, among other indicators. According to inflation data published by the INDEC, from 2010 to 2014, the Argentine CPI as well as the WPI increased significantly. See "—If the high levels of inflation continue, the Argentine economy and our financial position and business could be adversely affected."

        However, since 2007, the INDEC has experienced a process of institutional and methodological reforms that have given rise to controversy with respect to the reliability of the information that it produces including inflation, GDP and unemployment data. Reports published by the International Monetary Fund ("IMF") state that their staff uses alternative measures of inflation for macroeconomic surveillance, including data produced by private sources, which have shown inflation rates considerably higher than those published by the INDEC since 2007. The IMF has also censured Argentina for failing to make sufficient progress, as required under the Articles of Agreement of the IMF, in adopting remedial measures to address the quality of official data, including inflation and GDP data. In February 2014, the INDEC released a new inflation index, known as National Urban Consumer Price Index ("Indice de Precios al Consumidor Nacional Urbano") that measures prices on goods across the country and replaces the previous index that only measured inflation in the urban sprawl of the City of Buenos Aires. Even though the new methodology brought inflation statistics closer to those estimated by private sources, there are still differences between official inflation data and private estimates.

        Presidential and Congressional elections in Argentina took place on October 25, 2015, and a runoff election (ballotage) between the two leading Presidential candidates was held on November 22, 2015, which resulted in Mr. Mauricio Macri being elected President of Argentina. The Macri administration assumed office on December 10, 2015.

        Since assuming office on December 10, 2015, the Macri administration has announced several significant economic and policy reforms, including:

  •
  INDEC reforms.  The Macri administration appointed Mr. Jorge Todesca, previously a director of a private consulting firm, as head of the INDEC. It is expected that the INDEC will implement certain methodological reforms and adjust certain macroeconomic statistics on the basis of these reforms. Despite these expected reforms, there is uncertainty as to whether official data will be sufficiently corrected and within what time period such data will be corrected, and what effect these reforms will have on the Argentine economy.

  •
  Foreign exchange reforms.  In addition, the Macri administration announced certain reforms to the foreign exchange market that are expected to provide greater flexibility and easier access to the foreign exchange market. The principal measures adopted as of the date of this prospectus include (i) the elimination of the requirement to register foreign exchange transactions in the AFIP's Exchange Transactions Consultation Program, (ii) the elimination of the requirement to transfer the proceeds of new financial indebtedness transactions into Argentina and settle such proceeds through the MULC, (iii) the reestablishment of the US$2.0 million monthly limit per resident on the creation of offshore assets, (iv) a decrease to 0% (from 30%) of the registered, non-transferable and non-interest-bearing deposit required in connection with certain transactions involving foreign currency inflows, (v) the reduction of the required period that the proceeds of any new financial indebtedness incurred by residents, held by foreign creditors and transferred through the MULC must be kept in Argentina from 365 calendar days to 120 calendar days from the date of the transfer of the relevant amount and (vi) the elimination of the requirement of a minimum holding period (72 business hours) for purchases and subsequent sales of the securities. In addition, on December 17, 2015, because certain restrictions were lifted, the Peso devalued against the U.S. dollar. See "—Fluctuations in the value of the Peso could adversely affect the Argentine economy, and consequently our results of operations or financial condition" and "Exchange Controls."

  •
  Foreign trade reforms.  The Argentine government eliminated export duties on wheat, corn, beef and regional products, and reduced the duty on soybeans by 5% to 30%. Further, the 5% export duty on most industrial exports was eliminated. With respect to payments for imports and services to be performed abroad, the Macri administration announced the gradual elimination of amount limitations for access to the MULC for any new transactions. As of December 17, 2015, the amount limitations for such transactions are expected to gradually decrease and be eliminated in June 2016.

  •
  Infrastructure state of emergency and reforms.  The Argentine government has also declared a state of emergency with respect to the national electrical system, which will be effective until December 31, 2017. The state of emergency will allow the Argentine government to take actions designed to guarantee the supply of electricity. In addition, the Macri administration announced that it will reexamine energy subsidy policies.

        As of the date of this prospectus, the impact that these measures and any future measures taken by the new administration will have on the Argentine economy as a whole and the financial sector in particular cannot be predicted. We believe that the effect of the planned liberalization of the economy will be positive for our business by stimulating economic activity but it is not possible to predict such effect with certainty and such liberalization could also be disruptive to the economy and fail to benefit or harm our business. In addition, there is uncertainty as to which measures announced during the Presidential campaign the Macri administration will be taken and when. In particular, we cannot predict how the Macri administration will address certain other political and economic issues that were central during the presidential election campaign, such as the financing of public expenditures, public service subsidies and tax reforms, or the impact that any measures related to these issues that are implemented by the Macri administration will have on the Argentine economy as a whole. In addition, political parties opposed to the Macri administration retained a majority of the seats in the Argentine Congress in the recent elections, which will require the Macri administration to seek political support from the opposition for its economic proposals and creates further uncertainty in the ability of the Macri administration to pass any measure which it may expect to implement. Political uncertainty in Argentina relating to the measures to be taken by the Macri administration in respect of the Argentine economy could lead to volatility in the market prices of securities of Argentine companies, including in particular companies in the financial sector, such as ours, given the high degree of regulatory oversight and involvement in this sector.

        Inflation, any decline in GDP and/or other future economic, social and political developments in Argentina, over which we have no control, may adversely affect our financial condition or results of operations.

Argentina's economy has undergone a significant slowdown, and any further decline in Argentina's rate of economic growth could adversely affect our business, financial condition and results of operations.

        After recovering significantly from the 2001-2002 crisis, the pace of growth of Argentina's economy diminished, suggesting uncertainty as to whether the growth experienced between 2003 and 2011 was sustainable. Economic growth was initially fueled by a significant devaluation of the Peso, the availability of excess production capacity resulting from a long period of deep recession and high commodity prices. In spite of the growth following the 2001-2002 crisis, the economy has suffered a sustained erosion of direct investment and capital investment. The global economic crisis of 2008 led to a sudden economic decline in Argentina during 2009, accompanied by inflationary pressures, depreciation of the Peso and a drop in consumer and investor confidence.

        Economic conditions in Argentina from 2012 to 2015 included increased inflation, continued demand for wage increases, a rising fiscal deficit and limitations on Argentina's ability to service its restructured debt in accordance with its terms due to its ongoing litigation with holdout creditors. In addition, beginning in the second half of 2011, an increase in local demand for foreign currency caused the Argentine government to strengthen its foreign exchange controls. During 2013, 2014 and the nine-month period ended September 30, 2015, foreign exchange restrictions tightened and the government imposed price controls on certain goods and services to control inflation. The Macri administration has stated its intention to keep these price controls in effect, but as of the date of this prospectus, there is uncertainty regarding specifically how the Macri administration will maintain such controls.

        A decline in international demand for Argentine products, a lack of stability and competitiveness of the Peso against other currencies, a decline in confidence among consumers and foreign and domestic investors, a higher rate of inflation and future political uncertainties, among other factors, may affect the development of the Argentine economy, which could lead to reduced demand for our services and adversely affect our business, financial condition and results of operations.

If the high levels of inflation continue, the Argentine economy and our financial position and business could be adversely affected.

        Argentina has confronted inflationary pressures since 2007. According to INDEC data, the CPI grew 10.9% in 2010, 9.5% in 2011, 10.8% in 2012, 10.9% in 2013, 23.9% in 2014 and 10.7% in the nine-month period ended September 30, 2015. The WPI increased 14.6% in 2010, 12.7% in 2011, 13.1% in 2012, 14.8% in 2013, 28.3% in 2014 and 9.6% in the nine-month period ended September 30, 2015. In the past, inflation has materially undermined the Argentine economy and the government's ability to generate conditions that fostered economic growth. In addition, high inflation or a high level of volatility with respect to the same may materially and adversely affect the business volume of the financial system and prevent the growth of intermediation activity levels. This result, in turn, could adversely affect the level of economic activity and employment.

        A high inflation rate also affects Argentina's competitiveness abroad, real salaries, employment, consumption and interest rates. A high level of uncertainty with regard to these economic variables, and a general lack of stability in terms of inflation, could lead to shortened contractual terms and affect the ability to plan and make decisions. This may have a negative impact on economic activity and on the income of consumers and their purchasing power, all of which could materially and adversely affect our financial position, results of operations and business.

        In addition to the above, the accuracy of the measurements of the INDEC is in doubt, and both the previous and current actual consumer and wholesale price indices may be significantly higher than those indicated by INDEC. See "—Economic and political instability in Argentina may adversely and materially affect our business, results of operations and financial condition."

        While controversy remains as to the reliability of the official data, since 2007 inflation in Argentina has contributed to a material increase in our costs of operation, in particular labor costs, and negatively impacted our results of operations and financial condition.

        Inflation rates could escalate in the future, and there is uncertainty regarding the effects that the measures adopted, or that may be adopted in the future, by the Argentine government to control inflation may have. See "—Government intervention in the Argentine economy could adversely affect our results of operations or financial condition."

A lack of financing for Argentine companies, whether due to market forces, government regulation or the unresolved holdouts litigation, may negatively impact our financial condition or cash flows.

        Due to market forces, government regulation or the unresolved holdouts litigation, among other reasons, the prospects for Argentine companies of accessing financial markets might be limited in terms of the amount of financing available, and the conditions and cost of such financing.

        In 2005, Argentina successfully completed the restructuring of a substantial portion of its bond indebtedness and settled all of its debt with the IMF. Additionally, in June 2010, Argentina completed the renegotiation of approximately 70% of defaulted bonds that were not swapped in 2005. As a result of the 2005 and 2010 debt swaps, over 91% of Argentina's bond indebtedness on which Argentina defaulted in 2002 has now been restructured.

        Certain bondholders did not participate in the restructuring and instead sued Argentina for payment ("Holdout Bondholders"). In late October 2012, the United States Court of Appeals for the Second Circuit rejected an appeal by Argentina concerning payments allegedly due on bonds that had not been the subject of the swaps in 2005 and 2010. On November 21, 2012, the United States District Court for the Southern District of New York ordered Argentina to make a deposit of US$1.33 billion for payment to the Holdout Bondholders. Argentina appealed the District Court's November 21 order to the Second Circuit Court of Appeals, which granted Argentina's request for a stay of the order. On March 19, 2013, Argentina submitted to the Second Circuit a proposed payment plan for Holdout Bondholders. That proposal was rejected by the plaintiff Holdout Bondholders on April 19, 2013. On August 30, 2013, the Second Circuit Court of Appeals affirmed the District Court's November 21, 2012 order, but stayed its decision pending an appeal to the Supreme Court of the United States.

        On September 3, 2013, the District Court granted plaintiff Holdout Bondholders' requests for discovery from Argentina and certain financial institutions concerning, among other things, Argentina's assets. In January of 2014, the U.S. Supreme Court agreed to hear the appeal filed by Argentina regarding the extent of discovery permitted concerning its assets, but eventually ruled on June 16, 2014 that the District Court had the authority to allow creditors of Argentine debt to seek discovery about all of Argentina's assets worldwide. On August 13, 2015, the District Court issued an order stating that Argentina failed to comply with the discovery order as it relates to the assets of Argentina and held that any property of Argentina in the United States except diplomatic or military property is deemed to be used for commercial activity. As of the date of this prospectus, the District Court is considering plaintiffs' motions claiming that Argentina waived its privileges and must turn over certain additional information in the discovery process.

        Additionally, on June 16, 2014, the U.S. Supreme Court denied Argentina's appeal for certiorari of the Second Circuit Court of Appeals' ruling affirming the District Court judgment, which held that Argentina had violated the pari passu clause with respect to the bondholders that had not participated in the sovereign debt swaps in 2005 and 2010, and as a consequence was required pursuant to the judge's ruling to pay 100% of the amounts due to the plaintiffs together with the payment of the amounts due on the next maturity date to bondholders who had participated in the debt swaps (ratable payment). With the appeals of the District Court's order exhausted, the Second Circuit Court of Appeals on June 18, 2014 lifted its stay of that order. On June 23, 2014, Argentina requested that Judge Griesa of the District Court issue a new stay to allow for a reasonable period of negotiations to settle the dispute with the plaintiffs.

        On June 26, 2014, Argentina proceeded to deposit the amount applicable to the payment of service of principal and interest that matured on June 30, 2014 due to holders of restructured bonds under foreign law who had voluntarily agreed to the debt swaps during the period 2005-2010, which was equivalent to US$832 million, of which US$539 million was deposited in accounts of The Bank of New York Mellon ("BONY"), as trustee, in the Central Bank of Argentina. On that same date, Judge Griesa rejected the request for a stay made by Argentina on June 23, 2014.

        On June 27, 2014, in a hearing in the District Court, Judge Griesa ruled that the aforementioned funds should not be delivered to the holders of restructured debt in the absence of a prior agreement with the Holdout Bondholders. As of the date hereof, the parties have not arrived at an agreement and BONY has invoked the decision of the District Court judge to not deliver the funds deposited by Argentina to the holders of restructured bonds under foreign law. Argentina has asserted that it has complied with its obligation to the holders of the restructured bonds by making said deposit, and that BONY, as indenture trustee, has the obligation to deliver those funds to their beneficiaries.

        Mandated negotiations between Argentina and the litigating bondholders ended on July 30, 2014 without reaching an agreement, which resulted in payment on a portion of Argentina's sovereign debt being prevented, upon which Standard & Poor's cut its credit rating on Argentina's foreign currency sovereign debt to "selective default."

        On September 11, 2014, Argentina promulgated Law No. 26,984 concerning sovereign payment, which provides for various mechanisms to pay 100% of the outstanding creditors under the terms of the 2005 and 2010 debt swaps, authorizing for that purpose, among other things, the Minister of Economy and Public Finance to replace BONY as the indenture trustee with Nación Fideicomisos S.A. and to provide for a voluntary exchange of the outstanding bonds for new bonds that would have identical financial terms but be governed by Argentine law and subject to Argentine jurisdiction.

        On September 29, 2014, the District Court judge declared Argentina in contempt of court but did not impose sanctions on the country. On October 3, 2014, the District Court judge ordered Argentina to repair its relations with BONY, remove Nación Fideicomisos as indenture trustee for the restructured debt and resolve the situation with the Holdout Bondholder plaintiffs. On October 22, 2014, the Second Circuit Court of Appeals dismissed for lack of jurisdiction Argentina's appeal with respect to the freezing of the funds deposited with BONY.

        On October 28, 2014, the District Court judge rejected a motion to attach the funds deposited by Argentina and frozen at BONY.

        On May 11, 2015, the plaintiffs that obtained pari passu injunctions asked the U.S. district court to amend their complaints to include claims alleging that Argentina's issuance and servicing of its 2024 dollar-denominated bonds, and its external indebtedness in general, would violate the pari passu clause.

        On June 5, 2015, the Second Circuit granted partial summary judgment to a group of "me-too" plaintiffs in 36 separate lawsuits, finding that, consistent with the previous ruling of such court, Argentina violated a pari passu clause in bonds issued to the "me-too" bondholders. The decision obligates Argentina to pay the plaintiffs $5.4 billion before it can make payments on restructured debt. On October 30, 2015, the District Court ordered that Argentina specifically perform its payment obligations to the plaintiffs any time it makes, or attempts to make, payments on the bonds. Argentina appealed the decision on November 10, 2015.

        At the request of Citibank, as trustee and agent, on three occasions, the District Court judge has authorized the payment of U.S. dollar-denominated bonds under Argentine law to the extent that payments have become due, deferring a definitive decision on this question. However, the District Court judge, on March 12, 2015, entered an order in which he finally determined that the Argentine Law Bonds constitute external indebtedness, rank equally (pari passu) with the bonds issued under the 1994 FAA, and, therefore, are covered by the amended injunction dated November 21, 2012.

        After the pari passu injunction became effective, litigation continued regarding Argentina's efforts to make payments to exchange bondholders. These payments have been made, however the chain of payments has been interrupted as a consequence of judicial orders, and various exchange bondholders have sought release of such funds through litigation before the District Court and in various jurisdictions. As of the date hereof, litigation initiated by the Holdout Bondholders seeking payments from Argentina continues in the U.S. and in courts in other jurisdictions. The consequences of potentially inconsistent rulings from different courts are unclear.

        The actions initiated by the Holdout Bondholders against Argentina could result in attachments or preliminary injunctions of assets belonging to, or alleged to belong to Argentina.

        Although Argentina settled all of its outstanding debt with the IMF in 2006 and reached an agreement with Paris Club in 2014, the default with some of its foreign creditor described above, the global economic crisis that started in the fourth quarter of 2008, the resulting international stock market crash and the insolvency of major financial institutions toward the end of 2008, have generally limited the ability of Argentine companies to access international financial markets as they had in the past or made such access significantly more costly for Argentine issuers. Between June 2009 and 2011, a greater number of Argentine companies gained access to the international capital markets, albeit on more onerous terms than other competitors in the region, but since 2012, with few exceptions, Argentine companies have had little access to such markets. See "—Government intervention in the Argentine economy could adversely affect our results of operations or financial condition."

        Argentina's default, its ongoing litigation with holdout creditors, the declaration of contempt, as well as the economic policy measures adopted by the Argentine government, may continue to prevent Argentine companies such as us from accessing the international capital markets or make the terms of any such transactions less favorable than those provided to companies in other countries in the region, potentially impacting our financial condition. This applies to new issuances as well as refinancings of maturing obligations. Without access to international private financing, Argentina may not be able to finance its obligations, and financing from multilateral financial institutions may be limited or not available. Without access to direct foreign investment, the government may not have sufficient financial resources to foster economic growth and our business could be materially and adversely affected.

Fluctuations in the value of the peso could adversely affect the Argentine economy, and consequently our results of operations or financial condition.

        Fluctuations in the value of the peso may also adversely affect the Argentine economy, our financial condition and results of operations. Since January 2002, the peso has fluctuated significantly in value. The devaluation of the Peso in real terms in 2002 had a negative impact on the ability of certain Argentine businesses to honor their foreign currency-denominated debt, and also led to very high inflation initially and significantly reduced real wages. The devaluation has also negatively impacted businesses whose success is dependent on domestic market demand, and adversely affected the Argentine government's ability to honor its foreign debt obligations. If the peso devalues significantly in real terms, all of the negative effects on the Argentine economy related to such devaluation could also have adverse consequences for our business. A substantial increase in the value of the peso against the U.S. dollar also represents risks for the Argentine economy since it may lead to a deterioration of the country's current account balance and the balance of payments. After several years of moderate variations in the nominal exchange rate, in 2012 the peso lost approximately 14.4% of its value with respect to the U.S. dollar. This was followed in 2013 and 2014 by a devaluation of the peso with respect to the U.S. dollar that exceeded 32.5% in 2013 and 31.2% in 2014, including a loss of approximately 24% in January 2014. In 2015, the Peso lost approximately 52% of its value with respect to the U.S. dollar, including a 10% devaluation from January 1, 2015 to September 30, 2015 and a 38% devaluation during the last quarter of the year, mainly concentrated after December 16, 2015. We are unable to predict the future value of the peso against the U.S. dollar. As of September 30, 2015, the Bank's consolidated total net asset foreign currency position subject to foreign currency risk was Ps.438.9 million, and this position generated a value at risk of Ps.16.0 million as of such date.

        In addition, the administration of former President Cristina Fernández de Kirchner adopted numerous measures to control directly or indirectly foreign trade and the foreign exchange market. From 2011 until President Macri assumed office, the Argentine government adopted increasingly stringent exchange controls, some of which have been eliminated or relaxed by the new administration.

        Any foreign exchange regulations to be issued and any modification resulting therefrom of the exchange rate between the Peso and the U.S. dollar may prevent or limit us from offsetting the risk derived from our exposure to the U.S. dollar and, accordingly, we cannot predict the impact of these changes on our financial condition and results of operations.

The implementation of new exchange controls, restrictions on transfers abroad and capital inflow restrictions could limit the availability of international credit and could threaten the financial system, which may adversely affect the Argentine economy and, as a result, our business.

        In 2001 and 2002, Argentina imposed exchange controls and transfer restrictions, substantially limiting the ability of companies to retain foreign currency or make payments abroad. After 2002, these restrictions, including those requiring the Central Bank's prior authorization for the transfer of funds abroad to pay principal and interest on debt obligations, were substantially eased through 2007. In addition to the foreign exchange restrictions applicable to outflows, in June 2005 the Argentine government adopted various rules and regulations that established new restrictive controls on capital inflows into Argentina, including a requirement that, for certain funds remitted into Argentina, an amount equal to 30.0% of the funds must be deposited into an account with a local financial institution as a U.S. dollar deposit for a one-year period without any accrual of interest, benefit or other use as collateral for any transaction.

        In addition, from 2011 until President Macri assumed office, the Argentine government increased controls on the sale of foreign currency and the acquisition of foreign assets by local residents, limiting the possibility of transferring funds abroad. Furthermore, new regulations were issued from 2012 until President Macri assumed office pursuant to which certain foreign exchange transactions were subject to prior approval by Argentine tax authorities. During the Fernández de Kirchner administration, through a combination of foreign exchange and tax regulations, the Argentine authorities significantly curtailed access to the foreign exchange market by individuals and private-sector entities. Furthermore, during the last few years under the Fernández de Kirchner administration, the Central Bank has exercised a de facto prior approval power for certain foreign exchange transactions otherwise authorized to be carried out under the applicable regulations, such as dividend payments or repayment of principal of inter-company loans as well as the import of goods, by means of regulating the amount of foreign currency available to financial institutions to conduct such transactions.

        The number of exchange controls introduced in the past and in particular after 2011 during the Fernández de Kirchner administration gave rise to an unofficial U.S. dollar trading market, and the Peso/U.S. dollar exchange rate in such market substantially differed from the official Peso/U.S. dollar exchange rate. See "Exchange Controls."

        Additionally, the level of international reserves deposited with the Central Bank significantly decreased from US$47.4 billion as of November 1, 2011 to US$33.3 billion as of September 30, 2015, resulting in a reduced capacity of the Argentine government to intervene in the foreign exchange market and to provide access to such markets to private sector entities like us. The Macri administration recently announced a program intended to increase the level of international reserves deposited with the Central Bank through the execution of certain agreements with several Argentine and foreign entities.

        Notwithstanding the measures recently adopted by the new Argentine government, in the future the Argentine government could otherwise impose further exchange controls, transfer restrictions, required repatriation through the MULC of proceeds raised through capital markets transactions conducted abroad or restrictions on the movement of capital and/or take other measures in response to capital flight or a significant depreciation of the Peso, which could limit our ability to access the international capital markets. Such measures could lead to political and social tensions and undermine the Argentine government's public finances, as has occurred in the past, which could adversely affect Argentina's economy and prospects for economic growth, which, in turn, could adversely affect our business and results of operations and the market value of our shares and the ADSs. In addition, although the transfer of funds abroad by local companies to pay annual dividends only to foreign shareholders based on approved and fully audited financial statements does not require formal approval by the Argentine Central Bank, the recent decrease in availability of U.S. dollars in Argentina has led the Argentine government to impose informal restrictions on certain local companies and individuals for purchasing foreign currency. These restrictions on foreign currency purchases started in October 2011 and tightened during 2012, 2013, 2014 and the nine-month period ended September 30, 2015. Informal restrictions may consist of de facto measures restricting local residents and companies from purchasing foreign currency through the MULC to make payments abroad, such as dividends, capital reductions, and payment for importation of goods and services. For example, local banks may request, even when not expressly required by any regulation, the prior opinion of the Argentine Central Bank before executing any specific foreign exchange transaction.

        In addition, the Argentine government or the Central Bank may reinstate certain restrictions on the transfers of funds abroad, impairing our ability to make dividend payments to holders of the ADSs, which may adversely affect the market value of our ADSs. As of the date of this prospectus, however, the transfer of funds abroad to pay dividends is permitted to the extent such dividend payments are made in connection with audited financial statements approved by a shareholders' meeting of the Company.

The exchange rate used for financial reporting may not reflect our economic reality.

        Until December 17, 2015, when the Peso devalued against the U.S. dollar, an official exchange rate existed in Argentina that was lower than the unofficial exchange rate. The official exchange rate between Pesos and U.S. dollars, which is published by the Argentine Central Bank, was used for converting the amounts reflected in the financial statements of Grupo Supervielle contained herein. As this official exchange rate was lower than the unofficial exchange rate that existed in Argentina, the amounts contained in this prospectus may not accurately reflect Grupo Supervielle's economic reality, which could affect Grupo Supervielle's purchasing power in U.S. dollars and its capacity to meet its obligations denominated in U.S. dollars which, in turn, could have a material adverse effect on the trading prices for Grupo Supervielle's ADSs.

The Argentine economy can be adversely affected by economic developments in other markets and by more general "contagion" effects, which could have a material adverse effect on Argentina's economic growth.

        Argentina's economy is vulnerable to external shocks that could be caused by adverse developments affecting its principal trading partners. A significant decline in the economic growth of any of Argentina's major trading partners (including Brazil, the European Union, China and the United States) could have a material adverse impact on Argentina's balance of trade and adversely affect Argentina's economic growth. In 2014, there were declines in exports of 27% with Chile, 18% with China, 14% with MERCOSUR (Brazil) and 10% with NAFTA (USA and Canada), each as compared to 2013. Declining demand for Argentine exports could have a material adverse effect on Argentina's economic growth.

        In addition, financial and securities markets in Argentina have been influenced by economic and market conditions in other markets worldwide. Although economic conditions vary from country to country, investors' perceptions of events occurring in other countries have in the past substantially affected, and may continue to substantially affect, capital flows into, and investments in securities from issuers in, other countries, including Argentina. International investors' reactions to events occurring in one market sometimes demonstrate a "contagion" effect in which an entire region or class of investment is disfavored by international investors, Argentina could be adversely affected by negative economic or financial developments in other countries, which in turn may have an adverse effect on our financial condition and results of operations.

        The Argentine financial system and securities markets could be adversely affected by events in developed countries' economies or events in other emerging markets. A slowdown in economic activity in Argentina would adversely affect our business, financial condition and results of operations.

Government measures, as well as pressure from labor unions, could require salary increases or added benefits, all of which could increase companies' operating costs.

        In the past, the Argentine government has passed laws and regulations forcing privately owned companies to maintain certain wage levels and provide added benefits for their employees. Additionally, both public and private employers have been subject to strong pressure from their workforce or the trade unions representing them to grant salary increases and certain worker benefits.

        Labor relations in Argentina are governed by specific legislation, such as labor Law No. 20,744 and Collective Bargaining Law No. 14,250, which, among other things, dictate how salary and other labor negotiations are to be conducted. Every industrial or commercial activity is regulated by a specific collective bargaining agreement that groups together companies according to industry sectors and by trade unions. While the process of negotiation is standardized, each chamber of industrial or commercial activity negotiates the increases of salaries and labor benefits with the relevant trade union of such commercial or industrial activity. In the banking activity, salaries are established on an annual basis through negotiations between the chambers that represent the banks and the banking employees' trade union. The National Labor Ministry mediates between the parties and ultimately approves the annual salary increase to be applied in the banking activity. Parties are bound by the final decision once it is approved by the labor authority and must observe the established salary increases for all employees that are represented by the banking union and to whom the collective bargaining agreement applies.

        In addition, each company is entitled, regardless of union-negotiated mandatory salary increases, to give its employees additional merit increase or variable compensation scheme.

        Argentine employers, both in the public and private sectors, have experienced significant pressure from their employees and labor organizations to increase wages and to provide additional employee benefits. Due to the high levels of inflation, employees and labor organizations are demanding significant wage increases. In August 2012, the Argentine government established a 25% increase in minimum monthly salary to Ps.2,875, effective as of February 2013. The Argentine government increased the minimum salary to Ps.3,300 in August 2013, to Ps.3,600 in January 2014, to Ps.4,400 in September 2014 and to Ps.5,588 in August 2015. It further decreed an increase of the maximum salary applicable in January 2016 to Ps.6,060. Due to high levels of inflation, employers in both the public and private sectors are experiencing significant pressure from unions and their employees to further increase salaries. During the first months of 2015, various unions have agreed with employers' associations on salary increases over 25%, although many unions are still negotiating salary increases around 30%.

        In the future, the government could take new measures requiring salary increases or additional benefits for workers, and the labor force and labor unions may apply pressure for such measures. Any such increase in wage or worker benefit could result in added costs and reduced results operations for Argentine companies, including us.

Government intervention in the Argentine economy could adversely affect our results of operations or financial condition.

        During recent years, the Fernández de Kirchner administration increased its direct intervention in the economy, including through the implementation of expropriation and nationalization measures, price controls and exchange controls.

        In 2008, the Fernández de Kirchner administration absorbed and replaced the former private pension system for a public "pay as you go" pension system. As a result, all resources administered by the private pension funds, including significant equity interests in a wide range of listed companies, were transferred to a separate fund (Fondo de Garantía de Sustentabilidad, or the "FGS") to be administered by the National Social Security Administration (Administración Nacional de la Seguridad

Social, or the "ANSES"). The dissolution of the private pension funds and the transfer of their financial assets to the FGS have had important repercussions on the financing of private sector companies. Debt and equity instruments which previously could be placed with pension fund administrators are now entirely subject to the discretion of the ANSES. Since acquiring equity interests in privately owned companies through the process of replacing the pension system, the ANSES is entitled to designate government representatives to the boards of directors of those entities. Pursuant to Decree No. 1,278/12, issued by the Executive Branch on July 25, 2012, the ANSES's representatives must report directly to the Ministry of Economy and are subject to a mandatory information-sharing regime, under which, among other obligations, they must immediately inform the Ministry of Economy of the agenda for each board of directors' meeting and provide related documentation.

        In April 2012, the Fernández de Kirchner administration decreed the removal of directors and senior officers of YPF S.A. ("YPF"), the country's largest oil and gas company, which was controlled by the Spanish group Repsol, and submitted a bill to the Argentine Congress to expropriate shares held by Repsol representing 51% of the shares of YPF. The Argentine Congress approved the bill in May 2012 through the passage of Law No. 26,741, which declared the production, industrialization, transportation and marketing of hydrocarbons to be activities of public interest and fundamental policies of Argentina, and empowered the Argentine government to adopt any measures necessary to achieve self-sufficiency in hydrocarbon supply. In February 2014, the Argentine government and Repsol announced that they had reached an agreement on the terms of the compensation payable to Repsol for the expropriation of the YPF shares. Such compensation totaled US$5 billion payable by delivery of Argentine sovereign bonds with various maturities. The agreement, which was ratified by Law No. 26,932, settled the claim filed by Repsol with the ICSID.

        Law No. 26,991 (the "Supply Law") became effective on September 28, 2014. The Supply Law applies to all economic processes linked to goods, facilities and services which, either directly or indirectly, satisfy basic needs of the population ("Basic Needs Goods") and grants broad delegations of powers to its enforcing agency to become involved in such processes. It also empowers the enforcing agency to order the sale, production, distribution and/or delivery of Basic Needs Goods throughout the country in case of a shortage of supply.

        In February 2015, the Fernández de Kirchner administration sent a bill to Congress in order to revoke certain train concessions, return the national rail network to state control and provide powers to review all concessions currently in force. The bill was enacted on May 20, 2015 as Law No. 27,132.

        In addition, on August 24, 2015 the Argentine government sent a bill to Congress, which proposes to limit the sale of the Argentine government's shares in Argentine companies without prior approval of two-thirds of the members of Congress, with the exception of the Argentine government's shares in YPF. In September 2015, the Argentine government, through Resolution No. 646/2015 issued by the CNV, modified the valuation criteria applicable to securities traded outside of Argentina that comprise asset management portfolios. The resolution established that such securities must be valued at the currency in which they were issued to the extent such currency is the currency in which payments are made. The purchaser exchange rate applicable to financial transfers set by Banco de la Nación Argentina must be used to make such valuation. Resolution No. 646/2015 led to an accounting change in the valuation of mutual funds.

        Actions taken by the Argentine government concerning the economy, including decisions with respect to interest rates, taxes, price controls, salary increases, provision of additional employee benefits foreign exchange controls and potential changes in the foreign exchange market, have had and could continue to have a material adverse effect on Argentina's economic growth and in turn affect our financial condition and results of operations. Moreover, any additional Argentine government policies established to preempt, or in response to, social unrest could adversely and materially affect the economy, and therefore our business.

        It is widely reported by private economists that expropriations, price controls, exchange controls and other direct involvement by the Argentine government in the economy have had an adverse impact on the level of investment in Argentina, the access of Argentine companies to the international capital markets and Argentina's commercial and diplomatic relations with other countries. If the level of government intervention in the economy continues or increases, the Argentine economy and, in turn, our business, results of operations and financial condition could be adversely affected.

High public expenditure could result in long lasting adverse consequences for the Argentine economy.

        During the last few years, the Fernández de Kirchner administration substantially increased public expenditure. In 2014, public sector expenditure increased by 43% year over year and the government reported a primary fiscal deficit equal to 0.9% of GDP according to the Argentine Ministry of Economy. During recent years, the Fernández de Kirchner administration resorted to the Central Bank and to the ANSES to source part of its funding requirements.

        In light of increasingly tight public finances, the Fernández de Kirchner administration adopted certain measures to finance its public expenditures such as revising its subsidy policies (particularly those related to energy, electricity and gas, water and public transportation) and implementing an expansionary monetary policy. These policies have led to high inflation and, therefore, adversely affected, and could further adversely affect, consumer purchasing power and economic activity.

        As of the date of this prospectus, there is uncertainty as to what specific actions the Macri administration will take with respect to public expenditure and its financing. If the Macri administration were to seek to finance its deficit by increasing the exposure of local financial institutions to the public sector, our liquidity and assets quality could be affected, and as a consequence, impact negatively on clients' confidence.

A continuing decline in international prices for Argentina's main commodity exports could have an adverse effect on Argentina's economic growth.

        Argentina's financial recovery from the 2001-2002 crisis occurred in a context of price increases for Argentina's commodity exports, such as soy. High commodity prices contributed to the increase in Argentine exports since the third quarter of 2002 and to high government tax revenues from export withholdings. However, the reliance on the export of certain commodities has caused the Argentine economy to be more vulnerable to fluctuations in their prices. Since the beginning of 2015, international commodity prices for Argentina's primary commodity exports have declined, which has had an adverse effect on Argentina's economic growth.

        A continuing decline in the international prices for Argentina's main commodity exports could have a negative impact on the levels of government revenues and the government's ability to service its sovereign debt, and could either generate recessionary or inflationary pressures, depending on the government's reaction. Either of these results would adversely impact Argentina's economy and, therefore, our business, results of operations and financial condition.

Risks Relating to the Argentine Financial System

The stability of the Argentine financial system depends upon the ability of financial institutions, including the Bank, to retain the confidence of depositors.

        The measures implemented by the Argentine government in late 2001 and early 2002, in particular the restrictions imposed on depositors to withdraw money freely from banks and the pesification and restructuring of their deposits, resulted in losses for many depositors and undermined their confidence in the Argentine financial system.

        Although the financial system has seen a recovery in the amount of deposits since then, this trend may not continue and the deposit base of the Argentine financial system, including the deposit base of our main subsidiary, the Bank, could be negatively affected in the future by adverse economic, social and political events.

        If, in the future, depositor confidence weakens and the deposit base contracts, such loss of confidence and contraction of deposits will have a substantial negative impact on the ability of financial institutions, including the Bank, to operate as financial intermediaries. If the Bank is not able to act as a financial intermediary and otherwise conduct its business as usual, the results of its operations could be adversely affected or limited, affecting its ability to distribute dividends to us, which in turn could affect our results of operations and financial condition.

The growth and profitability of Argentina's financial system partially depend on the development of long-term funding.

        As a result of the 2008 global economic downturn, the banking industry in Argentina suffered a significant slowdown. This trend was reversed by the end of 2009, and the Argentine financial system grew significantly. Loans to the private sector grew by approximately 31.5% in 2012, 30.8% in 2013 and 20.3% in 2014 for the financial system as a whole. In spite of the recovery of credit activity, the long-term private sector loans market (pledge loans and mortgage loans) did not grow at the same pace and grew only 7% in 2014, according to the Central Bank.

        Since most term deposits (more than 95%) are short-term deposits with a term of less than three months, a substantial portion of the loans have the same maturity, and there is a small portion of long-term credit lines.

        The uncertainty about the level of inflation in the future is a principal obstacle preventing a faster recovery of Argentina's private sector long-term lending. This uncertainty has had, and may continue to have, a significant impact on both the supply of, and demand for, long-term loans as borrowers try to hedge against inflation risk by borrowing at fixed rates while lenders hedge against inflation risk by offering loans at floating rates.

        If longer-term financial intermediation activity does not grow, the ability of financial institutions, including us, to generate profits will be negatively affected.

Increased competition and consolidation in the banking and financial industry could adversely affect our operations.

        We expect competition in the banking and financial sector to continue to increase. If, as a result of the consolidation process in the industry, stronger and larger banks that may have more resources than us are created, this could reduce prices and margins and the volume of operations and our market share. Therefore, our results of operations and those of our subsidiaries could be adversely affected.

Enforcement of creditors' rights in Argentina may be limited, costly and lengthy.

        In order to protect debtors affected by the economic crisis in 2001-2002, the Argentine government adopted measures in the beginning of 2002 that suspended proceedings to enforce creditors' rights upon debtor default, including mortgage foreclosures and bankruptcy petitions.

        Although such measures have been rescinded, in the future they could be reinstated, or the government could take other measures that limit creditors' rights. Any such measures limiting the ability of creditors, including us, to bring legal actions to recover unpaid loans or restricting creditors' rights generally could have a material adverse effect on the financial system and on our business.

The Consumer Protection Law and the Credit Card Law may limit some of the rights afforded to us and our subsidiaries.

        Argentine Consumer Protection Law No. 24,240, as supplemented or amended (the "Consumer Protection Law") establishes a number of rules and principles for the protection of consumers. Although the Consumer Protection Law does not contain specific provisions for its enforcement in relation to financial activities, it does contain general provisions that might be used as grounds to uphold such enforcement, as it has been previously interpreted in various legal precedents. Moreover, the new Argentine Civil and Commercial Code has captured the principles of the Consumer Protection Law and established their application to banking agreements.

        The application of both the Consumer Protection Law and the Credit Card Law by administrative authorities and courts at the federal, provincial and municipal levels has increased. Moreover, administrative and judicial authorities have issued various rules and regulations aimed at strengthening consumer protection. In this context, the Central Bank issued Communication "A" 5460, as supplemented and amended, granting broad protection to financial services customers, limiting fees and charges that financial institutions may validly collect from their clients. In addition, the Argentine Supreme Court of Justice issued the Acordada 32/2014, creating the Public Registry of Collective Proceedings for the purpose of registering collective proceedings (such as class actions) filed with national and federal courts. In the event that we or our subsidiaries are found to be liable for violations of any of the provisions of the Consumer Protection Law or the Credit Card Law, the potential penalties could limit some of our rights or our subsidiaries' rights. For example, reducing our or their ability to collect payments due from services and financing provided us and adversely affect our or their financial results of operations.

        On September 18, 2014, a new pre-judicial service of dispute resolution was created by Law No. 26,993, in order for consumers and providers to resolve any dispute within the course of 30 days, including fines for companies that do not attend to the hearings.

        Furthermore, the rules that govern the credit card business provide for variable caps on the interest rates that financial entities may charge clients and the fees that they may charge merchants. Moreover, general legal provisions exist pursuant to which courts could decrease the interest rates and fees agreed upon by the parties on the grounds that they are excessively high. A change in applicable law or the existence of court decisions that lower the cap on interest rates and fees that clients and merchants may be charged would reduce the Bank's and CCF's revenues and therefore negatively affect our consolidated results.

Class actions against financial institutions for an indeterminate amount may adversely affect the profitability of the financial system and of the Bank, specifically.

        Certain public and private organizations have initiated class actions against financial institutions in Argentina, including the Bank. See "Business—Legal Proceedings." The Argentine National Constitution and the Consumer Protection Law contain certain provisions regarding class actions. However, their guidance with respect to procedural rules for instituting and trying class action cases is limited. Nonetheless, Argentine courts have admitted class actions in certain cases, including various lawsuits against financial entities related to "collective interests" such as alleged overcharging on products, interest rates and advice in the sale of public securities. Recently, some of these lawsuits have been settled by the parties out of court. These settlements have typically involved an undertaking by the financial institution to adjust the fees and charges. If class action plaintiffs were to prevail against financial institutions, their success could have an adverse effect on the financial industry and on our business.

        In the future, court and administrative decisions may increase the degree of protection afforded to our debtors and other customers, or be favorable to the claims brought by consumer groups or associations. This could affect the ability of financial institutions, including us, to freely determine charges, fees or expenses for their services and products, therefore affecting their business and results of operations.

We operate in a highly regulated environment, and our operations are subject to regulations adopted, and measures taken, by several regulatory agencies.

        Financial institutions are subject to significant regulation relating to functions that historically have been determined by the Central Bank and other regulatory authorities. The Central Bank may penalize our main subsidiary, the Bank, as well as our subsidiary CCF, in case of any breach of applicable regulations. Similarly, the CNV, which authorizes our securities offerings and regulates the public markets in Argentina, has the authority to impose sanctions on us and our Board of Directors for breaches of corporate governance. In addition, pursuant to Law No. 26,831, the CNV may appoint supervisors with veto powers over resolutions of our Board of Directors and may temporarily remove our Board of Directors, when, as determined by the CNV, minority shareholders' or bondholders' interests or rights have been infringed upon. The Financial Information Unit (Unidad de Información Financiera or "UIF") regulates matters relating to anti-money laundering and has the ability to monitor compliance with any such regulations by financial institutions and, eventually, impose sanctions. Any such regulatory agencies could initiate proceedings against us, our shareholders or directors and, accordingly, impose sanctions on us or any of our subsidiaries.

        In addition to regulations specific to our industry, we are subject to a wide range of federal, provincial and municipal regulations and supervision generally applicable to businesses operating in Argentina, including laws and regulations pertaining to labor, social security, public health, consumer protection, the environment, competition and price controls.

        Specifically, a series of new regulations were enacted from the beginning of 2012 until President Macri assumed office, incorporating new requirements and restrictions for financial institutions, including: (i) mandatory credit lines for productive purposes, with a maximum interest rate established by regulation; (ii) rules limiting the reference interest rate for personal loans and car loans granted to retail customers that are not considered a micro, small or medium size company; (iii) a prior authorization requirement with respect to the introduction of new fees for new products and/or services offered and to increase existing fees; (iv) rules limiting minimum rates applicable to term deposits made by individuals; and (v) rules limiting the ability of financial institutions to receive remuneration or profits from any insurance product that customers are obligated to purchase as a condition for accessing financial services. On December 17, 2015, however, the limits imposed on interest rates applicable to transactions referred to in items (ii) and (iv) were eliminated and financial entities and their customers may now freely agree upon such interest rates. See "Argentine Banking Regulations—Interest Rate and Fee Regulations."

        In 2012 the Central Bank increased the capital requirements for financial institutions following the Basel II standard. See "Argentine Banking Regulations—Minimum Capital Requirements."

        In addition, the Central Bank imposed new restrictions on the distribution of dividends by financial institutions, requiring that the capital remaining after the distribution of dividends must be sufficient to meet the regulatory capital requirement increased by 75%. This requirement has prevented the distribution of dividends by the Bank since its adoption. See "Argentine Banking Regulations—Requirements Applicable to Dividend Distribution."

        The Central Bank has also imposed restrictions on the positive foreign currency net global position of financial institutions, which have been modified several times, to prevent the Central Bank's foreign currency reserves from further decreasing. As of the date of this prospectus, the positive foreign currency net global position (excluding forward transactions) may not exceed 10% of the lesser of the financial institution's RPC computed for the relevant preceding month or the financial institution's own liquid assets. The positive foreign currency net global position for forward transactions, however, may not exceed 5% of the lesser of the RPC computed for the relevant preceding month or the financial institution's own liquid assets. As of the date of this prospectus, however, changes have been made in respect of these positions, which will come into force in February and March 2016, eventually increasing the positive foreign currency net global position limit from 10% to 20%. For a more detailed description of changes, see "Argentine Banking Regulations—Foreign Currency Net Global Position."

        The absence of a stable regulatory framework or the imposition of measures that may affect the profitability of financial institutions and limit the capacity to hedge against currency fluctuations could result in significant limits to financial institutions' decisions, such as the Bank and CCF, regarding asset allocation. In turn, this could cause uncertainty and negatively affect our future financial activities and result of operations. In addition, existing or future legislation and regulation could require material expenditures or otherwise have a material adverse effect on our consolidated operations.

        In addition, pursuant to Communication "A" 5785, sanctions imposed by the Central Bank, the UIF, the CNV and/or the National Superintendency of Insurance on financial institutions and/or their authorities, may result in the revocation of their licenses to operate as financial institutions. Such revocation may occur when, in the opinion of the Board of Directors of the Central Bank, there was a material change in the conditions deemed necessary to maintain such license, including those relating to the suitability, experience, moral character or integrity of (i) the members of a financial institution's board of directors (directors, counselors or equivalent authorities), (ii) its shareholders, (iii) the members of its supervisory committee and (iv) others, such as its managers.

Exposure to multiple provincial and municipal legislation and regulations could adversely affect our business or results of operations.

        Argentina has a federal system of government with 23 provinces and one autonomous city (Buenos Aires), each of which, under the Argentine national constitution, has full power to enact legislation concerning taxes and other matters. Likewise, within each province, municipal governments have broad powers to regulate such matters. Due to the fact that our branches are located in multiple provinces, we are also subject to multiple provincial and municipal legislation and regulations. Although we have not experienced any material adverse effects from this, future developments in provincial and municipal legislation concerning taxes, provincial regulations or other matters may adversely affect our business or results of operations.

Future governmental measures or regulations may adversely affect the economy and the operations of financial institutions.

        The Argentine government has historically exercised significant influence over the economy, and financial institutions, in particular, have operated in a highly regulated environment. Laws and regulations currently governing the economy or the banking sector may continue to change in the future, and any changes may adversely affect our business, financial condition and results of operations.

        As of the date of this prospectus, several different bills to amend the Argentine Financial Institutions Law No. 21,526 (the "FIL") have been put forth for review by the Argentine Congress, seeking to amend different aspects of the FIL, including the qualification of financial services as a public service, an increase in governmental regulations affecting the activities of financial entities and initiatives to make financial services more widely available. A thorough amendment of the FIL would have a substantial effect on the banking system as a whole. If any such bill is passed, or any other amendment to the FIL is made, the subsequent changes in banking regulations may have adverse effects on financial institutions in general, and on our business, financial conditions and results of operations.

The amendment of the Central Bank's Charter and the Convertibility Law may adversely affect the Argentine economy.

        On March 22, 2012, the Argentine Congress passed Law No. 26,739, which amended the charter of the Central Bank and the Convertibility Law. This new law amended the objectives of the Central Bank (as established in its charter) and removed certain provisions previously in force. Pursuant to the terms of the new law, the Central Bank will focus on promoting monetary and financial stability as well as development with social equity. In addition, the concept of "freely available reserves" was eliminated, granting the Argentine government access to additional reserves to pay debt. Further, this new law provides that the Central Bank may set the interest rate and terms of loans granted by financial institutions.

        Regarding the reserves, if the government were to utilize such Central Bank reserves to make payments on its public debt or finance public spending, this may result in increased inflation, which would hinder economic growth. In addition, a decrease in the Central Bank's reserves could adversely affect the Argentine financial system's capacity to withstand and overcome the effects of an economic crisis (either domestic or international), negatively affecting economic growth and, in turn, our consolidated results and results of operations.

Risks Relating to Our Business

Due to our exposure to middle and lower-middle-income individuals and SMEs, the quality of our consolidated loan portfolio is more susceptible to economic downturns and recessions.

        Our consolidated loan portfolio is concentrated in the segments of middle and lower-middle-income individuals and SMEs, which are more vulnerable to economic recessions than large corporations and higher income individuals. The quality of our portfolio of loans to individuals and to SMEs is therefore dependent to a large extent on domestic and international economic conditions. Consequently, we may experience higher levels of past due amounts, which could result in higher provisions for loan losses. See "Selected Statistical Information."

        The loan portfolio of our retail segment, which includes individuals and businesses with annual sales of up to Ps.25 million depending on the business activity, represented approximately 48.8% of our consolidated loan portfolio (net of allowances) as of September 30, 2015. If the economy in Argentina experiences a significant downturn, this could materially and adversely affect the liquidity, businesses and financial condition of our customers, which may in turn cause us to experience higher levels of past due loans, thereby resulting in higher provisions for loan losses and subsequent write-offs. This may materially and adversely affect the credit quality of our loan portfolio, our asset quality, our results of operations and our financial condition.

We continue to seek potential acquisitions, but we may not be able to complete such acquisitions or successfully integrate businesses that we acquire.

        In addition to organic growth, we have significantly expanded our business through acquisitions. We expect to continue considering acquisition opportunities that we believe may add value and are compatible with our business strategy.

        In this respect, we may not be able to continue to identify opportunities or consummate acquisitions leading to economically favorable results or that any future acquisition will, if required, be authorized by the Central Bank, which would limit our ability to implement an important component of our growth strategy. In addition, in the event that an acquisition opportunity is identified and authorized, successful integration of the acquired business entails significant risks, including compatibility of operations and systems, unexpected contingencies, employee retention, compliance, customer retention, and delays in the integration process.

Changes in market conditions and any associated risks, including interest rate and currency exchange volatility, could materially and adversely affect our consolidated financial condition and results of operations.

        We are directly and indirectly affected by changes in market conditions. Market risk, or the risk that values of assets and liabilities or revenues will be adversely affected by variations in market conditions, including interest rate and currency exchange volatility, is inherent in the products and instruments associated with our operations, including loans, deposits, long-term debt and short-term borrowings.

        In particular, our results of operations depend to a great extent on our net interest income. Net interest income represented 57.4% of our net financial income and services income fee in 2012, 56.4% in 2013, 59.4% in 2014 and 63.1% in the nine-month period ended September 30, 2015. Changes in market interest rates could affect the interest rates earned on our interest-earning assets differently from the interest rates paid on our interest-bearing liabilities, leading to a reduction in our net interest income or a decrease in customer demand for our loan or deposit products. In addition, increases in interest rates could result in higher debt service obligations for our customers, which could, in turn, result in higher levels of delinquent loans or discourage customers from borrowing. Interest rates are highly sensitive to many factors beyond our control, including the reserve policies of the Central Bank, regulation of the financial sector in Argentina, domestic and international economic and political conditions and other factors.

        Any changes in interest rates and currency exchange rates could adversely affect our business, our future financial performance and the price of our securities.

Reduced spreads between interest rates on loans and those on deposits, without corresponding increases in lending volumes, could adversely affect the Bank's and CCF's profitability.

        Historically, the Argentine financial system witnessed a decrease in spreads between the interest rates on loans and deposits as a result of increased competition in the banking sector. The interest rate spreads of the Bank and CCF follow the same trend. If competition continues or increases and interest rate spreads decrease, such decrease could adversely affect the profitability of the Bank and, consequently, our consolidated results of operations and financial condition.

We are a holding company and we conduct our business through our subsidiaries. Our ability to invest in our business developments will depend on our subsidiaries' ability to generate dividends to us.

        As a holding company, we conduct our operations through our subsidiaries, the largest of which is the Bank. Consequently, we do not operate or hold substantial assets, except for equity investments in our subsidiaries. Except for such assets, our ability to invest in our business developments and to repay obligations is subject to the funds generated by our subsidiaries and their ability to pay cash dividends. In the absence of such funds, we may have to resort to financing options at unappealing prices, rates and conditions. Additionally, such financing could be unavailable when we may need it.

        Each of our subsidiaries is a separate legal entity and due to legal or contractual restrictions, as well as to their financial condition and operating requirements, they may not be able to distribute dividends to us. Our ability to develop our business, meet our payment obligations and pay dividends to our shareholders could be limited by restrictions preventing our subsidiaries from paying us dividends. Investors should take such restrictions into account when analyzing our investment developments and our ability to cancel our obligations. See "Dividends and Dividend Policy."

Our estimates and established reserves for credit risk and potential credit losses may prove to be insufficient, which may materially and adversely affect our asset quality and our financial condition and results of operations.

        A number of our products expose us to credit risk, including consumer loans, commercial loans and other receivables. Changes in the income levels of our borrowers, increases in the inflation rate or an increase in interest rates could have a negative effect on the quality of our loan portfolio, causing us to increase provisions for loan losses and resulting in reduced profits or in losses.

        We estimate and establish reserves for credit risk and potential credit losses. This process involves subjective and complex judgments, including projections of economic conditions and assumptions on the ability of our borrowers to repay their loans.

        Overall, if we are unable to effectively control the level of non-performing or poor credit quality loans in the future, or if our loan loss reserves are insufficient to cover future loan losses, our asset quality and our financial condition and results of operations may be materially and adversely affected.

The Bank's important revenues from its business with senior citizens could decrease or cease to grow if the Bank's agreement with ANSES is terminated or not renewed.

        Since 1996, the Bank has acted as paying agent of social security payments to senior citizens on behalf of the government pursuant to an agreement with ANSES. In December 2014, pursuant to Resolution No. 648/14, the Bank renewed for a six-year period its agreement with ANSES. In September 2015, the Bank made payments on behalf of ANSES to approximately 1,046,000 senior citizens and beneficiaries. Offering this service to senior citizens allows us ready access to a pool of potential consumers of financial services. The Bank derives an important part of its revenues (32% as of September 30, 2015) from the sale of financial services through senior citizen service centers. The Bank's agreement with ANSES provides that it will continue in effect as long as the parties continue performing their obligations for a six-year term. ANSES has the right to terminate the agreement with 90 days prior notice.

        The termination of the agreement with ANSES, a decision by ANSES not to renew the agreement in December 2020, or ANSES's failure to add new senior citizens to the payment service could have a negative effect on the Bank's business and results of operations. In addition, while ANSES has not regulated lending by banks to senior citizens, this could change in the future and ANSES could enact regulations, including caps on the amounts and interest rates of personal loans to retirees, which could have an adverse effect on our results of operations.

Since short-term deposits are one of our main sources of funds, a sudden shortage of short-term deposits could cause an increase in costs of funding, affect our liquidity rations and have an adverse effect on our revenues.

        Deposits are one of our primary sources of funding, representing 79.3% of our total liabilities as of September 30, 2015. A significant portion of our assets has longer maturities, resulting in a mismatch between the maturities of liabilities and the maturities of assets. If a substantial number of our depositors withdraw their sight deposits or do not roll over their time deposits upon maturity, our liquidity position, results of operations and financial condition may be materially and adversely affected. In the event of a sudden or unexpected shortage of funds in the banking system, money markets in which we operate may not be able to maintain levels of funding without incurring high funding costs or the liquidation of certain assets. If this were to happen, we may be unable to fund our liquidity needs at competitive costs and our results of operations and financial condition may be materially adversely affected.

Because our main subsidiary, the Bank, is a financial institution, any insolvency proceeding against it would be subject to the powers of and intervention by the Central Bank, which may limit remedies otherwise available and extend the duration of the proceedings.

        Under Argentine law, the liquidation and commencement of bankruptcy proceedings against financial institutions, until their banking license has been revoked by the Central Bank, may only be commenced by the Central Bank. If the Bank is unable to pay its debts as they come due, the Central Bank would intervene and revoke its banking license, and file a bankruptcy petition before a commercial court. If the Central Bank intervenes, the reorganization proceeding could take longer and it is likely that the shareholders' remedies would be restricted. During any such process, the Central Bank would have to consider its interests as a regulator and, as a result, could prioritize the claims of other creditors and third parties against the Bank. As a result of any such intervention, shareholders may realize substantially less on the claims than they would in a regular bankruptcy proceeding in Argentina, the United States or any other country.

The special rules that govern the priority of different stakeholders of financial institutions in Argentina, which give priority to depositors with respect to most other creditors, may negatively affect shareholders in case of judicial liquidation or bankruptcy of our main subsidiary, the Bank.

        The FIL, as amended by Law No. 24,485 and by Law No. 25,089, provides that in case of judicial liquidation or bankruptcy of a financial institution, all depositors, irrespective of the type, amount or currency of their deposits, will have general and absolute preferential rights with respect to all other creditors, except for certain labor credits and credits secured with pledge or mortgage, to be paid with all of the funds deriving from the liquidation of such financial institution's assets. Any such funds would be applied in the following order of priority: (a) deposits of up to Ps.50,000 per entity, or its equivalent in foreign currency (the priority benefits one depositor per deposit), (b) deposits over Ps.50,000 and (c) loans granted to the financial institution directly related to international commerce. As a result of these rules, shareholders may realize substantially less on the claims than they would in a regular bankruptcy proceeding in Argentina, the United States or any other country.

Our controlling shareholder has the ability to direct our business, and potential conflicts of interest could arise.

        Our controlling shareholder, Julio Patricio Supervielle, directly or beneficially will own at least 126,738,188 Class A shares and            Class B shares in the aggregate after the completion of the Argentine offering and the international offering. Virtually all decisions made by shareholders will continue to be directed by our controlling shareholder. He may, without the concurrence of the remaining shareholders, elect a majority of our directors, effect or prevent a merger, sale of assets or other business acquisition or disposition, cause us to issue additional equity securities, effect a redemption of shares, effect a related party transaction and determine the timing and amounts of dividends, if any. According to our bylaws, a two-thirds vote by our Class A shares is required, regardless of the percentage of capital they represent, in order for us to duly resolve a merger with another company, a voluntary dissolution, our relocation abroad, and the fundamental change in our corporate purpose. Mr. Supervielle's interests may conflict with your interests as a holder of Class B shares or ADSs, and he may take actions that might be desirable to him but not to other shareholders.

The Bank and CCF use loan securitization as an additional source of their funding and our capacity to successfully securitize our assets on favorable terms affects our funding ability.

        For the year ended December 31, 2014 and the nine-month period ended September 30, 2015, the Bank and CCF securitized an aggregate of Ps.3,513.2 million and Ps.1,352.4 million, respectively, of loans originated by them. During the years ended December 31, 2012 and 2013, the Bank, CCF and Tarjeta securitized an aggregate of Ps.1,646.8 million and Ps.2,833.7 million, respectively, of loans originated by them. Loan securitization is part of their self-funded strategy. The Bank's and CCF's ability to securitize their loans successfully and on terms acceptable to them depends on the applicable regulations and largely on capital market conditions prevailing in Argentina. Although securitizations markets have remained open in the past few years, the Bank and CCF have no control over capital market conditions, which can be volatile and unpredictable If the Bank and CCF are not able to continue securitizing part of their loans in the future, whether as a result of deterioration in capital markets conditions or otherwise, they would likely be compelled to seek alternatives for funding which may include short-term or more expensive funding sources that may adversely affect our consolidated financial conditions and results of operations.

A decline in the performance of the loans that the Bank and CCF have securitized may adversely affect the amount of income they receive in connection with the securitization of their loan portfolio.

        As of September 30, 2015, the Bank and CCF held Ps.526.4 million, Ps.46.8 million and Ps.681.4 million in senior bonds, subordinated bonds and participation certificates, respectively, issued by various financial trusts in connection with the securitization of their loan portfolio. In each case, the subordinated bonds and participation certificates are subordinated to the senior indebtedness of the related financial trust. If collections with respect to such securitized loans decrease, the amount of the payments that the Bank and CCF will receive in connection with the subordinated bonds and participation certificates that they hold will decline. Such a decline would be more pronounced than the decline we would experience if we continued to hold the loans on our books because of the subordination of our retained interests in the securitized loans. Such decline could result in a material adverse effect on our consolidated financial condition and results of operations.

Early termination of CCF's business agreement with Walmart could have an adverse effect on our revenue.

        In April 2000, CCF (formerly GE Compañía Financiera) and Walmart entered into a commercial agreement pursuant to which CCF became the sole provider of financial services for Walmart's customers in Argentina. The agreement was renewed in 2005, in 2010 and most recently in December 2014. Such agreement is key to CCF's overall performance, expires in August 2020 and while it contains an option for renewal, it may not be renewed on the same terms or at all. In addition, the agreement is subject under certain conditions to voluntary termination by Walmart Argentina. The decision by Walmart Argentina not to renew or to terminate the agreement could negatively affect our expected benefit from this alliance and could result in a material adverse effect on CCF's financial condition and results of operations.

Differences in the accounting standards between Argentina and certain countries with highly developed capital markets, such as the United States, may make it difficult to compare our financial statements and reported earnings with companies in other countries and the United States.

        Except as otherwise described herein, we prepare our financial statements in accordance with the Central Bank regulations, which differ in certain significant respects from U.S. GAAP and from Argentine GAAP. As a result, except for our net income and our shareholders' equity as of and for the years ended December 31, 2014 and 2013 which have been reconciled with U.S. GAAP, our financial statements are not directly comparable to those of banks in the United States. Implementation of IFRS in Argentina is expected to take place for the fiscal years beginning on January 1, 2018.

Cybersecurity events could negatively affect our reputation, our financial condition and our results of operations.

        We depend on the efficient and uninterrupted operation of internet-based data processing, communication and information exchange platforms and networks, including those systems related to the operation of our ATM network. We have access to large amounts of confidential financial information and control substantial financial assets belonging to our customers as well as to us. In addition, we provide our customers with continuous remote access to their accounts and the possibility of transferring substantial financial assets by electronic means. Accordingly, cybersecurity is a material risk for us. Cybersecurity incidents, such as computer break-ins, phishing, identity theft and other disruptions could negatively affect the security of information stored in and transmitted through our computer systems and network infrastructure and may cause existing and potential customers to refrain from doing business with us.

        In addition, contingency plans in place may not be sufficient to cover liabilities associated with any such events and, therefore, applicable insurance coverage may be deemed inadequate, preventing us from receiving full compensation for the losses sustained as a result of such a disruption.

        Although we intend to continue to implement security technology devices and establish operational procedures to prevent such damage, it is possible that not all of our systems are entirely free from vulnerability and these security measures will not be successful. If any of these events occur, it could damage our reputation, entail serious costs and affect our transactions, as well as our results of operations and financial condition.

Our business is highly dependent on proper functioning and improvement of information technology systems.

        Our business is highly dependent on the ability of our information technology systems and the third party managers of such systems to effectively manage and process a large number of transactions across numerous and diverse markets and products in a timely manner. In addition, we provide our customers with continuous remote access to their accounts and the possibility of transferring substantial financial assets by electronic means. The proper functioning of our financial control, risk management, accounting, customer service and other data processing systems is critical to our business and our ability to compete effectively. Our business activities may be materially disrupted if there were a partial or complete failure of any of our information technology systems communication networks. Such failures could be caused by, among other things, software bugs, computer virus attacks or intrusions, phishing, identity theft or conversion errors due to system upgrading. In addition, any security breach caused by unauthorized access to information or systems, or intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment, could have a material adverse effect on our business results of operations and financial condition.

        Our ability to remain competitive and achieve further growth will depend in part on our ability to upgrade our information technology systems and increase our capacity on a timely and cost effective basis. Any substantial failure to improve or upgrade information technology systems effectively or on a timely basis could materially affect us.

We are susceptible to fraud, unauthorized transactions and operational errors.

        As with other financial institutions, we are susceptible to, among other things, fraud by employees or outsiders, unauthorized transactions by employees and other operational errors (including clerical or record keeping errors and errors resulting from faulty computer or telecommunications systems). Given the high volume of transactions that may occur at a financial institution, errors could be repeated or compounded before they are discovered and remedied. In addition, some of our transactions are not fully automated, which may further increase the risk that human error or employee tampering will result in losses that may be difficult to detect quickly or at all. Losses from fraud by employees or outsiders, unauthorized transactions by employees and other operational errors could have a material adverse effect on us.

Our policies and procedures may not be able to detect money laundering and other illegal or improper activities fully or on a timely basis, which could expose us to fines and other liabilities.

        We are required to comply with applicable anti-money laundering laws, anti-terrorism financing laws and other regulations. These laws and regulations require us, among other things, to adopt and enforce "know your customer" policies and procedures and to report suspicious or large transactions to the applicable regulatory authorities. While we have adopted policies and procedures aimed at detecting and preventing the use of banking networks for money laundering activities and by terrorists and terrorist-related organizations and individuals generally, such policies and procedures may not completely eliminate instances where they may be used by other parties to engage in money laundering and other illegal or improper activities. If we fail to fully comply with applicable laws and regulations, the relevant government authorities to which they report have the power and authority to impose fines and other penalties. In addition, our businesses and reputation could suffer if customers use our financial institutions for money laundering or illegal or improper purposes. As of the date of this prospectus, we have not been subject to fines or other penalties, and we have not suffered business or reputational harm, as a result of any money laundering activities in the past.

You may not be able to effect service of process within the United States upon the Company, our directors and officers and certain advisors.

        All of our directors and all our officers and certain advisors named herein reside in Argentina or elsewhere outside the United States. As a result, you may not be able to effect service of process within the United States upon such persons.

Risks Relating to Our Class B Shares and the ADSs

You may not be able to sell your ADSs at the time or the price you desire because an active or liquid market may not develop.

        Prior to this offering, there has not been a public market for our Class B shares or the ADSs. We have applied to list the ADSs on the NYSE and the Class B shares on the MERVAL. Any markets that may develop for our Class B shares or for the ADSs may not have liquidity and the price at which the Class B shares or the ADSs may be sold is uncertain.

Holders of our Class B shares and the ADSs may not receive any dividends.

        We are a holding company and our ability to pay dividends depends on the cash flow and distributable income of our operating subsidiaries, principally the Bank. We and our subsidiaries are subject to contractual, legal and regulatory requirements affecting our ability to pay dividends.

        In particular, dividend distribution by the Bank is subject to prior approval by the Superintendency of Financial and Exchange Entities (Superintendencia de Entidades Financieras y Cambiarias, or "Superintendency"). The Superintendency will review the ability of a financial institution to distribute dividends upon request for approval. The Superintendency may authorize the distribution of dividends if during the month preceding the request, the following requirements were met: the financial institution (i) is not subject to a liquidation procedure; (ii) is not receiving financial assistance from the Central Bank; (iii) is in compliance with its reporting obligations with the Central Bank; (iv) is in compliance with minimum capital requirements, among others; and (v) the financial institution is not subject to any significant fines, debarment, suspension, revocation or prohibition imposed in the last five years by the Central Bank, the UIF, the CNV, and/or the National Superintendency of Insurance (Superintendencia de Seguros de la Nación), except when such financial institution has implemented corrective measures that are satisfactory to the Superintendency (such corrective measures would also be brought to the attention of the regulatory body that originally imposed the sanction). The Superintendency also takes into consideration information that it receives from, and/or sanctions imposed by, equivalent foreign agencies or authorities. When weighing the significance of the sanctions, the Superintendency takes into account the type of sanctions, the underlying reason for such sanctions and the amount of sanctions imposed on the financial institution. Additionally, the Superintendency factors in the degree of participation in the events leading up to the sanction, the economic effects of the violation, the degree of damage caused to third parties, the economic benefit that the sanctioned party received from the violation, the sanctioned party's operating volume, its liability and the title or function that such party holds. Regarding the minimum capital requirements, if the minimum regulatory capital after making the dividend payment is lower than the minimum capital required increased by 75%, dividends may not be paid. See "Argentine Banking Regulation—Liquidity and Solvency Requirements—Requirements Applicable to Dividend Distribution."

        Additionally, situations such as noncompliance with minimum capital requirements or non-payment of principal or interest under the Bank's outstanding Tier 2 Notes could result in the Bank's inability to distribute dividends to its shareholders.

        Although distribution of dividends by the Bank has been authorized by the Central Bank in the past, it is possible that in the future we will not be able to reach the regulatory threshold or that if so, the Central Bank may not continue to grant us the authorization to distribute dividends approved by our shareholders at the annual ordinary shareholders' meeting or such authorization may not be for the full amount of distributable dividends.

Changes in the Argentine tax laws may adversely affect the results of our operations and the tax treatment of our Class B shares and/or the ADSs.

        On September 23, 2013, Law No. 26,893, which amended the Income Tax Law, was enacted. According to the amendments, the distribution of dividends by an Argentine corporation is subject to income tax at a rate of 10.0%, unless such dividends are distributed to Argentine corporate entities.

        In addition, the amended law establishes that the sale, exchange or other transfer of shares and other securities is subject to a capital gain tax at a rate of 15% for Argentine resident individuals and foreign beneficiaries. There is an exemption for Argentine resident individuals if certain requirements are met; however, there is no such exemption for non-Argentine residents.

        The income tax treatment of income derived from the sale of ADSs, dividends or exchanges of shares from the ADS facility may not be uniform under the revised Argentine income tax law. The possibly varying treatment of source income could impact both Argentine resident holders as well as non-Argentine resident holders. In addition, should a sale of ADSs be deemed to give rise to Argentine source income, as of the date of this prospectus no regulations have been issued regarding the mechanism for paying the Argentine capital gains tax when the sale exclusively involves non-Argentine parties. However, as of the date of this prospectus, no administrative or judicial rulings have clarified the ambiguity in the law.

        These amendments were implemented by Decree 2334/2013. However, as of the date of this prospectus, many aspects of these new taxes remain unclear. There are some exemptions from the income tax upon disposition of securities for Argentine residents if certain requirements are met, but no such exemption exists for non-Argentine residents.

        Therefore, holders of our Class B shares or the ADSs, are encouraged to consult their tax advisors as to the particular Argentine income tax consequences of owning our Class B Shares or the ADSs. See "Dividends and Dividend Policy" and "Taxation—Material Argentine Tax Considerations."

Restrictions on transfers of foreign exchange and the repatriation of capital from Argentina may impair your ability to receive dividends and distributions on, and the proceeds of any sale of, the Class B shares underlying the ADSs.

        Since the beginning of December 2001 until President Macri assumed office, the Argentine government implemented monetary and foreign exchange control measures that included restrictions on the withdrawal of funds deposited with banks and on the transfer of funds abroad, including dividends, without prior approval by the Central Bank, some of which are still in effect.

        Although the transfer of funds abroad by local companies in order to pay annual dividends only to foreign shareholders and the depositary for the benefit of the ADS holders based on approved audited financial statements no longer requires Central Bank approval, other exchange controls could impair or prevent the conversion of anticipated dividends, distributions, or the proceeds from any sale of Class B shares, as the case may be, from Pesos into U.S. dollars and the remittance of the U.S. dollars abroad. In particular, with respect to the proceeds of any sale of Class B shares underlying the ADSs, as of the date of this prospectus, the conversion from Pesos into U.S. dollars and the remittance of such U.S. dollars abroad is subject to a monthly threshold of US$0.5 million applicable to the depositary or the holder, as the case may be, seeking such conversion and remittance abroad. Transfers in excess of such monthly threshold are subject to prior Central Bank approval. Transfers abroad in which (i) the funds were transferred into Argentina through the MULC less than 365 days prior to the intended repatriation date; and (ii) the foreign beneficiary is either a natural or legal person residing in or incorporated and established in jurisdictions, territories or associated states that are not considered "cooperators for the purposes of fiscal transparency" are also subject to prior Central Bank approval.

        Furthermore, during the last few years the Central Bank has been exercising a de facto prior approval power for certain foreign exchange transactions otherwise authorized to be carried out under the applicable regulations, such as dividend payments or repayment of principal of inter-company loans as well as the import of goods, by means of regulating the amount of foreign currency available to financial institutions to conduct such transactions.

        The Argentine government could take further restrictive measures in the future. In such a case, the depositary for the ADSs may be prevented from converting Pesos it receives in Argentina for the account of the ADS holders. If this conversion is not possible, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. If the exchange rate fluctuates significantly during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the dividend distribution. Also, if payments cannot be made in U.S. dollars abroad, the repatriation of any funds collected by foreign investors in Pesos in Argentina may be subject to restriction. See "Exchange Controls—Other Regulations—Sale of Foreign Currency to Non-residents."

We will be traded on more than one market and this may result in price variations; in addition, investors may not be able to easily move shares for trading between such markets.

        In addition to the offering of ADSs in the United States and countries other than Argentina, we are offering Class B shares in Argentina. Trading in the ADSs or our Class B shares on these markets will take place in different currencies (U.S. dollars on the NYSE and pesos on the MERVAL), and at different times (resulting from different time zones, different trading days and different public holidays in the United States and Argentina). The trading prices of these securities on these two markets may differ due to these and other factors. Any decrease in the price of our Class B shares on the MERVAL could cause a decrease in the trading price of the ADSs on the NYSE. Investors could seek to sell or buy our shares to take advantage of any price differences between the markets through a practice referred to as arbitrage. Any arbitrage activity could create unexpected volatility in both our share prices on one exchange, and the ADSs available for trading on the other exchange. In addition, holders of ADSs will not be immediately able to surrender their ADSs and withdraw the underlying Class B shares for trading on the other market without effecting necessary procedures with the depositary. This could result in time delays and additional cost for holders of ADSs.

Under Argentine Corporate Law, shareholder rights may be fewer or less well defined than in other jurisdictions.

        Our corporate affairs are governed by our bylaws and by the Argentine Corporate Law, which differ from the legal principles that would apply if we were incorporated in a jurisdiction in the United States (such as Delaware or New York), or in other jurisdictions outside Argentina. Thus, your rights or the rights of holders of our Class B shares under the Argentine Corporate Law to protect your or their interests relative to actions by our Board of Directors may be fewer and less well defined than under the laws of those other jurisdictions. Although insider trading and price manipulation are illegal under Argentine law, the Argentine securities markets may not be as highly regulated or supervised as the U.S. securities markets or markets in some of the other jurisdictions. In addition, rules and policies against self-dealing and regarding the preservation of shareholder interests may be less well defined and enforced in Argentina than in the United States, or other jurisdictions outside Argentina, putting holders of our Class B shares and the ADSs at a potential disadvantage.

Holders of our Class B shares and the ADSs located in the United States may not be able to exercise preemptive rights.

        Under the Argentine Corporate Law, if we issue new shares as part of a capital increase, our shareholders may have the right to subscribe to a proportional number of shares to maintain their existing ownership percentage. Rights to subscribe for shares in these circumstances are known as preemptive rights. In addition, shareholders are entitled to the right to subscribe for the unsubscribed shares remaining at the end of a preemptive rights offering on a pro rata basis, known as accretion rights. Upon the occurrence of any future increase in our capital stock, United States holders of Class B shares or ADSs will not be able to exercise the preemptive and related accretion rights for such Class B shares or ADSs unless a registration statement under the Securities Act is effective with respect to such Class B shares or ADSs or an exemption from the registration requirements of the Securities Act is available. We are not obligated to file a registration statement with respect to those Class B shares or ADSs. We may not file such a registration statement, or an exemption from registration may not be available. Unless those Class B shares or ADSs are registered or an exemption from registration applies, a U.S. holder of our Class B shares or ADSs may receive only the net proceeds from those preemptive rights and accretion rights if those rights can be sold by the depositary; if they cannot be sold, they will be allowed to lapse. Furthermore, the equity interest of holders of Class B shares or ADSs located in the United States may be diluted proportionately upon future capital increases.

Non-Argentine companies that own our Class B shares directly and not as ADSs may not be able to exercise their rights as shareholders unless they are registered in Argentina.

        Under Argentine law, foreign companies that own shares in an Argentine corporation are required to register with the Inspección General de Justicia (Superintendency of Legal Entities, or the "IGJ"), in order to exercise certain shareholder rights, including voting rights. If you own Class B shares directly (rather than ADSs) and you are a non-Argentine company and you are not registered with the IGJ, your ability to exercise your rights as a holder of our Class B shares may be limited.

Your voting rights with respect to the ADSs are limited by the terms of the deposit agreement.

        Holders may exercise voting rights with respect to the Class B shares underlying ADSs only in accordance with the provisions of the deposit agreement. There are no provisions under Argentine law or under our bylaws that limit ADS holders' ability to exercise their voting rights through the depositary with respect to the underlying Class B shares, except if the depositary is a foreign entity and it is not registered with the IGJ, and in this case, the depositary is registered with the IGJ. However, there are practical limitations upon the ability of ADS holders to exercise their voting rights due to the additional procedural steps involved in communicating with such holders. For example, Law No. 26,831 requires us to notify our shareholders by publications in certain official and private newspapers of at least 20 and no more than 45 days in advance of any shareholders' meeting. ADS holders will not receive any notice of a shareholders' meeting directly from us. In accordance with the deposit agreement, we will provide the notice to the depositary, which will in turn, if we so request, as soon as practicable thereafter provide to each ADS holder:

  •
  the notice of such meeting;

  •
  voting instruction forms; and

  •
  a statement as to the manner in which instructions may be given by holders.

        To exercise their voting rights, ADS holders must then provide instructions to the depositary how to vote the shares underlying ADSs. Because of the additional procedural step involving the depositary, the process for exercising voting rights will take longer for ADS holders than for holders of Class B shares.

        Except as described in this prospectus, holders will not be able to exercise voting rights attaching to the ADSs.

The relative volatility and illiquidity of the Argentine securities markets may substantially limit your ability to sell Class B shares underlying the ADSs at the price and time you desire.

        Investing in securities that trade in emerging markets, such as Argentina, often involves greater risk than investing in securities of issuers in the United States. The Argentine securities market is substantially smaller, less liquid, more concentrated and can be more volatile than major securities markets in the United States, and is not as highly regulated or supervised as some of these other markets. There is also significantly greater concentration in the Argentine securities market than in major securities markets in the United States. As of December 31, 2014, the ten largest Argentine companies in terms of market capitalization represented approximately 90% of the aggregate market capitalization of the MERVAL. Accordingly, although you are entitled to withdraw the Class B shares underlying the ADSs from the depositary at any time, your ability to sell such shares at a price and time at which you wish to do so may be substantially limited. Furthermore, new capital controls imposed by the Central Bank could have the effect of further impairing the liquidity of the MERVAL by making it unattractive for non-Argentines to buy shares in the secondary market in Argentina. See "Exchange Controls."

Substantial sales of our Class B shares or the ADSs after the global offering could cause the price of the Class B shares or of the ADSs to decrease.

        After the global offering, the existing shareholders will continue to hold a large number of shares. We, our directors, the existing shareholders (severally with respect to shares owned by each of them) and the members of senior management listed in "Management and Corporate Governance—Officers" and "Management and Corporate Governance—Banco Supervielle S.A.'s Senior Management," have agreed with the international underwriters, subject to certain exceptions, not to offer, sell, contract to sell or otherwise dispose of or hedge our shares of capital stock or ADSs or securities convertible into or exercisable or exchangeable for shares of capital stock or ADSs during the 180-day period following the date of this prospectus without the prior written consent of the representatives. See "Underwriting." After these lock-up agreements expire, they will be able to sell their securities in the public market. The market price of our Class B shares or the ADSs could drop significantly if they sell our Class B shares or the ADSs or the market perceives that they intend to sell them.

You will experience immediate and substantial dilution in the book value of the Class B shares or the ADSs you purchase in this offering.

        Because the offer price of the Class B shares and the ADSs being sold in the global offering will be substantially higher than the net tangible book value per share, you will experience immediate and substantial dilution in the book value of these shares. Net tangible book value represents the amount of our total assets less intangible assets and goodwill, minus our total liabilities. As a result, at the offer price of Ps.              per Class B share or US$            per ADS (the midpoint of the price range on the cover of this prospectus), you will incur immediate dilution of Ps.            per Class B share or US$            per ADS you purchase in this offering, assuming the international underwriters have not exercised the option to purchase additional shares. If the international underwriters exercise the option to purchase additional shares in full from us, you will incur an additional immediate dilution of Ps.              per Class B share or US$            per ADS.

Our shareholders may be subject to liability for certain votes of their securities.

        Our shareholders are not liable for our obligations. Instead, shareholders are generally liable only for the payment of the shares they subscribe. However, shareholders who have a conflict of interest with us and who do not abstain from voting may be held liable for damages to us, but only if the transaction would not have been approved without such shareholders' votes. Furthermore, shareholders who willfully or negligently vote in favor of a resolution that is subsequently declared void by a court as contrary to Argentine Corporate Law or our bylaws may be held jointly and severally liable for damages to us or to other third parties, including other shareholders.

USE OF PROCEEDS

        We estimate that our net proceeds from the sale of Class B shares in the global offering, assuming the placement of all shares offered and no exercise of the international underwriters' option to purchase additional shares, will be approximately            US$             million, after deducting estimated underwriting fees and transaction expenses payable by us, based on an offering price per Class B share of US$            and per ADS of US$            , the midpoint of the range set forth in the cover of this prospectus.

        We will not receive any proceeds from the sale of Class B shares by the selling shareholders.

        We intend to use the net proceeds from the global offering for the following purposes:

  (i)
  primarily to increase the volume of assets and loans of our subsidiaries to sustain our expansion process and strengthen our position within the Argentine financial system. For example, to the extent opportunities to increase our assets and loans through acquisitions in the Argentine banking, asset management or insurance sectors arise, we may apply a portion of the net proceeds to harness those opportunities, although as of the date of this prospectus we have no current plans, arrangements or understandings to make any material acquisition; and

  (ii)
  we intend to retain up to US$40.0 million at the holding company level to redeem or cancel at maturity each series of our outstanding notes due on or prior to January 28, 2017 issued by Grupo Supervielle in the Argentine capital markets, which have the interest rates described in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Funding—Financings—Grupo Supervielle—Global Corporate Notes."

        The foregoing represents our current intentions with respect to the use and allocation of the net proceeds of this offering based on our present plans and business condition. The amounts and timing of any expenditure may vary depending on the amount of cash generated by our operations, competitive developments, our rate of growth and inorganic growth opportunities, if any, of our business. Therefore, as of the date of this prospectus, we cannot estimate the amounts or timing in respect of any of the purposes for the use of proceeds listed above.

        For every US$1.00 increase or decrease in the price per ADS offered by this prospectus, the amount of proceeds will increase or decrease by US$            .

 FORWARD-LOOKING STATEMENTS

        This prospectus contains estimates and forward-looking statements, principally in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business". We have based these forward-looking statements largely on our current beliefs, expectations and projections about future courses of action, events and financial trends affecting our business. Many important factors, in addition to those discussed elsewhere in this prospectus, could cause our actual results to differ substantially from those anticipated in our forward-looking statements, including, among other things:

  (i)
  changes in general economic, financial, business, political, legal, social or other conditions in Argentina or elsewhere in Latin America or changes in either developed or emerging markets;

  (ii)
  changes in capital markets in general that may affect policies or attitudes toward lending to or investing in Argentina or Argentine companies, including expected or unexpected turbulence or volatility in domestic and international financial markets;

  (iii)
  changes in regional, national and international business and economic conditions, including inflation;

  (iv)
  changes in interest rates and the cost of deposits, which may, among other things, affect margins;

  (v)
  unanticipated increases in financing or other costs or the inability to obtain additional debt or equity financing on attractive terms, which may limit our ability to fund existing operations and to finance new activities;

  (vi)
  changes in government regulation, including tax and banking regulations;

  (vii)
  adverse legal or regulatory disputes or proceedings;

  (viii)
  the interpretation by judicial courts of the new Argentine Civil and Commercial Code;

  (ix)
  credit and other risks of lending, such as increases in defaults by borrowers;

  (x)
  fluctuations and declines in the value of Argentine public debt;

  (xi)
  increased competition in the banking, financial services, credit card services, asset management and related industries;

  (xii)
  a loss of market share by any of our main businesses;

  (xiii)
  increase in the allowances for loan losses;

  (xiv)
  technological changes or an inability to implement new technologies, changes in consumer spending and saving habits;

  (xv)
  ability to implement our business strategy;

  (xvi)
  fluctuations in the exchange rate of the Peso; and

  (xvii)
  other factors discussed under "Risk Factors" in this prospectus.

        The words "believe," "may," "will," "aim," "estimate," "continue," "anticipate," "intend," "expect," "forecast" and similar words are intended to identify forward-looking statements. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of future regulation and the effects of competition. Forward-looking statements speak only as of the date they were made, and we do not undertake any obligation to update publicly or to revise any forward-looking statements after we distribute this prospectus because of new information, future events or other factors, except as required by applicable law. In light of the risks and uncertainties described above, the forward-looking events and circumstances discussed in this prospectus might not occur and do not constitute guarantees of future performance. Because of these uncertainties, you should not make any investment decisions based on these estimates and forward-looking statements.

ARGENTINE ECONOMY AND FINANCIAL SYSTEM

Introduction

        Beginning in December 2001 and for most of 2002, Argentina experienced one of the most severe crises in its history which nearly left its economy at a standstill and deeply affected its financial sector. Between 2004 and 2009, the Argentine economy and the financial sector recovered considerably. Since 2009, the Argentine economy has shown increased volatility, with years of practically no growth (2009, 2012 and 2014), and years of strong (2010 and 2011) or slow (2013) growth.

        The table below includes certain economic indicators in Argentina for the years indicated:

	December 31,
	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	Sept-2015
GDP real growth (%)	8.9	9.2	8.4	8.0	3.1	0.1	9.5	8.4	0.8	2.9	0.5	N/A
Primary fiscal balance (excludes interest) (as a % of GDP)	3.2	3.0	2.9	2.5	2.5	1.2	1.4	0.2	(0.2)	(0.7)	(0.9)	N/A
Total public debt (as a % of GDP)	106.4	60.7	51.8	44.4	39.2	39.6	36.1	33.3	35.1	38.8	43.0	N/A
Trade balance (in million US$)	12,130	11,700	12,393	11,273	12,557	16,886	11,395	9,732	12,226	8,004	6,653	1,551
Total deposits (as a % of GDP)	13.4	13.4	13.0	12.4	11.9	11.9	11.5	12.0	12.5	13.8	13.3	N/A
Loans to the private sector (as a % of GDP)	6.4	7.0	7.9	8.7	9.4	9.5	8.9	10.3	11.7	12.5	12.1	N/A
Unemployment rate-end of period—(%)	12.1	10.1	8.7	7.5	7.3	8.4	7.3	6.7	6.9	6.4	6.9	5.9
Inflation in consumer prices—Dec./Dec.—CPI INDEC (%)	6.1	12.3	9.8	8.5	7.2	7.7	10.9	9.5	10.8	10.9	23.9	10.7	*
Average nominal exchange rate (in Ps. Per US$)	2.94	2.92	3.07	3.12	3.16	3.73	3.91	4.13	4.55	5.48	8.12	8.97	*

*
Year to date.

Source: INDEC and Central Bank

The Argentine Economy

        In 2003, the Argentine economy began showing signs of recovery. GDP grew 8.9% in 2004, 9.2% in 2005, 8.4% in 2006 and 8.0% in 2007 according to INDEC reports. The reported rate of inflation was 6.1% in 2004, 12.2% in 2005, 9.8% in 2006 and 8.5% in 2007.

        After growing at an average annual rate of 8.8% from 2003 to 2007, during 2008 and 2009, external and internal factors contributed to a decrease in the rate of Argentina's economic growth. According to INDEC, in 2008 GDP grew by 3.1%, in real terms, although the last quarter showed a strong deterioration in the level of activity. Influenced by the aftermath of the global economic downturn, the economy contracted during the first nine months of 2009 but recovered in the last quarter, with GDP growing by 0.1%, the lowest recorded growth rate since 2002. According to INDEC, the rate of inflation was 7.2% in 2008 and 7.7% in 2009. Certain estimates of inflation prepared by provincial governments significantly exceeded the rates published by INDEC. Average inflation in the 11 provinces that publish independent inflation data for that period was 19.1% and 14.2% for 2008 and 2009, respectively.

        In 2010, Argentina's economy indirectly benefited from the measures adopted by industrialized countries to address the global economic downturn. Real GDP grew at a 9.5% annual rate, according to INDEC. This was largely attributable to increases in private consumption and exports and the performance of the farming and manufacturing industries. While the economy improved, price levels, mainly of staples, also increased. According to INDEC, the rate of inflation was 10.9% in 2010. Average inflation reported by 11 provinces that published independent inflation data was 23.8% for the same period.

        In 2011, Argentina's GDP increased 8.4% when compared to 2010, primarily as a result of an increase in private consumption. Strong growth in domestic demand continued putting pressure on inflation. According to INDEC, Argentina recorded 9.5% inflation in 2011, slightly lower than 2010. Eleven provinces in Argentina, however, recorded much higher levels of inflation than that calculated by INDEC, on average reporting inflation in 2011 at 20%.

        In 2012, the Argentine economy grew only slightly at 0.8% according to INDEC, as domestic investment contracted primarily as a result of a decrease in construction and capital goods imports. In 2013, the Argentine economy grew by 2.9% according to INDEC. In 2014, the Argentine economy again grew only slightly at 0.5% according to INDEC. According to INDEC, Argentina recorded inflation levels of 10.8% in 2012, 10.9% in 2013, 23.9% in 2014 and 10.7% for the nine-month period ended September 30, 2015. However, private sector estimates in Argentina reported higher levels of inflation than that calculated by INDEC, on average reporting inflation rates in 2012, 2013, 2014 and for the nine-month period ended September 30, 2015 at 25.3%, 28.0%, 38.5% and 18.6% respectively.

        The following graph compares Argentine GDP growth to other Latin American countries:

Comparative Real GDP Growth Rate Evolution

Source: INDEC, International Monetary Fund, World Economic Outlook Database

        Since 2004, Argentina's external public indebtedness has decreased significantly as a percentage of GDP, from 62.1% in 2004 to 13.0% in 2014. In recent years, external public indebtedness as a percentage of GDP has increased from 10.7% in 2012 to 11.6% in 2013 and 13.0% in 2014.

        The following graph shows the evolution of external public indebtedness as a percentage of GDP:

Evolution of National External Debt (% of GDP)

Source: Ministerio de Economía y Finanzas Públicas (MECON)

        The following graph shows the evolution of external public indebtedness as a percentage of GDP, compared to that of other Latin American countries:

Comparative External Debt as % of GDP (main Latin American countries)

Source: IDB, MECON

        Based on the Emerging Bond Index plus (EMBI+) benchmark index, Argentina country risk profile has improved significantly since 2004, from 4,704 in 2004 to 719 in 2014. However, compared to other Latin American countries, Argentina's risk profile remains relatively high.

        The following graph shows the country risk evolution in terms of EMBI+ for Argentina and several comparable Latin American countries:

Country Risk Evolution (EMBI +)

        Argentina's GDP per capita measured in U.S. dollars increased practically threefold between 2004 (US$4,760) and 2012 (US$ 14,456). However, since 2012 GDP per capita decreased to US$14,001 in 2013 and US$9,527 in 2014, according to the IDB.

        The following graph compares GDP per capita in terms of U.S. dollars to that of other Latin American countries:

GDP per Capita (in US$)

Source: IDB

        The unemployment rate has also improved significantly since 2004, decreasing from 12.1% in 2004 to 6.9% in 2014, although it has remained relatively constant since 2012.

        The following graph compares the Argentine unemployment rate to that of other Latin American countries:

Unemployment rate

Source: IDB, INDEC

The Financial System

2001-2002 Argentine Crisis and its Evolution

        During the last three months of 2001 through the first six months of 2002, Argentina suffered a severe economic recession. Beginning in the second half of 2001, depositors began to withdraw their bank deposits, leading to accelerated capital outflow, which had a material impact on the financial system. By late 2001, the capital flight totaled US$14.0 billion, and approximately 20.0% of the Argentine government's budget was allocated to servicing Argentina's public debt. The financial needs of the Argentine government resulted in increased public sector exposure on banks' balance sheets.

        As a final effort to stop this capital flight, in December 2001, the Argentine government imposed strict personal limits (both in terms of frequency and amount) on bank withdrawals (known as the "corralito"). This action prompted depositors to seek a way to transfer the funds from long-term deposits to short-term deposits, in an effort to avoid the restrictions.

        The economic crisis caused massive social unrest and political crises which ended with the resignation of President Fernando de la Rúa and the appointment of Eduardo Duhalde as president in January 2002 after several interim presidents took office and resigned.

        As a result of the crisis, the Central Bank's international reserves fell by 49.1% between June 2001 and February 2002, and it was forced to provide US$5.5 billion of liquidity assistance to the financial sector between mid-2001 and December 2002.

The Argentine Government's Response to the Crisis and its Impact on the Financial System

        In response to the political and economic crisis, the Argentine government undertook a number of initiatives that radically changed the monetary and foreign exchange regime as well as its regulatory and legal framework. These measures included: suspension of payments on a significant portion of its public debt, approval of the Public Emergency Law in 2002 (which has since been amended and remains in effect through December 31, 2015), and the end of the convertibility regime (which has provided for Peso/U.S. dollar parity for practically a decade). The Peso devalued rapidly by 73.8% (as of June 2002 the exchange rate was Ps.3.81 per US dollar) and, at the same time, wholesale price inflation reached a rate of 118.0% and consumer prices rose 40.9%.

        To prevent further decapitalization of the financial system, the Argentine government imposed stronger restrictions on bank withdrawals and froze and rescheduled time deposits and ordered banks to issue Rescheduled Deposit Certificates ("CEDROS") to compensate depositors affected by these measures. The Argentine government also decreed the conversion of dollar-denominated deposits and obligations into Pesos, in a process known as "pesification". Pursuant to this policy of pesification, obligations and U.S. dollar-denominated deposits were converted into Pesos at different exchange rates (also known as "asymmetric pesification").

        As a consequence of asymmetric pesification, foreign currency-denominated obligations were converted into Pesos at a rate of Ps.1.00 to US$1.00 and were also made subject to adjustment by the Salary Variation Coefficient (the "Coeficiente de Estabilización de Referencia" or "CER") or, depending on the type of loan granted (i.e., mortgages, personal loans and other similar loans in amounts of less than Ps.100,000) by the Salary Variation Coefficient (the "Coeficiente de Variación Salarial" or "CVS"). Foreign currency-denominated deposits, however, were converted into Peso denominated deposits at an exchange rate of Ps.1.40 per US$1.00, subject to CER indexation. The asymmetric pesification had material adverse effects on the composition of banks' balance sheets as banks' principal assets (loans) and liabilities (deposits) in foreign currency were converted into Pesos at different exchange rates.

        The Argentine government attempted to promptly remedy this situation through different offsetting mechanisms based on the issuance of two types of public bonds. One type of bond was used to compensate for losses linked to the asymmetric pesification, and the other type of bond was used to compensate for the consequences of creating a mismatch between a bank's U.S. dollar and Peso positions.

        One of the major consequences of the economic crisis for the financial system was the increase of the non-performing loan coefficient, which reached 38.6% in 2002, 195 basis points higher than the previous year. For this reason, the Argentine government temporarily suspended all proceedings for the enforcement of security interests with respect to loans, preventing creditors, including banks, from collecting on secured non-performing loans.

        A significant number of legal actions, mainly court injunctions ("Amparos"), were brought by individuals and corporations against financial institutions based on the claim that these actions infringed upon their constitutional rights. In a significant number of Amparos, the courts issued injunctions and ordered banks to fully or partially return deposits in U.S. dollars or in Pesos, at the currently prevailing free market exchange rate. On December 27, 2006 in the case entitled "Massa, Juan Agustín v. Argentine Executive Branch—Decree 1570/01 et al. on Amparo," the Argentine Supreme Court determined that financial institutions, including the Bank, must reimburse depositors the total amount in Pesos of the equivalent amount they held in U.S. dollars as of the pesification date. The judgment required the banks involved to indemnify depositors' legal claims in an amount in Pesos equal to the pesified deposits they would have had under the pesification rules. The formula first applied a monetary conversion rate of Ps.1.40 per U.S. dollar, then adjusted the inflation balance by applying CER and, finally, it added an additional 4% interest rate per annum to be applied retroactively to the date on which the pesification was implemented. The Argentine Supreme Court also confirmed the constitutionality of the Public Emergency Law that established the pesification of the Argentine economy due to the economic, financial and exchange emergency prevailing at the time of the crisis.

        The Argentine government also modified the Central Bank's charter so as to facilitate liquidity assistance by such organization to the financial sector. As a result, the Central Bank was authorized to provide Ps.18.9 billion of liquidity assistance to the financial system. Despite this assistance, 19 entities closed between December 2001 and December 2005.

        Finally, in order to give the financial system time to recover from the crisis, the Central Bank passed rules that provided for the deferral of certain losses incurred and allowed banks to register most government bonds and public sector loans held by them as well as government bonds received by them as compensation for asymmetric pesification and foreign currency positions at higher than market rates.

The Path to Stabilization

        The Argentine economy began its path to stabilization in April 2002, mainly as a result of the trade balance surplus caused by the fall in import levels, the reactivation of national production and the substitution of imported products with national product production.

        At the same time, the Central Bank was able to absorb the excess liquidity generated by the assistance given to the financial system through the use of a new short-term financial instrument called "Letras del Banco Central" or "LEBACs." In addition, LEBACs were used to (i) reduce volatility in the Peso-U.S. dollar exchange rate, (ii) mitigate inflationary pressures, and (iii) gradually stabilize interest rates. Improvements in the economic situation, the decrease of capital flight and the decreasing systematic withdrawals on the banks led to the gradual lifting of the corralito restrictions.

        In May 2003, Néstor Kirchner was inaugurated as President and, during that year, the economy continued to show signs of recovery (GDP grew 8.8% that year and inflation was 3.7%), quasi-money securities (which amounted to Ps.7.0 billion) were withdrawn from circulation and restrictions on bank deposits were lifted. In the same year, the population began to restore its confidence in the financial system (deposits increased by 26.2% in nominal terms in 2003).

        This recovery also improved the profitability of the financial system, in part helped by Central Bank regulations which allowed banks to defer the losses arising from Amparos and to value government debt at full value. During this period, the Central Bank introduced a series of interest rate reductions causing annual rates on 180-day LEBACs to plunge from 46.0% to 3.7%. In a market characterized by high liquidity and with little demand for credit, banks were driven to cut interest rates on time deposits from 21.3% at the end of 2002 to 3.6% at the end of 2003.

Growth Consolidation

        In the post-crisis years, the Argentine economy continued to grow. Deposits continued to increase in 2004, growing to approximately Ps.22.0 billion (representing a 23.3% increase) in such year. There was also a resurgence of time deposits fueled by institutional investor placements (of more than Ps.1.0 million), which grew by 54.7% (Ps.7.5 billion) and, more specifically, CER-adjusted deposits, used for the most part by institutional investors, which reached Ps.7.4 billion at the end of 2005. Due to this increase, the Central Bank extended the minimum term of CER-adjusted deposits from 180 to 365 days.

        At the same time, the non-financial private sector loan volume reversed its downward trend, and total nominal loans to the private sector began to show a positive trend with an increase of 22.9% (Ps.7.7 billion) in 2004. This was mainly due to the active participation of domestic private banks in commercial credit (through overdrafts, documents and leasing) and consumer loans (through personal loans and credit cards). This growth in non-financial private sector loans accelerated in 2005, reaching 9.6% of the GDP, with a growth of 36.1% in 2005 (Ps.14.8 billion), 10.5% of the GDP in 2006 with a growth of 39.3% (Ps.21.9 billion) and 11.4% of GDP in 2007 with a growth of 41.8% (Ps.32.1 billion).

        Public sector exposure on the balance sheets of banks, representing over 48.9% of assets in the financial system at its highest point, declined to 16.3% by the end of 2007. This decrease is explained, to a great extent, by the gradual marking-to-market of public sector securities and loans, as well as the increase in the private sector loan portfolio.

The Argentine Financial System from 2008 to 2010

        According to the Central Bank, total deposits grew by approximately Ps.30.7 billion (representing a 14.9% increase) in 2008 and by Ps.35.6 billion (representing a 15.1% increase) in 2009. Loans to the non-financial private sector increased by Ps.22.5 billion (representing a 20.4% increase) in 2008 and by Ps.12.4 billion (representing a 9.3% increase) in 2009.

        According to the Central Bank, total deposits increased by Ps.104.5 billion (representing a 38.4% increase) in 2010 mainly driven by a 67.7% increase in public sector deposits. Non-financial private sector deposits grew approximately by Ps.58.3 billion (representing a 29.3% increase). During 2010, loans to the non-financial private sector increased to Ps.54.0 billion (representing a 37.1% increase). The amount of total loans grew across almost all credit categories, including: promissory notes (63.5%), credit cards (46.5%), automobile and other secured loans (34.3%), personal loans (32.1%), overdrafts (23.7%), mortgages (14.2%) and foreign currency loans, primarily for export financing (39.2%).

        During 2010, financial intermediation activity recovered significantly. Private sector credit growth continued accompanied by reductions in delinquency levels. According to the Central Bank, the ratio of non-performing loans demonstrated a downward trend throughout 2010, ending at 2.1% of the portfolio, 140 basis points lower than in late 2009 and the lowest level in the past 15 years. Delinquency reductions were widespread across all credit lines and all types of entities.

        According to the Central Bank, results for the financial system improved in 2010 with ROAA reaching 2.8%, 50 basis points higher than in 2009 and the highest since 1996. Similarly, ROAE reached 22.6% compared to 19.2% in 2009. The interest spread (or financial margin) stood at 8.6% of assets, while net services fee income remained stable compared to 2009, totaling 3.8% of assets.

The Argentine Financial System from 2011 to September 30, 2015

        According to the Central Bank, total deposits increased by Ps.133.2 billion in 2012, representing a 28.8% increase from 2011. Public sector deposits increased by Ps.33.8 billion in 2012, representing a 26.0% increase from 2011. Non-financial private sector deposits increased by Ps.99.4 billion in 2012, representing a 30.3% increase from 2011, primarily driven by a Ps.112.1 billion increase, or a 41.2% increase, in Peso deposits. Further, in 2012, foreign currency deposits declined by Ps.8.5 billion or 14.8%. In terms of Peso deposits, the most significant were time deposits, which increased by Ps.55.0 billion or 49.6% from 2011. Checking accounts increased by Ps.26.4 billion or 34.4% from 2011 and savings accounts increased by Ps.27.6 billion or 37.5% from 2011.

        Total loans increased by Ps.101.6 billion in 2012, representing a 30.6% increase from 2011. Non-financial private sector loans increased by Ps.92.0 billion or 31.5% from 2011. This increase was mainly due to an increase in loans denominated in Pesos, which grew by Ps.102.5 billion or 41.6% from 2011, while foreign currency loans decreased by Ps.13.6 billion or 33.8%. The total amount of Peso loans increased in almost every category. With respect to loans to businesses, overdrafts increased by Ps.15.8 billion or 53.8% and secured loans increased by Ps.28.3 billion or 52.7%. With respect to consumer credit, credit card loans increased by Ps.18.1 billion or 42.1% and personal loans grew by Ps.16.6 billion or 28.4%. Finally, mortgages and pledge loans registered an increase of Ps.8.0 billion or 29.2% and Ps.5.8 billion or 35.0, respectively.

        In 2013, the Central Bank reported that total deposits increased by Ps.156.7 billion in 2013, representing a 26.3% increase from 2012. Public sector deposits increased by Ps.38.7 billion, representing a 23.7% increase from 2012. Non-financial private sector deposits increased by Ps.116.5 billion in 2013, representing a 27.2% increase from 2012, primarily driven by a Ps.111.8 billion increase, or a 29.1% increase, in Peso deposits. Further, in 2013, foreign currency deposits increased by Ps.6.9 billion or 14.1%. In terms of Peso deposits, the most significant were time deposits, which increased by Ps.54.6 billion or 32.9% from 2012. Checking accounts increased by Ps.22.0 billion or 21.4% from 2012 and savings accounts increased by Ps.31.3 billion or 31.0% from 2012.

        Total loans also increased by Ps.129.4 billion in 2013, representing a 29.8% increase from 2012. Non-financial private sector loans increased by Ps.118.2 billion or 30.8% from 2012. This increase was mainly due to an increase in loans denominated in Pesos, which grew by Ps.119.9 billion or 34.3% from 2012, while foreign currency loans declined by Ps.3.1 billion or 11.7% from 2012. The total amount of Peso loans increased in almost every category. With respect to loans to businesses, overdrafts increased by Ps.7.6 billion or 16.8% and secured loans increased by Ps.35.0 billion or 42.7%. With respect to consumer credit, credit card loans increased by Ps.27.3 billion or 44.8% and personal loans grew by Ps.23.7 billion or 31.5%. Finally, mortgages and pledge loans registered an increase of Ps.8.6 billion or 24.2% and Ps.9.3 billion or 41.4%, respectively.

        In 2014, total deposits increased by Ps.227.0 billion, representing a 30.2% increase from 2013, as reported by the Central Bank. Public sector deposits increased by Ps.53.5 billion in 2014, representing a 26.4% increase from 2013. Non-financial private sector deposits increased by Ps.170.6 billion in 2014, representing a 31.3% increase from 2013, primarily driven by a Ps.152.2 billion increase, or a 30.7% increase, in Peso deposits. Further, in 2014, foreign currency deposits increased by Ps.0.5 billion or 5.8%. In terms of Peso deposits, the most significant were savings accounts, registering a Ps.43.2 billion or 32.6% increase from 2013, followed by checking accounts, which increased by Ps.41.4 billion or 33.0% from 2013. Moreover, time deposits increased by Ps.62.6 billion or 28.4% from 2013.

        In the nine-month period ended September 30, 2015, total deposits increased by Ps.293.2 billion, representing a 33.7% increase from the same period in 2014, as reported by the Central Bank. Public sector deposits increased by Ps.34.3 billion in the nine-month period ended September 30, 2015, representing a 16.7% increase from the same period in 2014. Non-financial private sector deposits increased by Ps.255.9 billion in the nine-month period ended September 30, 2015, representing a 39.0% increase from the same period in 2014, primarily driven by a Ps.238.2 billion increase, or a 40.1% increase, in Peso deposits. Further, in the nine-month period ended September 30, 2015, foreign currency deposits increased by Ps.21.2 billion or 30.5% compared to the same period in 2014. In terms of Peso deposits, the most significant were time deposits, registering a Ps.128.0 billion, or 46.9% increase, compared to the nine-month period ended September 30, 2014, followed by savings accounts, which increased by Ps.58.1 billion or 38.7% compared to the nine-month period ended September 30, 2014. Moreover, checking accounts increased by Ps.44.8 billion or 29.5% compared to the nine-month period ended September 30, 2014.

        The Central Bank reported that total loans increased by Ps.102.9 billion in 2014, representing an 18.3% increase from 2013. Non-financial private sector loans increased by Ps.102.2 billion or 20.4% from 2013. This increase was mainly due to an increase in loans denominated in Pesos, which grew by Ps.94.8 billion or 20.2% from 2013, while foreign currency loans increased by Ps.4.9 billion or 20.8%. The total amount of Peso loans increased in almost every category. With respect to loans to businesses, overdrafts increased by Ps.12.1 billion or 23.0% and secured loans increased by Ps.21.2 billion or 18.1%. With respect to consumer credit, credit card loans increased by Ps.33.0 billion or 37.3% and personal loans grew by Ps.19.0 billion or 19.2%. Finally, mortgages and pledge loans registered an increase of Ps.4.0 billion or 9.1% and Ps.1.1 billion or 3.4%, respectively.

        The Central Bank reported that total loans increased by Ps.179.8 billion in the nine-month period ended September 30, 2015, representing a 28.7% increase from the same period in 2014. Non-financial private sector loans increased by Ps.173.0 billion or 30.8% compared to the nine-month period ended September 30, 2014. This increase was mainly due to an increase in loans denominated in Pesos, which grew by Ps.168.1 billion or 32.4% compared to the nine-month period ended September 30, 2014, while foreign currency loans increased by Ps.2.8 billion or 8.5%. The total amount of Peso loans increased in almost every category. With respect to loans to businesses, overdrafts increased by Ps.13.6 billion or 20.4% and secured loans increased by Ps.45.3 billion or 36.7%, each compared to the nine-month period ended September 30, 2014. With respect to consumer credit, credit card loans increased by Ps.53.2 billion or 53.1% and personal loans grew by Ps.39.3 billion or 35.6%, each compared to the nine-month period ended September 30, 2014. Finally, mortgages and pledge loans registered an increase of Ps.4.4 billion or 9.4% and Ps.4.8 billion or 14.7%, respectively, each compared to the nine-month period ended September 30, 2014.

        In 2011, financial intermediation activity continued to increase. At the same time, the financial system experienced an additional reduction in delinquencies. According to the Central Bank, the percentage of non-performing loans in the private sector decreased to 1.4% of the total debt portfolio at December 2011, which was at the lowest level in 11 years. The reduction was widespread across all credit lines and categories of borrowing. The low default trend continued in 2012, although it increased slightly from 1.4% to 1.7%, still remaining at historically low levels. In 2013, the default rate remained constant at 1.7%, in 2014 increased to 2.0% and in the nine-month period ended September 30, 2015 decreased to 1.8%.

        According to the Central Bank, ROAA was 3.8% in the nine-month period ended September 30, 2015, 4.1% in 2014, 3.4% in 2013, 2.9% in 2012, 2.7% in 2011 and 2.8% in 2010; and ROAE for the financial system was 29.8% in the nine-month period ended September 30, 2015, 32.7% in 2014, compared to 29.5% in 2013, 25.7% in 2012 and 25.3% in 2011. Further, the Central Bank indicated that the interest rate margin increased to 11.4% and 11.7% of assets during the nine-month period ended September 30, 2015 and in 2014, respectively. Net income from services during the nine-month period ended September 30, 2015 decreased to 4.2% of assets from 4.3% in the same period of 2014. In 2014, net income from services remained constant at 4.3% of assets, compared to 4.2% in 2012, 3.9% in 2011 and 3.8% in 2010. Loan loss provisions resulting from the increase in private loan delinquencies totaled 0.8% of assets in the nine-month period ended September 30, 2015. Loan loss provisions resulting from the increase in private loan delinquencies totaled 1.0% of assets in 2014, compared to 1.1% in 2013, 0.9% in 2012, 0.7% in 2011 and 0.8% in 2010.

        According to the Central Bank and INDEC, loans to the private sector, as a percentage of GDP, were 12.1% as of December 31, 2014. Loans to the private sector as a percentage of GDP were 53.3% for Brazil, 75.9% for Chile, 43.6% for Colombia, 31.4% for Peru, 25.0% for Uruguay and 17.9% for Mexico as of December 31, 2014 according to the IDB. We believe Argentina's 2014 ratio demonstrates an opportunity for credit expansion.

Argentine Financial System Statistics from 2004 to September 30, 2015

        The following table shows the 2004 to September 30, 2015 evolution of major balance sheet items for the financial system:

	December 31,
												September 30, 2015
	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014
	(in millions of Pesos)
Assets	212,562	221,962	258,384	297,963	346,762	387,381	510,304	628,381	790,026	1,004,775	1,340,548	1,584,649
Liabilities	188,683	195,044	225,369	261,143	305,382	339,047	452,752	558,264	699,205	883,086	1,172,335	1,378,291
Shareholders' equity	23,879	26,918	33,014	36,819	41,380	48,335	57,552	70,117	90,820	121,689	168,213	206,358
Capital, contributions, reserves	43,770	37,440	36,859	37,930	38,571	39,538	41,204	44,587	59,395	73,219	89,307	124,856
Retained earning	(19,891)	(10,522)	(3,845)	(1,172)	2,809	8,797	16,348	25,530	31,426	48,471	78,907	81,503
Loans	73,617	84,171	103,668	132,157	154,719	169,868	230,127	332,317	433,925	563,344	649,206	786,258
Non-financial public sector	30,866	25,836	20,874	16,772	17,083	20,570	25,907	31,346	39,951	48,438	51,470	57,620
Financial sector	1,697	2,450	4,962	5,030	4,793	4,052	5,018	9,263	10,299	13,049	10,729	12,524
Non-financial private sector	41,054	55,885	77,832	110,355	132,844	145,247	199,202	291,708	383,674	501,857	604,062	735,475
Provisions	(7,500)	(4,930)	(3,728)	(4,089)	(4,744)	(5,824)	(6,232)	(7,173)	(9,596)	(13,117)	(17,054)	(19,361)
Deposits	116,655	136,492	170,898	205,550	236,217	271,853	376,344	462,517	595,764	752,422	979,388	1,164,024
Non-financial public sector	31,649	34,019	45,410	48,340	67,151	69,143	115,954	129,885	163,691	202,434	256,996	241,167
Non-financial private sector	83,000	100,809	123,431	155,048	166,378	199,278	257,595	328,463	427,857	544,331	720,645	921,264

Source: Central Bank

        The table below shows the evolution of the number of financial institutions in the system:

	December 31,
												September 30, 2015
	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014
Banks	73	71	72	67	67	66	64	64	65	66	65	64
Public banks	14	13	12	12	12	12	12	12	12	12	12	12
Private banks	59	58	60	55	55	54	52	52	53	54	53	52
Private argentine capital banks	32	34	35	33	33	32	32	31	33	34	33	33
Foreign capital domestic banks	13	12	13	12	12	12	11	12	11	11	11	10
Foreign financial institution branch banks	12	11	11	9	9	9	9	9	9	9	9	9
Financial companies	16	16	16	16	15	15	14	14	14	15	15	15
Credit unions	2	2	2	2	2	2	2	2	2	1	1	1

Total financial institutions	91	89	90	85	84	83	80	80	81	82	81	80

Source: Central Bank

        The graph below shows the evolution of loans and deposits growth in Argentina:

Loans and Deposits Growth (in Ps. MM)

Source: Central Bank

        The graph below shows the evolution of private loans as a percentage of GDP compared to that of other Latin American countries:

Private Loans to GDP Penetration Benchmarking

Source: IDB

        The graph below shows the evolution of the private loans portfolio composition in Argentina:

Private Loans Portfolio Composition Evolution
(in Ps. thousands)

Source: Central Bank

        The graph below shows the evolution of non-performing loan ratios in Argentina:

Loans Quality Evolution—Non financial private sector

Source: Central Bank

        The following graph shows the evolution of non-performing loans coverage, measured as allowances over non-performing loans:

Ratio of Non performing loans Coverage

Source: Central Bank

        The following graphs show the evolution of ROAA and ROAE in Argentina:

ROAA

ROAE

Source: Central Bank

        The following tables show market share of Argentine banks in terms of assets, loans and deposits as of September 30, 2015:

Market Share of Assets		Market Share of Loans
Banco de la Nación Argentina	25.0%	Banco de la Nación Argentina S.A.	17.3%
Banco de la Provincia de Buenos Aires S.A.	8.0%	Banco Santander Rio S.A.	9.3%
Banco Santander Río S.A.	7.7%	Banco de la Provincia. de Buenos Aires S.A.	9.2%
Banco de Galicia y Buenos Aires S.A.	7.3%	Banco de Galicia y Buenos Aires S.A.	7.9%
BBVA Francés S.A.	5.7%	Banco Macro S.A.	6.5%
Banco Macro S.A.	5.5%	BBVA Francés S.A.	6.2%
HSBC Bank Argentina S.A.	3.7%	HSBC Bank Argentina S.A.	4.1%
Credicoop Cooperativo Limitado	3.5%	Banco de la Ciudad de Buenos Aires S.A.	4.0%
Banco de la Ciudad de Buenos Aires S.A.	3.2%	Banco Patagonia S.A.	3.6%
ICBC S.A.	3.2%	ICBC S.A.	3.2%
Banco Patagonia S.A.	3.2%	Citibank N.A.	3.1%
Citibank N.A.	2.8%	Credicoop Cooperativo Limitado	3.0%
Banco Hipotecario S.A.	2.1%	Banco Hipotecario S.A.	2.3%
Banco Supervielle S.A.	1.6%	Banco Supervielle S.A.	2.1%
Banco de la Provincia de Córdoba S.A.	1.6%	Nuevo Banco de Santa Fe S.A.	2.1%

Market Share of Deposits
Banco de la Nación Argentina	26.7%
Banco de la Provincia de Buenos Aires S.A.	9.7%
Banco Santander Río S.A.	7.6%
Banco de Galicia y Buenos Aires S.A.	7.0%
BBVA Francés S.A.	5.4%
Banco Macro S.A.	5.3%
Credicoop Cooperativo Limitado	4.2%
HSBC Bank Argentina S.A.	3.7%
Banco de la Ciudad de Buenos Aires S.A.	3.5%
Banco Patagonia S.A.	3.0%
ICBC S.A.	2.7%
Citibank N.A.	2.4%
Banco de la Provincia de Córdoba S.A.	1.9%
Banco Supervielle S.A.	1.7%
Banco Hipotecario S.A.	1.7%

        The following tables show market share of Argentine banks in terms of assets, loans and deposits as of December 31, 2014:

Market Share of Assets		Market Share of Loans
Banco de la Nación Argentina S.A.	28.4%	Banco de la Nación Argentina S.A.	18.7%
Banco de la Provincia de Buenos Aires	7.9%	Banco de la Provincia de Buenos Aires	9.1%
Banco Santander Río S.A.	7.1%	Banco Santander Río S.A.	8.5%
Banco de Galicia y Buenos Aires S.A.	6.6%	Banco de Galicia y Buenos Aires S.A.	7.6%
BBVA Francés S.A.	5.5%	BBVA Francés S.A.	6.2%
Banco Macro S.A.	5.1%	Banco Macro S.A.	6.1%
HSBC Bank Argentina S.A.	3.7%	Banco de la Ciudad de Buenos Aires	4.3%
Credicoop Cooperativo Limitado	3.2%	HSBC Bank Argentina S.A.	4.1%
Banco de la Ciudad de Buenos Aires	3.2%	Banco Patagonia S.A.	3.5%
Banco Patagonia S.A.	2.9%	Credicoop Cooperativo Limitado	3.3%
ICBC S.A.	2.9%	ICBC S.A.	3.1%
Citibank N.A.	2.3%	Citibank N.A.	2.9%
Banco Hipotecario S.A.	2.2%	Banco Hipotecario S.A.	2.5%
Banco Supervielle S.A.	1.6%	Banco Supervielle S.A.	2.1%
Banco de la Provincia de Córdoba S.A.	1.6%	Banco de la Provincia de Córdoba S.A.	1.9%

Market Share of Deposits
Banco de la Nación Argentina S.A.	30.0%
Banco de la Provincia de Buenos Aires S.A.	9.2%
Banco Santander Río S.A.	7.1%
Banco de Galicia y Buenos Aires S.A.	6.5%
BBVA Francés S.A.	5.3%
Banco Macro S.A.	4.9%
Credicoop Cooperativo Limitado	3.8%
HSBC Bank Argentina S.A.	3.6%
Banco de la Ciudad de Buenos Aires S.A.	3.5%
Banco Patagonia S.A.	2.8%
ICBC S.A.	2.5%
Citibank N.A.	2.3%
Banco Hipotecario S.A.	1.9%
Banco de la Provincia de Córdoba S.A.	1.8%
Banco Supervielle S.A.	1.7%

        With respect to the distribution network, as of September 30, 2015, the financial system had 4,451 branches, 1,694 customer service and collection centers and 19,489 ATMs, with coverage throughout Argentina. The table below shows the distribution of the network by jurisdiction as of September 30, 2015.

Jurisdiction	Branches	Customer Service and Collection Centers	ATMs
City of Buenos Aires	812	319	4,006
Buenos Aires	1,371	649	6,114
Catamarca	25	5	114
Córdoba	445	158	1,633
Corrientes	94	24	248
Chaco	63	64	306
Chubut	99	15	296
Entre Ríos	141	22	567
Formosa	20	15	137
Jujuy	33	16	236
La Pampa	108	11	149
La Rioja	27	11	100
Mendoza	159	71	726
Misiones	63	12	345
Neuquén	97	29	285
Río Negro	72	19	347
Salta	62	28	427
San Juan	38	19	256
San Luis	52	22	213
Santa Cruz	47	6	197
Santa Fe	464	123	1,974
Santiago del Estero	54	12	224
Tucumán	82	37	465
Tierra del Fuego	23	7	124

Total	4,451	1,694	19,489

        With respect to the distribution network, as of December 31, 2014, the financial system had 4,401 branches, 1,686 customer service and collection centers and 18,880 ATMs, with coverage throughout Argentina. The table below shows the distribution of the network by jurisdiction as of December 31, 2014.

Jurisdiction	Branches	Customer Service and Collection Centers	ATMs
City of Buenos Aires	809	318	3,913
Buenos Aires	1,347	637	5,900
Catamarca	25	5	112
Córdoba	441	156	1,629
Corrientes	87	31	241
Chaco	62	65	254
Chubut	99	14	287
Entre Ríos	139	22	525
Formosa	20	14	136
Jujuy	32	16	234
La Pampa	108	11	147
La Rioja	27	11	99
Mendoza	159	68	709
Misiones	63	12	328
Neuquén	96	27	267
Río Negro	72	18	334
Salta	62	29	418
San Juan	38	18	242
San Luis	52	21	204
Santa Cruz	46	7	191
Santa Fe	460	124	1,927
Santiago del Estero	53	12	204
Tucumán	81	40	458
Tierra del Fuego	23	10	121

Total	4,401	1,686	18,880

Source: Central Bank

EXCHANGE RATES

        From April 1, 1991 until the end of 2001, Law No. 23,928 (the "Convertibility Law") established a regime under which the Central Bank was obliged to sell U.S. dollars at a fixed rate of one Peso per U.S. dollar. On January 6, 2002, the Argentine Congress enacted Law No. 25,561 (as amended and supplemented, the "Public Emergency Law"), formally ending the regime of the Convertibility Law, abandoning over ten years of U.S. dollar-Peso parity and eliminating the requirement that the Central Bank's reserves in gold, foreign currency and foreign currency denominated debt be at all times equivalent to 100% of the monetary base.

        The Public Emergency Law, which has been extended on an annual basis as is in effect until December 31, 2015, granted the Argentine government the power to set the exchange rate between the Peso and foreign currencies and to issue regulations related to the foreign exchange market. Following a brief period during which the Argentine government established a temporary dual exchange rate system, pursuant to the Public Emergency Law, the Peso has been allowed to float freely against other currencies since February 2002, although the Central Bank has the power to intervene by buying and selling foreign currency for its own account, a practice in which it engages on a regular basis.

        After several years of moderate variations in the nominal exchange rate, in 2012 the Peso lost approximately 14% of its value with respect to the U.S. dollar. This was followed in 2013 and 2014 by a devaluation of the Peso with respect to the U.S. dollar that exceeded 30%, including a loss of approximately 24% in January 2014. In 2015, the Peso lost approximately 52% of its value with respect to the U.S. dollar, including a 10% devaluation from January 1, 2015 to September 30, 2015 and a 38% devaluation during the last quarter of the year, mainly concentrated after December 16, 2015.

        The following table sets forth the annual high, low, average and period-end exchange rates for the periods indicated, expressed in Pesos per U.S. dollar and not adjusted for inflation. There can be no assurance that the Peso will not depreciate or appreciate again in the future. The Federal Reserve Bank of New York does not report a noon buying rate for Pesos.

	Exchange Rates
	High(1)	Low(1)	Average(1)(2)	Period-end(1)(3)
2010	3.9857	3.7942	3.9127	3.9758
2011	4.3035	3.9715	4.1302	4.3032
2012	4.9173	4.3048	4.5515	4.9173
2013	6.5180	4.9228	5.4789	6.5180
2014	8.5555	6.5430	8.1188	8.5520
2015	13.7633	8.5537	9.2689	13.0050
2015
January 2015	8.6395	8.5537	8.6024	8.6395
February 2015	8.7260	8.6488	8.6859	8.7243
March 2015	8.8197	8.7310	8.7790	8.8197
April 2015	8.9047	8.8260	8.8657	8.9047
May 2015	8.9893	8.9103	8.9487	8.9893
June 2015	9.0865	8.9965	9.0416	9.0865
July 2015	9.1873	9.0920	9.1425	9.1873
August 2015	9.2955	9.1937	9.2433	9.2955
September 2015	9.4192	9.3020	9.3652	9.4192
October 2015	9.5460	9.4263	9.4896	9.5460
November 2015	9.6880	9.5540	9.6272	9.6880
December 2015	13.7633	9.6975	11.4278	13.0050
2016
January 2016(4)	13.4550	13.0692	13.2621	13.4550

(1)
Reference exchange rate published by the Central Bank.

(2)
Based on daily averages.

(3)
The exchange rate used in our financial statements.

(4)
Through January 5, 2016.

 EXCHANGE CONTROLS

        In January 2002, with the approval of the Public Emergency Law, Argentina declared a public emergency situation in its social, economic, administrative, financial and foreign exchange matters and authorized the Argentine Executive Branch to establish a system to determine the foreign exchange rate between the Peso and foreign currencies and to issue foreign exchange-related rules and regulations. Within this context, on February 8, 2002, through Decree No. 260/2002, the Argentine Executive Branch established (i) a single and free-floating foreign exchange market (hereinafter, "MULC" as per the initials in Spanish) through which all foreign exchange transactions in foreign currency must be conducted, and (ii) that foreign exchange transactions in foreign currency must be conducted at the foreign exchange rate to be freely agreed upon among contracting parties, subject to the requirements and regulations imposed by the Central Bank (please see below for a summary of the main regulations).

        On June 9, 2005, through Decree No. 616/2005, the Argentine Executive Branch mandated that (i) all inflows of funds into the local foreign exchange market arising from foreign debts incurred by residents, both individuals or legal entities in the Argentine private sector, except for those concerning foreign trade financing and primary issuances of debt securities admitted to public offering and listed in authorized markets; and (ii) all inflows of funds by non-residents channeled through the MULC and aimed at being held in local currency, acquiring all types of financial assets or liabilities in the financial or non-financial private sector (except for foreign direct investments and primary issuances of debt securities and shares admitted to public offering and listed in authorized markets), and investments in securities issued by the public sector and acquired in secondary markets, must meet the following requirements: (i) such inflows of funds may only be transferred outside the local foreign exchange market at the expiration of a term of 365 calendar days as from the date of settlement of such funds into Pesos; (ii) the proceeds of such inflows of funds must be credited to an account in the local banking system; (iii) a non-transferable and non-interest-bearing deposit for 30% of the amount of the transaction must be kept in Argentina for a period of 365 calendar days, in accordance with the terms and conditions set forth in the applicable regulations (the "Deposit"); and (iv) the Deposit is to be denominated in U.S. dollars and held in Argentine financial institutions and it may not be used to guarantee or as collateral of any type of credit transactions. The requirements of Decree 616/2005 were subsequently eased, as detailed below.

        Within this context and pursuant to Communication "A" 4359 as amended, the Central Bank issued regulations relating to the Deposit, which was required to be made as soon as foreign currency was transferred into Argentina through the MULC in certain cases, such as: (i) financial indebtedness incurred by the financial sector and by the private, non-financial sector, except for primary issuances of publicly traded and listed debt securities, (ii) primary issuance of shares by resident companies whose shares are neither registered for public offering nor listed in any authorized market, to the extent they do not qualify as "foreign direct investment" and (iii) portfolio investments by non-residents to be applied to holdings of local currency and financial assets and liabilities in the financial sector and in the private, non-financial sector, to the extent they do not relate to the primary issuance of publicly traded and listed debt securities or publicly traded and listed shares issued by resident companies. Subsequently, Resolution No. 365/2005 and No. 637/2005 issued by the Ministry of Economy, Public Finance and Production included additional transactions for which the Deposit was mandatory starting on June 29, 2005. However, exceptions established under Argentine Central Bank regulations reduced the number of situations in which this Deposit was required.

        On December 18, 2015, through Resolution No. 3/2015, the Ministry of Treasury and Public Finance amended Executive Decree No. 616/2005, reducing (i) the Deposit percentage to 0% and (ii) the required period that the proceeds of any new financial indebtedness incurred by residents, held by foreign creditors and transferred through the MULC must be kept in Argentina from 365 calendar days to 120 calendar days from the date of the transfer of the relevant amount.

        The following is a description of the main aspects of Central Bank regulations concerning inflows and outflows of funds in Argentina.

Inflow of Capital

Capital

        New foreign financial indebtedness incurred by the private non-financial sector, the financial sector and Argentine local governments will not be subject to the requirement of having the proceeds from such indebtedness initially transferred and settled through the MULC. However, the settlement of funds through the MULC will be necessary for subsequent access to the MULC to repay principal and interest. Pursuant to Communication "A" 5850, if the funds are credited to foreign-currency denominated local accounts in Argentina, it will be necessary to demonstrate the settlement of such funds.

        Debt issuances by the private (financial and non-financial) sector denominated in foreign currency, with principal and interest services not solely payable in Pesos in Argentina are to be subscribed in foreign currency and the proceeds must be settled through the MULC (Communication "A" 5265 as amended).

        Any new financial indebtedness channeled through the MULC and any debt renewal with foreign creditors incurred by Argentine residents from the financial sector and from the private, non-financial sector, must be agreed and maintained for terms of at least 120 calendar days as from the date of the inflow of the funds into Argentina, settlement of the funds or renewal of the debt, as applicable, and they may not be prepaid before the lapse of said term, irrespective of the manner of cancellation of the obligation to the foreign creditor and of whether said cancellation is effected with or without access to the MULC (Communication "A" 5265 and 5850, as amended).

        Exempted from the provisions described in the preceding paragraph are the primary issuances of publicly traded and listed securities.

Outflow of Capital

Payment of Services

        There are no restrictions on remittances abroad for payment of services rendered by non-residents, irrespective of the item (freights, insurance, royalties, technical assistance, fees, etc.) (Communication "A" 5264 and 5850, as amended). Access to the MULC for such payments requires the filing of documentation by residents evidencing the authenticity of the transaction related to the type of service rendered and the amount to be transferred abroad.

        Communication "A" 5850, however, established a distinction between debt for services performed and/or accrued until December 16, 2015 and those performed and/or accrued thereafter. For any services performed and/or accrued after December 16, 2015, any applicable payments may be paid without an amount limitation and will be allowed access to the MULC in accordance with the provisions of applicable regulations governing MULC access for the payment of services provided by non-residents.

        In respect of debt incurred for services performed and/or accrued up to and including December 16, 2015, Communication "A" 5850 provides that payments may be paid and access to the MULC will be allowed, provided that applicable regulations are complied with and in accordance with to the following time schedule: (i) no payments may be made until February 2016; (ii) in February 2016, the amount per client may not exceed the equivalent of US$2.0 million; (iii) from March to June 2016, the amount per client may not exceed the equivalent of US$4.0 million for each calendar month; and (iv) as from June 2016, no amount limitation will be applicable.

Payment of Profits (Interest, Earnings and Dividends)

        Access to the MULC is granted for payment of interest services in the private, non-financial sector and in the financial sector (Communication "A" 5264, as amended) in the following circumstances: (i) if applicable regulations allow the repayment of the debt corresponding to such interest service and if all general regulatory requirements related to principal repayment are met; (ii) if the settlement of the currency is made within 10 calendar days of the maturity date of each interest payment; and (iii) if the interest payment is for the unpaid amounts accrued from the date of settlement of the foreign currency originating the foreign indebtedness or within 48 hours from the date of disbursement of the funds abroad and until settlement thereof through the MULC(within 48 hours from disbursement).

        In addition, access to the MULC is permitted for remittances abroad to pay earnings and dividends insofar as they arise from closed and audited financial statements (Communication "A" 5377).

        In order to proceed with remittances abroad for payment of interest on debt of all types, earnings and dividends, the entities involved must first verify that the debtor has complied with the reporting of (i) outstanding foreign indebtedness imposed under Communication "A" 3602 dated May 7, 2002 and (ii) direct investments pursuant to Communication "A" 4237 dated November 10, 2004, if applicable.

Financial Debts

        Payment of principal under foreign financial indebtedness incurred by Argentine residents in the financial sector and in the private, non-financial sector (except in the case of payment of primary issuances of publicly traded and listed debt securities) may only proceed after the expiration of a 120 calendar-day term as from the date of inflow of the loan proceeds into Argentina.

        Pursuant to Communication "A" 5604, as amended by Communication "A" 5850, access to the MULC for the prepayment of principal under foreign indebtedness incurred by Argentine residents of the private, non-financial sector, is allowed:

  (i)
  at any time within 10 business days prior to maturity, to the extent the applicable minimum stay-period has been complied with; or

  (ii)
  with the necessary operational anticipation for the payment of principal installments, whose payment depends on the enforcement of specific contractual conditions, or

  (iii)
  before such 10-business-days term prior to maturity, whether in whole or in part, if the payment is entirely financed with external funds destined to capital contributions to the extent the applicable minimum stay-period has been complied with, or

  (iv)
  before such 10-business-days term prior to maturity, whether in whole or in part, to the extent the applicable minimum stay-period has been complied with, and the payment is entirely financed with new foreign loans granted by international financial institutions and agencies, official foreign credit agencies and foreign banks, and to the extent that: (i) such payments were expressly established as a condition to grant the new credits, (ii) it meets the conditions of being considered a foreign debt issuance through the issuance of bonds or other debt instruments. In each case it is necessary that: (a) the average life of the new debt is longer than the average remaining life of the debt repaid in advance considering in both cases payments of principal and interest and (b) such payment does not imply an increase in the current value of the foreign indebtedness of the debtor.

    The current value of the debt must be calculated by discounting any future maturities of principal and interest, at the implicit rate resulting from considering the internal rate of return on foreign debt issued by the National Government, or

  (v)
  at any time, either in whole or in part, in the case of financial indebtedness payable abroad and transferred into Argentina and settled through the MULC as from December 17, 2015, provided that the applicable minimum period that the proceeds must be kept in Argentina has been complied with.

    Finally, regarding access to the MULC for the payment of interest accrued on unpaid debts or debts canceled simultaneously with the payment of interest, the purchase of foreign currency in the MULC may be completed in a period not in excess of 10 business days prior to the due date of each installment of interest computed in arrears, excluding the possibility of calculating the amount of accrued interest.

Other Regulations

Sales of Foreign Currency to Non-residents

        Communication "A" 4662 as subsequently amended published a restatement of, as well as newly-issued, regulations applicable to access to the MULC by non-residents (as per the definitions contained in the IMF's Balance of Payments Manual, fifth edition, chapter IV).

        In this respect, no prior Central Bank approval is required for any of the following transactions conducted by non-residents insofar as all the requirements imposed in each case have been met:

  (i)
  Purchase of foreign currencies for remittances abroad provided that the documentation prescribed by the previously mentioned regulations has been furnished, in the examples stated below, when transactions relate to, or pertain to collections in Argentina, of:

  1.1.
  Financial indebtedness originating in external loans of non-residents.

  1.2.
  Recovery of claims in local bankruptcy proceedings and collection of debts under reorganization proceedings to the extent that the non-resident client has been recognized as creditor by a final non-appealable decision of the court of such proceedings.

  1.3.
  Repatriations of direct investments in companies in the private, non-financial sector that do not control local financial institutions and/or real estate, disbursed after October 28, 2011 and transferred into Argentina through the MULC, provided that (i) the investor has maintained such direct investment for at least 365 calendar days; and (ii) the foreign beneficiary is either a natural or legal entity residing or incorporated and established in, or the payment is performed, in domains, jurisdictions, territories or associated states that are considered "cooperators for the purposes of fiscal transparency" according to the provisions of section 1 of Decree 589/2013, as amended and supplemented (Communication "A" 5649) for the following purposes:

  1.3.1.
  Sale of the direct investment.

  1.3.2.
  Final liquidation of the direct investment.

  1.3.3.
  Capital reduction decided by the local company.

  1.3.4.
  Reimbursement of irrevocable contributions by the local company.

  1.4.
  Collections of services or sales proceeds of other portfolio investments (and their profits) provided that, in the aggregate, they do not exceed the equivalent of US$500,000 per calendar month per individual or legal entity, in all of the entities authorized for dealing in foreign exchange, provided that (i) the funds were transferred into Argentina through the MULC at least 365 days prior to the repatriation date and (ii) the foreign beneficiary is either a real or legal person residing in or incorporated and established in domains, jurisdictions, territories or associated states that are considered "cooperators for the purposes of fiscal transparency" according to the provisions of Art. 1 of Decree 589/2013, as amended and supplemented (Communication "A" 5649). These portfolio investment repatriations include, but are not limited to, portfolio investments in shares and ownership interests in local companies, investments in mutual funds and local trusts, purchases of portfolios of loans granted to residents by local banks, purchases of invoices and promissory notes for local business transactions, investments in local bonds issued in Pesos and in foreign currency payable locally, as well as purchases of other internal receivables. For new portfolio investments by non-residents transferred and settled through the MULC as from December 17, 2015, non-residents will be allowed access to the MULC for the repatriation of their investment without any need to obtain the Central Bank's prior authorization, provided that the applicable minimum period that the proceeds must be kept in Argentina has been complied with (Communication "A" 5850).

    1.5.
    Indemnifications awarded by local courts in favor of non-residents.

    1.6.
    Payments of Argentine imports.

  (ii)
  purchases of foreign currency by (i) diplomatic and consular representatives and diplomatic staff authorized in the country, and (ii) representations from courts, authorities or departments, special missions, bilateral commissions or bodies established by international treaties or agreements, to which Argentina is a party, to the extent that such transfers are made in the exercise of their respective functions; and

  (iii)
  purchases of foreign currency by international organizations and institutions acting as official export credit agencies, as listed in communication "A" 4662 (as amended and supplemented).

        The prior authorization of the Central Bank will not be required either when the purchase of foreign currency or foreign banknotes by a non-resident does not exceed the equivalent of US$2,500 per calendar month across all entities authorized to deal in foreign currency transactions.

Formation of Off-shore Assets by Residents

        On December 17, 2015, Communication "A" 5850 established that resident individuals, legal entities from the private sector organized in Argentina and not authorized to deal in foreign exchange, certain trusts and other estates domiciled in Argentina, as well as Argentine local governments will be allowed access to the MULC without the prior authorization of the Central Bank with respect to the following types of transactions: real estate investments in a foreign country, loans extended to non-residents, direct investments abroad by residents, portfolio investments abroad by natural persons and legal entities, other investments by residents abroad, purchases of foreign currency banknotes in Argentina for holding purposes and purchases of traveler checks, in each case provided that the following conditions are satisfied:

  (i)
  The total amount of the transactions may not exceed the equivalent of US$2.0 million in the calendar month across all entities authorized to perform foreign currency transactions;

  (ii)
  The entity must have received from the client a sworn statement indicating that the foreign exchange transaction to be conducted is in compliance with the limits established by applicable rules for the client's operations across all entities authorized to perform foreign currency transactions.

  (iii)
  In the case of purchases of foreign currency banknotes and foreign currency that exceed the equivalent of US$500 per calendar month across all entities authorized to perform foreign currency transactions, the transaction may only be made by means of a debit against a checking account created in an Argentine financial institution in the client's name, a transfer via MEP (Electronic Payment System) to the relevant entity from a client's checking account or payment by a check drawn against a client's own account.

  (iv)
  In the case of foreign currency sales to residents for the creation of portfolio investments abroad, the transfer must be made to an account under the name of the client performing the exchange transaction and created at a foreign bank or a financial entity that usually performs investment bank activities. Such banks or entities must not have been organized in countries or jurisdictions considered non-cooperative for fiscal transparency purposes under section 1 of Executive Decree No. 589/13, as amended, or in countries or jurisdictions where the Recommendations of the Financial Action Task Force are not followed or sufficiently followed. Non-cooperative countries or jurisdictions will be designated as such by the Financial Action Task Force (www.fatf-gafi.org). The identification of the foreign entity where the client's account has been created and the account number must be recorded in the applicable exchange ticket.

        For purposes of calculation of the above-mentioned limits as of the date when a new transaction is performed, in the case of purchases in foreign currencies other than the U.S. dollar, the Peso amount settled for each transaction will be computed at the bank's reference exchange rate on the business day immediately preceding the day on which the transaction was performed.

        These rules do not preclude the enforcement of any other applicable rules for the prevention of money laundering, terrorism financing and other illicit activities.

        In addition, residents that perform sales of their own offshore assets through the MULC as from December 17, 2015 will not be subject to the limit established in item (i) above in order to exchange foreign currency for up to the amount of such sales' proceeds transferred into Argentina. Such access to the MULC over the established limit may only be used to make investments abroad in cases where such amounts from a foreign country were first transferred to Argentina.

        In addition, the requirement to register foreign exchange transactions in the AFIP's Exchange Transactions Consultation Program has been eliminated, which used to require all entities authorized to conduct operations related to foreign exchange to obtain prior approval by the Argentine tax authorities to execute any sale of foreign currency on behalf of their clients.

Capital Markets

        Securities-related transactions carried out through stock exchanges and authorized securities markets must be paid using any of the following mechanisms: (i) in Pesos; (ii) in foreign currency through electronic fund transfers from and to sight accounts in local financial institutions; and (iii) through wire transfers against foreign accounts. Under no circumstances is the settlement of these securities purchase and sale transactions to be made in foreign currency bills or through deposits in escrow accounts or in third-party accounts (Communication "A" 4308).

Report of Issuances of Securities and Other Foreign Indebtedness of the Private Financial and Non-financial Sector

        Pursuant to Communication "A" 3602 dated May 7, 2002, as amended, all individuals and legal entities in the private financial and non-financial sector must report their outstanding foreign indebtedness (whether Peso or foreign currency-denominated) at the end of each quarter. The debts incurred and repaid within the same calendar quarter need not be reported.

Direct Investments Report

        Communication "A" 4237 dated November 10, 2004 established reporting requirements in connection with direct investments made by local residents abroad and by non-residents in Argentina. Direct investments are defined as those that reflect the long-standing interest of a resident in one economy (direct investor) in another economy's resident entity, such as an ownership interest representing at least 10% of a company's capital stock or voting rights. The reporting requirements prescribed by this Communication "A" 4237 are to be met on a bi-annual basis.

MARKET INFORMATION

Market Price of Our Shares

        Prior to this offering, there has been no public market for our Class B shares or the ADSs. We cannot assure you that an active trading market will develop for the ADSs or Class B shares, or that the ADSs or Class B shares will trade in the public market subsequent to the offering at or above the initial public offering price. Each ADS will represent                Class B shares. We expect the ADSs to trade on the NYSE under the symbol "            " and the Class B shares to be listed on the MERVAL under the symbol "            ."

Trading in the Argentine Securities Market

        The securities market in Argentina is comprised of 14 markets. Securities listed on these markets include, among others, corporate equity and bonds and government securities.

        MERVAL and the Mercado Abierto Electrónico S.A. ("MAE") are the principal markets in Argentina and are two of the largest markets in Latin America in terms of market capitalization. The MERVAL handles approximately 95% of all equity trading in Argentina.

        Although companies may list all of their capital stock on the MERVAL, in most cases the controlling shareholders retain the majority of a company's capital stock. This results in only a relatively small percentage of most companies' stock being available for active trading by the public on the MERVAL.

        In order to control price volatility, the MERVAL operates a system pursuant to which the negotiation of a particular stock or debt security is suspended for a 15-minute period when the price of the security registers a variation on its price between 10% and 15% and between 15% and 20%. Any additional 5% variation on the price of the security after that results in additional 10-minute successive suspension periods. MAE operates a similar system that suspends the negotiation of securities of a particular issuer for 30 minutes when the price of the debt security registers a 10% price variation against the closing price on the previous day. If after the 30-minute suspension the price of the debt security increases or decreases an additional 15% against the closing price on the previous day, the trading of the debt security is suspended for the rest of the day. Trading on the issuer's debt securities is resumed on the following day.

        In 2013, the shareholders of the MERVAL and the Buenos Aires Stock Exchange entered into a framework agreement to create Bolsas y Mercados Argentinos S.A. for the purposes of operating a stock market in accordance with the requirements of Law No. 26,831. The new entity will be formed by a spin-off of certain assets of the MERVAL relating to its stock market operations and the Buenos Aires Stock Exchange will make further capital contributions to such entity. In addition, request to the CNV has been made for authorization of a public offering of the shares of such entity. The MERVAL and the Buenos Aires Stock Exchange also entered into memoranda of understanding with Mercado de Valores de Cordoba S.A. to integrate the stock market of Córdoba into a federal stock market managed by Bolsas y Mercados Argentinos S.A., and with several brokers of the city of Santa Fe, Province of Santa Fe, for them to act within such federal market.

        As of the date of this prospectus, the required authorization from the CNV with respect to the spin-off mentioned above and the public offering of the shares of Bolsas y Mercados Argentinos S.A. is pending.

        CNV Resolution No. 17,501/2014 dated September 11, 2014 authorized the Buenos Aires Stock Exchange to act as a qualified entity for purposes of carrying out the activities referred to in paragraph b), f) and g) of Article 32 of the Law No. 26,831 on account of the delegation by the MERVAL pursuant to the "Agreement on Delegation of Functions" dated February 26, 2014 between the Buenos Aires Stock Exchange and MERVAL. As a result, the Buenos Aires Stock Exchange is authorized to suspend and cancel the listing or trading of securities in the form prescribed by the applicable regulations. In this context, on January 8, 2015, the MERVAL set the terms on which the delegation to the Buenos Aires Stock Exchange is to be implemented to ensure the continuity of securities trading.

Regulation of the Argentine Securities Market

        The CNV is a governmental entity that oversees the regulation of the Argentine securities markets and is responsible for authorizing public offerings of securities and supervising brokers, public companies, mutual funds and clearinghouses. Public offerings and the trading of futures and options are also under the jurisdiction of the CNV. Argentine insurance companies are regulated by a separate government agency, while financial institutions are regulated mainly by the Central Bank. The Argentine securities markets are governed generally by Law No. 26,831, as amended, which regulates securities exchanges, stockbrokers, market operations and public offerings of securities.

        Most debt and equity securities traded on the exchanges and the over-the-counter market must, unless otherwise instructed by the shareholders, be deposited by shareholders with Caja de Valores S.A. ("Caja de Valores"), which is a corporation owned by the Buenos Aires Stock Exchange, the MERVAL and certain provincial exchanges. Caja de Valores is the central securities depositary of Argentina, which provides central depository facilities for securities, acts as a clearinghouse for securities trading and acts as a transfer and paying agent. Caja de Valores also handles settlement of securities transactions carried out by the Buenos Aires Stock Exchange and operates the computerized exchange information system.

        Although in the first half of the 1990s changes to the legal framework were introduced permitting the issuance and trading of new financial products in the Argentine capital markets, including commercial paper, new types of corporate bonds and futures and options, there was a relatively low level of regulation of the market for Argentine securities and investors' activities in that market, and enforcement of existing regulatory provisions was extremely limited. However, with the enactment of Law No. 26,831 and its regulatory Decree No.1023, the CNV has been empowered to strengthen disclosure and regulatory standards for the Argentine securities market, which strengthening has been done through changes on the CNV Rules as implemented through Resolution 622/2013.

        In order to offer securities to the public in Argentina, an issuer must meet certain requirements established by the CNV regarding assets, operating history, management and other matters, and only securities for which an application for a public offering has been approved by the CNV may be listed on the corresponding authorized market. This approval does not imply any kind of certification of assurance related to the merits of the quality of the securities or the solvency of the issuer. Issuers of listed securities are required to file unaudited quarterly financial statements and audited annual financial statements, as well as various other periodic reports, with the CNV and the corresponding authorized market.

        CNV rules also provide that any individual or entity that, either directly or indirectly, purchases or sells securities, alters its direct or indirect participation in the share capital of a publicly traded company, converts debt-securities into stock or exercises purchase or sale options of any such securities must immediately report such purchase, sale, alteration, conversion or exercise to the CNV, provided the securities involved represent at least 5% of the voting rights of the publicly-traded company. Any additional variation in such voting rights must be reported to the CNV.

        Consequently, the purchase of securities (including the ADSs) that represent at least 5% of our voting rights and, after that, any subsequent purchase, sale, alteration, conversion or exercise of rights) shall have to be reported to the CNV, as set forth above.

 CAPITALIZATION

        The following table sets forth our capitalization in accordance with Argentine Banking GAAP as of September 30, 2015 in Pesos and U.S. dollars on an actual basis and as adjusted to reflect the receipt of approximately US$             (Ps.             at the reference exchange rate of Ps.            per US$1.00 reported by the Central Bank on                , 2015) in estimated net proceeds from the issuance and sale of                        Class B shares in the global offering, including                         ADSs offered by this prospectus. You should read this table in conjunction with "Selected Financial and Other Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Statistical Information" and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	As of September 30, 2015
	Actual		As adjusted(1)	Actual		As adjusted(1)
			(unaudited)			(unaudited)
	(in thousands of Pesos)			(in thousands of U.S. dollars)
Long-term debt(2)		1,269,777		US$	134,807	US$
Non-controlling interests in consolidated subsidiaries		64,336			6,830
Shareholders' equity
Capital stock		124,485			13,216
Paid-in capital		91,543			9,719
Legal reserve		24,897			2,643
Other reserves		1,458,676			154,862
Retained earnings		313,983			33,334

Total capitalization	Ps.	3,347,697		US$	355,411

(1)
To reflect global offering.

(2)
Debt with maturity of more than one year, of which Ps.8.1 million corresponds to secured financial loans and Ps.1.3 billion corresponds to unsecured financial loans. Includes Ps.799.4 million of the subordinated negotiable obligations due 2017, 2020 and 2021, issued by the Bank in 2010, 2013 and 2014 respectively.

        For every US$1.00 increase or decrease in the price per ADS (or the Peso equivalent for the Class B shares) received by us in the global offering, our shareholders' equity will increase or decrease by Ps.             (US$            ).

 DILUTION

        At September 30, 2015, we had a net tangible book value of Ps.1,787.9 million, corresponding to a net tangible book value of US$            per Class B share or US$            per ADS (Ps.             per Class B share or Ps.             per ADS, using the reference exchange rate published by the Central Bank at September 30, 2015 for Pesos into U.S. dollars of Ps.             to US$1.00 and the ratio of                Class B share to one ADS). Net tangible book value per share represents the amount of our total assets less intangible assets and goodwill, minus our total liabilities, divided by the total number of our shares outstanding at September 30, 2015.

        After giving effect to the sale by us of                        Class B shares offered by us in the global offering, and assuming (i) an offering price of US$            per Class B share, the mid-point of the price range set forth on the cover page of this prospectus (and assuming that ADSs are offered in the global offering at                times that price, reflecting the ratio of Class B shares per ADS) and (ii) the international underwriters have not exercised the option to purchase additional shares and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value estimated at September 30, 2015 would have been approximately Ps.                 million, representing US$            per Class B share, or US$            per ADS. This represents an immediate increase in net tangible book value of US$            per Class B share or US$            per ADS to existing shareholders and an immediate dilution in net tangible book value of US$            per Class B share, or US$            per ADS to new investors purchasing Class B shares in the global offering. Dilution for this purpose represents the difference between the price per Class B share or ADS paid by these purchasers and net tangible book value per Class B share or ADS immediately after the completion of the offering.

        The following table illustrates this dilution to new investors purchasing Class B shares, including Class B shares in the form of ADSs, in the global offering:

At September 30, 2015
Assumed initial offering price	Class B shares	ADSs
Net tangible book value per Class B share or ADS	US$	US$
Increase in net tangible book value per Class B share or ADS attributable to new investors
Pro forma net tangible book value per Class B share or ADS after the global offering

Dilution per Class B share or ADS to new investors
Percentage of dilution in net tangible book value per Class B share or ADS for new investors(1)

(1)
Percentage of dilution for new investors is calculated by dividing the dilution in net tangible book value for new investors by the price of the offering.

        Each US$1.00 increase (decrease) in the offering price per Class B share or ADS would increase (decrease) the net tangible book value after the global offering by US$            per Class B share or US$            per ADS assuming no exercise of the option to purchase additional shares granted to the international underwriters and the dilution to investors in the offering by US$            per Class B share or US$            per ADS.

        If the international underwriters exercise the option to purchase additional shares in full from us, the net tangible book value after the global offering would increase by US$            per Class B share or US$            per ADS and investors in this offering will incur an additional immediate dilution of US$            per Class B share or US$            per ADS.

 SELECTED CONSOLIDATED FINANCIAL AND OTHER INFORMATION

        The following tables present selected consolidated financial data for us for each of the periods indicated. You should read this information in conjunction with our audited consolidated financial statements and related notes beginning on page F-1, and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

        We have derived our summary consolidated financial data as of September 30, 2015 and for the nine-month periods ended September 30, 2015 and 2014 from our unaudited interim consolidated financial statements included in this prospectus. Our financial condition and results of operations as of and for the nine-month period ended September 30, 2015 may not be indicative of our financial condition and results of operations at any other date and for any other period. We have derived our selected consolidated financial data as of December 31, 2014 and 2013 and for the three years ended December 31, 2014 from our audited consolidated financial statements included in this prospectus. We have derived our summary consolidated financial data as of December 31, 2012, 2011 and 2010 and for the two years ended December 31, 2011 from our audited consolidated financial statements not included in this prospectus. Our consolidated financial statements as of December 31, 2014 and 2013 and for the three years in the period ended December 31, 2014 have been audited by Price Waterhouse & Co. S.R.L. whose audit report is included elsewhere in this prospectus.

        We maintain our financial books and records in Pesos and prepare and publish our consolidated financial statements in Argentina in conformity with Argentine Banking GAAP as these are the rules and regulations applied by the Bank, our main subsidiary, which differ in certain significant respects from U.S. GAAP, and from Argentine GAAP. Note 36 to our audited consolidated financial statements provides a description of the principal differences between Argentine Banking GAAP and U.S. GAAP, as they relate to us, and a reconciliation to U.S. GAAP of net income and shareholders' equity as of and for the years ended December 31, 2014 and 2013.

        Solely for convenience, Peso amounts as of and for the nine-month period ended September 30, 2015 and as of and for the year ended December 31, 2014 have been translated into U.S. dollars. The rate used to translate such amounts (i) as of September 30, 2015 was Ps.9.4192 to US$1.00, which was the reference exchange rate reported by the Central Bank for U.S. dollars and (ii) as of December 31, 2014 was Ps.8.5520 to US$1.00, which was the reference exchange rate reported by the Central Bank for U.S. dollars.

	Grupo Supervielle S.A.
	Nine-month Period ended September 30,						Year ended December 31,
	2015		2015		2014		2014		2014		2013		2012		2011		2010
	(in thousands of Pesos or U.S. dollars, as indicated, except for ratios)
Consolidated Income Statement Data
Argentine Banking GAAP:
Financial income(1)	US$	494,592	Ps.	4,658,655	Ps.	3,467,172	US$	555,584	Ps.	4,751,352	Ps.	3,045,380	Ps.	2,210,340	Ps.	1,453,929	Ps.	923,852
Financial expenses(2)		(252,663)		(2,379,883)		(1,704,913)		(288,181)		(2,464,526)		(1,303,916)		(818,335)		(581,667)		(337,526)

Gross financial margin		241,929		2,278,772		1,762,259		267,402		2,286,826		1,741,464		1,392,005		872,262		586,326
Loan loss provisions		(37,795)		(355,994)		(270,402)		(41,687)		(356,509)		(350,535)		(209,798)		(99,079)		(67,827)
Services fee income		211,408		1,991,297		1,530,642		252,902		2,162,820		1,765,659		1,289,651		860,847		608,214
Services fee expenses		(58,192)		(548,126)		(409,550)		(71,368)		(610,341)		(421,587)		(254,674)		(161,362)		(104,161)
Income from insurance activities		12,096		113,937		—		995		8,513		—		—		—		—
Administrative expenses		(325,416)		(3,065,154)		(2,222,190)		(352,414)		(3,013,842)		(2,287,201)		(1,807,734)		(1,273,032)		(873,111)

Income from financial transactions		44,030		414,732		390,759		55,831		477,467		447,800		409,450		199,636		149,441
Miscellaneous income		22,867		215,387		127,898		22,218		190,005		129,245		72,517		54,182		49,928
Miscellaneous losses		(16,596)		(156,317)		(76,347)		(10,730)		(91,761)		(95,734)		(71,086)		(61,295)		(54,164)
Non-controlling interests result		(1,018)		(9,585)		(9,910)		(1,603)		(13,707)		(10,556)		(9,566)		(5,244)		(11,747)

Income before income tax		49,283		464,217		432,400		65,716		562,004		470,755		401,315		187,279		133,458
Income tax		(15,950)		(150,234)		(151,294)		(23,279)		(199,084)		(97,765)		(75,110)		(43,686)		(40,749)

Net income for the fiscal period		33,333		313,983		281,106		42,437		362,920		372,990		326,205		143,593		92,709

U.S. GAAP:
Net income		N/A		N/A		N/A		34,000		290,767		382,896		N/A		N/A		N/A

	Grupo Supervielle S.A.
	As of September 30,						As of December 31,
	2015		2015		2014		2014		2014		2013		2012		2011		2010
	(in thousands of Pesos or U.S. dollars, as indicated except for ratios and operating data)
Consolidated Balance Sheet Data
Argentine Banking GAAP:
Assets
Cash and due from banks	US$	408,266	Ps	3,845,540	Ps.	3,029,749	US$	426,694	Ps.	3,649,084	Ps.	2,662,592	Ps.	2,177,218	Ps.	1,230,373	Ps.	1,017,203
Government and corporate securities		124,234		1,170,181		1,353,944		117,877		1,008,080		483,990		229,777		336,989		426,148
Loans:		1,956,134		18,425,216		13,508,367		1,706,803		14,596,580		11,292,289		7,374,673		6,287,984		4,421,273
to the non-financial public sector		897		8,451		12,759		1,481		12,666		15,699		18,183		19,773		16,765
to the financial sector		358		3,373		7,541		411		3,514		36,029		63,200		54,482		67,530
To the non-financial private sector and foreign residents:
Overdrafts		172,628		1,626,021		905,844		116,146		993,284		679,085		488,229		543,148		389,611
Promissory Notes(3)		578,675		5,450,657		4,894,822		652,912		5,583,705		4,472,631		3,181,314		2,574,592		1,950,699
Mortgage loans		5,862		55,215		70,287		8,133		69,554		83,660		36,247		53,197		41,000
Automobile and other secured loans		12,822		120,770		167,268		19,715		168,603		225,901		219,948		197,501		86,122
Personal loans		624,771		5,884,839		3,983,359		424,677		3,631,840		2,970,622		1,509,756		1,246,834		910,535
Credit card loans		502,940		4,737,289		3,042,827		431,283		3,688,328		2,410,111		1,719,422		1,150,316		424,798
Other		96,044		904,656		790,627		92,749		793,192		684,219		379,876		609,906		632,123
Accrued Interest, adjustments and exchange rate differences receivable		38,362		361,342		289,136		41,843		357,844		257,689		155,074		120,478		64,130
Documented interest		(20,523)		(193,306)		(240,504)		(33,630)		(287,605)		(200,345)		(110,365)		(114,939)		(59,582)
Other unapplied charges		(44)		(415)		(1,273)		(155)		(1,322)		(1,012)		(753)		(356)		(946)
Allowances		(56,658)		(533,676)		(414,326)		(48,763)		(417,023)		(342,000)		(285,458)		(166,948)		(101,512)
Other receivables from financial transactions		234,750		2,211,157		1,902,039		264,688		2,263,612		1,742,721		1,737,001		1,044, 621		694,614
Receivables from financial leases		104,451		983,846		587,667		68,270		583,846		511,880		594,338		419,511		311,907
Other assets		150,387		1,416,530		836,865		133,301		1,139,992		724,659		578,562		567,332		388,633

Total assets		2,978,222		28,052,470		21,218,631		2,717,633		23,241,194		17,418,131		12,691,569 (5)		9,886,810		7,259,778

Average Assets(4)		2,722,613		25,644,837		19,237,782		2,346,354		20,066,019		14,645,841		11,139,240		8,711,384		6,176,566

	Grupo Supervielle S.A.
	As of September 30,						As of December 31,
	2015		2015		2014		2014		2014		2013		2012		2011		2010
	(in thousands of Pesos or U.S. dollars, as indicated except for ratios and operating data)
Liabilities and shareholders' equity
Deposits:	US$	2,192,483	Ps.	20,651,447	Ps.	15,159,100	US$	1,975,296	Ps.	16,892,730	Ps.	12,819,178	Ps.	9,301,705	Ps.	7,238,467	Ps.	5,631,210
Non-financial public sector		99,124		933,669		1,784,716		168,558		1,441,506		1,018,547		701,964		834,098		872,191
Financial sector		19,737		185,911		148,725		17,635		150,817		100,973		65,302		8,621		40,719
Non-financial private sector and foreign residents		2,073,622		19,531,867		13,225,659		1,789,103		15,300,407		11,699,658		8,534,439		6,395,748		4,718,300
Checking accounts		314,384		2,961,249		2,204,697		306,601		2,622,055		2,034,593		1,602,976		1,182,695		958,677
Savings accounts		676,726		6,374,222		4,057,916		625,888		5,352,593		3,640,102		2,567,532		1,999,536		1,631,765
Time deposits		978,274		9,214,559		6,337,588		777,714		6,651,006		5,426,409		3,978,430		2,832,558		1,953,893
Investment accounts		31,665		298,261		101,850		8,858		75,750		144,100		40,655		171,260		29,300
Other		72,573		683,576		523,608		70,042		599,003		454,454		344,846		209,699		144,665
Other liabilities from financial transactions and other miscellaneous liabilities		565,133		5,323,103		4,382,489		536,334		4,586,728		3,204,585		2,370,379		1,949,509		1,132,536
Non-controlling interests		6,830		64,336		51,870		6,402		54,750		41,960		31,395		21,784		18,046

Total liabilities		2,764,446		26,038,886		19,593,459		2,518,032		21,534,208		16,065,723		11,703,479		9,209,760		6,781,792

Average Liabilities(4)		2,509,397		23,636,515		17,683,758		2,159,077		18,464,430		14,433,187		10,279,628		8,141,024		5,772,242
Shareholders' equity		213,776		2,013,584		1,625,172		199,601		1,706,986		1,352,408		988,091		677,050		477,986

Total liabilities and shareholders' equity		2,978,222		28,052,470		21,218,631		2,717,633		23,241,194		17,418,131		12,691,569		9,886,810		7,259,778

Average shareholders' equity(4)		213,216		2,008,322		1,554,024		187,277		1,601,589		1,212,654		859,612		570,381		404,324
U.S. GAAP:
Total assets		N/A		N/A		N/A		3,059,713		26,166,663		19,531,312		N/A		N/A		N/A
Total liabilities		N/A		N/A		N/A		2,888,817		24,705,166		18,323,770		N/A		N/A		N/A
Total shareholders' equity		N/A		N/A		N/A		170,895		1,461,497		1,207,542		N/A		N/A		N/A

(1)
Includes gains related to NDF hedging transactions, which totaled Ps.4.7 million and Ps.6.6 million as of September 30, 2015 and 2014, respectively, and Ps.0, Ps.86.9 million, Ps.3.4 million, Ps.0 and Ps.0 as of December 31, 2014, 2013, 2012, 2011 and 2010, respectively.

(2)
Includes expenses related to NDF hedging transactions, which totaled Ps.3.8 million and Ps.7.2 million as of September 30, 2015 and 2014, respectively, and Ps.96.2, Ps.0, Ps.0, Ps.6.5 million and Ps. 17.8 million as of December 31, 2014, 2013, 2012, 2011 and 2010, respectively.

(3)
Consists of unsecured checks and accounts receivable deriving from factoring transactions, and unsecured corporate loans which totaled Ps.1.7 billion and Ps.1.1 billion as of September 30, 2015 and 2014, respectively, and Ps.1,547.5 million, Ps.979.9 million, Ps.663.7 million, Ps.479.9 million and Ps.234.1 million as of December 31, 2014, 2013, 2012, 2011 and 2010, respectively.

(4)
Calculated on a daily basis.

(5)
The increases in net income for the fiscal year and total assets from 2011 to 2012 reflect the acquisition of CCF.

	Grupo Supervielle S.A.
	Nine-month Period ended September 30,		Year ended December 31,
	2015	2014	2014	2013	2012		2011	2010
Selected Consolidated Ratios:
Argentine Banking GAAP:
Net interest margin(1)	18.6%	17.6%	17.4%	16.4%	17.3%		13.5%	13.1%
Fee income ratio(2)	38.8%	38.9%	40.4%	43.6%	42.6%		44.5%	46.2%
Efficiency ratio(3)	79.9%	77.1%	78.3%	74.1%	74.5%		81.0%	80.1%
Fee income as a percentage of administrative expense	47.1%	50.5%	51.5%	58.8%	57.3%		54.9%	57.7%
Return on average equity(4)	20.8%	24.1%	22.7%	30.8%	37.9%		25.2%	23.2%
Return on average assets(5)	1.6%	1.9%	1.8%	2.5%	2.9%		1.6%	1.5%
Basic earnings per share (in Pesos)(6)	2.53	2.29	2.92	3.00	2.61		1.22	0.84
Diluted earnings per share (in Pesos)	2.53	2.29	2.92	3.00	2.61		1.12	0.82
Basic earnings per share (in US$)	0.27	0.27	0.34	0.46	0.53		0.28	0.21
Diluted earnings per share (in US$)	0.27	0.27	0.34	0.46	0.53		0.26	0.21
Tangible equity ratio(7)	6.4%	6.8%	6.5%	6.7%	6.4%		5.1%	5.5%
Liquidity
Loans as a percentage of total deposits(8)	98.6%	98.0%	94.9%	96.8%	89.8%		95.7%	86.6%
Loans as a percentage of total assets(8)	72.6%	70.0%	69.0%	71.2%	65.8%		70.0%	67.2%
Liquid assets as a percentage of total deposits(9)	24.3%	28.9%	27.6%	24.5%	25.9%		21.6%	25.5%
Extended liquid assets as a percentage of total deposits(10)	41.6%	48.8%	46.0%	48.2%	51.3%		47.1%	51.1%
Capital
Total equity as a percentage of total assets	7.2%	7.7%	7.3%	7.8%	7.8%		6.8%	6.6%
Average equity as a percentage of average assets	7.8%	8.1%	8.0%	8.3%	7.7%		6.5%	6.5%
Total liabilities as a multiple of total shareholders' equity	12.9	12.1	12.6	11.9	11.8		13.6	14.2
Regulatory capital/credit risk weighted assets(11)	11.8%	13.2%	12.8%	12.9%	12.8%		11.2%	15.8%
Regulatory capital/ risk weighted assets(12)	8.5%	9.1%	8.9%	9.0%	N/A		N/A	N/A
Asset Quality
Non-performing loans as a percentage of total loans(13)	3.2%	3.3%	3.0%	3.0%	4.2	%(14)	2.4%	1.9%
Allowances as a percentage of total loans	2.7%	2.9%	2.7%	2.9%	3.5%		2.5%	2.3%
Allowances as a percentage of non-performing loans(13)	86.1%	88.8%	88.9%	94.0%	84.7	%(15)	107.7%	117.7%
Other Data
Dividends paid to the common shares (Ps. million)	2.7	4.5	2.7	4.5	5.5		24.4	6.9
Dividends paid to the preferred shares (Ps. million)	4.7	3.9	4.7	3.9	3.2		—	—
Dividends per common share (Ps.)	0.02	0.04	0.02	0.04	0.04		0.20	0.06
Dividends per preferred share (Ps.)	2.9	2.4	2.9	2.4	2.0		—	—
Employees	4,714	4,576	4,579	4,570	4,584		4,407	3,423
Branches and sales points	326	338	322	353	357		356	261
ATMs and self-service terminals	650	627	632	588	532		398	288

(1)
Net interest income divided by average interest-earning assets.

(2)
Net services fee income divided by the sum of gross financial margin and net services fee income.

(3)
Administrative expenses divided by the sum of gross financial margin, services fee income and expenses and income from insurance activities.

(4)
Net income divided by average shareholders' equity, calculated on a daily basis and measured in local currency. Amounts for the nine-month periods ended September 30, 2015 and 2014 have been annualized by multiplying net income for the period by 4/3.

(5)
Net income divided by average assets, calculated on a daily basis and measured in local currency. Amounts for the nine-month periods ended September 30, 2015 and 2014 have been annualized by multiplying net income for the period by 4/3.

(6)
Basic earnings per share (in Pesos) are based upon the weighted average of Grupo Supervielle's outstanding shares, which were Ps. 122.9 million for September 30, 2015, Ps.122.9 million for September 30, 2014, Ps.122.9 million for December 31, 2014, Ps.122.9 million for December 31, 2013, Ps.123 million for December 31, 2012, Ps.117 million for December 31, 2011 and Ps.110.0 million for December 31, 2010.

(7)
(Total equity–Intangible assets) / (Total assets–Intangible assets). Intangible assets as of December 31, 2014, 2013, 2012, 2011 and 2010 amounted to Ps.216 million, Ps.197 million, Ps.191 million, Ps.181 million and Ps.80 million, respectively.

(8)
Loans include loans, receivables from financial leases and other receivables from financial transactions covered by the Central Bank's debtor classification regulations.

(9)
Liquid assets include cash and securities issued by the Central Bank (LEBACs and NOBACs).

(10)
Extended liquid assets include cash, securities issued by the Central Bank (LEBACs and NOBACs) and as of September 30, 2015 and 2014 95.4% and 79.4%, respectively, and as of December 31, 2014, 2013, 2012, 2011 and 2010 77%, 87%, 91%, 88% and 84%, respectively, of our promissory notes loan portfolio (promissory notes excluding corporate unsecured loans) which has a final maturity of 90 days.

(11)
Regulatory capital divided by credit risk weighted assets. Credit risk weighted assets are calculated applying the applicable risk weights to our assets following Central Bank regulations and do not include operational and market risk. This ratio applies only to the Bank and CCF on a consolidated basis.

(12)
Regulatory capital divided by risk weighted assets taking into account operational and market risk since 2013. This ratio applies only to the Bank and CCF on a consolidated basis.

(13)
Non-performing loans include all principal amounts of loans to borrowers classified as "3-with problems/medium risk," "4-high risk of insolvency/high risk," "5-uncollectible" and "6-uncollectible, classified as such under regulatory requirements" under the Central Bank loan classification system. See "Selected Statistical Information—Loans and Financings—Portfolio Classification."

(14)
The increase in non-performing loans as a percentage of total loans from 2011 to 2012 is mainly a result of the acquisition of CCF, which had a portfolio with a different risk profile than that of the Bank. Additionally, there was an increase in the Bank's non-performing loans in 2012.

(15)
The decrease in allowances as a percentage of non-performing loans from 2011 to 2012 is mainly a result of the acquisition of CCF, which provided for fewer allowances than the Bank and held a loan portfolio with a different risk profile than that of the Bank.

 SELECTED STATISTICAL INFORMATION

        You should read this information in conjunction with our consolidated financial statements and related notes, and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. We prepared this information from our financial records, which are maintained in conformity with Argentine Banking GAAP, and do not reflect adjustments necessary to reflect the information in accordance with U.S. GAAP.

Average Balance Sheets, Interest Earned on Interest-earning Assets and Interest Paid on Interest-bearing Liabilities

        The average balances of our interest-earning assets and interest-bearing liabilities, including the related interest that is receivable and payable, are calculated on a daily basis.

        Average balances have been separated between those denominated in Pesos and those denominated in U.S. dollars. The nominal interest rate is the amount of interest earned or paid during the period divided by the related average balance.

        The following tables show average balances, interest amounts and nominal rates for our interest-earning assets and interest-bearing liabilities for the nine-month periods ended September 30, 2015 and 2014 and for the years ended December 31, 2014 and 2013 and 2012.

	Nine-month Period ended September 30						Year ended December 31,
	2015			2014			2014			2013			2012
	Average Balance	Interest Earned/ (Paid)	Average Nominal Rate	Average Balance	Interest Earned/ (Paid)	Average Nominal Rate	Average Balance	Interest Earned/ (Paid)	Average Nominal Rate	Average Balance	Interest Earned/ (Paid)	Average Nominal Rate	Average Balance	Interest Earned/ (Paid)	Average Nominal Rate
ASSETS
Interest-earning assets
Investment portfolio
Government and corporate securities
Pesos	216,941	543	0.3%	106,453	62,961	78.9%	192,252	33,026	17.2%	137,102	13,148	9.6%	128,755	6,138	4.8%
Dollars	314,270	92,653	39.3%	318,090	100,842	42.3%	263,229	128,126	48.7%	101,447	48,180	47.5%	112,273	40,123	35.7%

Total	531,211	93,196	23.4%	424,542	163,803	51.4%	455,481	161,152	35.4%	238,549	61,328	25.7%	241,028	46,261	19.2%

Participation in our securitization trusts(1)
Pesos	1,129,389	202,203	23.9%	1,280,014	257,338	26.8%	1,423,809	328,295	23.1%	1,240,760	369,801	29.8%	1,134,968	283,398	25.0%
Dollars	—	—	—	—	—	—	86	17	19.8%	—	—	—	—	—	—

Total	1,129,389	202,203	23.9%	1,280,014	257,338	26.8%	1,423,895	328,312	23.1%	1,240,760	369,801	29.8%	1,134,968	283,398	25.0%

Securities issued by the Central Bank
Pesos	726,763	199,749	36.6%	704,132	128,039	24.2%	700,844	198,585	28.3%	116,567	28,152	24.2%	160,506	14,351	8.9%
Dollars	2,288	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Total	729,051	199,749	36.5%	704,132	128,039	24.2%	700,844	198,585	28.3%	116,567	28,152	24.2%	160,506	14,351	8.9%

Loans and financings:
Promissory notes(2)
Pesos	2,996,645	590,186	26.3%	2,704,875	596,170	29.4%	2,881,142	830,095	28.8%	2,520,314	570,806	22.6%	1,844,257	392,382	21.3%
Dollars	13,005	528	5.4%	27,977	1,018	4.8%	29,017	1,389	4.8%	14,198	817	5.8%	12,547	784	6.2%

Total	3,009,650	590,714	26.2%	2,732,852	597,187	29.1%	2,910,159	831,484	28.6%	2,534,512	571,623	22.6%	1,856,804	393,166	21.2%

Overdrafts
Pesos	1,521,515	409,488	35.9%	964,530	233,539	32.3%	1,020,640	341,500	33.5%	800,091	163,886	20.5%	705,421	145,545	20.6%
Dollars	—	—	—	—	—	—	—	—	—	—	2	—	—	—	—

Total	1,521,515	409,488	35.9%	964,530	233,539	32.3%	1,020,640	341,500	33.5%	800,091	163,888	20.5%	705,421	145,545	20.6%

Loans to the financial sector
Pesos	20,568	1,567	10.2%	12,900	8,140	84.1%	8,782	8,556	97.4%	44,970	11,496	25.6%	67,798	14,464	21.3%
Dollars	—	—	—	2	—	0%	2	—	—	—	—	—	263	3	1.1%

Total	20,568	1,567	10.2%	12,902	8,140	84.1%	8,784	8,556	97.4%	44,970	11,496	25.6%	68,061	14,467	21.3%

Mortgage loans
Pesos	61,593	7,781	16.8%	75,875	10,851	19.1%	74,172	14,011	18.9%	60,451	11,525	19.1%	38,781	7,931	20.5%
Dollars	—	—	—	200	18	12.0%	150	18	12.0%	2,846	336	11.8%	4,228	534	12.6%

Total	61,593	7,781	16.8%	76,075	10,869	19.1%	74,322	14,029	18.9%	63,297	11,861	18.7%	43,009	8,465	19.7%

Automobile and other secured loans
Pesos	140,839	26,123	24.7%	200,636	40,985	27.2%	191,098	51,751	27.1%	217,915	59,965	27.5%	209,208	55,279	26.4%
Dollars	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Total	140,839	26,123	24.7%	200,636	40,985	27.2%	191,098	51,751	27.1%	217,915	59,965	27.5%	209,208	55,279	26.4%

Corporate unsecured loans
Pesos	1,626,358	378,693	31.0%	1,052,770	245,279	31.1%	1,111,391	348,323	31.3%	762,340	187,410	24.6%	580,740	130,435	22.5%
Dollars	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Total	1,626,358	378,693	31.0%	1,052,770	245,279	31.1%	1,111,391	348,323	31.3%	762,340	187,410	24.6%	580,740	130,435	22.5%

	Nine-month Period ended September 30						Year ended December 31,
	2015			2014			2014			2013			2012
	Average Balance	Interest Earned/ (Paid)	Average Nominal Rate	Average Balance	Interest Earned/ (Paid)	Average Nominal Rate	Average Balance	Interest Earned/ (Paid)	Average Nominal Rate	Average Balance	Interest Earned/ (Paid)	Average Nominal Rate	Average Balance	Interest Earned/ (Paid)	Average Nominal Rate
Personal loans
Pesos	4,873,764	1,564,090	42.8%	3,153,816	991,222	41.9%	3,287,127	1,356,786	41.3%	2,061,003	780,932	37.9%	1,237,374	542,922	43.9%
Dollars	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Total	4,873,764	1,564,090	42.8%	3,153,816	991,222	41.9%	3,287,127	1,356,786	41.3%	2,061,003	780,932	37.9%	1,237,374	542,922	43.9%

Credit Cards
Pesos	3,914,131	919,480	31.3%	2,435,093	548,697	30.0%	2,619,616	814,215	31.1%	1,872,278	499,854	26.7%	1,289,317	378,293	29.3%
Dollars	74,409	132	0.2%	35,656	111	0.4%	40,260	185	0.5%	35,350	462	1.3%	25,702	1,688	6.6%

Total	3,988,540	919,612	30.7%	2,470,749	548,808	29.6%	2,659,876	814,400	30.6%	1,907,628	500,316	26.2%	1,315,019	379,981	28.9%

Receivables from financial leases
Pesos	765,661	140,507	24.5%	557,985	70,128	16.8%	551,064	93,966	17.1%	422,948	62,439	14.8%	462,042	94,786	20.5%
Dollars	3,146	92	3.9%	3,582	113	4.2%	3,605	152	4.2%	4,774	186	3.9%	5,497	216	3.9%

Total	768,807	140,599	24.4%	561,567	70,241	16.7%	554,669	94,118	17.0%	427,722	62,625	14.6%	467,539	95,002	20.3%

Foreign Trade Loans
Pesos	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Dollars	635,502	31,731	6.7%	642,385	27,506	5.7%	633,145	36,608	5.8%	492,492	29,528	6.0%	574,959	39,379	6.8%

Total	635,502	31,731	6.7%	642,385	27,506	5.7%	633,145	36,608	5.8%	492,492	29,528	6.0%	574,959	39,379	6.8%

Other receivables from financial transactions(3)
Pesos	163,608	27,848	22.7%	99,582	13,376	17.9%	13,242	2,203	16.6%	2,315	(224)	(9.7%)	6,730	1,250	18.6%
Dollars	181,344	15,021	11.0%	83,214	16,511	26.5%	116,809	24,301	20.8%	87,213	27,857	31.9%	31,719	2,645	8.3%

Total	344,952	42,869	16.6%	182,796	29,887	21.8%	130,051	26,504	20.4%	89,528	27,633	30.9%	38,449	3,895	10.1%

Total interest-earning assets
Pesos	18,157,776	4,468,258	32.8%	13,348,661	3,206,724	32.0%	14,075,179	4,421,312	31.4%	10,259,055	2,759,190	26.9%	7,865,897	2,067,174	26.3%
Dollars	1,223,964	140,157	15.3%	1,111,106	146,119	17.5%	1,086,303	190,796	17.6%	738,320	107,368	14.5%	767,188	85,372	11.1%

Total	19,381,740	4,608,415	31.7%	14,459,766	3,352,843	30.9%	15,161,482	4,612,108	30.4%	10,997,375	2,866,559	26.1%	8,633,085	2,152,546	24.9%

Non interest-earning assets
Cash and due from banks
Pesos	3,131,364			2,428,867			2,543,954			1,934,329			1,290,158
Dollars	911,856			873,386			925,591			468,612			318,666

Total	4,043,220			3,302,252			3,469,545			2,402,941			1,608,824

Unlisted equity Investments
Pesos	5,140			4,463			4,465			4,490			4,539
Dollars	1			1			1			1			1

Total	5,141			4,464			4,466			4,491			4,540

Premises and equipment and miscellaneous and intangible assets and unallocated items
Pesos	850,689			419,924			471,050			374,298			346,436
Dollars	—			—			—			—			—

Total	850,689			419,924			471,050			374,298			346,436

Allowance for loan losses
Pesos	(494,760)			(396,267)			(402,537)			(337,972)			(232,731)
Dollars	(18,726)			(13,939)			(14,148)			(7,877)			(7,792)

Total	(513,486)			(410,206)			(416,685)			(345,849)			(240,523)

	Nine-month Period ended September 30						Year ended December 31,
	2015			2014			2014			2013			2012
	Average Balance	Interest Earned/ (Paid)	Average Nominal Rate	Average Balance	Interest Earned/ (Paid)	Average Nominal Rate	Average Balance	Interest Earned/ (Paid)	Average Nominal Rate	Average Balance	Interest Earned/ (Paid)	Average Nominal Rate	Average Balance	Interest Earned/ (Paid)	Average Nominal Rate
Other assets
Pesos	1,766,810			1,314,618			1,239,499			1,081,948			696,453
Dollars	110,723			146,964			136,660			130,637			90,425

Total	1,877,533			1,461,582			1,376,159			1,212,585			786,879

Total non interest-earning assets
Pesos	5,259,243			3,771,604			3,856,432			3,057,093			2,104,855
Dollars	1,003,854			1,006,412			1,048,104			591,373			401,301

Total	6,263,097			4,778,016			4,904,537			3,648,466			2,506,156

Total Assets
Pesos	23,417,019			17,120,265			17,931,612			13,316,148			9,970,752
Dollars	2,227,818			2,117,517			2,134,407			1,329,693			1,168,488

Total	25,644,837			19,237,782			20,066,019			14,645,841			11,139,240

LIABILITIES
Interest-bearing liabilities
Checking and savings accounts
Pesos	4,340,034	3,199	0.1%	2,874,194	2,098	0.1%	3,043,130	2,975	0.1%	2,350,336	2,062	0.1%	1,724,754	1,888	0.1%
Dollars	251,678	177	0.1%	171,544	122	0.1%	176,447	167	0.1%	125,946	120	0.1%	170,369	168	0.1%

Total	4,591,712	3,376	0.1%	3,045,738	2,220	0.1%	3,219,577	3,142	0.1%	2,476,282	2,182	0.1%	1,895,123	2,056	0.1%

Time deposits
Pesos	8,668,310	1,571,042	24.2%	6,910,106	1,169,203	22.6%	7,108,909	1,598,519	22.5%	5,151,229	827,422	16.1%	3,664,988	496,714	13.6%
Dollars	325,994	1,775	0.7%	305,512	1,564	0.7%	310,746	2,112	0.7%	244,176	1,627	0.7%	241,718	1,919	0.8%

Total	8,994,304	1,572,817	23.3%	7,215,618	1,170,767	21.6%	7,419,655	1,600,631	21.6%	5,395,405	829,049	15.4%	3,906,706	498,633	12.8%

Borrowings from other financial institutions and unsubordinated negotiable obligations
Pesos	1,386,048	273,848	26.4%	1,042,615	225,759	28.9%	1,083,694	298,390	27.5%	928,647	194,986	21.0%	676,918	126,535	18.7%
Dollars	91,707	1,656	2.4%	97,968	1,047	1.4%	87,554	1,484	1.7%	30,111	1,007	3.3%	146,888	6,104	4.2%

Total	1,477,755	275,504	24.9%	1,140,583	226,806	26.5%	1,171,248	299,874	25.6%	958,758	195,993	20.4%	823,806	132,639	16.1%

Subordinated Loan
Pesos	—	—	—	—	—	—	0	0	0.0%	0	0	0.0%	0	0	0.0%
Dollars	774,138	58,138	10.0%	578,279	46,362	10.7%	601,297	63,961	10.6%	319,698	37,184	11.6%	223,759	27,834	12.4%

Total	774,138	58,138	10.0%	578,279	46,362	10.7%	601,297	63,961	10.6%	319,698	37,184	11.6%	223,759	27,834	12.4%

Total interest-bearing liabilities
Pesos	14,394,392	1,848,089	17.1%	10,826,915	1,397,060	17.2%	11,235,733	1,899,884	16.9%	8,430,212	1,024,470	12.2%	6,066,659	625,137	10.3%
Dollars	1,443,517	61,746	5.7%	1,153,303	49,095	5.7%	1,176,044	67,724	5.8%	719,932	39,938	5.5%	782,734	36,025	4.6%

Total	15,837,909	1,909,835	16.1%	11,980,218	1,446,155	16.1%	12,411,777	1,967,608	15.9%	9,150,144	1,064,408	11.6%	6,849,394	661,162	9.7%

Non-interest-bearing liabilities and stockholders' equity
Demand deposits
Pesos	4,525,845			3,231,588			3,424,790			2,527,929			1,941,445
Dollars	92,110			79,138			81,673			85,637			120,945

Total	4,617,955			3,310,726			3,506,463			2,613,566			2,062,390

	Nine-month Period ended September 30						Year ended December 31,
	2015			2014			2014			2013			2012
	Average Balance	Interest Earned/ (Paid)	Average Nominal Rate	Average Balance	Interest Earned/ (Paid)	Average Nominal Rate	Average Balance	Interest Earned/ (Paid)	Average Nominal Rate	Average Balance	Interest Earned/ (Paid)	Average Nominal Rate	Average Balance	Interest Earned/ (Paid)	Average Nominal Rate
Other liabilities
Pesos	2,955,855			2,133,083			2,279,555			1,508,960			1,191,971
Dollars	159,596			210,963			215,809			122,072			147,928

Total	3,115,452			2,344,046			2,495,364			1,631,032			1,339,899

Non-controlling interest result
Total	65,200			48,768			50,826			38,446			27,946
Stockholders' equity
Pesos	2,008,322			1,554,024			1,601,589			1,212,654			859,612

Total	2,008,322			1,554,024			1,601,589			1,212,654			859,612

Total non-interest- bearing liabilities and stockholders' equity
Pesos	9,555,222			6,967,463			7,356,760			5,287,991			4,020,973
Dollars	251,706			290,101			297,482			207,709			268,873

Total	9,806,928			7,257,564			7,654,242			5,495,700			4,289,846

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
Pesos	23,949,614			17,794,378			18,592,493			13,718,201			10,087,632
Dollars	1,695,223			1,443,404			1,473,526			927,640			1,051,607

Total	25,644,837			19,237,782			20,066,019			14,645,841			11,139,240

(1)
Includes senior and subordinated bonds and participation certificates.

(2)
Consists of unsecured checks and accounts receivable deriving from factoring transactions.

(3)
Includes overnight deposit and unlisted corporate bonds.

Changes in Interest Income and Interest Expense; Volume and Rate Analysis

        The following tables allocate, by currency of denomination, changes in our interest income and interest expense. The changes are segregated for each major category of interest-earning assets and interest-bearing liabilities into amounts attributable to changes in the average volume and changes in their respective nominal interest rates for the nine-month period ended September 30, 2015 compared to the nine-month period ended September 30, 2014, for the year ended December 31, 2014 compared to the year ended December 31, 2013 and for the year ended December 31, 2013 compared to the year ended December 31, 2012. We have calculated volume variances based on movements in average balances over the period and rate variance based on changes in interest rates on average interest-earning assets and average interest-bearing liabilities. We have allocated variances caused by changes in both volume and rate to volume.

	Nine-month Period ended September 30,
		2014		Year ended December 31,
	2015			2014	2013		2013		2012
	Increase (Decrease) Due to Changes in			Increase (Decrease) Due to Changes in			Increase (Decrease) Due to Changes in
	Volume	Rate	Net Change	Volume	Rate	Net Change	Volume	Rate	Net Change
	(in thousands of Pesos, except percentages)
ASSETS
Interest-earning assets
Investment portfolio
Government and corporate securities
Pesos	277	(62,695)	(62,418)	9,474	10,404	19,878	800	6,210	7,010
Dollars	(1,126)	(7,063)	(8,189)	78,747	1,198	79,945	(5,141)	13,199	8,057

Total	(849)	(69,757)	(70,607)	88,221	11,603	99,823	(4,341)	19,409	15,068

Participation in our securitization trusts(1)
Pesos	(26,967)	(28,168)	(55,135)	42,206	(83,713)	(41,506)	31,531	54,873	86,404
Dollars	—	—	—	17	17	34	—	—	—

Total	(26,967)	(28,168)	(55,135)	42,223	(83,696)	(41,472)	31,531	54,873	86,404

Bills and securities issued by the Central Bank
Pesos	6,220	65,490	71,710	165,556	4,877	170,433	(10,612)	24,413	13,801
Dollars	—	—	—	0	—	—	—	—	—

Total	6,220	65,490	71,710	165,556	4,877	170,433	(10,612)	24,413	13,801

Loans and financings:
Promissory notes(2)
Pesos	57,464	(63,448)	(5,984)	103,959	155,330	259,290	153,115	25,308	178,423
Dollars	(608)	118	(490)	709	(138)	572	95	(62)	33

Total	56,856	(63,330)	(6,474)	104,668	155,193	259,861	153,210	25,247	178,456

Overdrafts
Pesos	149,903	26,046	175,949	73,794	103,820	177,614	19,392	(1,051)	18,341
Dollars	—	—	—	—	(2)	(2)	—	—	—

Total	149,903	26,046	175,949	73,794	103,818	177,612	19,392	(1,051)	18,341

Loans to the financial sector
Pesos	584	(7,157)	(6,573)	(35,254)	32,314	(2,940)	(5,836)	2,868	(2,968)
Dollars	—	—	—	—	—	—	—	(3)	(3)

Total	584	(7,157)	(6,573)	(35,254)	32,314	(2,940)	(5,836)	2,865	(2,971)

	Nine-month Period ended September 30,
		2014		Year ended December 31,
	2015			2014	2013		2013		2012
	Increase (Decrease) Due to Changes in			Increase (Decrease) Due to Changes in			Increase (Decrease) Due to Changes in
	Volume	Rate	Net Change	Volume	Rate	Net Change	Volume	Rate	Net Change
	(in thousands of Pesos, except percentages)
Mortgage Loans
Pesos	(1,804)	(1,266)	(3,070)	2,592	(106)	2,486	4,131	(537)	3,594
Dollars	—	(18)	(18)	(324)	6	(318)	(163)	(35)	(198)

Total	(1,804)	(1,284)	(3,088)	2,268	(100)	2,168	3,968	(572)	3,396

Automobile and other secured loans
Pesos	(11,091)	(3,771)	(14,862)	(7,262)	(952)	(8,214)	2,396	2,290	4,686
Dollars	—	—	—	—	—	—	—	—	—

Total	(11,091)	(3,771)	(14,862)	(7,262)	(952)	(8,214)	2,396	2,290	4,686

Corporate unsecured loans
Pesos	133,558	(144)	133,414	109,397	51,517	160,913	44,644	12,331	56,975
Dollars	—	—	—	—	—	—	—	—	—

Total	133,558	(144)	133,414	109,397	51,517	160,913	44,644	12,331	56,975

Personal loans
Pesos	551,966	20,901	572,867	506,092	69,762	575,854	312,080	(74,070)	238,010
Dollars	—	—	—	—	—	—	—	—	—

Total	551,966	20,901	572,867	506,092	69,762	575,854	312,080	(74,070)	238,010

Credit cards
Pesos	347,445	23,338	370,783	232,284	82,078	314,362	155,637	(34,076)	121,561
Dollars	69	(48)	21	23	(300)	(277)	126	(1,352)	(1,226)

Total	347,514	23,290	370,804	232,306	81,778	314,085	155,763	(35,428)	120,335

Receivables from financial leases
Pesos	38,111	32,269	70,380	21,846	9,681	31,527	(5,771)	(26,576)	(32,347)
Dollars	(13)	(8)	(21)	(49)	15	(34)	(28)	(2)	(30)

Total	38,098	32,261	70,359	21,797	9,696	31,493	(5,800)	(26,577)	(32,377)

Foreign Trade Loans
Pesos	—	—	—	—	—	—	—	—	—
Dollars	(344)	4,569	4,225	8,132	(1,052)	7,080	(4,944)	(4,907)	(9,851)

Total	(344)	4,569	4,225	8,132	(1,052)	7,080	(4,944)	(4,907)	(9,851)

Other receivables from financial transactions(3)
Pesos	10,898	3,574	14,471	1,818	609	2,427	427	(1,901)	(1,474)
Dollars	8,128	(9,618)	(1,490)	6,157	(9,713)	(3,556)	17,726	7,486	25,212

Total	19,026	(6,045)	12,981	7,975	(9,104)	(1,129)	18,152	5,586	23,738

Total interest-earning assets
Pesos	1,183,425	78,109	1,261,534	1,198,726	463,396	1,662,121	643,644	48,373	692,017
Dollars	12,923	(18,885)	(5,962)	61,119	22,308	83,427	(4,198)	26,194	21,996

Total	1,196,349	59,223	1,255,572	1,259,844	485,704	1,745,549	639,446	74,568	714,013

	Nine-month Period ended September 30,
		2014		Year ended December 31,
	2015			2014	2013		2013		2012
	Increase (Decrease) Due to Changes in			Increase (Decrease) Due to Changes in			Increase (Decrease) Due to Changes in
	Volume	Rate	Net Change	Volume	Rate	Net Change	Volume	Rate	Net Change
	(in thousands of Pesos, except percentages)
LIABILITIES
Interest-bearing liabilities
Checking and savings accounts
Pesos	1,080	21	1,101	677	236	913	549	(375)	174
Dollars	56	(1)	55	48	(1)	47	(42)	(6)	(48)

Total	1,137	19	1,156	725	235	960	507	(381)	126

Time deposits
Pesos	318,656	83,183	401,839	440,207	330,890	771,097	238,729	91,979	330,708
Dollars	112	99	211	452	33	485	16	(308)	(292)

Total	318,768	83,282	402,050	440,659	330,923	771,582	238,746	91,670	330,416

Borrowings from other financial institutions and unsubordinated negotiable obligations
Pesos	67,853	(19,765)	48,089	42,692	60,713	103,404	52,855	15,596	68,451
Dollars	(113)	722	609	974	(497)	477	(3,905)	(1,191)	(5,097)

Total	67,740	(19,043)	48,698	43,665	60,216	103,881	48,950	14,405	63,354

Subordinated Loan
Pesos	—	—	—	—	—	—	—	—	—
Dollars	14,709	(2,933)	11,776	29,954	(3,177)	26,777	11,159	(1,809)	9,350

Total	14,709	(2,933)	11,776	29,954	(3,177)	26,777	11,159	(1,809)	9,350

Total interest-bearing liabilities
Pesos	458,027	(6,998)	451,029	474,394	401,020	875,414	287,227	112,106	399,333
Dollars	12,414	237	12,651	26,266	1,520	27,786	(3,484)	7,397	3,913

Total	470,440	(6,761)	463,680	500,660	402,540	903,200	283,744	119,503	403,246

(1)
Includes senior and subordinated bonds and participation certificates.

(2)
Consists of unsecured checks and accounts receivable deriving from factoring transactions.

(3)
Includes overnight deposits and unlisted corporate bonds.

Interest-earning Assets: Net Interest Margin and Spread

        The following table analyzes, by currency of denomination, our levels of average interest-earning assets and net interest income, and illustrates the comparative margins and spreads for each of the periods and years indicated.

	Nine-month Period ended September 30,		Year ended December 31,
	2015	2014	2014	2013	2012
	(in thousands of Pesos, except percentages)
Average interest-earning assets(1)(2)
Pesos	18,157,776	13,348,661	14,075,179	10,259,055	7,865,897
Dollars	1,223,964	1,111,106	1,086,303	738,320	767,188

Total	19,381,740	14,459,766	15,161,482	10,997,375	8,633,085

Net interest earned
Pesos	2,620,169	1,809,664	2,521,428	1,734,720	1,442,037
Dollars	78,411	97,024	123,072	67,430	49,347

Total	2,698,580	1,906,688	2,644,500	1,802,150	1,491,384

Net Interest Margin
Pesos	19.2%	18.1%	17.9%	16.9%	18.3%
Dollars	8.5%	11.6%	11.3%	9.1%	6.4%
Weighted average yield(3)	18.6%	17.6%	17.4%	16.4%	17.3%
Yield Spread
Pesos	15.7%	14.8%	14.5%	14.7%	16.0%
Dollars	9.6%	11.9%	11.8%	9.0%	6.5%
Weighted interest spread(4)	15.6%	14.8%	14.6%	14.4%	15.3%
Gross Yield
Pesos	32.8%	32.0%	31.4%	26.9%	26.3%
Dollars	15.3%	17.5%	17.6%	14.5%	11.1%

(1)
Includes all loans, leasing agreements and investments (including public and private bonds, Central Bank notes and securitization securities) and other receivables from financial intermediation that earn interest.

(2)
These figures represent daily averages.

(3)
Takes into account the average interest earned on interest-earning assets and is weighted in accordance with the volume of each asset.

(4)
Takes into account the average interest earned on interest-earning assets, net of average interest paid on interest-bearing liabilities.

Investment Portfolio

        We own, manage and trade a portfolio of securities issued by the Argentine government and other public sector and corporate issuers. We also hold senior and subordinated bonds and participation certificates in financial trusts created in connection with our securitization transactions. The following table sets out our investments in Argentine and other governments and corporate securities, including holdings in senior and subordinated bonds and participation certificates in financial trusts as of

September 30, 2015 and as of December 31, 2014, 2013 and 2012 by type and currency of denomination.

		Year ended December 31,
	Nine-month Period ended September 30, 2015
		2014	2013	2012
	(in thousands of Pesos)
LISTED GOVERNMENT SECURITIES
Holdings of Trading Securities
LOCAL
In Pesos:
Argentine sovereign bonds in pesos maturity 2019	—	1,240	—	—
Argentine sovereign bonds in pesos maturity 2015	—	1,812	107	24,814
Argentine sovereign bonds in pesos maturity 2014	—	—	—	15,310
National Treasury Bonds maturity 2016 (BONAC)	10,217	—	—	—
National Treasury Bonds maturity 2016 (BONAC)	5,075	—	—	—
GDP Bonds Linked Securities 2035	—	379	25	215
Consolidation bonds	467	1,989	13,942	7,995
Federal Government Bonds (BODEN), maturity 2014	—	—	—	12
Securities denominated in pesos discount	—	176	13,070	—
Secured government bonds in pesos (Decree 1579/02) 2018	2,732	151	12,454	105,076
Others	97	13	181	58

In Foreign Currency:
Bonds to step up in dollars par maturity 2038	2,366	4,873	42	—
Argentine sovereign bonds in dollars 8.28% maturity 2033	—	580	—	—
Argentine sovereign bonds in dollars 8.75%, maturity 2024	11,342	579	—	—
Argentine sovereign bonds in dollars 2,40% maturity 2018	181,682	33,040	—	—
Argentine sovereign bonds in dollars 7%, maturity 2013 (BONAR VII)	—	—	—	173
Argentine sovereign bonds in dollars 7%, maturity 2015	151	7,680	174,334	20,339
Argentine sovereign bonds in dollars 0.75%, maturity 2017 (BONAD)	98,866	—	—	—
Argentine sovereign bonds in dollars 7%, maturity 2017 (BONAR X)	128,521	38,234	205,784	—
Argentine sovereign bonds in dollars 4% maturity 2016 (BAADE)	8,016	6,943	5,519	—
Federal Government bonds, maturity 2017	—	5	—	25
Buenos Aires City bonds in dollars maturity 2019	—	916	49,884	—
B.Pcia Bs As USD C / Discount Maturity 2017	—	—	—	88
Others	962	46	12	230

Total listed government securities	450,494	98,656	475,354	174,335

UNLISTED GOVERNMENT SECURITIES
In Pesos:
Social Security Consolidation Bonds	—	—	63	189
GDP Bonds Linked Securities in pesos 2035	257	—	—	—
Consolidation bonds in dollars 5th Series	—	—	2	2

		Year ended December 31,
	Nine-month Period ended September 30, 2015
		2014	2013	2012
	(in thousands of Pesos)
In Foreign Currency:
GDP Bonds linked securities USD 2035	—	1	—	—
Federal Government Bonds (BODEN), maturity 2013	—	—	—	36
Debt Securities class 3 Bs As City, maturity 2019	—	—	7,035	—
Debt Securities class 2 Bs As City	—	—	85	—
Others	—	—	1	—

Total unlisted government securities	257	1	7,373	227

SECURITIES ISSUED BY THE ARGENTINE CENTRAL BANK
Listed
Central Bank Bills in pesos	491,098	319,151	—	—
Central Bank Notes in pesos	—	—	—	1,973
Unlisted
Central Bank Bills in pesos	212,708	416,557	—	17,091
Central Bank Notes in pesos	—	—	—	34,765

Total securities issued by the Argentine Central Bank	703,806	735,708	—	53,829

INVESTMENTS IN LISTED CORPORATE SECURITIES
LOCAL
Shares	15,624	173,715	1,263	1,386

Total investments in listed corporate securities	15,624	173,715	1,263	1,386

Total government and corporate securities	1,170,181	1,008,080	483,990	229,777

PARTICIPATION IN SECURITIZATION TRUSTS(1)
Financial trusts debt securities—senior	515,724	647,769	312,313	575,025
Financial trusts debt securities—subordinated	—	48,793	150,370	214,978
Financial trusts participation certificates	681,397	612,676	659,946	582,460

Total	1,197,121	1,309,238	1,122,629	1,372,463

(1)
Included within "other receivables from financial transactions". Consists mainly of participations in financial trusts created pursuant to our own securitization transactions.

        As of September 30, 2015 and December 31, 2014, we held securities issued by the Central Bank for a total of approximately Ps.0.7 billion and Ps.0.7 billion, respectively, both in terms of market value and book value. These amounts exceeded 10.0% of our shareholders' equity as of such dates and represented 2.5% and 3.2% of our total assets, respectively.

Remaining Maturity of Investment Portfolio

        The following table analyzes the remaining maturities of our investment portfolio (including our holdings in senior and subordinated bonds and participation certificates in financial trusts) as of September 30, 2015 based on their terms when issued.

	Maturing
	Within 1 year	After 1 year but within 5 years	After 5 years but within 10 years	After 10 years	Total Amount as of September 30, 2015
	(Book value in thousands of Pesos)
LISTED GOVERNMENT SECURITIES
Holdings of Trading Securities
LOCAL
In Pesos:
National Treasury Bonds maturity 05/09/16 (BONAC)	10,217	—	—	—	10,217
National Treasury Bonds maturity 09/30/16 (BONAC)	5,075	—	—	—	5,075
Consolidation bonds	467	—	—	—	467
Secured government bonds in pesos (Decree 1579/02) 2018	—	2,732	—	—	2,732
Others	—	97	—	—	97

In Foreign Currency:
Bonds to step up in dollars par maturity 2038	—	—	—	2,366	2,366
Argentine sovereign bonds in dollars 0.75% maturity 2017 (BONAD)	—	98,866	—	—	98,866
Argentine sovereign bonds in dollars 2.40% maturity 2018	—	181,682	—	—	181,682
Argentine sovereign bonds in dollars 7%, maturity 2015	151	—	—	—	151
Argentine sovereign bonds in dollars 7%, maturity 2017 (BONAR X)	—	128,521	—	—	128,521
Argentine sovereign bonds in dollars 4% maturity 2016 (BAADE)	8,016	—	—	—	8,016
Argentine sovereign bonds in dollars maturity 2024	—	—	11,342	—	11,342
Others	—	962	—	—	962

Total listed government securities	23,926	412,860	11,342	2,366	450,494

UNLISTED GOVERNMENT SECURITIES
In Pesos:
GDP Bonds Linked Securities in pesos 2035	—	—	—	257	257

In Foreign Currency:
Total unlisted government securities	—	—	—	257	257

SECURITIES ISSUED BY THE ARGENTINE CENTRAL BANK
Listed
Central Bank Bills in pesos	491,098	—	—	—	491,098
Unlisted
Central Bank Bills in pesos	212,708	—	—	—	212,708

Total securities issued by the Argentine Central Bank	703,806	—	—	—	703,806

INVESTMENTS IN LISTED CORPORATE SECURITIES
LOCAL
Shares	15,624	—	—	—	15,624

Total investments in listed corporate securities	15,624	—	—	—	15,624

Total government and corporate securities	743,356	412,860	11,342	2,623	1,170,181

PARTICIPATION IN SECURITIZATION TRUSTS
Financial trusts debt securities—senior	170,904	344,820	—	—	515,724
Financial trusts participation certificates	67,450	613,947	—	—	681,397

Total	238,354	958,767	—	—	1,197,121

Weighted average yield	24.4%	17.9%	9.0%	8.0%

(1)
Included within "other receivables from financial transactions". Consists mainly of participations in financial trusts created pursuant to our own securitization transactions.

Loan and Financing Portfolio

        The following table analyzes our loan and financing portfolio by type as of September 30, 2015, and December 31, 2014 and 2013, 2012, 2011 and 2010.

	Grupo Supervielle S.A.
		As of December 31,
	As of September 30, 2015
		2014	2013	2012	2011	2010
	(in thousands of Pesos)
Loans and financings
To the non-financial public sector	8,451	12,666	15,699	18,183	19,773	16,765
To the financial sector	3,373	3,514	36,029	63,200	54,482	67,530
To the non-financial private sector and foreign residents:
Overdrafts	1,626,021	993,284	679,085	488,229	543,148	389,611
Promissory notes(1)	5,450,657	5,583,705	4,472,631	3,181,314	2,574,592	1,950,699
Mortgage loans	55,215	69,554	83,660	36,247	53,197	41,000
Automobile and other secured loans	120,770	168,603	225,901	219,948	197,501	86,122
Personal loans	5,884,839	3,631,840	2,970,622	1,509,756	1,246,834	910,535
Credit card loans	4,737,289	3,688,328	2,410,111	1,719,422	1,150,316	424,798
Others	904,656	793,192	684,219	379,876	609,906	632,123
Plus: accrued interest, adjustments and exchange-rate differences receivable	361,342	357,844	257,689	155,074	120,478	64,130
Documented interest(2)	(193,306)	(287,605)	(200,345)	(110,365)	(114,939)	(59,582)
Other	(415)	(1,322)	(1,012)	(753)	(356)	(946)
Less: allowance for loan losses	(533,676)	(417,023)	(342,000)	(285,458)	(166,948)	(101,512)

Total loans	18,425,216	14,596,580	11,292,289	7,374,673	6,287,984	4,421,273

Other receivables from financial transactions(3)
Unlisted corporate bonds	126,371	191,372	145,718	16,114	10,792	14,901
Others	282,553	243,246	107,028	71,557	33,679	23,487
Plus: accrued interest and adjustment receivables	1	1	1	1	2	2
Less: allowances	(4,194)	(5,221)	(4,439)	(3,143)	(2,979)	(4,473)

Total other receivables from financial transactions	404,731	429,398	248,308	84,529	41,494	33,917

Receivables from financial leases	997,747	590,960	519,197	601,428	425,364	316,446
Less: Allowances for receivables from financial leases	(13,901)	(7,114)	(7,317)	(7,090)	(5,853)	(4,539)

Total receivables from financial leases	983,846	583,846	511,880	594,338	419,511	311,907

Total financing	19,813,793	15,609,824	12,052,477	8,053,540	6,748,989	4,767,098

(1)
Consists of unsecured checks and accounts receivable deriving from factoring transactions, and unsecured corporate loans that totaled Ps.1.7 billion as of September 30, 2015 and Ps.1,547.5 million, Ps.979.9 million, Ps.663.7 million, Ps.479.9 million and Ps.234.1 million as of December 31, 2014, 2013, 2012, 2011 and 2010, respectively.

(2)
The Bank purchases promissory notes at less than face value. Documented interest is the difference between face value and the price paid for the promissory notes, plus accrued interest, and represents the income that will accrue during the life of the promissory note. The face value of the promissory note is listed under the item "Promissory notes."

(3)
Includes only line-items within other receivables from financial transactions that are considered financings under Argentine Banking GAAP.

        As of September 30, 2015, our loan and financing portfolio (net of allowances for loan losses) amounted to Ps.19.8 million, a 26.9% increase when compared to December 31, 2014, driven by a 25.8% increase in loans to the non-financial private sector compared to a 22.0% increase of the Argentine financial system as a whole (which includes private banks, public banks and other financial institutions). If we also consider the loan portfolio outstanding in each of the financial trusts created in connection with our securitizations, the increase over such period in our loan and financing portfolio was 16.9%. Loans to the financial and non-financial public sector as of September 30, 2015 amounted to Ps.11.8 million, 27% lower than the Ps.16.2 million outstanding as of December 31, 2014. As of December 31, 2014, our loan and financing portfolio (net of allowances for loan losses) amounted to Ps.15.6 billion, a 29.5% increase when compared to the previous year end, driven by a 30.5% increase in loans to the non-financial private sector compared to a 20.3% increase of the Argentine financial system as a whole. This resulted in an increase in our market share during 2014. If we also consider the loan portfolio outstanding in each of the financial trusts created in connection with our securitizations, the annual increase in our loan and financing portfolio was 28.2%. Loans to the financial and non-financial public sector as of the end of 2014 amounted to Ps.16.2 million, 68.7% lower than the Ps.51.7 million outstanding as of the close of the previous year.

        Loan and financing portfolio, including the loan portfolio outstanding in each of the financial trusts created in connection with our securitizations, is not a measure defined by Argentine Banking GAAP. This measure represents our loan and financing portfolio as of each period end derived from our balance sheet plus the loan portfolio outstanding in each of the financial trusts created in connection with our securitizations for the same periods. The measure is an important indicator of our loan origination and administration capacity. The loan portfolio outstanding in all of the financial trusts created in connection with our securitizations totaled Ps.2.4 billion as of September 30, 2015 and Ps.3.1 billion, Ps.2.5 and Ps.2.5 billion as of December 31, 2014, 2013 and 2012 respectively. These measures have inherent limitations, such as the lack of comparability, the absence of a standard defining how to perform calculations so that these calculations are uniformly applied and the fact that they are not audited. To mitigate these limitations, we have procedures in place to calculate these measures using the appropriate Argentine Banking GAAP or other regulations. Although these measures are frequently used in the evaluation of performance, they have the above mentioned limitations as analytical tools, and should not be considered in isolation, or as a substitute for, analysis of results as reported under Argentine Banking GAAP.

        The following table sets forth information describing variations in our loan and financing portfolio taking into account the impact of transfers to financial trusts created in connection with our securitizations as of the dates indicated below:

	Grupo Supervielle S.A.
		As of December 31,
	As of September 30, 2015
		2014	2013	2012	2011	2010
	(in thousands of Pesos)
Total loan and financing portfolio (net of allowances for loan losses)	19,813,793	15,609,824	12,052,477	8,053,540	6,748,989	4,767,098
Personal loan portfolio outstanding in each of the financial trusts (net of allowances for loan losses)(1)	2,139,509	2,613,915	2,176,414	2,459,941	1,531,042	810,295
Receivables from financial leases outstanding in each of the financial trusts (net of allowances for receivables from financial leases)(1)	282,624	444,341	304,145	42,124	109,867	60,751
Total financing including loan and financing portfolio outstanding in each of our financial trusts	22,235,926	18,668,080	14,533,036	10,555,605	8,389,898	5,638,144

(1)
Net of allowances for loan losses and allowances for receivables from financial leases, which together totaled Ps.84.4 million for the nine-month period ended September 30, 2015 and Ps.68.1 million, Ps.83.0 million, Ps.64.3 million, Ps.27.6 million and Ps.0 for the years ended December 31, 2014, 2013, 2012, 2011 and 2010, respectively.

Maturity Composition of the Loan and Other Financing Portfolio

        The following table analyzes our loan and other financing portfolio as of September 30, 2015 by type and by the time remaining to maturity. Loans and financings are stated before deduction of allowances for loan losses.

	Maturing
	Within 1 year	After 1 year through 5 years	After 5 years	Total amount as of September 30, 2015
	(in thousands of Pesos)
Loans
To the non-financial public sector	5,652	2,799	—	8,451
To the financial sector	347,489	28,397	—	375,886
To the non-financial private sector and foreign residents:
Promissory notes(1)	4,705,818	584,566	257	5,290,641
Overdrafts	1,742,086	—	—	1,742,086
Mortgage loans	27,866	24,120	3,229	55,215
Automobile and other secured loans	87,891	32,879	—	120,770
Personal loans	2,205,577	3,144,229	157	5,349,963
Credit card loans	4,728,233	10,546	—	4,738,779
Foreign trade loans	463,347	21,614	—	484,961
Other loans	330,715	104,022	2,806	437,543
Unapplied collections	(1,033)	—	—	(1,033)
Accrued interests, adjustments and exchange rate differences receivable	355,630	—	—	355,630

Total loans	14,999,271	3,953,172	6,449	18,958,892

Percentage of total loan portfolio	79.1%	20.9%	0.0%	100.0%
Other receivables from financial transactions
Unlisted corporate bonds	6,891	57,388	62,092	126,371
Others	282,553	—	—	282,553
Plus: accrued interests and adjustments receivable included in the debtor classification regulation	1	—	—	1

Total other receivables from financial transactions	289,445	57,388	62,092	408,925

Percentage of total loan portfolio	70.8%	14.0%	15.2%	100%
Total receivables from financial leases	334,176	662,833	738	997,747

Percentage of total portfolio of receivables from financial leases	33.5%	66.4%	0.1%	100.0%

(1)
Consists of unsecured checks and accounts receivable deriving from factoring transactions.

Interest Rate Sensitivity

        The following table analyzes our loan and other financing portfolio as of December 31, 2014 by type of interest rate. Loans and financings are stated before deduction of allowances for loan losses.

	As of September 30, 2015				As of December 31, 2014
	Loans	Other receivables from financial transactions(1)	Receivables from financial leases	Total	Loans	Other receivables from financial transactions(1)	Receivables from financial leases	Total
	(in thousands of Pesos)
Variable rate
Ps.	646,842	—	279,399	926,241	585,172	—	101,763	686,935
Foreign currency	—	—	3,354	3,354	—	—	2,957	2,957
Sub Total	646,842	—	282,753	929,595	585,172	—	104,720	689,892
Fixed rate
Ps.	17,517,112	291,345	714,994	18,523,451	13,752,548	261,389	486,240	14,500,177
Foreign currency	794,938	117,580	—	912,518	675,883	173,230	—	849,113
Sub Total	18,312,050	408,925	714,994	19,435,969	14,428,431	434,619	486,240	15,349,290

Total	18,958,892	408,925	997,747	20,365,564	15,013,603	434,619	590,960	16,039,182

(1)
Includes only line-items within other receivables from financial transactions that are considered financings under Argentine Banking GAAP.

Loans and Financings—Portfolio Classification

        The following table presents our loan and other financing portfolio, before the deduction for allowances for loan losses, using the classification system of the Central Bank in effect at the end of the nine-month period ended September 30, 2015 and at the end of each year indicated:

	Grupo Supervielle S.A.
	Nine-month Period ended September 30,		Year ended December 31,
	2015	%	2014	%	2013	%	2012	%	2011	%	2010	%
	(in thousands of Pesos, except percentages)
Loan portfolio categories
Normal situation(1)	17,886,697	94.34%	14,192,413	94.53%	11,038,865	94.9%	7,122,305	93.0%	6,140,370	95.2%	4,377,964	96.8%
Subject to special monitoring-under observation- in negotiation or subject to refinancing agreements/low risk(2)	454,623	2.40%	357,393	2.38%	233,641	2.0%	206,830	2.7%	160,438	2.4%	56,889	1.3%
With problems/ medium risk(3)	240,256	1.27%	176,231	1.17%	152,207	1.3%	112,319	1.5%	57,842	0.9%	26,007	0.6%
High risk of insolvency/ high risk(4)	337,321	1.78%	256,510	1.71%	187,607	1.6%	145,346	1.9%	62,071	0.9%	37,100	0.8%
Uncollectible(5)	39,421	0.21%	30,668	0.20%	21,729	0.2%	73,170	1.0%	34,044	0.5%	24,929	0.6%
Uncollectible, classified as such under regulatory requirements(6)	574	0.00%	387	0.00%	242	0.0%	162	0.0%	186	0.0%	119	0.0%

Total loans	18,958,892	100.00%	15,013,603	100.00%	11,634,289	100.00%	7,660,132	100.00%	6,454,951	100.00%	4,523,008	100.00%

Other receivables from financial transactions portfolio categories
Normal situation(1)	394,791	96.54%	422,043	97.11%	243,131	96.2%	78,681	89.7%	40,966	92.1%	36,077	94.0%
Subject to special monitoring-under observation- in negotiation or subject to refinancing agreements/low risk(2)	5,775	1.41%	4,587	1.06%	3,718	1.5%	3,167	3.6%	1,388	2.1%	717	1.9%
With problems/ medium risk(3)	2,847	0.70%	2,532	0.58%	1,980	0.8%	1,877	2.1%	660	1.0%	299	0.8%
High risk of insolvency/ high risk(4)	3,929	0.96%	3,822	0.88%	3,066	1.2%	2,471	2.8%	798	1.2%	478	1.2%
Uncollectible(5)	1,582	0.39%	1,633	0.38%	850	0.3%	1,476	1.7%	661	1.0%	819	2.1%
Uncollectible, classified as such under regulatory requirements(6)	1	—	1	0.00%	2	0.0%	—	0.0%	—	0.0%	—	0.0%

Total Other receivables from financial transactions	408,925	100.00%	434,619	100.00%	252,747	100.00%	87,672	100.00%	44,473	100.00%	38,390	100.00%

Categories of receivables from financial leases
Normal situation(1)	967,849	97.00%	567,063	95.96%	489,224	94.2%	564,479	93.9%	394,410	92.7%	303,352	95.9%
Subject to special monitoring-under observation- in negotiation or subject to refinancing agreements/low risk(2)	14,966	1.50%	12,715	2.15%	20,285	3.9%	24,803	4.1%	23,933	5.6%	8,914	2.8%
With problems/ medium risk(3)	3,760	0.38%	6,010	1.02%	3,099	0.6%	3,154	0.5%	4,464	1.0%	1,977	0.6%
High risk of insolvency/ high risk(4)	9,957	1.00%	1,098	0.19%	6,045	1.2%	8,374	1.4%	2,081	0.5%	678	0.2%
Uncollectible(5)	1,215	0.12%	4,074	0.69%	544	0.1%	618	0.1%	476	0.1%	1,525	0.5%
Uncollectible, classified as such under regulatory requirements	—	—	—	0.00%	—	0.0%	—	0.0%	—	0.0%	—	0.0%

Total receivables from financial leases	997,747	100.00%	590,960	100.00%	519,197	100.00%	601,428	100.00%	425,364	100.00%	316,446	100.00%

(1)
Current loans and loans up to 31 days past due on principal or interest. Borrower can readily service all financial obligations: shows strong cash flow, liquid current financial situation, adequate financial structure, punctual payment record, capable management, timely and precise available information and satisfactory internal controls. Borrower is determined to be in the top 50.0% of an industry that is performing well and has a good outlook.

(2)
Debt payment is occasionally delinquent, with arrears from 31 to 90 days. Under observation: cash flow analysis indicates that, at the time made, the customer is able to honor all financial commitments. However, there are potential situations that, unless timely controlled or corrected, may affect the customer's future payment capacity. Under negotiation or with refinancing agreements includes customers that, upon their inability to pay their obligations on agreed upon conditions, state their intention to refinance their debts within 60 days computed from the date of their default in payment.

(3)
Debt is in arrears at least 91 days and up to 180 days. Cash flow analysis evidences difficulties in servicing of debt on agreed terms, such that if the problems are not solved, they may result in some loss.

(4)
Judicial proceedings demanding payment have been initiated against the borrower, or the borrower is delinquent with arrears greater than 180 days and up to one year. Cash flow analysis demonstrates that full repayment of the borrower's obligations is highly improbable.

(5)
Loans to insolvent or bankrupt borrowers, or borrowers subject to judicial proceedings, with little or no possibility of collection, or in arrears in excess of one year. Loans in this category are considered total losses. Although these assets could have a possibility of recovery under certain future circumstances, lack of collectability is evident as of the date of analysis.

(6)
Loans to borrowers indicated by the Central Bank to be more than 180 days in arrears to any liquidated or bankrupt financial entity. Also includes loans to foreign banks and other financial institutions which are not classified as "normal" and which are not subject to the supervision of the Central Bank or other similar authority of the country of origin and which are not classified as "investment grade" by any of the rating agencies admitted to the Central Bank pursuant to Communication "A" 2729.

Amounts Past Due and Non-accrual Loans and Other Financing

        The following table analyzes our non-accrual loan and other financing portfolio, by type of loan as of the dates indicated, as well as amounts past due in our loan and other financing portfolio, by type of loan and other financing as of the dates indicated.

        The past due loans listed in the table below include loans of the Bank and CCF past due more than 90 days and Tarjeta and Cordial Microfinanzas loans past due more than 30 days.

        Our policy for placing Bank and CCF loans on non-accrual status is prescribed by Central Bank regulations, which consider both quantitative and qualitative factors. Loans are deemed either "With problems/Medium risk," "High risk of insolvency/High risk" or "Uncollectible". Loans deemed "With problems/Medium risk" are those loans to individuals that are in arrears at least 91 days and up to 180 days, or those loans to businesses for which cash flow analysis suggests problems in normal servicing of existing debt, such that if the problems are not resolved, we may incur some loss. Loans deemed "High risk of insolvency/High risk" are (i) those of borrowers against whom judicial proceedings have been initiated for payment, (ii) those whose borrowers are delinquent with arrears greater than 180 days and up to one year, and (iii) those for which cash flow analysis suggests that full repayment of the borrower's obligations is highly improbable. Lastly, loans deemed "Uncollectible" are those (i) to insolvent or bankrupt borrowers, or borrowers subject to judicial proceedings, with little or no possibility of collection, or (ii) those in arrears in excess of one year. Loans in the "Uncollectible" category are considered total losses.

	Grupo Supervielle S.A.
		Year ended December 31,
	As of September 30 2015
		2014	2013	2012	2011	2010
	(in thousands of Pesos)
Non-Accrual
Loans
To the non-financial private sector and foreign residents
Overdrafts	32,267	28,044	25,936	11,400	6,424	8,099
Promissory notes(1)	20,648	22,349	4,903	13,179	6,344	5,245
Unsecured corporate loans	26,601	10,159	13,472	15,009	2,909	2,159
Mortgage loans	206	403	1,018	1,169	3,636	1,076
Automobile and other secured loans	3,962	7,228	7,480	16,177	4,902	3,481
Personal loans	319,652	241,946	189,309	150,376	87,439	41,290
Credit card loans	212,151	152,331	119,772	128,420	49,943	24,154
Foreign Trade Loans	3,671	—	2,627	1,410	57	1,743
Other Loans	15,029	8,840	6,129	3,413	2,671	5,064

Total Non-Accrual Loans	634,187	471,300	370,645	340,552	164,324	92,309

Other receivables from financial transactions
Others	4,692	4,762	3,344	3,596	1,278	1,597

Total Non-Accrual Other receivables from financial transactions	4,692	4,762	3,344	3,596	1,278	1,597

Receivables from financial leases	14,931	11,182	9,688	12,146	7,021	4,180

Total Non-Accrual receivables from financial leases	14,931	11,182	9,688	12,146	7,021	4,180

Total Non-Accrual Financings	653,810	487,244	383,677	356,481	172,624	98,086

Non-Accrual Financings
With Preferred Guarantees	19,566	23,849	25,488	36,650	13,317	5,666
With Other Guarantees	—	96	17	239	—	—
Without Guarantees	634,244	463,299	358,172	319,592	159,307	92,420

Total Non-Accrual Financings	653,810	487,244	383,677	356,481	172,624	98,086

	Grupo Supervielle S.A.
		Year ended December31,
	As of September 30, 2015
		2014	2013	2012	2011	2010
	(in thousands of Pesos)
Past Due
Loans
To the non-financial private sector and foreign residents
Overdrafts	49,663	34,044	13,048	15,345	23,519	2,509
Promissory notes(1)	28,551	23,128	6,793	12,372	2,621	1,257
Unsecured corporate loans	58,912	36,397	15,476	9,526	4,633	4,267
Mortgage loans	6,999	5,685	957	3,804	746	143
Automobile and other secured loans	2,972	6,309	6,207	15,593	4,679	3,274
Personal loans	256,143	204,569	166,708	137,562	78,447	28,315
Credit card loans	161,410	115,312	95,504	115,712	43,775	16,636
Foreign trade loans	19,116	25,461	5,476	18,890	6,646	3,351
Other loans	12,816	8,434	5,088	5,187	3,292	4,808

Total Past Due Loans	596,582	459,339	315,257	333,992	168,358	64,561

Other receivables from financial transactions
Unlisted corporate bonds	—	—	—	—	—	—
Others	3,878	2,870	1,857	2,022	288	541

Total Past Due Other receivables from financial transactions	3,878	2,870	1,857	2,022	288	541

Receivables from financial leases	28,147	19,168	9,593	17,238	2,279	4,373

Total Past Due receivables from financial leases	28,147	481,377	326,707	353,252	170,925	69,475

Past Due Financings
With Preferred Guarantees	82,629	70,821	24,792	42,304	9,662	9,015
Without Guarantees	545,978	410,556	301,915	310,948	161,263	60,460

Total Past Due Financings	628,607	481,377	326,707	353,252	170,925	69,475

(1)
Consists of unsecured checks and accounts receivable deriving from factoring transactions.

Risk Element—Interest

        The following table analyzes the gross interest income that would have been recorded in the nine-month period ended September 30, 2015 if the loans had been current in accordance with their original terms and had been outstanding throughout the period or since origination, if held for part of the period, as well as the amount of interest income on those loans that was included in net income for the period.

	As of September 30, 2015
	(in thousands of Pesos)
Interest income that would have been recorded on non-accrual loans on which the accrual of interest was discontinued	Ps.	30,221
Interest on loans classified as non-accrual included in net income		34,579

Analysis of the Allowance for Loan Losses

        The Central Bank's regulations require financial institutions to classify certain consumer or housing loans in excess of Ps.2,500,000 as commercial loans, and allow financial institutions to classify certain commercial loans of up to Ps.2,500,000 as consumer and housing loans. See "Argentine Banking Regulation—Liquidity and Solvency Requirements—Debt Classification and Loan Loss Provisions—Credit Portfolio". As of December 31, 2014 we did not hold any consumer or housing loans in excess of Ps.2,500,000 classified as commercial loans and we held commercial loans for less than Ps.2,500,000 for which we applied the consumer and housing loan classification for a total amount of Ps.984.4 million. The estimated impact derived from the application of this classification on our loan loss provisions and allowance for loan losses for the year ended December 31, 2014 was an increase of Ps.4.0 million in both items. The estimated impact derived from the application of this classification on our loan loss provisions and allowance for loan losses for the nine-month period ended September 30, 2015 was an increase of Ps.5.0 million in both items.

        The table below sets forth annual variations in the allowances for loan losses for the nine-month period ended September 30, 2015 and the years ended December 31, 2014, 2013, 2012, 2011 and 2010. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—

Critical Accounting Policies—Allowances for Loan Losses." Amounts below include allowances for loans, leasing and other receivables from financial transactions.

	Grupo Supervielle S.A.
		Year ended December 31,
	Nine-month Period ended September 30, 2015
		2014	2013	2012	2011	2010
	(in thousands of Pesos)
Balance at the beginning of the year	429,358	353,756	295,691	175,780	110,524	112,570
Provisions charged to income	355,994	356,509	350,535	209,798	99,079	67,827
Write-offs and reversals(1)	(233,581)	(280,907)	(296,985)	(89,887)	(73,233)	(69,873)
Other adjustments	—	—	4,515	—	39,411	—

Balance at the end of year	551,771	429,358	353,756	295,691	175,780	110,524

Provisions net of write-offs and reversals	0.7%	0.6%	0.6%	1.7%	0.3%	(0.1%)
Provisions charged to income
Promissory notes(2)	6,494	33,143	18,218	16,438	10,329	8,497
Unsecured corporate loans	15,818	15,163	10,764	8,232	3,152	7,228
Overdrafts	18,071	17,752	14,967	7,102	5,318	6,754
Mortgage loans	—	219	984	(186)	1,836	138
Automobile and other secured loans	1,024	3,928	5,831	6,008	3,050	1,494
Personal loans	182,334	140,817	138,146	94,630	40,358	23,977
Credit cards loans	111,816	126,429	112,726	62,944	23,428	11,448
Foreign Trade Loans	159	4,497	3,483	863	1,325	4,267
Other financings	5,254	4,179	34,213	6,896	4,855	(2,394)
Other receivables from financial transactions	3,284	6,366	4,508	4,651	2,129	2,997
Receivables from financial leases	11,740	4,016	6,695	2,220	3,298	3,421

	355,994	356,509	350,535	209,798	99,079	67,827

Write-offs and reversals
Promissory notes(2)	(4,272)	(18,328)	(14,477)	(9,298)	(4,564)	(3,180)
Unsecured corporate loans	(3,848)	(9,191)	(8,315)	(1,575)	(1,038)	(6,693)
Overdrafts	(8,059)	(9,721)	(8,658)	(5,420)	(4,639)	(3,483)
Mortgage loans	(90)	(369)	(601)	(243)	(1,379)	(13)
Automobile and other secured loans	(2,540)	(4,293)	(8,538)	(2,153)	(1,798)	(1,615)
Personal loans	(129,171)	(142,797)	(135,489)	(47,180)	(37,768)	(32,101)
Credit cards loans	(74,806)	(79,733)	(101,030)	(16,834)	(14,354)	(17,375)
Foreign Trade Loans	—	(3,842)	(1,202)	(2,185)	(2,064)	(2,946)
Other financings	(1,473)	(2,857)	(9,016)	(601)	(70)	64
Other receivables from financial transactions	(4,369)	(5,558)	(3,191)	(3,368)	(3,576)	(1,863)
Receivables from financial leases	(4,953)	(4,218)	(6,468)	(1,030)	(1,984)	(668)

	(233,581)	(280,907)	(296,985)	(89,887)	(73,233)	(69,873)

(1)
Consists of decreases in the allowance for loan losses when the loan for which the allowance was created is no longer on our balance sheet because it has been written-off, or because it has been collected, in which case the allowance is reversed. Loans are 100% provisioned before being written off.

(2)
Consists of unsecured checks and accounts receivable deriving from factoring transactions.

Allocation of the Allowance for Loan Losses and Other Financing

        The following table allocates the allowance for loan and other financing losses by category of loans and sets forth the percentage distribution of the total allowances for the nine-month period ended September 30, 2015 and each of the years ended December 31, 2014, 2013, 2012, 2011 and 2010. Amounts below include allowances for loans, leasing and other receivables from financial transactions.

	Grupo Supervielle S.A.
				Year ended December 31,
	Nine-month Period ended September 30, 2015
				2014			2013			2012			2011			2010
	Amount	% of Total Financing	% of Financing Category	Amount	% of Total Financing	% of Financing Category	Amount	% of Total Financing	% of Financing Category	Amount	% of Total Financing	% of Financing Category	Amount	% of Total Financing	% of Financing Category	Amount	% of Total Financing	% of Financing Category
	(in thousands of Pesos, except percentages)
Loans:
Promissory notes(1)	51,822	9.4%	9.7%	54,891	12.8%	13.2%	42,726	12.1%	12.5%	35,814	12.1%	12.5%	25,688	14.6%	15.4%	19,901	18.0%	19.6%
Unsecured corporate loans	35,429	6.4%	6.6%	22,387	5.2%	5.4%	17,660	5.0%	5.2%	13,806	4.7%	4.8%	5,967	3.4%	3.6%	3,854	3.5%	3.8%
Overdrafts	37,581	6.8%	7.0%	26,601	6.2%	6.4%	19,888	5.6%	5.8%	11,665	3.9%	4.1%	8,984	5.1%	5.4%	8,306	7.5%	8.2%
Mortgage loans	772	0.1%	0.1%	1,016	0.2%	0.2%	1,295	0.4%	0.4%	790	0.3%	0.3%	1,153	0.7%	0.7%	695	0.6%	0.7%
Automobile and other secured loans	2,655	0.5%	0.5%	4,244	1.0%	1.0%	5,147	1.5%	1.5%	7,723	2.6%	2.7%	3,207	1.8%	1.9%	1,955	1.8%	1.9%
Personal loans	209,418	38.0%	39.2%	149,508	34.8%	35.9%	122,147	34.5%	35.7%	96,143	32.5%	33.7%	57,181	32.5%	34.3%	36,007	32.6%	35.5%
Credit card loans	172,688	31.3%	32.4%	135,790	31.6%	32.6%	113,075	32.0%	33.1%	108,502	36.7%	38.0%	49,491	28.2%	29.6%	19,553	17.7%	19.3%
Foreign Trade Loans	9,631	1.7%	1.8%	8,055	1.9%	1.9%	8,868	2.5%	2.6%	5,439	1.8%	1.9%	6,693	3.8%	4.0%	7,432	6.7%	7.3%
Other financings:	13,679	2.5%	2.6%	14,531	3.4%	3.5%	11,194	3.2%	3.3%	5,577	1.9%	2.0%	8,585	4.9%	5.1%	3,809	3.4%	3.8%
Total Loans	533,675	96.7%	100.0%	417,023	97.1%	100.0%	342,000	96.7%	100.0%	285,458	96.5%	100.0%	166,948	95.0%	100.0%	101,512	91.8%	100.0%
Other receivables from financial transactions	4,194	0.8%	100.0%	5,221	1.2%	100.0%	4,439	1.3%	100.0%	3,143	1.1%	100.0%	2,979	1.7%	100.0%	4,473	4.0%	100.0%
Receivables from financial leases	13,901	2.5%	100.0%	7,114	1.7%	100.0%	7,317	2.1%	100.0%	7,090	2.4%	100.0%	5,853	2.4%	100.0%	4,539	4.1%	100.0%

Total	551,770	100.0%	100.0%	429,358	100.0%	100.0%	353,756	100.0%	100.0%	295,691	100.0%	100.0%	175,780	100.0%	100.0%	110,524	100.0%	100.0%

(1)
Consists of unsecured checks and accounts receivable deriving from factoring transactions.

Loans and Other Financing Portfolio by Economic Activity

        The table below analyzes our loan and other financing portfolio according to the borrower's main economic activity as of September 30, 2015 and as of December 31, 2014, 2013, 2012, 2011, and 2010. Amounts below include allowances for loans, leasing and other receivables from financial transactions.

	Grupo Supervielle S.A.
			As of December 31,
	As of September 30, 2015
			2014		2013		2012		2011		2010
	Loan Portfolio	% of Loan Portfolio	Loan Portfolio	% of Loan Portfolio	Loan Portfolio	% of Loan Portfolio	Loan Portfolio	% of Loan Portfolio	Loan Portfolio	% of Loan Portfolio	Loan Portfolio	% of Loan Portfolio
	(in thousands of Pesos, except percentages)
Oils and oilseeds	38,781	0.19%	35,021	0.22%	90,159	0.73%	61,443	0.74%	50,985	0.74%	132,270	2.71%
Agriculture, crops and fruit	922,542	4.53%	1,008,363	6.29%	752,418	6.06%	402,295	4.82%	382,018	5.52%	307,590	6.31%
Manufactured foodstuff, cattle beef	463,730	2.28%	260,980	1.63%	272,804	2.20%	70,484	0.84%	107,015	1.55%	132,680	2.72%
Household items, sales / Trading	138,556	0.68%	127,949	0.80%	308,531	2.49%	159,950	1.92%	198,232	2.86%	142,660	2.92%
Automotive vehicles and car parts	373,606	1.83%	522,760	3.26%	300,554	2.42%	261,202	3.13%	204,546	2.95%	185,090	3.79%
Sugar	127,456	0.63%	185,419	1.16%	113,845	0.92%	148,461	1.78%	104,443	1.51%	53,810	1.10%
Foreign and local banks	16,870	0.08%	22,801	0.14%	108,422	0.87%	2,486,887	29.79%	77,377	1.12%	17,280	0.35%
Alcoholic beverages	117,543	0.58%	104,815	0.65%	38,592	0.31%	31,795	0.38%	26,508	0.38%	12,130	0.25%
Civil construction	597,880	2.94%	253,976	1.58%	180,836	1.46%	98,769	1.18%	17,909	0.26%	68,440	1.40%
Road works and specialized construction	935,096	4.59%	630,765	3.93%	307,690	2.48%	213,008	2.55%	336,263	4.86%	162,160	3.33%
Cooperatives and small financial institutions	349,055	1.71%	311,261	1.94%	344,283	2.78%	176,938	2.12%	479,702	6.93%	232,070	4.76%
Private and public mail services	65,622	0.32%	48,718	0.30%	51,203	0.41%	46,995	0.56%	33,848	0.49%	28,780	0.59%
Cattle raising	176,861	0.87%	85,763	0.53%	68,659	0.55%	45,539	0.55%	39,577	0.57%	61,860	1.27%
Leather	75,719	0.37%	90,456	0.56%	49,776	0.40%	247,684	2.97%	37,957	0.55%	—	0.00%
Electricity and gas distribution	123,377	0.61%	108,440	0.69%	47,162	0.38%	50,016	0.60%	18,210	0.26%	47,660	0.98%
Home appliances, audio and video devices, production and importation	59,361	0.29%	121,088	0.75%	165,025	1.34%	85,633	1.02%	73,135	1.06%	61,690	1.26%
Hydrocarbon extraction and production	102,206	0.50%	138,053	0.86%	88,623	0.71%	245,866	2.94%	69,857	1.01%	63,490	1.30%
Families and individuals(1)	11,181,796	54.91%	7,804,466	48.66%	5,981,333	48.21%	1,196,950	14.34%	2,856,736	41.25%	1,573,881	32.27%
Hypermarkets and supermarkets	207,591	1.02%	580,535	3.62%	349,912	2.82%	13,947	0.17%	150,190	2.17%	191,430	3.92%
Machines and tools—Production, sale and/or lease	195,840	0.96%	122,331	0.76%	85,910	0.69%	49,240	0.59%	61,815	0.89%	57,530	1.18%
Motorcycles, parts and accessories	—	0.00%	—	0.00%	—	0.00%	37,070	0.44%	63,852	0.92%	60,600	1.25%
Paper and cardboard	47,611	0.23%	52,404	0.33%	45,642	0.37%	28,990	0.35%	40,465	0.58%	24,000	0.49%
Plastic—Manufactures	232,011	1.14%	247,564	1.55%	273,101	2.20%	192,790	2.31%	157,825	2.28%	146,200	3.00%
Metal products	63,520	0.31%	59,907	0.37%	47,547	0.38%	156,321	1.87%	24,229	0.35%	13,890	0.28%
Pharmaceutical products and laboratories	205,248	1.01%	203,976	1.27%	137,143	1.11%	98,855	1.18%	93,814	1.35%	34,930	0.72%
Chemical products	127,795	0.63%	156,895	0.98%	26,652	0.21%	26,946	0.32%	22,891	0.33%	34,380	0.70%
Waste collection and recycling	218,164	1.07%	88,991	0.55%	59,604	0.48%	21,867	0.26%	11,454	0.17%	25,690	0.53%
Corporate services	148,831	0.73%	72,080	0.45%	64,989	0.53%	358,700	4.30%	32,856	0.47%	33,240	0.68%
Health services	126,827	0.62%	101,869	0.64%	67,961	0.55%	34,966	0.42%	30,235	0.44%	—	0.00%
Mineral extraction and production	70,773	0.35%	58,143	0.36%	62,169	0.50%	45,204	0.54%	24,901	0.36%	—	0.00%
Telecommunications	10,460	0.05%	9,988	0.06%	12,441	0.10%	6,247	0.07%	10,430	0.15%	2,480	0.05%
Textile industry	274,549	1.35%	258,411	1.61%	235,666	1.90%	131,964	1.58%	128,723	1.86%	95,840	1.96%
Cargo transportation	429,168	2.11%	330,371	2.06%	230,617	1.86%	171,348	2.05%	98,337	1.42%	85,250	1.75%
Wine industry	406,216	1.99%	369,166	2.30%	274,601	2.21%	155,041	1.86%	104,348	1.50%	112,710	2.31%
Real estate agencies	84,821	0.42%	88,897	0.55%	28,578	0.23%	30,736	0.37%	31,948	0.46%	—	0.00%
Other(2)	1,650,082	8.10%	1,376,560	8.59%	1,133,785	9.14%	759,085	9.09%	722,157	10.43%	676,133	13.86%

Total	20,365,564	100%	16,039,182	100%	12,406,233	100%	8,349,231	100%	6,924,788	100%	4,877,844	100%

(1)
Loans for personal consumption.

(2)
Includes all other industries. None of such industries exceeds 1% of the total loan and other financing portfolio.

Composition of Deposits

        The following table sets out the composition of each category of deposits by currency of denomination that exceeded 10% of average total deposits at September 30, 2015 and at December 31, 2014, 2013 and 2012.

			Year ended December 31,
	Nine-month Period ended September 30, 2015
			2014		2013		2012
	Average balance	Average nominal rate	Average balance	Average nominal rate	Average balance	Average nominal rate	Average balance	Average nominal rate
	(in thousands of Pesos, except percentages)
Deposits in domestic bank offices by local depositors
Non-interest-bearing checking accounts
Average
Pesos	4,525,651	0.0%	3,424,719	0.0%	2,527,816	0.0%	1,941,398	0.0%
Dollars	92,110	0.0%	81,673	0.0%	85,637	0.0%	120,945	0.0%

Total	4,617,761	0.0%	3,506,392	0.0%	2,613,453	0.0%	2,062,343	0.0%

Checking and savings accounts
Average
Pesos	4,339,264	0.1%	3,042,411	0.1%	2,349,473	0.1%	1,723,787	0.1%
Dollars	251,174	0.1%	176,317	0.1%	125,878	0.1%	170,231	0.1%

Total	4,590,438	0.1%	3,218,728	0.1%	2,475,351	0.1%	1,894,018	0.1%

Time deposits
Average
Pesos	8,667,249	24.2%	7,107,818	22.5%	5,151,063	16.1%	3,664,834	13.6%
Dollars	325,994	0.70%	310,746	0.7%	244,176	0.7%	241,718	0.8%

Total	8,993,243	23.3%	7,418,564	21.6%	5,395,239	15.4%	3,906,552	12.8%

Deposits in domestic bank offices by foreign depositors
Non-interest-bearing checking accounts
Average
Pesos	194		71		113		47
Dollars	—		—		—		—

Total	194		71		113		47

Checking and savings accounts
Average
Pesos	770		719		863		967
Dollars	504		130		68		138

Total	1,274		849		931		1,105

Time deposits
Average
Pesos	1,061		1,091		166		154
Dollars	—		—		—		—

Total	1,061		1,091		166		154

Maturity of Deposits

        The following table sets forth information regarding the maturity of our deposits exceeding Ps.100,000 at September 30, 2015.

At September 30, 2015
(in thousands of Pesos)
Time Deposits
Within 3 months	8,189,010
After 3 months but within 6 months	189,328
After 6 months but within 12 months	316,163
Over 12 months	2,263

Total Time Deposits(1)	8,696,764

(1)
Only principal. Excludes the CER adjustment.

Short-term Borrowings

        The table below shows our short-term borrowings as of the dates indicated.

			At December 31,
	As of September 30, 2015
			2014		2013		2012
	Amount	Annualized Rate	Amount	Annualized Rate	Amount	Annualized Rate	Amount	Annualized Rate
	(in thousands of Pesos, except percentages)
International banks and Institutions:
Total amount outstanding at the end of the reported period	194,416	3.3%	53,640	5.7%	41,489	4.5%	46,245	8.0%
Average during period	95,225	3.2%	93,249	3.1%	38,379	6.9%	133,137	7.1%
Maximum monthly average	227,306		141,347		46,617		178,628
Financing received from Argentine financial institutions:
Total amount outstanding at the end of the reported period	483,987	27.7%	378,571	26.4%	324,332	24.7%	380,886	19.0%
Average during period	461,090	26.7%	378,152	29.5%	377,330	21.5%	297,745	19.1%
Maximum monthly average	507,431		488,257		507,078		372,889
Other(1)
Total amount outstanding at the end of the reported period	1,348,115	0.0%	1,419,633	0.0%	845,511	0.0%	674,522	0.0%
Average during year	1,396,404	0.0%	1,080,003	0.0%	804,335	0.0%	563,438	0.1%
Maximum monthly average	1,515,966		1,377,984		981,161		745,101
Unsubordinated Corporate Bonds
Total amount outstanding at the end of the reported period	665,089	27.0%	296,052	24.3%	456,674	23.8%	273,154	18.9%
Average during year	527,566	26.2%	453,270	26.7%	422,773	21.4%	284,168	16.9%
Maximum monthly average	667,226		601,057		564,748		196,732

(1)
Includes mainly collections and other transactions on behalf of third parties, miscellaneous (payment orders abroad) and social security payment orders pending settlement.

Return on Equity and Assets

        The following table presents certain selected financial information and ratios for the dates indicated.

	Nine-month Period ended September 30, 2015	Year ended December 31,
		2014	2013	2012
	(in thousands of Pesos, except percentages)
Net Income	313,983	362,920	372,990	326,205
Average total assets	25,644,837	20,066,019	14,645,841	11,139,240
Average shareholders' equity	2,008,322	1,601,589	1,212,654	859,612
Shareholders' equity at the end of the period	2,013,584	1,706,986	1,352,408	988,091
Net income as a percentage of:
Average total assets(1)	1.6%	1.8%	2.5%	2.9%
Average shareholders' equity(1)	20.8%	22.7%	30.8%	37.9%
Declared cash dividends	—	7,385	8,342	8,672
Dividend payout ratio	—	2.0%	2.2%	2.7%
Average shareholders' equity as a percentage of average total assets	7.8%	8.0%	8.3%	7.7%

(1)
Amounts for the nine-month period ended September 30, 2015 have been annualized by multiplying net income for the period by 4/3.

Minimum Capital Requirements

        Our main subsidiary, the Bank, is required to satisfy minimum capital requirements. The following table sets forth the Bank and CCF's consolidated minimum capital requirements set by the Superintendency as of the dates indicated.

		Year ended December 31,
	Nine-month Period ended September 30, 2015
		2014	2013	2012
	(in thousands of Pesos)
Calculation of excess capital:
Allocated to assets at risk	1,822,195	1,497,829	1,137,314	710,962
Allocated to Bank premises and equipment, intangible assets and equity investment assets	98,231	81,876	40,906	37,019
Market risk	53,771	51,073	32,704	3,884
Interest rate risk	—	—	—	81,280
Public sector and securities in investment account	39,539	7,516	16,412	2,584
Operational Risk	490,287	467,629	351,912	242,626

Required minimum capital under Central Bank regulations	2,504,023	2,105,923	1,579,248	1,078,355
Basic net worth	2,367,007	2,033,758	1,531,341	831,777
Complementary net worth	557,203	532,097	444,050	510,916
Deductions	(256,345)	(228,529)	(203,125)	(210,782)

Total capital under Central Bank regulations	2,667,865	2,337,326	1,772,266	1,131,911

Excess capital	163,842	231,403	193,018	53,556

Credit Risk Weighted Assets(1)	22,684,663	18,310,384	13,762,992	8,847,150
Risk Weighted Assets(2)	31,300,286	26,324,038	19,740,600	N/A
Selected capital and liquidity ratios:
Regulatory capital/credit risk weighted assets	11.8%	12.8%	12.9%	12.8%
Regulatory capital/risk weighted assets	8.5%	8.9%	9.0%	N/A
Average shareholders' equity as a percentage of average total assets	9.6%	9.5%	9.6%	9.5%
Total liabilities as a multiple of total shareholders' equity	10.2x	10x	9.9x	10.8x
Cash as a percentage of total deposits	18.6%	21.5%	20.7%	23.8%
Liquid assets as a percentage of total deposits(3)	23.9%	26.4%	24.4%	25.7%
Extended liquid assets as a percentage of total deposits(4)	41.3%	43.2%	46.4%	51.2%

(1)
Credit Risk Weighted Assets is calculated by applying the respective credit risk-weights to our assets, following Central Bank regulations. It does not include market risk or operational risk.

(2)
Risk Weighted Assets is calculated by multiplying the required minimum capital under Central Bank regulations by 12.5. The minimum capital requirement includes credit risk, market risk and operational risk. This calculation has been applicable since 2013.

(3)
Liquid assets include cash and securities issued by the Central Bank (LEBACs and NOBACs).

(4)
Extended liquid assets include cash, securities issued by the Central Bank (LEBACs and NOBACs) and our promissory notes portfolio with a final maturity currently of 90 days.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        This section contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, those set forth in "Forward-looking Statements," "Risk Factors," and the matters set forth in this prospectus generally.

        This discussion should be read in conjunction with our audited consolidated financial statements which are included elsewhere in this prospectus.

Overview

        We are a private domestically-owned financial group with a long-standing presence in the Argentine financial system and a leading competitive position in certain attractive market segments. We are controlled by the Supervielle family, which entered the Argentine banking sector in 1887. We own the fifth largest Argentine private domestically-owned bank in terms of assets. We maintain a strong geographic presence in the City of Buenos Aires and the Greater Buenos Aires metropolitan area, which is Argentina's most commercially significant and highly populated area, and we are leaders in terms of our banking network in some of Argentina's most dynamic regions, including Mendoza and San Luis. The Bank, which consolidated with CCF, is our main asset, comprising 97.4% of our total assets, and has a history of strong growth and robust profitability, reporting ROAE of 28.3% on average for the 2010-2014 period, compared to an average of 27.6% for private banks in Argentina for the same period according to the Central Bank. In the nine-month period ended September 30, 2015, the Bank reported a ROAE of 19.9% compared to 28.6% for private banks in Argentina for the same period according to the Central Bank. As of September 30, 2015, we served over two million customers, and our assets totaled Ps.28.1 billion (approximately US$3.0 billion), in addition to Ps.4.8 billion (approximately US$510 million) of assets managed by SAM. As of September 30, 2015, the Bank and CCF accounted for 89.4% and 8.0% of our total assets, respectively.

        As of September 30, 2015, according to calculations performed based on Central Bank and other third party information, our share of the Argentine private bank market for the products or segments indicated below was:

  •
  Personal loans: a 6.3% market share;

  •
  Active Mastercard credit cards: a 8.2% market share; and

  •
  Leasing: a 9.2% market share, and a market share of 11.9% when taking into account our securitized leasing portfolio.

        As of December 31, 2014, according to calculations performed based on Central Bank and other third party information, our share of the Argentine private bank market for the products or segments indicated below was:

  •
  Personal loans: a 5.0% market share;

  •
  Active Mastercard credit cards: a 9.1% market share;

  •
  Leasing: a 6.3% market share, and a market share greater than 10% when taking into account our securitized leasing portfolio;

  •
  Factoring: a 9.8% market share;

  •
  Deposits among private banks in the Mendoza and San Luis regions: a 19.5% and 57.3% market share, respectively; and

  •
  Total loans among private banks in the Mendoza and San Luis regions: a 15.9% and 39.5% market share, respectively.

        In the nine-month period ended September 30, 2015,

  •
  The Bank originated 30.9% of all bank asset securitizations in the Argentine market;

  •
  We originated 8.0% of all asset securitizations in the Argentine market; and

  •
  We managed 13.2% of all social security payments to senior citizens in Argentina.

        In the year ended December 31, 2014,

  •
  The Bank originated 45.1% of all bank asset securitizations in the Argentine market;

  •
  We originated 16.2% of all asset securitizations in the Argentine market; and

  •
  We managed 12.9% of all social security payments to senior citizens in Argentina.

        We offer diverse financial products and services that are specifically tailored to cover the different needs of our customers through a multi-brand and multi-channel platform. We have developed a multi-brand business model to differentiate the financial products and services we offer to a wide spectrum of individuals, SMEs and medium to large-sized companies in Argentina. Our infrastructure supports our multi-channel distribution strategy with a strategic national footprint through 326 access points, which include 110 bank branches, 67 senior citizen service centers, 11 banking payment and collection centers, 67 CCF sales points located in Walmart supermarkets, 61 consumer financing branches and other sale points, 9 microfinance branches, 492 ATMs and 158 self-service terminals. As of September 30, 2015, we had a 4.4% market share in terms of branches and ATMs among private Argentine banks according to Central Bank information.

        Building on our banking sector expertise, we identify cross-selling opportunities and offer targeted products to our customers at each point of contact, including by acting as the exclusive on-site provider of financial services to Walmart Argentina customers at each of Walmart Argentina's 108 supermarkets located in 21 provinces.

        As of September 30, 2015, on a consolidated basis, we had:

  •
  over two million customers, including 1.7 million retail customers of the Bank and approximately 0.4 million retail customers of our other subsidiaries, 14,331 small businesses and 4,442 SMEs and large-sized companies;

  •
  Ps.28.1 billion in total assets;

  •
  Ps.18.4 billion in loans to the private sector and Ps.984 million in financial leases;

  •
  Ps.1.2 billion in senior and subordinated bonds and participation certificates in financial trusts (which hold Ps.2.5 billion in personal loans and financial leases) created in connection with our securitization transactions;

  •
  Ps.20.7 billion in deposits, including Ps.19.5 billion from the private sector, Ps.0.2 million from the financial sector and Ps.0.9 billion from the non-financial public sector;

  •
  Ps.2.0 billion in shareholders' equity; and

  •
  4,714 employees.

        As of December 31, 2014, on a consolidated basis, we had:

  •
  approximately two million customers, including 1.6 million retail customers of the Bank and approximately 0.4 million retail customers of our other subsidiaries, 12,389 small businesses and 3,957 SMEs and large-sized companies;

  •
  Ps.23.2 billion in total assets;

  •
  Ps.14.6 billion in loans to the private sector and Ps.584 million in financial leases;

  •
  Ps.1.3 billion in senior and subordinated bonds and participation certificates in financial trusts (which hold Ps.3.1 billion in personal loans and financial leases) created in connection with our securitization transactions;

  •
  Ps.16.9 billion in deposits, including Ps.15.3 billion from the private sector and Ps.1.4 billion from the non-financial public sector;

  •
  Ps.1.7 billion in shareholders' equity; and

  •
  4,579 employees.

        We have developed a segmentation strategy of our customer base to target the specific needs of each category of customers. Our business model has allowed us to deliver sustained levels of growth and profitability.

        Between 2010 and September 30, 2015 the Bank's loan portfolio grew at a CAGR of 33.2%, as compared to 30.1% for private banks in Argentina. The Bank's annualized ROAE was 22.7%, 28.5%, 35.2%, 27.7%, 27.3% and 19.9% for the fiscal years ended December 31, 2010, 2011, 2012, 2013, 2014 and the nine-month period ended September 30, 2015, respectively, compared to an average annualized ROAE of 24.5%, 25.6%, 26.4%, 29.1%, 32.1% and 28.6% for private banks in Argentina over the same periods. The Bank achieved net interest margins of 12.7%, 12.5%, 15.1%, 15.0%, 16.7% and 17.4% for the fiscal years ended December 31, 2010, 2011, 2012, 2013, 2014 and the nine-month period ended September 30, 2015, respectively, which compares favorably to averages for private banks in Argentina of 11.6%, 10.6%, 12.3%, 12.5%, 14.2% and 14.9% for the fiscal years ended December 31, 2010, 2011, 2012, 2013 and 2014 and the nine-month period ended September 30, 2015, respectively. As of September 30, 2015, the Bank accounted for 3.5% of all loans held by private banks in Argentina and 3.2% of all deposits maintained with such banks, compared to 3.1% and 2.8%, respectively, in 2010.

        Our technology-based sales model enhances our ability to offer customers efficient, high quality service. The Bank has made significant investments in its ATMs and self-service terminal network, doubling the network from 2010 to 2015. We were the first bank in Argentina to use biometrics technology as part of our distribution channels. We also have technology scoring systems that allow for an efficient credit-related decision-making process.

Financial Presentation

        Our consolidated financial statements are prepared in accordance with Argentine Banking GAAP. Argentine Banking GAAP differs in certain significant respects from U.S. GAAP and from Argentine GAAP. Note 36 to our audited consolidated financial statements provides a description of the principal differences between Argentine Banking GAAP and U.S. GAAP, as they relate to us, and a reconciliation to U.S. GAAP of net income and shareholders' equity as of and for the years ended December 31, 2014 and 2013.

        Our segment disclosure for the nine-month periods ended September 30, 2015 and 2014 and for the years ended December 31, 2014, 2013 and 2012 is presented on a basis that corresponds with our internal reporting structure and is consistent with the manner in which our Board of Directors regularly evaluates the components of our operations in deciding how to allocate resources and in assessing the performance of our business.

        We measure the performance of each of our business segments primarily in terms of net income (i.e., net revenues—or financial income and service fee income, net of financial expenses and service fee expenses—after deducting loan loss provisions and administrative costs directly attributable to the segment). Net income excludes the financial expenses incurred by Grupo Supervielle at the holding level in connection with its funding arrangements (although substantially all the proceeds of such arrangements have been contributed as capital to the subsidiaries through which the segments are operated), as well as transactions between segments, which are reflected under "Adjustments."

        We operate our business along the following segments:

  •
  Retail Banking:  Through the Bank, we offer our retail customers a full range of financial products and services, including personal loans, deposit accounts, purchase and sale of foreign exchange and precious metals and credit cards, among others.

  •
  Corporate Banking:  Through the Bank, we offer large corporations, medium-sized companies and small businesses a full range of products, services and financial assessment including factoring, leasing, foreign trade finance and cash management.

  •
  Treasury:  The Treasury segment is primarily responsible for the allocation of the Bank's liquidity according to the needs and opportunities of the Retail Banking segment, the Corporate Banking segment and its own needs and opportunities. The Treasury segment implements the Bank's financial risk management policies, manages the Bank's trading desks, distributes treasury products such as debt securities, and develops businesses with wholesale financial and non-financial clients.

  •
  Consumer Finance:  Through CCF and Tarjeta, we offer credit card services and loans to the middle and lower-middle-income sectors. We also offer consumer loans, credit cards and insurance products through an exclusive agreement with Walmart Argentina.

  •
  Insurance: Through Supervielle Seguros, we offer insurance products, with a focus on life insurance, to targeted customer segments.

  •
  Asset Management & Other Services:  We also offer a variety of other services to our customers, including asset management, microcredit financing (through Cordial Microfinanzas), mutual fund products (through SAM) and non-financial products and services (through Espacio Cordial).

The Argentine Economy and Financial System

        In 2010, the Argentine economy benefitted indirectly from measures adopted by industrialized countries to face the global economic crisis. GDP grew at an annual rate of 9.5% according to INDEC. This growth was largely driven by increases in private consumption and exports and the performance of the agricultural and industrial sectors.

        In 2011, Argentina's GDP increased 8.4% when compared to 2010, primarily a result of an increase in private consumption.

        Strong growth in domestic demand continued putting pressure on inflation. According to INDEC, Argentina recorded 9.5% inflation in 2011, slightly lower than that recorded in 2010. Eleven provinces in Argentina, however, recorded much higher levels of inflation than that calculated by INDEC, on average reporting inflation in 2011 at 20%.

        In 2012, the Argentine economy grew slightly at 0.8% according to INDEC, as domestic investment contracted primarily as a result of a decrease in construction and capital goods imports.

        According to the Central Bank, total deposits increased by Ps.133.2 billion in 2012, representing a 28.8% increase from 2011. Public sector deposits increased by Ps.33.8 billion in 2012, representing a 26.0% increase from 2011. Non-financial private sector deposits increased by Ps.99.4 billion in 2012, representing a 30.3% increase from 2011, primarily driven by a Ps.112.1 billion increase, or a 41.2% increase, in Peso deposits. Further, in 2012, foreign currency deposits declined by Ps.8.5 billion or 14.8%. In terms of Peso deposits, the most significant were time deposits, which increased by

Ps.55.0 billion or 49.6% from 2011. Checking accounts increased by Ps.26.4 billion or 34.4% from 2011 and savings accounts increased by Ps.27.6 billion or 37.5% from 2011.

        Total loans increased by Ps.101.6 billion in 2012, representing a 30.6% increase from 2011. Non-financial private sector loans increased by Ps.92.0 billion or 31.5% from 2011. This increase was mainly due to an increase in loans denominated in Pesos, which grew by Ps.102.5 billion or 41.6% from 2011, while foreign currency loans decreased by Ps.13.6 billion or 33.8%. The total amount of Peso loans increased in almost every category. With respect to loans to businesses, overdrafts increased by Ps.15.8 billion or 53.8% and secured loans increased by Ps.28.3 billion or 52.7%. With respect to consumer credit, credit card loans increased by Ps.18.1 billion or 42.1% and personal loans grew by Ps.16.6 billion or 28.4%. Finally, mortgages and pledge loans registered an increase of Ps.8.0 billion or 29.2% and Ps.5.8 billion or 35.0, respectively.

        In 2013, the Central Bank reported that total deposits increased by Ps.156.7 billion in 2013, representing a 26.3% increase from 2012. Public sector deposits increased by Ps.38.7 billion, representing a 23.7% increase from 2012. Non-financial private sector deposits increased by Ps.116.5 billion in 2013, representing a 27.2% increase from 2012, primarily driven by a Ps.111.8 billion increase, or a 29.1% increase, in Peso deposits. Further, in 2013, foreign currency deposits increased by Ps.6.9 billion or 14.1%. In terms of Peso deposits, the most significant were time deposits, which increased by Ps.54.6 billion or 32.9% from 2012. Checking accounts increased by Ps.22.0 billion or 21.4% from 2012 and savings accounts increased by Ps.31.3 billion or 31.0% from 2012.

        Total loans also increased by Ps.129.4 billion in 2013, representing a 29.8% increase from 2012. Non-financial private sector loans increased by Ps.118.2 billion or 30.8% from 2012. This increase was mainly due to an increase in loans denominated in Pesos, which grew by Ps.119.9 billion or 34.3% from 2012, while foreign currency loans declined by Ps.3.1 billion or 11.7% from 2012. The total amount of Peso loans increased in almost every category. With respect to loans to businesses, overdrafts increased by Ps.7.6 billion or 16.8% and secured loans increased by Ps.35.0 billion or 42.7%. With respect to consumer credit, credit card loans increased by Ps.27.3 billion or 44.8% and personal loans grew by Ps.23.7 billion or 31.5%. Finally, mortgages and pledge loans registered an increase of Ps.8.6 billion or 24.2% and Ps.9.3 billion or 41.4%, respectively.

        In 2014, total deposits increased by Ps.227.0 billion, representing a 30.2% increase from 2013, as reported by the Central Bank. Public sector deposits increased by Ps.53.5 billion in 2014, representing a 26.4% increase from 2013. Non-financial private sector deposits increased by Ps.170.6 billion in 2014, representing a 31.3% increase from 2013, primarily driven by a Ps.152.2 billion increase, or a 30.7% increase in Peso deposits. Further, in 2014, foreign currency deposits increased by Ps.0.5 billion or 5.8%. In terms of Peso deposits, the most significant were savings accounts, registering a Ps.43.2 billion or 32.6% increase from 2013, followed by checking accounts, which increased by Ps.41.4 billion or 33.0% from 2013. Moreover, time deposits increased by Ps.62.6 billion or 28.4% from 2013.

        In the nine-month period ended September 30, 2015, total deposits increased by Ps.293.2 billion, representing a 33.7% increase from same period in 2014, as reported by the Central Bank. Public sector deposits increased by Ps.34.3 billion in the nine-month period ended September 30, 2015, representing a 16.7% increase from same period in 2014. Non-financial private sector deposits increased by Ps.255.9 billion in the nine-month period ended September 30, 2015, representing a 39.0% increase from same period in 2014, primarily driven by a Ps.238.2 billion increase, or a 40.1% increase, in Peso deposits. Further, in the nine-month period ended September 30, 2015, foreign currency deposits increased by Ps.21.2 billion or 30.5% compared to the same period in 2014. In terms of Peso deposits, the most significant were time deposits, registering a Ps.128.0 billion or 46.9% increase compared to the nine-month period ended September 30, 2014, followed by saving accounts, which increased by Ps.58.1 billion or 38.7% compared to the nine-month period ended September 30, 2014.

Moreover, checking accounts increased by Ps.44.8 billion or 29.5% compared to the nine-month period ended September 30, 2014.

        The Central Bank reported that total loans increased by Ps.102.9 billion in 2014, representing an 18.3% increase from 2013. Non-financial private sector loans increased by Ps.102.2 billion or 20.4% from 2013. This increase was mainly due to an increase in loans denominated in Pesos, which grew by Ps.94.8 billion or 20.2% from 2013, while foreign currency loans increased by Ps.4.9 billion or 20.8%. The total amount of Peso loans increased in almost every category. With respect to loans to businesses, overdrafts increased by Ps.12.1 billion or 23.0% and secured loans increased by Ps.21.2 billion or 18.1%. With respect to consumer credit, credit card loans increased by Ps.33.0 billion or 37.3% and personal loans grew by Ps.19.0 billion or 19.2%. Finally, mortgages and pledge loans registered an increase of Ps.4.0 billion or 9.1% and Ps.1.1 billion or 3.4%, respectively.

        The Central Bank reported that total loans increased by Ps.179.8 billion in the nine-month period ended September 30, 2015, representing a 28.7% increase from the same period in 2014. Non-financial private sector loans increased by Ps.173.0 billion or 30.8% compared to the nine-month period ended September 30, 2014. This increase was mainly due to an increase in loans denominated in Pesos, which grew by Ps.168.1 billion or 32.4% compared to the nine-month period ended September 30, 2014, while foreign currency loans increased by Ps.2.8 billion or 8.5%. The total amount of Peso loans increased in almost every category. With respect to loans to businesses, overdrafts increased by Ps.13.6 billion or 20.4% and secured loans increased by Ps.45.3 billion or 36.7%, each compared to the nine-month period ended September 30, 2014. With respect to consumer credit, credit card loans increased by Ps.53.2 billion or 53.1% and personal loans grew by Ps.39.3 billion or 35.6%, each compared to the nine-month period ended September 30, 2014. Finally, mortgages and pledge loans registered an increase of Ps.4.4 billion or 9.4% and Ps.4.8 billion or 14.7%, respectively, each compared to the nine-month period ended September 30, 2014.

        In 2011, financial intermediation activity continued to increase. At the same time, the financial system experienced an additional reduction in delinquencies. According to the Central Bank, the percentage of non-performing loans in the private sector decreased to 1.4% of the total debt portfolio at December 2011, which was at the lowest level in 11 years. The reduction was widespread across all credit lines and categories of borrowing. The low default trend continued in 2012, although it increased slightly from 1.4% to 1.7%, still remaining at historically low levels. In 2013, the default rate remained constant at 1.7%, in 2014 increased to 2.0% and in the nine-month period ended September 30, 2015 decreased to 1.8%.

        According to the Central Bank, ROAA was 3.8% in the nine-month period ended September 30, 2015, 4.1% in 2014, 3.4% in 2013, 2.9% in 2012, 2.7% in 2011 and 2.8% in 2010; and ROAE for the financial system was 29.8% in the nine-month period ended September 30, 2015, 32.7% in 2014, compared to 29.5% in 2013, 25.7% in 2012 and 25.3% in 2011. Further, the Central Bank indicated that the interest rate margin increased to 11.4% and 11.7% of assets during the nine-month period ended September 30, 2015 and in 2014, respectively. Net income from services during the nine-month period ended September 30, 2015 decreased to 4.2% of assets from 4.3% in the same period of 2014. In 2014, net income from services remained constant at 4.3% of assets, compared to 4.2% in 2012, 3.9% in 2011 and 3.8% in 2010. Loan loss provisions resulting from the increase in private loan delinquencies totaled 0.8% of assets in the nine-month period ended September 30, 2015. Loan loss provisions resulting from the increase in private loan delinquencies totaled 1.0% of assets in 2014, compared to 1.1% in 2013, 0.9% in 2012, 0.7% in 2011 and 0.8% in 2010.

        According to the Central Bank and INDEC, loans to the private sector, as a percentage of GDP, were 12.1% as of December 31, 2014. Loans to the private sector as a percentage of GDP were 53.3% for Brazil, 75.9% for Chile, 43.6% for Colombia, 31.4% for Peru, 25.0% for Uruguay and 17.9% for

Mexico as of December 31, 2014 according to the IDB. We believe Argentina's 2014 ratio demonstrates an opportunity for credit expansion.

        The following table shows average private bank loans in Argentina calculated on a quarterly basis:

	Nine month period ended September 30,
	2015	2014	Change September 30, 2015/2014
	(in millions of Pesos)		(in percentages)
Loans
Non-Financial Public Sector	2,142.5	1,890.1	13.4%
Loans to the Financial Sector	8,685.1	9,978.4	(13.0)%
Overdrafts	67,474.4	54,723.2	23.3%
Promissory notes	101,947.2	79,562.0	28.1%
Mortgage loans	14,731.4	13,164.3	11.9%
Automobile and other secured loans	17,371.5	15,220.0	14.1%
Personal loans	76,858.0	61,604.3	24.8%
Provisions	(11,554.9)	(9,206.6)	25.5%
Leasing	9,898.6	8,677.9	14.1%

Source: Central Bank.

	Year ended December 31,			Change December 31,
	2014	2013	2012	2014/2013	2013/2012
	(in millions of Pesos)			(in percentages)
Loans
Non-Financial Public Sector	1,920.8	1,660.7	1,354.1	15.7%	22.6%
Loans to the Financial Sector	9,551.1	9,403.2	8,196.4	1.6%	14.7%
Overdrafts	55,293.1	45,297.6	34,245.9	22.1%	32.3%
Promissory notes	82,740.5	65,548.3	47,606.8	26.2%	37.7%
Mortgage loans	13,331.7	11,435.5	9,382.6	16.6%	21.9%
Automobile and other secured loans	15,377.8	13,293.8	9,603.3	15.7%	38.4%
Personal loans	62,947.9	52,857.9	42,395.9	19.1%	24.7%
Provisions	(9,503.8)	(7,102.1)	(5,315.4)	33.8%	33.6%
Leasing	8,797.5	7,106.9	5,626.3	23.8%	26.3%

Source: Central Bank.

        The following table shows the average private bank deposits calculated on a quarterly basis:

	Nine-month period ended September 30,		Change September 30,
	2015	2014	2015/2014
	(in millions of Pesos)		(in percentages)
Deposits
Non-Financial Public Sector	51,596.2	50,307.5	2.6%
Financial Sector	678.6	447.1	51.8%
Non-financial private sector and foreign residents	520,246.3	388,718.3	33.8%
Checking accounts	135,821.8	102,945.9	31.9%
Saving accounts	129,888.8	94,956.6	36.8%
Time deposits and short term investments	240,198.8	179,833.5	33.6%
Others	9,825.1	7,637.4	28.6%
Interest and differences in exchange rates payable	4,511.8	3,345.00	34.9%

Source: Central Bank.

	Year ended December 31,			Change December 31,
	2014	2013	2012	2014/2013	2013/2012
	(in millions of Pesos)			(in percentages)
Deposits
Non-Financial Public Sector	50,408.1	39,749.0	31,593.3	26.8%	25.8%
Financial Sector	520.0	401.0	475.7	29.7%	(15.7)%
Non-financial private sector and foreign residents	402,604.9	314,220.9	248,842.9	28.1%	26.3%
Checking accounts	107,499.5	84,339.0	67,112.5	27.5%	25.7%
Saving accounts	100,020.2	80,222.8	67,888.7	24.7%	18.2%
Time deposits and short term investments	183,749.3	141,561.2	107,326.6	29.8%	31.9%
Others	7,924.38	6,012.98	5,079.46	31.8%	18.4%
Interest and differences in exchange rates payable	3,411.64	2,085.00	1,435.64	31.8%	18.4%

Source: Central Bank.

        The following table shows the average Buenos Aires Deposits of Large Amount Rate ("Badlar") rate calculated on a daily basis:

	Year ended December 31,
	2014	2013	2012
BADLAR Rate	22.55%	17.28%	14.03%

Source: Central Bank.

Presentation of Financial Statements in Pesos. Inflation

        Historically, inflation in Argentina has played a significant role in influencing the economic conditions in Argentina and, in turn, the operations and financial results of companies operating in Argentina, such as Grupo Supervielle.

        Argentina discontinued inflation accounting in 1995, but due to high inflation rates in 2002 following the economic crisis, the Central Bank reinstated inflation accounting at the beginning of 2002 through February 28, 2003. Effective March 2003, the Central Bank discontinued the use of inflation accounting and we have not restated our financial statements for inflation since then. High rates of inflation affect the comparability of financial performance and financial condition on a period-to-period basis. See "Risk Factors—Economic and political instability in Argentina may adversely and materially affect our business, results of operations and financial condition."

        The following table shows the rate of inflation, as measured by the variations in the WPI and the CPI, according to INDEC and the evolution of the CER index used to adjust the principal of certain of our assets and liabilities, for the periods indicated. The accuracy of the measurements of INDEC is in doubt, and the actual CPI and WPI could be substantially higher than those indicated by INDEC. For example, according to private sector estimates, the CPI approximately increased by 25.3% (rather than 10.8%) in 2012, 28% (rather than 10.9%) in 2013, 38.5% (rather than 23.9%) in 2014 and 18.6% (rather than 10.7%) in the nine-month period ended September 30, 2015. For information on INDEC figures see "Risk Factors—Economic and political instability in Argentina may adversely and materially affect our business, results of operations and financial condition" and "Risk Factors—If the high levels of inflation continue, the Argentine economy and our financial position and business could be adversely affected."

		Year ended December 31,
	As of September 30, 2015
		2014	2013	2012
	(in percentages)
Price Indices:(1)
WPI	9.6%	28.3%	14.8%	13.1%
CPI	10.7%	23.9% (*)	10.9%	10.8%
Adjustment Index:
CER	10.51%	24.34%	10.53%	10.55%

(1)
Source: INDEC.

*
Calculated based on the new method used by INDEC, the National Urban CPI, which replaced the previous CPI in February 2014.

Currency Composition of Our Balance Sheet

        The following table sets forth our assets and liabilities denominated in Pesos, in Pesos adjusted by the CER and in foreign currency, at the dates indicated.

		As of December 31,
	As of September 30, 2015
		2014	2013	2012
	(in thousands of Pesos)
Assets
In Pesos, Unadjusted	25,664,000	21,136,402	15,293,643	11,439,851
In Pesos, Adjusted by the CER	2,363	2,348	3,336	4,992
In Foreign Currency(1)	2,386,107	2,102,444	2,121,152	1,246,726

Total Assets	28,052,470	23,241,194	17,418,131	12,691,569

Liabilities and Shareholders' Equity
In Pesos, Unadjusted, Including Shareholders' Equity	26,121,705	21,620,823	16,158,759	11,891,762
In Pesos, Adjusted by the CER	2,676	2,436	1,996	2,803
In Foreign Currency(1)	1,928,089	1,617,935	1,257,376	797,004

Total Liabilities and Shareholders' Equity	28,052,470	23,241,194	17,418,131	12,691,569

(1)
Converted into Pesos based on the reference exchange rates reported by the Central Bank for September 30, 2015 (US$1.00 to Ps.9.4192), December 31, 2014 (US$1.00 to Ps.8.5520), December 31, 2013 (US$1.00 to Ps.6.518) and December 31, 2012 (US$1.00 to Ps.4.9173).

Critical Accounting Policies

        In the preparation of our consolidated financial statements, we have relied on variables and assumptions derived from historical experience and various other factors that we deemed reasonable and relevant. Although we review these estimates and assumptions in the ordinary course of business, the presentation of our financial condition and results of operation often requires our management to make judgments regarding the effects of matters that are inherently uncertain on the carrying value of our assets and liabilities and, consequently, our results of operations.

        An accounting policy is considered to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact our financial statements.

        In order to provide an understanding about how management forms its judgments about future events, including the variables and assumptions underlying the estimates, and the sensitivity of those judgments to different variables and conditions, we summarize our main critical accounting policies.

Allowances for Loan Losses

        The Bank and CCF record allowances for loan losses with respect to their portfolios in accordance with the rules established by the Central Bank. Under such regulations, the loan portfolio is divided into two classes: consumer and commercial. For consumer portfolio management, the minimum allowance for loan losses is calculated primarily based on past due status. For each of the classes, customers are allocated within one of six categories taking into consideration credit quality and the fulfillment of their obligations. Please see "Argentine Banking Regulation." In addition, the quality of guarantee backing the relevant loan must be considered in each case.

        Determining the loan loss reserve requires judgment and estimates from management. To classify its commercial loan portfolio, the Bank and CCF must consider the borrower's ability to repay the debt in terms of such borrower's estimated cash flow, the quality of its cash management, its present and projected financial situation, his or her payment history and ability to service debt, the borrower's internal information and control systems and inherent risks in the sector in which the borrower conducts business.

        Tarjeta and Cordial Microfinanzas maintain allowances for loan losses in accordance with their internal policies, which do not differ significantly from those established by the Central Bank. For more information regarding the balances of the allowance for loan losses see note 7 to our audited consolidated financial statements.

Allowances for Doubtful Accounts for Other Receivables from Financial Transactions and Miscellaneous Receivables

        Our receivables from financial transactions and our miscellaneous receivables are exposed to losses due to uncollectible accounts. The allowance for doubtful accounts corresponding to financial transactions and miscellaneous receivables is determined on an account-by-account basis considering factors such as the borrower's financial condition, past payment history, guarantees and past-due status. Future adjustments to the allowances may be necessary if future economic conditions differ substantially from the assumptions used in the assessment for each period.

        In the case of our securitized portfolio, allowances for loan losses with respect to securitizations are maintained at the trust level, pursuant to Central Bank regulations. We then record our participations in loan securitizations based on the trust's equity value. No additional allowances for participations in loan securitizations are required in our financial statements.

        For more information regarding the balances of the allowance for doubtful accounts, see note 13 to our audited consolidated financial statements.

Accrued Litigation

        In the normal course of business, we are a party to lawsuits of various types. We disclose in our financial statements contingent liabilities with respect to existing or potential claims, lawsuits and other legal proceedings and record an accrual for litigation when it is probable that future costs will be incurred and these costs can be reasonably estimated. These accruals are based on the specific circumstances of each claim, the evolution of recent developments and the evaluation of our legal advisors. Changes to the accrual amounts may be needed if subsequent events differ substantially from the assumptions used in the assessment for each period. There were no changes to assumptions or methods used to establish accruals from year to year for litigation.

Accrual of Personnel Costs

        We recognize personnel costs at the time of accrual, recording at year end the liability for bonuses for services rendered during the year in which the payment takes place after the close of such year. The accrual of these bonuses is calculated based on policies and guidelines managed and updated annually by human resources.

Trend Information

        We believe that the macroeconomic environment and the following trends in the Argentine financial system and in our business have affected and will, for the foreseeable future, continue to affect our results of operations and profitability. Our continued success and ability to increase our value to our shareholders will depend upon, among other factors, economic growth in Argentina and the corresponding growth of the market for long-term private sector lending and access to financial products and services by a larger segment of the population.

        The analysis should be read in conjunction with the discussion in "Risk Factors" and taking into consideration that the Argentine economy has been historically volatile, which has negatively affected the volume and growth of several sectors, including the financial system.

Related to Argentina

        The economic and financial environment going forward in Argentina is expected to be significantly influenced by the presidential elections held on November 22, 2015, which resulted in Mr. Mauricio Macri being elected President of Argentina. The Macri administration is expected to adjust longstanding fiscal and monetary policies that have resulted in recurrent public sector deficits, inflation and pervasive foreign exchange controls and limited foreign investment. Sustainable economic growth and improved employment in the short and medium term will depend upon the manner in which the above-mentioned issues are addressed and may develop adversely if the issues are not addressed adequately.

        The negative growth outlook for the Brazilian economy (Brazil is Argentina's main trade partner) for 2016 may have a negative impact on Argentine exports and the overall level of economic and industrial activity (particularly with respect to the automotive industry). The international financial environment may also result in a devaluation of regional currencies and exchange rates, including the Peso, which would likely also cause volatility in Argentina.

        Going forward, our ability to maintain positive nominal growth rates will remain a challenge for as long as the current level of foreign exchange controls and restrictions affecting capital flows remain in place.

Related to the Argentine Financial System

        We expect financial intermediation with the non-financial private sector to grow, but nominal growth rates for loans and deposits to remain similar to those in 2014 and potentially lower than in prior years.

        In terms of financial strength, net results are expected to help to maintain minimum capital levels according to the Basel Committee regulations.

        Since late 2012, the Central Bank has taken a more active role in the management of financial institutions' operations through the establishment of new regulations, including government-mandated lending through the "Credit Line for Productive Investment" (which requires certain financial institutions to allocate a portion of total deposits to finance investment projects at below-market rates), interest rate ceilings for personal loans, pledge loans and credit card loans, and the creation of a requirement to obtain prior authorization to increase fees. As of December 31, 2014, the amount outstanding from such government-mandated lending was Ps.1.6 billion. Additionally, the Central Bank established minimum interest rates on time deposits made by individuals. The Central Bank's regulations grant an increased power to the monetary authority to intervene in credit policy regarding volumes and pricing, which has adversely affected our results in the reported period and could have an increasingly negative impact on the financial margin in 2015. For more information, see "Argentine Banking Regulation—Liquidity and Solvency Requirements—Interest rate and fee regulations."

        The type and level of commissions, which generate income from services and have a significant effect on operating income, are expected to continue to be subject to the approval of the Argentine Central Bank. At the same time, financial institutions are expected to continue working to improve efficiency and keep administrative expenses under control.

Related to Us

        We expect the level of activity of all of our subsidiaries to reflect any improvement in the economic context.

        We intend to maintain prudent financial risk management policies and to continue improving our operating efficiency.

        We will pursue increased optimization and diversification of the Bank's deposit base, in particular by giving priority to new demand savings and deposit accounts. The Bank will also seek to increase loan volumes in the retail banking market by offering innovative products and services tailored to the needs of different socioeconomic and income segments, in particular high net worth and upper-middle-income individuals, senior citizens, entrepreneurs and small businesses. Our corporate banking will remain focused on SMEs and large-sized companies, prioritizing secured lending and maintaining a diversified corporate loan portfolio by continuing to limit exposure to each company.

        Our consumer finance segment will seek to increase loans and credit cards volumes through its main channels, Walmart Argentina and Hipertehuelche. Supervielle Seguros will seek to continue growing and introducing new products. Espacio Cordial is expected to continue offering its products and services to more of the Bank's customers and increasing the number of products and services it offers. SAM will seek to continue growing in terms of assets under management and in terms of its funds family. Cordial Microfinanzas will continue to consolidate its leadership in terms of its microfinance loan portfolio and number of customers.

        We will also continue seeking opportunities to further increase our business through acquisitions of banking and insurance assets.

Guidelines Towards Conversion to IFRS

        On February 12, 2014, the Central Bank, through Communication "A" 5541, established the general guidelines towards conversion to IFRS as issued by the International Accounting Standards Board (IASB) for preparing financial statements of the entities under its supervision, for the annual fiscal years beginning on January 1, 2018, as well as those of interim periods. In addition, in line with Communication "A" 5635, as of March 31, 2015, companies must now present their own implementation plans semi-annually to the Central Bank. We have not yet determined the effect that the conversion to IFRS will have on our reported results or financial condition due to uncertainty regarding how the Central Bank will apply IFRS. Both the Bank and CCF are in compliance with the Central Bank guidelines regarding conversion to IFRS applicable as of the date of this prospectus.

Results of Operations for the Nine-Month Periods Ended September 30, 2015 and 2014 and for the Years Ended December 31, 2014, 2013 and 2012

        We discuss below: (i) our results of operations for the nine-month period ended September 30, 2015 as compared with the results of operations for the nine-month period ended September 30, 2014; (ii) our results of operations for the year ended December 31, 2014 as compared with our results of operations for the year ended December 31, 2013; and (iii) our results of operations for the year ended December 31, 2013 as compared with our results of operations for the year ended December 31, 2012.

Net Income

	Nine-month period ended September 30,
				Year ended December 31,			Change December 31,
			Change September 30, 2015/2014
	2015	2014		2014	2013	2012	2014/2013	2013/2012
	(in thousands of Pesos)		(in percentages)	(in thousands of Pesos)			(in percentages)
Consolidated Income Statement Argentine Banking GAAP
Financial Income(1)	4,658,655	3,467,172	34.4%	4,751,352	3,045,380	2,210,340	56.0%	37.8%
Financial Expenses(2)	(2,379,883)	(1,704,913)	39.6%	(2,464,526)	(1,303,916)	(818,335)	89.0%	59.3%

Gross Financial Margin	2,278,772	1,762,259	29.3%	2,286,826	1,741,464	1,392,005	31.3%	25.1%
Loan Loss Provisions	(355,994)	(270,402)	31.7%	(356,509)	(350,535)	(209,798)	1.7%	67.1%
Services Fee Income	1,991,297	1,530,642	30.1%	2,162,820	1,765,659	1,289,651	22.5%	36.9%
Services Fee Expense	(548,126)	(409,550)	33.8%	(610,341)	(421,587)	(254,674)	44.8%	65.5%

Net Services Fee Income	1,443,171	1,121,092	28.7%	1,552,479	1,344,072	1,034,977	15.5%	29.9%
Income from Insurance Activities	113,937	—	—	8,513	—	—	—	—
Administrative Expenses	(3,065,154)	(2,222,190)	37.9%	(3,013,842)	(2,287,201)	(1,807,734)	31.8%	26.5%
Income from Financial Transactions	414,732	390,759	6.1%	477,467	447,800	409,450	6.6%	9.4%
Miscellaneous Income	215,387	127,898	68.4%	190,005	129,245	72,517	47.0%	78.2%
Miscellaneous Losses	(156,317)	(76,347)	104.7%	(91,761)	(95,734)	(71,086)	(4.2)%	34.7%

Miscellaneous Income / (Loss), Net	59,070	51,551	14.6%	98,244	33,511	1,431	193.2%	2,241.8%
Non-controlling Interest Result	(9,585)	(9,910)	(3.3)%	(13,707)	(10,556)	(9,566)	29.9%	10.3%
Income before income tax	464,217	432,400	7.4%	562,004	470,755	401,315	19.4%	17.3%
Income Tax	(150,234)	(151,294)	(0.7)%	(199,084)	(97,765)	(75,110)	103.6%	30.2%

Net income	313,983	281,106	11.7%	362,920	372,990	326,205	(2.7)%	14.3%

Return on Average Assets(3)	1.6%	1.9%		1.8%	2.6%	2.9%
Return on Average Shareholders' Equity(4)	20.8%	24.1%		22.7%	30.8%	37.9%

(1)
Includes gains related to NDF hedging transactions, which totaled Ps.4.7 million and Ps.6.6 million as of September 30, 2015 and 2014, respectively, and Ps.0, Ps.86.9 million, Ps.3.4 million, Ps.0 and Ps.0 as of December 31, 2014, 2013, 2012, 2011 and 2010, respectively.

(2)
Includes expenses related to NDF hedging transactions, which totaled Ps.3.8 million and Ps.7.2 million as of September 30, 2015 and 2014, respectively, and Ps.96.2, Ps.0, Ps.0, Ps.6.5 million and Ps.17.8 million as of December 31, 2014, 2013, 2012, 2011 and 2010, respectively.

(3)
Net income, divided by average assets, calculated on a daily basis.

(4)
Net income, divided by average shareholder equity, calculated on a daily basis.

        The following table shows our yields on interest-earning assets and cost of funds:

	As of September 30,				As of December 31,
	2015		2014		2014		2013		2012
	Average Balance	Rate	Average Balance	Rate	Average balance	Rate	Average balance	Rate	Average balance	Rate
	(in thousands of Pesos, except rates)
Interest-Earning Assets
Investment Portfolio(1)	2,389,651	27.6%	2,408,688	30.4%	2,580,220	26.7%	1,595,876	28.8%	1,536,502	22.7%
Loans	16,647,136	32.6%	11,868,202	31.2%	12,451,211	31.3%	9,311,970	25.6%	7,058,134	25.5%
Other receivables from financial transactions(2)	344,952	16.6%	182,796	21.8%	130,051	20.4%	89,528	30.9%	38,449	10.1%
Interest-Bearing Liabilities
Checking and savings accounts	4,591,712	0.1%	3,045,738	0.1%	3,219,577	0.1%	2,476,282	0.1%	1,895,123	0.1%
Time deposits	8,994,304	23.3%	7,215,618	21.6%	7,419,655	21.6%	5,395,405	15.4%	3,906,706	12.8%
Borrowings from other financial institutions and unsubordinated negotiable obligations	1,477,755	24.9%	1,140,583	26.5%	1,171,248	25.6%	958,758	20.4%	823,806	16.1%
Subordinated loans and negotiable obligations	774,138	10.0%	578,279	10.7%	601,297	10.6%	319,698	11.6%	223,759	12.4%

Spread and Net Yield
Interest spread, nominal basis		15.6%		14.8%		14.6%		14.4%		15.3%
Net interest margin'		18.6%		17.6%		17.4%		16.4%		17.3%

(1)
Includes securities issued by our securitization trusts and held by us, instruments issued by the Central Bank (LEBACs and NOBACs) and other government and corporate securities.

(2)
Includes overnight deposits and unlisted corporate bonds.

        Net income for the nine-month period ended September 30, 2015 amounted to Ps.314.0 million, as compared to a net income of Ps.281.1 million for the nine-month period ended September 30, 2014. Annualized ROAA and ROAE for the nine-month period ended September 30, 2015 were 1.6% and 20.8%, respectively, as compared to 1.9% and 24.1%, respectively, for the same period in 2014.

        Net income for 2014 amounted to Ps.362.9 million, as compared to a net income of Ps.373.0 million in the previous year. ROAA and ROAE were 1.8% and 22.7%, respectively, for 2014, as compared to 2.6% and 30.8%, respectively, during 2013. For 2012, ROAA was 2.9% and ROAE was 37.9%.

        The following table sets forth net income by quarter for the four quarters in 2014 and for the first three quarters in 2015. In general, our net income in the second half of the year is higher than in the first half, mainly due to the seasonality of economic activity plus the effect of the monthly cumulative increase of our assets in nominal terms and the fact that the salary increases agreed upon between the Bank and the banking employees' trade union during the second quarter are applied retroactively to the first quarter. This effect in 2014 was partially offset by higher income from foreign-currency forward transactions and currency quotation differences. Results for any period are not necessarily indicative of results for any other period and our results in the second half may not in all years be higher than those in the first half.

Quarter	(in millions of Pesos)
First Quarter 2014	85.8
Second Quarter 2014	84.0
Third Quarter 2014	111.3
Fourth Quarter 2014	81.8
First Quarter 2015	84.5
Second Quarter 2015	36.4
Third Quarter 2015	193.1

Nine-Month Period Ended September 30, 2015 Compared to Nine Months Ended September 30, 2014

        During the nine-month period ended September 30, 2015, net income amounted to Ps.314.0 million, a Ps.32.9 million increase compared to a net income of Ps.281.1 million in the same period in 2014.

        The main factors explaining the increase were:

  •
  a Ps.516.5 increase in gross financial margin, to Ps.2.3 billion from Ps.1.8 billion,

  •
  a Ps.322.1 million increase in net services fee income, to Ps.1.4 billion from Ps.1.1 billion, and

  •
  a Ps.114.0 million increase in income from insurance activities.

        These factors were partially offset by:

  •
  a Ps.843.0 million increase in administrative expenses, to Ps.3.1 billion from Ps.2.2 billion, and

  •
  a Ps.85.6 million increase in loan loss provisions to Ps.356.0 million from Ps.270.4 million.

2014 Compared to 2013

        During 2014, net income amounted to Ps.362.9 million, a Ps.10.1 million decrease compared to net income of Ps.373.0 million in 2013.

        The main factors explaining the decrease were:

  •
  a Ps.726.6 million increase in administrative expenses, to Ps.3.0 billion from Ps.2.3 billion,

  •
  a Ps.101.3 million increase in income tax, to Ps.199.1 million from Ps.97.8 million, and

  •
  a Ps.6.0 million increase in loan loss provisions to Ps.356.5 million from Ps.350.5 million.

        These factors were partially offset by:

  •
  a Ps.545.4 million increase in gross financial margin, to Ps.2.3 billion from Ps.1.7 billion,

  •
  a Ps.208.4 million increase in net services fee income, to Ps.1.6 billion from Ps.1.3 billion,

  •
  a Ps.64.7 million increase in miscellaneous net income to Ps.98.2 million from Ps.33.5 million, and

  •
  a Ps.8.5 million increase in income from insurance activities.

2013 Compared to 2012

        During 2013, net income amounted to Ps.373.0 million, a Ps.46.8 million increase compared to net income of Ps.326.2 million in 2012.

        The main factors explaining the increase in net income were:

  •
  a Ps.349.5 million increase in gross financial margin, to Ps.1.7 billion from Ps.1.4 billion,

  •
  a Ps.309.1 million increase in net services fee income, to Ps.1.3 billion from Ps.1.0 billion, and

  •
  a Ps.32.1 million increase in miscellaneous net income to Ps.33.5 million from Ps.1.4 million.

        These factors were partially offset by:

  •
  a Ps.479.5 million increase in administrative expenses, to Ps.2.3 billion from Ps.1.8 billion,

  •
  a Ps.140.7 million increase in loan loss provisions, to Ps.350.5 million from Ps.209.8 million, and

  •
  a Ps.22.7 million increase in income tax, to Ps.97.8 million from Ps.75.1 million.

Financial Income

        Our financial income was comprised of the following:

	Nine-month period ended September 30,		Change September 30,	Year ended December 31,			Change December 31,
	2015	2014	2015/2014	2014	2013	2012	2014/2013	2013/2012
	(in thousands of Pesos)		(in percentages)	(in thousands of Pesos)			(in percentages)
Interest on loans to the financial sector	1,567	8,140	(80.7)%	8,556	11,496	14,467	(25.6)%	(20.5)%
Interest on overdrafts	409,488	233,539	75.3%	341,500	163,888	145,545	108.4%	12.6%
Interest on promissory notes	590,714	597,187	(1.1)%	831,484	571,623	393,166	45.5%	45.4%
Interest on mortgage loans	7,781	10,869	(28.4)%	14,029	11,861	8,465	18.3%	40.1%
Interest on automobile and other secured loans	26,123	40,985	(36.3)%	51,751	59,965	55,279	(13.7)%	8.5%
Interest on personal loans	1,564,090	991,222	57.8%	1,356,786	780,932	542,922	73.9%	43.8%
Interest on corporate unsecured loans	378,693	245,279	54.4%	348,323	187,410	130,435	85.9%	43.7%
Interest on credit cards loans	919,612	548,808	67.6%	814,400	500,316	379,981	62.8%	31.7%
Interest on foreign trade loans	31,731	27,506	15.4%	36,608	29,528	39,379	24.0%	(25.0)%
Interest on leases	140,599	70,241	100.2%	94,118	62,625	95,002	50.3%	(34.1)%
Interest on other receivables from financial transactions	42,869	29,887	43.4%	26,504	27,366	3,895	(4.1)%	609.4%
Income from government and corporate securities(1)	93,196	163,803	(43.1)%	161,152	61,328	46,261	162.8%	32.6%
Income from participation in our securitization trusts(2)	202,203	257,338	(21.4)%	328,312	369,801	283,398	(11.2)%	30.5%
Income from securities issued by the Central Bank(1)	199,749	128,039	56.0%	198,585	28,152	14,351	605.4%	96.2%
Exchange rate differences of gold and foreign currency(3)	36,942	92,020	(59.9)%	105,391	94,873	42,766	11.1%	121.8%
Other	13,298	22,309	(40.4)%	33,853	84,216	15,028	(59.8)%	460.4%

Total	4,658,655	3,467,172	34.4%	4,751,352	3,045,380	2,210,340	56.0%	37.8%

(1)
Includes interest and variations in fair value.

(2)
Includes interest on and changes in the fair value of senior and subordinated bonds issued by our securitization trusts and held by us, as well as variations in the book value of participation certificates issued by such trusts. Income derived from participation certificates (but not from senior and subordinated bonds) is not subject to income tax, which is deducted at the financial trusts' level. Allowances for loan losses are also maintained at the trust level following Central Bank regulations.

(3)
Includes (i) exchange rate differences, trading and holdings and (ii) gains related to NDF hedging transactions, which totaled Ps.0, Ps.86.9 million and Ps.3.4 million as of December 31, 2014, 2013 and 2012, respectively.

        The following table sets forth our yields on interest-earning assets:

	Nine-month period ended September 30,				Year ended December 31,
	2015		2014		2014		2013		2012
	Average Balance	Average Nominal Rate	Average Balance	Average Nominal Rate	Average Balance	Average Nominal Rate	Average Balance	Average Nominal Rate	Average Balance	Average Nominal Rate
	(in thousands of Pesos, except percentages)
Interest-Earning Assets
Investment Portfolio
Government and corporate securities	531,211	23.4%	424,542	51.4%	455,481	35.4%	238,549	25.7%	241,028	19.2%
Participation in our securitization trusts	1,129,389	23.9%	1,280,014	26.8%	1,423,895	23.1%	1,240,760	29.8%	1,134,968	25.4%
Securities issued by the Central Bank.	729,051	36.5%	704,132	24.2%	700,844	28.3%	116,567	24.2%	160,506	8.9%

Total Investment Portfolio	2,389,651	27.6%	2,408,688	30.4%	2,580,220	26.7%	1,595,876	28.8%	1,536,502	22.7%

Loans
Loans to the financial sector	20,568	10.2%	12,902	84.1%	8,784	97.4%	44,970	25.6%	68,061	21.3%
Overdrafts	1,521,515	35.9%	964,530	32.3%	1,020,640	33.5%	800,091	20.5%	705,421	20.6%
Promissory notes(1)	3,009,650	26.2%	2,732,852	29.1%	2,910,159	28.6%	2,534,512	22.6%	1,856,804	21.2%
Mortgage loans	61,593	16.8%	76,075	19.0%	74,322	18.9%	63,297	18.7%	43,009	19.7%
Automobile and other secured loans	140,839	24.7%	200,636	27.2%	191,098	27.1%	217,915	27.5%	209,208	26.4%
Personal loans	4,873,764	42.8%	3,153,816	41.9%	3,287,127	41.3%	2,061,003	37.9%	1,237,374	43.9%
Corporate unsecured loans	1,626,358	31.0%	1,052,770	31.1%	1,111,391	31.3%	762,340	24.6%	580,740	22.5%
Credit cards loans	3,988,540	30.7%	2,470,749	29.6%	2,659,876	30.6%	1,907,628	26.2%	1,315,019	28.9%
Foreign Trade Loans	635,502	6.7%	642,385	5.7%	633,145	5.8%	492,492	6.0%	574,959	6.8%
Receivables from financial leases	768,807	24.4%	561,567	16.7%	554,669	17.0%	427,722	14.6%	467,539	20.3%

Total Loans	16,647,136	32.6%	11,868,282	31.2%	12,451,211	31.3%	9,311,970	25.6%	7,058,134	25.5%

Other receivables from financial transactions	344,952	16.6%	182,796	21.8%	130,051	20.4%	89,528	30.9%	38,449	10.1%

Total Interest-Earning Assets	19,381,740	31.7%	14,459,766	30.9%	15,161,482	30.4%	10,997,375	26.1%	8,633,085	24.9%

(1)
Consists of unsecured checks and accounts receivable deriving from factoring transactions.

        Our financial income includes net income derived from our participation in financial trusts created in connection with our securitization transactions.

        From time to time, each of the Bank and CCF (and prior to 2013, Tarjeta as well) transfer portions of their loan portfolio, mainly personal loans, to special purpose financial trusts that fund the purchase of these loans by issuing securities, most of which are sold to third parties, thereby creating an additional source of funding for operations.

        In the case of the securitization transactions carried out by the Bank and CCF, the trustee typically issues senior bonds, subordinated bonds and participation certificates (equivalent to equity), and the Bank places these bonds in the Argentine capital markets, and if not placed, the Bank and CCF, as settlors of the trust, generally retain the balance of the subordinated bonds and the participation certificates as well as some senior bonds. The Bank and CCF generally retain servicing rights with respect to the loan portfolio transferred to the financial trusts. The payment obligations of these securities are secured by the trust assets consisting of the portfolio of the loans transferred and any reserved fund established by the Bank or CCF for such purpose. We have no exposure to such trusts beyond the senior and subordinated debt and the participation certificates that we hold.

        For more information regarding our securitization transactions see "Liquidity and Capital Resources—Funding—Securitization Transactions."

Nine-Month Period Ended September 30, 2015 Compared to Nine-Month Period Ended September 30, 2014

        Financial income for the nine-month period ended September 30, 2015 totaled Ps.4.7 billion, a 34.4% increase from the Ps.3.5 billion recorded for the same period in 2014. This increase was primarily the result of an increase in the average balance of our interest-earning assets and an increase of 82 basis points in the average yields of such assets.

        The average balance of interest-earning assets totaled Ps.19.4 billion for the nine-month period ended September 30, 2015, representing a 34.0% increase from Ps.14.5 billion for the same period in 2014. This increase was mainly a result of a 40.3% increase in the average balance of our total loan portfolio to Ps.16.6 billion for the nine months ended September 30, 2015, from Ps.11.9 billion during the same period in 2014, while the average balance of our total investment portfolio registered a 0.8% decrease to Ps.2.4 billion for the nine months ended September 30, 2015, from Ps.2.4 billion during the same period in 2014. The increase in the average balance of our total loan portfolio was mainly explained by: (i) a 54.5% increase in the average balance of personal loans (compared to a 27.5% increase of those loans registered by the Argentine financial system), (ii) a 61.4% increase in the average balance of credit card loans (compared to a 44.5% increase of those loans registered by the Argentine financial system), (iii) a 54.5% increase in the average balance of corporate unsecured loans, (iv) a 57.7% increase in the average balance of overdraft (compared to a 19.0% increase registered by the Argentine financial system) and (v) a 10.1% increase in the average balance of promissory notes (compared to a 29.5% increase registered by the Argentine financial system). The decrease in the average balance of our total investment portfolio was primarily due to an 11.8% decrease in the average balance of our participations in our securitization trusts, which represent 5.8% of our total average interest earning assets, which was partially offset by (i) a 25.1% increase in the average balance of our holdings of government and corporate securities, which represent 2.7% of our total average interest earning assets and (ii) a 3.5% increase in securities issued by the Central Bank.

        The 54.5% increase in the average balance of personal loans for the nine-month period ended September 30, 2015 reflects a lower level of contribution of these loans to securitization trusts compared to the same period in 2014. Had the pace of securitization remained even, the increase in the average balance of personal loans in 2015 would have been approximately 32%, which would have been higher than the estimated 27.5% increase recorded by the Argentine financial system. The 61.4% increase in the average balance of credit cards loans for the nine-month period ended September 30, 2015 is the result of a credit card advertising campaign and is higher than the estimated 44.5% recorded by the Argentine financial system. The average balance of overdrafts for the nine-month period ended September 30, 2015 increased by 57.7%, which was higher than the 19.0% increase recorded by the Argentine financial system, while the average volume of check discounting and work certificates recorded comparatively smaller increases.

        The average yield on interest-earning assets was 31.7% for the nine months ended September 30, 2015, a 81.8 basis point increase from 30.9% during the same period in 2014. The average interest rate on total loans increased to 32.6% for the nine-month period ended September 30, 2015 from 31.1% during the same period in 2014, reflecting an increase in the average interest rate on overdrafts, personal loans and credit card loans, and a higher incidence of personal loans in our loan portfolio, which bear a higher interest rate than other assets in the average portfolio. The average nominal rate on our investment portfolio (which includes our income from participations in our securitization trusts) decreased from 30.4% during the nine-month period ended September 30, 2014 to 27.6% during the same period in 2015, primarily due to a decrease in the average nominal rate on participations in our securitization trusts.

        Financial income for the nine-month period ended September 30, 2015 includes a Ps.36.9 million gain from exchange rate differences of gold and foreign currency, compared to a gain of Ps.92.0 million from such exchange rate differences during the same period in 2014 (excluding gains related to NDF hedging transactions).

2014 Compared to 2013

        Financial income in 2014 totaled Ps.4.8 billion, a 56.0% increase from the Ps.3.0 billion recorded in 2013. This increase was primarily the result of an increase in the average balance of our interest-earning assets and an increase of 435 basis points in the average yields of such assets.

        The average balance of interest-earning assets totaled Ps.15.2 billion in 2014, representing a 37.9% increase from Ps.11.0 billion in 2013. This increase was mainly a result of a 33.7% increase in the average balance of our total loan portfolio to Ps.12.5 billion in 2014, from Ps.9.3 billion in 2013, and a 61.7% increase in the average balance of our total investment portfolio, from Ps.1.6 billion in 2013 to Ps.2.6 billion in 2014. The increase in the average balance of our total loan portfolio was mainly explained by: (i) a 59.5% increase in the average balance of personal loans, (ii) a 39.4% increase in the average balance of credit card loans that was similar to the increase of those loans registered in the Argentine financial system, (iii) a 14.8% increase in the average balance of promissory notes, (iv) a 45.8% increase in the average balance of corporate unsecured loans and (v) a 27.6% increase in the average balance of overdrafts. The increase in the average balance of our total investment portfolio was primarily due to: (i) a 501.2% increase in the average balance of our holdings of Central Bank securities, which represent 4.6% of our total average interest earning assets, (ii) a 90.9% increase in the average balance of our holdings of government and corporate securities, which represent 3.0% of our total average interest earning assets, and (iii) a 14.8% increase in participations in our securitization trusts.

        The 59.5% increase in the average balance of personal loans in 2014 reflects a lower level of contribution of these loans to securitization trusts in 2014 compared to 2013. Had the pace of securitization remained even, the increase in the average balance of personal loans in 2014 would have been approximately 25%. This 25% is higher than the estimated 19.1% average increase recorded by Argentine private banks in the same period.

        The average yield on interest-earning assets was 30.4% in 2014, a 435 basis point increase from 26.1% in 2013. The average interest rate on total loans increased to 31.3% in 2014 from 25.6% in 2013, reflecting an increase in the average interest rate on overdrafts, promissory notes, personal loans, credit card loans and corporate unsecured loans, and a higher incidence of personal loans in our loan portfolio, which bear a higher interest rate than other assets in the average portfolio. The average nominal rate on our investment portfolio (which includes our income from participations in our securitization trusts) decreased from 28.8% in 2013 to 26.7% in 2014, primarily due to a decrease in the average nominal rate on participations in our securitization trusts.

        Financial income for 2014 includes a Ps.105.4 million gain from exchange rate differences of gold and foreign currency, compared to a gain of Ps.8.0 million from such exchange rate differences in 2013 (excluding gains related to NDF hedging transactions).

2013 Compared to 2012

        Financial income for 2013 totaled Ps.3.0 billion, a 37.8% increase from the Ps.2.2 billion recorded in 2012. This increase was primarily the result of an increase in the average balance of our interest-earning assets.

        The average balance of interest-earning assets increased to Ps.11.0 billion in 2013, a 27.4% increase from Ps.8.6 billion in 2012. This increase was mainly a result of: a 31.9% increase in the average balance of the total loan portfolio to Ps.9.3 billion in 2013 from Ps.7.1 billion in 2012, and a 3.9% increase in the average balance of our investment portfolio, to Ps.1.6 billion from Ps.1.5 billion. The increase in the average balance of our total loan portfolio was primarily due to: (i) a 66.6% increase in the average balance of personal loans, (ii) a 36.5% increase in the average balance of promissory notes, (iii) a 45.1% increase in the average balance of credit card loans and (iv) a 31.3%

increase in corporate unsecured loans. The increase in the average balance of our total investment portfolio was primarily due to a 9.3% increase in the participation in our securitization trusts, which was partially offset by a decrease in the average balance of securities issued by the Central Bank and a 1% decrease in the average balance of government and corporate securities.

        The 66.6% increase in the average balance of personal loans in 2013 reflects a lower level of contribution of these loans to securitization trusts in 2013 compared to 2012. Had the pace of securitization remained even, the increase in the average balance of personal loans in 2013 would have been approximately 43%. This 43% is higher than the estimated 24.7% average increase recorded by Argentine private banks in the same period.

        The average yield on interest-earning assets was 26.1% in 2013, a 120 basis point increase from 24.9% in 2012. The average interest rate on total loans stood at 25.6% in 2013 and 2012. From 2012 to 2013, average interest rates for promissory notes and corporate loans increased, while average interest rates for personal loans, credit card loans and leasing decreased due to mandatory lending and regulatory pricing policies. For more information, see "Argentine Banking Regulation—Liquidity and Solvency Requirements—Interest rate and fee regulations." The average nominal rate on our investment portfolio (which includes our income from participations in our securitization trusts) increased from 22.7% in 2012 to 28.8% in 2013, primarily due to an increase in the yield from participations in our securitization trusts to 29.8% in 2013 from 25.4% in 2012 and increases in the yields from government and corporate securities and from securities issued by the Central Bank.

        Financial income for 2013 includes a Ps.86.9 million gain related to NDF hedging transactions, compared to a gain of Ps.3.4 million on such NDF hedging transactions in 2012. Financial income for 2013 also includes a Ps.8.0 million gain from exchange rate differences of gold and foreign currency (excluding gains related to NDF hedging transactions), compared to a gain of Ps.39.4 million on such exchange differences in 2012 (excluding gains related to NDF hedging transactions).

Financial Expenses

        Our financial expenses were composed of the following:

	Nine-month period ended September 30,						Change December 31,
				Year ended December 31,
			Change September 30, 2015/2014
	2015	2014		2014	2013	2012	2014/2013	2013/2012
	(in thousands of Pesos)		(in percentages)	(in thousands of Pesos)			(in percentages)
Interest on checking and savings accounts	3,376	2,220	52.1%	3,142	2,182	2,056	44.0%	6.1%
Interest on time deposits	1,572,817	1,170,767	34.3%	1,600,631	829,049	498,633	93.1%	66.3%
Interest on other liabilities from financial transactions	170,995	143,491	19.2%	187,796	123,557	80,239	52.0%	53.8%
Interest on financing from the financial sector	104,509	83,315	25.4%	112,078	72,436	52,310	54.7%	38.5%
Interest on subordinated loans and negotiable obligations	58,138	46,362	25.4%	63,961	37,184	27,834	72.0%	33.6%
Other(1)	470,048	258,758	81.7%	496,918	239,508	157,173	107.5%	52.4%

Total	2,379,883	1,704,913	39.6%	2,464,526	1,303,916	818,335	89.0%	59.3%

(1)
Includes (i) mainly turnover tax, payments to the deposit guarantee fund and net results derived from NDF hedging transactions and (ii) expenses related to NDF hedging transactions, which totaled Ps.3.8 million and Ps.7.2 million as of September 30, 2015 and 2014, respectively, and Ps.96.2, Ps.0 and Ps.0 as of December 31, 2014, 2013 and 2012, respectively.

        The following table shows our cost of funds:

	Nine-month period ended September 30,				Year ended December 31,
	2015		2014		2014		2013		2012
	Average Balance	Average Nominal Rate	Average Balance	Average Nominal Rate	Average Balance	Average Nominal Rate	Average Balance	Average Nominal Rate	Average Balance	Average Nominal Rate
	(in thousands of Pesos, except percentages)
Interest-bearing liabilities
Checking and savings accounts	4,591,712	0.1%	3,045,738	0.1%	3,219,577	0.1%	2,476,282	0.1%	1,895,123	0.1%
Time Deposits	8,994,304	23.3%	7,215,618	21.6%	7,419,655	21.6%	5,395,405	15.4%	3,906,706	12.8%
Borrowings from other financial institutions and unsubordinated negotiable obligations	1,477,755	24.9%	1,140,583	26.5%	1,171,248	25.6%	958,759	20.4%	823,806	16.1%
Subordinated loans and negotiable obligations	774,138	10.0%	578,279	10.7%	601,297	10.6%	319,698	11.6%	223,759	12.4%

Total interest-bearing liabilities	15,837,909	16.1%	11,980,218	16.1%	12,411,777	15.9%	9,150,144	11.6%	6,849,394	9.7%

        The following table sets forth our cost of funds by denomination:

	Nine-month period ended September 30,						Year ended December 31,
	2015			2014			2014			2013			2012
	Average Balance	Interest (Paid)	Average Nominal Rate	Average Balance	Interest (Paid)	Average Nominal Rate	Average Balance	Interest (Paid)	Average Nominal Rate	Average Balance	Interest (Paid)	Average Nominal Rate	Average Balance	Interest (Paid)	Average Nominal Rate
	(in thousands of Pesos, except percentages)
Checking and savings accounts
Pesos	4,340,034	(3,199)	0.1%	2,874,194	(2,098)	0.1%	3,043,130	(2,975)	0.1%	2,350,336	(2,062)	0.1%	1,724,754	(1,888)	0.1%
Dollars	251,678	(177)	0.1%	171,544	(122)	0.1%	176,447	(167)	0.1%	125,946	(120)	0.1%	170,369	(168)	0.1%

Total	4,591,712	(3,376)	0.1%	3,045,738	(2,220)	0.1%	3,219,577	(3,142)	0.1%	2,476,282	(2,182)	0.1%	1,895,123	(2,056)	0.1%

Time deposits
Pesos	8,668,310	(1,571,042)	24.2%	6,910,106	(1,169,203)	22.6%	7,108,909	(1,598,519)	22.5%	5,151,229	(827,422)	16.1%	3,664,988	(496,714)	13.6%
Dollars	325,994	(1,775)	0.7%	305,512	(1,564)	0.7%	310,746	(2,112)	0.7%	244,176	(1,627)	0.7%	241,718	(1,919)	0.8%

Total	8,994,304	(1,572,817)	23.3%	7,215,618	(1,170,767)	21.6%	7,419,655	(1,600,631)	21.6%	5,395,405	(829,049)	15.4%	3,906,706	(498,633)	12.8%

Total by currency
Pesos	13,008,345	(1,574,241)	16.1%	9,784,300	(1,171,301)	16.0%	10,152,039	(1,601,494)	15.8%	7,501,565	(829,484)	11.1%	5,389,742	(498,602)	9.3%
Dollars	577,672	(1,952)	0.5%	477,056	(1,686)	0.5%	487,193	(2,279)	0.5%	370,123	(1,747)	0.5%	412,087	(2,087)	0.5%

Total Deposits	13,586,017	(1,576,193)	15.5%	10,261,356	(1,172,987)	15.2%	10,639,232	(1,603,773)	15.1%	7,871,688	(831,231)	10.6%	5,801,829	(500,689)	8.6%

Nine Months Ended September 30, 2015 Compared to Nine Months Ended September 30, 2014

        Financial expenses for the nine months ended September 30, 2015 totaled Ps.2.4 billion, a 39.6% increase from Ps.1.7 billion for the nine months ended September 30, 2014. This increase was attributable to a 32.2% increase in the average balance of interest-bearing liabilities and an 81.7% increase in other financial expenses. Our average cost of funds remained stable at 16.1% for the nine months ended September 30, 2015 compared to the same period in 2014.

        Other financial expenses for the nine months ended September 30, 2015 totaled Ps.470.0 million, compared to Ps.258.8 million for the nine months ended September 30, 2014. This increase was mainly due to (i) an increase in turnover taxes to Ps.295.9 million in the nine months ended September 30, 2015, compared to Ps.214.6 million in the same period in 2014 and (ii) an increase in payments to the deposit guarantee fund to Ps.129.1 million in the nine months ended September 30, 2015, compared to Ps.23.2 million in the same period in 2014.

        Average interest-bearing liabilities for the nine months ended September 30, 2015 totaled Ps.15.8 billion, compared to Ps.12.0 billion for the nine months ended September 30, 2014. This increase was mainly due to: (i) a 24.7% increase in the average balance of time deposits (primarily Peso-denominated time deposits) to Ps.9.0 billion from Ps.7.2 billion, (ii) a 50.8% increase in checking and savings accounts, from Ps.3.0 billion to Ps.4.6 billion and (iii) a 29.6% increase in borrowings from other financial institutions and the issuance of unsubordinated negotiable obligations from Ps.1.1 billion to Ps.1.5 billion. The 50.8% increase in checking and savings accounts and the 24.7% increase in the average balance of time deposits reflects an increase in financial intermediation with the private sector. The increase in checking and savings accounts also reflects increased cash management activity from our customers and better cash management products that incentivized our customers to maintain accounts with us.

        Out of our total average interest-bearing deposits of Ps.13.6 billion for the nine months ended September 30, 2015, Ps.577.7 million were U.S. dollar-denominated deposits and Ps.13.0 billion were Peso-denominated, compared to Ps.477.0 million and Ps.9.8 billion, respectively, for the nine months ended September 30, 2014.

        The average rate paid on interest-bearing deposits was 23.3%, 34 basis points above the 21.6% average rate for the nine months ended September 30, 2014. Peso-denominated deposits accrued interest at an average rate of 24.2%, 26 basis points above the 22.6% average interest rate accrued in the same period in 2014 which is consistent with the increase in the average Badlar rate during the same period in 2015. The average rate of U.S. dollar-denominated deposits remained constant at 0.7% for the nine months ended September 30, 2015 and during the same period in 2014.

        Our average balance of borrowings from other financial institutions and unsubordinated negotiable obligations for the nine months ended September 30, 2015 was Ps.1.5 billion, compared to Ps.1.1 billion during the same period in 2014. The average cost of borrowings from other financial institutions and unsubordinated negotiable obligations decreased to 24.9% in the nine months ended September 30, 2015, compared to 26.5% during the same period in 2014.

        Our average balance of subordinated loans and subordinated negotiable obligations in the nine months ended September 30, 2015 was Ps.774 million, compared to Ps.578 million for the nine months ended September 30, 2014. The average rate of subordinated negotiable obligations (denominated in U.S. dollars or U.S. dollar linked) was 10.0% and 10.7% for the nine months ended September 30, 2015 and during the same period in 2014, respectively.

2014 Compared to 2013

        Financial expenses for 2014 totaled Ps.2.5 billion, an 89.0% increase from Ps.1.3 billion for 2013. This increase was attributable to a 422 basis points increase in our average cost of funds and a 35.6% increase in the average balance of interest-bearing liabilities. The increase in our average cost of funds was consistent with the increase in the average Badlar rate for private banks from 17.3% in 2013 to 22.6% in 2014.

        Financial expenses for 2014 included Ps.96.2 million attributable to losses incurred on hedging transactions to protect our capital against an expected devaluation of the peso in the fourth quarter of 2014, that ultimately did not materialize.

        Average interest-bearing liabilities totaled Ps.12.4 billion, compared to Ps.9.2 billion in 2013. This increase was mainly due to: (i) a 37.5% increase in the average balance of time deposits (primarily Peso-denominated time deposits) to Ps.7.4 billion from Ps.5.4 billion, (ii) a 30.0% increase in checking and savings accounts, from Ps.2.5 billion to Ps.3.2 billion and (iii) a 22.2% increase in borrowings from other financial institutions and the issuance of unsubordinated negotiable obligations from Ps.958.8 million to Ps.1.2 billion. The 37.5% increase in the average balance of time deposits reflects an increase in financial intermediation with the private sector.

        Out of our total average interest-bearing deposits of Ps.10.6 billion for 2014, Ps.487.2 million were U.S. dollar-denominated deposits and Ps.10.2 billion were Peso-denominated, compared to Ps.370.1 million and Ps.7.5 billion, respectively, in 2013.

        The average rate paid on interest-bearing deposits was 15.1%, 451 basis points above the 10.6% average rate for 2013. Peso-denominated deposits accrued interest at an average rate of 15.8%, 472 basis points above the 11.1% average interest rate accrued in 2013 which is consistent with the increase in the average Badlar rate during 2014. The average rate of U.S. dollar-denominated deposits remained constant at 0.5% in 2014 and 2013.

        Our average balance of borrowings from other financial institutions and unsubordinated negotiable obligations in 2014 was Ps.1.2 billion, compared to Ps.958.8 million in 2013. The average cost of borrowings from other financial institutions and unsubordinated negotiable obligations increased to 25.6% in 2014, compared to 20.4% in 2013.

        Our average balance of subordinated loans and subordinated negotiable obligations in 2014 was Ps.601.3 million, compared to Ps.319.7 million in 2013. The average rate of subordinated negotiable obligations (denominated in U.S. dollars or U.S. dollar linked) was 10.6% and 11.6% for 2014 and 2013, respectively.

2013 Compared to 2012

        Financial expenses for 2013 totaled Ps.1.3 billion, a 59.3% increase from Ps.818.3 million for 2012. This variation was the result of a 33.6% increase in the average balance of interest-bearing liabilities and a 190 basis point increase in our average cost of funds. The average Badlar rate for private banks increased from 14.0% in 2012 to 17.3% in 2014.

        Average interest-bearing liabilities totaled Ps.9.2 billion, compared to Ps.6.9 billion in 2012. This increase was mainly due to: (i) a 38.1% increase in the average balance of time deposits, primarily Peso-denominated time deposits, from Ps.3.9 billion to Ps.5.4 billion and (ii) a 30.7% increase in the average balance of checking and savings accounts, from Ps.1.9 billion to Ps.2.5 billion.

        Out of our total average interest-bearing deposits of Ps.7.9 billion for 2013, Ps.370.1 million were U.S. dollar-denominated deposits and Ps.7.5 billion were Peso-denominated, compared to Ps.412.1 million and Ps.5.4 billion, respectively, in 2012.

        The average rate paid on interest-bearing deposits was 10.6%, 233 basis points above the 8.6% average rate for 2012. Peso-denominated deposits accrued interest at an average rate of 11.1%, 181 basis points above the 9.3% average interest rate accrued in 2012. The average rate of U.S. dollar-denominated deposits remained constant at 0.5% in 2013 and 2012.

        Our average balance of borrowings from other financial institutions and unsubordinated negotiable obligations in 2013 was Ps.958.8 million, compared to Ps.823.8 million in 2012. The average rate of borrowings from other financial institutions and unsubordinated negotiable obligations increased to 20.4% in 2013, compared to 16.1% in 2012.

        Our average balance of subordinated loan and negotiable obligations in 2013 was Ps.319.7 million, compared to Ps.223.8 million in 2012. The average cost of subordinated loans and subordinated negotiable obligations (denominated in U.S. dollars or U.S. dollar linked) was 11.6% and 12.4% for 2013 and 2012, respectively.

Gross Financial Margin

Nine Months Ended September 30, 2015 Compared to Nine Months Ended September 30, 2014

        Gross financial margin for the nine months ended September 30, 2015 amounted to Ps.2.3 billion and the average interest spread was 15.6%, compared to Ps.1.8 billion and 14.8%, respectively, for the nine months ended September 30, 2014.

        The improvement of gross financial margin for the nine months ended September 30, 2015 was mainly due to an increase in income from intermediation with the private sector, derived mainly from a 40.1% increase in the average volume of our loan portfolio, as well as an 83 basis points increase in the interest spread. The improvement of gross financial margin was partially offset by the impact of mandatory lending policies at lower rates and by regulatory pricing caps and floors.

        The main increases in the average volume of our loan portfolio correspond to increases in the average volume of personal loans, credit cards, corporate unsecured loans, overdrafts and promissory notes.

        The interest spread increased 83 basis points to 15.6% in the nine months ended September 30, 2015 from 14.8% during the same period in 2014, mainly due to an 82 basis point increase in the yield of interest earning assets to 31.7% in for the nine months ended September 30, 2015, compared to 30.9% during the same period in 2014. The cost of interest bearing liabilities remained stable at 16.1% for the nine months ended September 30, 2015 compared to the same period in 2014. Although interest rates on time deposits increased more than the yield increase of interest-earning assets, the increase in the volume of checking and savings accounts offset that higher interest rate.

2014 Compared to 2013

        Gross financial margin for 2014 amounted to Ps.2.3 billion and the average interest spread was 14.6%, compared to Ps.1.7 billion and 14.4%, respectively, for 2013.

        The improvement of gross financial margin for 2014 was mainly due to an increase in income from intermediation with the private sector, derived mainly from a 33.7% increase in the average volume of our loan portfolio, as well as a 20 basis points increase in the interest spread. The improvement of gross financial margin was partially offset by a Ps.96.2 million loss attributable to NDF hedging transactions intended to protect our capital against an expected devaluation of the peso in the fourth quarter of 2014, that ultimately did not materialize, as well as by the impact of mandatory lending policies at lower rates and by regulatory pricing caps and floors. In 2013, there was a Ps.86.9 million gain attributable to NDF hedging transactions.

        The main increases in the average volume of our loan portfolio corresponds to increases in the average volume of personal loans, credit cards and corporate unsecured loans.

        The interest spread increased 20 basis points to 14.6% in 2014 from 14.4% in 2013, mainly due to a 430 basis points increase in the yield of interest earning assets to 30.4% in 2014, compared to 26.1% in 2013, which was partially offset by a 430 basis points increase in the cost of interest bearing liabilities from 11.6% in 2013 to 15.9% in 2014. Although interest rates on time deposits increased more than the yield increase of interest-earning assets, the increase in the volume of checking and savings accounts offset that higher interest rate.

2013 Compared to 2012

        Gross financial margin for 2013 amounted to Ps.1.7 billion and the interest spread was 14.4%, compared to Ps.1.4 billion and 15.3%, respectively, for 2012.

        Our gross financial margin for 2013 improved due to an increase in income from intermediation with the private sector, derived mainly from a 31.9% increase in the average volume of our loan portfolio, partially offset by a 90 basis points decrease in the interest spread, which was in line with financial system trends.

        The interest spread decreased 90 basis points to 14.4% in 2013 from 15.3% in 2012, mainly due to an increase in the cost of interest bearing liabilities from 9.7% in 2012 to 11.6% in 2013, which was in line with market trends. The decrease in interest spread was driven in part by mandatory lending and regulatory pricing policies. For more information, see "Argentine Banking Regulation—Liquidity and Solvency Requirements—Interest rate and fee regulations." The yield of interest earning assets increased 120 basis points to 26.1% in 2013, compared to 24.9% in 2012, but did not offset the 190 basis points increase in the cost of interest bearing liabilities in line with the increase in the time deposits rate.

Loan Loss Provisions

Nine Months Ended September 30, 2015 Compared to Nine Months Ended September 30, 2014

        Loan loss provisions totaled Ps.356.0 million in the nine months ended September 30, 2015, a 31.7% increase compared to Ps.270.4 million for the same period in 2014, mainly due to a 33.2% increase in the non-performing loan portfolio. The NPL ratio decreased from 3.3% in the nine months ended September 30, 2014 to 3.2% for the same period in 2015, primarily due to a 36.3% increase in the loan portfolio, which partially offset the increase in the non-performing loan portfolio.

2014 Compared to 2013

        Loan loss provisions totaled Ps.356.5 million in 2014, a 1.7% increase compared to Ps.350.5 million for 2013, mainly due to a 29.3% increase in the loan portfolio, which was partially offset by the reversal of additional non-mandatory allowances that the Bank and CCF had constituted in 2013. The NPL ratio remained at 3.0% in both 2013 and 2014.

2013 Compared to 2012

        Loan loss provisions totaled Ps.350.5 million in 2013, a 67.1% increase compared to Ps.209.8 million for 2012, mainly due to a 53.1% increase in the loan portfolio and the constitution of additional non-mandatory allowances, which were partially offset by the decline in default rates of consumers of the Bank, CCF and Tarjeta. In 2013, the NPL ratio decreased to 3.0% from 4.2% in 2012.

        The following tables show the changes in our loan loss provisions for the periods indicated:

	Nine-month period ended September 30,
				Year ended December 31,
			Change September 30, 2015/2014				Change December 31, 2014/2013	Change December 31, 2013/2012
	2015	2014		2014	2013	2012
	(in thousands of Pesos)		(in percentages)	(in thousands of Pesos)			(in percentages)
Balance at the beginning of the year	429,358	353,756	21.4%	353,756	295,691	175,780	19.6%	68.2%
Provisions charged to income	355,994	270,402	31.7%	356,509	350,535	209,798	1.7%	67.1%
Write-offs and reversals(1)	(233,581)	(195,166)	19.7%	(280,907)	(296,985)	(89,887)	(5.5)%	230.4%
Other adjustments	—	—	—	—	4,515	—	(100.0)%	100.0%
Balance at the end of year	551,771	428,992	28.6%	429,358	353,756	295,691	21.4%	19.6%

Percentage of provisions net of write-offs and reversals	0.7%	0.6%		0.6%	0.6%	1.7%

Provisions charged to income
Promissory notes(2)	6,494	13,132	(50.5)%	33,143	18,218	16,438	81.9%	10.8%
Unsecured corporate loans	15,818	6,995	126.1%	15,163	10,764	8,232	40.9%	30.8%
Overdrafts	18,071	8,926	102.5%	17,752	14,967	7,102	18.6%	110.7%
Mortgage loans	—	117	(100.0)%	219	984	(186)	(77.7)%	(629.2)%
Automobile and other secured loans	1,024	2,592	(60.5)%	3,928	5,831	6,008	(32.6)%	(2.9)%
Personal loans	182,334	130,300	39.9%	140,817	138,146	94,630	1.9%	46.0%
Credit cards loans	111,816	93,348	19.8%	126,429	112,726	62,944	12.2%	79.1%
Foreign Trade Loans	159	2,182	(92.7)%	4,497	3,483	863	29.1%	303.6%
Other financings	5,254	3,264	61.0%	4,179	34,213	6,896	(87.8)%	396.1%
Other receivables from financial transactions	3,284	5,490	(40.2)%	6,366	4,508	4,651	41.2%	(3.1)%
Receivables from financial leases	11,741	4,056	189.5%	4,016	6,695	2,220	(40.0)%	201.6%

	355,994	270,402	31.7%	356,509	350,535	209,798	1.7%	67.1%

Write-offs and reversals
Promissory notes	(4,272)	(6,505)	(34.3)%	(18,328)	(14,477)	(9,298)	26.6%	55.7%
Unsecured corporate loans	(3,848)	(2,876)	33.8%	(9,191)	(8,315)	(1,575)	10.5%	427.9%
Overdrafts	(8,059)	(5,061)	59.2%	(9,721)	(8,658)	(5,420)	12.3%	59.7%
Mortgage loans	(90)	(369)	(75.6)%	(369)	(601)	(243)	(38.6)%	147.3%
Automobile and other secured loans	(2,540)	(2,662)	(4.6)%	(4,293)	(8,538)	(2,153)	(49.7)%	296.6%
Personal loans	(129,171)	(102,280)	26.3%	(142,797)	(135,489)	(47,180)	5.4%	187.2%
Credit cards loans	(74,806)	(66,622)	12.3%	(79,733)	(101,030)	(16,834)	(21.1)%	500.2%
Foreign Trade Loans	—	—	—	(3,842)	(1,202)	(2,185)	219.6%	(45.0)%
Other financings	(1,473)	(2,169)	(32.1)%	(2,857)	(9,016)	(601)	(68.3)%	1,400.2%
Other receivables from financial transactions	(4,369)	(4,244)	2.9%	(5,558)	(3,191)	(3,368)	74.2%	(5.3)%
Receivables from financial leases	(4,954)	(2,378)	108.3%	(4,218)	(6,468)	(1,030)	(34.8)%	528.0%

	(233,581)	(195,166)	19.7%	(280,907)	(296,985)	(89,887)	(5.4)%	230.4%

(1)
Consists of decreases in the allowance for loan losses when the loan for which the allowance was created is no longer in our balance sheet because it has been written-off, or because it has been collected, in which case the allowance is reversed. Loans are always 100% provisioned before being written off.

(2)
Consists of unsecured checks and accounts receivable deriving from factoring transactions.

        Troubled debt restructured loans, which typically have a higher probability of delinquency, did not represent a significant share of our total loan portfolio and, therefore, did not have a material impact on our total allowances for loan losses in these periods.

Net Services Fee Income

        Our net services fee income was comprised of:

	Nine-month period ended September 30,						Change December 31,
				Year ended December 31,
			Change September 30, 2015/2014
	2015	2014		2014	2013	2012	2014/2013	2013/2012
	(in thousands of Pesos)		(in percentages)	(in thousands of Pesos)			(in percentages)
Income from
Deposit Accounts	496,725	393,546	26.2%	532,789	389,254	297,760	36.9%	30.7%
Loan Related	91,170	96,810	(5.8)%	120,038	259,795	219,859	(53.8)%	18.2%
Credit and Debit Cards	555,482	393,172	41.3%	563,050	442,298	317,107	27.3%	39.5%
Insurances	261,815	169,076	54.9%	248,290	171,944	117,892	44.4%	45.8%
Check Administration Commission	85,333	72,509	17.7%	99,387	83,831	59,865	18.6%	40.0%
Safe Deposit Box	54,227	45,362	19.5%	61,840	49,638	31,765	24.6%	56.3%
Receivables from financial leases	52,409	23,873	119.5%	40,163	26,792	19,585	49.9%	36.8%
Financial agent for the Province of San Luis	52,580	36,997	42.1%	50,765	39,727	28,843	27.8%	37.7%
Payments to retirees	18,730	16,121	16.2%	21,611	21,522	21,534	0.4%	(0.1)%
Mutual funds management	56,080	39,087	43.5%	54,844	39,030	25,752	40.5%	51.6%
Other(1)	266,746	244,089	9.3%	370,043	241,827	149,689	53.0%	61.6%

Total income(2)	1,991,297	1,530,642	30.1%	2,162,820	1,765,659	1,289,651	22.5%	36.9%
Expenses from
Commissions paid(3)	254,078	212,718	19.4%	253,590	173,308	100,904	46.3%	71.8%
Turnover tax	143,592	105,968	35.5%	149,929	120,640	74,420	24.3%	62.1%
Promotions related to credit cards	111,066	78,470	41.5%	147,045	97,499	68,751	50.8%	41.8%
Exports and foreign currency transactions	5,132	5,884	(12.8)%	8,223	4,473	2,876	83.8%	55.5%
Other	34,258	6,510	426.2%	51,554	25,667	7,723	100.9%	232.3%
Total expenses(2)	548,126	409,550	33.8%	610,341	421,587	254,674	44.8%	65.5%

Net services fee income	1,443,171	1,121,092	28.7%	1,552,479	1,344,072	1,034,977	15.5%	29.9%

(1)
Includes fees related to securitization transactions, foreign trade and miscellaneous commissions, among others.

(2)
The insurance premiums and reserves recorded by our insurance company for the year ended December 31, 2014 are not included under services fee income and services fee expenses and are discussed below as a separate line item ("Income from insurance activities"). Had insurance premiums and insurance reserves been included in services fee income and services fee expense, respectively, the totals for these line items would have been Ps.2,173,237 and Ps.612,245 (in each case in thousands of Pesos), respectively, as shown in our financial statements included elsewhere in this prospectus. For the years ended December 31, 2013 and 2012, we had no results from insurance activities as our insurance company had not yet been acquired or authorized to conduct its business by the National Superintendency of Insurance.

(3)
Includes marketing costs, ATM insurance and charges related to payment services and credit and debit cards, among others.

Nine-Month Period Ended September 30, 2015 Compared to Nine-Month Period Ended September 30, 2014

        Net services fee income totaled Ps.1.4 billion in the nine-month period ended September 30, 2015, a 28.7% increase compared to Ps.1.1 billion in the nine-month period ended September 30, 2014.

        The increase in our services fee income was driven mainly by an increase in income from credit and debit cards, deposit account commissions and insurance fees.

        Credit and debit card fees increased to Ps.555.5 million for the nine months ended September 30, 2015 from Ps.393.2 million during the same period in 2014, mainly due to increased activity in the use of credit cards, as well as an increase in fees charged.

        Service charges on deposit accounts increased to Ps.496.7 million in the nine months ended September 30, 2015 from Ps.393.5 million during the same period in 2014, as a result of the increase in the volume of checking accounts and savings accounts, as well as an increase in fees charged per account.

        Insurance fees increased to Ps.261.8 million in the nine-month period ended September 30, 2015 from Ps.169.1 million during the same period in 2014, primarily as a result of the increase in insurance fees related to the loan portfolio due to the growth of such portfolio. These fees are charged by the Bank and CCF to insurance companies (other than Supervielle Seguros) for the sale of insurance policies. Income from insurance activities carried out by Supervielle Seguros are shown in a separate line item and are not included in net services fee income.

        Our loan-related fees decreased to Ps.91.2 million for the period ended September 30, 2015 from Ps.96.8 million for the same period in 2014, driven by the limitations on charges and fees imposed by Central Bank Communication "A" 5460, which became effective as of September 30, 2013.

        Other services income increased to Ps.266.7 million in the nine-month period ended September 30, 2015 from Ps.244.1 million in the same period in 2014, primarily due to securitization transactions and foreign trade.

        Services fee expense increased 33.8%, to Ps.548.1 million in the nine-month period ended September 30, 2015 from Ps.410.0 million during the same period in 2014, primarily due to higher commissions paid, an increase in expenses and promotions related to credit cards of the Bank and higher turnover taxes.

2014 Compared to 2013

        Net services fee income totaled Ps.1.6 billion in 2014, a 15.5% increase compared to Ps.1.3 billion in 2013.

        The increase in our services fee income was driven mainly by an increase in income from deposit account commissions, credit and debit cards and insurance fees and other fees related to securitization transactions. This increase was partially offset by a decrease in income from loan-related transactions.

        Service charges on deposit accounts are comprised principally of maintenance and transaction fees on checking and savings accounts. These fees increased to Ps.532.8 million in 2014 from Ps.389.3 million in 2013, as a result of the increase in the volume of checking accounts and savings accounts, as well as an increase in fees charged per account.

        Credit and debit card fees increased to Ps.563.0 million for 2014 from Ps.442.3 million for 2013, mainly due to increased activity in the use of credit cards, as well as an increase in fees charged.

        Insurance fees increased to Ps.248.3 million in 2014 from Ps.171.9 million in 2013, primarily as a result of the increase in insurance fees related to the loan portfolio due to the growth of such portfolio.

        Our loan-related fees decreased to Ps.120.0 million for 2014 from Ps.259.8 million for 2013, driven by the limitations on charges and fees imposed by Central Bank Communication "A" 5460, which became effective as of September 30, 2013.

        Other services income increased to Ps.370.0 million in 2014 from Ps.241.8 million in 2013, primarily due to securitization transactions and foreign trade.

        Services fee expense increased 44.8%, to Ps.610.3 million in 2014 from Ps.421.6 million in 2013, primarily due to higher commissions paid, an increase in expenses and promotions related to credit cards of the Bank and higher turnover taxes.

2013 Compared to 2012

        Net services fee income totaled Ps.1.3 billion, a 29.9% increase compared to Ps.1.0 billion in 2012.

        The increase in our services fee income was mainly driven by an increase in fees charged on credit and debit cards, fees charged on deposit accounts, insurance fees and other fees related to securitization transactions.

        Service charges on deposit accounts increased to Ps.389.3 million in 2013 from Ps.297.8 million in 2012, as a result of an increase of 30.7% in checking and savings accounts, as well as an increase in fees charged per account and the number of accounts.

        Credit and debit card fees increased to Ps.442.3 million in 2013 from Ps.317.1 million in 2012, mainly due to increased activity in the use of credit cards and the higher average volume of credit and debit cards outstanding, as well as an increase in fees charged.

        Insurance fees increased to Ps.171.9 million in 2013 from Ps.117.9 million in 2012, primarily as a result of the increase in insurance fees related to the loan portfolio due to the growth of such portfolio.

        Other services income increased to Ps.241.8 million in 2013 from Ps.149.7 million in 2012, primarily due to securitization transactions, foreign trade and miscellaneous commissions.

        Services fee expense increased 65.5% to Ps.421.6 million in 2013 from Ps.254.7 million in 2012, primarily due to an increase in turnover taxes and higher expenses related to promotions related to credit cards of the Bank.

Income from insurance activities

        This line item includes insurance premiums, net of insurance reserves and production costs, from our insurance company's operations. Through this vehicle, we began issuing insurance policies in October 2014, and generated revenues of Ps.98.9 million for the nine-month period ended September 30, 2015. In 2014, we generated Ps.8.5 million in revenues. In 2013 and 2012 there was no income from insurance activities as our insurance company had not yet been acquired or authorized to conduct its business by the National Superintendency of Insurance.

Administrative Expenses

        The following table sets forth the components of our administrative expenses:

	Nine-month period ended September 30,						Change December 31,
				Year ended December 31,
			Change September 30, 2015/2014
	2015	2014		2014	2013	2012	2014/2013	2013/2012
	(in thousands of Pesos, except percentages)
Personnel expenses	1,998,739	1,463,610	36.6%	1,982,234	1,483,854	1,144,015	33.6%	29.7%
Directors' and statutory auditors' fees	43,541	24,324	79.0%	29,668	22,992	14,275	29.0%	61.1%
Other professional fees(1)	121,164	84,152	44.0%	116,267	83,510	68,655	39.2%	21.6%
Advertising and publicity	119,607	79,035	51.3%	98,422	93,686	89,536	5.1%	4.6%
Taxes(2)	183,522	121,424	51.1%	165,635	116,664	83,885	42.0%	39.1%
Depreciation of premises and equipment	41,240	31,312	31.7%	43,308	35,989	31,171	20.3%	15.5%
Amortization of other intangibles	66,950	48,972	36.7%	66,897	55,844	42,140	19.8%	32.5%
Other(3)	490,391	369,361	32.8%	511,411	394,662	334,057	29.6%	18.1%

Total	3,065,154	2,222,190	37.9%	3,013,842	2,287,201	1,807,734	31.8%	26.5%

(1)
Includes audit, legal and other professional services.

(2)
Includes tax on debits and credits, safety and hygiene tax and stamp tax.

(3)
Includes leases, security service expenses, maintenance, insurance, electricity, among others.

Nine-Month Period Ended September 30, 2015 Compared to Nine-Month Period Ended September 30, 2014

        In the nine months ended September 30, 2015, administrative expenses totaled Ps.3.1 billion, a 37.9% increase compared to Ps.2.2 billion recorded in the nine months ended September 30, 2014. This increase was primarily due to an increase in personnel expenses, which grew by 36.6%, from Ps.1.5 billion in the nine months ended September 30, 2014 to Ps.2.0 billion during the same period in 2015. This increase was mainly the result of an increase in average salary of 29% for the Bank's personnel, in line with the collective bargaining agreement between Argentine banks and the labor union, and also similar salary increases by our other subsidiaries during this period. See "Business—Employees—Compensation."

        The number of our employees increased to 4,714 at September 30, 2015 from 4,576 at September 30, 2014.

        Non-personnel administrative expenses amounted to Ps.1.1 billion for the nine months ended September 30, 2015, reflecting a 40.6% increase from the Ps.758.6 million recorded during the same period in 2014. This increase was mainly associated with an increase in taxes to Ps.183.5 million for the nine months ended September 30, 2015 from Ps.121.4 million during the same period in 2014, an increase in advertising and publicity to Ps.119.6 million for the nine months ended September 30, 2015 from Ps.79.0 million during the same period in 2014 and an increase in other fees (including audit, legal and other professional services) to Ps.121.2 million for the nine months ended September 30, 2015 from Ps.84.2 million during the same period in 2014.

        Other expenses, including leases, security service expenses, maintenance, insurance and electricity, among others, amounted to Ps.490.4 million for the nine months ended September 30, 2015, reflecting a 32.8% increase from the Ps.369.4 million recorded during the same period in 2014.

2014 Compared to 2013

        In 2014, administrative expenses totaled Ps.3.0 billion, a 31.8% increase compared to Ps.2.3 billion recorded in 2013. This increase was primarily due to an increase in personnel expenses, which grew by 33.6%, from Ps.1.5 billion in 2013 to Ps.2.0 billion in 2014. This increase was mainly the result of an increase in average salary of 29% for the Bank's personnel, in line with the collective bargaining agreement between Argentine banks and the labor union, and also similar salary increases by our other subsidiaries during the year. See "Business—Employees—Compensation."

        The number of our employees increased to 4,579 in 2014 from 4,570 in 2013.

        Non-personnel administrative expenses amounted to Ps.1.0 billion in 2014, reflecting a 28.4% increase from the Ps.803.3 million recorded in 2013. This increase was mainly associated with an increase in taxes to Ps.165.6 million in 2014 from Ps.116.7 million in 2013 and an increase in other fees (including audit, legal and other professional services) to Ps.116.3 million in 2014 from Ps.83.5 million in 2013.

        Other expenses, including leases, security service expenses, maintenance, insurance and electricity, among others, amounted to Ps.511.4 million in 2014, reflecting a 29.6% increase from the Ps.394.7 million recorded in 2013.

2013 Compared to 2012

        In 2013, administrative expenses totaled Ps.2.3 billion, 26.5% higher compared to Ps.1.8 billion recorded in 2012. This increase was primarily due to an increase in personnel expenses, which grew by 29.7%, from Ps.1.1 billion in 2012 to Ps.1.5 billion in 2013. This increase was mainly the result of an increase in labor costs due to an average salary adjustment of 24% for the Bank's personnel, in line with the collective bargaining agreement between Argentine banks and the labor union, and similar salary increases by our other subsidiaries during the year. See "Business—Employees—Compensation."

        The number of employees decreased to 4,570 in 2013 from 4,584 in 2012.

        Non-personnel administrative expenses totaled Ps.803.3 million in 2013, a 21.0% increase from Ps.663.7 million recorded in 2012. This increase was mainly associated with an increase in taxes to Ps.116.7 million in 2013 from Ps.83.9 million in 2012 and an increase in directors' and statutory auditors' fees and other fees to PS.106.5 million in 2013 from Ps.82.9 million in 2012.

        Other expenses, including leases, security service expenses, maintenance, insurance and electricity, among others, amounted to Ps.394.7 million in 2013, reflecting an 18.1% increase from the Ps.334.1 million recorded in 2012.

Miscellaneous Income/(Loss), Net

Nine Months Ended September 30, 2015 Compared to Nine Months Ended September 30, 2014

        We had miscellaneous income, net of Ps.59.1 million for the nine months ended September 30, 2015, compared to Ps.51.6 million in the nine months ended September 30, 2014. The increase was mainly due to (i) a Ps.53.9 million increase in other miscellaneous income from Espacio Cordial in the nine months ended September 30, 2015 compared to the same period in 2014 and (ii) increased collection of interest penalties.

2014 Compared to 2013

        We had miscellaneous income, net of Ps.98.2 million for 2014, compared to Ps.33.5 million in 2013. The increase was mainly due to increased collection of interest penalties, higher recoveries in charged off loans and reversals of allowances. In addition, the revenues of Espacio Cordial increased from Ps.13.8 in 2013 to Ps.42.4 million in 2014.

2013 Compared to 2012

        We had miscellaneous income, net of Ps.33.5 million for 2013, compared to Ps.1.4 million income registered in 2012. This increase was mainly due to Ps.13.8 million of revenues generated by Espacio Cordial after commencing activities in 2013, the reversal of allowances of Ps.9.8 million and an increase in sales without recourse on the part of the loan portfolio of CCF estimated to be Ps.14.2 million.

Income Tax

        As of September 30, 2015 and 2014and December 31, 2014, 2013 and 2012, the corporate income tax rate was 35% on taxable income. Central Bank regulations do not require the recognition of deferred tax assets and liabilities. Accordingly, the Bank recognizes income taxes on the basis of amounts due for the period under Argentine tax regulations.

        Income tax is charged at the rate of 35% at the level of each subsidiary. Accordingly, the Bank, CCF, Tarjeta and the rest of our subsidiaries pay income taxes on the taxable income they generate. On the other hand, Grupo Supervielle's financial expenses incurred at the holding level create a tax loss carry-forward which can be applied only to Grupo Supervielle's income tax payable over a period of five years. We do not expect to have income tax payable at the holding company level between 2015 and 2019. Accordingly, we do not recognize a tax credit on our balance sheet. The accrual of financial expenses without a corresponding income tax deduction or credit increases the effective tax rate on a consolidated basis.

Nine Months Ended September 30, 2015 Compared to Nine Months Ended September 30, 2014

        The income tax charge for the nine months ended September 30, 2015 was Ps.150.2 million compared to Ps.151.3 million charged in the nine months ended September 30, 2014. The decrease was due to a lower effective tax rate on the Bank and CCF as a result of (i) higher earnings from holdings of participation certificates in trusts and (ii) the fact that income taxes for such earnings are paid at the trust level and are tax exempt at the Bank and CCF level, thus decreasing the Bank and CCF's respective effective tax rates. This effect was partially offset by an increase in taxable income attributable to SAM, Espacio Cordial and Supervielle Seguros.

2014 Compared to 2013

        The income tax charge for 2014 was Ps.199.1 million compared to Ps.97.8 million charged in 2013. The increase was due to the increase in taxable income, a higher effective tax rate (in part due to a higher effective rate on CCF as a result of the effect of taxes on the earnings accrued by our securitization trusts) and a reduced holding of participation certificates in trusts.

2013 Compared to 2012

        The income tax charge for 2013 was Ps.97.8 million compared to Ps.75.1 million in 2012. The increase was due to higher taxable income.

Argentine Banking GAAP and U.S. GAAP Reconciliation

        Our consolidated financial statements are prepared in accordance with Argentine Banking GAAP, which differ in certain significant respects from U.S. GAAP. Note 36 to our audited consolidated financial statements included elsewhere in this prospectus provides a description of the significant differences between Argentine Banking GAAP and U.S. GAAP, as they relate to us, and a reconciliation to U.S. GAAP of net income and shareholders' equity as of and for the years ended December 31, 2014 and 2013. Note 34 to our unaudited interim consolidated financial statements as of and for the periods ended June 30, 2015 and 2014 included elsewhere in this prospectus provides a reconciliation to U.S. GAAP of net income and shareholders' equity as of and for the periods ended June 30, 2015 and 2014. This prospectus does not include a reconciliation to U.S. GAAP of net income and shareholders' equity as of and for the periods ended September 30, 2015 and 2014. There is no material variation in accounting underlying the September 30, 2015 and 2014 balances that was not disclosed and quantified in the reconciliation to U.S. GAAP as of and for the periods ended June 30, 2015 and 2014.

        The principal differences between Argentine Banking GAAP and U.S. GAAP as they relate to us, are the following:

  •
  the accounting for loan origination fees and expenses;

  •
  differences in the accounting of business combinations;

  •
  the accounting for computer software obtained or developed for internal use;

  •
  the accounting for loan loss reserves;

  •
  the accounting for transfers of financial assets;

  •
  the accounting for certain investments in marketable securities;

  •
  the accounting for vacations;

  •
  the accounting for derivative instruments;

  •
  the accounting of customers loyalty programs;

  •
  the accounting for deferred income taxes;

  •
  the accounting of financial guarantees;

  •
  the accounting of special termination arrangements;

  •
  the accounting of credit card loans-imputed interest; and

  •
  the effect on non-controlling interest of the foregoing reconciling items.

        Net income under Argentine Banking GAAP for the six-month period ended June 30, 2015 and 2014 was approximately Ps.120.9 million and Ps.169.8 million, respectively, as compared to net income of approximately Ps.114.4 million and Ps.107.6 million, respectively, under U.S. GAAP.

        Net income under Argentine Banking GAAP for the years ended December 31, 2014 and 2013 was approximately Ps.362.9 million and Ps.372.9 million, respectively, as compared to net income of approximately Ps.290.8 million and Ps.382.9 million, respectively, under U.S. GAAP.

        Shareholders' equity under Argentine Banking GAAP as of June 30, 2015 was Ps.1.8 billion, as compared to Ps.1.6 billion under U.S. GAAP.

        Shareholders' equity under Argentine Banking GAAP as of December 31, 2014 and 2013 was Ps.1.7 billion and Ps.1.4 billion, respectively, as compared to Ps.1.5 billion and Ps.1.2 billion, respectively, under U.S. GAAP.

        See note 36 to our audited consolidated financial statements as of and for the years ended December 31, 2014 and 2013 and note 34 to our unaudited interim consolidated financial statements as of June 30, 2015 and for the six-month periods ended June 30, 2015 and 2014 for a discussion of these differences, the effect on our results of operations and financial position and certain other disclosures required under U.S. GAAP.

Results by Segments

        Our results by segments for the nine-month period ended September 30, 2015 and 2014 and for the years ended December 31, 2014 and 2013 are shown in note 36. e) to our unaudited consolidated interim financial statements and note 36. e) to our audited consolidated financial statements, respectively.

        The table below sets forth information regarding the results of our Retail Banking, Corporate Banking, Treasury, Consumer Finance, Insurance and Asset Management & Other Services business segments for the nine-month period ended September 30, 2015 and 2014 and for the years ended December 31, 2014, 2013 and 2012.

	As of September 30, 2015
	Retail Banking	Corporate Banking	Treasury	Consumer Finance	Insurance	Asset Mgmt & Other Services	Adjustments	Consolidated Total
	(in thousands of pesos)
Financial income	2,091,261	1,312,660	510,707	761.876	13,811	47,072	(78,732)	4,658,655
Financial expenses	(1,074,005)	(240,406)	(654,858)	(370.299)	(201)	(18,478)	(21,636)	(2,379,883)
Distribution of Income (Expenses) for Treasury Funds(1)	525,960	(722,150)	196,190	—	—	—	—	—

Gross intermediation margin	1,543,216	350,104	52,039	391,577	13,610	28,594	(100,368)	2,278,772

Provision for loan losses	(199,809)	(35,039)	(356)	(115,673)	—	(5,117)	—	(355,994)
Services Fee Income	1,357,470	278,725	15,940	384,598		89,203	(134,639)	1,991,297
Services Fee Expenses	(414,591)	(28,879)	(4,478)	(178,591)		(1,452)	79,865	(548,126)
Net Service Fee Income	942,879	249,846	11,462	206,007	—	87,751	(54,774)	1,443,171
Income from Insurance Activities	—	—	—	—	85,241	—	28,696	113,937
Direct costs	(1,494,328)	(111,934)	(40,128)	(463,321)	(44,830)	(103,228)	54,640	(2,203,129)
Indirect costs	(580,908)	(195,699)	(85,418)	—	—	—	—	(862,025)

Income from financial transactions	211,050	257,279	(62,401)	18,590	54,021	8,000	(71,806)	414,732

Miscellaneous Income / (Expenses)	(26,562)	23,863	1,152	44,213	91	54,597	(38,284)	59,070
Non-controlling interests result	—	—	—	—	—	—	(9,585)	(9,585)
Income Before Income Tax	184,488	281,142	(61,250)	62,803	54,112	62,597	(119,675)	464,217
Income tax	(36,698)	(83,549)	22,072	(8,974)	(21,236)	(21,849)	—	(150,234)

Net income	147,790	197,593	(39,178)	53,829	32,876	40,748	(119,675)	313,983

(1)
These amounts are calculated based on the funds that segments use or provide and net to zero in the consolidation process.

	As of September 30, 2014
	Retail Banking	Corporate Banking	Treasury	Consumer Finance	Insurance	Asset Mgmt & Other Services	Adjustments	Consolidated Total
	(in thousands of pesos)
Financial income	1,372,086	1,011,235	575,331	542,426	2,908	29,010	(65,824)	3,467,172
Financial expenses	(647,157)	(175,498)	(575,455)	(273,111)	—	(11,559)	(22,133)	(1,704,913)
Distribution of Income (Expenses) for Treasury Funds(1)	388,413	(620,368)	231,955	—	—	—	—	—

Gross intermediation margin	1,113,342	215,369	231,831	269,315	2,908	17,451	(87,957)	1,762,259

Provision for loan losses	(160,303)	(19,602)	1	(88,948)	—	(1,550)	—	(270,402)
Services Fee Income	1,049,206	202,297	16,346	284,350	—	60,665	(82,222)	1,530,642
Services Fee Expenses	(315,149)	(22,870)	(6,551)	(118,974)	—	(568)	54,591	(409,521)
Net Service Fee Income	734,057	179,427	9,795	165,376	—	60,097	(27,631)	1,121,121
Income from Insurance Activities	—	—	—	—	(29)	—	—	(29)
Direct costs	(1,072,393)	(87,553)	(26,901)	(350,307)	(2,971)	(57,369)	38,848	(1,558,646)
Indirect costs	(445,447)	(150,778)	(67,319)	—	—	—	—	(663,544)

Income from financial transactions	169,256	136,863	147,407	(4,564)	(92)	18,629	(76,740)	390,759

Miscellaneous Income / (Expenses)	28,727	3,183	(482)	15,094	—	25,856	(20,827)	51,551
Non-controlling interests result	—	—	—	—	—	—	(9,910)	(9,910)
Income Before Income Tax	197,983	140,046	146,925	10,530	(92)	44,485	(107,477)	432,400
Income tax	(35,935)	(45,350)	(52,083)	2,263	(289)	(15,174)	(4,726)	(151,294)

Net income	162,048	94,696	94,842	12,793	(381)	29,311	(112,203)	281,106

(1)
These amounts are calculated based on the funds that segments use or provide and net to zero in the consolidation process.

	As of December 31, 2014
	Retail Banking	Corporate Banking	Treasury	Consumer Finance	Insurance	Asset Mgmt & Other Services	Adjustments(2)	Consolidated Total
	(in thousands of pesos)
Financial income	1,937,182	1,423,849	670,323	730,752	3,632	39,926	(54,313)	4,751,352
Financial expenses	(927,079)	(234,065)	(791,792)	(368,079)	—	(20,275)	(123,237)	(2,464,526)
Distribution of Income (Expenses) for Treasury Funds(1)	547,579	(884,803)	337,225	—	—	—	—	—

Gross intermediation margin	1,557,682	304,981	215,756	362,674	3,632	19,651	(177,551)	2,286,826

Provision for loan losses	(190,169)	(41,344)	(631)	(121,265)	—	(3,100)	—	(356,509)
Services Fee Income	1,479,047	285,945	23,578	389,751	—	84,291	(99,792)	2,162,820
Services Fee Expenses	(454,645)	(32,373)	(9,044)	(181,917)	—	(734)	68,372	(610,341)
Net Service Fee Income	1,024,402	253,571	14,534	207,834	—	83,557	(31,419)	1,552,479
Income from Insurance Activities	—	—	—	—	7,172	—	1,342	8,513
Direct costs	(1,488,219)	(115,827)	(41,119)	(460,366)	(9,226)	(82,427)	59,167	(2,138,016)
Indirect costs	(591,563)	(198,798)	(85,465)	—	—	—	—	(875,826)

Income from financial transactions	312,133	202,584	103,075	(11,124)	1,578	17,681	(148,461)	477,465

Miscellaneous Income / (Expenses)	42,057	11,921	96	23,770	—	42,294	(21,891)	98,246
Non-controlling interests result	—	—	—	—	—	—	(13,708)	(13,708)
Income Before Income Tax	354,189	214,505	103,170	12,646	1,578	59,975	(184,060)	562,004
Income tax	(75,482)	(61,357)	(36,807)	46	765	(21,521)	(4,726)	(199,084)

Net income	278,707	153,147	66,363	12,692	2,343	38,454	(188,786)	362,920

(1)
These amounts are calculated based on the funds that segments use or provide and net to zero in the consolidation process.

(2)
Includes financial expenses incurred by Grupo Supervielle at the holding level in connection with its funding arrangements and the result of our decision to protect our capital against a continued devaluation of the Peso that ultimately did not materialize, as well as transactions between segments.

	As of December 31, 2013
	Retail Banking	Corporate Banking	Treasury	Consumer Finance	Insurance	Asset Mgmt & Other Services	Adjustments(2)	Consolidated Total
	(in thousands of pesos)
Financial income	1,169,765	927,522	381,865	555,804	645	34,436	(24,656)	3,045,380
Financial expenses	(479,588)	(142,240)	(431,076)	(224,108)	(10)	(12,291)	(14,603)	(1,303,916)
Distribution of Income (Expenses) for Treasury Funds(1)	259,543	(553,769)	294,225	—	—	—	—	—
Gross intermediation margin	949,720	231,513	245,015	331,696	635	22,145	(39,260)	1,741,464

Provision for loan losses	(147,482)	(60,966)	—	(139,983)	—	(2,105)	—	(350,535)
Services Fee Income	1,235,833	190,143	17,726	345,705	—	67,011	(90,759)	1,765,659
Services Fee Expenses	(331,004)	(19,319)	(4,406)	(103,093)	(7)	(870)	37,113	(421,587)
Net Service Fee Income	904,829	170,825	13,319	242,612	(7)	66,140	(53,646)	1,344,072
Direct costs	(1,147,293)	(74,941)	(26,891)	(416,658)	(475)	(63,467)	59,474	(1,670,250)
Indirect costs	(416,389)	(140,745)	(59,819)	—	—	—	—	(616,953)

Income from financial transactions	143,386	125,686	171,624	17,667	153	22,713	(33,431)	447,799

Miscellaneous Income / (Expenses)	4,651	(5,760)	(823)	25,655	23	11,925	(2,160)	33,511
Non-controlling interests result	—	—	—	—	—	—	(10,556)	(10,556)
Income Before Income Tax	148,037	119,926	170,802	43,322	177	34,638	(46,147)	470,755
Income tax	9,438	(27,481)	(60,056)	(7,647)	(62)	(11,955)	—	(97,765)

Net income	157,475	92,445	110,745	35,675	114	22,683	(46,147)	372,990

(1)
These amounts are calculated based on the funds that segments use or provide and net to zero in the consolidation process.

(2)
Includes (i) financial expenses incurred by Grupo Supervielle at the holding level in connection with its funding arrangements, (ii) gains related to NDF hedging transactions and (iii) transactions between segments.

	As of December 31, 2012
	Retail Banking	Corporate Banking	Treasury	Consumer Finance	Insurance	Asset Mgmt & Other Services	Adjustments(2)	Consolidated Total
	(in thousands of pesos)
Financial income	837,414	712,077	210,665	472,267	—	26,931	(49,015)	2,210,340
Financial expenses	(304,910)	(96,868)	(248,347)	(170,637)	—	(8,742)	11,169	(818,335)
Distribution of Income (Expenses) for Treasury Funds(1)	205,426	(335,614)	130,188	—	—	—	—	—

Gross intermediation margin	737,931	279,595	92,506	301,630	—	18,189	(37,846)	1,392,005

Provision for loan losses	(83,245)	(32,924)	(1)	(91,434)	—	(2,194)	—	(209,798)
Services Fee Income	898,111	135,180	18,074	250,611	—	45,019	(57,344)	1,289,651
Services Fee Expenses	(215,291)	(12,513)	(2,781)	(32,054)	—	(448)	8,411	(254,675)

Net Service Fee Income	682,820	122,667	15,294	218,557	—	44,571	(48,933)	1,034,976

Direct costs	(873,898)	(62,628)	(20,174)	(374,798)	—	(43,432)	49,357	(1,325,573)
Indirect costs	(319,168)	(117,155)	(45,839)	—	—	—	—	(482,161)

Income from financial transactions	144,440	189,556	41,786	53,955	—	17,135	(37,422)	409,450

Miscellaneous Income / (Expenses)	5,157	250	(956)	4,087	—	(552)	(6,556)	1,431
Non-controlling interests result	—	—	—	—	—	—	(9,566)	(9,566)
Income Before Income Tax	149,597	189,806	40,830	58,042	—	16,583	(53,543)	401,315
Income tax	24,719	(67,683)	(14,579)	(12,578)	—	(4,988)	—	(75,110)

Net income	174,317	122,123	26,251	45,463	—	11,595	(53,543)	326,205

(1)
These amounts are calculated based on the funds that segments use or provide and net to zero in the consolidation process.

(2)
Includes financial expenses incurred by Grupo Supervielle at the holding level in connection with its funding arrangements, as well as transactions between segments.

        Below is a discussion of our results of operations by segments for the nine-month period ended September 30, 2015 and 2014 and for the years ended December 31, 2014, 2013 and 2012.

Retail Banking

        Net revenues attributable to the Retail Banking segment in the nine months ended September 30, 2015 were Ps.2.5 billion, Ps.639 million higher than the Ps.1.8 billion recorded in the same period of 2014. Net revenues attributable to the Retail Banking segment in 2014 were Ps.2.6 billion, Ps.727.5 million or 39% higher than the Ps.1.9 billion recorded in 2013, which in turn was Ps.433.8 million higher than the Ps.1.4 billion recorded in 2012.

        Net income attributable to the Retail Banking segment in the nine months ended September 30, 2015 was Ps.147.8 million, Ps.14.3 million or 9% lower than the Ps.162.1 million recorded in the same period of 2014. Net income attributable to the Retail Banking segment in 2014 was Ps.278.7 million, Ps.121.2 million or 77% higher than the Ps.157.5 million recorded in 2013, which in turn was Ps.16.8 million lower than the Ps.174.3 million recorded in 2012.

        In the nine months ended September 30, 2015, private demand remained stable compared to the same period of 2014. In 2014, private demand was weak compared to 2013. Despite lower consumption levels, lending by our Retail Banking segment increased, which resulted in higher earnings on a year to year comparison.

        In the nine months ended September 30, 2015, personal loan origination increased by 26%, generating a 21% increase in the personal loan portfolio compared to the same period of 2014. The Bank's personal loan portfolio totaled approximately Ps.4.6 billion at September 30, 2015, or Ps.6.4 billion including personal loans that were securitized. In 2014, personal loan origination increased by 13.0%, generating a 16% increase in the personal loan portfolio. The Bank's personal loan portfolio totaled approximately Ps.2.9 billion at December 31, 2014, or Ps.5.3 billion including personal loans that were securitized.

        In terms of deposits, the Retail Banking segment recorded a 60.0% increase in savings account balances and a 28.6% increase in checking account balances in the nine months ended September 30, 2015, each compared to the same period in 2014. Total deposits in the Bank as of September 30, 2015 amounted to Ps.13.9 billion, a 42.5% increase from the Ps.9.7 billion as of September 30, 2014. In terms of deposits, the Retail Banking segment recorded a 39.3% increase in savings account balances and a 31.3% increase in checking account balances in 2014, each compared to 2013. Total deposits in the Bank as of December 31, 2014 amounted to Ps.10.8 billion, a 36.4% increase from the Ps.8.0 billion as of December 31, 2013.

        As of September 30, 2015, the Bank maintained more than 1.7 million savings accounts and more than 54,000 checking accounts. In the nine months ended September 30, 2015, the Bank also serviced more than 716,000 product bundles for senior citizens, 370,000 Plan Sueldo accounts and more than 30,000 high net worth customers. As of December 31, 2014, the Bank maintained more than 1.5 million savings accounts and more than 47,000 checking accounts. In 2014, the Bank also serviced more than 620,000 product bundles for senior citizens, 327,000 Plan Sueldo accounts and more than 25,000 high net worth customers.

        Gross financial margin attributed to the Retail Banking segment for the nine months ended September 30, 2015 was Ps.1.5 billion, a 39% or Ps.429.9 million increase compared to Ps.1.1 billion gross financial margin for the same period in 2014. Gross financial margin attributed to the Retail Banking segment for 2014 was Ps.1.6 billion, a 64% or Ps.608.0 million increase compared to Ps.949.7 million gross financial margin for 2013, which in turn was 29% or Ps.211.8 million higher compared to Ps.737.9 million recorded in 2012.

        Financial expenses increased by 56% to Ps.1.1 billion in the nine months ended September 30, 2015 from Ps.647.2 million recorded during the same period in 2014 due to the increase in time deposits, checking accounts and saving accounts. Net services fee income amounted to Ps.942.9 million in the nine months ended September 30, 2015, 28% higher than the Ps.734.1 million recorded in the nine months ended September 30, 2014. Higher average volumes of personal loans led to increased financial income. Financial expenses increased by 93% to Ps.927 million in 2014 from Ps.480 million recorded in 2013 due to the increase in time deposits, checking accounts and saving accounts. Net services fee income amounted to Ps.1.0 billion in 2014, 13% higher than the Ps.904.8 million recorded in 2013, which was in turn 35.5% higher than the Ps.682.8 million recorded in 2012. The increase in net services fee income in 2014 and 2013 was driven by an increase in the volume of checking and savings accounts which more than offset the impact of Central Bank regulations related to maximum fees.

        Loan loss provisions amounted to Ps.199.8 million in the nine months ended September 30, 2015, Ps.39.5 million higher than the Ps.160.3 million for the same period in 2014. The increase in loan loss provisions in the nine months ended September 30, 2015 is mainly explained by an increase in the loan portfolio. Loan loss provisions amounted to Ps.190.2 million in 2014, Ps.43 million higher than the Ps.147.5 million for 2013, which was in turn Ps.64.3 million lower than the Ps.83.2 million recorded in the previous year. The variation in loan loss provisions in 2014 is mainly explained by an increase in the loan portfolio, which was partially offset by an improvement of the asset quality of our loan portfolio and the reversal of allowances that the Bank constituted in 2013.

        Direct costs increased 39% or Ps.421.9 million to Ps.1.5 billion in the nine months ended September 30, 2015, compared to Ps.1.1 billion during the same period in 2014. The increase was due to higher personnel and operational expenses, as a consequence of vendors' and unions' adjustment of rates and salaries in line with private sector inflation estimates. Direct costs increased 30% or Ps.340.9 million to Ps.1.5 billion in 2014, compared to Ps.1.1 billion in 2013, in turn 31% or Ps.273.4 million higher than Ps.873.9 million in 2012. The increase was due to higher personnel and operational expenses, as a consequence of vendors' and unions' adjustment of rates and salaries to inflation.

Corporate Banking

        Net revenues attributable to the Corporate Banking segment in the nine months ended September 30, 2015 were Ps.600.0 million, Ps.205.2 million or 52% higher than the Ps.394.8 million recorded in the same period in 2014. Net revenues attributable to the Corporate Banking segment in 2014 were Ps.558.6 million, Ps.156.3 million or 39% higher than the Ps.402.3 million recorded in 2013, which in turn remained stable compared to 2012.

        Net income attributable to the Corporate Banking segment in the nine months ended September 30, 2015 was Ps.197.6 million, Ps.102.9 million higher than the Ps.94.7 million recorded in the same period in 2014. Net income attributable to the Corporate Banking segment in 2014 was Ps.153.1 million, Ps.60.7 million higher than the Ps.92.4 million recorded in 2013, which in turn was Ps.29.7 million lower than the Ps.122.1 million recorded in 2012.

        In the nine months ended September 30, 2015, the growth in net income was a result of an increase in revenues generated by leasing and loans to corporate customers. The increase in revenues in these products was primarily due to higher volumes and spreads and higher fee income, which was partially offset by an increase in direct and indirect costs. In 2014, the growth in net income was a result of increases in revenues generated by the Corporate Banking segment's main products: factoring, leasing, and loans to corporate customers, as a result of higher volumes and spreads, higher fee income and lower loan loss provisions, which was partially offset by an increase in direct costs.

        Gross financial margin attributed to the Corporate Banking segment in the nine months ended September 30, 2015 was Ps.350.1 million, a 63% or Ps.134.7 million increase compared to the Ps.215.4 million gross financial margin during the same period in 2014. Financial income from the Corporate Banking segment's customers increased 30% to Ps.1.3 billion in the nine months ended September 30, 2015 from Ps.1.0 billion recorded during the same period in 2014 as a result of higher average volumes of loans to corporate customers and overdrafts and receivables from financial leases, which were partially offset by a 37% increase in financial expenses to Ps.240.4 million for the same period in 2014 and by a 16.4% increase in distribution of expenses for treasury funds to Ps. 722.1 million in the nine months ended September 30, 2015 from Ps. 620.4 million recorded during the same period in 2014. Gross financial margin attributed to the Corporate Banking segment for 2014 was Ps.305.0 million, a 32% or Ps.73.5 million increase compared to the Ps.231.5 million gross financial margin for 2013, which in turn was 17% or Ps.48.1 million lower than the Ps.279.6 million for 2012. Financial income from the Corporate Banking segment's customers increased 54% to Ps.1.4 billion in 2014 from Ps.927.5 million recorded in 2013 as a result of higher average volumes of factoring transactions (which increased to a 7.8% market share), overdrafts and receivables from financial leases, which were partially offset by a 65% increase to Ps.234.0 million in financial expenses for 2014 from Ps.142.2 million for 2013. In 2013, financial income from corporate customers increased by Ps.215.4 million or 30% to Ps.927.5 million due to higher volumes, partially offset by an increase in financial expenses compared to 2012.

        Net services fee income amounted to Ps.249.8 million in the nine months ended September 30, 2015, 39% higher than the Ps.179.4 million during the same period in 2014. The increase in net services fee income was mainly driven by the increase in receivables from financial leases. Net services fee income amounted to Ps.253.6 million in 2014, 48% higher than the Ps.170.8 million for 2013, which was in turn 39% above the Ps.122.7 million for 2012. The increase in net services fee income was driven by the increase in income from check administration commissions, in particular due to an increase in the volume and number of factoring transactions, and receivables from financial leases.

        Loan loss provisions amounted to Ps.35.0 million in the nine months ended September 30, 2015, 79% higher than the Ps.19.6 million recorded during the same period in 2014. The increase in the nine months ended September 30, 2015 is mainly explained by an increase in the loan portfolio. Loan loss provisions amounted to Ps.41.3 million in 2014, 32% lower than the Ps.61.0 million recorded in 2013, which was in turn Ps.28.0 million higher than the Ps.32.9 million recorded in 2012. The decrease in 2014 is mainly explained by the improvement of the asset quality of our loan portfolio and the reversal of non-mandatory allowances that the Bank constituted in 2013.

        Direct costs increased 28% or Ps.24.4 million to Ps.111.9 million in the nine months ended September 30, 2015, compared to Ps.87.6 million in 2014. The increase was due to higher personnel and operational expenses, as a consequence of the adjustment of rates by vendors and salaries, in line with private sector inflation estimates . Direct costs increased 55% or Ps.40.9 million to Ps.115.8 million in 2014, compared to Ps.74.9 million in 2013, which in turn were 20% or Ps.12.3 million higher than Ps.62.6 million in 2012. The increase was due to higher personnel and operational expenses, as a consequence of the adjustment of rates by vendors and salaries, in line with private sector inflation estimates.

Treasury

        Net revenues attributable to the Treasury segment in the nine months ended September 30, 2015 were Ps.63.5 million, Ps.178.1 million lower than the Ps.241.6 million recorded during the same period in 2014. Net revenues attributable to the Treasury segment in 2014 were Ps.230.3 million, Ps.28.0 million lower than the Ps.258.3 million recorded in 2013, which in turn were Ps.150.5 million higher than Ps.107.8 million recorded in 2012.

        The Treasury segment had a loss of Ps.39.2 million in the nine months ended September 30, 2015 compared to a gain of Ps.94.8 million in the nine months ended September 30, 2014. The loss in the nine months ended September 30, 2015 was primarily due to a Ps.52.8 million decrease in foreign exchange gains in the period (due to the Central Bank's decision to support the value of the Peso), which were not sufficient to offset the cost of funds for the trading desks investment portfolio during this period. Net income attributable to the Treasury segment in 2014 was Ps.66.4 million, Ps.44.4 million lower than the Ps.110.7 million recorded in 2013, which in turn was Ps.84.5 million higher than Ps.26.3 million recorded in 2012. The decrease in 2014 was primarily due to lower gains recorded from government securities and higher losses from exchange operations.

        Gross financial margin attributed to the Treasury segment in the nine months ended September 30, 2015 was Ps.52.0 million, a 78% or Ps.179.8 million decrease compared to the Ps.231.8 million gross financial margin recorded during the same period in 2014. This decrease was mainly due to a 13.8% increase in financial expenses, a 11.2% decrease in financial income and a 15% decrease in distribution of income for treasury funds in the nine months ended September 30, 2015 as compared to the same period in 2014. Gross financial margin attributed to the Treasury segment in 2014 was Ps.215.8 million, a 12% or Ps.29.3 million decrease compared to the Ps.245.0 million gross financial margin recorded in 2013, which in turn was 165% or Ps.152.5 million higher than Ps.92.5 million in 2012. Financial expenses increased 84% in 2014 as compared to 2013, which in turn was 74% higher than in 2012, mainly due to the devaluation of the Peso in 2014. This effect was partially offset by a 76% increase in financial income in 2014, after increasing 81% in 2013 on an annual basis.

        Net services fee income amounted to Ps.11.5 million in the nine months ended September 30, 2015, a 17% increase compared to the Ps.9.8 million recorded during the same period in 2014. The increase in net services fee income in the nine months ended September 30, 2015 was driven by a decrease in fees paid for services during this period as compared to the nine months ended September 30, 2014. Net services fee income amounted to Ps.14.5 million in 2014, a 9% increase compared to the Ps.13.3 million recorded in 2013 which in turn was 13% or Ps.2.0 million lower than the Ps.15.3 million recorded in 2012. The increase in net services fee income in 2014 and 2013 was driven by higher fees derived from origination of securitization trusts.

        Direct costs amounted to Ps.40.1 million in the nine months ended September 30, 2015, compared to the Ps.26.9 million during the same period in 2014. Direct costs amounted to Ps.41.1 million in 2014, compared to the Ps.26.9 million in 2013 and Ps.20.2 million in 2012.

Consumer Financing

        Net revenues attributable to Consumer Financing in the nine months ended September 30, 2015 were Ps.597.6 million, Ps.162.9 million higher than the Ps.434.7 million recorded in the nine months ended September 30, 2014. Net revenues attributable to Consumer Financing in 2014 were Ps.570.5 million, Ps.3.8 million lower than the Ps.574.3 million recorded in 2013, which in turn were Ps.54.1 million higher than the Ps.520.2 million recorded in 2012.

        Net income attributable to the Consumer Financing segment in the nine months ended September 30, 2015 was Ps.53.8 million, Ps.41.0 million higher than the Ps.12.8 million recorded during the same period in 2014. Net income attributable to the Consumer Financing segment in 2014 was Ps 12.7 million, Ps.23.0 million lower than the Ps.35.7 million recorded in 2013, which in turn was Ps.9.8 million lower than Ps.45.5 million recorded in 2012.

        Gross financial margin attributable to the Consumer Financing segment in the nine months ended September 30, 2015 was Ps.391.2 million, a 45% or Ps.122.3 million increase compared to the Ps.269.3 million recorded during the same period in 2014. In the nine months ended September 30, 2015, financial income increased 40.5% and financial expense increased 35.6%, in each case compared to the same period in 2014. Gross financial margin attributable to the Consumer Financing segment in

2014 was Ps.362.7 million, a 9% or Ps.31.0 million increase compared to the Ps.331.7 million gross financial margin recorded in 2013, which in turn was 10% or Ps.30.1 million higher than the Ps.301.6 million recorded in 2012. In 2014, financial income increased 31% and financial expense increased 64%, in each case compared to 2013.

        Net services fee income amounted to Ps.206.0 million in the nine months ended September 30, 2015, 25% higher than the Ps.165.4 million recorded during the same period in 2014. The increase in net services fee income in the nine months ended September 30, 2015 was driven by higher loan and credit-related fees. Net services fee income amounted to Ps.207.8 million in 2014, 14% lower than the Ps.242.6 million recorded in 2013, which was in turn 11% above the Ps.218.6 million recorded in 2012. The decrease in net services fee income in 2014 was driven by a decrease in loan and credit-related fees and a reduction in the credit card portfolio. The increase in net services fee income in 2013 compared to 2012 was mainly driven by higher loan and credit-related fees.

        Loan loss provisions amounted to Ps.115.7 million in the nine months ended September 30, 2015, Ps.26.7 million higher than the Ps.88.9 million during the same period in 2014. The variation in loan loss provisions in the nine months ended September 30, 2015 is mainly explained by an increase in the loan portfolio. Loan loss provisions amounted to Ps.121 million in 2014, Ps.19 million lower than the Ps.140 million for 2013, which was in turn Ps.48.5 million higher than the Ps.91.4 million recorded in the previous year. The variation in loan loss provisions in 2014 is mainly explained by the reversal of allowances that CCF constituted in 2013.

        Direct costs increased 32.3% or Ps.113.0 million to Ps.463.6 million in the nine months ended September 30, 2015, compared to Ps.350.3 million during the same period in 2014. The increase in the nine months ended September 30, 2015 was a result of higher operating costs due to inflation and an increase in salaries due to the collective bargaining agreements. Direct costs increased 10% or Ps.43.7 million to Ps.460.4 million in 2014, compared to Ps.416.7 million in 2013, which in turn were 11% or Ps.41.9 million higher than Ps.374.8 million in 2012. The increase in 2014 was a result of higher operating costs due to inflation and an increase in salaries.

Insurance

        Net revenues attributable to Supervielle Seguros in the nine months ended September 30, 2015 were Ps.98.9 million, compared to the Ps.2.9 million recorded in the nine months ended September 30, 2014. Net revenues attributable to Supervielle Seguros in 2014 were Ps.10.8 million, compared to the Ps.0.6 million recorded in 2013. Supervielle Seguros began issuing insurance policies in October 2014. From 2013 to the third quarter of 2014, net revenues were derived solely from financial income from its investment portfolio, while in the nine months ended September 30, 2015 financial income was Ps.13.8 million or 14.0% of net revenues.

        Net income attributable to the insurance segment in the nine months ended September 30, 2015 was Ps.32.9 million, compared to Ps.(0.4 million) during the same period in 2014. Gross financial margin in the nine months ended September 30, 2015 was Ps.13.6 million, a 368% or Ps.10.7 million increase compared to the Ps.2.9 million gross financial margin recorded during the same period in 2014. Net income attributable to the insurance segment in 2014 was Ps.2.3 million, compared to Ps.0.1 in 2013. Gross financial margin in 2014 was Ps.3.6 million, a 472% or Ps.3.0 million increase compared to the Ps.0.6 million gross financial margin recorded in 2013.

        Income from insurance activities amounted to Ps.85.2 million in the nine months ended September 30, 2015. Income from insurance activities amounted to Ps.7.2 million in 2014.

        Direct costs were Ps.44.8 million in the nine months ended September 30, 2015, compared to Ps.3.0 million during the same period in 2014. Direct costs were Ps.9.2 million in 2014, compared to Ps.0.5 million in 2013.

Asset Management & Other Services

        Net revenues attributable to Asset Management & Other Services segment in the nine months ended September 30, 2015 were Ps.116.3 million, Ps.38.8 million or 50% higher than the Ps.77.5 million recorded in the nine months ended September 30, 2014, mainly due to the expansion of Espacio Cordial, which increased the sale of non-financial products (primarily technology and home appliances), and an increase in mutual fund management fees generated by SAM. Net revenues attributable to Asset Management & Other Services segment in 2014 were Ps.103.2 million, Ps.14.9 million or 17% higher than the Ps.88.3 million recorded in 2013, mainly due to the expansion of Espacio Cordial, which increased the sale of non-financial products (primarily technology and home appliances), and an increase in mutual fund management fees generated by SAM. This increase was partially offset by the sale of Adval. Net revenues of this segment in 2013 were Ps.25.5 million higher than the Ps.62.8 million recorded in 2012.

        Net income in the nine months ended September 30, 2015 was Ps.40.7 million, Ps.11.4 million higher than the Ps.29.3 million recorded during the same period in 2014. Net income in 2014 was Ps.38.5 million, Ps.15.8 million higher than the Ps.22.7 million recorded in 2013, which in turn was Ps.11.1 million higher than the Ps.11.6 million recorded in 2012.

        Gross financial margin in the nine months ended September 30, 2015 was Ps.28.6 million, 64% or Ps.11.1 million higher than the Ps.17.5 million gross financial margin recorded during the same period in 2014. Gross financial margin in 2014 was Ps.19.7 million, 11% or Ps.2.5 million lower than the Ps.22.1 million gross financial margin recorded in 2013, which in turn was 22% or Ps.4.0 million higher than the Ps.18.2 million gross financial margin recorded in 2012.

        Net services fee income amounted to Ps.87.8 million in the nine months ended September 30, 2015, 46% higher than the Ps.60.0 million recorded during the same period in 2014. The increase in services fee income was mainly driven by higher average fees and increased volume in mutual fund management. Net services fee income amounted to Ps.83.6 million in 2014, 26% higher than the Ps.66.1 million recorded in 2013, which was in turn 48% above the Ps.44.6 million recorded in 2012. The increase in services fee income was mainly driven by higher average fees and volume in mutual fund management.

        Loan loss provisions amounted to Ps.5.1 million in the nine months ended September 30, 2015, 230% higher than the Ps.1.6 million during the same period in 2014. The increase in the nine months ended September 30, 2015 was due to an increase in the volume of loans. Loan loss provisions amounted to Ps.3.1 million in 2014, 47% higher than the Ps.2.1 million for 2013, which was in turn lower than the Ps.2.2 million recorded in 2012. The increase in 2014 was due to an increase in the volume of loans, which was partially offset by lower delinquency ratios.

        Direct costs increased 80% or Ps.45.9 million to Ps.103.2 million in the nine months ended September 30, 2015, compared to Ps.57.4 million during the same period in 2014. The increase in the nine months ended September 30, 2015 was mainly due to inflation and an increase in salaries due to an increase in the number of employees. Direct costs increased 30% or Ps.19.0 million to Ps.82.4 million in 2014, compared to Ps.63.5 million in 2013, which in turn were 46% or Ps.20.0 million higher than Ps.43.4 million in 2012. The increase in 2014 and 2013 was mainly due to inflation and an increase in salaries due to an increase in the number of employees.

Adjustments

        Financial expenses and other results incurred by Grupo Supervielle at the holding level, and transactions between segments, are not allocated to any particular segment for internal reporting purposes, and are disclosed under "Adjustments" to reconcile the total of each line item with the amounts appearing in our statement of income. Inter-segment transactions offset each other and do not impact total direct earnings on a consolidated basis. Other results not allocated to segments totaled losses of Ps.119.7 million in the nine months ended September 30, 2015, compared to Ps.112.2 for the nine months ended September 30, 2014. Other results not allocated to segments totaled losses of Ps.188.8 million, Ps.46.1 million and Ps.53.5 million in each of 2014, 2013 and 2012.

        Financial expenses of Grupo Supervielle at the holding level for the nine months ended September 30, 2015 were higher than for the same period in 2014 mainly due to an increase in the average volume of financial debt and an increase in the interest rate.

        Financial expenses of Grupo Supervielle at the holding level in 2014 were higher than in 2013 mainly due to Ps.96.2 million attributable to losses incurred as a result of our decision to protect our capital against a continued devaluation of the peso that ultimately did not materialize.

        Below we present a summary of items recorded by Grupo Supervielle at the holding level, as well as by Sofital, excluding inter-segment transactions, as of September 30, 2015 and 2014:

	As of September 30, 2015		As of September 30, 2014
	Grupo Supervielle	Sofital	Grupo Supervielle	Sofital
	(in thousands of pesos)
Financial income	12,527	44	(25,351)	74
Financial expenses	(114,440)	(15)	(74,196)	0

Gross financial margin	(101,914)	29	(99,548)	74

Services Fee Income	19,240	—	19,029	—

Net Service Fee Income	19,240	—	19,029	—

Net Revenue	(82,674)	29	(80,519)	74

Direct costs	(18,520)	(269)	(19,322)	(196)

Income from financial transactions	(101,194)	(240)	(99,840)	(123)

Consolidated Assets

        The structure and main components of our consolidated assets as of the dates indicated were as follows:

			As of December 31,
	As of September 30, 2015
			2014		2013		2012
	Amount	%	Amount	%	Amount	%	Amount	%
	(in thousands of Pesos, except percentages)
Cash and due from banks	3,845,540	13.7%	3,649,084	15.7%	2,662,592	15.3%	2,177,218	16.8%
Investment Portfolio
Government and corporate securities	466,375	1.7%	272,372	1.2%	485,124	2.8%	175,948	1.4%
Participation in our securitization trusts	1,197,121	4.3%	1,309,238	5.6%	1,122,629	6.4%	1,372,463	10.5%
Securities issued by the Central Bank	703,806	2.5%	735,708	3.2%	—	—	53,829	0.4%
Loans and financing portfolio	19,409,062	69.2%	16,039,182	69.0%	12,405,098	71.2%	8,349,231	64.3%
Other assets(1)	2,430,566	8.7%	1,235,610	5.3%	742,688	4.3%	562,880	6.7%

Total	28,052,470	100.0%	23,241,194	100.0%	17,418,131	100.0%	12,691,569	100.0%

(1)
Includes mainly other receivables from financial transactions, equity investments, miscellaneous receivables, bank premises and equipment, miscellaneous assets, and intangible assets.

        Of our Ps.28.1 billion total assets as of September 30, 2015 Ps.27.3 billion, equivalent to 97.4% of the total, corresponded to the Bank and CCF. As of September 30, 2015, our total direct exposure to the non-financial public sector amounted to Ps.490.2 million. Our exposure to the financial public sector is primarily composed of our holdings of securities issued by the Central Bank, which as of September 30, 2015 amounted to Ps.703.8 million. In addition to these holdings, we hold deposits and other accounts with the Central Bank to comply with Argentine regulatory requirements.

        Of our Ps.23.2 billion total assets as of December 31, 2014 Ps.22.9 billion, equivalent to 98.6% of the total, corresponded to the Bank and CCF. As of December 31, 2014, our total direct exposure to the non-financial public sector amounted to Ps.158.7 million. Our exposure to the financial public sector is primarily composed of our holdings of securities issued by the Central Bank, which as of December 31, 2014 amounted to Ps.735.7 million.

Liquidity and Capital Resources

        Our main source of liquidity is the Bank's deposit base. The Bank, CCF and Tarjeta also securitize portions of their loan portfolios to generate liquidity for their operations. CCF also receives deposits and interbank calls and issues short-term debt securities in the Argentine capital markets for financing. Additionally, long-term financing and capital contributions enable us to cover most of our liquidity requirements.

Consolidated Cash Flows

        The table below summarizes the information from our consolidated statements of cash flows for the nine months ended September 30, 2015 and 2014 and for the three years ended December 31, 2014, 2013 and 2012, which is also discussed in more detail below:

	Nine-month Period ended September 30,		Year ended December 31,
	2015	2014	2014	2013	2012
	(in thousands of Pesos)
Funds at the beginning of period	4,046,180	2,786,733	2,786,733	2,195,075	1,293,615

Funds provided by Operating Activities	192,728	500,937	1,761,291	372,852	1,138,095
Government and corporate securities	265,012	(184,708)	97,819	(99,098)	106,356
Net increase in loans	(363,176)	(93,540)	(838,944)	(2,705,807)	(612,853)
Net increase in deposits	2,181,247	1,164,504	2,469,810	2,686,383	1,561,907
Net operating income from services	1,530,619	1,145,333	1,508,389	1,343,441	1,043,665
Administrative expenses	(2,757,104)	(1,956,792)	(2,650,606)	(2,093,791)	(1,659,354)
Other	(663,870)	426,140	1,174,823	1,241,724	698,374

Funds (used in) Investing Activities	(221,431)	(69,705)	(363,502)	(90,177)	(61,204)
Net payments in bank premises and equipment and miscellaneous assets	(217,142)	(70,736)	(362,735)	(85,606)	(53,735)
Payments for purchases of equity interests in other companies	—	(10)	(9)	(4,544)	—
Other	(4,289)	1,041	(758)	(27)	(7,469)

Funds (used in) provided by Financing Activities	407,438	167,962	(334,078)	136,607	(250,577)
Funds (used in) provided by unsubordinated negotiable obligations	227,581	146,279	(70,699)	192,367	(1,622)
Funds (used in) provided by subordinated negotiable obligations	(44,965)	(35,233)	(60,208)	3,769	(27,376)
Funds (used in) provided by banks and international entities	247,977	65,281	(102,104)	(43,565)	(183,191)
Payment of dividends	(7,384)	(8,342)	(8,343)	(8,672)	(24,363)
Other	(15,771)	(23)	(92,724)	(7,292)	(14,025)

Effect of exchange rate on cash and cash equivalents	97,178	188,743	195,736	172,376	75,146

Funds at the end of the period	4,522,093	3,574,670	4,046,180	2,786,733	2,195,075

        Management believes that cash flows from operations and available cash and cash equivalent balances will be sufficient to fund our financial commitments and capital expenditures for 2015.

Cash Flows from Operating Activities

Nine Months Ended September 30, 2015 Compared to Nine Months Ended September 30, 2014

        In the nine months ended September 30, 2015, operating activities provided Ps.192.7 million of net cash, compared to Ps.500.9 million of net cash provided during the same period in 2014. Net increase in loans was Ps.363.2 million in the nine months ended September 30, 2015 from Ps.93.5 million during the same period in 2014. Net operating income from services increased to Ps.1.5 billion in the nine months ended September 30, 2015 from Ps.1.1 billion during the same period in 2014. Deposits increased to Ps.2.2 billion in the nine months ended September 30, 2015 from Ps.1.2 billion during the same period in 2014. Administrative expenses increased to Ps.2.8 billion in the nine months ended September 30, 2015 compared to Ps.2.0 billion during the same period in 2014 and our holding of marketable securities generated Ps.265.0 million in the nine months ended September 30, 2015 from Ps.184.7 million used during the same period in 2014.

2014 Compared to 2013

        In 2014, operating activities provided Ps.1.8 billion of net cash, compared to Ps.372.9 million of net cash provided in 2013. Net increase in loans declined to Ps.838.9 million in 2014 from Ps.2.7 billion in 2013. Net operating income from services increased to Ps.1.5 billion in 2014 from Ps.1.3 billion in 2013. Deposits decreased to Ps.2.5 billion in 2014 from Ps.2.7 billion in 2013. Administrative expenses increased to Ps.2.7 billion in 2014 compared to Ps.2.1 billion in 2013 and our holding of marketable securities provided Ps.97.8 million in 2014 from Ps.99.1 million used in 2013.

2013 Compared to 2012

        In 2013, operating activities provided Ps.372.9 million of net cash, compared to Ps.1.1 billion of net cash provided in 2012. Net increase in loans totaled Ps.2.7 billion in 2013 compared to Ps.612.9 in 2012. Administrative expenses increased to Ps.2.1 billion in 2013 from Ps.1.7 billion in 2012 and our holding of marketable securities decreased to Ps.99.1 million in 2013 from Ps.106.4 million in 2012. Deposits increased to Ps.2.7 billion in 2013 from 1.6 billion in 2012 and net operating income from services increased to Ps.1.3 billion in 2013 from Ps.1.0 billion in 2012.

Cash Flows from Investing Activities

Nine Months Ended September 30, 2015 Compared to Nine Months Ended September 30, 2014

        In the nine months ended September 30, 2015, we used Ps.221.4 million of net cash in our investing activities, compared to Ps.69.7 million of net cash used during the same period in 2014. The increase in investment activities in the nine months ended September 30, 2015 is primarily explained by the increase in payments for bank premises, equipment and miscellaneous assets to Ps.217.1 million in the nine months ended September 30, 2015 (including the acquisition for a total of Ps.165 million of four office units and parking spaces located at Avenida L. N. Alem 1035 for a probable future reallocation of our staff), compared to Ps.69.7 million during the same period in 2014.

2014 Compared to 2013

        In 2014, we used Ps.363.5 million of net cash in our investing activities, compared to Ps.90.2 million of net cash used in 2013. The increase in investment activities in 2014 is primarily explained by the increase in payments for bank premises, equipment and miscellaneous assets to Ps.362.7 million in 2014 (including the acquisition of eight office units and forty parking spaces located at San Martin 344 for a probable future reallocation of our staff for a total of Ps.237 million), compared to Ps.85.6 million in 2013.

2013 Compared to 2012

        In 2013, we used Ps.90.2 million of net cash in our investing activities, compared to Ps.61.2 million used in 2012. The increase in investment activities in 2013 is primarily explained by the increase in payments in bank premises and equipment and miscellaneous assets to Ps.85.6 million in 2013 from Ps.53.7 million in 2012.

Cash Flows from Financing Activities

Nine Months Ended September 30, 2015 Compared to Nine Months Ended September 30, 2014

        In the nine months ended September 30, 2015, net cash provided by financing activities totaled Ps.407.4 million, compared to Ps.168.0 million during the same period in 2014. In the nine months ended September 30, 2015, funds used to make payments on our unsubordinated negotiable obligations totaled Ps.227.6 million compared to Ps.146.3 million that were provided by financing activities during the same period in 2014; we used Ps.45.0 million to make payments under subordinated negotiable obligations compared to Ps.35.2 million provided by financing activities during the same period in 2014;and funds provided by banks and international entities totaled Ps.248.0 million compared to Ps.65.3 million provided during the same period in 2014.

2014 Compared to 2013

        In 2014, we used Ps.334.1 million of net cash in financing activities, compared to Ps.136.6 million of net cash provided by financing activities in 2013 and Ps.250.6 million used in 2012. In 2014, funds used to make payments on our unsubordinated negotiable obligations totaled Ps.70.7 million compared to Ps.192.4 million that were provided by financing activities in 2013; we used Ps.60.2 million to make payments under subordinated negotiable obligations compared to Ps.3.7 million provided by financing activities in 2013; we used Ps.102.1 million to make payments to banks and international entities compared to Ps.43.6 million used in 2013; and we used Ps.92.7 million to make payments on our hedging positions compared to Ps.7.3 million used in 2013.

2013 Compared to 2012

        In 2013, financing activities provided Ps.136.6 million compared to Ps.250.6 million used in financing activities in 2012. In 2013, funds provided by unsubordinated negotiable obligations totaled Ps.192.4 million compared to Ps.1.6 million used to make payments on such obligations in 2012; funds provided by subordinated negotiable obligations totaled Ps.3.8 million compared to Ps.27.4 million used to make payments on such obligations in 2012; funds used to make payments to banks and international entities declined to Ps 43.6 million from Ps.183.2 million in 2012; funds used to pay dividends decreased to Ps.8.7 million from Ps.24.4 million; and other decreased from Ps.14.0 million used in 2012 to Ps.7.3 million used in 2013.

Funding

Deposits

        Our major source of funding is the Bank's significant deposit base comprised of checking and savings accounts and time deposits. The following table presents the composition of our consolidated deposits as of September 30, 2015 and December 31, 2014, 2013 and 2012:

		As of December 31,
	As of September 30, 2015
		2014	2013	2012
	(in thousands of Pesos)
From the non-financial public sector	933,669	1,441,506	1,018,547	701,964
% of deposits	4.5%	8.5%	7.9%	7.5%
From the financial sector	185,911	150,817	100,973	65,302
% of deposits	0.9%	0.9%	0.8%	0.7%
From the non-financial private sector and foreign residents
Checking accounts	2,961,249	2,622,055	2,034,593	1,602,976
% of deposits	14.3%	15.5%	15.9%	17.2%
Savings accounts	6,374,222	5,352,593	3,640,102	2,567,532
% of deposits	30.9%	31.7%	28.4%	27.6%
Time deposits	9,214,559	6,651,006	5,426,409	3,978,430
% of deposits	44.6%	39.4%	42.3%	42.8%
Investment accounts	298,261	75,750	144,100	40,655
% of deposits	1.4%	0.4%	1.1%	0.4%
Others	464,874	456,453	360,864	287,038
% of deposits	2.3%	2.7%	2.8%	3.1%
Interest and differences in exchange rates payable	218,702	142,550	93,590	57,808

	1.1%	0.8%	0.7%	0.6%
Total	20,651,447	16,892,730	12,819,178	9,301,705

        Total deposits increased 22.3% in the nine months ended September 30, 2015 compared to December 31, 2014. The Bank's deposits from the non-financial public sector decreased 35.2% compared to December 31, 2014, to represent 4.5% of our total deposits as of September 30, 2015. The Bank's deposits from the private sector increased 27.7% in the nine months ended September 30, 2015, in line with the 28.5% increase in deposits from the private sector in the Argentine financial system as a whole compared to December 31, 2014. As of September 30, 2015, CCF had deposits of Ps.571.2 million.

        Private sector deposits grew both in savings accounts and time deposits, which increased 19.1% and 38.5%, respectively, in the nine months ended September 30, 2015 compared to December 31, 2014. As of September 30, 2015, the Bank's retail time deposits (of less than one million pesos) represented 60% of its time deposits, compared to an estimated 42% for the Argentine financial system as a whole.

        Total deposits increased 31.8% in 2014. The Bank's deposits from the non-financial public sector increased 41.5%, to represent 8.5% of our total deposits as of December 31, 2014. The Bank's deposits from the private sector increased 30.8% in 2014, in line with the 31.3% increase in deposits from the private sector in the Argentine financial system as a whole. As of December 31, 2014, CCF had deposits of Ps.437.6 million.

        Private sector deposits grew both in savings accounts and time deposits, which increased 47% and 22.6%, respectively, in 2014. As of December 31, 2014, the Bank's retail time deposits (of less than one million pesos) represented 61.1% of its time deposits, compared to 47.5% for the Argentine financial system as a whole.

        Total deposits increased 37.8% in 2013. The Bank's deposits from the non-financial public sector increased 45.1%, to represent 7.9% of total deposits as of December 31, 2013. The Bank's deposits from the private sector increased 37.1% in 2013, while deposits from the private sector in the Argentine financial system as a whole increased 27.2%. As of December 31, 2013, CCF had deposits of Ps.309.0 million.

        Private sector deposits grew both in savings accounts and time deposits, which increased 41.8% and 36.4%, respectively, in 2013. As of December 31, 2013, the Bank's retail time deposits (deposits of less than one million pesos) represented 59.0% of private sector time deposits, compared with a 44.5% the Argentine financial system as a whole.

Securitization Transactions

        During the nine months ended September 30, 2015 and in the years ended December 31, 2014, 2013 and 2012, the Bank and CCF transferred loans to securitization trusts in an aggregate amount of Ps.1.4 billion, Ps.3.5 billion, Ps.2.3 billion and Ps.1.6 billion, respectively, and these trusts issued trust securities for an aggregate amount of Ps.1.4 billion, Ps.3.6 billion, Ps.2.4 million and Ps.1.6 billion, respectively. As a result of these securitizations, the Bank and CCF retained interests in the trusts through senior bonds, subordinated bonds and participation certificates in the amount of Ps.466.4 million, Ps.46.8 million and Ps.681.4 million as of September 30, 2015, and Ps.560.7 million, Ps.48.8 million and Ps.612.7 million as of December 31, 2014, Ps.303.5 million and Ps.129.8 million and Ps.237.1 million as of December 31, 2013 and Ps.575.0 million, Ps.215.0 million and Ps.585.9 million as of December 31, 2012, respectively. In the nine months ended September 30, 2015, our holdings in debt securities issued by the Bank and CCF's financial trusts increased 170.9% from Ps.147.0 during the nine months ended September 30, 2014 to Ps.398.1 in the nine months ended September 30, 2015, primarily as a result of a higher amount of transferred loans to securitization trusts. In 2014, our holdings in debt securities issued by the Bank and CCF's financial trusts increased 40.7% from Ps.433.3 million in 2013 to Ps.609.5 million in 2014, primarily as a result of a higher amount of transferred loans to securitization trusts.

        Our holdings of participation certificates issued by trusts in Pesos are valued at their equity value estimated at the end of each fiscal year, following each trust's audited financial statements. Our holdings of debt securities issued by trusts are valued based on principal plus accrued interest. Each trust records allowances for loan losses for the securitized loan portfolio in accordance with Central Bank regulations. Although historically we have not experienced losses on our participation certificates in, or subordinated debt securities issued by, financial trusts created to securitize loans, we cannot assure you that we will not incur such losses in the future.

Financings

Grupo Supervielle—Global Corporate Notes

        Between January 1, 2012 and January 6, 2016, Grupo Supervielle issued the following series of notes:

Series	Date of issuance	Currency	Amount outstanding as of issuance date	Amount outstanding as of January 6, 2016	Rate	Maturity date
Series V	May 22, 2012	Pesos	84,800,000	—	Floating + 2.95% (BADLAR—Private Banks)	Bullet November 22, 2013
Series VII	September 28, 2012	Pesos	65,000,000	—	Floating + 4.23% (BADLAR—Private Banks)	Bullet March 28, 2014
Series IX	January 24, 2013	Pesos	90,000,000	—	Floating + 4.48% (BADLAR—Private Banks)	Bullet July 24, 2014
Series X	May 7, 2013	Pesos	63,455,555	—	Floating + 3.50% (BADLAR—Private Banks)	Bullet November 7, 2014
Series XI	November 5, 2013	Pesos	50,000,000	—	Floating + 4.08% (BADLAR—Private Banks)	Bullet May 5, 2015
Series XII	January 31, 2014	Pesos	71,397,590	—	Floating + 4.70% (BADLAR—Private Banks)	Bullet July 31, 2015
Series XIII	January 31, 2014	Pesos	23,100,000	23,100,000	Floating + 6.25% (BADLAR—Private Banks)	Bullet January 31, 2019
Series XIV	May 13, 2014	Pesos	38,193,548	—	Floating + 3.85% (BADLAR—Private Banks)	Bullet November 13, 2015
Series XV	May 13, 2014	Pesos	81,806,452	81,806,452	Floating + 4.65% (BADLAR—Private Banks)	Bullet May 13, 2016
Series XVI	September 23, 2014	Pesos	81,250,000	81,250,000	Floating + 3.25% (BADLAR—Private Banks)	Bullet March 23, 2016
Series XVII	January 23, 2015	Pesos	127,000,000	127,000,000	Fixed 28.5%	Bullet January 23, 2016
Series XVIII	January 23, 2015	Pesos	23,000,000	23,000,000	Floating + 4.8% (BADLAR—Private Banks)	Bullet July 23, 2016
Series XIX	May 20, 2015	Pesos	137,361,445	137,361,445	Mixed rate. Fixed rate of 28.5% the first 9 months and Floating + 4.50% (BADLAR—Private Banks) thereafter	Bullet November 20, 2016
Series XX	July 28, 2015	Pesos	129,500,000	129,500,000	Mixed rate. Fixed rate of 27.5% the first 6 months and Floating + 4.50% (BADLAR—Private Banks) thereafter	Bullet January 28, 2017

        As of September 30, 2015, Ps.660.7 million was outstanding under the notes.

        As of the date of this prospectus, Series VII, IX, X, XI, XII and XIV have matured and been repaid in full.

        The proceeds from the placement of the notes are being used in accordance with Article 36 of the Law of Negotiable Obligations for the payment of financial liabilities and working capital needs in Argentina.

Bank—Peso-denominated Notes

        On May 15, 2013, the Bank issued unsubordinated "Series II" notes in an aggregate principal amount of Ps.91.2 million at a floating rate of BADLAR—Private Banks plus 3.99% due November 2014. On November 17, 2014, the notes matured and were repaid in full.

        On November 20, 2015, the Bank issued unsubordinated "Series V" notes in an aggregate principal amount of Ps.340.1 million at a floating rate of BADLAR—Private Banks plus 4.50% due May 2017.

Bank—Foreign currency-denominated Subordinated Notes

        On November 11, 2010, the Bank issued 11.375% US$50 million "Series I" subordinated notes due November 11, 2017. Interest payments on the Series I notes are paid on May 11 and November 11 every year. These notes are governed by New York law. As of September 30, 2015 the Series I notes were recorded in the "Subordinated Negotiable Obligations" line item in an amount outstanding of Ps.485.1 million.

        On August 20, 2013 the Bank issued 7.0% US$22.5 million "Series III" subordinated notes due August 20, 2020. Interest payments on the Series III notes are payable biannually and payments commenced on February 20, 2014. These notes are governed by Argentine law. As of September 30, 2015, the Series III notes were recorded in the "Subordinated Negotiable Obligations" line item in an amount outstanding of Ps.211.5 million.

        On November 18, 2014 the Bank issued 7.0% US$13.4 million "Series IV" subordinated notes due November 18, 2021. Interest payments on the Series IV notes are payable biannually and payments commenced on May 18, 2015. These notes are governed by Argentine law. As of September 30, 2015, the Series IV notes were recorded in the "Subordinated Negotiable Obligations" line item in an amount outstanding of Ps.128.7 million.

Bank—Foreign Trade Programs

        On April 25, 2007, the Bank entered into a trade facility with the International Finance Corporation ("IFC") for a maximum amount of US$10 million, which entitles the Bank to request IFC guarantees to secure certain of its trade-related obligations and trade-related obligations of third parties, such as stand-by letters of credit. In May 2014 the amount under the facility was increased to US$20 million and in November 2015 it was increased again to US$ 30 million. As of September 30, 2015, the Bank's obligations under this facility totaled US$13.4 million.

        In addition, on May 27, 2009, the Bank entered into an Issuing Bank Agreement and a Confirming Bank Agreement with the Inter-American Development Bank, under the IDB's Trade Finance Facilitation Program for a maximum amount of US$10 million. Pursuant to these agreements, the Bank may request IDB credit guarantees and confirm IDB credit guarantees received by third parties. In September 2012 the amount under the facility was increased to US$15 million The Bank's aggregate current exposure under the facilities may not exceed US$15 million, which will be used to cover the risks inherent in the confirmation of letters of credit, promissory notes, bid performance bonds and other similar instruments used in foreign trade operations. As of September 30, 2015, no amount was outstanding under this facility.

        These agreements are subject to compliance with certain obligations, including the preparation of reports at regular intervals and abiding by certain financial ratios related to solvency, credit risk, restricted assets, exposure to foreign currency and interest rate risk.

Bank—Valores de Corto Plazo ("VCP") Notes

        On November 21, 2011, the CNV approved the issuance of VCPs by the Bank under its Ps.200 million Global Program according to the following terms:

	Date of issuance	Currency	Amount outstanding as of issuance date	Amount outstanding as of January 6, 2016	Rate	Maturity date
Series II	April 12, 2012	Pesos	70,000,000	—	Floating + 2.70% (BADLAR—Private Banks)	January 7, 2013
Series III	June 17, 2012	Pesos	48,250,000	—	Floating + 4.50% (BADLAR—Private Banks)	April 13, 2013
Series IV	February 6, 2013	Pesos	17,143,000	—	Fixed 19.25%	November 6, 2013
Series V	February 6, 2013	Pesos	98,000,000	—	Floating + 4.25% (BADLAR—Private Banks)	February 3, 2014
Series VII	May 13, 2013	Pesos	49,875,000	—	Floating + 3.99% (BADLAR—Private Banks)	May 8, 2014

        As of the date of this prospectus, all of the series above have been paid in full.

CCF—Notes

        Between October 3, 2013 and October 6, 2015, CCF issued the following outstanding series of notes under its Ps.500 million Global Program:

	Date of issuance	Currency	Amount outstanding as of issuance date	Amount outstanding as of January 6, 2016	Rate	Maturity date
Series I	October 3, 2013	Pesos	16,888,888	—	Fixed 23.00%	June 30, 2014
Series II	October 3, 2013	Pesos	73,253,011	—	Floating + 4.99% (BADLAR—Private Banks)	April 3, 2015
Series III	February 19, 2014	Pesos	31,500,000	—	Floating + 3.48% (BADLAR—Private Banks)	November 18, 2014
Series IV	February 21, 2014	Pesos	53,888,888	—	Floating + 5% (BADLAR—Private Banks)	August 21, 2015
Series V	August 15, 2014	Pesos	147,222,222	147,222,222	Floating + 3.75% (BADLAR—Private Banks)	February 15, 2016
Series VI	May 14, 2015	Pesos	145,980,000	145,980,000	Fixed 29.00%	May 14, 2016
Series VII	May 14, 2015	Pesos	11,578,947	11,578,947	Floating + 5% (BADLAR—Private Banks)	November 14, 2016
Series VIII	October 6, 2015	Pesos	54,000,000	54,000,000	Fixed 28.5%	July 6, 2016
Series IX	October 6, 2015	Pesos	88,750,000	88,750,000	Mixed. Fixed 27% and Floating + 5.95 (BADLAR—Private Banks)	April 6, 2017

        As of the date of this prospectus, Series I, II, III and IV have been paid in full.

        As of September 30, 2015, the amount outstanding in respect of the CCF notes was Ps.304.8 million.

CCF—Syndicated Loans

        On September 21, 2012, CCF entered into a loan contract called "Syndicated Loan II" with the banks set forth in the table below for Ps.54 million bearing interest at a floating rate of BADLAR—Private Banks + 3.75 basis points. The loan was outstanding until June 30, 2014 and was paid in five installments, with a grace period of six months. Interest payments were made quarterly. Banco Santander Río S.A. was administrative agent under this loan.

Bank	Share of Syndicated Loan (pesos)
Banco Santander Río S.A.	15,000,000
Banco de la Ciudad de Buenos Aires S.A.	15,000,000
HSBC Bank Argentina S.A.	10,000,000
Banco de La Pampa S.E.M.	5,000,000
Banco de Servicios y Transacciones S.A.	5,000,000
Banco de San Juan S.A.	4,000,000

        On June 19, 2013, CCF entered into a loan contract called "Syndicated Loan III" with the banks set forth in the table below for Ps.90 million bearing interest at a floating rate of BADLAR—Private Banks + 5 basis points. The loan was outstanding until December 19, 2014. Interest payments were made quarterly. Galicia y Buenos Aires S.A. was administrative agent under this loan.

Bank	Share of Syndicated Loan (pesos)
Banco de Galicia y Buenos Aires S.A.	25,000,000
Banco de la Ciudad de Buenos Aires S.A.	25,000,000
Banco de San Juan S.A.	15,000,000
BACS Banco de Crédito y Securitización S.A.	5,000,000
Banco Macro S.A.	20,000,000

        On June 22, 2015, CCF entered into a loan contract called "Syndicated Loan IV" with the banks set forth in the table below for Ps.110.0 million bearing interest at a floating rate of BADLAR—Private Banks + 5.5 basis points. The loan will be payable in 12 installments until December 12, 2016, with a grace period of 6 months. Interest payments are made monthly. Banco de Servicios y Transacciones S.A. is administrative agent under this loan.

Bank	Share of Syndicated Loan (pesos)
Banco de Servicios y Transacciones S.A.	22,500,000
Banco de la Ciudad de Buenos Aires S.A.	30,000,000
BACS Banco de Crédito y Securitización S.A.	20,000,000
Banco Mariva S.A.	15,000,000
Banco Industrial S.A.	10,000,000
Banco Sáenz S.A.	7,500,000
Banco Meridian S.A.	5,000,000

Cordial Microfinanzas—Financings and Loans—FMO and the Fondo de Capital Social ("FONCAP")

        On December 20, 2007, Cordial Microfinanzas and Grupo Supervielle as co-borrower entered into a financing agreement with Nederlandse Financierings-Maatschappij Voor Ontwikkelingslanden N.V. (FMO). In February 2008, Cordial Microfinanzas received US$3.0 million in Pesos over six biannual and consecutive installments. The loan bears interest at BADLAR—Private Banks plus 4.0%. On March 29, 2011, we signed an addendum with FMO pursuant to which the loan amortization term was extended two years, extending the loan's maturity to April 15, 2013.

        On October 2, 2012, Cordial Microfinanzas entered into a financing agreement with FONCAP S.A. for a total amount of Ps.2.0 million in Pesos payable in ten equal, quarterly and consecutive installments. The first maturity date was on July 17, 2014.

        As of September 30, 2015, the amount outstanding under the lines of credit taken out by Cordial Microfinanzas, including accrued interest, were Ps.1.5 million under the line of credit with FMO and Ps.10.6 million under the line of credit with FONCAP.

        On July 1, 2015, Cordial Microfinanzas entered into an agreement with FIS to assume the following liabilities: (i) Ps.9.5 million pursuant to an agreement with FONCAP dated July 14, 2015 and (ii) Ps.2.9 million denominated in U.S. dollars and payable in Pesos pursuant to an agreement with Oikocredit, Ecumenical Development Cooperative Society U.A. On July 14, 2015, Cordial Microfinanzas also entered into a new line of credit for Ps.2.0 million with FONCAP.

Consolidated Capital

        The table below shows information on our shareholders' equity as of the dates indicated.

	Nine-month Period ended September 30, 2015	Year ended December 31,
		2014	2013	2012
	(in thousands of Pesos, except percentages)
Shareholders' equity	2,013,584	1,706,986	1,352,408	988,090
Average shareholders' equity(1)	2,008,322	1,601,589	1,212,654	859,612
Shareholders' equity as a percentage of total assets	7.2%	7.3%	7.8%	7.8%
Average shareholders' equity as a percentage of average total assets	7.8%	8.0%	8.3%	7.7%
Total liabilities as a multiple of total shareholders' equity	12.9x	12.6x	11.9x	11.8x
Tangible shareholders' equity(2) as a percentage of Total Tangible Assets	6.4%	6.5%	6.7%	6.4%

(1)
Calculated on a daily basis.

(2)
Tangible shareholders' equity represents shareholders' equity minus intangible assets.

        The table below shows information on the Bank and CCF's consolidated computable regulatory capital, and minimum capital requirements as of the dates indicated.

		As of December 31,
	As of September 30, 2015
Total Capital		2014	2013	2012
Tier 1 Capital
Paid in share capital common stock	456,140	456,140	456,140	356,140
Share premiums	8,064	8,064	8,064	8,064
Disclosed reserves and retained earnings	1,630,958	1,117,001	722,752	458,840
Non-controlling interests	14,055	11,250	10,492	8,733
Sub-Total: Gross Tier I Capital	2,109,217	1,592,455	1,197,448	831,777

Tier 2 Capital
General provisions/general loan-loss reserves 50%	204,534	160,071	123,510	41,203
Subordinated term debt	352,669	372,026	320,530	156,616
100% of results	156,683	368,648	273,561	262,281
50% of positive results	101,107	72,655	60,342	50,816
Sub-Total: Tier 2 Capital	814,993	973,400	777,943	510,916

Deduct:
All Intangibles	223,152	215,275	197,732	192,871
Pending items	18,081	12,526	4,715	17,911
Other deductions	15,112	728	678	—
Total Deductions	256,345	228,529	203,125	210,782

Total Capital	2,667,865	2,337,326	1,772,266	1,131,911

Credit Risk weighted assets(1)	22,684,663	18,310,384	13,762,992	8,847,150
Risk weighted assets(2)	31,300,286	26,324,038	19,740,600	N/A
Tier 1 Capital / Credit risk weighted assets	9.3%	8.7%	8.7%	9.4%

Regulatory Capital / Credit risk weighted assets	11.8%	12.8%	12.9%	12.8%

Regulatory Capital / Risk weighted assets	8.5%	8.9%	9.0%	N/A

(1)
Credit Risk Weighted Assets is calculated by applying the respective credit risk-weights to our assets, following Central Bank regulations. It does not include market risk or operational risk.

(2)
Risk Weighted Assets is calculated by multiplying the required minimum capital under Central Bank regulations by 12.5. The minimum capital requirement includes credit risk, market risk and operational risk. This calculation has been applicable since 2013.

Capital Expenditures

        In the course of our business, our capital expenditures are mainly related to infrastructure and organizational and IT system development. In general terms, our capital expenditures are not significant when compared to our total assets.

        We expect that capital expenditures in 2015 and 2016 will be related to infrastructure, IT systems development and properties. We anticipate to fund such capital expenditures with cash flow from operating activities.

Contractual Obligations

        The table below identifies the principal amounts of our main on-balance sheet contractual obligations, their currency of denomination, remaining maturity and interest rate and the breakdown of payments due, as of September 30, 2015.

	Amounts due by period(1)
	Maturity	Annual Interest Rate	Less than 1 year	1 - 3 years	3 - 5 years	After 5 years	Total at September 30, 2015
	(in thousands of Pesos)
Deposits			20,648,834	2,613	—	—	20,651,447

Central Bank			2,619	—	—	—	2,619

International banks and institutions			194,416	—	—	—	194,416

Short Term Financial Loans (US$)	2015		192,928	—	—	—	192,928
Short Term Financial Loans (US$) FMO	2015	Badlar + 4%	1,488	—	—	—	1,488
Financing received from Argentine financial institutions			483,987	104,121	1,709	—	589,817

Short Term Financial Loans (Pesos)	2015		9,000	—	—	—	9,000
Medium Term Financial Loans (Pesos)	2015	23% - 35%	137,557	65,522	—	—	203,079
Long Term Financial Loans (Pesos)	2015 - 2020	13% - 26.58%	18,367	30,524	1,709		50,600
Call Operations	2015	24.00% - 33.00%	180,300	—	—	—	180,300
Overdraft	2015	Vs	133,075	—			133,075
FONCAP (Pesos)	2017	Badlar + 5%	4,525	6,080	—	—	10,605
OIKOCREDIT	2018	Badlar + 3.5%	1,163	1,995	—	—	3,158

Unsubordinated corporate bonds			665,089	300,414	—	—	965,503

Negotiable Obligation (Pesos)	2016	BADLAR + 375 bps	147,229	—	—	—	147,229
Negotiable Obligation (Pesos)	2016	29%	145,980	—	—	—	145,980
Negotiable Obligation (Pesos)	2016	BADLAR + 5 bps	—	11,572	—	—	11,572
Class XIII (Pesos)	2019	BADLAR + 6.25%	862	22,605	—	—	23,467
Class XIV (Pesos)	2015	BADLAR + 3.85%	39,427	—	—	—	39,427
Class XV (Pesos)	2016	BADLAR + 4.65%	84,398	—	—	—	84,398
Class XVI (Pesos)	2016	BADLAR + 3.25%	81,384	—	—	—	81,384
Class XVII (Pesos)	2016	Fixed 28.5%	133,754	—	—	—	133,754
Class XVIII (Pesos)	2016	BADLAR + 4.8%	23,657	—	—	—	23,657
Class XIX (Pesos)	2016	Mixed: Fixed 28.5% until the ninth month and BADLAR + 4.5%	3,499	137,215	—	—	140,714
Class XX (Pesos)	2017	Mixed: Fixed 27.5% until the sixth month and BADLAR + 4.5%	4,899	129,022	—	—	133,921
Subordinated loan			25,844	—	799,449	—	825,293
Negotiable Obligation (US$)			25,844	—	799,449	—	825,293
Others			1,348,115	—	—	—	1,348,115
Total contractual cash obligations			23,368,903	407,148	801,158	—	24,577,209

(1)
Reflects penalties payable to the Central Bank in connection with the Bank's clients' bounced checks.

Off-balance Sheet Contractual Obligations

        Our off-balance sheet risk mainly arises from the Bank's activities.

        In the normal course of its business, the Bank is a party to financial instruments with off-balance sheet risk which are entered into in order to meet the financing needs of its customers. These instruments expose us to credit risk in addition to the amounts recognized on our consolidated balance sheets. These financial instruments include stand-by letters of credit and guarantees granted.

        We also have off-balance sheet commercial commitments arising from our lease agreements for our administrative buildings and offices (including our headquarters), branches, senior citizen service centers, sales and collection centers and storage properties.

Stand-by Letters of Credit and Guarantees Granted

        Stand-by letters of credit and guarantees granted are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Guarantees granted are surety guarantees in connection with transactions between two parties.

        We use the same credit policies in issuing stand-by letters of credit and making guarantees as we do for granting loans. In the opinion of our management, our outstanding commitments do not represent unusual credit risk.

        The contractual amount of these instruments represents the maximum possible credit risk should the counterparty draw down the commitment or we fulfill our obligation under the guarantee, and the counterparty subsequently fails to perform according to the terms of the contract. Most of these commitments and guarantees expire without the counterparty drawing on the credit line or a default occurring or without being drawn. As a result, the total contractual amount of these instruments does not represent our future credit exposure or funding requirements. Further, certain commitments, primarily related to consumer financing are cancelable, upon notice, at our option.

        The following table sets forth the maximum potential amount of future payments under stand-by letters of credit and financial guarantees.

	Amounts Due by Period
	Less than 1 Year	1 - 3 Years	3 - 5 Years	After 5 Years	Total at September 30, 2015
	(in thousands of Pesos)
Guarantees	199,943	54,590	28,200	193,810	476,543
Stand-by letters of credit	66,821	—	—	402	67,223

Total Off Balance Sheet	266,764	54,590	28,200	194,212	543,766

Commitments under Lease Agreements

        Our commitments under our lease agreements are mainly rental payments. We can terminate lease agreements at any time at low or no cost at our option.

        The following table sets forth the maximum potential amount of future payments under our lease agreements.

	Amounts Due by Period
	Less than 1 Year	1 - 3 Years	3 - 5 Years	After 5 Years	Total As September 30, 2015
	(in thousands of Pesos)
Lease commitments	157,109	288,001	171,156	8,243	624,509

Total commercial commitments	157,109	288,001	171,156	8,243	624,509

Market Risk

        Market risk is the risk of loss arising from fluctuations in financial markets variables, such as interest rates, foreign exchange rates and other rates or prices. This risk is a consequence of lending, trading and investments businesses and mainly consists of interest rate risk and foreign exchange risk.

        Policies regarding market risk are applied at the level of our subsidiaries. Our market risk arises mainly from the operations of the Bank in its capacity as a financial intermediary. Our other subsidiaries are also subject to market risk. However, this risk is not significant and it is therefore not discussed below.

        The Risk Management Committee is responsible for approving and amending the Bank's market risk policies.

        The Risk Management Committee uses a risk map to explain, in detail, the trades that the money desk is authorized to close and identifies the officers authorized to close those transactions. The risk map also describes the maximum terms for transactions, maximum amounts for the position in each product and the maximum amount of losses accepted ("stop loss"), and the credit risk limits with all financial counterparties, and it is structured in a manner that establishes different investment amounts tied to the Bank's organizational chart, where the Treasury Manager has the highest authorized amount.

        The Bank's operations area ensures that each product's back office conducts a daily control over compliance with the limits established in the risk map. In the event that an exception is needed, the back office must apply for authorization from the CEO while maintaining the global financial risk committee informed of all developments.

        In addition, the Risk Management Committee authorizes risk levels in terms of interest rate, foreign exchange rate, inflation and term imbalance risks. The Assets and Liabilities Committee is responsible for monitoring compliance with the Bank's market risk policies every two weeks.

        In the course of its monthly meetings, the Bank's Board of Directors is advised of the full range of resolutions adopted by the assets and liabilities committee, including: liquidity risk, market risk, foreign currency risk and interest rate risk management.

        The Bank evaluates, upgrades and improves market risk measurements and controls on a daily basis. In order to measure significant market risks (whether they arise in trading or non-trading portfolios), the Bank uses the value at risk methodology, or "VaR". This methodology is based on statistical methods that take into account many variables that may cause a change in the value of its portfolios, including interest rates, foreign exchange rates, securities prices, volatility and any correlation among them. VaR is an estimation of potential losses that could arise from reasonably likely adverse changes in market conditions. It expresses the maximum amount of loss expected (given a confidence interval) over a specified time period, or "time horizon," if that portfolio were held unchanged over that time period.

        All VaR models, while forward-looking, are based on past events and are dependent upon the quality of available market data. The quality of the Bank's VaR models is therefore continuously monitored. As calculated, VaR is an estimate of the expected maximum loss in the market value of a given portfolio over a five-day time horizon at a one-tailed 99% confidence interval. The Bank assumes a five-day holding period and adverse market movements of 2.32 standard deviations as the standard for risk measurement and comparison.

        The following table shows the five-day 99% confidence VaR for our combined trading portfolios in 2014, 2013 and 2012 (in thousands of Pesos):

	2014	2013	2012
Minimum	18,036	4,413	3,842
Maximum	90,196	32,704	26,326
Average	44,678	12,797	11,822

As of December 31,	51,073	32,704	3,884

        The following table shows the five-day 99% confidence VaR for our combined trading portfolios during the nine-month period ended September 30, 2015 (in thousands of Pesos):

Minimum	37,985
Maximum	59,350
Average	47,584
As of September 30,	53,771

        In order to take advantage of good trading opportunities, the Bank has sometimes increased risk; however, during periods of uncertainty, the Bank has also reduced it.

Interest Rate Risk

        Central Bank Communication "A" 5580 did not impact our minimum capital requirements for interest rate risk and other related measures. Notwithstanding this fact, the Superintendency will continue to review such risks and may determine that there is a need for additional regulatory capital. See "Argentine Banking Regulation—Liquidity and Solvency Requirements—Limitations."

        We define Interest Rate Risk as the risk relating to changes in the entity's financial income and economic value as a result of fluctuations in the market's interest rates. The following are known factors that contribute to this risk:

  •
  Differences in maturity and adjustment dates of assets, liabilities and off-balance sheet holdings;

  •
  Foreseeability, evolution and volatility with respect to local interest rates, foreign interest rates and CET;

  •
  The base risk arising out of an imperfect correlation when adjusting asset and liability rates for instruments with similar revaluation characteristics.

  •
  Implicit options for particular assets, liabilities and off-balance sheet commitments held by the entity.

        The Bank and CCF employ a prudent interest rate risk strategy allowing them to uphold their commitments and maintain desired levels of revenue and capital, both in normal and adverse market conditions.

Interest Rate Risk Management Model

        The Bank and CCF include interest rate gaps in their interest rate risk management model. This approach analyzes mismatches between asset and liability interest rates between reevaluation periods with respect to balance sheet and off-balance sheet line-items. The result is a basic representation of the balance sheet structure that allows for the detection of interest rate risk concentrations within the different periods. This is also used to estimate the potential impact of interest rates falling outside of the financial margin (NIM-EaR method) and the entity's economic value (MVE-VaR method).

        Every balance sheet and off-balance sheet line-item is classified according to its maturity. For asset/liability management accounts without maturity, an internal method of analysis is used to determine possible maturity and sensitivity.

        The Asset and Liability Management Committee monitors interest rate risk management and each financial management team is in charge of executing it. The Risk Management team and Financial Planning team are in charge of monitoring compliance, enforcing risk management strategies and issuing periodic reports.

Interest Rate Risk Capital Requirement

        The Bank and CCF evaluate their minimum capital requirements relating to interest rate risk through the MVE-EaR model, using a holding period of three months and a 99% confidence interval. This quantitative model factors in the economic capital required for our securitization risk. The following chart shows the three-month 99% confidence interest rate risk VaR for our combined trading portfolios for 2014, 2013 and 2012 (in thousands of Pesos):

	2014	2013	2012
Minimum	133,616	55,791	59,052
Maximum	186,101	122,293	77,179
Average	156,459	95,083	70,611

As of December 31,	174,707	119,786	81,280

        The following chart shows the nine-month 99% confidence interest rate risk VaR for our combined trading portfolios during the nine-month period ended September 30, 2015 (in thousands of Pesos):

Minimum	160,590
Maximum	221,237
Average	193,687
As of September 30,	221,237

        The Bank and CCF's consolidated gap position refers to the mismatch of interest-earning assets and interest-bearing liabilities.

        The following tables show the Bank and CCF's consolidated exposure to a positive interest rate gap, excluding CER adjusted securities:

	Remaining Maturity at September 30, 2015
	0 - 1 Year	1 - 5 Years	5 - 10 Years	Over 10 Years	Total
	(in thousands of Pesos, except percentages)
Interest-earning assets
Investment Portfolio(1)	963,923	1,347,374	360	2,623	2,314,280
Loans to the non-financial public sector(2)	5,154	2,800	—	—	7,953
Loans to the private and financial sector(2)	14,734,945	3,861,486	6,448	—	18,602,880
Other assets	21,194	46,960	62,092	—	130,246
Receivables from financial leases	319,421	662,833	738	—	982,992

Total interest-earning assets	16,044,636	5,921,453	69,639	2,623	22,038,351

Interest-bearing liabilities
Savings	5,765,584	—	—	—	5,765,584
Time deposits	9,705,158	2,499	—	—	9,707,657
Investment accounts	328,261	—	—	—	328,261
Subordinated notes	293,202	684,902	126,126	—	1,104,230
Liabilities with Argentine financial institutions	460,427	32,233	—	—	492,660
Liabilities with international banks and institutions	192,928	—	—	—	192,928

Total interest-bearing liabilities	16,745,560	719,634	126,126	—	17,591,320

Asset/liability gap	(700,924)	5,201,819	(56,487)	2,623	4,447,031
Cumulative asset/liability gap	(700,924)	4,500,895	4,444,408	4,447,031
Cumulative sensitivity gap as a percentage of total interest-earning assets	(3.18)%	20.42%	20.17%	20.18%

(1)
Includes government securities, instruments issued by the Central Bank and participation in our securitization trusts.

(2)
Loan amounts are stated before deducting allowances for loan losses. Non-accrual loans are included with loans as interest-earning assets.

        The following two tables detail the Bank's consolidated exposure to an interest rate gap, including CER adjusted securities, which may differ from ordinary interest rate securities behavior. Although the Bank maintains a positive gap in CER adjusted securities with maturities over one year, it is not significant.

        The table below shows the Bank's consolidated exposure to an interest rate gap, in Pesos:

	Remaining Maturity at September 30, 2015
	0 - 1 Year	1 - 5 Years	5 - 10 Years	Over 10 Years	Total
	(in thousands of Pesos, except percentages)
Interest-earning assets in national currency
Investment Portfolio(1)	955,804	961,594	—	257	1,917,655
Loans to the non-financial public sector(2)	5,154	2,800	—	—	7,953
Loans to the private and financial sector(2)	13,968,796	3,839,872	6,448	—	17,815,117
Other assets	41	—	—	—	41
Receivables from financial leases	316,171	662,833	738	—	979,742

Total interest-earning assets	15,245,966	5,467,099	7,187	257	20,720,508

Interest-bearing liabilities in national currency
Savings	5,461,628	—	—	—	5,461,628
Time deposits	9,373,680	1,086	—	—	9,374,766
Investment accounts	328,261	—	—	—	328,261
Subordinated notes	293,202	11,579	—	—	304,781
Liabilities with Argentine financial institutions	460,427	32,233	—	—	492,660
Liabilities with international banks and institutions	—	—	—	—	—

Total interest-bearing liabilities	15,917,198	44,898	—	—	15,962,096

Asset/liability gap	(671,232)	5,422,201	7,187	257	4,758,412
Cumulative asset/liability gap	(671,232)	4,750,969	4,758,155	4,758,412
Cumulative sensitivity gap as a percentage of total interest-earning assets	(3.24)%	22.93%	22.96%	22.96%

(1)
Includes government securities, instruments issued by the Central Bank and participation in our securitization trusts.

(2)
Loan amounts are stated before deducting allowances for loan losses. Non-accrual loans are included with loans as interest-earning assets.

        The table below shows the Bank's consolidated exposure to an interest rate gap in foreign currency:

	Remaining Maturity at September 30, 2015
	0 - 1 Year	1 - 5 Years	5 - 10 Years	Over 10 Years	Total
	(in thousands of Pesos, except percentages)
Interest-earning assets in foreign currency
Investment Portfolio(1)	8,119	385,780	360	2,366	396,625
Loans to the private and financial sector(2)	766,149	21,614	—	—	787,763
Other assets	21,153	46,960	62,092	—	130,205
Receivables from financial leases	3,250	—	—	—	3,250

Total interest-earning assets	798,670	454,354	62,452	2,366	1,317,842

Interest-bearing liabilities in foreign currency
Savings	303,957	—	—	—	303,957
Time deposits	331,478	1,413	—	—	332,891
Subordinated notes	—	673,323	126,126	—	799,449
Liabilities with Argentine financial institutions	—	—	—	—	—
Liabilities with international banks and institutions	192,928	—	—	—	192,928

Total interest-bearing liabilities	828,363	674,736	126,126	—	1,629,225

Asset/liability gap	(29,693)	(220,382)	(63,674)	2,366	(311,383)
Cumulative asset/liability gap	(29,693)	(250,075)	(313,749)	(311,383)
Cumulative sensitivity gap as a percentage of total interest-earning assets	(2.25)%	(18.98)%	(23.81)%	(23.63)%

(1)
Includes government securities, instruments issued by the Central Bank and participation in our securitization trusts.

(2)
Loan amounts are stated before deducting allowances for loan losses. Non-accrual loans are included with loans as interest-earning assets.

Foreign Currency Risk

        The Risk Management Committee is responsible for deciding the net position in foreign currency to be maintained at all times according to market conditions and monitoring it regularly.

        Policies regarding foreign currency risk are applied at the level of our subsidiaries. Our foreign currency risk arises mainly from the operations of the Bank in its capacity as a financial intermediary. Our other subsidiaries are also subject to foreign currency risk. However, this risk is not significant and it is therefore not discussed below.

        Since May 2003, the fluctuation of the U.S. dollar has been included as a risk factor for the calculation of the market risk requirement, considering all assets and liabilities in U.S. dollars. As of September 30, 2015, the Bank's consolidated total net asset foreign currency position subject to foreign currency risk was Ps.438.9 million, and this position generated a value at risk of Ps.16.0 million as of such date. As of December 31, 2014, the Bank's consolidated total net asset foreign currency position subject to foreign currency risk was Ps.318.0 million, and this position generated a value at risk of Ps.13.8 million as of such date.

Liquidity Risk

        Policies regarding liquidity risk are applied at the level of our subsidiaries. Our liquidity risk arises mainly from the operations of the Bank and CCF. Our other subsidiaries are also subject to liquidity risk, which is not significant.

        The Bank and CCF define liquidity risk as the risk of having to pay additional financial costs due to an unexpected need for liquidity. This risk arises out of the differences in amounts and maturity of the assets and liabilities held by the Bank. There are two types of Liquidity Risk:

  •
  Funding Liquidity Risk, which results from the inability to obtain funds at market price that are needed to ensure liquidity, mainly due to the market's perception of the Bank and CCF.

  •
  Market Liquidity Risk, which occurs when the Bank or CCF cannot trade its position in one or several assets at market price, which is caused by two factors:

  •
  the assets are not sufficiently liquid and cannot be traded in the secondary market; and

  •
  changes in the market where the assets are traded.

        To manage liquidity risk, the Bank and CCF focus on their sources of liquidity. The Bank relies on certain financial products that can provide a quick source of liquidity in extreme situations of illiquidity. To this effect, the Bank considers factoring positions with a maturity of less than 90 days among its principal liquidity indicators and continuously monitors its factoring positions. The Bank also uses these indicators to determine its liquidity risk policy.

        Following the same prudent risk strategy, the Bank and CCF prioritize the securitization of assets with a maturity of over 180 days, which reflects the Bank's and CCF's policy to minimize maturity mismatches.

        In addition, the Bank and CCF rely on a system of indicators that allows them to detect and take steps to prevent potential liquidity risks. The Bank's and CCF's system of indicators and risk limits are established by the Risk Management team and approved by the Board of Directors. These indicators are constantly monitored by the Risk Management Committee.

        The Risk Management Committee coordinates and supervises the identification, measuring and monitoring of liquidity risk. The Assets and Liabilities Committee develops the strategies that allow for adequate liquidity risk management. The Assets and Liabilities Committee relies on several different departments within the Bank to develop and enforce these strategies, from issuing reports and risk management proposals to monitoring compliance with the established limits.

        In addition, the Bank must comply with the liquidity coverage ratio established by the Central Bank, under a stress test scenario with a 30 day horizon.

Operational Risk

        We define operational risk as the risk of loss resulting from inadequate or failed internal processes due to personnel, systems or external events. The definition includes legal risk but excludes strategic and reputational risk. Legal risk can result from internal or external events and includes exposure to sanctions, penalties or other economic consequences that arise out of non-compliance with contractual or regulatory obligations.

        We believe that we are pioneers in the design of operational risk management frameworks in Argentina, placing emphasis on risk identification, risk management policies and our organizational model. We have tailored our framework to the requirements established by the Central Bank, the Basel accords and international best practices. The Bank's operational risk management processes are overseen by a process owner, who is assisted by a network of correspondents, and every branch and service center has a delegate in charge of monitoring risk. The correspondents and delegates report to the Operational Risk Department, ensuring that the Bank's entire network is working together to monitor operational risk.

Operational Risk Measuring Models

        The risk management process is based on complying with several stages designed to evaluate the Bank's vulnerability to operational risk events, minimizing operational risk. This method allows the Bank to achieve a better understanding of its operational risk profile and adopt the necessary measures to address any vulnerability. The stages are divided into:

  •
  Identification of operational risk by implementing a self-assessment risk control model, which applies to each of the Bank's processes.

  •
  Measurement and evaluation of operational risk by establishing risk levels, testing the effectiveness of control mechanisms and determining residual risk for each of the Bank's processes.

  •
  Mitigation, resulting from the application of plans of action and strategies designed to maintain risks within the levels established by the Board of Directors.

  •
  Monitoring to quickly detect and address deficiencies in the policies, processes and procedures for managing operational risk, and to ensure constant improvement.

  •
  Documenting the incidents and losses from operational risk by establishing a database that allows for a comparison of the frequency and impact of operational risk events with the risk control self-assessment model.

        The Bank and CCF both have an Operational Risk Committee that is in charge of the enforcement of the operational risk policies and monitors the operational risks and operational risk events affecting each entity. In addition, the Operational Risk Committee issues reports to each entity's high management and Risk Management Committee, and the Board of Directors.

        The Bank and CCF internally evaluate their minimum capital requirements regarding operational risk through a model that calculates (i) expected losses, (ii) VaR (at a 99% confidence interval) and (iii) the minimum capital required to cover unexpected losses. The holding period used is one year.

BUSINESS

Overview

        We are a private domestically-owned financial group with a long-standing presence in the Argentine financial system and a leading competitive position in certain attractive market segments. We are controlled by the Supervielle family, which entered the Argentine banking sector in 1887. We own the fifth largest Argentine private domestically-owned bank in terms of assets. We maintain a strong geographic presence in the City of Buenos Aires and the Greater Buenos Aires metropolitan area, which is Argentina's most commercially significant and highly populated area, and we are leaders in terms of our banking network in some of Argentina's most dynamic regions, including Mendoza and San Luis. The Bank, which consolidated with CCF, is our main asset, comprising 97.4% of our total assets, and has a history of strong growth and robust profitability, reporting ROAE of 28.3% on average for the 2010-2014 period, compared to an average of 27.6% for private banks in Argentina for the same period according to the Central Bank. In the nine-month period ended September 30, 2015, the Bank reported a ROAE of 19.9% compared to 28.6% for private banks in Argentina for the same period according to the Central Bank. As of September 30, 2015, we served over two million customers, and our assets totaled Ps.28.1 billion (approximately US$3.0 billion), in addition to Ps.4.8 billion (approximately US$510 million) of assets managed by SAM. As of September 30, 2015, the Bank and CCF accounted for 89.4% and 8.0% of our total assets, respectively.

        As of September 30, 2015, according to calculations performed based on Central Bank and other third party information, our share of the Argentine private bank market for the products or segments indicated below was:

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  Personal loans: a 6.3% market share;

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  Active Mastercard credit cards: a 8.2% market share; and

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  Leasing: a 9.2% market share, and a market share of 11.9% when taking into account our securitized leasing portfolio.

        As of December 31, 2014, according to calculations performed based on Central Bank and other third party information, our share of the Argentine private bank market for the products or segments indicated below was:

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  Personal loans: a 5.0% market share;

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  Active Mastercard credit cards: a 9.1% market share;

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  Leasing: a 6.3% market share , and a market share greater than 10% when taking into account our securitized leasing portfolio;

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  Factoring: a 9.8% market share;

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  Deposits among private banks in the Mendoza and San Luis regions: a 19.5% and 57.3% market share, respectively; and

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  Total loans among private banks in the Mendoza and San Luis regions: a 15.9% and 39.5% market share, respectively.

        In the nine-month period ended September 30, 2015,

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  The Bank originated 30.9% of all bank asset securitizations in the Argentine market;

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  We originated 8.0% of all asset securitizations in the Argentine market; and

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  We managed 13.2% of all social security payments to senior citizens in Argentina.

        In the year ended December 31, 2014,

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  The Bank originated 45.1% of all bank asset securitizations in the Argentine market;

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  We originated 16.2% of all asset securitizations in the Argentine market; and

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  We managed 12.9% of all social security payments to senior citizens in Argentina.

        We offer diverse financial products and services that are specifically tailored to cover the different needs of our customers through a multi-brand and multi-channel platform. We have developed a multi-brand business model to differentiate the financial products and services we offer to a wide spectrum of individuals, SMEs and medium to large-sized companies in Argentina. Our infrastructure supports our multi-channel distribution strategy with a strategic national footprint through 326 access points, which include 110 bank branches, 67 senior citizen service centers, 11 banking payment and collection centers, 67 CCF sales points located in Walmart supermarkets, 61 consumer financing branches and other sale points, 9 microfinance branches, 492 ATMs and 158 self-service terminals. As of September 30, 2015, we had 4.4% market share in terms of branches and ATMs among private Argentine banks according to Central Bank information.

        Building on our banking sector expertise, we identify cross-selling opportunities and offer targeted products to our customers at each point of contact, including by acting as the exclusive on-site provider of financial services to Walmart Argentina customers at each of Walmart Argentina's 108 supermarkets located in 21 provinces.

        As of September 30, 2015, on a consolidated basis, we had:

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  over two million customers, including 1.7 million retail customers of the Bank and approximately 0.4 million retail customers of our other subsidiaries, 14,331 small businesses and 4,442 SMEs and large-sized companies;

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  Ps.28.1 billion in total assets;

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  Ps.18.4 billion in loans to the private sector and Ps.984 million in financial leases;

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  Ps.1.2 billion in senior and subordinated bonds and participation certificates in financial trusts (which hold Ps.2.5 billion in personal loans and financial leases) created in connection with our securitization transactions;

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  Ps.20.7 billion in deposits, including Ps.19.5 billion from the private sector, Ps.0.2 million from the financial sector and Ps.0.9 billion from the non-financial public sector;

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  Ps.2.0 billion in shareholders' equity; and

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  4,714 employees.

        As of December 31, 2014, on a consolidated basis, we had:

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  approximately two million customers, including 1.6 million retail customers of the Bank and approximately 0.4 million retail customers of our other subsidiaries, 12,389 small businesses and 3,957 SMEs and large-sized companies;

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  Ps.23.2 billion in total assets;

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  Ps.14.6 billion in loans to the private sector and Ps.584 million in financial leases;

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  Ps.1.3 billion in senior and subordinated bonds and participation certificates in financial trusts (which hold Ps.3.1 billion in personal loans and financial leases) created in connection with our securitization transactions;

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  Ps.16.9 billion in deposits, including Ps.15.3 billion from the private sector and Ps.1.4 billion from the non-financial public sector;

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  Ps.1.7 billion in shareholders' equity; and

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  4,579 employees.

        We have developed a segmentation strategy of our customer base to target the specific needs of each category of customers. Our business model has allowed us to deliver sustained levels of growth and profitability.

        Between 2010 and September 30, 2015 the Bank's loan portfolio grew at a CAGR of 33.2%, as compared to 30.1% for private banks in Argentina. The Bank's annualized ROAE was 22.7%, 28.5%, 35.2%, 27.7%, 27.3% and 19.9% for the fiscal years ended December 31, 2010, 2011, 2012, 2013, 2014 and the nine-month period ended September 30, 2015, respectively, compared to an average annualized ROAE of 24.5%, 25.6%, 26.4%, 29.1%, 32.1% and 28.6% for private banks in Argentina over the same periods. The Bank achieved net interest margins of 12.7%, 12.5%, 15.1%, 15.0%, 16.7% and 17.4% for the fiscal years ended December 31, 2010, 2011, 2012, 2013, 2014 and the nine-month period ended September 30, 2015, respectively, which compares favorably to averages for private banks in Argentina of 11.6%, 10.6%, 12.3%, 12.5%, 14.2% and 14.9% for the fiscal years ended December 31, 2010, 2011, 2012, 2013 and 2014 and the nine-month period ended September 30, 2015, respectively. As of September 30, 2015, the Bank accounted for 3.5% of all loans held by private banks in Argentina and 3.2% of all deposits maintained with such banks, compared to 3.1% and 2.8%, respectively, in 2010.

        Our technology-based sales model enhances our ability to offer customers efficient, high quality service. The Bank has made significant investments in its ATMs and self-service terminal network, doubling the network from 2010 to 2015. We were the first bank in Argentina to use biometrics technology as part of our distribution channels. We also have technology scoring systems that allow for an efficient credit-related decision-making process.

Segments

        We conduct our operations through the following segments:

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  Retail Banking

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  Corporate Banking

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  Treasury

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  Consumer Finance

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  Insurance

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  Asset Management & Other Services

Products and Services

        We offer our products and services in Argentina's main regions and cities through our main operating subsidiaries, which include:

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  Banco Supervielle S.A., a universal commercial banking institution,

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  Cordial Compañía Financiera S.A., a consumer financing company,

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  Tarjeta Automática S.A., a private label credit card company,

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  Cordial Microfinanzas S.A., a company that specializes in microfinance,

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  Supervielle Seguros S.A., an insurance company,

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  Supervielle Asset Management Sociedad Gerente de FCI S.A., an asset management company, and

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  Espacio Cordial Servicios S.A., a retail company selling non-financial products and services.

Our Competitive Strengths

        We have achieved a strong competitive position in our core products (personal loans, factoring, leasing and social security payments to senior citizens).

        We have developed a leading position in the Argentine market in a number of attractive products to different customer segments.    We are leaders in the Argentine market in the following areas:

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  Retail Customers.  We maintain leading positions in attractive retail banking and consumer finance segments, offering a variety of products, from personal loans and credit cards to social security payment services to senior citizens. As of September 30, 2015, we had approximately 2.1 million retail customers, accounting for Ps.13.9 billion (approximately US$1.4 billion) in deposits. As of September 30, 2015, the Bank and CCF's loans to retail customers represented 6.3% of the Argentine private banks market for personal loans, which ranked fourth out of 52 private banks in Argentina. In the nine-month period ended September 30, 2015, the Bank managed 13.2% of all monthly social security payments to senior citizens (who collect their payments on a monthly basis), ranking first among Argentine private banks. Additionally, we are the largest private issuer of MasterCard credit cards and the exclusive on-site provider of financial services to Walmart Argentina customers, with a contract recently extended through August 2020, renewable at expiration.

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  Corporate Customers.  We are also a leading provider of specially tailored financial services and products to the corporate sector, with a particular focus on SMEs and large-sized companies. As of September 30, 2015, we had a 9.2% market share in leasing, which ranked fifth out of 52, according to our estimates based on Central Bank information. As of December 31, 2014, we had a 9.8% market share in factoring in the Argentine private banks market, which ranked fourth out of 53, according to our estimates based on Central Bank information. In the nine-month period ended September 30, 2015, our leasing market share was 11.9% when taking into account the securitized leasing portfolio.

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  Capital Markets.  We maintain a leading position in the Argentine securitization market, which we have developed as part of the Bank's funding strategy. In the nine-month period ended September 30, 2015, we had a 30.9% share in bank asset securitization and an 8.0% share in the overall Argentine asset securitization market according to our own estimates based on Central Bank and CNV information. In the nine-month period ended September 30, 2015, we had Ps.1.9 billion (approximately US$215 million) in securitization and bond issuances for our subsidiaries, and Ps.0.4 billion (approximately US$45.3 million) in securitization for third parties.

        Access to multiple customer segments through differentiated brands and channels positions us to capture future growth in the Argentine financial system.    We target a broad spectrum of socioeconomic segments and companies of varying sizes using a multi-brand model to offer a wide range of financial services. The Bank offers customized financial products and services to corporate clients, as well as to high net worth and middle-income individuals and to middle and lower-middle-income senior citizens. CCF and Tarjeta focus their products and services on the middle and lower-middle-income segments of the urban population. Through Cordial Microfinanzas, we are the main private financial group in Argentina to offer microfinance services, targeting micro-entrepreneurs that have limited access to traditional banking and financial services and families with housing infrastructure deficiencies that need financing for improvements or maintenance purposes. Our multi-brand model allows us to access segments of the population that are underserved and we believe offer growth opportunities.

        We consistently seek to leverage the strong cross-selling potential of our multi-brand and multi-channel business model and our stable pool of over two million customers.    Through our multi-brand and multi-

channel approach, we are able to cross-sell and create synergies across our segments. Bancassurance specifically allows us to cross-sell value added insurance products in compliance with the regulations of the National Superintendency of Insurance and of the Central Bank, as applicable. Additionally, our 128 consumer finance points of sale offer an attractive platform for cross-selling certain credit cards and loans. We cross-sell non-financial services and products such as insurance products and plans, tourism packages, health insurance and health services, electric appliances and furniture, and alarm systems through Espacio Cordial and our senior citizen service centers.

        We believe our investment in developing a strategic national footprint positions us to capture strong growth and benefit from economies of scale.    We have a focused presence in Argentina's major regions and cities where the GDP per-capita is above US$12,000, through 326 access points, including branches, senior citizen service centers and sales and collection centers, 492 ATMs, 158 self-service terminals, our call center and home banking and mobile services. The Bank has an important presence in the City of Buenos Aires and the Greater Buenos Aires metropolitan area (where approximately 15.6 million or 39% of Argentina's population resides), through 57 branches and 52 senior citizen service centers and CCF has 22 sales points within Walmart locations. The Bank is also one of the most active players in the Cuyo region, which includes the Province of Mendoza, San Juan and San Luis where it operates through 44 branches, seven senior citizen service centers, nine collection centers and has been designated the exclusive paying agent for the government of the Province of San Luis through 2021. We have approximately 249,000 customers in Mendoza and approximately 188,000 in San Luis. CCF has eight sales points in the Cuyo region. Through Tarjeta, we offer consumer finance services mainly in the Patagonia region, where we rely on 15 branches and 38 sales and collection centers. Given the strength of our network in commercially significant and high-income regions in Argentina, we believe we are well positioned to benefit from economies of scale by leveraging our existing network and growing our revenues without significant investments in additional expansion of our platform.

        Our funding base is robust.    We have access to diversified, competitive and stable sources of funding. Our low-cost demand deposit base comprises 37% of our funding base (24% of savings accounts and 13% of checking accounts as of September 30, 2015). Furthermore, we use securitization of loans and other capital markets instruments among our funding strategies.

        Creation of shareholder value under prudent financial risk management policies.    We have generated value, strong growth and returns on capital for our shareholders that have exceeded average returns for Argentine private banks over the past five years, during which the Bank's annual average shareholders' equity growth rate was 35.2%, while managing financial risks under policies designed to protect our capital and liquidity. In addition to our organic growth, we have successfully acquired and integrated strategic businesses. We have consistently limited our exposure to the non-financial public sector and limited term, currency and other mismatches in our assets and liabilities. Those prudent financial risk policies allowed us to successfully overcome the Argentine financial crisis in 2001 and 2002 and proved equally effective during the 2008 global economic downturn. We derive our net income primarily from financial intermediation activities rather than from trading or financial investments, which has resulted in more stable sources of income and reduced the exposure of our earnings to market volatility.

        Long-standing presence in Argentina's financial sector, committed controlling shareholder and experienced Board of Directors and management team.    Through our main subsidiary, the Bank, we trace our origins to the banking house Supervielle y Cía. Banqueros, established in 1887. Our long-standing presence in Argentina's financial sector has allowed us to establish strong long-term relationships with our customer base, build a reputation for personalized customer service and establish the Supervielle brand as a recognized household name in the Argentine banking industry for both individuals and corporations, as well as in the securitization and corporate bond segments of the local capital markets. Our shareholders have a strong commitment to the Argentine financial system. Julio Patricio Supervielle is the Chairman of the Board of Directors and our CEO and has led Grupo Supervielle for

over 13 years. During his tenure we have experienced growth in terms of net worth, assets, deposits and our network, and we have successfully completed some of our most significant acquisitions. We rely on a Board of Directors whose members collectively have extensive experience in retail and commercial banking, a deep understanding of local business sectors and strong capabilities in risk management, finance, capital markets, M&A and corporate governance. In addition, our stable senior management team is comprised of seasoned officials and experts in their fields that foster a business culture of high performance.

Our Vision and Strategy

        We seek to become the premier bank for individuals and companies in Argentina and to provide a superior banking experience to our customers at all times. In order to achieve our objective of providing best in class customer service, we strive to continuously innovate and optimize our policies and processes by leveraging our long-standing reputation, effective customer segmentation, multi-brand strategy, extensive distribution network and strong digital footprint.

        We believe that our success is based on our people. We have developed a strong culture based on shared values: leadership, innovation, simplicity, efficiency, commitment and respect.

        The Argentine market is one of the least developed financial systems in Latin America, with a fragmented, competitive landscape. We believe that the market offers a number of growth opportunities which we are positioned to capture given our focus on a distinguished customer experience, our product offering, our extensive distribution network and our leading technology.

        We aim to increase our market share of the overall Argentine financial services market by delivering tailored value propositions in each of the key business segments in which we operate: Retail Banking, Corporate Banking, Treasury, Consumer Financing, Insurance and Asset Management and Other Services.

        The key components of our strategy are as follows:

Increase our market presence in attractive customer segments and products and strengthen our value proposition through an effective customer segmentation strategy

        We seek to increase revenues from each of our target customer segments through cross-selling strategies and as described below:

        Entrepreneurs and Small Businesses:    We aim to continue to expand our market share within our customer base of entrepreneurs and small businesses. We intend to leverage our branch network as a primary means of attracting business and focus on building our customized cash management services.

        Middle and lower-middle-income population:    This segment has one of the lowest banking penetration rates in Latin America and represents an important opportunity to attract new customers. Our exclusive agreements with Walmart Argentina and Hipertehuelche supermarkets position us to reach this segment with a powerful value proposition, particularly consumer finance loans and credit cards. This customer base also offers opportunities for cross-selling of other banking products. Additionally, we continuously analyze opportunities for new product launches to serve this segment.

        High net worth customers:    We successfully launched the Identité brand in 2014 with an attractive value proposition designed to capture and monetize the high net worth customer segment. That value proposition includes a wide range of components like premium credit cards, loyalty programs and exclusive events for customers. To reach high net worth individuals, the bank leverages three key assets: a premium, differentiated brand, a highly trained workforce and an excellent branch network in high income neighborhoods.

        Senior citizens:    We intend to maintain our leadership position in the senior citizen segment, providing unique services and benefits catered to its specific needs. Leveraging our network of specialized service centers we seek to expand our credit card and personal loan business, finance travel packages and consumer goods and services, and distribute insurance products, including life, burial, health, personal accident insurance and home insurance. This segment is adopting technology rapidly, which we anticipate will increase efficiency of service delivery.

        SMEs and large-sized companies:    Our aim is to become the premier bank for SMEs and large-sized companies by deploying outstanding transactional and cash management services. We intend to develop strategic partnerships with key industry players to provide financial services through direct lending or factoring transactions to their critical providers and suppliers along their value chains. We will target specific opportunities and customers in the agricultural, wine, energy and infrastructure sectors. With respect to the agricultural sector, we strive to deepen our existing relationships with leading industry players, providing financing to their customer base. In San Luis, Córdoba, and Tucumán, where we have a well-established distribution base, we intend to continue to target individual farmers. With respect to the wine industry, we seek to continue to develop partnerships with premium wine producers and key industry suppliers, providing industry insights and financial services, such as harvest financing and warrants backed by wine in custody. With respect to the energy and infrastructure sectors, we target SMEs and large-sized companies along the supply chains of oil and gas (exploration and production) in Vaca Muerta and medium and large construction companies, tapping into the substantial potential demand for infrastructure financing.

        Larger corporate customers:    We intend to offer a full range of products and services, including financial advice, transactional services, treasury management, short, medium and long term financing to larger corporate customers than we have historically targeted. We aim to achieve this goal through quick decision-making with respect to our credit evaluation process, personal attention, increasing transactional services (such as check maintenance, payroll management, payments to suppliers and tax payment services) and building upon our cash management products, payroll management and other products that translate into higher balances of immediately available deposits.

Leverage our proximity to customers through our extensive distribution network of branches, service centers and sales points to provide a superior customer experience

        We have a direct presence in Argentina's major regions and cities. The Bank has a particularly important presence in the Greater Buenos Aires metropolitan area and the Cuyo region, which includes the provinces of Mendoza, San Juan and San Luis. Given the geographical concentration of our network in commercially significant and high-income regions in Argentina, we believe we are well positioned to benefit from economies of scale by growing our revenues without significant investments in additional platform expansion.

        We intend to selectively expand the bank's network of branches, emphasizing services for high net worth and upper-middle-income individuals and small businesses. In order to tap the potential of Vaca Muerta, the shale oil and gas reservoir, we intend to open several branches in the province of Neuquén, as well as leverage our Malargüe branch in Mendoza.

        We intend to grow the number of hub and spoke sales units specialized in leasing, foreign trade financing and cash management services.

        We will build upon our leadership position in retail and corporate banking services in the provinces of Mendoza and San Luis. We plan to continue our partnerships with premium retail stores and shopping outlets to obtain differentiated discounts and benefits for our retail customers, relying on our existing network, which is the largest in the region, and leveraging our role as exclusive financial agent to the Government of San Luis.

        We aim to increase our access to non-banking customers, by developing partnerships with key retailers to provide banking services along the lines of our existing alliance with Walmart Argentina, recently extended through August 2020.

        We plan to continue to expand our dedicated sales force with a focus on new entrepreneurs, small businesses and payroll services, to drive revenues and cross-selling ratios.

        We intend to seek new strategic partnerships in the agribusiness sector to provide financial services to leading national and international players catered to their customer base. We plan to broaden our offering of commodity warrants and livestock leasing, leveraging our strong market leadership in San Luis and Córdoba, in the north of Argentina.

Continue capitalizing on synergies by developing new businesses to increase our share of wallet

        Our two million customers provide a base from which to expand our share of wallet and increase customer loyalty. The Bancassurance business allows us to cross-sell historically profitable and low-claims products to our existing customer base. We have access through our distribution networks and aim to further develop our Bancassurance distribution model by expanding the variety of insurance products offered by Supervielle Seguros, including credit life insurance. Espacio Cordial allows us to reach our clients with a wide variety of non-financial products and services, including travel and home appliance financing and health services.

Grow our balance sheet while maintaining our conservative risk management policies

        Over the past 15 years we have differentiated ourselves from our competition by systematically securitizing assets, becoming the leader in Argentine capital markets in this segment. With the planned expansion of our capital base, we plan to reduce securitization of our originated assets and leverage our capital markets capabilities and expertise to serve corporate customers in connection with capital markets transactions. The proceeds from this offering are expected to nearly double our capacity to increase our balance sheet in two years, allowing for a significant opportunity to improve our cost-income ratios.

        Our conservative financial policies based on a diversified deposit base, low portfolio concentration, short term high liquidity and low interest rate, term and currency mismatches have allowed us to build a strong franchise in retail and corporate banking. We expect that the proceeds from this offering will boost our ability to increase our deposits, cross-sell to retail and consumer customers and attract cash management deposits from corporate clients. We also intend to continue to opportunistically access long-term funding from the international capital markets.

Improve our efficiency by focusing on innovation and technology

        We will seek to increase commercial productivity by optimizing sales time using online and mobile banking, sales and collection centers, streamlining risk assessment and CRM technology. We also plan to continue working with world-class business intelligence tools to increase sales productivity and to improve relationships with clients through better predictive sales actions and communications.

        Our strong culture of innovation supports our constantly keeping abreast of customer needs and global trends, creating and efficiently implementing solutions focused on local customer preferences.

        We intend to expand our digital banking channel and online banking platform. Our goal is to offer an outstanding digital experience to our clients. We intend to continue to increase the number of active online users and to migrate our services to digital channels, which we expect will allow us to increase low-cost distribution and convert service centers into full bank branches. We also intend to continue launching mobile banking applications, which will enable "one click" payment and "one click" loan functionalities, with anytime and everywhere financial services and provide alerts and messages to customers in order to achieve cost efficiencies through low-cost social network advertising.

        We have significantly improved the digital experience of our factoring product line, cash management and payroll services, and introduced "iFactus," the first portal providing electronic factoring services and "e-Factoring," an electronic platform which allows for check scanning and electronic delivery to the bank for immediate deposit, custody or discounting, with deferred physical delivery.

        We also intend to increase our offering of transactional services, such as factoring operations, foreign trade and cash management services (check maintenance, payroll management, payments to suppliers and tax payments).

History

        We trace our history back more than 120 years, when the Supervielle family first entered the Argentine financial services industry. Below is a brief history of our company, including the participation of the Supervielle family.

128 Years of Financial Tradition

Supervielle y Cía. Banqueros

        The predecessors of our controlling shareholder emigrated from France in the second half of the 19th century and established L.B. Supervielle y Cía. Banque Francaise (later Banco de

Montevideo S.A.) in Montevideo, Uruguay. In 1887, they established Supervielle y Cía. Banqueros (a subsidiary of L.B. Supervielle y Cía. Banque Francaise) in Buenos Aires. Supervielle y Cía. Banqueros offered demand deposits, time deposits, savings accounts, securities trading orders, purchases and sales of foreign currency and drafts and letters of credit payable in European financial centers. Luis Bernardo Supervielle managed the bank until his death in 1901, whereupon the bank's management transferred to his son, Luis Supervielle, and subsequently to Esteban Barón, son-in-law of Luis Bernardo Supervielle, who in 1905 became president of Supervielle y Cía. Banqueros. Mr. Barón managed the bank from 1905 until 1930, and subsequently served on the board of the bank as an Honorary President until 1964. Mr. Barón's son, Andrés Barón, joined the bank in 1925 and took over its general management in 1930, also becoming chairman of the board of the bank in 1940. He carried out these functions until 1964, and then served on the board of the bank as an Honorary President.

        On December 30, 1940, Banco Supervielle de Buenos Aires S.A., a bank controlled by the Barón and Supervielle families, acquired the assets and liabilities of Supervielle y Cía. Banqueros and listed its shares on the Buenos Aires Stock Exchange. Esteban Barón and his son, Andrés Barón Supervielle, continued to manage the operations of this bank until 1964.

        In 1964, Société Générale (Paris) acquired a majority of the capital stock of Banco Supervielle de Buenos Aires S.A. from the Baron and Supervielle families, transforming it into a universal bank with 60 branches and a significant presence in the corporate market. Following the acquisition of control by Société Générale, the Supervielle family had no role in the management of Banco Supervielle. In 1997, Banco Supervielle de Buenos Aires S.A. created Société Générale Asset Management Sociedad Gerente de FCI S.A. On March 20, 2000, the name Banco Supervielle de Buenos Aires S.A. was changed to Banco Société Générale S.A.

Banco Banex S.A.

        In 1969, Jules Henri Supervielle, the father of Julio Patricio Supervielle, our controlling shareholder, and cousin of the Supervielle family members who had owned and managed Banco Supervielle de Buenos Aires S.A. until 1964, founded Exprinter de Finanzas S.A., which became Exprinter Banco S.A. in 1991. Exprinter Banco S.A. acquired 100% of the capital stock of Banco San Luis S.A. in 1996 pursuant to a public bidding process organized by its owner, the Province of San Luis. On July 25, 1996, the Province of San Luis entered into a financial agency agreement with Banco San Luis S.A. (the "Contrato de Vinculación"), pursuant to which the Province designated Banco San Luis as its financial agent. The acquisition of Banco San Luis S.A. by Exprinter Banco S.A. was part of a strategic plan aimed at growing in the interior of the country and penetrating the middle and lower-middle-income individual consumer and the SMEs segments. In 1998, Exprinter Banco S.A. and Banco San Luis S.A. merged to create Banco San Luis S.A.-Banco Comercial Minorista, and was later renamed Banco Banex S.A. On December 15, 2006, the government of the Province of San Luis extended the term of this financial agency agreement until 2021.

Creation of Holding Company

        Grupo Supervielle was incorporated in the City of Buenos Aires on October 8, 1979 under the name Inversiones y Participaciones S.A., acquiring the name Grupo Supervielle S.A. in November 2008.

Acquisition of Banco Société Générale S.A. by Banco Banex S.A.

        On March 3, 2005, the Central Bank approved the purchase by Banco Banex S.A. of a majority stake in Banco Société Générale S.A., Supervielle Asset Management Sociedad Gerente de FCI S.A. and Sofital S.A.F.e I.I. Upon consummation of this acquisition, Banco Société Générale S.A.'s corporate name was changed to Banco Supervielle S.A. At the time of the purchase, the total assets of Banco Banex S.A. were 61.34% of the total assets of Banco Societé Générale S.A.

Merger of Banco Banex S.A. and Banco Supervielle S.A.

        On July 1, 2007, with the prior approval of the Central Bank, Banco Banex S.A. merged into the Bank.

Acquisition of Banco Regional de Cuyo S.A.

        On September 19, 2008, the Bank finalized the acquisition of 99.94% of the capital stock of Banco Regional de Cuyo S.A. On September 30, 2010, the Central Bank approved the merger of Banco Regional de Cuyo S.A. with and into the Bank. The merger was completed on November 1, 2010.

Tarjeta Automática S.A. and Cordial Microfinanzas S.A.

        In December 2007, we acquired 51% of Tarjeta's capital stock. The remaining 49% was held by Acalar S.A., one of our shareholders. Following several stock transfers that took place in 2009 and 2010, Tarjeta's capital stock is currently held 87.5% by Grupo Supervielle, 10.0% by the Bank and 2.5% by CCF.

        In 2007, Julio Patricio Supervielle and Grupo Supervielle created Cordial Microfinanzas. In November 2009, the Bank acquired from Julio Patricio Supervielle and Grupo Supervielle a total of 12.50% of Cordial Microfinanzas's capital stock. On December 12, 2014, we acquired Julio Patricio Supervielle's remaining 6.33% share of Cordial Microfinanzas's capital stock. Grupo Supervielle currently holds 87.5% of Cordial Microfinanzas's capital stock and the Bank holds the remaining 12.5%.

Acquisition of Cordial Compañía Financiera (formerly known as "GE Compañía Financiera S.A.")

        On July 6, 2010, Grupo Supervielle and the Bank acquired 100% of GE Compañía Financiera S.A. ("GE Compañía Financiera"), a financial services company that specialized in credit cards, personal loans and the distribution of certain third-party insurance products. The transaction was approved by the Central Bank on June 29, 2011. On August 1, 2011, the purchase was completed through a stock transfer in which 5% and 95% of the total shares were transferred to Grupo Supervielle and the Bank, respectively.

        Through a strategic alliance with Walmart Argentina, Cordial Compañía Financiera has exclusive rights to promote and sell financial and credit products in Walmart Argentina stores nationwide through August 2020.

        We acquired GE Compañía Financiera to further our strategy of increasing our market share in the Argentine banking and financial services industry through the strategic purchase of financial services companies and financial institutions.

        On August 1, 2011, the shareholders of GE Compañía Financiera approved the name change to Cordial Compañía Financiera. On August 29, 2011, the IGJ authorized the name change.

Espacio Cordial de Servicios S.A.

        For business strategy purposes and with the intention of furthering our goods and services business plan, on October 2, 2012, the Board of Directors created a new entity called ECM S.A., which was later renamed Espacio Cordial de Servicios S.A.

        Espacio Cordial was created to sell insurance plans and coverage, tourism packages, health insurance and health services, electric appliances and furniture, insurance mechanisms and plans and alarm systems. Espacio Cordial deals with insurance services that can be delegated or assigned to third parties by insurance companies, such as Supervielle Seguros, in accordance with current laws and regulations.

Acquisition of Supervielle Seguros S.A. (formerly known as Aseguradores de Créditos del Mercosur S.A.)

        On February 5, 2013, we and Sofital accepted an offer for the acquisition of 100% of the purchase shares of Aseguradores de Créditos del Mercosur S.A., which on October 30, 2013 was renamed Supervielle Seguros S.A.

        On May 14, 2013, the National Superintendency of Insurance (Superintendencia de Seguros de la Nación) approved the transfer of the company's shares. As a result, on June 6, 2013, 95% of the shares of Aseguradores de Créditos del Mercosur S.A. were transferred to us and the remaining 5% of the shares were transferred to Sofital.

        On June 25, 2013, February 25, 2014 and November 26, 2014, our Board of Directors approved certain capital increases in Supervielle Seguros S.A. of Ps.3.5 million, Ps.5.0 million and Ps.12.5 million, respectively, which are pending approval by the National Superintendency of Insurance. These contributions provided Supervielle Seguros with the necessary capital to start its operations and did not change our stake in the company.

Sale of Adval S.A.

        On May 30, 2014, Grupo Supervielle S.A. and Sofital S.A. entered into an agreement for the sale of 100% of the shares of Adval S.A. to CAT Technologies S.A. The purchase price is scheduled to be paid in installments due between July 2014 and July 2019. Under this agreement, as of September 30, 2015, Grupo Supervielle and Sofital held credits with CAT Technologies S.A. of Ps.3.3 million and Ps.0.2 million, respectively.

Business Overview

        The following table sets forth the breakdown of our net revenue and net income by segment for the periods indicated.

	For the nine-month period ended September 30, 2015				For the year ended December 31, 2014
Segment	Net Revenue	Percentage	Net Income	Percentage	Net Revenue	Percentage	Net Income	Percentage
	(in thousands of Pesos)
Retail Banking	2,486,094	62.7%	147,789	34.1%	2,582,084	63.7%	278,707	50.5%
Corporate Banking	599,951	15.1%	197,594	45.6%	558,553	13.8%	153,147	27.8%
Treasury	63,501	1.6%	(39,178)	–9.0%	230,289	5.7%	66,363	12.0%
Consumer Financing	597,584	15.0%	53,829	12.1%	570,508	14.1%	12,692	2.3%
Insurance	98,851	2.5%	32,876	7.6%	10,804	0.3%	2,343	0.4%
Asset Management & Other Services	116,345	3.0%	40,748	9.7%	103,208	2.5%	38,454	7.0%
Total Allocated to Segments	3,962,326	100.0%	433,658	100.0%	4,055,444	100.0%	551,706	100.0%
Adjustments(1)	(126,446)		(119,675)		(207,628)		(188,786)

Total Consolidated	3,835,880		313,983		3,847,818		362,920

(1)
Includes financial expenses incurred by Grupo Supervielle at the holding level in connection with its funding arrangements and the result of our decision to protect our capital against a continued devaluation of the Peso that ultimately did not materialize, as well as transactions between segments.

        The following graphs set forth the breakdown of our net revenue and net income by segment as of September 30, 2015.

Net Revenue

Net Income

        The following graphs set forth the breakdown of our net revenue and net income by segment as of December 31, 2014.

Net Revenue	Net Income

        The following table sets forth the breakdown of our assets by segment as of September 30, 2015.

	As of September 30, 2015
	Retail Banking	Corporate Banking	Treasury	Consumer Finance	Insurance	Asset Mgmt & Other Services	Adjustments(1)	Consolidated Total
	(thousands of pesos)
Assets
Cash and due from banks	968,786	93,877	2,703,921	120,533	3,118	6,973	(51,668)	3,845,540
Government and corporate securities	—	—	1,119,607	—	50,525	—	49	1,170,181
Loans	9,414,428	6,930,779	504,117	1,974,814	—	143,215	(542,137)	18,425,216
Other receivables from financial transactions	239,105	132,521	1,374,139	259,161	55,921	45,174	105,136	2,211,157
Receivables from financial leasing	171,392	812,454	—	—	—	—	—	983,846
Other assets	126,357	—	7,312	248,785	16,883	68,062	949,131	1,416,530

Total Assets	10,920,068	7,969,631	5,709,096	2,603,293	126,447	263,424	460,511	28,052,470

(1)
Includes elimination of inter-segment loans and assets not directly allocated to a single segment, such as unlisted equity investments, miscellaneous receivables, premises and equipment, miscellaneous assets and intangible assets.

        The following table sets forth the breakdown of our assets by segment as of December 31, 2014.

	As of December 31, 2014
	Retail Banking	Corporate Banking	Treasury	Consumer Finance	Insurance	Asset Mgmt & Other Services	Adjustments(1)	Consolidated Total
	(thousands of pesos)
Assets
Cash and due from banks	1,129,003	113,501	2,365,141	59,128	662	3,853	(22,203)	3,649,084
Government and corporate securities	—	—	1,006,543	—	1,495	—	42	1,008,080
Loans	6,447,894	6,588,451	422,443	1,514,010	—	72,270	(448,488)	14,596,580
Other receivables from financial transactions	218,924	163,187	1,625,693	204,078	23,378	28,880	(527)	2,263,612
Receivables from financial leasing	95,783	488,234	—	—	—	—	(171)	583,846
Other assets	93,931	—	38,073	175,761	5,282	51,535	775,410	1,139,992

Total Assets	7,985,536	7,353,372	5,457,893	1,952,976	30,817	156,538	304,063	23,241,194

(1)
Includes elimination of inter-segment loans and assets not directly allocated to a single segment, such as unlisted equity investments, miscellaneous receivables, premises and equipment, miscellaneous assets and intangible assets.

Retail Banking

        We conduct our Retail Banking operations through the Bank.

        Our Retail Banking services are focused on the customer segments discussed below.

  •
  High Net Worth Customers.  We offer our high net worth customers exclusive services such as priority access to our branches with minimal waiting time, concierge services, exclusive back offices for conducting banking activities, dedicated customer service representatives at the call center, a remote investment center and 66 dedicated locations at our branches.

    During 2014, we made a major breakthrough by changing our communication strategy with our high net worth clients. We identified changes in their preferences and as a response to their needs by creating a new brand for the segment named "Identité." We also remodeled our branches to offer improved and exclusive spaces for these clients. Through our Identité program, we aim to give our customers distinct and memorable experiences. Some of the things we offer in connection with the program are hot air balloon rides, test drives, shopping and spa days and chats with fashion, art and culinary experts.

    We believe that the benefits for our high net worth customer segment continue to be some of the most attractive in the market. We offer interest-free loans to customers of up to 18 payments and the most comprehensive airline and tourism agency offers. We frequently add additional discounts, including a wide variety of supermarket and shopping discounts throughout the country.

  •
  Entrepreneurs and Small Businesses.  The Bank considers small businesses to be fundamental drivers for strengthening of productivity in the Argentine economy. For this reason, the Bank redefined its approach to the small business segment in order to develop the necessary tools and services to help small businesses grow and to respond to their needs with convenient and simple solutions. We service small businesses through our Retail Banking segment and SMEs and large-sized companies through our Corporate Banking segment. Through Retail Banking we offer traditional consumer banking solutions to this important sector of the Argentine economy. In the nine-month period ended September 30, 2015, the number of service packages sold to small businesses grew by 109% compared to the same period in 2014.

    We have developed training programs for our customers with well-known entrepreneurs to spread knowledge regarding best practices, common challenges and shared visions.

    In addition, we consolidated our small business sector sales force beginning in the middle of 2013, which is one of the main channels through which we acquire new customers and maintain existing ones. This consolidation helped lead to a 51% increase in the number of credit card purchases. We also implemented a welcome process at our call center in which the Bank proactively contacts new clients to assist them at the beginning of their relationship with the Bank.

  •
  Senior Citizens.  The Bank facilitates ANSES payments to more than one million senior citizens per month. In 2014 and the nine-month period ended September 30, 2015, the Bank continued offering products and services tailored to senior citizens' needs. The Bank launched the Mis Puntos loyalty program (through which beneficiaries accumulate points that they can exchange for a wide variety of rewards) and diversified the Bank's products through an agreement with Espacio Cordial (through which technology products, home goods and health products, among others, are offered).

    The Bank has also focused its efforts on developing automated services for its senior citizen customers, installing biometric terminals that identify the beneficiaries and can be used to print senior citizens' payment records, which are necessary to later receive ANSES benefits through checkout lines or ATMs.

        The Bank offers its retail customers a wide range of banking products including personal loans, short term advances, secured loans, payroll services through Plan Sueldo, credit cards, debit cards, savings accounts, time deposits, checking accounts, in addition to financing services and investments such as mutual funds, insurance coverage, guarantees and benefits payments to senior citizens and pensioners, among others.

        Through our Retail Banking segment, we offer retail customers a wide range of products as described below.

        Packages of banking services.    As of September 30, 2015, the Bank maintained more than 1.7 million savings accounts and more than 54,000 checking accounts. As of December 31, 2014, the Bank maintained more than 1.5 million savings accounts and more than 47,000 checking accounts. In the nine-month period ended September 30, 2015, the Bank also serviced more than 716,000 account bundles, which include a wide range of products and services at a low cost, tailored to senior citizens, 368,000 for the Plan Sueldo customers and more than 30,000 for high net worth customers, resulting in a net increase in product bundles, including a 15% increase for senior citizens, a 21% increase for high net worth customers and a 11% increase for Plan Sueldo when compared to the same period in 2014. In 2014, the Bank serviced more than 620,000 account bundles, which include a wide range of products and services at a low cost, tailored to senior citizens, 327,000 for the Plan Sueldo customers and more than 25,000 for high net worth customers, resulting in a net increase in product bundles, including a 39% increase for senior citizens, a 10% increase for high net worth customers and a 13% increase for Plan Sueldo. The Bank has prioritized products tailored to its high net worth customers, introducing the Black and Signature products and began to issue debit cards and credit cards with a new design. The Bank also broadened its products for small businesses, including offering new forms of laser-printed checks.

        Investments.    The time deposit portfolio grew 34% in the nine-month period ended September 30, 2015 as compared to the same period in 2014 and grew 35% in 2014 as compared to 2013. In the nine-month period ended September 30, 2015, 71% of time deposit operations were settled through the Bank's online banking platform, or "home banking" platform. In 2014, 15.0% of time deposit operations were settled through the Bank's online banking platform, or "home banking" platform.

        Safety Deposit Boxes.    In the nine-month period ended September 30, 2015 and year ended December 31, 2014, our safety deposit boxes were 72% and 70% occupied, respectively, and the default rate on safety deposits reached 5% and 4% for unpaid contracts, respectively. In 2014, the Bank also began offering its customers money counting machines.

        Credit Cards.    As of September 30, 2015 and December 31, 2014, the Bank maintained approximately 592,000 and 574,000 Visa and MasterCard accounts. Over the course of the nine-month period ended September 30, 2015 and the year ended December 31, 2014, the Bank added more than 146,000 and 125,000 new credit card customers, respectively. Credit card consumption grew by 51% and produced an average portfolio volume increase of 67% in the nine-month period ended September 30, 2015 when compared to the same period in 2014. Credit card consumption grew by 59% and produced an average portfolio volume increase of 61% in 2014 when compared to 2013. The Bank also offers sophisticated points-based rewards programs to its credit card customers and attractive sales programs on specific days of the week when and at locations where customers make purchases. More than 240 businesses participate in the rewards program throughout Argentina. In March 2014, the Bank launched two points-based rewards programs: Aeris, an air mile program designed for high net worth customers, and Mis Puntos, designed for senior citizens who collect their pensions through the Bank. In the nine-month period ended September 30, 2015, 95% of rewards exchanges were conducted through our online platform. In 2014, 80% of rewards exchanges were conducted through our online platform.

        Loans.    We offer personal loans, short-term advances and salary advances to payroll customers. In the nine-month period ended September 30, 2015, personal loans grew 26% compared to the same period in 2014. In 2014, personal loans grew 26% compared to 2013.

        Insurance.    The Bank focuses on the coverage needs of its customers by covering both families and personal property. The insurance portfolio is composed of approximately 527,000 policies and in the nine-month period ended September 30, 2015 we sold more than 120,000 individual insurance policies, which represent a 29% increase from the year ended in 2014. We also continued developing new coverage plans in the market, including a protected bag insurance for personal property contained in a bag, backpack, wallet, fanny pack or other bag that is either lost or stolen.

        In the nine-month period ended September 30, 2015 the Retail Banking segment recorded a 59% increase in savings account balances and a 30% increase in checking account balances, each compared to the same period in 2014. Total deposits from the Retail Banking sector as of September 30, 2015 amounted to Ps.13.9 billion, a 43% increase from the Ps.9.7 billion recorded as of September 30, 2014

        In terms of deposits, in the year ended December 31, 2014, the Retail Banking segment recorded a 31% increase in savings account balances and a 23% increase in checking account balances, each compared to 2013. Total deposits from the Retail Banking sector as of December 31, 2014 amounted to Ps.10.9 billion, a 36.4% increase from the Ps.8.0 billion recorded as of December 31, 2013.

        In the nine-month period ended September 30, 2015, the retail banking segment contributed Ps.2.5 billion to our consolidated net revenues (62.7% of total segments' net revenues) and Ps.147.8 million in net income (34.1% of total segments' net income).

        In 2014, the retail banking segment contributed Ps.2.6 billion to our consolidated net revenues (63.7% of total segments' net revenues) and Ps.278.7 million in net income (50.5% of total segments' net income).

        We have made several recent improvements to our Retail Banking operations.

        In 2014, we remodeled our branches as part of our rebranding process, which has been aimed at improving customer experience and creating a more convenient and customer-friendly environment. We have also updated our infrastructure by installing more self-service terminals, ATMs and biometric terminals, all of which allow us to achieve more flexibility with respect to how we offer our services to our customers. These changes have allowed us to focus on the automation of operations and better manage customer wait times and customer experience. With respect to the business model in the branches, we have continued developing a strategy geared towards priority segments with a focus on high net worth customers and small businesses. We have continued developing projects that have an important impact on the reduction of operational tasks, which frees time for management and staff, reduces operational risk and improves our response time to our customers.

        With respect to our network of service centers, we continue to improve our customer service through the installation of automatic solutions to handle banking transactions. The main development was the installation of a biometric system to identify senior citizens. Every service center was equipped with biometric technology that allows our customers to carry out transactions such as paying bills, resetting their PINs and printing their latest paystubs. We believe that this new system is unique to the financial market in Argentina and allows for more efficient customer services. We have continued to improve our service locations and adding new ATMs to our network.

        The Bank is the first bank in Argentina to successfully install a biometric recognition system for senior citizen banking services. The biometric recognition system has achieved a high rate of acceptance as it improves customer experience and shortens transaction time. As of September 30, 2015, the Bank accounts a total of 209 machines in its senior citizens service center network, and 36 traditional branches. The Bank has added new functionality to the biometric terminals such as account inquiries for credit cards and savings accounts.

Corporate Banking

        The Bank, through its Corporate Banking segment, generally works with corporate clients with annual revenues greater than Ps.25.0 million, although in certain Argentine cities the Bank works with corporate clients with annual revenues greater than Ps.20.0 million. The Bank concentrates its

Corporate Banking efforts on the City of Buenos Aires and the provinces of Buenos Aires, Córdoba, Santa Fe, Mendoza, San Juan, San Luis and Tucumán and also has an important Corporate Banking presence in the Cuyo region. The Bank also offers services in the rest of the regional economies in Argentina where the volume and profitability justify operations. Services to SMEs and large-sized companies in the City of Buenos Aires and the outlying areas are provided through regional branches located in the areas with the highest population density and industrial and commercial activity. We believe that our proximity to our corporate banking customers gives us a competitive advantage.

        As of September 30, 2015, the Corporate Banking segment had Ps.7.7 million of outstanding loans and financial leases, and contributed with Ps.600.0 million to our consolidated net revenues (15.1% of our net revenues) and with Ps.197.6 million to our net income (45.6% of total segments' net income).

        As of December 31, 2014, the Corporate Banking segment had Ps.7.1 billion of outstanding loans and financial leases, and contributed with Ps.558.6 million to our consolidated net revenues (14.5% of our net revenues) and with Ps.153.1 million to our net income (27.8% of total segments' net income).

        The main financial and transactional products and services that our Corporate Banking segment offers are factoring, leasing, employee payroll services (through which we offer solutions to meet our customers' working capital needs), foreign trade and cash management and transaction services. In addition, our Corporate Banking segment also offers checking account short-term advances, factoring, secured and unsecured loans, Sociedad de Garantía Recíproca (SGR)-guaranteed loans, pledge loans, supplier payment services, check custody services, armored transportation services, collections services, corporate credit cards, pension services, deposit accounts (including time deposits and short-term deposits) and mutual guarantee society services.

        The following sets forth additional information on the main products and services offered by our Corporate Banking segment:

        Factoring (check discounting, invoices and work certificates).    We participate in the check discounting market by offering three categories of products: (i) with recourse, where the customer who discounts the check with us assumes the insolvency risk, (ii) first loss, where the customer assumes part of the insolvency risk, and (iii) non-recourse, where the bank assumes all insolvency risk. Corporate Banking factoring transactions represented 20.0% of the Bank's loan portfolio as of September 30, 2015. Corporate Banking factoring transactions represented 27.0% of the Bank's loan portfolio as of December 31, 2014, and the Bank's estimated share of the factoring market of Argentine private banks as of December 31, 2014 was approximately 9.8%. Factoring has a low incidence of default at 0.6% and 0.9%, respectively, with an average of 1.2% and 1.4% of all deposited checks that defaulted in the nine-month period ended September 30, 2015 and the year ended December 31, 2014, respectively. The average maturity of our factoring portfolio was 45 days as of September 30, 2015 and 57 days as of December 31, 2014. During the nine-month period ended September 30, 2015, we discounted a total of 382,218 checks for Ps.14.9 billion. During 2014, we discounted a total of 568,668 checks for Ps.20.3 billion.

        In 2013, the Bank rolled out its e-factoring product, which increased in popularity among contractors in 2014. As of September 30, 2015, 103 electronic platforms were installed in our corporate customers' offices through which scanned images of checks are sent electronically for their discounting, custody and factoring. This process has simplified operations for our customers and reduced processing time on both the business side and the banking side, leading to greater profitability and customer loyalty.

        In December 2013, the Bank launched its iFactus portal, allowing businesses to send electronic invoices, discount accounts receivable and conduct collection. iFactus is the first site for accounts receivable publishing and managing payments of its kind in Argentina. The service is intended to optimize the relationship between a corporate customer and its suppliers by speeding up collection and reconciliation processes.

        We plan to market this product through mass-media campaigns and e-mail marketing. We intend to increase the volume of accounts receivables discounts, further develop our collection model and create a financial product that could replace check-based financing.

        Leasing.    As of December 31, 2014, we had a 6.3% market share in leasing in terms of private banks in Argentina, but this increase to more than 10% if we consider our securitized leasing portfolio. Our leadership is supported by the Bank's agreements with major equipment and machinery suppliers. In the nine-month period ended September 30, 2015, the Bank executed 538 contracts amounting to Ps.567.6 million. In 2014, the Bank executed 781 contracts amounting to Ps.637.2 billion. A significant number of executed contracts correspond to the productive investment credit lines (LIPs) governed by the Central Bank, which have allowed many corporate customers to make important investments at preferred interest rates. We believe that we have strong customer loyalty and aim to retain our current market share and continue to enhance marketing with a strong sales platform to attract new customers. In 2015, we launched livestock leasing services.

        Payroll Services through Plan Sueldo.    Under Argentine law, employers must pay wages through accounts opened under each employee's name at financial institutions located within a two-kilometer radius from the workplace in the case of urban areas, and within ten kilometers in the case of rural areas. As of September 30, 2015 and December 31, 2014, 4,275 and 3,899 employers, respectively, paid employee wages under direct deposit agreements entered into with the Bank and the Bank served 154,186 and 143,993 employees, respectively, in connection with these direct deposit agreements.

        Foreign Trade.    Through the Bank, we are active participants in foreign trade financing and offer personalized advice regarding technical, commercial and regulatory matters related to foreign trade. The Bank draws on a trained staff to advise customers on foreign trade, foreign exchange transactions, international transfers, credit assistance in connection with products offered, and operating issues. We offer letters of credit, and as of September 30, 2015 and December 31, 2014 had a 3.1% and 3.5% market share, respectively, in Argentina. In 2013, the Bank rolled out its "e-comex" product from home banking in order to improve the quality of its foreign trade financing products. E-comex allows corporate customers to manage their foreign trade payments and collections electronically. As of September 30, 2015 and December 31, 2014, 42% and 31%, respectively, of the Bank's foreign trade operations were channeled through this program. For the nine-month period ended September 30, 2015, the Bank completed 22,287 foreign trade transactions for a total of Ps.10.3 billion. For the year ended December 31, 2014, the Bank completed 26,647 foreign trade transactions for a total of Ps.12.3 billion, increasing our presence in the market of classic Comex products such as letters of credit and collections.

        In order to provide international factoring services, in November 2007, the Bank joined Factors Chain International ("FCI"), an international network of leading factoring companies whose common goal is to facilitate international trade through factoring and related financial services. The FCI network includes 275 factors in 74 countries, and is actively engaged in approximately 90% of the world's cross-border factoring volume. We are the only bank in Argentina that is a member of the FCI network and as of September 30, 2015 had turnover amounting to US$12.9 million, the fourth highest among Latin American FCI members. Belonging to the FCI network allows the Bank to become a strategic associate of SMEs and large-sized companies engaged in international trade and to participate in a larger number of foreign trade transactions.

        Cash Management and Transaction Services.    Through the Bank, we offer a range of products and services designed to assist in the corporate administration process, including payments to suppliers, electronic banking, payments and collections, cash management and armored transportation. Supplier payment services ensure timely payment, optimize the use of customers' funds and simplify our customers' administrative tasks. The various payment options are designed to meet each company's needs and include short term advances based on deferred payment checks, with their respective statements and tax payment receipts, as well as transfers and payments against revolving credit facilities. Additionally, the Bank offers a convenient integrated check issuance, delivery and discounting service. Under various collection agreements entered into with service providers and public sector agencies, the Bank offers a comprehensive invoice and tax collection service using tellers, as well as a range of electronic payment options. Moreover, in the event that a company is paid for its products or services by credit card or voucher, the Bank serves as a payor bank for the major brands in the market, which enables credit card or voucher payments to be credited to the company's account with the Bank.

        As members of the Red Interbanking (a network comprised of Argentina's major financial institutions), the Bank offers an electronic communications system which enables its customers to optimize their banking transactions. The Bank's corporate customers can connect to the service from their personal computers at any time and review their accounts at any member bank, send messages to the Bank, transfer funds, make electronic wage payments, supplier payments and tax payments, and display market data. The Bank offers different electronic products for each segment of its corporate clientele, for example, Datanet Plus, Datanet Manager and InterPYME. Datanet Plus and Manager target SMEs and large-sized companies and InterPYME is a product designed for small businesses. The Bank processes online transfers, allowing debit and credit transactions to be settled automatically and to be reflected in the relevant accounts in real time.

        The Bank offers corporate electronic home banking services, which allows customers to access their bank accounts and information regarding the Bank's primary products and services online without having to leave their homes. People and businesses can access their account balance information and monitor account activity, factoring transactions, payments, deferred checks in custody and the status of checks written through the supplier payments service. Customers can also check the status of payments to leasing transactions and foreign trade transactions, request checkbooks, carry out account transfers, pay paychecks, suppliers and corporate credit card bills, access electronic payment services for foreign trade services and discount checks remotely through the e-factoring service with the electronic platform.

        Mutual Guarantee Societies (MGSs).    We are a key player among MGSs and work with 23 out of the 26 Argentine MGSs. MGSs are commercial groups that help SMEs and large-sized companies access the credit market by providing guarantees. In the nine-month period ended September 30, 2015 we helped raise Ps.42.0 million in time deposits and Ps.17.0 million in mutual funds. In 2014, we helped raise Ps.345 million in time deposits and Ps.73 million in mutual funds. In the nine-month period ended September 30, 2015 we granted loans in 234 transactions for a total amount of Ps.160.7 million and made equity contributions of Ps.76.5 million. In 2014, we granted loans in 153 transactions for a total amount of Ps.67.3 million and made equity contributions of Ps.76 million. We intend to continue growing in this area by developing automatic and productive guarantees within our corporate banking network. We also intend to increase our presence in the province of San Luis, which we entered in 2014, and increase the volume of contributions to MGSs.

        Warrants (Certificates Backed by Goods in Custody).    We have expertise granting loans backed by commodities in regional economies. We had a total outstanding amount of loans backed by commodities of Ps.166 million and Ps.248 million as of September 30, 2015 and December 31, 2014, respectively. We rank third in this category among banks in Argentina and in granting loans backed by sugar, with a market share of 15.7% as of September 30, 2015 and we are also the only bank that lends with lemon oil certificates as collateral.

Treasury

        The Treasury segment is primarily responsible for the allocation of the Bank's liquidity according to the needs of the Retail Banking segment, the Corporate Banking segment and its own needs. The Treasury segment implements the Bank's financial risk management policies, manages the Bank's trading desks, distributes treasury products such as debt securities, and develops businesses with wholesale financial and non-financial clients. In the nine-month period ended September 30, 2015, this segment contributed Ps.63.5 million to our consolidated net revenues (1.6% of total segments' net revenues) and Ps.(39.2) million of net income (9.0)% of total segments' net income). In 2014, this segment contributed Ps.230.3 million to our consolidated net revenues (5.7% of total segments' net revenues) and Ps.66.4 million of net income (12.0% of total segments' net income)Below is a description of the services offered under this segment:

        Treasury.    The Bank's trading desks trade financial assets on a proprietary and third-party basis, sell financial products, and implement the Asset and Liability Management Committee ("ALCO") decisions, within the board's policies, regarding the Bank's liquidity and financial risk management policies. The Bank's trading operations include money market instruments, which include institutional investor deposits, public debt instruments, Central Bank debt notes, foreign exchange, stocks, futures, swaps and repos. Trades develop within the limits of a comprehensive risk map which sets limits on counterparty risk and on long and short positions for each asset class, depending on volatility, traders' seniority level, and other factors. The risk map also determines stop-loss policies. In 2014 and the nine-month period ended September 30, 2015, the Bank's trading operations included foreign currency, government and corporate bonds, stock and derivatives.

        Capital Markets.    The Bank's capital markets department is responsible for structuring and placing debt and securitization instruments, primarily financial trusts, both for third parties and for all our subsidiaries. The Bank is a leader in the Argentine capital markets, with a 4.8% and 9.2% market share in Argentina in the nine-month period ended September 30, 2015 and year ended December, 31, 2014, respectively.

        Correspondent Banking.    The Bank has a trade facility with the IFC, dated April 25, 2007, under the IFC Global Trade Finance Program, which entitles the Bank to request IFC guarantees to secure certain of its trade-related obligations and trade-related obligations of third parties, such as standby letters of credit. As of September 30, 2015, the Bank's outstanding transactions under this facility totaled US$13.4 million. In addition, the Bank entered into an Issuing Bank Agreement and a Confirming Bank Agreement, each dated May 27, 2009, with the IDB, under the IDB Trade Finance Facilitation Program. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Funding—Financings." Pursuant to these agreements, the Bank may request IDB Credit Guarantees and confirm IDB Credit Guarantees received by third parties. As of September 30, 2015, the Bank did not have any pending obligations under any of these facilities. Due to increasing global trade in the currency of the People's Republic of China, we decided to open up an account in renminbi to offer better services to our customers that transact in renminbi.

        Public Sector and Intermediaries.    The Bank's public sector and financial institutions department is responsible for institutional relationships with the federal government, the government of the Province of San Luis, as well as other provinces and local governments and public sector agencies. The Bank seeks to increase its deposit penetration within the public sector as well as other financial business opportunities with these public sector entities. In addition, the Bank purchases loan portfolios of financial institutions and other non-regulated financial companies with which it has a close relationship.

        Bank Liquidity Allocation.    The Treasury segment is also responsible for the allocation of the Bank's liquidity according to the needs of the Retail Banking segment, the Corporate Banking segment and its own needs.

        Tax Collection and Financial Agency Services.    The Bank offers financial agency and tax collection services to the Province of San Luis under an exclusive agreement that has been renewed through 2021. On July 25, 1996, the Province of San Luis and Banco Banex S.A. entered into the Contrato de Vinculación pursuant to which the Province of San Luis appointed Banco Banex S.A. as its financial agent for a period of 10 years from August 1, 1996. Upon the merger of Banco Banex S.A. with and into the Bank, and pursuant to Provincial Executive Decree No. 619/2007 dated March 12, 2007, the Province of San Luis authorized the Bank to assume all rights and obligations of Banco Banex S.A. under the Contrato de Vinculación and extended the maturity of the agreement until August 1, 2021. During the nine-month period ended September 30, 2015 and the year ended December 31, 2014, the services provided to the government of the Province of San Luis generated commissions in the amount of Ps.52.6 million and Ps.50.8 million, respectively.

        In addition, the Bank offers payroll services to public-sector agencies of the province of San Luis. As of the date of this prospectus, the Bank offered such services to more than 40,000 employees in this province. The Bank also offers payroll services to various municipalities of the province of Mendoza, including its capital, Godoy Cruz, Las Heras, Luján de Cuyo, Guaymallén, San Martín and Malargüe and acts as financial agent in the departments of Godoy Cruz and San Martín. In addition, the Bank is the payment agent in the municipalities of Buenos Aires and the province of Córdoba.

Consumer Financing

        Through CCF, we offer private label credit cards, consumer credit for goods and cash loans to middle and lower-middle-income underserved banking segments. As of September 30, 2015, CCF had approximately 400,000 clients with aggregate outstanding credits totaling Ps.2.7 billion.

        For the nine-month period ended September 30, 2015, Consumer Financing contributed Ps.597.6 million to our consolidated net revenues (15.1% of our net segments' revenues) and Ps.53.8 million of net income (12.1% of total segments' net income).

        For the year ended December 31, 2014, Consumer Financing contributed Ps.570.5 million to our consolidated net revenues (14.1% of our net segments' revenues) and Ps.12.7 million of net income (2.3% of total segments' net income).

        As of September 30, 2015, CCF had total assets of Ps.2.3 billion, net shareholders' equity of Ps.281million and a loan portfolio and credit card loan balances of Ps. 2.7 billion (including the portfolio assigned to the Bank and the securitized loan portfolio) and approximately 310,000 active credit card clients.

        As of December 31, 2014, CCF had total assets of Ps.1.8 billion, net shareholders' equity of Ps.225 million and a loan portfolio and credit card loan balances of Ps.1.5 billion (including the portfolio assigned to the Bank and the securitized loan portfolio) and approximately 318,000 active credit card clients.

        CCF currently offers the following products:

        Credit Cards.    CCF's credit card is a financial tool through which its clients can make purchases in the network of businesses that accept MasterCard and obtain cash advances, pursuant to limitations set forth by CCF. Marketing for the CCF credit card is carried out in permanent marketing spaces located in Walmart Argentina stores, Hipertehuelche and Tarjeta's branches. CCF is the private credit card issuer with the largest number of active MasterCard credit card accounts in Argentina. CCF has exclusive rights to promote and sell financial and credit products in Walmart Argentina stores nationwide through August 2020.

        Private Label Credit Cards.    CCF's private label credit cards are credit cards that may only be used in Pesos and at the business through which they were issued. These private label credit cards aim to increase customer loyalty and generate incremental sales for the business. As of the date of this prospectus, Walmart Argentina is the only business that offers a private label credit card.

        Insurance.    CCF offers personal accident insurance, protected bag insurance for personal property contained in a bag, backpack, wallet, fanny pack or other bag that is either lost or stolen, health insurance, unemployment insurance, life insurance, extended warranty insurance and home insurance on behalf of the insurance companies with which CCF has an agreement.

        Personal Loans.    CCF offers cash loans to individuals at a fixed interest rate. In the nine-month period ended September 30, 2015, CCF granted more than 75,000 personal loans, amounting to Ps.966.0 million in the balance of personal loans. In 2014, CCF granted more than 88,000 personal loans, amounting to Ps.588.6 million in the balance of personal loans.

        Consumer Loans.    CCF offers lines of credit for the purchase of specific products. In 2014, CCF focused part of its efforts on joint projects with other Grupo Supervielle subsidiaries to create synergies and enhance value propositions for the customers. Within this framework, CCF has developed the following projects:

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  Dual Campaign:  This project, jointly managed by the Bank, focused on improving the banking tools offered to clients with better credit profiles within the Walmart Argentina channel of distribution. For this project, we chose the customers with the best credit profiles and offered them a VISA credit card from the Bank. The purpose of the project was to improve CCF's credit card product line with a new credit card that was better tailored to customers with good credit profiles. The acceptance level was very high and more than 35% of the customers that we contacted decided to adopt the new product. These kinds of programs seek to increase revenues while maintaining customer loyalty across our segments.

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  New Supervielle Seguros Products:  During October and November 2014, we launched new bag insurance and personal insurance products with Supervielle Seguros. Through this new business segment, Supervielle Seguros developed processes, products and strategies tailored to the needs of CCF, achieving synergies for our businesses. Sharing best practices led to greater efficiency in the insurance business and at the group level.

        In June 2013, CCF and Cordial Microfinanzas signed an agreement to offer credit to micro-entrepreneurs within the framework of the Central Bank's regulations.

Insurance

        We offer insurance services by leveraging our access to our approximately 2.1 million clients through our other business segments.

        In the nine-month period ended September 30, 2015, our insurance operations through Supervielle Seguros contributed Ps.98.9 million to our consolidated net revenues (2.5% of our net segments' revenues) and Ps.32.9 million of net income (7.6% of our segments' net income).

        In 2014, our insurance operations through Supervielle Seguros contributed Ps.10.8 million to our consolidated net revenues (0.3% of our net segments' revenues) and Ps.2.3 million of net income (0.4% of our segments' net income).

        Supervielle Seguros currently offers the following products:

        Protected Bag Insurance.    Protected bag insurance is insurance for personal property contained in a bag, backpack, wallet, fanny pack or other bag that is either lost or stolen. Protected bag insurance can cover items such as cellular phones, makeup, planners, lost documents, keys and locks. In addition, protected bag insurance may cover a certain amount of charges from fraudulent credit card use as a result of a lost or stolen bag.

        Personal Accident Insurance.    Personal accident insurance covers policy-holders in the event that they suffer an accident, subject to certain exclusions.

        Life insurance.    Supervielle Seguros markets its life insurance products to the Bank's senior citizen customers and sells its products through its own sales force that works within the Bank's service center network. The basic life insurance product includes coverage for death, and customers can add varying degrees of coverage for accidents, serious and terminal illnesses and transplants.

        Life insurance and total and permanent disability insurance for debit balances.    In the third quarter of 2015, Supervielle Seguros began to offer an insurance product that covers debit balances in the event of death or total and permanent disability.

        Supervielle Seguros has experienced a trend of growth in gross written premiums, reporting Ps.10.4 million in the fourth quarter of 2014, Ps.44.5 million in the first quarter of 2015, Ps.55.4 million in the second quarter of 2015 and Ps.60.1 million in the third quarter of 2015.

Asset Management & Other Services

        We also offer mutual fund services through SAM, microcredit services through Cordial Microfinanzas and retail shopping through Espacio Cordial.

        In the nine-month period ended September 30, 2015, these additional operations contributed Ps.116.3 million to our consolidated net revenues (3.0% of our segments' net revenues) and Ps.40.7 million of net income (9.7% of our segments' net income).

        In 2014, these additional operations contributed Ps.103.2 million to our consolidated net revenues (2.5% of our segments' net revenues) and Ps.38.5 million of net income (7.0% of our segments' net income).

        For the nine-month period ended September 30, 2015, SAM recorded Ps.28.0 million of net income, compared to Ps.18.5 million, Ps.17.5 million and Ps.9.5 million for years ended December 31, 2014, 2013 and 2012, respectively.

        SAM's assets under management amounted to Ps.4.8 billion as of September 30, 2015, compared to Ps.3.4 billion, Ps.2.3 billion and Ps.1.6 billion as of December 31, 2014, 2013 and 2012, respectively.

        Mutual Funds.    SAM offers mutual funds services designed to meet customers' particular investment objectives and risk profiles through its PREMIER funds family. As of September 30, 2015 and December 31, 2014, SAM had US$510 million and US$400 million of assets under management, respectively.

        SAM's PREMIER funds family is composed of eight funds: a short-term fund (Premier Income Fund Qualified in Pesos), four fixed-income funds (Premier Plus Income Fund in Pesos, Premier Fixed-Income Savings Fund, Premier Capital Fund and Premier Fixed-Income Growth Fund), an equity fund (Premier Equity Fund), a fund specifically for investments in securities issued by SMEs and large-sized companies (Premier Common Investment Open SMEs Fund) and a mixed-income fund that invests in agricultural commodities derivatives (Premier Agricultural Commodities).

        The fixed-income funds offer the opportunity to invest in private and short-term and medium-term public debt securities. The Premier Plus Income Fund maintains a portfolio primarily composed of financial trusts and notes. The Premier Fixed-Income Savings Fund invests in debt instruments issued by the Central Bank, financial trusts and notes. The Premier Fixed-Income Growth Fund is composed of short-term and medium-term public debt securities. The Premier Capital Fund invests in currency-linked investments.

        The placement of these products is made by the Bank primarily through its commercial channels, by SAM and by brokerage firms. In December 2014, SAM began to offer its fund investment services to customers through the Bank's corporate home banking service. This service broadens SAM's channels of distribution and offers clients a high quality service.

        In late 2015, SAM plans to launch a new mixed-income fund product to broaden its investment options for customers.

        Microcredit Services.    Cordial Microfinanzas provides microcredit loans to self-employed individuals in the lower-middle and low-income segments of the Argentine population. Through Cordial Microfinanzas, we offer an opportunity for individuals who otherwise would have no, or limited, access to financial institutions to develop a long-term relationship with us and establish a credit history, in furtherance of our core goals of creating economic value (for our clients and shareholders) and social value (for our clients and the community at large).

        As of September 30, 2015, our microfinance portfolio amounted to Ps.162.9 million (before allowances), and 7,390 active credit accounts (including Cordial Microfinanzas and CCF's portfolio). As of September 30, 2015, the average loan term was 12.5 months and the average loan amount was Ps.24,599. Loans in default for periods over 30 days were 7.3% of total loans. As of September 30, 2015, aggregate disbursements totaled Ps.205.5 million.

        As of December 31, 2014, our microfinance portfolio amounted to Ps.118.2 million (before allowances), and 6,720 active credit accounts (including Cordial Microfinanzas and CCF's portfolio). As of December 31, 2014, the average loan term was 9.6 months and the average loan amount was Ps.24,005. Loans in default for periods over 30 days were 7.8% of total loans. As of December 31, 2014, aggregate disbursements totaled Ps.205.2 million.

        Cordial Microfinanzas offers the following products:

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  Loans.  The average loan from Cordial Microfinanzas is currently Ps.24,599 (maximum Ps.318,532), with an average term of 12.5 months. The interest rate varies according to the length of time the customer has been with Cordial Microfinanzas and his or her payment history. As of September 30, 2015, the average annual interest rate was 71.8%. Loan amounts are greater when secured with collateral. The average loan with a pledge as a guarantee is currently Ps.180,000, with an average term of 21 months. As of September 30, 2015, the average interest rate for loans with a pledge as a guarantee was 57.0%. The average loan with a mortgage guarantee is currently Ps.225,000, with an average term of 28 months. As of September 30, 2015, the average interest rate for loans with a mortgage guarantee was 50.0%.

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  Check discounting.  Cordial Microfinanzas offers its customers a check cashing service with terms of up to 180 days. This service is a more affordable and flexible alternative for customers to access financial services. During the nine-month period ended September 30, 2015, the average interest rate was 52.5%.

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  Savings Account with Banco Supervielle S.A.  Cordial Microfinanzas offers customers access to a savings account with the Bank together with a debit card. Cordial Microfinanzas was the first microcredit institution in Argentina to offer customers in this segment access to formal savings channels.

        In June 2013, Cordial Microfinanzas signed an agreement with CCF to offer financing to microentrepreneurs within the framework of the Central Bank's regulations.

        Retail Sales.    Espacio Cordial sells various types of goods and services through a wide range of distribution channels, with a focus on cross-selling to our banking customers.

        In 2014, Espacio Cordial conducted business through sales points located in the Bank's service centers throughout Argentina, as well as by catalog orders placed at call centers. Espacio Cordial developed two online sales units in 2014: CordialShop.com.ar and TiendaSupervielle.com.ar, selling primarily household appliances, health plans, security products and prepaid services. In December 2014, Espacio Cordial obtained authorization from the Ministry of Tourism (Ministerio de Turismo) to operate as a travel and tourism company. In the nine-month period ended September 30, 2015, Espacio Cordial sold approximately 77,000 electronic products for Ps.124 million and approximately 24,000 prepaid service plans. In 2014, Espacio Cordial sold approximately 45,000 electronic products for Ps.100 million and approximately 24,000 prepaid service plans.

        Espacio Cordial has a presence in all of the Bank's senior citizen service centers. In 2015, Espacio Cordial's focus has been to increase sales in the 78 existing sales point and develop other distribution channels. Some of these new channels and products include:

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  online wine sales through Tienda Supervielle eMarketplace, which is intended to support the Bank's wine business in Mendoza, as well as other products;

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  tourism sales, which is managed by a direct sales force; rewards catalog sales, through which Bank customers are able to redeem rewards points for goods;

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  insurance products through an agreement with Supervielle Seguros; and

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  other types of products, including cable services, internet services and security systems.

Our Subsidiaries

Banco Supervielle S.A.

        We own 94.7% of the share capital of the Bank and Sofital owns 2.8%. The Bank is a universal commercial bank and our largest subsidiary. When consolidated with CCF, the Bank accounted for 97.4% and 98.6% of our total assets as of September 30, 2015 and December 31, 2014, respectively. During the last fifteen years, the Bank experienced significant growth while efficiently managing risks, including those posed by the 2001-2002 crisis and the 2008 international economic downturn. The Bank operates in Argentina, and substantially all of its customers, operations and assets are located in Argentina. It offers a wide variety of financial products and services to retail and corporate customers.

        According to the Central Bank, as of December 31, 2014, the Bank ranked eleventh in terms of deposits, total loans and total assets among private banks in Argentina. As of such date, the Bank ranked fifth in terms of deposits, and in terms of total assets among domestically-owned private banking groups. In 2014, the Bank continued to be a leader among private banks with respect to the payment of federal benefits to senior citizens in terms of the number of payments made. The Bank is also one of the leading providers of (i) factoring services in Argentina, with a 9.8% market among private banks as of December 31, 2014 and (ii) leasing services, with a market share estimated to be above 10% (in each case, taking into account the securitized leasing portfolio) as of December 31, 2014.

        As of September 30, 2015, the Bank had total assets of Ps.25.9 billion, total loans of Ps.16.8 billion and total deposits of Ps.20.1 billion, and its shareholders' equity totaled Ps.2.5 billion. As of December 31, 2014, the Bank had total assets of Ps.21.8 billion, total loans of Ps.13.5 billion and total deposits of Ps.16.5 billion, and its shareholders' equity totaled Ps.2.1 billion.

Cordial Compañía Financiera S.A.

        The Bank owns 95% of CCF's common shares and Grupo Supervielle owns the remaining 5%. As of September 30, 2015, CCF had total assets of Ps.2.3 billion, net shareholders' equity of Ps.281 million and a loan portfolio and credit card loan balances of Ps.2.7 billion (including the portfolio assigned to the Bank and the securitized loan portfolio) and approximately 310,000 credit cards issued. As of December 31, 2014, CCF had total assets of Ps.1.8 billion, net shareholders' equity of Ps.225 million and a loan portfolio and credit card loan balances of Ps.2.0 billion (including the portfolio assigned to the Bank and the securitized loan portfolio) and approximately 318,000 credit cards issued.

        In August 2011, we purchased CCF, a company formerly known as GE Compañía Financiera S.A., a financial services division of General Electric. GE Compañía Financiera had been operating for more than ten years in the Argentine market with financial products such as credit cards, personal loans, consumer loans and a wide range of insurance products.

        Since 2000, through an agreement with Walmart Argentina, CCF has had exclusive rights to promote and sell financial and credit products to Walmart Argentina customers nationwide, including Changomas stores. The Walmart Argentina agreement grants CCF access, on an exclusive basis, to a distribution channel that includes 96 Walmart Argentina and Changomas stores located throughout Argentina and all future stores to be opened by Walmart Argentina during the term of the agreement. On July 6, 2010, CCF renewed the Walmart Argentina agreement through August 31, 2015 and in December 2014, CCF renewed the agreement again, through August 2020. This new extension of the agreement is expected to foster the expansion of CCF's business and the development of large, long term projects that are expected to bolster the growth of both parties to the agreement.

        CCF specializes in specific credit products and financial consumer services. Its business model is based on offering financial products to mainly the middle and lower-middle-income sectors and is focused on two fundamental pillars:

             i)  Accessibility:    Convenient services centered on the customer and adapted to the concept of multi-channel banking.

            ii)  Diversification:    Products that satisfy the customers' needs in every stage of life with personalized offers and differentiated value propositions.

        The concept of multi-channel banking requires CCF to have a presence everywhere in Argentina, including each of the 22 provinces, which it does through 100 branches and three main channels of distribution:

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  Walmart Financial Services:    Through this channel, CCF offers loans, credit card origination and insurance through an exclusive agreement with Walmart Argentina, reaching approximately 305,000 customers.

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  Tarjeta Branches:    Through this channel, CCF offers financing to middle and lower-middle-income customers. This service has a strong presence in the Patagonia region and reaches approximately 53,000 customers.

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  "Tu Crédito Hipertehuelche":    Through this channel, CCF offers loans, credit card origination and insurance through an exclusive agreement with Hipertehuelche, reaching approximately 14,000 customers.

        To secure its market presence and to maximize customer satisfaction and prospects, CCF owns financial service stands in all medium and large Walmart Argentina locations and has a total of 64 sales and services points. In smaller Walmart Argentina locations, CCF has developed a customer sales and services model through exclusive technology that does not require on-site presence.

        In the third quarter of 2014, CCF entered into an agreement with Hipertehuelche, a home improvement and construction products retail chain, in which it agreed to become the exclusive financial company of Hipertehuelche's Patagonia locations, where it has sixteen stores. In these stores, there is a financial services stand where CCF's products are offered.

        For the nine-month period ended September 30, 2015, CCF was the largest private issuer of MasterCard credit cards in Argentina. With respect to origination, for the nine-month period ended September 30, 2015 and the year ended December 31, 2014 CCF placed 75,891 and 88,181 loans, respectively, and issued 152,482 and 107,642 credit cards.

        CCF's total portfolio as of September 30, 2015 (including all products) totaled Ps.1.9 billion and is composed mainly of funds corresponding to consumer financial products. CCF's total portfolio as of December 31, 2014 (including all products) totaled Ps.1.5 billion.

Tarjeta Automática S.A.

        Tarjeta was founded in 2002 to offer credit services to a segment of customers to whom banking services were not previously available. Its operations are concentrated primarily on granting consumer credit. In 2007, we acquired Tarjeta.

        Tarjeta has 20 public service branches and 41 stands at retail chains. The highest concentration of Tarjeta branches is in Patagonia.

        CCF and Tarjeta entered into an agreement for the provision of certain services to create synergies between themselves within the framework governing complementary financial services established by the Central Bank. Pursuant to this agreement, CCF will provide services to Tarjeta related to risk and collection, finance, facilities, customer service call centers, IT and operations.

Supervielle Seguros S.A.

        In June 2013, Grupo Supervielle and Sofital purchased 100% of the shares of Supervielle Seguros S.A. (formerly known as Aseguradores de Créditos del Mercosur S.A.). Supervielle Seguros began operations in October 2014.

        Supervielle Seguros will continue focusing on the first stage of creating non-credit related insurance products such as its protected bag insurance (which was offered beginning in October 2014) and personal accident insurance (which was offered beginning in November 2014). In addition, in December 2014 Supervielle Seguros began to offer life insurance through a sales force composed of 50 people. Personal accident insurance and protected bag insurance are sold through the branches of the Bank and CCF.

        In parallel with the consolidation of its non-credit related insurance business, Supervielle Seguros plans to advance its products, adapt to the needs of its distribution channels and clients and evaluate how to incorporate the business into the credit-related businesses.

Cordial Microfinanzas S.A.

        Cordial Microfinanzas offers loans and other financial services to urban micro-entrepreneurs that have limited access to traditional banking and financial services and families with housing infrastructure deficiencies that need financing for improvements or home maintenance purposes. Cordial Microfinanzas's products include secured and unsecured loans, home-improvement loans and loans for gas installation.

        As of September 30, 2015, Cordial Microfinanzas had nine branches, seven of which were located in the greater Buenos Aires area, specifically in Lomas de Zamora, Laferrere, La Plata, Olmos, Villa Celina, Pilar and Florencio Varela, as well as two in the neighborhood of Flores in the City of Buenos Aires. In addition, Cordial Microfinanzas works with Gas Natural S.A. to offer financing for the installation of gas lines in homes. In 2015, Cordial Microfinanzas has been focusing on growth of the business through improving productivity and profitability in its existing branches.

        Cordial Microfinanzas has received grants and financing from FMO and from IDB. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Funding—Financings."

Supervielle Asset Management Sociedad Gerente de FCI S.A.

        Through SAM, we have become a player in the mutual funds market with the "Premier" funds family. In November 2014, Standard & Poor's published its "FundStar Ranking," which ranks mutual funds based on relative strengths compared to other mutual funds with similar long-term investment strategies. Premier Fixed-Income Savings Fund and Premier Income Fund Qualified received the highest rating of five stars and Premier Equity Fund received four stars.

        As of September 30, 2015, SAM managed 8 mutual funds and had US$510 million of funds under management. Based on data from the Argentine Association of Mutual Funds, we estimate that we have a market share of approximately 2.6% of the mutual fund industry in Argentina and that SAM is ranked 18 out of 43 managers in the market.

Espacio Cordial de Servicios S.A.

        Espacio Cordial was created in October 2012 and began operating in December 2012. The business was created to sell various types of goods and services, including those related to insurance, tourism, health plans and services.

Sofital S.A.F. e I.I.

        Sofital S.A.F. e I.I. is a sociedad anónima whose main activity consists of holding participations in other companies. Sofital currently holds 2.80% of the capital stock of the Bank and 5% of the capital stock of SAM. Sofital's current participation in the Bank is subject to the Central Bank's approval of a contribution of 2.3% of the capital stock of the Bank made by Julio Patricio Supervielle. Ownership interests in Sofital may change if the capital contribution of 10,239,196 shares of Sofital to Grupo Supervielle is approved by the Central Bank. Central Bank approval is currently pending and no estimate can be provided with respect to when it will be granted.

Viñas del Monte S.A.

        Viñas del Monte is a wine company in the Cuyo region. As of September 30, 2015, our interest in Viñas del Monte was 99.8%. For the nine-month period ended September 30, 2015 and the year ended December 31, 2014, Viñas del Monte had sales of Ps.2.6 million and Ps.1.4 million, respectively. Viñas del Monte was an investment funded by the Bank to participate in a program set up by the Province of San Juan designed to promote investments in certain industries. By participating in this program, the Bank deferred tax payments for 75% of the investment made in Viñas del Monte between 1998 and 2001 and up to 2010. The tax was paid in full, without interest, in 2014.

Investments in and Divestments of Grupo Supervielle in its Subsidiaries

        On March 30, 2012, we made an irrevocable capital contribution to Cordial Microfinanzas for future capital increases. On August 29, 2012, Cordial Microfinanzas capitalized the contribution and we received 119,085 shares of Cordial Microfinanzas.

        On October 2, 2012, the Board of Directors resolved to establish Espacio Cordial. Espacio Cordial has authorized capital of Ps.1,000,000, representing 1,000 common shares, of which we own 95% and Sofital owns the remaining 5%.

        On November 9, 2012, we made an offer to the Bank to acquire the rights to its irrevocable contributions in the form of future capital increases made by the Bank to Viñas del Monte, a company in which we previously had owned a 1% stake. On November 14, 2012, the rights to the irrevocable contributions in the form of future capital increases for a nominal amount of Ps.2,500,000 were transferred to us in exchange for Ps.4,520,000.

        On February 5, 2013, we accepted an offer for the acquisition of 95% of the purchase shares of Aseguradores de Créditos del Mercosur S.A. (which was later renamed Supervielle Seguros). On May 14, 2013, the National Superintendency of Insurance approved the transfer of the company's shares. As a result, on June 6, 2013, 95% of the shares of Aseguradores de Créditos del Mercosur S.A. were transferred to us and the remaining 5% was transferred to Sofital.

        On May 30, 2014, Sofital S.A. and Grupo Supervielle entered into an agreement for the sale of 100% of the shares of Adval S.A. to CAT Technologies S.A. The purchase price is scheduled to be paid in installments due between July 2014 and July 2019. As of December 31, 2014, Grupo Supervielle S.A. recorded a credit of Ps.4.0 million and Sofital S.A. a credit of Ps.0.2 million.

        On February 25, 2014, the shareholders of Supervielle Seguros voted to increase the share capital by an amount of Ps.5,000,000 in proportion to their holdings to be integrated in cash and in kind.

        On November 26, 2014, our Board of Directors decided to make a capital contribution to Supervielle Seguros for an amount of Ps.12,462,232.05. The capital contribution did not change our stake in Supervielle Seguros. The increase in share capital of Supervielle Seguros is pending the approval of the Superintendency of Insurance.

Market Area

        We maintain a strong geographic presence in the City of Buenos Aires and the Greater Buenos Aires metropolitan area, which is Argentina's most commercially significant and highly populated area, and we are leaders in terms of our banking network in some of Argentina's most dynamic regions, including Mendoza and San Luis.

        City of Buenos Aires.    The City of Buenos Aires is the capital of Argentina and the center of commerce and seat of the national government in Argentina. Based on the most recent publicly available information released by region, the City of Buenos Aires had a GDP per capita in 2005 of approximately Ps.40,000 and a population of approximately 2.9 million (approximately 7.2% of Argentina's overall population). In 2014, the unemployment rate in the City of Buenos Aires decreased to 5% from 7% in 2012. In terms of the banking sector, there are 809 bank branches (out of a total of 4,401 bank branches in Argentina) in the City of Buenos Aires and the city accounts for 52% and 53% of total deposits and loans in Argentina, respectively.

        Province of Buenos Aires.    The Province of Buenos Aires, which includes the Greater Buenos Aires metropolitan area, is an agricultural center focused primarily on the production of soy, wheat, corn and other agricultural products. Based on the most recent publicly available information released by region, the Province of Buenos Aires had a GDP per capita in 2005 of approximately Ps.12,000 and a population of approximately 15.6 million (approximately 38.9% of Argentina's overall population). In 2014, the unemployment rate in the Province of Buenos Aires increased to 7.2% from 6.5% in 2013, but it remained below the historical average rate. During the last decade, agricultural production has been strong as a result of high commodity prices which has contributed to Argentina's economic growth. It is expected that agriculture production will continue to be a key driver of economic growth in Argentina in the coming years. In terms of the banking sector, there are 1,347 bank branches (out of a total of 4,401 bank branches in Argentina) in the Province of Buenos Aires and the region accounts for 20% and 18% of total deposits and loans in Argentina, respectively.

        Mendoza.    Mendoza is located in the Cuyo region and is the center of the wine industry in Argentina. Based on the most recent publicly available information released by region, Mendoza had a

GDP per capita in 2005 of approximately Ps.13,000 and a population of approximately 1.7 million (approximately 4.3% of Argentina's overall population). Since 2010, the unemployment rate in Mendoza has remained below 5%, compared to 7% in Argentina over the same period. However, over the last year, the region has suffered economically as a result of a reduction of exports to the United States due to lower international wine prices and a decreased overall performance of the wine sector. In terms of the banking sector, there are 159 bank branches (out of a total of 4,401 bank branches in Argentina) in Mendoza and the city accounts for 2% of total deposits and loans in Argentina.

        San Luis.    San Luis is located in the Cuyo region. The primary industries in San Luis are agricultural production and tourism. Based on the most recent publicly available information released by region, San Luis had a GDP per capita in 2005 of approximately Ps.13,000 and a population of approximately 0.4 million (approximately 1.1% of Argentina's overall population). In 2014, the unemployment rate in San Luis decreased to 1.2% from 2% in 2012, representing the lowest unemployment rate in Argentina. In terms of the banking sector, there are 52 bank branches (out of a total of 4,401 bank branches in Argentina) in San Luis and the city accounts for 0.5% and 0.4% of total deposits and loans in Argentina, respectively.

Distribution Network

        Our infrastructure supports our multi-channel distribution strategy with a strategic national footprint through 326 access points, which include 110 bank branches, 67 senior citizen service centers, 11 banking payment and collection centers, 67 CCF sales points located in Walmart supermarkets, 61 consumer financing branches and other sale points, 9 microfinance branches, 492 ATMs and 158 self-service terminals. As of September 30, 2015, we had a 4.4% market share in terms of branches and ATMs among private Argentine banks according to Central Bank information. Since 2001, when our network consisted of 23 access points, our distribution network has grown at a 21.3% CAGR.

        Our senior citizen service centers are locations dedicated to providing banking services to senior citizens and their representatives, including: a) making social security payments to senior citizens on behalf of ANSES; b) offering savings accounts and time deposits; c) receiving loan applications and disbursing loans; d) issuance of credit and debit cards and ancillary services; e) foreign exchange transactions; f) payment by senior citizens of taxes, loan installments, credit card balances and others; and g) check payment and collection to providers and customers.

        The following table and map show the geographical distribution of branches, senior citizen service centers and sales and collection centers, as of September 30, 2015:

Distribution Network
Banco Supervielle S.A. Branches	110
Banco Supervielle S.A. Senior Citizen Service Centers	67
Banco Supervielle S.A. Sales and Collection Centers	11
Tarjeta Automática S.A. Branches	20
Tarjeta Automática S.A. Sales and Collection Centers	41
Cordial Microfinanzas S.A. Branches	9
Cordial Microfinanzas S.A. Sales and Collection Centers	1
Cordial Compañía Financiera Sales Points	67
ATMs	492
Self-service Terminals	158

 Deposits

        The following tables show the composition of the Bank's (on a consolidated basis) and the Argentine private banks' total liabilities and deposits as of September 30, 2015:

	Nine-month period ended September 30, 2015
Liabilities	Banco Supervielle		Private Banks
	Ps. (in million)%		Ps. (in million)%
Deposits	20,663	82.5%	634,976	80.8%
Other Liabilities	4,391	17.5%	150,591	19.2%

Total	25,054		785,567

	Nine-month period ended September 30, 2015
Deposits Breakdown	Banco Supervielle		Private Banks
	Ps. (in million)%		Ps. (in million)%
Checking accounts	2,971	14.4%	150,215	23.7%
Saving Accounts	6,374	30.9%	140,143	22.1%
Time deposits	9,216	44.7%	274,485	43.2%
Other deposits	2,102	10.2%	70,133	11.0%

Total	20,663		634,976

	Nine-month period ended September 30, 2015 Peso Denominated Time Deposits to the Private Sector
	Banco Supervielle	Private Banks
Retail Deposits	54%	49%
Wholesale & Institutional investors	46%	51%

        The following tables show the composition of the Bank's (on a consolidated basis) and the Argentine private banks' total liabilities and deposits as of December 31, 2014:

	Year ended December 31, 2014
Liabilities	Banco Supervielle		Private Banks
	Ps. (in million)%		Ps. (in million)%
Deposits	16,895	80.5%	509,774	81.4%
Other Liabilities	4,088	19.5%	116,103	18.6%

Total	20,983		625,877

	Year ended December 31, 2014
Deposits Breakdown	Banco Supervielle		Private Banks
	Ps. (in million)%		Ps. (in million)%
Checking accounts	2,624	15.5%	124,379	24.4%
Saving Accounts	5,353	31.7%	122,639	24.1%
Time deposits	6,651	39.4%	192,818	37.8%
Other deposits	2,267	13.4%	69,938	13.7%

Total	16,895		509,774

	Year ended December 31, 2014 Peso Denominated Time Deposits to the Private Sector
	Banco Supervielle	Private Banks
Retail Deposits	61%	45%
Wholesale & Institutional investors	39%	55%

Loan Portfolio—General Overview

        Each loan category in our loan portfolio faces different risks. We have established underwriting policies, standards and pricing mechanisms designed to mitigate the risks posed by each loan category. Our loan portfolio has grown significantly since 2001. As of September 30, 2015, we had a loan portfolio (including the securitized loan portfolio) of Ps.22.5 billion (equivalent to US$2.4 billion converted to U.S. dollars at the reference exchange rate as of September 30, 2015), compared to December 31, 2001, when we had a loan portfolio of Ps.92.9 million (equivalent to US$92.9 million, converted to U.S. dollars at the reference exchange rate as of December 31, 2001).

Underwriting Policies

        Our policies require that most loans only be approved for borrowers that are able to provide proof of a source of repayment and demonstrate an ability to service existing and future debt. Our underwriting procedures for all loan types require consideration of the borrower, including with respect to the borrower's financial condition, cash flow, the management skills and industry of our corporate customers, and the economic environment surrounding the issuance of any given loan.

        We generally expect customers to repay loans with unencumbered cash available to them. A significant part of our loan portfolio is secured. We assess the quality and liquidity of collateral before we grant any secured loan.

Interest Rate Terms

        We price loans: (i) on both a fixed rate and floating rate basis; (ii) over different terms; and (iii) based upon different rate indices. Our pricing structures are consistent with our interest rate risk management policies and procedures. For more information on these policies and procedures, see "—Credit Risk Management."

        Loans to individuals (personal loans and credit card loans) are priced only on a fixed rate basis, while loans to small businesses, SMEs and large-sized companies are priced on both a fixed rate and floating rate basis as follows:

  •
  Fixed rate: promissory notes (checking and invoice discounts, work certificates for government projects and warrants), overdrafts, foreign trade loans and personal loans.

  •
  Floating rate: automobile and other secured loans, receivables from financial leases.

  •
  Both rates: corporate unsecured loans.

Risks

        Below we list our loan categories from lowest risk to highest risk in terms of repayment ability and historical default rates:

  1.
  Promissory notes (checking and invoice discounts and warrants)

  2.
  Receivables from financial leases

  3.
  Foreign trade loans

  4.
  Corporate unsecured loans

  5.
  Overdrafts

  6.
  Automobile and other secured loans

  7.
  Personal loans and credit card loans (from the Retail Banking segment)

  8.
  Personal loans and credit card loans (from the Consumer Finance segment)

Summary of Loan Portfolio Categories

Promissory notes (factoring and check discounting and warrants)

        Factoring and check discounting.    Check discounting is used to finance working capital needs for businesses that have a diversified accounts receivable portfolio and customers or parties that issue checks and have a favorable credit history. Most of our check discounting transactions are with recourse to the assignor (ie., we secure repayment with a pledge over an assignment of the borrower's cash flow). However, some of our check discounting transactions are without recourse to the assignor, in which case we only have recourse to the endorser of the check. With respect to our operations with recourse, we evaluate the creditworthiness of both the assignor and the endorser of the check, specifically assessing each party's payment history, credit history and legal history by requiring a variety of documents to aid us in our underwriting process. We accept checks that are issued in the ordinary course of business from the customer with a payment date generally no longer than 180 days.

        Warrants.    Warrants are granted to finance working capital needs for producers or sellers of commodities or non-commodities such as sugar, soy, wheat, corn, sunflower, peanuts, cotton, yerba mate and tobacco. We take collateral in respect of the warrants for at least 20% to 35% in excess of the value of the products, depending on the type of product. The most significant risk we face when extending warrant financing relates to the quality and preservation of the underlying assets. To mitigate this risk, we select third-party companies to assess and monitor the value and quality of the underlying products. We establish maximum warranty amounts ranging from US$5 million to US$40 million depending on the type of product. We set interest rates for our warrants based on the term of the warrant and the quality of the underlying product.

Receivables from financial leases

        Our financial leases are granted for financing acquisitions of capital assets, industrial equipment, road equipment and automobiles. The terms of these loans are typically between 18 and 60 months, varying based on the type of product or equipment and the useful life of such product or equipment.

        The primary source of repayment for this product is cash flows from the borrower, and, therefore, we evaluate the borrower's repayment ability before granting such loans. We also evaluate the type of asset for which the financial lease is granted in the event the borrower is unable to repay the loan. If the borrower is unable to repay the loan, we may sell the asset to recover all or part of the outstanding amount of the loan.

        The primary risk associated with our financial leases is that the borrower may default on the loan and the collateral may be insufficient to recover the outstanding amount of the loan. We mitigate this risk by: (i) granting financial leases in respect of new assets that have historically shown adequate resale values, (ii) requiring a down payment of 10% to 30% (depending on the repayment ability of the customer); and (iii) for certain types of assets, requiring a commitment from the supplier of the asset to buy or find a buyer for the asset in the event of the borrower's default. We set floating interest rates for our financial leases based on prevailing market rates.

Foreign trade loans

        Foreign trade loans are granted to finance exports and imports through pre-financing and financing loans for exports, international factoring and letters of credit for imports.

        In the case of pre-financing and financing loans for exports, we analyze the repayment ability of both the borrower and its foreign client. Specifically, we ensure that the credit line that we grant is tailored to the borrower's historical export levels and projected export levels (based on contracts, purchase orders and other documentation). We generally grant pre-financing and financing loans for exports with terms ranging from 90 to 180 days, depending on the transaction and such loans are solely denominated in U.S. dollars. Interest rates for pre-financing and financing loans for exports depend on the term of the loan and range from 5.5% to 8.25%.

        In the case of letters of credit for imports, we face a risk that we will have to pay for the imports in the event that the borrower defaults. To mitigate this risk, we ensure that the loan is granted once the merchandise to be imported can be shipped and the relevant shipment documentation can be issued. Generally, the term of our letters of credit do not exceed one year. We receive a fee for the letters of credit we issue instead of charging interest.

Corporate unsecured loans

        Corporate financial loans.    Our corporate financial loans finance short term working capital needs of up to one year or medium term working capital needs of up to three years for businesses that require monthly or periodic amortization. These loans are granted to customers with annual revenues in excess of Ps.25 million. We evaluate the customer's repayment ability using the general criteria and analysis for corporate customers. We also analyze the following factors: the shareholders and management of the borrower, the financial and economic environment, regulatory risk and projected cash flow for the entire period during which the loan will be outstanding to ensure that the borrower will be able to comply with the scheduled payments under the loan. We take into account the potential effects that economic variables such as exchange rate volatility and inflation could have on projected cash flow. We set either a floating or fixed interest rate for our corporate financial loans based on the creditworthiness of the borrower's business and the term of the loan.

        Loans to small businesses.    Our loans to small businesses are originated at the Bank's branches based on a policy that requires adequate credit and legal history, a minimum credit score and a certain level of revenues. Our loans to small businesses finance working capital needs for business with annual revenues between Ps.5.0 million and Ps.25 million. The maximum loan assistance that we provide is Ps.500,000 for unsecured loans and Ps.500,000 for factoring services. Our general policy is that our small business loan portfolio be composed 50% of unsecured loans and the other 50% of secured loans and factoring transactions. The Bank's branches may grant up to Ps.100,000 of unsecured loans, and any excess amount must be evaluated by the Bank's specialized credit analysis unit. We set either a floating or fixed interest rate for our loans to small businesses based on the creditworthiness of the borrower's business and the term of the loan. The interest rates for our loans to small business are generally higher than the interest rates for our corporate financial loans reflecting the difference in size and revenues of the businesses.

Overdrafts

        We grant overdrafts to businesses to finance working capital needs and ordinary course business activity. We assess whether the borrower has the ability to meet its payment obligations over a maximum 180-day period, placing an emphasis on the borrower's line of business. Businesses with operations that do not produce short-term revenues or with cyclical operations generally must seek other types of financing. We are able to anticipate a customer's ability to repay overdrafts by analyzing daily accounts payable, accounts receivable, credits and fluctuations. We set interest rates for our overdrafts on a monthly basis.

Automobile and other secured loans

        We grant secured loans to finance automobile purchases. The maximum amount of our automobile loans is Ps.350,000 with a maximum term of 36 months. Before granting this type of loan, we evaluate a customer's ability to meet monthly payment obligations by taking into account the prospective borrower's earnings. We also require that the vehicle serve as collateral in the event of a payment default by the borrower. We set interest rates based on the term of the automobile loan and a loan-to-value ratio ranging from 30% to 75% of the value of the vehicle at the time of sale.

Personal loans and credit card loans (from the Retail Banking segment)

        Our Retail Banking segment originates loans based on scoring systems and policies specifically tailored to our Plan Sueldo services, pension and retiree services and general clientele. For a detailed discussion of the Bank's credit application process, credit monitoring and review process and the risks associated with personal loans and credit card loans, see "—Credit Risk Management—Banco Supervielle S.A."

        Retail banking in Argentina is heavily regulated, including with respect to maximum interest rates and fees. See "Argentine Banking Regulations—Interest Rate and Fee Regulations." We tailor our policies related to issuing and granting loans and credit to comply with these regulations.

Personal loans and credit card loans (from the Consumer Finance segment)

        The personal and consumer loans offered by CCF and Tarjeta are unsecured products for personal use and are offered to the middle and lower-middle-income sectors. Due to the nature of these products, our pricing structure is high compared to the Argentine financial system. To be approved for such loans, these customers must provide proof of an available means of repayment and they typically but do not always have credit history.

        To mitigate the risks associated with personal and consumer loans, the initial term of any such loan is limited during the first loan, and performing borrowers may receive offers to extend the terms of the loans.

        One of the principal sales channels for personal and consumer loans is through telemarketing typically targeting credit card customers or customers that took out a loan previously with CCF, Tarjeta or another company and performed in accordance with the terms of such loan.

        The maximum amount of our personal and consumer loans is Ps.120,000, while the average loan is Ps.16,000. The average term of our personal and consumer loans is 17 months, with a maximum of 36 months. The loans are granted at a fixed rate and are paid back in monthly installments and amortized based on the French amortization system, which consists of equal monthly installments amortized in a manner in which (i) interest payments are higher at the beginning of the loan and decrease over the life of the loan, while (ii) principal payments are lower at the beginning of the loan and increase over the life of the loan.

Credit Risk Management

        We define credit risk as the risk that arises from losses and/or a decline in the value of our assets as a result of our borrowers or counterparties defaulting on or not complying with their obligations. Credit risk includes any event that may cause a decline in the present value of our loans, but does not necessarily require the counterparty's default. This risk also encompasses liquidity risk, which exists whenever a financial transaction cannot be completed or generate liquidity in accordance with an agreement. The magnitude of credit risk losses hinges upon two factors:

  •
  the amount of exposure at the time of the default; and

  •
  the amounts recovered by the Bank based on the payments received from the borrower and the execution of risk mitigation policies, such as guarantees that may limit losses.

        Our credit risk management policies also monitor concentration risk. This risk arises when the concentration of exposure has the capacity to generate enough losses (relating to results of operations, minimum capital requirements, assets or global risk levels) to impact the entity's financial strength or capacity to maintain its operations and significantly change the entity's risk profile.

        The Board of Directors approves credit risk policies and strategies presented by the Risk Management Committee, in consultation with the Credit Coordination team, the Legal Affairs and Compliance team and the commercial banks, and in accordance with Central Bank regulations. The Bank's credit risk policies and strategies seek to develop commercial opportunities and business plans, while maintaining a prudent level of risk. The credit policy is tailored to corporations and individuals from every segment.

        The pillars of the Bank's credit policy are based on an analysis of the client's cash flow and its repayment capacity. Regarding corporate clients, the Bank focuses on factoring products, the Plan Sueldo segment and senior citizen banking services. In addition, the Bank grants short and long term financing for specific products (such as leasing and secured transactions).

        We believe that loan portfolio diversification is a staple of the Bank's credit risk management objective of distributing risk appropriately by economic segment, client type and loan amount. The same importance is given to the risk mitigation mechanisms that ensure adequate risk coverage, such as the use of credit instruments in the corporate segment that cover substantial amounts of the loan. Finally, we continuously use early detection processes to monitor the performance of the loan portfolio.

Credit Risk Measuring Models

        The Bank relies on several models that estimate the distribution of possible losses arising out of the loan portfolio to calculate expected losses and minimum capital requirements. These models include:

  •
  Probability of Default ("PD").  This is obtained by using scoring or rating methods. The probability estimate is obtained by calculating the ratio of the cases of default and the total amount of loans within the observation period. The calculation is performed across different historical periods of the Bank's portfolio. This calculation is used by the Bank to classify operations and clients.

  •
  Loss Given Default ("LGD").  This formula seeks to obtain the recovery percentages of defaulted operations throughout the recovery process. LGD allows for the calculation of the percentage of the amount due that is recoverable based on where it stands in term of the recovery process. The calculation is obtained by calculating the ratio of the economic and financial loss arising from the default (including recovery costs) and the amount due at the time of default.

  •
  Exposure at Default ("EAD").  This model evaluates the Bank's level of exposure at the time of a borrower's default. The objective is to calculate the exposure to loans with commitment limits that are not in default by using the credit conversion factor. The credit conversion factors are based on the behavior of borrowers with commitment limits that have defaulted. The aim is to compare the amount due at the time of default with the amount due in a normal situation with a commitment limit.

  •
  Expected Losses Calculation.  This is calculated based on the results of the PD, EAD and LGD models. The expected loss calculation analyzes portfolio information to estimate the average value of loss distributions for a one year time horizon.

  •
  Minimum Capital Requirement Calculation.  This is represented by the difference between the portfolio's risk value and expected losses within a 99% confidence interval. The Bank has two minimum capital requirement models (one for corporate customers and one for individuals), which include the economic capital required for our concentration risk and securitization risk.

Country Risk Management

        Country risk arises from losses in investments or loans to individuals, corporations or governments, due to adverse changes in a foreign country's economic, political or social environment. The risk is present in loans granted to non-residents, loans in which the borrower's or its guarantor's solvency is significantly tied to the another country's circumstances, investments made abroad and contracts with foreign service providers.

        We believe that the Bank has an adequate framework in place to manage this risk, given the complexity of its operations and its exposure to country risk. The Bank has no significant exposure to country risk except for credit lines with correspondents and international factoring. Country risk is a special consideration when granting credit lines and is analyzed on a case by case basis.

Banco Supervielle S.A.

        The Bank's Board of Directors sets its credit policy and risk limits, with information from its risk department and the various commercial banking units and in compliance with Central Bank regulations. The credit policy is aimed at taking advantage of business opportunities within the scope and terms of the Bank's business action plan, while maintaining prudent levels of exposure to counterparty risk. The Bank's credit policy focuses on companies and individuals of all segments.

        The pillars of the Bank's credit policy include:

  •
  maintaining independence between the risk management function and the business and management team;

  •
  maintaining a highly professional corporate structure around risk management;

  •
  keeping the Board of Directors and senior management involved in risk management decision-making;

  •
  ensuring that risks are consistent with the risk appetite framework and subject to ongoing monitoring; and

  •
  propose limits for credit risk tolerance to be approved by the Board of Directors.

Credit Application Process

        The credit approval process is designed to facilitate an accurate risks analysis, expedient decisions and complete support information.

        Potential customers are interviewed and asked to submit documentation to efficiently evaluate risk. The risk area performs a risk evaluation using computer software and issues an opinion on the requested assistance. If credit assistance is deemed feasible, the customer's application is submitted for approval at the appropriate level, pursuant to credit authority guidelines and depending on the facility amount requested, the term and security.

        Applications by prospective retail customers are analyzed using an electronic application. Prospective corporate customers are evaluated on a case-by-case basis. There are no pre-approved lines of credit, except for individuals who may obtain a pre-approved line of credit for an amount up to seven times their monthly income.

Credit Monitoring and Review Process

        It is the Bank's policy to continually track and monitor risk in order to anticipate or foresee changes in the macroeconomic environment and anomalies that may affect the course of customers' activities and the repayment of loans. The Management and Credit Administration Department traces alert indicators for signals that may affect credit collection. Signals could be late payments of more than 30 days, alerts from credit bureaus, lawsuits from third parties, customers or suppliers and bounced checks. Action plans are in place to anticipate or mitigate potential nonperformance situations. The Credit Review Department tracks alert indicators by:

  •
  analyzing loan portfolio evolution;

  •
  verifying compliance with credit regulatory requirements;

  •
  reviewing the factoring portfolio on a daily basis by operation, maturity, concentration, direct and indirect risk;

  •
  verifying and analyzing customer arrears;

  •
  detecting market alerts, customer behavior in the market and the financial system, lawsuits, etc.;

  •
  proposing action plans;

  •
  involving the Special Risks Committee;

  •
  reporting customer alerts to officials and managers; and

  •
  establishing allowances for estimated loan losses.

Credit Approval Process

        The following chart describes the levels of approval for the different types of loans:

		Credit Approval Limit (in millions of Ps.)
		Unsecured	Secured
		Total Maximum Approval Limit
	House Limit (Senior Committee + Board of Director's Chairman)
Credit Approval Committee	Senior Committee (Credit Manager + Commercial Coordinator Manager + CEO + Credit Coordinators + One Member of the Board of Directors)	60	110
Corporate Banking	Coordinating Officers Committee (Credit + Corporate Banking)	18	60
	Regional Committee (Credit Manager or Credit Officers + Commercial Manager)	7	24
Consumer Financing	Small Businesses (Consumer Credit Manager or Credit Supervisors)	0.8
	Consumer Financing (Consumer Credit Manager or Credit Supervisors)	0.8	2

        The Retail Banking Committee has the following primary responsibilities:

  •
  Approves credit retail policies and oversees correct implementation and compliance with such policies.

  •
  Defines credit evaluation criteria, including the cut-off points concerning scoring models, minimum income levels required and others.

  •
  Monitors the evolution of the credit portfolio.

Recovery Process

        The Bank's Recovery Area handles the collection of past due credits. Collections are handled by different units for individual and corporate customers.

        With respect to individual customers, the Recovery Area begins a collection process when credits become past due by three days. The collection of the overdue credit is handled by a third-party collection agency. After 90 days, the Recovery Area determines whether the past due credit should be sent to a different collection agency or if it should be subjected to a judicial hearing.

        With respect to corporate customers, payment defaults are analyzed on a case-by-case basis, taking into consideration the size of the loan and the number of days in arrears, among other factors. However, generally, past due credits of corporate customers enter the collection process after 90 days. For financial leasing customers, the collection process begins after a credit is past due by 60 days.

        The Recovery Department has the power to engage in extra-judicial negotiations and approve payment proposals by debtors of amounts up to Ps.1 million.

        The Recovery Committee has the power to engage in extra-judicial negotiations with a customer owing no more than Ps.4.0 million. The Special Risk Committee may allow the customer to refinance a loan, reduce the interest or use a guarantee. The Special Risk Committee formulates proposals for the Senior Committee on how to address loan defaults that are outside the scope of its area.

CCF and Tarjeta

        To evaluate a prospective customer and detect possible fraud, CCF and Tarjeta maintain a centralized credit analysis process for issuing credit cards and granting personal loans. CCF and Tarjeta use an Experian decision engine, which combines automatic evaluation processes (including scorecards, credit bureaus (such as Equifax), negative file, maximum exposure, installment to income ratios and line assignment) with digitalized documentation controls performed by the underwriting team. This process also features different parameters for determining exposure and maximum risk per applicant, including point of sale, channel, product, incorporation process, risk level, among others.

        In addition, each branch is categorized by risk level based on its portfolio's behavior trends per score range. A cut off by level is determined accordingly. These classifications are updated and validated regularly to ensure their accuracy.

        CCF and Tarjeta periodically perform a risk analysis of their entire respective customer bases, evaluating payment behavior and exposure level, and using this information to offer better credit options for existing services and new products and services.

        Collection efforts are managed internally at the early stages of delinquency and are tailored to each customer's risk level and behavior. CCF and Tarjeta conduct collection actions using an Avaya predictive dialer and applying different communication channels such as call centers, virtual messaging, SMS, letters and telegrams. After 180 days past due, collection efforts are outsourced to third-party collection agencies.

Technology

        In order to advance our strategy of becoming an efficient provider of financial services, we invest in technological upgrades to automate our business model and improve our IT and security, among other things.

        Below we describe some of our current and planned technological investments in the Bank.

Banco Supervielle S.A.

        We have made and plan to continue making technological improvements with respect to our automation services, IT capacity, software development and security.

Automation Services

        We have made certain improvements to our automation services including:

  •
  installing new ATMs, reaching a total number of 492 ATMs as of September 30, 2015;

  •
  installing new self-service terminals, reaching a total number of 158 terminals as of September 30, 2015;

  •
  installing 4 terminals related to new bill payment services in branches as of September 30, 2015;

  •
  improving our biometrical identification services by installing a total of 245 terminals as of September 30, 2015; and

  •
  creating a new individual home banking platform.

IT Capacity

        We have created an IT environment geared towards future challenges relating to innovative initiatives such as cloud services, big data services, customer relation management and shared services. In 2016 we intend to change our banking services by installing new biometric terminals and improving mobile services. We intend to create more digital services by upgrading our voice over internal protocol (VoIP), adding more ATMs, adding video conference and on-line chats. We also intend to design an IT cloud computing system and focus on mobile banking and social networks. Finally, we intend to make specific upgrades to our computer systems.

Software Development

        Currently, we intend to develop certain software, including software related to the following things:

  •
  Changing the bank:  we plan to create a new sales platform and upgrade biometric terminals;

  •
  Client experience:  we plan to upgrade iFactus and create a new mobile banking platform;

  •
  Drive to digital:  we plan to create a corporate social network and improve our corporate architecture;

  •
  Big data:  we plan to work with data mining, social mining and analytical models; and

  •
  Running the bank:  we plan to develop software related to regulatory reports and risk management, among other things.

Security

        We also seek to improve technology related to e-crime, mobile security, cyber security, cloud security and other areas of security related to our banking services.

CCF

        CCF's investments in technology seek to achieve simplicity, speed and efficiency. CCF's initiatives for the short- and medium-term include:

  •
  Simplicity.  CCF seeks to implement service-oriented architecture (SOA) and cloud computing services to offer simple software solutions.

  •
  Speed.  CCF seeks to optimize its operating system to improve the speed of its network.

  •
  Efficiency.  CCF seeks to implement IT performance metrics and gain independence from suppliers that make scalability difficult to achieve efficiency.

Software Development

        We intend to implement a new origination process with a new online sales platform and the use of SOA to access core information. In addition, we intend to improve processes related to accounting and financial information. We already implemented a new platform that allows us to monitor critical processes online. We also seek to improve customer loyalty through our software.

Competition

Retail Banking, Corporate Banking and Treasury

        The Argentine financial system remains highly fragmented compared to the rest of Latin America.

        In 1999, the Argentine financial system had 116 financial entities. This number decreased to 100 in 2002 and 89 in 2005. As of December 2014, this number stood at 81, of which 65 were banks (12 public and 53 private). In terms of ownership, in 1999 Argentine and foreign entities each held 41.3% of the Argentine banks while the remaining 17.3% of the banks were held by the public sector. As of December 31, 2014, while the participation of the public sector remained stable at 18.5%, the portion of banks controlled by Argentine entities increased to 50.8% and the portion of banks controlled by foreign entities decreased to 30.8%.

        In 1999, there were 17 financial companies, nine of which were controlled by Argentine entities and eight of which were controlled by foreign entities, and seven credit unions. As of December 2014, the number of financial companies had decreased to 15, six of which were controlled by Argentine entities and nine of which were controlled by foreign entities, and only one credit union remained.

        As of December 31, 2014, the largest private bank in terms of bank assets in Argentina held a 7.2% share of the total bank assets in the financial system and the five largest banks (including private and public banks) in terms of assets held a 56.3% share, higher than the 48.7% share held in 2001 and the 54.7% held in 2005. Banking systems in other Latin American countries are even more concentrated. As of December 31, 2014, the five largest banks (including private and public banks) in terms of assets held a 82.5% share of total bank assets in Brazil, 72.2% in Chile, 66.3% in Colombia, 72.3% in Mexico, and 86.7% in Peru.

Competitive Framework

        The Bank was one of the top 15 private banks in the Argentine financial system with respect to loans, deposits, assets and equity as of September 30, 2015, as shown in the following table:

	As of September 30, 2015
	Total Assets		Total Loans		Total Deposits
	Ps. (in millions)	Share of total (%)	Ps. (in millions)	Share of total (%)	Ps. (In millions)	Share of total (%)
	(in millions of Pesos, except percentages)
Banco Santander Rio S.A.	121,227	13.33%	72,831	14.92%	88,398	13.92%
Banco de Galicia y Buenos Aires S.A.	115,823	12.73%	62,373	12.77%	81,657	12.86%
Banco Macro S.A.(1)	94,438	10.38%	56,172	11.50%	67,763	10.67%
BBVA Francés S.A.	90,849	9.99%	48,486	9.93%	63,168	9.95%
HSBC Bank Argentina S.A.	59,370	6.53%	32,227	6.60%	43,373	6.83%
Credicoop Cooperativo Limitado	55,533	6.11%	23,658	4.85%	48,955	7.71%
ICBC S.A.	50,347	5.54%	25,549	5.23%	31,837	5.01%
Banco Patagonia S.A.	49,986	5.50%	27,935	5.72%	34,356	5.41%
Citibank N.A	44,566	4.90%	24,597	5.02%	27,978	4.41%
Banco Hipotecario S.A.	33,384	3.67%	18,317	3.75%	19,653	3.10%
Banco Supervielle S.A.	25,877	2.85%	16,849	3.45%	20,134	3.17%
Nuevo Banco de Santa Fe S.A.	24,022	2.64%	16,373	3.35%	17,348	2.73%
Banco de San Juan S.A.	21,043	2.31%	3,632	0.74%	14,060	2.21%
Banco Itaú Argentina S.A.	17,594	1.93%	11,296	2.31%	10,704	1.69%
Banco Comafi S.A.	12,561	1.38%	6,152	1.25%	8,733	1.38%
Other(2)	92,934	10.22%	41,682	8.57%	56,819	8.95%

Private Banks Total	909,556		488,282		634,976

Source: Central Bank

(1)
Includes Banco del Tucumán S.A.

(2)
Includes 36 private banks with assets below Ps.10.0 billion, as of December 31, 2014.

        The Bank was one of the top 15 private banks in the Argentine financial system with respect to loans, deposits, assets and equity as of December 31, 2014, as shown in the following table:

	As of December 31, 2014
	Total Assets		Total Loans		Total Deposits
	Ps. (in millions)	Share of total (%)	Ps. (in millions)	Share of total (%)	Ps. (In millions)	Share of total (%)
	(in millions of Pesos, except percentages)
Banco Santander Rio S.A.	95,298	13.09%	54,937	14.01%	69,738	13.68%
Banco de Galicia y Buenos Aires S.A.	88,746	12.19%	49,035	12.51%	63,778	12.51%
Banco Macro S.A.(1)	74,986	10.30%	43,732	11.16%	53,409	10.48%
BBVA Francés S.A.	73,284	10.07%	40,411	10.31%	51,436	10.09%
HSBC Bank Argentina S.A.	49,934	6.86%	26,485	6.76%	35,492	6.96%
Credicoop Cooperativo Limitado	43,202	5.93%	21,203	5.41%	37,605	7.38%
Banco Patagonia S.A.	39,333	5.40%	22,760	5.81%	27,467	5.39%
ICBC S.A.	38,282	5.26%	19,831	5.06%	24,529	4.81%
Citibank N.A	38,132	5.24%	19,095	4.87%	22,819	4.48%
Banco Hipotecario S.A.	29,336	4.03%	16,239	4.14%	18,361	3.60%
Banco Supervielle S.A.	21,827	3.00%	13,459	3.43%	16,479	3.23%
Nuevo Banco de Santa Fe S.A.	19,275	2.65%	11,998	3.06%	13,526	2.65%
Banco de San Juan S.A.	16,291	2.24%	2,907	0.74%	11,255	2.21%
Banco Itaú Argentina S.A.	16,246	2.23%	11,096	2.83%	10,743	2.11%
Banco Comafi S.A.	10,933	1.50%	5,348	1.36%	7,767	1.52%
Other(2)	72,941	10.02%	33,489	8.54%	45,369	8.90%

Private Banks Total	728,045		392,023		509,774

Source: Central Bank

(1)
Includes Banco del Tucumán S.A.

(2)
Includes 36 private banks with assets below Ps.10.0 billion, as of December 31, 2014.

        The Bank, when consolidated with CCF, was one of the top ten private banks in the Argentine financial system with respect to personal loans as of September 30, 2015, as shown in the following table:

	As of September 30, 2015(1)
	Personal Loans
	Ps. (in millions)	Share of total (%)
Banco Macro S.A.(2)	21,370.8	20.5%
Banco Santander Río S.A.	10,318.4	11.8%
BBVA Francés S.A.	6,805.4	7.8%
Banco Supervielle S.A.(3)	5,538.3	6.3%
Banco de Galicia y Buenos Aires S.A	5,402.3	6.2%
Nuevo Banco de Santa Fe. S.A.	4,557.7	5.2%
Banco Patagonia S.A.	3,657.5	4.2%
Citibank N.A.	3,021.8	3.5%
HSBC Bank Argentina S.A.	2,963.7	3.4%
Banco Hipotecario S.A.	2,827.5	3.2%
Other	24,284.4	27.8%

Total	87,302.3	100.0%

(1)
Does not include securitized personal loans portfolio.

(2)
Includes Banco del Tucumán S.A.

(3)
Consolidated with CCF.

        The Bank, when consolidated with CCF, was one of the top ten private banks in the Argentine financial system with respect to personal loans as of December 31, 2014, as shown in the following table:

	As of December 31, 2014(1)
	Personal Loans
	Ps. (in millions)	Share of total (%)
Banco Macro S.A.(2)	16,121.0	19.7%
Banco Santander Río S.A.	7,914.1	11.6%
BBVA Francés S.A.	6,091.9	8.9%
Banco de Galicia y Buenos Aires S.A.	4,815.0	7.0%
Banco Supervielle S.A.(3)	3,445.0	5.0%
Banco Patagonia S.A.	3,192.5	4.7%
Citibank N.A	2,417.3	3.5%
HSBC Bank Argentina S.A.	2,415.0	3.5%
Banco Hipotecario S.A.	2,354.1	3.4%
Credicoop Cooperativo Limitado	1,953.8	2.9%
Other	20,266.4	29.7%

Total	68,322.5	100.0%

(1)
Does not include securitized personal loans portfolio.

(2)
Includes Banco del Tucumán S.A.

(3)
Consolidated with CCF.

        The Bank was one of the top ten private banks in the Argentine financial system with respect to leasing, as shown in the following table as of September 30, 2015:

	As of September 30, 2015
	Leasing(1)
	Ps. (in millions)	Share of total (%)
BBVA Francés S.A.	2,261.7	21.2%
Banco Patagonia S.A	1,259.8	11.8%
HSBC Bank Argentina S.A.	1,111.8	10.4%
Banco de Galicia y Buenos Aires S.A	1,010.2	9.5%
Banco Supervielle S.A.(2)	983.8	9.2%
Banco Comafi S.A.	764.1	7.2%
ICBC S.A.	658,4	6.2%
Credicoop Cooperativo Limitado	632.1	5.9%
Citibank N.A	611.8	5.7%
Banco Santander Río S.A.	471.6	4.4%
Others	899.9	8.4%

Total	10,665.2	100.0%

Source: Central Bank

(1)
Does not include securitized leasing portfolio.

(2)
Net of allowances.

        The Bank was one of the top ten private banks in the Argentine financial system with respect to leasing, as shown in the following table as of December 31, 2014:

	As of December 31, 2014
	Leasing(1)
	Ps. (in millions)	Share of total (%)
BBVA Francés S.A.	1,992.9	21.5%
Banco de Galicia y Buenos Aires S.A.	1,070.3	11.5%
HSBC Bank Argentina S.A.	1,036.9	11.2%
Banco Patagonia S.A.	1,017.2	11.0%
Banco Comafi S.A.	640.6	6.9%
ICBC S.A.	613.3	6.6%
Credicoop Cooperativo Limitado	606.8	6.5%
Banco Supervielle S.A.	584.0	6.3%
Citibank N.A	474.4	5.1%
Banco Santander Río S.A.	417.5	4.5%
Others	822.2	8.9%

Total	9,276.1	100.0%

Source: Central Bank

(1)
Does not include securitized leasing portfolio.

        The Bank was one of the top ten private banks in the Argentine financial system with respect to factoring as of December 31, 2014, as shown in the following table:

	As of December 31, 2014
	Factoring
	Ps. (in millions)	Share of total (%)
Banco de Galicia y Buenos Aires S.A.	6,080.6	14.8%
Banco Santander Río S.A.	4,147.0	10.1%
Credicoop Cooperativo Limitado	4,085.9	9.9%
Banco Supervielle S.A.	4,047.9	9.8%
Banco Macro S.A.	3,656.5	8.9%
Banco Patagonia S.A.	3,227.3	7.8%
BBVA Francés S.A.	2,444.4	5.9%
Citibank N.A	1,769.2	4.3%
HSBC Bank Argentina S.A.	1,668.2	4.1%
ICBC S.A.	1,243.5	3.0%
Banco Comafi S.A.	388.3	0.9%
Banco Hipotecario S.A.	276.8	0.7%
Banco Itaú Argentina S.A.	243.0	0.6%
Others	7,861.5	19.1%

Total	41,140.2	100.0%

Source: Central Bank

        The Bank, when consolidated with CCF, ranked first among private banks in the Argentine financial system with respect to Mastercard active accounts as of the periods indicated, as shown in the following table:

		As of September 30, 2015	As of December 31, 2014
		Mastercard active accounts
1	Banco Supervielle S.A.(1)	218,021	231,250
2	Banco Macro S.A.	192,702	196,758
3	HSBC Bank Argentina S.A.	182,966	184,663
4	BBVA Francés S.A.	182,169	171,339
5	Citibank N.A.	112,836	117,117
6	Banco de Galicia y Buenos Aires S.A.	97,677	84,581
7	Banco Columbia S.A.	93,857	107,074
8	Banco Itaú Argentina S.A.	93,119	102,286
9	Banco ICBC S.A.	68,859	64,844
10	Banco Patagonia S.A.	55,285	53,693

(1)
Consolidated with CCF.

        The Bank was one of the top ten private banks in the Argentine financial system with respect to the origination of all bank asset securitization in the Argentine market as of the periods indicated, as shown in the following table:

	As of September 30, 2015
	Bank asset securitization
	Ps. (in millions)	Share of total (%)
Banco Supervielle S.A.	970.0	30.9%
Banco Columbia S.A.	568.9	18.1%
Banco Piano S.A.	364.1	11.6%
Banco Sáenz S.A.	356.0	11.4%
ICBC S.A.	238.4	7.6%
BST S.A.	235.3	7.5%
Banco BICA	234.4	7.5%
Banco Comafi S.A.	93.7	3.0%
Nuevo Banco del Chaco S.A.	75.0	2.4%

Total	3,135.9	100.0%

	As of December 31, 2014
	Bank asset securitization
	Ps. (in millions)	Share of total (%)
Banco Supervielle S.A.	3,044.7	45.1%
Banco Columbia S.A.	867.8	12.9%
Banco Piano S.A.	540.5	8.0%
Banco Comafi S.A.	525.0	7.8%
Banco Sáenz S.A.	450.2	6.7%
BST S.A.	412.4	6.1%
ICBC S.A.	380.5	5.6%
Banco BICA	210.1	3.1%
Banco Cetelem Argentina S.A.	122.5	1.8%
Banco de la Prov. de Córdoba S.A.	101.0	1.5%
Nuevo Banco del Chaco S.A.	90.9	1.3%

Total	6,745.5	100.0%

        We were one of the top ten companies in the Argentine financial system with respect to the origination of total asset securitizations in the Argentine market as of the periods indicated, as shown in the following table:

	As of September 30, 2015
	Total Securitizations
	Ps. (in millions)	Share of total (%)
Grupo Electrónica Megatone	2,446.9	14.5%
Grupo Garbarino	1,766.1	10.5%
Grupo Frávega	1,798.7	10.7%
Grupo Supervielle	1,352.3	8.0%
Grupo Carsa	1,516.9	9.0%
CMR Fallabella	655.9	3.9%
Vicentín S.A.I.C.	565.5	3.4%
Grupo Ribeiro	616.3	3.7%
Grupo Columbia	568.9	3.4%
Banco Piano S.A.	364.1	2.2%

	As of December 31, 2014
	Total Securitizations
	Ps. (in millions)	Share of total (%)
Grupo Electrónica Megatone	4,098.3	18.7%
Grupo Supervielle	3,553.7	16.2%
Grupo Garbarino	1,966.3	9.0%
Grupo Frávega	1,522.9	6.9%
Grupo Hipotecario	772.9	3.5%
CMR Fallabella	645.4	2.9%
Grupo Comafi	820.4	3.7%
Ribeiro	875.0	4.0%
Grupo Columbia	867.8	4.0%
Grupo Cohen	557.2	2.5%

        The Bank faces a high degree of competition in virtually all core financial products with respect to pricing (interest rate or fee) and term. The Bank's strategy in the face of this competition is to maintain aggressive business policies, differentiate itself with respect to product offering and customer service, and redesign processes for greater sales productivity.

        Notwithstanding this competitive challenge, our strategy for growth, both organic and through acquisitions, has resulted in a 79.1% increase in our private bank loan market share since 2005. Throughout this period, we gained some of the market share lost by several of our larger competitors.

        Although past performance is not necessarily an indicator of future outcomes, our business model has outperformed other private banks, and the financial system as a whole, looking back over 3-, 5- and 10-year periods. A combination of prudent lending and financial policies, a diversified and stable funding base, and the lack of material exposure to non-financial public securities and other purely financial instruments has resulted in higher levels of profitability and lower volatility of results. The table below shows a comparison of the Bank's return on average equity to that of the financial system and to the average ROAE of Argentine private banks.

 Average ROAE

Banco Supervielle
Loans Portfolio Growth

Consumer Financing

        CCF offers its products primarily to the middle and lower-middle-income sectors. CCF's main competitors can be divided into two groups: (1) those that are not subject to Central Bank oversight such as Provencred, Tarjeta Naranja, Tarjetas Cuyanas, Credial and Tarjeta Shopping and (2) those that are subject to Central Bank oversight such as Compañía Financiera Argentina and BST CrediLogros.

        With respect to its Walmart Argentina private label credit card, CCF's primary competitors in terms of the types of products offered are Tarjeta Más (issued at Jumbo and Easy and used in Jumbo, Easy, Disco, Vea and Blaisten), Tarjeta Carrefour (issued and used exclusively at Carrefour) and Tarjeta Coto (issued and used exclusively at Coto). However, unlike its competitors, CCF was the first to also issue an open MasterCard credit card, allowing CCF to operate in the banking and retail sectors.

Currently, Tarjeta Más is the only other competitor with a similar strategy. In addition, CCF is the sole provider of in-store personal cash loans and consumer loans that may be granted and used immediately at the retail stores.

        Tarjeta's competitors vary in terms of region and type of product. Competitors in the lending space include Compañía Financiera Argentina, BST CrediLogros, Banco Columbia, Credil, Corefin and Empresur. In terms of the credit card space, Tarjeta's main competitor is Tarjeta Naranja, followed by regional competitors such as Nevada and Credimas.

        With respect to the products offered through the Hipertehuelche channel, even though there are no financial companies dedicated solely to the construction sector, CCF's competitors include CETELEM, Cuota sí (CFA), DIRECTO and Cuota YA. However, these competitors do not operate in the Patagonia region where Hipertehuelche operates, and are competitors only with respect to the types of products offered.

Mutual Funds and Microfinance Markets

        With respect to the mutual fund market, based on third party sources we estimate our market share is 2.6% and that SAM is ranked 18th out of 43 managers in the industry. Our main competitors are Galicia Administradora de Fondos S.A.S.G.F.C.I., Macro Fondos S.G.F.C.I.S.A., ICBC Investments S.A.S.G.F.C.I., Francés Administradora de Inversiones S.A.G.F.C.I., Itaú Asset Management S.A.S.G.F.C.I., HSBC Administradora de Inversiones S.A.S.G.F.C.I., BNP Paribas Asset Management Arg S.A.S.G.F.C.I. and Santander Río Asset Management G.F.C.I.S.A.

        There are no official statistics with respect to the microfinance market in which Cordial Microfinanzas operates. According to private estimates, Cordial Microfinanzas has one of the largest networks of branches and is first in terms of portfolio size and number of customers. As of June 2014, there were 39 microfinance institutions in Argentina, of which non-governmental organizations ("NGOs") make up the great majority, with only a few corporations. NGOs have a diversified geographic presence and are linked in some cases with public institutions and the development of government policies concerning unemployment and local development. The major players are Cordial, FIE Gran Poder, Emprenda S.A., OMLA S.A. Provincia Microempresa S.A. and Ciudad Microempresas S.A., which accounted for approximately 88.5% of the total current portfolio, according to the Argentine Network of Microfinance Institutions (Red Argentina de Instituciones de Microcrédito, "RADIM") as of June 2014.

Legal Proceedings

        As of the date of this prospectus, we are not a party to any legal or administrative proceedings for which the outcome is likely to have a material adverse effect on our results of operations.

        The Bank and CCF are party to proceedings relating to collection efforts and other legal or administrative actions initiated in the normal course of business, including certain class actions initiated against a number of banks and financial companies, including ours, by public and private organizations in connection with alleged overcharging on products and interest rates, among others.

        Although the provisions regarding class actions held in the Argentine National Constitution and the Consumer Protection Law are currently considered to be insufficient and in need of completion, the Argentine Supreme Court has, nonetheless, admitted class actions, as is the case with lawsuits against financial entities related to "collective interests," as long as certain procedural requirements are met.

        The class action lawsuits involving the Bank and CCF are related to alleged overcharging on life insurance, interest rates and administrative charges, consumer loans and credit cards, and interest rates in factoring operations, as well as the inadequacy of the contingency risk charge on checking accounts.

        These types of class actions were brought against every financial entity in Argentina. Some of these lawsuits have been settled by the parties out of court. These settlements have typically involved an undertaking by the financial institution to adjust the fees and charges.

        Our subsidiaries are not parties to any legal proceedings, the outcome of which is likely to have a material adverse effect on their respective results of operations.

Employees

        We had 4,714 employees at September 30, 2015, 4,579 employees at December 31, 2014, 4,570 employees at December 31, 2013 and 4,584 employees at December 31, 2012.

        At the holding company we had six employees at September 30, 2015, five employees at December 31, 2014, eight employees at December 31, 2013 and ten employees at December 31, 2012. At September 30, 2015, December 31, 2014, 2013 and 2012, the Bank had 3,288, 3,200, 3,225 and 3,225 employees, respectively. At September 30, 2015, 64.8% of the Bank's employees were members of a national union in which membership is optional. The Bank has not experienced any significant conflicts with this union. All management positions in the Bank are held by non-union employees. At September 30, 2015, the Bank's employees were under collective bargaining agreement No. 18/75, which regulates labor contracts of financial entities, while the Bank's managers were covered by general contractual labor laws. However, senior management, as is the case for all other banks in Argentina, is not under a union's supervision with respect to remuneration and other labor conditions and follows the applicable regulation in this respect.

        The Bank currently does not maintain any pension or retirement program for its employees. In order to incentivize the performance of its employees, the Bank implemented several incentive payment plans for its employees linked to performance and results.

        At September 30, 2015, December 31, 2014, 2013 and 2012, CCF had 693, 944, 1,004 and 1,049 employees, respectively. At September 30, 2015, 65.5%% of CCF's employees were under the collective bargaining agreement Convenio Colectivo de Empleados de Comercio No.130/75 (Convenio de Comercio), which regulates labor contracts of non-banking, financial institutions. The remaining 34.5% of employees, all managers and some senior analysts, were covered only by general contractual labor laws. In addition, at September 30, 2015, 2.2% of CCF's employees were members of the Commerce Employees Union (Sindicato de Empleados de Comercio).

        At September 30, 2015, December 31, 2014, 2013 and 2012, Tarjeta had 480, 205, 214 and 190 employees, respectively. At September 30, 2015, 89.2% of Tarjeta's employees were under the collective bargaining agreement Convenio Colectivo de Empleados de Comercio No.130/75 (Convenio de Comercio). The remaining 10.8% of employees, all managers and some senior analysts, were covered by general contractual labor laws.

        At September 30, 2015, December 31, 2014, 2013 and 2012, Cordial Microfinanzas had 69, 61, 53 and 74 employees, respectively. As of September 30, 2015, the collective bargaining agreement Convenio de Comercio covered 31% of Cordial Microfinanzas's employees and the collective bargaining agreement Convenio Colectivo de Viajantes de Comercio No. 308/75 covered 50% of Cordial Microfinanzas's employees. The remaining 19% of Cordial Microfinanzas's employees were covered by general contractual labor laws. At September 30, 2015, one of Cordial Microfinanzas's employees was an union member.

        At September 30, 2015 SAM had 12 employees up from December 31, 2014, 2013 and 2012, when SAM had 9 employees. Employees of SAM are not unionized and are covered only by general contractual labor laws. SAM currently does not maintain any pension or retirement program for its employees. SAM incentivizes employee performance through several incentive payment plans linked to performance and results.

        At September 30, 2015, December 31, 2014, 2013 and 2012, Espacio Cordial had 104, 101, 57 and 27 employees, respectively. At September 30, 2015, 100.0% of Espacio Cordial's employees were under the collective bargaining agreement No. 18/75, which regulates labor contracts of financial entities, including the Bank's. In addition, at September 30, 2015, 62.5% of Espacio Cordial's employees were union members.

        At September 30, 2015, Supervielle Seguros had 62 employees. At September 30, 2015, 1.6% of its employees were under the collective bargaining agreement No. 264/95 Convenio Colectivo de Empleados de Seguros y Reaseguros. In addition, as of September 30, 2015, one of Supervielle Seguros employees was an union member from the Sindicato del Seguro de la República Argentina.

        Grupo Supervielle has grown significantly since 2001. As of September 30, 2015, Grupo Supervielle had 4,714 employees, as compared to December 31, 2001, when the Bank (operating under the name Banco San Luis S.A., Banco Comecial Minorista) had 515 employees.

Compensation

        Labor relations in Argentina are governed by specific legislation, such as labor Law No. 20,744 and Collective Bargaining Law No. 14,250, which, among other things, dictate how salary and other labor negotiations are to be conducted. Every industrial or commercial activity is regulated by a specific collective bargaining agreement that groups together companies according to industry sectors and by trade unions. While the process of negotiation is standardized, each chamber of industrial or commercial activity negotiates the increases of salaries and labor benefits with the relevant trade union of such commercial or industrial activity. In the banking sector, salaries are established on an annual basis through negotiations between the chambers that represent the banks and the banking employees' trade union. The National Labor Ministry mediates between the parties and ultimately approves the annual salary increase to be applied in the banking activity. Parties are bound by the final decision once it is approved by the labor authority and must observe the established salary increases for all employees that are represented by the banking union and to whom the collective bargaining agreement applies.

        For the past ten years, negotiations have taken place during the first half of the year.

        In addition, each company is entitled, regardless of union-negotiated mandatory salary increases, to give its employees additional merit increases or variable compensation schemes.

Properties

        Grupo Supervielle and, with the exception of the Bank, our subsidiaries, do not own any material real property.

        The Bank owns 6,300 square meters of office space at Reconquista 330 in Buenos Aires and San Martín/Espejo in Mendoza for management, administrative and other commercial purposes and for central area personnel. The Bank also owns 2,045 square meters for retail branch properties in Mendoza and Buenos Aires, 3,622 square meters of land on San Luis and Mendoza City and 11,076 square meters of properties not related to our core business, 4,214 square meters of which correspond to an acquisition for a total of Ps.165 million of four office units and parking spaces located at Avenida L. N. Alem 1035 for a probable future reallocation of our staff. The remainder of property not related to our core business was sold in 2015.

        The rest of our administrative buildings and offices (including our headquarters), branches, senior citizen service centers, sales and collection centers and storage properties are leased pursuant to arm's length agreements.

        We sublease to the Bank the offices where its headquarters are located at Bartolomé Mitre 434, 5th Floor, City of Buenos Aires.

Corporate Social Responsibility

        We have integrated corporate social responsibility and sustainability into our business model and commercial activity.

        We promote accessibility and address the needs of segments that have traditionally been excluded from the financial system.

        Our social responsibility plan is built around the following core programs and concepts, which we have developed through our largest subsidiary, the Bank:

  •
  Programs for the Aging.  We offer several training programs to senior citizens. Our Grandparents Online Program (Programa Abuelos en Red) is a program through which we have helped train more than 25,000 elderly people through introductory digital technology courses and get senior citizens involved in volunteer programs for the indigent. In the same vein, our We Teach Professions Program (Programa Enseñemos Nuestros Oficios) has been successfully established in six rural communities in the provinces of San Luis and Mendoza and organizes job fairs for senior citizens.

  •
  Programs for Children.  We support various fundraising events for children education and donate food and supplies to indigent children. The Bank has made it possible to keep a maternal and child center open for two days a week in a low-income area in the City of Buenos Aires.

  •
  Institutional Strengthening.  The Bank sponsors innovation prizes and theater projects for local communities to build better communities and institutions.

  •
  Education.  The Bank sponsors entrepreneur competitions, education programs and mentorship programs. For example, Teach for Argentina (Enseña por Argentina) gives underprivileged children contact with the workplace and offer them tools to develop personally and professionally. The program allows high school seniors to join the labor market and experience the day-to-day reality of the workplace.

        Another one of the pillars of our commitments to corporate social responsibility and sustainability is the provision of financial assistance to SMEs that comply with certain environmental and social policies. We also run social responsibility programs that we have developed within the communities where we have a presence. We aim to respond and pay attention to interest groups, shareholders and investors, the community, customers, suppliers, employees, the media and authorities. We hope to build relationships with and gain the confidence of the members of the community and meet their needs.

ARGENTINE BANKING REGULATION

Overview

        Founded in 1935, the Central Bank is the principal monetary and financial authority in Argentina. Its mission is to promote monetary and financial stability, employment and economic development with social equity. It operates pursuant to its charter, which was amended in 2012 by Law No. 26,739 and the provisions of the FIL. Under the terms of its charter, the Central Bank must operate independently from the Argentine government.

        Since 1977, banking activities in Argentina have been regulated primarily by the FIL, which empowers the Central Bank to regulate the financial sector. The Central Bank regulates and supervises the Argentine banking system through the Superintendency. The Superintendency is responsible for enforcing Argentina's banking laws, establishing accounting and financial reporting requirements for the banking sector, monitoring and regulating the lending practices of financial institutions and establishing rules for participation of financial institutions in the foreign exchange market and the issuance of bonds and other securities, among other functions.

        The powers of the Central Bank include the authority to fix the monetary base, set interest rates, establish minimum capital, liquidity and solvency requirements, regulate credit, approve bank mergers, approve certain capital increases and transfers of stock, grant and revoke banking licenses, and to authorize the establishment of branches of foreign financial institutions in Argentina and the extension of financial assistance to financial institutions in cases of temporary liquidity or solvency problems.

        The Central Bank establishes different technical ratios that must be observed by financial entities with respect to levels of solvency, liquidity, the maximum credits that may be granted per customer and foreign exchange asset and liability positions.

        In addition, financial entities need authorization from the Central Bank for the disposition of their assets, such as opening or changing branches or ATMs, acquiring share interests in other financial or non-financial corporations and establishing liens over their assets, among others.

        As the supervisor of the financial system, the Central Bank requires financial institutions to submit information on a daily, monthly, quarterly, semiannual and annual basis. These reports, which include balance sheets and income statements, information related to reserve funds, use of deposits, classifications of portfolio quality (including details on principal debtors and any allowances for loan losses), compliance with capital requirements and any other relevant information, allow the Central Bank to monitor the business practices of financial entities. In order to confirm the accuracy of the information provided, the Central Bank is authorized to carry out inspections.

        If the Central Bank's rules are not complied with, various sanctions may be imposed by the Superintendency, depending on the level of infringement. These sanctions range from a notice of non-compliance to the imposition of fines or, in extreme cases, the revocation of the financial entity's operating license. Additionally, non-compliance with certain rules may result in the compulsory filing of specific adequacy or restructuring plans with the Central Bank. These plans must be approved by the Central Bank in order for the financial institution to continue to operate.

Banking Regulation and Supervision

Central Bank Supervision

        Since September 1994, the Central Bank supervised Argentine financial institutions on a consolidated basis. Such institutions must file periodic consolidated financial statements that reflect the operations of headquarters, their branches in Argentina and abroad, and their significant subsidiaries, whether domestic or foreign. Accordingly, requirements in relation to liquidity and solvency, minimum capital, risk concentration and loan loss provisions, among others, should be calculated on a consolidated basis.

Permitted Activities and Investments

        The FIL governs any individuals and entities that serve as financial intermediaries and, as such, are part of the financial system, including commercial banks, investment banks, mortgage banks, financial companies, savings and loan companies for residential purposes and credit unions. Except for commercial banks, which are authorized to conduct all financial activities and services that are established by law or by regulations of the Central Bank, the activities that may be carried out by Argentine financial entities are set forth in the FIL and by related Central Bank regulations. Some of the activities permitted for commercial banks include the ability to (i) receive deposits from the public in both local and foreign currency; (ii) underwrite, acquire, place or negotiate debt securities, including government securities, in both exchange and over-the-counter markets (subject to prior approval by the CNV, if applicable); (iii) grant and receive loans; (iv) guarantee customers' debts; (v) conduct foreign currency exchange transactions; (vi) issue credit cards; (vii) act, subject to certain conditions, as brokers in real estate transactions; (viii) carry out commercial financing transactions; (ix) act as registrars of mortgage bonds; (x) participate in foreign exchange transactions; and (xi) act as fiduciary in financial trusts. In addition, pursuant to the FIL and Central Bank Communication "A" 3086, as amended, commercial banks are authorized to operate commercial, industrial, agricultural and other types of companies that do not provide supplemental services to the banking services (as defined by applicable Central Bank regulations) to the extent that the commercial bank's interest in such companies does not exceed 12.5% of its voting stock or its capital stock. Nonetheless, if the aforementioned limits were to be exceeded, the bank should (i) request Central Bank's authorization; or (ii) give notice of such situation to the referred authority, as the case may be. However, even when commercial banks' interests do not reach such percentages, they are not allowed to operate such companies if (i) such interest allows them to control a majority of votes at a shareholders' or board of directors' meeting, or (ii) the Central Bank does not authorize the acquisition.

        Furthermore, pursuant to Communication "A" 5700, commercial banks are authorized to hold interests in local or foreign companies that have one or two of the exclusive corporate purposes listed in section 2.2 of Communication "A" 5700, in which the commercial bank's interest either exceeds 12.5% of such companies' voting stock or allows the commercial bank to control a majority of votes at a shareholders' or board of directors' meeting. If the corporate purposes of such companies include two of the corporate purposes listed in section 2.2 of Communication "A" 5700, the authorization of the Central Bank is required.

        Under Central Bank regulations, the total amount of the investments of a commercial bank in the capital stock of third parties, including interests in Argentine mutual funds, may not exceed 50% of such bank's regulatory capital (Responsabilidad Patrimonial Computable, or "RPC"). In addition, the total amount of a commercial bank's investments in the following, taken as a whole: (i) unlisted stock, excluding interests in companies that provide services that are supplementary to the finance business and interests in state-owned companies that provide public services, (ii) listed stock and interests in mutual funds that do not give rise to minimum capital requirements on the basis of market risk, and (iii) listed stock that does not have a "largely publicly available market price", is limited to 15% of such bank's RPC. To this effect, a given stock's market price is considered to be "largely publicly available" when daily quotations of significant transactions are available, and the sale of such stock held by the bank would not significantly affect the stock's quotation.

Operations and Activities that Banks Are Not Permitted to Perform

        The FIL prohibits commercial banks from: (a) placing liens on their own assets without prior approval from the Central Bank, (b) accepting their own shares as collateral, (c) conducting transactions with their own directors or managers and with companies or persons related thereto under terms that are more favorable than those regularly offered in transactions with other clients, and (d) carrying out commercial, industrial, agricultural or other activities without prior approval of the Central Bank, except those considered financial activities under Central Bank regulations. Notwithstanding the foregoing, banks may own shares in other financial institutions with the prior approval of the Central Bank, and may own shares or debt of public services companies, if necessary to obtain those services.

Liquidity and Solvency Requirements

Legal Reserve

        According FIL rules and Central Bank regulations, financial institutions are required to maintain a Legal Reserve to be funded with no more than 20% and no less than 10% of their yearly income. This reserve can only be used during periods in which a financial institution has incurred losses and has exhausted all other reserves. If a financial institution does not comply with the required legal reserve, it may not pay dividends to its shareholders. For further information, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations".

Non-liquid Assets

        Since February 2004, non-liquid assets (computed on the basis of their closing balance at the end of each month, and net of those assets that are deducted to compute the regulatory capital) plus the financings granted to a financial institution's related parties (computed on the basis of the highest balance during each month for each customer) cannot exceed 100% of the regulatory capital of the financial institution, except for certain particular cases in which it may exceed up to 150%.

        Non-liquid assets consist of miscellaneous assets and receivables, bank property and equipment, assets securing obligations, except for swap, futures and derivative transactions, certain intangible assets and equity investments in unlisted companies or listed shares, if the holding exceeds 2.5% of the issuing company's equity. Non-compliance with the ratio produces an increase in the minimum capital requirements equal to 100% of the excess on the ratio.

Minimum Capital Requirements

        The Central Bank requires financial institutions to maintain minimum capital amounts measured as of each month's closing. The minimum capital is defined as the greater of (i) the basic minimum capital requirement, which is explained below, or (ii) the sum of the credit risk, operational risk and market risk. Financial institutions (together with their branches in Argentina and abroad) must comply with minimum capital requirements both on an individual and a consolidated basis.

        The following table sets forth information regarding excess capital and selected capital and liquidity ratios of the Bank, consolidated with CCF:

		Year ended December 31,
	Period ended September 30, 2015
		2014	2013	2012
	(in thousands of Pesos, except percentages)
Calculation of excess capital:
Allocated to assets at risk	1,822,195	1,497,829	1,137,314	710,962
Allocated to Bank premises and equipment, intangible assets and equity	98,231	81,876	40,906	37,019
Market risk	53,771	51,073	32,704	3,884
Interest rate risk	—	—	—	81,280
Public sector and securities in investment account	39,539	7,516	16,412	2,584
Operational risk	490,287	467,629	351,912	242,626

Required minimum capital under Central Bank regulations	2,504,023	2,105,923	1,579,248	1,078,355
Basic net worth	2,367,007	2,033,758	1,531,341	831,777
Complementary net worth	557,203	532,097	444,050	510,916
Deductions	(256,345)	(228,529)	(203,125)	(210,782)

Total capital under Central Bank regulations	2,667,865	2,337,326	1,772,266	1,131,911

Excess capital	163,842	231,403	193,018	53,556

Selected capital and liquidity ratios:
Regulatory capital/credit risk weighted assets(1)	11.8%	12.8%	12.9%	12.8%
Regulatory capital/risk weighted assets(2)	8.5%	8.9%	9.0%	N/A
Average shareholders' equity as a percentage of average total assets	9.6%	9.5%	9.6%	9.5%
Total liabilities as a multiple of total shareholders' equity	10.2x	10x	9.9x	10.8x
Cash as a percentage of total deposits	18.6%	21.5%	20.7%	23.8%
Liquid assets as a percentage of total deposits	23.9%	26.4%	24.4%	25.7%
Liquid assets as a percentage of total deposits (extended)	41.3%	43.2%	46.4%	51.2%

(1)
Credit Risk Weighted Assets is calculated by applying the respective credit risk-weights to our assets, following Central Bank regulations. It does not include market risk or operational risk.

(2)
Risk Weighted Assets is calculated by multiplying the required minimum capital under Central Bank regulations by 12.5. The minimum capital requirement includes credit risk, market risk and operational risk. This calculation has been applicable since 2013.

        The capital composition to be considered in order to determine compliance with minimum capital requirements is the financial institution's RPC (Communication "A" 5580).

        Minimum capital requirements of commercial banks acting as custodians of securities representing investments of the Fondo de Garantía de Sustentabilidad del Sistema Integrado Previsional Argentino and/or as registrar of mortgage securities must comply with an extra 0.25% of the value of securities in custody and/or mortgage securities and must be invested in Argentine public bonds or monetary regulation instruments.

        In addition, pursuant to Communication "A" 5694 of the Central Bank, those entities considered as domestic systemically important (D-SIB), must take into account an extra minimum capital requirement, equivalent to 1% of the total risk-weighted assets (RWA), which they must comply with using exclusively ordinary capital level 1 (Con1), as described below, according to the following schedule (currently, RWA arises from multiplying the required minimum capital under Central Bank regulations by 12.5):

	January/March	April/June	July/September	October/December
2016	0.075	0.15	0.225	0.30
2017	0.375	0.45	0.525	0.60
2018	0.675	0.75	0.825	0.90
From January 2019		1

        We are not considered a D-SIB.

Basic Minimum Capital

        The basic minimum capital requirement varies depending on the type of financial institution and the jurisdiction in which the financial institution's headquarter is registered, with Ps.26 million for banks under category I and II (Ps.12 million for other financial entities under this category), and Ps.15 million for banks under category III to VI (Ps.8 million for other financial entities under this category).

Category	Banks	Other Entities(*)
I and II	Ps.26 million	Ps.12 million
III and IV	Ps.15 million	Ps.8 million

(*)
Except credit entities.

        Additionally, financial entities located in ports and airports must comply with Category I requirements and those entities engaged in foreign trade transactions must comply with the requirements applicable to banks under such category.

        Notwithstanding the foregoing, the regulatory capital of commercial banks acting as custodians of securities representing investments of the Fondo de Garantía de Sustentabilidad del Sistema Integrado Previsional Argentino must be equal to or exceed the greater of Ps.400 million or an amount equivalent to 1% of the total book value of the securities in custody.

Description of Argentine Tier 1 and Tier 2 Capital Regulations

        Argentine financial institutions must comply with guidelines similar to those adopted by the Basel Committee on Banking Regulations and Supervisory Practices, as amended in 1995 (the "Basel Rules"). In certain respects, however, Argentine banking regulations require higher ratios than those set forth under the Basel Rules.

        The Central Bank takes into consideration a financial institution's RPC in order to determine compliance with capital requirements. Pursuant to Communications "A" 5369 and "A" 5580, as amended and supplemented, RPC consists of Tier 1 capital (Basic Net Worth) and Tier 2 capital (Complementary Net Worth).

        Tier 1 capital consists of (i) ordinary capital level 1 (COn1), (ii) deductible items from ordinary capital level 1 (CDCOn1), (iii) additional capital level 1 (CAn1), and (iv) deductible items from additional capital level 1 (CDCAn1).

        COn1 includes the following net worth items: (i) capital stock (excluding preferred stock), (ii) non-capitalized capital contributions (excluding share premium), (iii) adjustments to shareholders'

equity, (iv) earnings reserves (excluding the special reserve for debt instruments), (v) unappropriated earnings, (vi) other results either positive or negative, in the following terms:

  •
  with respect to results from prior fiscal years, 100% of net earnings or losses recorded until the last quarterly financial statements with limited review report, corresponding to the last full fiscal year and in respect of which the auditor has not issued the audit report;

  •
  100% of net earnings or losses for the current year as of the date of the most recent audited quarterly financial statements;

  •
  50% of profits or 100% of losses for the most recent audited quarterly or annual financial statements; and

  •
  100% of losses not shown in the financial statements, arising from quantification of any facts and circumstances reported by the auditor;

(vii) share premiums of the instruments included in COn1, and, in the case of consolidated entities, (viii) minority shareholdings (common shares issued by subsidiaries subject to consolidated supervision and belonging to third parties, if certain criteria are met).

        In order for the shares to fall under COn1, at the time of issuance, the financial entity must not generate any expectation that such shares will be reacquired, redeemed or amortized, and the contractual terms must not contain any clause that might generate such an expectation.

        The above-mentioned items will be considered without certain deductions pursuant to subsection 8.4.1 and 8.4.2 (as applicable) of the Central Bank Communication "A" 5580.

        Items deductible from COn1 include, among other things: (a) positive balances resulting from the application of income tax withholdings above 10% of the previous months of basic net worth; (b) deposits maintained in a corresponding account with a foreign financial institutions that are not rated as "investment grade," (c) debt securities not held by the relevant financial institutions, except in the case of securities registered by or in custody of the Central Bank (CRYL), Caja de Valores S.A., Clearstream, Euroclear, Depository Trust Company or Deutsche Bank, New York, (d) securities issued by foreign governments whose credit rating is at least 'investment grade' according to Communication "A" 5671; (e) subordinated debt instruments issued by other financial institutions; (f) certain credits related to the application of tax deferrals; (g) shareholders; (h) real property added to the assets of the financial entity and with respect to which the title deed is not duly recorded at the pertinent Argentine real property registry, except where such assets shall have been acquired in a court-ordered auction sale; (i) goodwill; (j) organization and development costs; (k) items pending allocation, debtor balances and other; (l) certain assets, as required by the Superintendency resulting from differences between carry amount and the fair value of assets or actions taken to distort or disguise the true nature or scope of operations; (m) any deficiency relating to the minimum loan loss provisions required by the Superintendency; (n) equity interests in companies that have the following activities: (i) financial assistance through leasing or factoring agreements, (ii) transitory equity acquisitions in other companies in order to further their development to the extent the ultimate purpose is selling such interest after development is accomplished and (iii) the issuance of credit or debit cards as provided by Communication "A" 5700; (o) excess in the granting of asset-backed guaranties, according to Central Bank's regulations; (p) the highest balance of that month's financial assistance to the public sector, when certain conditions are met; (q) earnings from sales related to securitizations under certain circumstances; (r) gains and losses related to derivative transactions due to changes in the credit risk of the financial institution; (s) losses from derivatives under certain circumstances and (t) equity interests in other Argentine or foreign financial institutions subject to a consolidated supervision.

        CAn1 includes certain debt instruments of financial entities not included under COn1 and meet the regulatory criteria established in section 8.3.2 of Communication "A" 5580 (as amended and supplemented), and share premiums resulting from instruments included in CAn1. Furthermore, in the case of consolidated entities, it includes instruments issued by subsidiaries subject to consolidated supervision and belonging to third parties, pursuant to applicable regulatory requirements.

        Moreover, debt instruments included under CAn1 must comply with the following requirements:

  •
  Must be totally subscribed and paid in full.

  •
  Subordinated to depositors, unsecured creditors and to the subordinated debt of the financial entity. The instruments must contemplate that in the case of the entity's bankruptcy and once all debts with all the other creditors are satisfied, its creditors shall have priority in the distributions of funds only and exclusively with respect to the shareholders (irrespective of their class), with the express waiver of any general or special privilege.

  •
  Must not be insured or guaranteed by the issuer or a related entity, and with no agreement improving, either legally or economically, the payment priority in the case of the entity's bankruptcy.

  •
  They shall not contemplate any type of capital payment, except in the case of liquidation of the financial entity. Provisions gradually increasing remuneration or other incentives for anticipated amortization are not allowed.

  •
  After 5 years as from the issuance date, the financial entity can buy back the debt instruments if: (i) it has the previous authorization of the Superintendency, (b) the entity does not create any expectations regarding the exercise of the purchase option, and (c) the debt instrument is replaced by a RPC of equal or greater value sustained by its revenue capacity, or if it is demonstrated that once the purchase option is exercised its RPC significantly exceeds at least by 20% of the minimum capital requirements.

  •
  Any capital repayment requires previous authorization from the Superintendency. In the case of a capital repayment, the financial entity must not create any market expectations regarding the granting of such authorization.

  •
  The financial entity can pay dividends/interest coupons at any time. The included dividends/interest coupons shall not have periodic adjustments because of the financial entity's credit risk.

  •
  Debt instruments should not have been bought by the financial entity or any other entity over which the financial entity has control or significant influence.

  •
  Debt instruments should not have been bought with direct or indirect financing from the financial entity and they shall not contain elements that make re-capitalization difficult.

        Instruments considered liabilities must absorb losses once a pre-established triggering event takes place. The instruments must do so through their conversion into common shares and a mechanism assigning losses to the instrument. Tier 2 capital consists of (i) certain debt instruments of financial entities not included in Tier 1 capital and which meet the regulatory criteria established in section 8.3.3 of Communication "A" 5580 (as amended and supplemented), (ii) share premium from instruments included in Tier 2 capital, and (iii) loan loss provisions on the loan portfolio of debtors classified as being in a "normal situation" pursuant to Central Bank regulations on debtor classification and on financings with class "A" preferred securities not exceeding 1.25% of the assets measured for credit risk. Additionally, in the case of consolidated entities, it includes (iv) debt instruments issued by subsidiaries subject to a consolidated supervision and belonging to third parties, if they meet the criteria in order to be included under complementary net worth.

        The above-mentioned items will be considered minus deductible items pursuant to section 8.4.2 of Communication "A" 5580 (as amended and supplemented) issued by the Central Bank, which is described below.

        Moreover, debt instruments included under complimentary net worth must comply with the following requirements:

  •
  Must be totally subscribed and paid in full.

  •
  Subordinated to depositors, unsecured creditors and the subordinated debt of the financial entity.

  •
  Must not be insured or guaranteed by the issuer or a related entity, and has no agreement in place to improve payment priority in the case of the entity's bankruptcy either legally or economically.

  •
  Maturity: (i) original maturity date within no less than 5 years, (ii) clauses considering gradually increasing remuneration or other incentives for anticipated amortization are not allowed, and (iii) from the beginning of the last five years of life of the indebtedness, the computable amount will be diminished by 20% of its nominal issuance value. After 5 years as from the issuance date, the financial entity can buy back the debt instruments with the previous authorization of the Superintendency, and if the entity does not create any expectations regarding the exercise of the purchase option. The debt instrument must be replaced by an RPC of equal or greater value sustained by its revenue capacity, or if it is demonstrated that once the purchase option is exercised its RPC significantly exceeds at least in a 20% of the minimum capital requirements.

  •
  The investor shall not be entitled to accelerate the repayment of future projected payments, except in the case of bankruptcy or liquidation.

  •
  They cannot incorporate dividends/coupons with periodic adjustments linked to the financial entity's credit risk.

  •
  They should not have been bought by the financial entity or any other entity over which the financial entity has control or significant influence.

  •
  They should not have been bought with direct or indirect financing from the financial entity.

        Additionally, instruments included in Tier 2 capital and CAn1, shall meet the following conditions in order to assure their loss-absorbency capacity:

          a)    Their terms and conditions must include a provision pursuant to which the instruments must absorb losses—either through a release from debt or its conversion into ordinary capital—once a triggering event has occurred, as described hereunder.

          b)    If the holders receive compensation for the debt release performed, it should be carried out immediately and only in the form of common shares, pursuant to applicable regulations.

          c)     The financial entity must have been granted the authorization required for the immediate issuance of the corresponding common shares in the case of a triggering event, as described below.

        Triggering events of regulatory provisions described above are: (i) when the solvency or liquidity of the financial entity is threatened and the Central Bank rejects the regularization plan submitted or revokes its authorization to function, or authorizes restructuring protecting depositors (whichever occurs first), or (ii) upon the decision to capitalize the financial entity with public funds.

        The Bank has issued three series of subordinated notes, all of which are outstanding as of the date of this prospectus. The series issued in 2013 and 2014 comply with all the requirements described above. However, the series issued in November 2010 is not in compliance with the requirements because it was issued prior to the effectiveness of Communication "A" 5580. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Funding—Bank—Foreign currency denominated Subordinated Notes."

        Further criteria regarding the eligibility of items included in the RPC calculation must be followed pursuant to the regulatory requirements of minority and other computable instruments issued by subsidiaries, subject to consolidated supervision by third parties. A minority shareholding may be included in COn1 of the financial entity if the original instrument complies with the requirements established for its qualification as common shares regarding the RPC.

        Deductible items applied to the different capital levels:

        Investments in computable instruments under the financial entity's RPC are not subject to consolidated supervision when the entity owns up to 10% of the issuer's ordinary capital according to the following criteria: (i) investments include direct, indirect or synthetic interests; (ii) investments include the acquired net position; (iii) securities issued to be placed within 5 business days. When the holdings in other financial entity's capital (individually representing less than 10% of each issuer's COn1) exceed 10% of the COn1 of the financial entity, net of deductions, the amount over 10% must be deducted from each one of the capital levels according to the following formula:

  •
  Amount to be deducted from COn1: the amount exceeding 10% multiplied by the proportion of holdings of COn1 over total capital interests.

  •
  Amount to be deducted from CAn1: the amount exceeding 10% multiplied by the proportion of holdings of CAn1 over total capital interests.

  •
  Amount to be deducted from complementary net worth: the amount exceeding 10% multiplied by the proportion that represents the holdings of complementary net worth over total capital interests.

        Investments in computable instruments under the financial entity's RPC are not subject to consolidated supervision when the entity owns up to 10% of the issuer's ordinary capital or when the issuer is a subsidiary of a financial entity according to the following criteria: (i) investments include direct, indirect or synthetic interests; (ii) investments include the acquired net position; and (iii) securities issued to be placed within 5 business days.

Limitations

        Communication "A" 5580 (as amended and supplemented) establishes minimum thresholds regarding capital integration: (i) for COn1, the amount resulting from multiplying the capital risk weighted assets ("RWA") by 4.5% ; (ii) for the basic net worth, the amount resulting from multiplying the RWA by 6% and (iii) for the RPC, the amount resulting from multiplying the RWA by 8%. It is important to note that the RWA calculation results from multiplying the required minimum capital under Central Bank regulations by 12.5. The failure to comply with any of these limitations is considered an infringement of the minimum capital integration requirements.

        Pursuant to Communication "A" 5867, which will become effective on March 1, 2016, RWA shall be calculated as follows:

  RWA = RWAc + [(MR+OR) × 12.5]

  Where:

  RWAc: credit risk weighted assets

  RM: minimum capital requirement for market risk

  OR: minimum capital requirement for operational risk

Economic Capital

        Communication "A" 5398 of the Central Bank requires financial institutions to have an integrated global internal process in place to assess the adequacy of their economic capital based on their risk profile (the "Internal Capital Adequacy Assessment Process" or "ICAAP"), as well as a strategy aimed at maintaining their regulatory capital. If, as a result of this internal process, it is found that the regulatory capital is insufficient, financial institutions must increase regulatory capital based on their own estimates to meet the regulatory requirement.

        The economic capital of financial institutions is the amount of capital required to pay not only unexpected losses arising from exposure to credit, operational and market risks, but also those arising from other risks to which the financial institution may be exposed.

        Financial institutions must demonstrate that their internal capital targets are well-funded and adequate in terms of their general risk profile and operations. The ICAAP should take into consideration all material risks to which the institution is exposed. To this end, institutions must define an integral process for the management of credit, operational, market, interest rate, liquidity, securitization, graduation, reputational and strategic risks and use stress tests to assess potential adverse scenarios that may affect their regulatory capital.

        The ICAAP must include stress tests supplementing and validating any other quantitative or qualitative approach employed by the institution in order to provide the board of directors and senior management with a deeper understanding of the interaction among the various types of risk under stress conditions. In addition, the ICAAP must consider the short- and long-term capital needs of the institution and ensure the prudent accumulation of excess capital during positive periods of the economic cycle.

        The required amount of capital of each institution shall be determined based on its risk profile, taking into consideration other external factors such as the effects of the economic cycle and the economic scenario.

Requirements Applicable to Dividend Distribution

        The Central Bank imposed restrictions on the payment of dividends, limiting the ability of financial institutions to distribute dividends without its prior consent.

        By means of Communication "A" 5273 (as amended and supplemented), the Central Bank amended and restated its regulations regarding dividend distribution by financial institutions. Pursuant to such regulation, the Superintendency will review the ability of a financial institution to distribute dividends upon request for approval by the institutions. The request must be filed within 30 business days prior to the shareholders' meeting that will approve the institution's annual financial statements. The Superintendency may authorize the distribution of dividends when each of the following circumstances are applicable during the month preceding the request:

  (i)
  the financial institution is not subject to a liquidation procedure or the mandatory transfer of assets ordered by the Central Bank in accordance with section 34 or 35 bis of the FIL;

  (ii)
  the financial institution is not receiving financial assistance from the Central Bank;

  (iii)
  the financial institution is in compliance with its reporting obligations to the Central Bank;

  (iv)
  the financial institution is in compliance with minimum capital requirements (both on an individual and consolidated basis and excluding any individual franchise granted by the Superintendency) and with minimum cash reserves (on average), whether in Pesos, foreign currency or securities issued by the public sector; and

  (v)
  the financial institution is not subject to any significant fines, debarment, suspension, revocation or prohibition imposed in the last five years by the Central Bank, the UIF, the CNV, and/or the National Superintendency of Insurance (Superintendencia de Seguros de la Nación), except when such financial institution has implemented corrective measures that are satisfactory to the Superintendency (such corrective measures would also be brought to the attention of the regulatory body that originally imposed the sanction). The Superintendency also takes into consideration information that it receives from, and/or sanctions imposed by, equivalent foreign agencies or authorities. When weighing the significance of the sanctions, the Superintendency takes into account the type of sanctions, the underlying reason for such sanctions and the amount of sanctions imposed on the financial institution. Additionally, the Superintendency factors in the degree of participation in the events leading up to the sanction, the economic effects of the violation, the degree of damage caused to third parties, the economic benefit that the sanctioned party received from the violation, the sanctioned party's operating volume, its liability and the title or function that such party holds.

        Financial institutions that comply with all of the above-mentioned conditions may distribute dividends up to an amount equal to: (i) the positive balance of the account "unappropriated earnings" ("resultados no asignados") at the end of the fiscal year, (ii) plus voluntary reserves for future dividend payments and (iii) minus voluntary reserves and mandatory statutory reserves and other items, such as (a) balance of account related to payments made under pesification judicial rulings; (b) the net positive balance of the book-value and the market-value of certain public debt securities and Central Bank notes that the financial institution owns that are not marked to market; (c) unrecorded adjustments of asset value informed by the Superintendency or mentioned by external auditors on their report; (d) individual exemptions for asset valuation granted by the Superintendency; (e) balance of judicial deposits in foreign currency and accounting value of such deposits as required by Law No. 25,561 and Decree No. 214/02; and (f) net results of losses due to application of rules for valuation of securities of the non-financial public sector and monetary regulations of the Central Bank.

        Dividends cannot be paid, however, in any of the following circumstances:

  •
  if the average minimum cash reserve is lower than the amount of cash required by the latest reported position or the pro-forma position after making the dividend payment;

  •
  if the minimum regulatory capital after making the dividend payment is lower than the minimum capital required increased by 75%; and/or

  •
  if the financial institution received any kind of financial assistance from the Central Bank due to liquidity problems, pursuant to Section 17 of the Central Bank's charter.

        In addition, for financial institutions that are branches of foreign financial institutions, the Superintendency will consider the liquidity and solvency of their headquarters and the markets in which they operate.

        Pursuant to Communication "A" 5580, the minimum regulatory capital has to account for the requirement of counterparty risk capital for securitizations for every ongoing transaction at the time of determination.

        Central Bank´s Communication "A" 5689, dated January 8, 2015, set forth that financial entities shall make an accounting entry for and provide information about any administrative and/or disciplinary penalties, and adverse criminal judgments issued by courts, which were applied or filed by the Central Bank, the UIF, the CNV and the National Insurance Superintendence (SSN). Beginning in January 2015, the amount corresponding to the accounting entry shall include all of the penalties and a provision for 100% of each penalty must be made. Such provisions must be maintained until payment is made or a final judgment is issued. According to Central Bank Communication "A" 5707, if dividends are to be distributed, this amount shall also be deducted from the distributable amount.

        In January 2015, Communication "A" 5694 of the Central Bank also established that those entities considered domestic systemically important (D-SIB) must take into account an extra minimum capital requirement equivalent to 1% of the total risk-weighted assets which they must comply with using exclusively ordinary capital level 1 (Con1) according to the schedule described under "—Liquidity and Solvency Requirements—Requirements Applicable to Dividend Distribution" (currently, RWA is calculated by multiplying the required minimum capital under Central Bank regulations by 12.5). According to Central Bank Communication "A" 5707, if dividends are to be distributed, this requirement becomes effective immediately.

Credit Risk

        The minimum capital requirement in respect of counterparty risk ("CRC") must be calculated by dividing the sum of each item's daily balance by the amount of days corresponding to the month. The capital requirement for counterpart risk is defined as:

  CRC = k * (0.08* APRc + no DvP + RCD) + INC + IP.

        Variable "k" is determined by the rating (1 is the strongest, 5 is the weakest) assigned to the financial entity by the Superintendency, pursuant to the following scale:

Rating	K Factor
1	1
2	1.03
3	1.08
4	1.13
5	1.19

        "APRc" stands for capital risk weighted assets calculated by adding the value obtained from applying the following formula:

  A * p + PFB * CCF * p

        Variable "A" is computable assets, "PFB" is computable items which are not registered on the balance sheet (off balance sheet), "CCF" is the conversion credit factor and "p" is risk measure.

        Additionally, "no DvP" refers to transactions that do not involve delivery against payment; "DvP" refers to failed delivery against payment transactions;

        "RCD" refers to requirements for counterparty risk in over-the-counter transactions.

        The "INC" variable refers to incremental minimum capital requirements based on any excess in other technical ratios (such as those relating to fixed assets, credit risk diversification and rating and limitations on transactions with related clients) and resulting credit exposure from the sum of positions not covered by contracts to hedge changes in commodity prices.

        The variable "IP" refers to the incremental minimum capital requirements originated in the extension of the general limit of the negative foreign currency net global position.

        Pursuant to Communication "A" 5867, which will be effective as from March 1, 2016, the minimum capital requirement for credit risk will be calculated as follows:

  CRC = (k × 0.08 × RWAc) + INC + IP

        Variable "k" is determined by the rating (1 is the strongest, 5 is the weakest) assigned to the financial entity by the Superintendency, pursuant to the following scale:

Rating	K Factor
1	1
2	1.03
3	1.08
4	1.13
5	1.19

        For the purposes of the calculation of the capital requirement, the rating will be that of the third month after the month of the most recent rating informed to the entity. For so long as no notice is given, the "k" factor will be equal to 1.03.

  RWAc: These are credit risk weighted assets, calculated by adding the following:

  A × p + PFB × CCF × p + no DvP + (DVP + RCD+ INC(fractioning)) × 12.5

        Variable "A" refers to computable assets/exposures; "PFB" is computable items which are not registered on the balance sheet ("off balance sheet items"), whether or not accounted for under memorandum accounts; "CCF" the conversion credit factor; and "p" refers to the weighting factor, expressed on a per unit basis.

        In addition, "no DvP" refers to transactions that do not involve delivery against payment. The amount is determined by the addition of the amounts arrived at by applying the weighting factor (p) on the relevant transactions.

        "DvP" refers to failed delivery against payment transactions (for purposes of these rules, failed payment against payment (PvP) transactions are also included). The amount is determined by the addition of the amounts arrived at by multiplying the current positive exposure by the applicable capital requirement.

        "RCD" refers to requirements for counterparty risk in over-the-counter ("OTC") transactions.

        "INC(fractioning)" means the incremental minimum capital requirements based on any excess over the following limits:

  •
  equity interest held in companies: 15%

  •
  total equity interests held in companies: 60%

        The established maximum limits will be applied on the financial entity's computable regulatory capital for the last day before the relevant date, as prescribed in the rules on "Credit risk fractioning."

        "INC" incremental minimum capital requirements based on any excess in the fixed assets and other ratios, the limitations established under "Credit risk fractioning" rules, and the limitations derived from the credit risk degree.

        "IP" refers to the incremental minimum capital requirements derived from the general limit on the global net negative foreign currency position

        Each type of asset is weighted according to the level of risk assumed to be associated with it. In broad terms, the weights assigned to the different types of assets are:

Type of Asset	Weighting (%)
Cash and cash equivalents
Cash held in treasury, in transit (when the financial institution assumes responsibility and risk for transportation), in ATMs, in checking accounts and in special accounts with the Central Bank, gold coins or bars	0
Cash items in the process of collection, cash in armored cars and in custody at financial institutions.	20
Exposure to governments and central banks
To the Central Bank denominated and funded in pesos.	0
To the public non-financial sector denominated and funded in pesos, including securitized exposures.	0
To the public non-financial sector arising from financing granted to social security beneficiaries or public employees (with discount code).	0
To the public non-financial sector and the Central Bank. Other.	100
To other sovereign states or their central banks and other foreign public non-financial sector institutions.	100
To the Bank for International Settlements, the IMF, the European Central Bank and the European Community.	0
Exposure to the Multilateral Development Banks (MDB)
The International Bank for Reconstruction and Development (IBRD), the International Finance Corporation (IFC), the Inter-American Development Bank (IDB), the European Investment Bank (EIB), the Asian Development Bank (ADB), the African Development Bank (AFDB), the European Investment Fund (EIF), the Nordic Investment Bank (NIB), the Caribbean Development Bank (CBD), the Islamic Development Bank (IDB) and the European Council Development Bank (ECDB)	0
Other.	100
Exposure to local financial institutions
Denominated and funded in pesos arising from transactions with an initial contractual term of up to 3 months	20
Other	100
Exposure to foreign financial institutions	100
Exposure to local and foreign companies and other entities—including national foreign exchange entities, insurance companies, brokerage houses and other companies considered non-financial private sector entities pursuant to the provisions of Section 1 of the regulations governing the "Financing of the non-financial public sector"	100
Exposures included in the retail portfolio
Loans to individuals (provided that installments of loans granted by the institution do not exceed, at the time of the agreements, 30% of borrower's income) and to Micro, Small- and Medium-Sized Companies ("MiPyMEs").	75
Other	100
Exposures guaranteed by reciprocal guaranty companies (sociedades de garantía recíproca) or public security funds registered with the registries authorized by the Central Bank	50
Primary mortgages and mortgages of any ranking on residential homes, to the extent the entity is the mortgagee
If credit facility does not exceed 75% of the appraised value of such real property
—Sole, permanently-occupied family home.	35
—Other	50
On the amount exceeding 75% of the appraised value of such real property	100

Type of Asset	Weighting (%)
Primary mortgages and mortgages of any ranking other than on residential homes, to the extent the entity is the mortgagee
Up to 50% of the lower of the real property market value or 60% of the mortgage loan.	50
On the remaining portion of the loan.	100
Delinquent loans over 90 days
Weighting varies according to the loan and specific provisions Created	50 - 150
Interests in companies	150
Exposures to central counterparty entities (CCP)	0
Other assets and / or items off the balance sheet	100

        Minimum capital requirements also depend on the CAMELBIG rating (1 is the strongest, 5 is the weakest) assigned by the Superintendency, which also determines the "k" value. This rating system complies with international standards and provides a broad definition of the performance, risks and perspectives of financial entities. Financial entities have to adjust their capital requirements according to the following "k" factors:

CAMELBIG Rating	K Factor
1	1.00
2	1.03
3	1.08
4	1.13
5	1.19

        Excluded items include: (a) securities granted for the benefit of the Central Bank for direct obligations; (b) deductible assets pursuant to RPC regulations; and (c) financings and securities granted by branches or local subsidiaries of foreign financial entities by order and on account of their headquarters of foreign branches or the foreign controlling entity, to the extent: (i) the foreign entity has an investment grade rating, (ii) the foreign entity is subject to regulations that entail consolidated fiscalization, (iii) in the case of finance operations, they shall be repaid by the local branch or subsidiary exclusively with funds received from the aforementioned foreign intermediaries; and (iv) in the case of guarantees granted locally, they are in turn guaranteed by their foreign branch headquarters or the foreign controlling entity and foreclosure on such guaranty may be carried out immediately and at the sole requirement of the local entity.

Interest Rate Risk

        Until January 1, 2013, financial entities had to comply with minimum capital requirements regarding interest rate risk. These requirements are intended to capture the sensitivity of assets and liabilities to changes in the interest rates. Communication "A" 5369 removed all of these minimum capital requirements. Notwithstanding this change, financial entities must continue to calculate the interest rate risk and remain subject to the Superintendency's supervision.

Market Risk

        Minimum capital requirements for market risks are computed as a function of the market risk of financial entities' portfolios, measured as their VaR. The regulation includes those assets traded on a regular basis in open markets and excludes those assets held in investment accounts, which must meet counterparty and interest rate risk minimum capital requirements.

        There are five categories of assets. Domestic assets are divided into equity and public bonds/Central Bank debt instruments, the latter being classified in two categories based on whether their modified duration is less than or more than 2.5 years. Foreign equity and foreign bonds comprise two other categories and are also classified according to their duration, the latter of which is also broken up into two separate categories based on whether their modified duration is less than or more than 2.5 years. The fifth category is made up of foreign exchange positions, which are differentiated based on currency.

        Overall capital requirements in relation to market risk are based on the sum of the five amounts of capital necessary to cover the risks arising from each category of assets.

        Market risk minimum capital requirements must be met daily. Information must be reported to the Central Bank on a monthly basis. Since May 2003, the U.S. dollar has been included as a foreign currency risk component for the calculation of the market risk requirement and all assets and liabilities denominated in U.S. dollars are taken into account.

        Pursuant to Communication "A" 5867, market risk will be defined as the possibility of incurring losses in on- and off-balance sheet recorded positions as a result of adverse changes in market prices. The market risk minimum capital requirement will be the arithmetic sum of the minimum capital requirement for interest rate, stock, exchange rate and options risks. To meet this capital requirement, entities must apply a "Standard Measurement Method" based on an aggregate of components that separately capture the specific and general market risks for securities positions.

        General considerations.    Risks subject to this minimum capital requirement include risks derived from positions in instruments—such as securities and derivatives—recorded as part of the trading portfolio, and risks from foreign currency positions recorded, indistinctly, as part of the investment or trading portfolio. For the purpose of the above accounting recording, the trading portfolio of financial entities comprises positions in financial instruments included among an entity's assets for purposes of trading or of providing hedging to other items contained in the portfolio. Pursuant to Communication "A" 5867, a financial instrument may be accounted for as part of the trading portfolio—for purposes of meeting the minimum capital requirement for market risk—if such instrument may be traded free from any restriction or if the instrument may be hedged in full. Also, the portfolio must be actively managed and its positions must be valued on a daily basis and with the required accuracy. Positions kept for trading purposes are those positions that the entity intends to sell in the short term or from which it intends to derive a profit as a result of changes, either actual or expected, in short-term prices, or by means of arbitrage activities. They include both positions that the entities keep for their own use and those they purchase in the course of services performed for customers or "market making' activities". Financial entities must calculate the minimum capital requirement for the counterparty credit risk involved in over-the-counter transactions involving derivatives and securities financing transactions (SFT)—such as repo transactions (repo agreements), recorded as part of the trading portfolio on a separate and additional basis to the calculation of capital requirements for general market risk and specific market risk of the underlying securities. For this purpose, entities will be required to apply the methods and weighting factors usually applicable when those transactions are recorded as part of the investment portfolio. Entities must have clearly defined policies and procedures in place, designed to determine the exposures that are to be included into or excluded from the trading portfolio in order to calculate their minimum capital requirement for market risk. On the other hand, the investment portfolio will include all securities held by the entity which are not included in the trading portfolio.

        The minimum capital requirement for exchange rate risk will apply to the total position in each foreign currency. The minimum capital requirement for securities will be computed in respect of the instruments accounted for as part of the trading portfolio, which must be valued prudently (marked to market or marked to model). Instruments whose yield is determined in relation to CER must be considered fixed-rate securities. Whether recorded as part of the trading or of the investment portfolio, items to be deducted for purposes of calculating the RPC will be excluded from the calculation of the market risk minimum capital requirement.

        Minimum capital requirement for interest rate risk:    The minimum capital requirement for interest rate risk must be calculated in respect of any debt securities and other instruments accounted for as part of the trading portfolio, including any non-convertible preferred shares. This capital requirement is calculated by adding two separately calculated requirements: first, the specific risk involved in each instrument, either a short or a long position, and second, the general market risk—related to the effect of interest rate changes on the portfolio—a set off of the long and short positions held in different instruments will be allowed.

        Minimum capital requirement for positions in stock.    The capital requirement for the risk of holding equity positions in the trading portfolio applies to both long and short positions in ordinary shares, convertible debt securities that function like shares and any call or put options for shares, as well as any other instrument with a market behavior similar to that of shares, excluding non-convertible preferred shares, which are subject to the minimum capital requirement for interest rate described in the preceding paragraph. Long and short positions in the same security may be computed on a net basis.

        Minimum capital requirement for exchange rate risk.    The capital requirement for exchange rate risk establishes the minimum capital required to hedge the risk involved in maintaining positions in foreign currency, including gold. To calculate the capital requirement for exchange rate risk, entities must first quantify its exposure in each currency, and then estimate the risks inherent in the combination of long and short positions in different currencies.

        Minimum capital requirement for positions in options.    The calculation of the capital requirement for the risk involved in positions in options may be based on the "simplified method" set forth in Communication "A" 5867 if the entity only purchases options—provided that the market value of all the options in its portfolio does not exceed 5% of the entity's RPC for the previous month—, or if its positions in sold options are hedged by long positions in options pursuant to exactly the same contractual terms. In all other cases, the entity must use the alternative ("delta plus") method, also contemplated in the regulation.

        As from the effective date of Communication "A" 5867 and until August 31, 2016, financial entities will be required to calculate the market risk minimum capital requirement in accordance with the new method set forth in Communication "A" 5867 and also on an off-balance sheet basis, pursuant to the method in effect as of December 31, 2015, and to consider, for purposes of determining the minimum capital requirement, the result of the method involving the highest amount of the market risk capital requirements. After August 31, 2016, only the new method set forth in Communication "A" 5867 will be applicable.

Consequences of a Failure to Meet Minimum Capital Requirements

        In the event of non-compliance with capital requirements by an existing financial institution, Central Bank Communication "A" 3171 provides the following:

  (i)
  non-compliance reported by the institutions:    the institution must meet the required capital no later than the end of the second month after becoming non-compliant or submit a restructuring plan within 30 calendar days following the last day of the month in which such non-compliance occurred. In addition, non-compliance with minimum capital requirements will entail a number of consequences for the financial institution, including prohibition from opening branches in Argentina or in other countries, establishing representative offices abroad, or owning equity in foreign financial institutions, as well as a prohibition from paying cash dividends. Also, the Superintendency may appoint a delegate, who shall have the powers set forth by the FIL.

  (ii)
  Non-compliance identified by the Superintendency:    the institution must file its defense within 30 calendar days after being served notice by the Superintendency. If no defense is filed, or if the defense is disallowed, the non-compliance will be deemed to be final, and the procedure described in item (i) confirm will apply.

        Furthermore, pursuant to Communication "A" 5282, if a financial institution fails to meet market risk daily minimum capital requirements, except for any failure to meet the requirements on the last day of the month, calculated as a sum of VaR of included assets (for failures occurring before March 1, 2016) or derived from the calculation of capital requirements for interest rate, exchange rate and stock risks (for failures occurring after March 1, 2016), the financial institution must replace its capital or decrease its financial position until such requirement is met, and has up to ten business days from the first day on which the requirement was not met to meet the requirement. If the financial institution fails to meet this requirement after ten business days, it must submit a regularization and reorganization plan within the following five business days and may become subject to an administrative proceeding initiated by the Superintendency.

Operational Risk

        The regulation on Operational Risk ("OR") recognizes the management of OR as a comprehensive practice separated from that of other risks given its importance. OR is defined as the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. The definition includes legal risk but excludes strategic and reputational risk.

        Financial institutions must establish a system for the management of OR that includes policies, processes, procedures and the structure for their adequate management. This framework must also allow the financial entity to evaluate capital sufficiency.

        Seven OR event types are defined, according to internationally accepted criteria:

  •
  internal fraud;

  •
  external fraud;

  •
  employment practices and workplace safety;

  •
  clients, products and business practices;

  •
  damage to physical assets;

  •
  business disruption and system failures, and

  •
  execution, delivery and process management.

        Financial entities are charged with implementing an efficient OR management system following the guidelines provided by the Central Bank. A solid system for risk management must have a clear assignment of responsibilities within the organization of financial entities. Thus, the regulation describes the roles prepared by each level of the organization in managing of OR (such as the roles of the board of directors, senior management and the business units of the financial institution).

        A financial institution's size and sophistication, and the nature and complexity of its products and processes, and the extent of the transaction determines the type of "OR Unit" required. For small institutions, this unit may even consist of a single person. This unit may functionally respond to the senior management (or similar) or a functional level with risk management decision capacity that reports to that senior management.

        An effective risk management will contribute to prevent future losses derived from operational events. Consequently, financial entities must manage the OR inherent in their products, activities, processes and systems. The OR management process comprises:

  a)
  Identification and assessment: the identification process should consider both internal and external factors that could adversely affect the development of the processes and projections done according to the business strategies defined by the financial institution. Financial entities should use internal data, establishing a process to register frequency, severity, categories and other relevant aspects of the OR loss events. This should be complemented with other tools, such as self-risk assessments, risk mapping and key risk indicators.

  b)
  Monitoring: an effective monitoring process is necessary for quickly detecting and correcting deficiencies in the policies, processes and procedures for managing OR. In addition to monitoring operational loss events, banks should identify forward-looking indicators that enable them to act upon these risks appropriately.

  c)
  Control and mitigation: financial entities must have an appropriate control system for ensuring compliance with a documented set of internal policies, which involve periodic reviews (at least annually) of control strategies and risk mitigation, and adjust these as necessary.

        Pursuant to Communication "A" 5282, the minimum capital requirements regarding OR are equal to 15% of the annual average positive gross income of the last 36 months.

        The OR formula is as follow:

        The variables in the OR formula are defined as follows:

  •
  Cro: the capital requirement for operational risk.

  •
  a: 15%.

  •
  n: the number of 12-month consecutive terms with positive IB, based on the 36 months preceding the month of calculation. The maximum value of n is 3.

  •
  IBt: gross income from 12-month consecutive terms, provided that it is a positive figure, corresponding to the 36 months preceding the month of calculation.

        IB is defined as the sum of (a) financial and service income minus financial and service expenses and (b) other income minus other expenses.

        The following items are excluded from items (a) and (b) above:

  (i)
  expenses derived from the creation or elimination of reserves during previous fiscal years and recovered credits during the fiscal year that were written off in previous fiscal years;

  (ii)
  profits or losses from holding equity in other financial institutions or companies, if these were deductible from RPC;

  (iii)
  extraordinary or unusual gains (i.e., those arising from unusual and exceptional events that resulted in gains) including income from insurance recovery; and

  (iv)
  gains from the sale of financial public sector notes, as set forth under the Central Bank regulations ("Valuación de instrumentos de deuda del sector público no financiero y de regulación monetaria del Banco Central de la República Argentina").

        New financial institutions must comply, in their first month, with an OR minimum capital requirement equivalent to 10% of the aggregate requirements determined for credit and market risks, in the latter case, for the positions on the last day of that month. As from the second and up to the thirty-sixth month, the monthly capital requirement will be equivalent to 10% of the average requirements determined for the months elapsed until, and including, the calculation period based on a consideration of the risks referred to in the preceding paragraph. From the thirty-seventh month onwards, the monthly requirement is calculated based on the OR formula.

Minimum Cash Reserve Requirements

        The minimum cash reserve requirement requires that a financial institution keeps a portion of its deposits or obligations readily available and not allocated to lending transactions. Pursuant to Communication "A" 3498 (as amended and supplemented) as of March 1, 2002, the minimum cash requirement includes deposits and obligations for other financial intermediation transactions (overnight and fixed term transactions).

        Minimum cash requirements are applicable to demand and time deposits and other liabilities arising from financial intermediation denominated in Pesos, foreign currency, or government and corporate securities, and any unused balances of advances in checking accounts under formal agreements not containing any clauses that permit the bank to discretionally and unilaterally revoke the possibility of using such balances.

        Minimum cash reserve obligations exclude (i) amounts owed to the Central Bank, (ii) amounts owed to domestic financial institutions, (iii) amounts owed to foreign banks (including their head offices, entities controlling domestic institutions and their branches) in connection with foreign trade financing facilities, (iv) cash purchases pending settlement and forward purchases, (v) cash sales pending settlement and forward sales (whether or not related to repurchase agreements), (vi) overseas correspondent banking operations, and (vii) demand obligations for money orders and transfers from abroad pending settlement to the extent that they do not exceed a 72 business hour term as from their deposit.

        The liabilities subject to these requirements are computed on the basis of the effective principal amount of the transactions, excluding interest accrued, past due, or to become due on the aforementioned liabilities, provided they were not credited to the account of, or made available to, third parties, and, where available, the amount accruing upon the adjustment rate (CER) is applied.

        The basis on which the minimum cash reserve requirement is computed is the monthly average of the daily balances of the liabilities at the end of each day during each calendar month, except for the period ranging from December of a year to February of the next year, period in which it shall be applied on a quarterly average. Such requirement shall be complied with on a separate basis for each currency in which the liabilities are denominated.

        The table below shows the percentage rates that should be applied (from April 2014 for peso denominated amounts, and as from January 1, 2016, for foreign currency denominated amounts) to determine the required minimum cash reserve requirement, which in the case of transactions in Peso, will depend on the category under which the jurisdiction of the main office of the financial entity falls (Communication "A" 5569 and Communication "A" 5873):

			Rate %
			Category I		Categories II to VI
Item			Pesos	Foreign Currency	Pesos	Foreign Currency
1	—	Checking account deposits	17		15
2	—	Savings account, basic account and free universal account	17	30	15	30

			Rate %
			Category I		Categories II to VI
Item			Pesos	Foreign Currency	Pesos	Foreign Currency
3	—	Legal custody accounts, special accounts for savings clubs, "Unemployment Fund for Construction Industry Workers" (Fondo de Cese Laboral para los Trabajadores de la lndustria de la Construcción) and "Salary payment," special checking accounts for legal entities and social security savings accounts	17	30	15	30
4	—	Other demand deposits and liabilities, pension and social security benefits credited by ANSES pending collection and immobilized reserve funds for liabilities covered by these regulations	17	30	15	30
5	—	Unused balances of advances in checking accounts under executed overdraft agreements	17		15
6	—	Deposits in checking accounts of non-bank financial institutions, computed for purposes of meeting their required minimum cash reserve	100		100
7	—

Time deposits, liabilities under acceptances, repurchase agreements (including responsibilities for sale or transfer of credits to agents different from financial institutions), stock-exchange repos (cautions and stock exchange passive repos), constant-term investments, with an option for early termination or for renewal for a specified term and variable income, and other fixed-term liabilities, except rescheduled deposits included in the following items 11, 12, 13 and 14 of this table:

		(i) Up to 29 days	13	30	12	30
		(ii) From 30 days to 59 days	10	23	9	23
		(iii) From 60 days to 89 days	6	15	5	15
		(iv) From 90 days to 179 days	1	8	—	8
		(v) From 180 days to 365 days	—	3	—	3
		(vi) More than 365 days	—	—	—	—
8	—	Liabilities owed due to foreign facilities (not executed by means of time deposits or debt securities)	—		—
9	—	Securities (including Notes)
		(i) Up to 29 days	14	50	14	50
		(ii) From 30 days to 59 days	11	38	11	38
		(iii) From 60 days to 89 days	7	25	7	25
		(iv) From 90 days to 179 days	2	14	2	14
		(v) From 180 days to 365 days	—	5	—	S
		(vi) From 365 days	—	—	—	—
10	—	Liabilities owing to the Trust Fund for Assistance to Financial and Insurance Institutions	—		—
11	—	Demand and time deposits made upon a court order with funds arising from cases pending before the court, and the related immobilized balances	10	15	10	15
12	—	Deposits as assets of a mutual fund	19	30	19	30
13	—	Special deposits related to inflows of funds. Decree 616/2005		100		100

			Rate %
			Category I		Categories II to VI
Item			Pesos	Foreign Currency	Pesos	Foreign Currency
14	—	Time deposits in nominative, non-transferable Peso-denominated certificates, belonging to public sector holders, with the right to demand early withdrawal in less than 30 days from its setting up	15		14

        In addition to the abovementioned requirements, the reserve for any defect in the application of resources in foreign currency for a certain month shall be applied to an amount equal to the minimum cash requirement of the corresponding currency for each month.

        The minimum cash reserve must be set up in the same currency to which the requirement applies, and may include the following:

  1.
  Accounts maintained by financial institutions with the Central Bank in Pesos.

  2.
  Accounts of minimum cash maintained by financial institutions with the Central Bank in U.S. dollars, or other foreign currency.

  3.
  Special guarantee accounts for the benefit of electronic clearing houses and to cover settlement of credit card and ATM transactions and immediate transfer funds.

  4.
  Checking accounts maintained by non-bank financial institutions with commercial banks for the purpose of meeting the minimum reserve requirement.

  5.
  Special accounts maintained with the Central Bank for transactions involving social security payments by the ANSES.

  6.
  Minimum cash sub-account 60, authorized in the Registration and Settlement Central for Public Debt and Financial Trusts—CRYL ("Central de Registro y Liquidación de Pasivos Públicos y Fideicomisos Financieros—CRYL") for public securities and securities issued by the Central Bank at their market value.

        These eligible items are subject to review by the Central Bank and may be changed in the future.

        The Central Bank makes interest payments on reserve requirements up to the legal cash requirement level established for term transactions. Reserves in excess of that requirement will not be compensated.

        Compliance on public bonds and time deposits must be done with holdings marked to market and of the same type, only in terms of monthly status. Holdings must be deposited in special accounts at the Central Bank.

        Compliance with the minimum cash reserve requirement will be measured on the basis of the monthly average of the daily balances of eligible items maintained during the month to which the minimum cash reserve refers by dividing the aggregate of such balances by the total number of days in the relevant period.

        The aggregate balances of the eligible items referred to above, maintained as of each daily closing, may not, on any one day during the month, be less than 50% of the total required cash reserve, excluding the requirement for incremental deposits, determined for the next preceding month, recalculated on the basis of the requirements and items in force in the month to which the cash reserves relate. The daily minimum required is 70% when a deficit occurs in the previous month.

        Any deficiencies in meeting the required minimum cash reserve and the daily minimum reserve in Pesos are subject to a penalty equal to twice the private banks' BADLAR rate for deposits in Pesos for the last business day of the month.

        Any deficiencies in meeting the required minimum cash reserve and the daily minimum reserve in foreign currency are subject to a penalty equal to twice the private banks' BADLAR rate for deposits in U.S. dollars or twice the 30-day U.S. dollar LIBOR rate for the last business day of the month (whichever is higher).

        Minimum cash requirements may decrease with (i) the implementation of the Consumer Promotion Program and the Production of Goods and Services named "Ahora 12" created by Resolution 671/2014 of the Ministry of Economy and (ii) the payment of social security benefits. Minimum cash requirements may increase with a defect in the application of credit quotas to clients other than MiPyMEs. Minimum foreign cash requirements may decrease in the event of a relaunching of Lebac's (Central Bank bills) subscriptions.

Internal Liquidity Policies of Financial Institutions

        Pursuant to Communication "A" 5693 financial institutions must adopt management and control policies that ensure the maintenance of reasonable liquidity levels to efficiently manage their deposits and other financial commitments. Such policies should establish procedures for evaluating the liquidity of the institutions in the framework of prevailing market conditions to allow them to revise projections, take steps to eliminate liquidity constraints and obtain sufficient funds, at market terms, to maintain a reasonable level of assets over the long term. Such policies should also address (i) the concentration of assets and liabilities in specific customers, (ii) the overall economic situation, likely trends and the impact on credit availability, and (iii) the ability to obtain funds by selling government debt securities and assets.

        The organizational structure of the entity must place a specific unit or person in charge of managing liquidity and assign levels of responsibility to the individuals who will be responsible for managing the liquidity coverage ratio ("LCR"), which will require daily monitoring. The participation and coordination of the entity's top management authority (e.g., a CEO) will be necessary.

        In addition, financial institutions must designate a director or advisor who will receive reports at least weekly, or more frequently if circumstances so require, such as when changes in liquidity conditions require new courses of action to safeguard the entity. In the case of branches of foreign financial institutions the reports must be delivered to the highest authority in the country.

        Appointed officers and managers will be responsible for managing the liquidity policy that, in addition to monitoring the LCR, includes taking the necessary steps to comply with minimum cash requirements.

        Financial institutions must report the list of such officers and directors, as well as any subsequent changes, to the Superintendency within 10 calendar days from the date of any such change.

Credit Risk Regulation

        The regulations on credit risk establish standards in order to reduce such risk without significantly eroding average profitability. There are three types of ratios that limit a lender's risk exposure, namely: risk concentration limits, limits on transactions with customers on the basis of the institution's capital and credit limits on the basis of the customer's net worth.

        Risk concentration:    regulations include the concept of risk concentration, defined as the sum of loans that individually exceed 10% of the financial institution's RPC. Total operations may not exceed, at any time:

  •
  three times the institution's RPC for the previous month, without considering the operations involving local financial institutions;

  •
  five times the institution's RPC for the previous month, on total financings; and/or

  •
  ten times the institution's RPC for the previous month, for second tier commercial banks when taking into account transactions with other financial institutions.

        The three times and five times limits listed above are increased to four times and six times the institution's RPC for the previous month, respectively, whenever increases are allocated to provide assistance to trusts or fiduciary funds from the non-financial public sector.

        Loans (other than inter-bank loans) that exceed 2.5% of the financial institution's RPC must be recommended by senior management and approved by the institution's board of directors or similar authority.

        Diversification of risk:    Financial institutions must ensure that their loan portfolio is diversified among the highest possible number of individuals or companies and across all economic sectors to avoid a concentration of risk arising from a small group of individuals or companies or related to a specific sector that could significantly affect the institution's assets.

        Degree of risk:    In the case of credit limits based on the customers' net worth, as a general rule the financial assistance cannot exceed 100% of the customer's net worth. The basic margin may be increased by an additional 200% provided such additional margin does not exceed 2.5% of the financial institution's RPC as of the last day of the second month prior to the date of the financing and the increase is approved by the board of directors of the relevant financial institution.

Limits on Credit Assistance

        Maximum individual limits on credit assistance for non-related clients are calculated as a percentage of the financial institution's RPC.

        Maximum limits for credit assistance to non-financial public sector are as follows:

Transactions with the non-financial public sector	Maximum limit(*)
i) Transactions with the national public sector	50%
ii) Transactions with each provincial jurisdiction or the City of Buenos Aires	10%
iii) Transactions with each municipal jurisdiction	3%

(*)
Individual limits will be increased by 15% when the increase is applied to financial assistance granted to trusts or fiduciary funds, subject to certain conditions and related to the financing of public sector or the inclusion of debt instruments issued by them.

        Globally, lending to the public sector cannot exceed 75% of the institution's RPC. As of July 2007, monthly credit assistance to the public sector cannot exceed 35% of a financial institution's assets.

        Maximum limits for credit assistance to the non-financial private sector of the country and non-financial sector abroad are as follows:

Transactions with the non-financial private sector of the country and non-financial sector abroad		Maximum limit
i)	For each borrower
	a) Unsecured financings	15%
	b) Total financings (secured or unsecured) and/or collateralized obligations including financings guaranteed by third parties	25%
ii)	For each Reciprocal Guarantee Company (RGC) (including affiliates) or public guarantee fund	25%
iii)	For each export credit insurance company	15%

        Maximum limits for credit assistance to the financial sector of the country are as follows:

		Taker
Transactions with the financial sector of the country	Lender	Rated 1, 2 or 3	Rated 4 or 5
i) Financing by a financial institution that is not a second tier commercial bank to a local financial institution.	Rated 1, 2 or 3	25%	25%
	Rated 4 or 5	25%	0%
ii) Financing by a financial institution that is a second tier commercial bank	Rated 1, 2 or 3	100%	100%
	Rated 4 or 5	100%	0%

*
This limit can be divided in two segments, with and without collateral, in each case by 25% subject to compliance with certain requirements.

        Maximum limits for credit assistance to the financial sector abroad are as follows:

Transactions with the financial sector abroad	Maximum limit
i) Investment grade banks	25%
ii) Non-investment grade banks	5%

        The allocation of margins for exposure to counterparty credit risk in derivative contracts is done on the basis of risk-sensitive measures and the features of each particular type of transaction (type of contract, frequency of marking to market, volatility of the asset). Transactions to be included are forwards, futures and options on shares and public bonds, and Central Bank debt instruments for which volatility is published, purchase and sale options on such assets, and swaps.

Limits for Affiliated Individuals

        The aggregate amount of relevant transactions with affiliated companies or individuals may not exceed at any time the limits of the financial institution's net worth as of the last day of the month prior to the month of calculation, according to the following general rules:

  •
  in the case of local financial institutions which have transactions that are subject to consolidation by the lender or borrower, when the entity receiving financial assistance (i) has received a grade 1 rating by the Superintendency, the financial institution can provide assistance in an amount up to 100% of its computable net worth; or (ii) has received a grade 2 rating by the Superintendency, general financial assistance can be provided for an amount up to 10% of the financial institution's computable net worth; and additional assistance in an amount up to 90% of said computable net worth as long as loans and other credit facilities mature within 180 days;

  •
  in the case of local financial institutions not included in (i) above, the financial institution can provide assistance in an amount up to 10% of its computable net worth; and

  •
  in the case of other related local companies that exclusively provide complementary services to the activity performed by the financial institution, as well as related foreign banks rated "investment grade," such companies may receive assistance in an amount of up to 10% of the computable net worth of the financial institution which grants assistance.

        If the financial institution has a rating of 4 or 5, financial assistance to a related person or company cannot be granted, except in certain special situations.

        Finally, the total, non-excluded amount of financial assistance provided to, and the shareholder participation in the related individuals and companies by a financial institution cannot exceed 20.0% of the institution's Argentine regulatory capital, except when the applicable limit is 100.0%.

        Under Central Bank regulations, a person is "related" to a financial institution (and thus part of the same "economic group"):

  •
  if the financial institution directly or indirectly controls, is controlled by, or is under common control with, such person;

  •
  if the financial institution or the person that controls the financial institution and such person has or may have common directors to the extent such directors, voting together, will constitute a simple majority of each board; or

  •
  as an exception, determined by the Board of Directors of the Central Bank (pursuant to a proposal from the Superintendency).

        In turn, control by one person over another is defined under such regulations as:

  •
  holding or controlling, directly or indirectly, 25.0% or more of the voting stock of the other person;

  •
  having held 50% or more of the voting stock of the other person at the time of the last election of directors;

  •
  holding, directly or indirectly, any other kind of participation in the other person (even if it represents a participating interest below the abovementioned percentages) so as to be able to prevail in its shareholders' or board of directors' meetings; or

  •
  when the Board of Directors of the Central Bank, pursuant to a proposal from the Superintendency, determines that a person is exercising a controlling influence, directly or indirectly, in the direction or policies of another person.

        The regulations contain several non-exclusive factors to be used in determining the existence of such controlling influence, including, among others:

  •
  the holding of a sufficient amount of the other person's capital stock as to exercise influence over the approval of such person's financial statements and payment of dividends;

  •
  representation on the other person's board of directors;

  •
  significant transactions between both persons;

  •
  transfers of directors or senior officers between both persons;

  •
  technical and administrative subordination by one person to the other; and

  •
  participation in the creation of policies of the financial institution.

Interest rate and fee regulations

Maximum lending rates

        Pursuant to Communication "A" 5590, which was in force from June 2014 to December 2015, the Central Bank established limits to lending rates applicable to consumer financing with respect to personal loans and pledge loans granted to retail customers, that are not considered as micro, small and medium size companies (MiPyMEs).

        Pursuant to these limits, two groups of institutions were defined: (i) financial entities with non-financial private sector deposits in Pesos, taking into account the average of the three months prior to April 2014, equal to or higher than 1% of the total non-financial private sector deposits of the financial system (Group I) and (ii) all other financial institutions (Group II).

        In the case of institutions falling under Group I, the Central Bank would publish on a monthly basis the maximum interest rates that these financial institutions were authorized to apply to each financing disbursed and/or restructured. The maximum interest rates were based on the product of multiplying the most recent "reference interest rate" (as published by the Central Bank and based on the simple average of the cut-off rates applicable to Central Bank bills for a term closest to 90 days, two months before the disbursement) by the following multiples: (i) in respect of pledge loans: 1.25; (ii) in respect of overdrafts, credit card loans and mortgages on housing assigned to financial institutions by third parties, as receivables in respect to trusts where trust assets were constituted by them, and as collateral for granting loans: 2.00; and (iii) in respect of personal loans: 1.45.

        In the case of Group II, the multiples used were as follows (i) in respect of pledge loans: 1.40; (ii) in respect of overdrafts, credit card loans and mortgages on housing assigned to financial institutions by third parties, as receivables in respect to trusts where trust assets were constituted by them, and as collateral for granting loans: 2.00; and (iii) in respect of personal loans: 1.80.

        On December 17, 2015, the Central Bank issued Communication "A" 5853, pursuant to which the provisions that established maximum interest rates applicable to the lending transactions described above ceased to have effect in respect of any new transactions conducted as from and including such date. In addition, Communication "A" 5853 established the basic requirement that compensatory interest rates be freely agreed upon among financial institutions and their customers in accordance with established provisions under applicable statutory regulations, such as Central Bank regulations which state the maximum interest rate applicable to credit card facilities.

        With respect to transactions conducted at a regulated rate, any non-compliance identified until December 31, 2015 will be addressed pursuant to the rules in effect as of December 16, 2015. For any non-compliance identified as from January 1, 2016, the rules established by Communication "A" 5849 will be applicable. Communication "A" 5849 establishes the procedure for reimbursing customers any amounts charged by financial institutions in excess of the applicable maximum lending rate.

Minimum term deposit rates

        Pursuant to Communication "A" 5640, which was in effect from October 2014 to December 2015, the Central Bank established minimum interest rates applicable to term deposits made by individuals (in a principal amount equal to or lower than the amount currently covered by SEDESA) (i.e., deposits not exceeding Ps.350,000). Communication "A" 5659, as amended and restated, increased the monthly contribution that banks were required to set aside each month to fund the Deposits Guarantee Fund ("Fondo de Garantía de los Depósitos") from 0.015% to 0.060% of the monthly average of the daily deposits balance.

        The interest rate applicable to such deposits could not be lower than the result of multiplying the most recent "reference borrowing rate" (as published by the Central Bank and based on the simple average of the cut-off rates applicable to Central Bank bills for a term closest to 90 days, two months before the withdrawal of the deposits) by the following multiple, depending on the original term of each deposit: (a) from 30 to 44 days: 0.91, (b) from 45 to 59 days: 0.93 and (c) from 60 to 119 days: 0.97, (d) from 120 to 179 days: 0.98 and (e) over 180 days: 0.99.

        On December 17, 2015, the Central Bank issued Communication "A" 5853, pursuant to which the provisions that established minimum interest rates applicable to the term deposits described above ceased to have effect in respect of any new transactions conducted as from and including such date. The remuneration for fixed-rate deposits will be established at a rate freely agreed upon among the parties.

        With respect to transactions conducted at a regulated rate, any non-compliance identified on or before December 31, 2015 will be addressed pursuant to the rules in effect as of December 16, 2015. For any non-compliance identified as from January 1, 2016, the rules established by Communication "A" 5849 will be applicable. Communication "A" 5849 established the procedure by which financial institutions must pay customers any amounts due as a result of non-compliance with the applicable minimum term deposit rates.

Fees

        On October 6, 2013, the Central Bank issued Communication "A" 5460, granting broad protection to financial services customers. The protection includes, among other things, the regulation of fees and commissions charged by financial institutions for services provided. Fees and charges must represent a real, direct and demonstrable cost and should be supported by a technical and economic justification. It is worth noting that Communication "A" 5514 sets forth an exception to the enforcement of Communication "A" 5460 for certain credit agreements that have pledges as collateral and are issued before September 30, 2018.

        On June 10, 2014, the Central Bank issued Communications "A" 5591 and "A"5592, through which established new rules regarding fees and charges for basic financial products and services. Beginning on the effective date of the rule, financial institutions must have prior authorization from the Central Bank to implement increases to the cost of those services. The rule also specifically defines which financial services are considered basic.

        On December 23, 2014, the Central Bank issued Communication "A" 5685 amending Communication "A" 5460, setting forth that any increase in commissions of new products or services must have the prior authorization of the Central Bank.

        On August 21, 2015, the Central Bank issued Communication "A" 5795 (as amended and supplemented by several regulations, including but not limited to Communication "A" 5828) establishing additional rules aimed at protecting financial services customers by reinforcing regulations that prohibit financial institutions from charging fees and commissions related to insurance products that financial services customers purchase as accessories of financial services, regardless of whether it is a customer request or a condition set by the financial institution to access the financial service. In this regard, beginning on November 13, 2015, financial institutions may not receive remunerations or profits from such insurance products or receive remunerations or profits, directly or indirectly, from insurance companies with respect to such products.

Mandatory extension of credit facilities for productive investments

        On July 5, 2012, the Central Bank issued Communication "A" 5319, mandating financial entities to extend credit facilities for productive investments (the "2012 Quota"), according to the terms and conditions described therein. Subsequently, the Central Bank issued Communication "A" 5380 and "A" 5449 (the "2013 Quota"), "A" 5516 and "A" 5600 (the "2014 Quota"), "A" 5681 and "A" 5771

(the"2015 Quota") and "A" 5874 (the "2016 Quota"), establishing new regulations applicable to credit facilities for productive investments (the "Quota"). The 2012 Quota, the 2013 Quota, the 2014 Quota, the 2015 Quota and the 2016 Quota are not cumulative and must be complied with, independently, in each year. Financial Institutions subject to this regime are those operating as financial agents of the national, provincial, City of Buenos Aires and/or municipal governments and/or those whose average total deposits over a related three-month period are equal to or greater than 1% of the total deposits in the financial system.

2012 Quota

        Financial entities included in the 2012 Quota must extend credit facilities for an amount equal to at least 5% of deposits of non-financial private sector deposits in Pesos, calculated according to the average balances as of the end of June 2012.

        The maximum interest rate is 15.01% fixed per annum for at least the first 36 months. After the completion of this period, if the financing continues, institutions may apply a variable rate that may not exceed the total BADLAR rate in Pesos plus 400 basis points.

        The 2012 Quota must target at least 50% of the credit facilities rendered to micro, small- and medium-sized enterprises. The credits granted must be denominated in Pesos and, at the time of disbursement of the funds, must have a weighted average life equal to or greater than 24 months and shall mature beyond 36 months. Financing under the 2012 Quota must be granted by December 31, 2012.

2013 Quota

        Financial entities included in the 2013 Quota must extend credit facilities for an amount equivalent to 5% of the non-financial private sector deposits in Pesos, calculated according to the balance resulting as of the end of November 2012 for the first tranche, and as of the end of May 2013 for the second tranche.

        The maximum interest rate is 15.25% fixed per annum for at least the first 36 months (for both tranches). After the completion of this period, if the financing continues, institutions may apply a variable rate that may not exceed the total BADLAR rate in Pesos plus 400 basis points.

        The 2013 Quota must target at least 50% of the credit facilities rendered to micro, small- and medium-sized enterprises. The credits granted must be denominated in Pesos and, at the time of disbursement of the funds, must have a weighted average life equal to or greater than 24 months and shall mature beyond 36 months. Financing under the first tranche must be granted by June 30, 2013. Financing under the second tranche must be granted by December 31, 2013.

2014 Quota

        Financial entities included in the 2014 quota must extend credit facilities for an amount equivalent to 5% of the nonfinancial private sector deposits in Pesos, calculated according to the balance resulting as of the end of November 2013, for the first tranche, and for an amount equal to at least 5.5% of deposits of non-financial private sector deposits in Pesos, calculated according to the balance resulting as of the end of May 2014, for the second tranche.

        The maximum interest rate for the first tranche is 17.50% and for the second tranche is 19.50% fixed per annum for at least the first 36 months. After the completion of this period, if the financing continues, institutions may apply a variable rate that may not exceed the total BADLAR rate in Pesos plus 300 basis points.

        The 2014 Quota must target 100% of the credit facilities rendered to micro, small- and medium-sized enterprises. The credits granted must be denominated in Pesos and, at the time of disbursement of the funds, must have a weighted average life equal to or greater than 24 months and shall mature beyond 36 months. Financing under the first tranche must be granted by June 30, 2014. Financing under the second tranche must be granted by December 31, 2014.

        The maximum interest rate for the second semester of 2014 Quota is 19.50% fixed per annum for at least the first 36 months. After the completion of this period, if the financing continues, institutions may apply a variable rate that may not exceed the total BADLAR rate in Pesos plus 300 basis points.

2015 Quota

        Financial entities included in the 2015 Quota must extend credit facilities in the first tranche for an amount equal to at least 6.5% of deposits of non-financial private sector deposits in Pesos, calculated according to the average balances of November 2014, and in the second tranche for an amount equal to at least 7.5% of deposits of non-financial private sector deposits in Pesos, calculated according to the average balances of May 2015.

        The maximum interest rate for the 2015 Quota was established at a fixed 19% per annum for the first tranche and at a fixed 18% per annum for the second tranche, for at least the first 36 months. After the completion of this period, if the financing continues, institutions may apply a variable rate that may not exceed the BADLAR rate in Pesos plus 150 basis points for the first tranche and BADLAR rate in Pesos plus 50 basis points for the second tranche.

        The 2015 Quota must target 80% of the credit facilities rendered to micro, small- and medium-sized enterprises. The remaining 20% can target enterprises that exceed the maximum established for their area of activity in the rules on "micro-, small- and medium- sized enterprises" and that the total exports do not exceed the 20% of total sales of the last financial year. The credits granted must be denominated in Pesos and, at the time of disbursement of the funds, must have a weighted average life equal to or greater than 24 months and shall mature beyond 36 months. All financing under the 2015 Quota must be granted by December 31, 2015.

        At September 30, 2015, funding must have been convened by at least 30% of the total amount of the first tranche of the 2015 Quota.

2016 Quota

        Central Bank Communication "A" 5874, dated December 31, 2015, established the following guidelines for the 2016 Quota:

        Financial entities acting as financial agents for the national, provincial, Autonomous City of Buenos Aires' and/or municipal governments and/or whose share in the non-financial private sector deposits in pesos in the financial system is equal to or greater than 1%, based on the simple average of daily balances of the non-financial private sector deposit in pesos for the previous calendar six-month period, will be required to extend credit facilities equivalent to at least 14% of the non-financial private sector deposits in pesos, calculated on the basis of the monthly average of daily balances in November 2015.

        In the case of entities falling within the above scope whose share of total non-financial private sector deposits in pesos is lower than 0.25% (calculated as described in the preceding paragraph) the percentage to be applied will be not less than 8%.

        Not less than 75% of the 2016 Quota must be allocated to credit facilities intended for micro-, small-and medium- sized enterprises.

        Communication "A" 5874 established the type of financing which may be considered eligible to be computed as part of the 2016 Quota, which includes the following:

            (i)  financing of investment projects (meaning financing extended for the purchase of capital goods and/or the construction of facilities necessary for the production of goods and/or services and for the commercialization of goods and/or services; financing of working capital for investment projects for up to an amount equivalent to 20% of the total project amount; the purchase of real estate, provided the financing amount does not exceed 70% of the value attributable to the constructions built on the land; financing for the purchase of motor vehicles and machinery, provided that the purchase transaction be carried out at the selling price applied to cash transactions; among others);

           (ii)  discount of deferred payment checks, certificates of public works (or any documentation that may replace them) and trade acceptances for customers that are micro-, small- and medium- sized enterprises for up to an amount equivalent to 15% of the 2016 Quota;

          (iii)  inclusion, by means of an assignment or discount, of financing facilities provided to users of financial services, or of receivables in respect of trusts whose trust assets consist—primarily—of such financing provided by financial entities not included within the scope of the above mentioned rules, with a total nominal annual financial cost not exceeding 27%, which may amount to up to 5% of the 2016 Quota;

          (iv)  Microcredit extended to micro entrepreneurs that meet certain requirements (including that, either individually or as a family group, they do not have revenues exceeding two adjustable minimum living wages and are not registered as value added tax, income tax and personal assets tax payers with AFIP). On a supplemental basis, micro entrepreneurs may be granted loans for the purchase of consumption goods or services;

           (v)  Loans extended to natural persons at an interest rate of up to a nominal annual 22% for the first year and as from the second year, if the above rate is not maintained, at a variable interest rate equivalent to the peso BADLAR rate charged by private banks, plus 150 basis points. The proceeds of these loans must be used directly for the purchase of a sole family dwelling for the respective family group, and must be implemented by means of a collateral assignment of rights in the trusts created for the construction of those properties , subject to certain conditions. This type of financing may collectively amount to up to 10% of the 2016 Quota;

          (vi)  Mortgage loans extended to individuals for the purchase, construction or enlargement of dwellings, at an interest rate of up to a nominal annual 22% for the first year and as from the second year, if the above rate is not maintained, at a variable interest rate equivalent to the peso BADLAR rate charged by private banks, plus 150 basis points. These loans may collectively amount to up to 10% of the 2016 Quota; and

         (vii)  Assistance provided to natural persons and/or legal entities in areas where an emergency situation prevails as a result of natural disasters. This assistance may amount to up to 15% of the 2016 Quota.

        The maximum interest rate to be applied, except for the financing facilities described in items (iii), (v) and (vi) above, will be a nominal annual fixed rate of 22%. The rate will be free for transactions with customers who do not meet the conditions of a micro-, small- or medium-sized enterprise.

        Financing facilities must be denominated in pesos and have—at the time of disbursement—an average maturity period equal to or longer than 24 months, based on weighted principal maturities, and the total maturity period must not be less than 36 months. Financing facilities described in item (i) above and to be used for working capital purposes must have an effective weighted average maturity period equal to or longer than 24 months. The discount transactions contemplated in items (ii) and

(iii) will not be subject to a minimum maturity period requirement. The mortgage loans referred to in item (vi) must have a minimum maturity period of 10 years.

        The entities may make up this portfolio with loans extended on a joint basis with other entities, in the relevant proportion.

        In case early pre-payment is accepted, only debtors will be entitled to such pre-payment right.

Foreign Exchange System

        During the first quarter of 2002, the Argentine government established certain foreign exchange controls and restrictions.

        On February 8, 2002, Decree No. 260 was issued, establishing as of February 11, 2002 a Local Foreign Exchange Market ("Mercado Único y Libre de Cambios") system through which all foreign exchange transactions must be traded at exchange rates to be freely agreed upon.

        On such date, the Central Bank issued Communications "A" 3471 and "A" 3473, which stated that the sale and purchase of foreign currency can only be performed with entities authorized by the Central Bank to operate in the foreign exchange. Item 4 of Central Bank Communication "A" 3471 stated that the sale of foreign currency in the local exchange market shall in all cases be against Peso bills.

        Since January 2, 2003, there have been further modifications to the restrictions imposed by the Central Bank. For further information, see "Exchange Controls."

Foreign Currency Lending Capacity

        The Regulations on the allocation of deposits in foreign currencies, Communication "A" 4851 as amended, establish that the lending capacity from foreign currency deposits, including U.S. dollar-denominated deposits to be settled in Pesos, must fall under one of the following categories: (a) pre-financing and financing of exports to be made directly or through principals, trustees or other brokers, acting on behalf of the owner of the merchandise; (b) financing for manufacturers, processors or collectors of goods, provided they refer to non-revocable sales agreements with exporters for foreign currency-denominated prices (irrespective of the currency in which such transaction is settled), and they refer to exchangeable foreign-currency denominated goods listed in local or foreign markets, broadly advertised and easily available to the general public; (c) financing for manufacturers of goods to be exported, as final products or as part of other goods, by third-party purchasers, provided that such transactions are secured or collateralized in foreign currency by third-party purchasers; (d) financing of investment projects, working capital or purchase of any kind of goods—including temporary imports of commodities—that increase or are related to the production of goods to be exported, including syndicated loans, whether granted by local or foreign financial institutions; (e) financing for commercial clients or commercial loans considered as consumer loans, with the purpose of importing capital goods, whenever they help to increase goods production for the domestic market; (f) debt securities or financial trust participation certificates whose underlying assets are loans made by the financial entities in the manners set forth in (a) to (d) above (excluding syndicated loans); (g) foreign currency debt securities or financial trust participation certificates, publicly listed under an authorization by the CNV, whose underlying assets are securities bought by the fiduciary and guaranteed by reciprocal guarantee companies or public guarantee funds, in order to finance export transactions; (h) financings for purposes other than those mentioned in (a) to (d) above, included under the IDB credit program ("Préstamos BID N° 119/OC-AR"), not exceeding 10% of the lending capacity; (i) inter-financing loans (any inter-financing loans granted with such resources must be identified); and (j) Central Bank bills denominated in dollars.

        Communication "A" 5534 provides a specific formula in order to calculate the financial institution's capacity to lend money in foreign currency for imports (relating to items (d) and (e), and, as applicable items (f) to (h) of the foregoing paragraph).

        The lending capacity shall be determined for each foreign currency raised, such determination being made on the basis of the monthly average of daily balances recorded during each calendar month. Any defect in the application shall give rise to an increase in the minimum cash requirement in the relevant foreign currency.

General Exchange Position

        The general exchange position includes all the liquid external assets of the institution, such as gold, currency and foreign currency notes reserves, sight deposits in foreign banks, investments in securities issued by OECD members' governments with a sovereign debt rating not below "AA", certificates of time deposits in foreign institutions (rated not less than "AA"), and correspondents' debit and credit balances. It also includes purchases and sales of these assets already arranged and pending settlement involving foreign exchange purchases and sales performed with customers within a term not exceeding two business days and correspondent balances for third-party transfers pending settlement. It does not include, however, foreign currency notes held in custody, term sales and purchases of foreign currency or securities nor direct investments abroad.

        The GEP ceiling is calculated every month and updated the first business day of the month. Pursuant to the relevant reporting system regulations this ceiling is set at 15.0% of the amount equivalent in U.S. dollars to the RPC at the end of the month immediately preceding the last month when filing with the Central Bank has already expired. It will be increased by an amount equivalent in U.S. dollars to 5.0% of the total amount traded by the institution on account of the purchases and sales of foreign currency in the calendar month prior to the immediately preceding month, and by 2.0% of the total demand and time deposits locally held and payable in foreign bills, excluding deposits held in custody, recorded by the institution at the end of the calendar month prior to the immediately preceding month. If the resulting ceiling is lower than US$8.0 million, the minimum amount of the ceiling shall be set at US$ 8.0 million.

        Institutions authorized to trade in foreign currency failing to comply with the GEP ceilings or the exchange reporting regulations should refrain from trading in foreign currency until they are in compliance with the above.

        Although certain exceptions are admitted, institutions authorized to trade in foreign currency require the Central Bank's prior consent to perform their own purchases when payment is made against delivery of foreign currency or other foreign assets comprising the GEP.

Foreign Currency Net Global Position

        All assets and liabilities from financial intermediation in foreign currency and securities in foreign currency (deriving from cash and term transactions) are included in the net global position (for ongoing and completed operations).

        In addition, forward transactions under master agreements entered within domestic self-regulated markets paid by settlement of the net amount without delivery of the underlying asset are also included. Deductible assets for determining RPC, securities issued by the Argentine government for up to the amount of primary placements carried out since November 1, 2014, any included items recorded by the financial entity in its foreign branches and the Argentine U.S. Dollar Sovereign Bonds (BAADE) purchased under primary placements are excluded from the ratio.

        Two ratios are considered in the Foreign Currency Net Global Position:

          Negative Foreign Currency Net Global Position (liabilities exceeding assets): as from January 1, 2007 (Communications "A" 4577 and 4598) the limit is 15%. This limit may be increased by up to 15 percentage points provided the records of the relevant financial institution show both: (i) Peso-denominated medium- and long-term financing operations, excluding potential liabilities, in accordance with "Debtor Classification" rules, extended to customers in the private non-financial sector for an amount equivalent to the increase of such general limit measured as a monthly average of daily balances. For this purpose, any financing balances with an average term recorded as of the last day of the month corresponding to the foreign currency net global position will be deemed included, provided such term exceeds four years, based on weighted principal maturity dates and not taking into account CER estimates, if any, without regard to the intended use of the proceeds and form of implementation of the transaction; and (ii) an increased minimum capital requirement for credit risk equivalent to the amount of the increase of the general limit of the negative foreign currency net global position of the relevant month.

          Positive Foreign Currency Net Global Position (assets exceeding liabilities): Communication "A" 5834 of the Central Bank established that this daily position (the daily balance converted to Pesos at the reference exchange rate) could not exceed 15% of the lesser of the RPC for the applicable preceding month or the entity's own liquid assets (own liquid assets meaning the RPC surplus over fixed assets and other concepts to be computed in accordance with Central Bank regulation related to the "Fixed assets and other concepts ratio").

        Communication "A" 5834 provided that, effective as of December 9, 2015, the Positive Foreign Currency Net Global Position must be 10% of the lesser of the RPC, computed for the applicable preceding month, or the entity's own liquid assets.

        Effective as from February 1, 2016, the Positive Foreign Currency Net Global Position (as a monthly average of daily balances converted to Argentine pesos at the reference exchange rate) must not exceed 15% of the lesser of the RPC, computed for the applicable preceding month, or the entity's own liquid assets. As from March 1, 2016, such position will be 20% of the lesser of the RPC, computed for the applicable preceding month, or the entity's own liquid assets.

        This limit should be extended by the amount of the increase in the daily balances between January 2014 and the previous day of the net global position, of the credit lines from abroad settled through the MULC converted to Pesos at the reference exchange rate.

        Positive Foreign Currency Net Global Position limit for term transactions: Central Bank Communication "A" 5834 established that the daily positive foreign currency net global position for term transactions (the daily balance converted to Argentine pesos at the reference exchange rate) could not exceed 7.5% of the RPC computed for the applicable previous month. Communication "A" 5834 provided that, effective as from December 9, 2015, the positive foreign currency net global position for forward transactions must be 5% of the lesser of the RPC for the applicable preceding month or the entity's own liquid assets. Effective as from February 1, 2016, the positive foreign currency net global position for forward transactions must not exceed 7.5% of the RPC. As from March 1, 2016, such position must be 10% of the RPC for the applicable preceding month.

        To determine the positive foreign currency net global position for term transactions relevant items included in other credits from financial intermediation, other liabilities from financial intermediation and off-balance sheet derivatives denominated in foreign currency, excluding any such items related to repurchase agreements, should be considered. For this purpose, financial entities must not deduct sales transactions entered into with "related parties."

        The excesses of these ratios are subject to a charge equal to 1.5 times the nominal interest rate of the Peso denominated Lebac (Central Bank bill). Charges not paid when due are subject to a charge equal to one and a half times the charge established for excesses.

        In addition to the above-mentioned charge, sanctions set forth in Section 41 of the FIL shall apply (including: caution; warning; fine; temporary or permanent disqualification to dispose of a banking current account; temporary or permanent disqualification to act as promoters, founders, directors, administrators, members of surveillance committees, comptrollers, liquidators, managers, auditors, partner or shareholders; and license revocation).

Rosario Futures Index ("ROFEX") U.S. dollar futures state of emergency

        On December 14, 2015, Argentina Clearing S.A. and Mercado a Término de Rosario S.A. resolved, through Communication 657 (subject to the CNV's express approval, which was subsequently granted): (i) to declare a state of emergency with respect to any open positions as of such date involving U.S. dollar futures contracts maturing prior to June 2016 and entered into after September 29, 2015; and (ii) to provide, in respect of any open purchased positions as of such date involving U.S. dollar futures maturing prior to and including June 2016, the following remedies: (a) the original transaction price was adjusted by adding Ps.1.25 per U.S. dollar for those transactions opened from and including September 30, 2015 to and including October 27, 2015; (b) the original transaction price was adjusted by adding Ps.1.75 per U.S. dollar for those transactions opened as of October 28, 2015.

        The adjustments referred to in the preceding paragraph were applied by registering a sale transaction at the original transaction price and a simultaneous purchase at the original price plus the amount indicated in items (a) and (b) above, which caused a novation of the transactions involved into new transactions at the new established price.

        For the purposes of complying with registration requirements involving the relevant ROFEX and Argentina Clearing S.A. transactions, the Central Bank was registered as counterparty to such transactions.

Assignment of foreign exchange positions by financial and foreign exchange entities

        On December 17, 2015, Communication "A" 5852 provided that financial entities authorized to deal in exchange transactions and foreign exchange entities were required to sell to the Central Bank their respective positive foreign currency positions at closing on December 16, 2015, valued at the reference exchange rate of such date, and then repurchase them in full. The repurchase transaction could be effected on December 17, 18 or 21, 2015, at the reference exchange rate prevailing on the day of the repurchase.

        In particular, an open purchase position in U.S. dollar futures traded on ROFEX and having had its original price adjusted as provided under Item II) of Communication 657 of Argentina Clearing and Mercado a Término de Rosario S.A. was required to be sold to the Central Bank at the adjusted original price resulting from the enforcement of such Communication, and then repurchased in full at the reference exchange rate prevailing on the day of the repurchase.

        For the purpose of exercising the repurchase date option contemplated in the first paragraph, an entity was required to submit a letter signed by its president or chief local officer to the General Operations Sub-department before 10:00 a.m. of the selected day, expressly stating the decision it had adopted.

        If an entity failed to exercise the option contemplated in the first paragraph or to comply with any of the formal requirements set forth above, the repurchase was to be completed on December 22, 2015 at the reference exchange rate prevailing on such date.

        The notion of "foreign currency position" referred to above was determined as follows: (i) for foreign exchange bureaus, agencies and offices: their general exchange position; and (ii) for financial entities authorized to deal in foreign exchange transactions: their net global foreign currency position, less any net assets corresponding to their liabilities in foreign-currency denominated government securities, based on the currency in which the respective financial services were paid (either a foreign currency or U.S. dollar-linked Argentine pesos).

        If the determined foreign currency position was negative, no sale to the Central Bank and repurchase was required.

        On December 18, 2015, the Bank carried out the above-mentioned repurchase at the reference exchange rate established for such date. In addition, on December 22, 2015 CCF carried out the above-mentioned repurchase at the reference exchange rate established for such date.

Fixed Assets and Other Items

        The Central Bank determines that the fixed assets and other items maintained by the financial entities must not exceed 100% of the entity's RPC.

        Such fixed assets and other items include the following:

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  Shares of local companies

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  Miscellaneous receivables

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  Property and equipment

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  Other assets

        The calculation of such assets will be effected according to the month-end balances, net of depreciations, accumulated amortizations and allowances for loan losses.

        Non-compliance with the ratio produces an increase in the minimum capital requirements equal to 100% of the excess on the ratio.

Credit Ratings

        Communication "A" 5671 issued on November 28, 2014 supersedes the provisions issued by the Central Bank containing ratings requirements assigned by a local risk rating company. Where provisions require certain international ratings, the criteria set forth by communication "A" 5671 govern.

        The provisions of Communication "A" 5671 are basic guidelines to properly assess the credit risk that financial institutions must observe when implementing Central Bank regulations including the requirement of a particular rating and do not replace the credit assessment that each financial institution must make to their counterparts. International credit ratings that refer to these provisions shall be issued by rating agencies that have a code of conduct based on the "Principles of the Code of Conduct for Agents Rate Risk" issued by the International Organization of Securities Commissions ("IOSCO").

        Annex II of Communication "A" 5671 provides a table regarding the new qualification requirements for financial institutions. This table classifies the credit ratings requirements for different transactions.

Debt Classification and Loan Loss Provisions

Credit Portfolio

        The regulations on debt classification are designed to establish clear guidelines for identifying and classifying the quality of assets, as well as evaluating the actual or potential risk of a lender sustaining losses on principal or interest, in order to determine (taking into account any loan security) whether the provisions against such contingencies are adequate. Banks must classify their loan portfolios into two different categories: (i) consumer or housing loans and (ii) commercial loans. Consumer or housing loans include housing loans, consumer loans, credit-card financings, loans of up to Ps.1,250,000 to micro-credit institutions and commercial loans of up to Ps.2,500,000 with or without guarantees. All other loans are considered commercial loans. Consumer or housing loans in excess of Ps.2,500,000, are classified as commercial loans. If a customer has both kinds of loans (commercial and consumer or housing loans), the consumer or housing loans will be added to the commercial portfolio to determine under which portfolio they should be classified based on the amount indicated. In these cases, the loans secured by preferred guarantees shall be considered to be at 50% of its face value.

        Under the current debt classification system, each customer, as well as the customer's outstanding debts, are included within one of six sub-categories. The debt classification criteria applied to the consumer loan portfolio are primarily based on objective factors related to customers' performance of their obligations or their legal standing, while the key criterion for classifying the commercial loan portfolio is each borrower's paying ability based on their future cash flow.

Commercial Loans Classification

        The principal criterion by which to evaluate a loan pertaining to the commercial portfolio is its borrower's ability to repay it, whose ability is mainly measured by such borrower's future cash flow. Pursuant to Central Bank regulations, commercial loans are classified as follows:

Classification	Criteria
Normal Situation	Borrowers for whom there is no doubt as to their ability to comply with their payment obligations.
Subject to special Monitoring/Under observation	Borrowers that, among other criteria, are up to 90 days past due and, although considered to be able to meet all their financial obligations, are sensitive to changes that could compromise their ability to honor debts absent timely corrective measures.
Subject to special Monitoring/Under negotiation or refinancing agreement	Borrowers who are unable to comply with their obligations as agreed with the bank and, therefore, formally state, within 60 calendar days after the maturity date, their intention to refinance such debts. The borrower must enter into a refinancing agreement with the bank within 90 calendar days (if up to two lenders are involved) or 180 calendar days (if more than two lenders are involved) after the payment default date. If no agreement has been reached within the established deadline, the borrower must be reclassified to the next category according to the indicators established for each level.
Troubled	Borrowers with difficulties honoring their financial obligations under the loan on a regular basis, which, if uncorrected, may result in losses to the bank.
With high risk of insolvency	Borrowers who are highly unlikely to honor their financial obligations under the loan.
Irrecoverable	Loans classified as irrecoverable at the time they are reviewed (although the possibility might exist that such loans might be collected in the future). The borrower will not meet its financial obligations with the financial institution.
Irrecoverable according to Central Bank's Rules	(a) A borrower that has defaulted on its payment obligations under a loan for more than 180 calendar days according to the corresponding report provided by the Central Bank, which includes: (1) financial institutions liquidated by the Central Bank, (2) residual entities created as a result of the privatization of public financial institutions, or in the privatization or dissolution process, (3) financial institutions whose licenses have been revoked by the Central Bank and find themselves subject to judicial liquidation or bankruptcy proceedings and (4) trusts in which Seguro de Depósitos S.A. (SEDESA) is a beneficiary; or (b) certain kinds of foreign borrowers (including banks or other financial institutions that are not subject to the supervision of the Central Bank or similar authority of the country in which they are incorporated) that are not classified as "investment grade" by any of the rating agencies approved by the Central Bank.

Consumer and Housing Loans Classification

        The principal criterion used in the assessment of loans in the consumer and housing portfolio is the length of the duration of the default of such loans. Under the Central Bank regulations, consumer and housing borrowers are classified as follows:

Classification	Criteria
Performing	If all payments on loans are current or less than 31 calendar days overdue and, in the case of checking account overdrafts, less than 61 calendar days overdue.
Low Risk	Loans upon which payment obligations are overdue for a period of more than 31 and up to 90 calendar days.
Medium Risk	Loans upon which payment obligations are overdue for a period of more than 90 and up to 180 calendar days.
High Risk	Loans in respect of which a legal action seeking collection has been filed or loans having payment obligations overdue for more than 180 calendar days, but less than 365 calendar days.
Irrecoverable	Borrowers who are highly unlikely to honor their financial obligations under the loan.
Non-recoverable loans	Loans in which payment obligations are more than one year overdue or the debtor is insolvent or in bankruptcy or liquidation.
Irrecoverable loans Central Bank's rules	Same criteria as for commercial loans in the Irrecoverable according to Argentine Banking GAAP.

Minimum Credit Provisions

        The following minimum credit provisions are required to be made by Argentine banks in relation to the credit portfolio category:

Category	With Preferred Guarantees	Without Preferred Guarantees
"Normal"	1%	1%
"Under observation" and "Low risk"	3%	5%
"Under negotiation or refinancing agreement"	6%	12%
"With problems" and "Medium Risk"	12%	25%
"With high risk of insolvency" and "High Risk"	25%	50%
"Irrecoverable"	50%	100%
"Irrecoverable by technical decision"	100%	100%

        The Superintendency may require additional provisioning if it determines that the current level is inadequate.

        Financial institutions are entitled to record allowances for loan losses in amounts larger than those required by the Argentine Banking GAAP. In such cases and despite the existence of certain exceptions, recording a larger allowance for a commercial loan, to the extent the recorded allowance amount falls into the next credit portfolio category set forth by Argentine Banking GAAP, shall automatically result in the corresponding debtor being recategorized accordingly.

Minimum Frequency for Classification Review

        Financial institutions are required to develop procedures for the analysis of credit facilities assuring an appropriate evaluation of a debtor's financial situation and a periodic revision of such situation taking into consideration objective and subjective conditions of all the risks taken. The procedures established have to be detailed in a manual called "Manual of Procedures for Classification and Allowances" which must be made available for the Superintendency to review at any time. The classification analysis shall be duly documented. The classification review must include (i) clients whose outstanding credit (in Pesos and in foreign currency) exceeds the lesser of 1% of the financial institution's RPC corresponding to the prior month and Ps.4.0 million and (ii) at least 20% of the financial institution's total active credit portfolio, which, if applicable, shall be completed by incorporating clients whose total indebtedness is less than the limits described in (i) in this sentence.

        In the case of commercial loans, the applicable regulations also require a minimum frequency of review. Such review must take place: (i) quarterly for clients with indebtedness equal to or greater than 5% of the financial entity's RPC for the prior month and (ii) semi-annually for clients whose indebtedness is (x) greater than the lesser of 1% of the financial entity's RPC for the prior month and Ps.4.0 million, and (y) lesser than 5% of the financial entity's RPC for the prior month. At the end of the second quarter, the full review under points (i) and (ii) should cover no less than 50% of the financial institution's commercial loan portfolio and, if less, it shall be completed by incorporating customers (in descending order) whose total indebtedness is less than the limits described in (ii)(x) of the preceding sentence.

        In addition, financial institutions have to review the rating assigned to a debtor in certain instances, such as when another financial institution reduces the debtor classification in the "Credit Information Database" and grants 10% or more of the debtor's total financing in the financial system. Only one-level discrepancy is allowed in relation to the information submitted by financial institutions to the "Credit Information Database" and the lower classification awarded by at least two other banks and total lending from such banks account for 40% or more of the total informed; if there is a greater discrepancy, the financial institution will be required to reclassify the debtor.

Allowances for Loan Losses

        The allowance for loan losses is maintained in accordance with applicable regulatory requirements of the Central Bank. Increases in the allowance are based on the level of growth of the loan portfolio, as well as on the deterioration of the quality of existing loans, while decreases in the allowance are based on regulations requiring the write-off of non-performing loans classified as irrecoverable after a certain period of time and on decisions of the management to write off non-performing loans evidencing a very low probability of recovery.

Priority Rights of Depositors

        Under Section 49 of the FIL, in the event of judicial liquidation or bankruptcy of a bank all depositors, irrespective of the type, amount or currency of their deposits, will be senior to the other remaining creditors (such as shareholders of the bank), with exceptions made for certain labor liens (section 53 paragraphs "a" and "b") and for those creditors backed by a pledge or mortgage, in the following order of priority: (a) deposits of up to Ps.350,000 per person (including all amounts such person deposited in one financial entity), or its equivalent in foreign currency, (b) all deposits of an amount higher than Ps.350,000, or its equivalent in foreign currency, and (c) the liabilities originated in commercial lines granted to the financial institution and which directly affect international commerce. Furthermore, pursuant to section 53 of the FIL, as amended, Central Bank claims have absolute priority over other claims, except for pledged or mortgaged claims, certain labor claims, the depositors' claims pursuant to section 49, paragraph e), points i) and ii), debt granted under section 17, paragraphs (b), (c) and (f) of the Central Bank's Charter (including discounts granted by financial entities due to a temporary lack of liquidity, advances to financial entities with security interest, assignment of rights, pledges or special assignment of certain assets) and debt granted by the Banking Liquidity Fund backed by a pledge or mortgage.

        The amendment to section 35 bis of the FIL Law by Law No. 25,780 sets forth that if a bank is in a situation where the Central Bank may revoke its authorization to operate and become subject to dissolution or liquidation by judicial resolution, the Central Bank's Board of Directors may take certain actions. Among this actions, in the case of excluding the transfer of assets and liabilities to financial trusts or other financial entities, the Central Bank may totally or partially exclude the liabilities mentioned in section 49, paragraph e), as well as debt defined in section 53, giving effect to the order of priority among creditors. Regarding the partial exclusion, the order of priority of point e) section 49 must be followed without giving a different treatment to liabilities of the same grade.

Mandatory Deposit Insurance System

        Law No. 24,485 passed on April 12, 1995, as amended, created a Deposit Insurance System, or "SSGD", which is mandatory for bank deposits, and delegated the responsibility for organizing and implementing the system to the Central Bank. The SSGD is a supplemental protection to the privilege granted to depositors by means of Section 49 of the FIL, as mentioned above.

        The SSGD has been implemented through the establishment of a Deposit Guarantee Fund, or "FGD", managed by a private-sector corporation called Seguro de Depósitos Sociedad Anónima, (Deposit Insurance Corporation, or "SEDESA"). According to Decree No. 1292/96, the shareholders of SEDESA are the government through the Central Bank and a trust set up by the participating financial institutions. These institutions must pay into the FGD a monthly contribution determined by Central Bank regulations. The SSGD is financed through regular and additional contributions made by financial institutions, as provided for in Central Bank Communication "A" 4271, dated December 30, 2004.

        The SSGD covers deposits made by individuals and legal entities in Argentine or foreign currency and maintained in accounts with the participating financial institutions, including checking accounts, savings accounts, and time deposits up to the amount of Ps.350,000, as set forth by Central Bank Communication "A" 5659, dated October 31, 2014, as amended.

        Effective payment on this guaranty will be made within 30 business days after revocation of the license of the financial institution in which the funds are held; such payments are subject to the exercise of the depositor's priority rights described above.

        In view of the circumstances affecting the financial system, Decree No. 214/2002 provided that SEDESA may issue registered securities for the purpose of offering them to depositors in payment of the guarantee in the event it should not have sufficient funds available.

        The SSGD does not cover: (i) deposits maintained by financial institutions in other financial institutions, including certificates of deposit bought in the secondary market, (ii) deposits made by persons directly or indirectly affiliated with the institution, (iii) time deposits of securities, acceptances or guarantees, (iv) any transferable time deposits that have been transferred by endorsement, (v) any deposits benefiting from some incentive (e.g., car raffles) in addition to the agreed upon interest rate, and (vi) any deposits in which the agreed-upon interest rate is higher than the reference interest rates periodically released by the Central Bank for time deposits and demand deposit account balances and available amounts from overdue deposits or closed accounts.

        Pursuant to Communication "A" 5710, every financial institution is required to contribute to the FGD a monthly amount of 0.06% of the monthly average of daily balances of deposits in local and foreign currency, as determined by the Central Bank. When fixed term deposits in U.S. dollars of the private non-financial sector are used to purchase Central Bank bills denominated in U.S. dollars, financial institutions must contribute 0.015% of the monthly average of daily balances of the net position of such bills. Prompt contribution of such amounts is a condition precedent to the continuing operation of the financial institution. The first contribution was made on May 24, 1995. The Central Bank may require financial institutions to advance the payment of up to the equivalent of two years of monthly contributions and debit the past due contributions from funds of the financial institutions deposited with the Central Bank. The Central Bank may require additional contributions by certain institutions, depending on its evaluation of the financial condition of those institutions.

        When the contributions to the FGD reach the greater of Ps.2 billion or 5.0% of the total deposits of the system, the Central Bank may suspend or reduce the monthly contributions, and reinstate them when the contributions subsequently fall below that level.

Capital Markets

        Commercial banks are authorized to subscribe for and sell shares and debt securities. At present, there are no statutory limitations as to the amount of securities for which a bank may undertake to subscribe. However, under Central Bank regulations, underwriting of debt securities by a bank would be treated as "financial assistance" and, accordingly, until the securities are sold to third parties, such underwriting would be subject to limitations.

        Law 26,831 (the "Capital Markets Law"), introduced substantial changes to regulations governing markets, stock exchanges and the various agents operating in capital markets, in addition to certain amendments to the CNV's powers. On September 9, 2013, the CNV published the CNV Rules supplementing the Capital Markets Law. The CNV Rules have been in force since September 18, 2013.

        One of the most significant modifications introduced by the Capital Markets Law and the CNV Rules is that agents and markets must comply with the CNV's requirements for applying for an authorization to operate, as well as registration requirements. It further provides that each category of agent must meet minimum net worth and liquidity requirements.

        Additionally, under the Capital Markets Law, the self-regulation of markets was eliminated, and authorization, supervision, control, as well as disciplinary and regulatory powers, are conferred to the CNV regarding all capital market players.

Financial Institutions with Economic Difficulties

        The FIL provides that any financial institution, including a commercial bank, operating at less than certain required technical ratios and minimum net worth levels, in the judgment of the Central Bank adopted by members representing the majority of the Board of Directors, with impaired solvency or liquidity or in any of the other circumstances listed in Section 44 of the FIL, must (upon request from the Central Bank and in order to avoid the revocation of its license) prepare a plan de regularización y saneamiento, or a restructuring plan. The plan must be submitted to the Central Bank on a specified date, not later than 30 calendar days after the date on which a request to that effect is made by the Central Bank. Upon the institution's failure to submit, secure regulatory approval of, or comply with, a restructuring plan, the Central Bank will be empowered to revoke the institution's license to operate as such.

        Furthermore, the Central Bank's charter authorizes the Central Bank Superintendency to fully or partially suspend, exclusively subject to the approval of the President of the Central Bank, the operations of a financial institution for a term of 30 days if the liquidity or solvency thereof are adversely affected. Such term could be renewed for up to 90 additional days, with the approval of the Central Bank's Board of Directors. During such suspension term an automatic stay of claims, enforcement actions and precautionary measures is triggered, any commitment increasing the financial institution's obligations shall be null and void, and debt acceleration and interest accrual shall be suspended.

        If per the Central Bank's criteria a financial institution is undergoing a situation which, under the FIL, would authorize the Central Bank to revoke its license to operate as such, the Central Bank may, before considering such revocation, order a plan of restructuring that may consist of a series of measures, including, among others:

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  adoption of list measures to capitalize or increase the capital of the financial institution;

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  revoke the approval granted to the shareholders of the financial institution to hold interests therein;

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  restructure or transfer assets and liabilities;

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  grant temporary exemptions to comply with technical regulations or payment of charges and penalties arising from such flawed compliance; or

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  appoint a delegate or auditor ("interventor") that may prospectively replace the board of directors of the financial institution.

Revocation of the License to Operate as a Financial Institution

        The Central Bank may revoke the license to operate as a financial institution in case a restructuring plan fails or is not deemed feasible, or local laws and regulations are violated, or the solvency or liquidity of the financial institution is affected, or significant changes occur in the institution's condition since the original authorization was granted, or if any decision by the financial institution's legal or corporate authorities concerning its dissolution is adopted, among other circumstances set forth in the FIL. In addition, pursuant to Communication "A" 5785, sanctions imposed by the Central Bank, the UIF, the CNV and/or the National Superintendency of Insurance (Superintendencia de Seguros de la Nación) on financial institutions and/or their authorities, may result in the revocation of their licenses to operate as financial institutions. Such revocation may occur when, in the opinion of the Board of Directors of the Central Bank, there was a material change in the conditions deemed necessary to maintain such license, including those relating to the suitability, experience, moral character or integrity of (i) the members of a financial institution's board of directors (directors, counselors or equivalent authorities), (ii) its shareholders, (iii) the members of its supervisory committee and (iv) others, such as its managers. For such purposes, the Superintendency also takes into consideration information that it receives from, and/or sanctions imposed by, equivalent foreign agencies or authorities. When weighing the significance of the sanctions, the Superintendency takes into account the type of sanctions, the underlying reason for such sanctions and the amount of sanctions imposed on the financial institution. Additionally, the Superintendency factors in the degree of participation in the events leading up to the sanction, the economic effects of the violation, the degree of damage caused to third parties, the economic benefit that the sanctioned party received from the violation, the sanctioned party's operating volume, its liability and the title or function that such party holds.

        Once the license to operate as a financial institution has been revoked, the financial institution will be liquidated.

Liquidation of Financial Institutions

        As provided in the FIL, the Central Bank must notify a competent court of the revocation decision, which will then determine who will liquidate the entity: the corporate authorities (extrajudicial liquidation) or an independent liquidator appointed by the court for that purpose (judicial liquidation).

The court's decision will be based on whether or not there is sufficient assurance that the corporate authorities are capable of carrying out such liquidation properly.

Bankruptcy of Financial Institutions

        According to the FIL, financial institutions are not allowed to file their own bankruptcy petitions. In addition, the bankruptcy shall not be adjudged until the license to operate as financial institution has been revoked.

        Once the license to operate as a financial institution has been revoked, a court of competent jurisdiction may adjudge the former financial institution in bankruptcy, or a petition in bankruptcy may be filed by the Central Bank or by any creditor of the bank, in this case after a period of 60 calendar days has elapsed since the license was revoked.

        Once the bankruptcy of a financial institution has been adjudged, provisions of the Bankruptcy Law (as defined below) and the FIL shall be applicable; provided however that in certain cases, specific provisions of the FIL shall supersede the provisions of the Argentine Bankruptcy Law (i.e. priority rights of depositors).

Merger, Consolidation and Transfer of Goodwill

        Merger, consolidation and transfer of goodwill may be arranged between entities of the same or different type and will be subject to the prior approval of the Central Bank. The new entity must submit a financial-economic structure profile supporting the project in order to obtain authorization from the Central Bank.

Financial System Restructuring Unit

        The Financial System Restructuring Unit was created to oversee the implementation of a strategic approach for those banks benefiting from assistance provided by the Central Bank. This unit is in charge of rescheduling maturities, determining restructuring strategies and action plans, approving transformation plans, and accelerating repayment of the facilities granted by the Central Bank.

MANAGEMENT AND CORPORATE GOVERNANCE

Board of Directors

        According to our bylaws, our Board of Directors may be composed of a minimum of three and a maximum of nine directors, and the shareholders may also appoint an equal or lesser number of alternate directors. As of the date of this prospectus, our Board of Directors is composed of eight directors. There are no alternate directors. All of our directors reside in Argentina.

        Directors and their alternates, if any, are appointed for a term of two years by our shareholders during the annual ordinary shareholders' meeting. Directors may be reelected. Alternate directors replace directors in the order in which they were elected. Our Board of Directors is composed of eight members, half of whom are elected annually in staggered elections. Pursuant to section 257 of the Argentine Corporate Law, the directors maintain their positions until the following annual ordinary shareholders' meeting where directors are appointed. See "Description of Bylaws and Capital Stock—Election of Directors".

        During the first meeting after directors have been appointed, they must appoint a chairman and vice-chairman of the board. The vice-chairman would automatically replace the chairman in the event that the chairman is absent, resigns, deceases or faces any other impediment to serve as chairman. The chairman of the board may cast two votes in the case of a tie.

        The Board of Directors functions and acts upon the majority vote of its members present at its meetings either physically or via any form of audio and visual simultaneous communication.

        The following table sets forth the current composition of our Board of Directors:

Name	Title	Date of first appointment to the Board(1)	Date of expiration of current term(3)	Occupation	Date of Birth
Julio Patricio Supervielle	Chairman of the Board	June 9, 2008(2)	December 31, 2016	Business Management	December 13, 1956
Jorge Oscar Ramirez	Vice-Chairman of the Board	April 15, 2011	December 31, 2016	Certified Public Accountant	June 26, 1961
Laurence Nicole Mengin de Loyer	Director	March 23, 2010	December 31, 2015	Business Management	May 5, 1968
Atilio Dell'Oro Maini	Director	September 28, 2011	December 31, 2016	Lawyer	February 13, 1956
Emerico Alejandro Stengel	Director	July 13, 2010	December 31, 2015	Industrial Engineer	December 17, 1962
Richard Guy Gluzman	Director	April 15, 2011	December 31, 2016	Business Management	July 11, 1953
Diana Mondino	Director	October 7, 2015	December 31, 2015	Economist	August 8, 1958
María Gabriela Macagni	Director	October 7, 2015	December 31, 2015	Chemical Engineer	January 13, 1964

(1)
With the exception of Julio Patricio Supervielle, the respective date of appointment to the Board of each director is also the date on which each director first joined Grupo Supervielle.

(2)
Julio Patricio Supervielle held positions within the Board since March 21, 2000, but as of 2008 has served on our board continuously.

(3)
Notwithstanding the expiration date stated above, pursuant to section 257 of the Argentine Corporate Law, the directors maintain their positions until the following annual ordinary shareholders' meeting where directors are appointed.

        There are no familial relationships between the abovementioned current members of our Board of Directors.

        The following are academic and professional backgrounds of the members of the board. The business address of each of the members of the Board is Bartolomé Mitre 434, floor 5, Buenos Aires, Argentina.

        Julio Patricio Supervielle received a degree in Business Administration from Universidad Católica Argentina and holds a master's degree from The Wharton School of the University of Pennsylvania. He attended the Global CEO Program organized by Wharton, IESE and CEIBS. He joined the financial group Exprinter-Banex in the year 1986 where he held several positions at Banco Banex S.A., including: General Manager, Director and Chairman. He currently serves as Chief Executive Officer of Grupo Supervielle, Chairman of the boards of Grupo Supervielle, Banco Supervielle, CCF and Tarjeta and Viñas del Monte, Manager at Missiones Participações Ltda. and Buenos Aires Participações Ltda. and Alternate Director of Cordial Microfinanzas.

        Jorge Oscar Ramírez is a certified public accountant, with a degree from the University of Buenos Aires. He also holds an Executive Management Program degree (PADE) from ESE, the Business School of the Universidad de Los Andes, in Santiago, Chile. From 1981 to 1985, he worked in the International Capital Markets division of Banco Nacional de Desarrollo in Argentina (National Development Bank). He subsequently joined the First National Bank of Boston (later BankBoston) where he served as a lending officer and team leader in the Corporate Banking Division (1985 1989), then as an Investment Banking Officer, Senior Investment Banker and Managing Director of Boston Investment Group (BIGSA), the investment banking arm of First National Bank of Boston (1989 1995). From 1995 to 1997 he served as the Country Manager for First National Bank of Boston in Uruguay, and at the end of 1997, he served in the same capacity in Chile. In late 2000, he assumed regional responsibilities as Regional President for the Andean Region which included Chile, Peru, Colombia and Panama. In 2003, he returned to Argentina as CEO of BankBoston. In 2004, he assumed Regional responsibilities as Regional President for Argentina and Uruguay. Mr. Ramirez left BankBoston in December 2005 after the announcement of its sale to Standard Bank of South Africa. From May 2006 to January 2011, he was a partner of Prisma Investment S.A., a financial advisory firm in Argentina. He serves on the Board of Directors of Alpargatas SAIC, the Argentine subsidiary of Alpargatas Brazil and of CRS Asesorias e Inversiones S.A., a Chilean company. Until December 2010, he also served on the board of ALICO, the life insurance company of AIG in Argentina. He is also a founding partner of Fondos Online (fol.cl), an online brokerage house in Chile founded in 2009. Since February 2011, he has been a Director of Grupo Supervielle, and is currently Vice-Chairman of the Board of Directors of Grupo Supervielle and Chairman of the Board of Directors of Supervielle Seguros.

        Laurence Nicole Mengin de Loyer graduated from McGill University in Canada with a degree in Commerce and a master's degree in Business Administration. She worked in the New York City investment banking arm of Banque Nationale de Paris as an Associate in Mergers and Acquisitions (1989-1990). In 1992, she joined the European Apparel Division of Sara Lee Corporation in Paris, where she held a number of financial positions in different business units including Financial Analyst (Sara Lee PP S.A.), Financial Controller (DIM S.A.), Chief Financial Officer (Playtex S.A.) and European Controller (Sara Lee BA SA). When Sara Lee Corporation sold its European Apparel Division to the private equity firm Sun Capital Partners in 2006, she served as Group Controller of the newly created stand-alone business (with sales of €1 billion) with responsibilities in the financial control, financial reorganization and in the definition of exit strategies for the private equity firm. In 2008, as a result of her move to Argentina, she volunteered as Vice President and Treasurer of a not-for-profit organization dedicated to welcoming foreigners to Argentina. In 2009, she joined the Bank, where she served as Deputy Manager in the Administration Department until her nomination to the Board of Grupo Supervielle in March 2010. She served as Director on the board of SAM and Sofital during 2010. She currently serves as Director of Grupo Supervielle, the Bank and CCF, Vice President of the Board of Directors of Sofital and Viñas del Monte.

        Atilio Dell-Oro Maini is a lawyer, with degrees in Political Science and Agricultural Production. In 1984, he joined the law firm Cárdenas, Cassagne & Asociados and was made Partner in 1990. He worked in New York City as a Foreign Associate at the law firm White & Case in 1987 and Simpson, Thatcher & Bartlett from 1988-1989. In 1997, he worked at the London-based global law firm Linklaters & Paines. He also completed the Program of Instruction for Lawyers at Harvard Law School. In 2003, he joined the law firm Cabanellas    •    Etchebarne     •    Kelly as a Senior Partner of the Banking and Capital Markets divisions. He has extensive experience advising banks and other financial entities, corporations and governments with respect to all types of international and domestic banking and financial transactions. He is a Professor at the Master's in Business Law program at Universidad de San Andrés, as well as a member of the Bar Association of the city of Buenos Aires. As of the date of this prospectus, he serves as the Director of Grupo Supervielle, the Bank, CCF, Tarjeta and Sofital.

        Emérico Alejandro Stengel is an industrial engineer, with a degree from Universidad de Buenos Aires and he holds an MBA from The Wharton School of the University of Pennsylvania. He has served as an Officer for the Corporate and Investment Banks of Citibank and Banco Santander, respectively. Subsequently, he became Partner of Booz Allen Hamilton, a global management consulting firm, where, until October 2007, he worked with multinational and large local corporations in Latin America, the United States and Europe on strategy, corporate governance, organization and operations in various industries. He has led several strategic integration and operations enhancement projects in the financial services and retail industries. Between 2006 and 2007, Mr. Stengel served as an independent director of, and from October 2007 until May 2011 as the CEO of Los Grobo Agropecuaria, a leading Mercosur agribusiness that won the National Quality Award in 2010. Between 2007 and 2011 he also served as a director of UPJ and Emporio Agro, both affiliated companies of Grupo Los Grobo. In July 2010, he became a director of Grupo Supervielle. Mr. Stengel currently serves on the boards of directors of Grupo Supervielle, the Bank, CCF and Tarjeta, as President of Cordial Microfinanzas and Vice-Chairman of the Board of Directors of Supervielle Seguros and as Alternate Director of Sofital.

        Richard Guy Gluzman received a degree in Law from Nanterre University in Paris and a master's degree in Business Administration from the ESSEC University in Paris. From 1978 to 1995, he worked in France holding various managerial positions in several technological companies (Burroughs S.A., Digital Equipment Corporation, Wang S.A. and JBA S.A.). His career in Argentina started in 1995, when he joined Coming S.A. (France Telecom & Perez Companc Group) as General Manager until 1997. From 1997 through 1999, he served as a member of Globalstar S.A.'s Board of Directors. From 1998 through 2000, he was at the helm of Diveo Broadband Networks S.A. as General Manager and then, from 2000 to 2006, he was a Director of Pegasus Capital, a private equity fund. As of the date of this prospectus, he serves on the Board of Directors of Grupo Supervielle, as Vice-Chairman of the boards of directors of the Bank, CCF and Tarjeta, as well as Alternate Director of Sofital.

        Diana Mondino has been Dean of Public Affairs at CEMA University since 2006, where she also is a professor for the MBA and Master in Finance programs. She has extensive experience in management and economics, and actively participates in various capital markets projects. From 2006 to 2011 she was a board member of Pampa Energía, a NYSE-listed company and the largest holding company of electric utilities in Argentina. From 2003 to 2005 she was Latin American Regional Head for Standard & Poor's, based in New York, where she worked with regional operations. In 1991 she founded Risk Analysis, a local rating agency acquired in 1997 by Standard & Poor's, and acted as Managing Director for credit practices, particularly with respect to corporate and financial institutions. She holds an MBA from IESE—Spain and a B.A. in Economics from the Universidad de Córdoba, Argentina.

        María Gabriela Macagni is a chemical engineer, with a degree from the Instituto Tecnológico Buenos Aires (ITBA) and received postgraduate specialization in business management at Harvard Business School and Stanford Business School. She began her career as consultant working for Accenture. Subsequently, she joined Citibank Argentina and was assigned to the team handling the takeover of Entel (Empresa Nacional de Telecomunicaciones), which at the time was privatized. Citibank, Telefonica de España and Techint, as shareholders of Telefonica de Argentina, were awarded the southern operations of Entel. She then became an Investment Banking Officer and was responsible for structuring deals totaling over US$2 billion, both in the Argentine and international debt and equity markets. As a Senior Banker, she led the Media and Telecom Unit. After the 2001-2002 financial crisis in Argentina, she led the Corporate Bank Restructuring Unit. Subsequently, she joined the Citibank Argentina Board of Directors, supervising Strategic Planning and Business Development. Since late 2011, she has served as Managing Director of Endeavor Argentina, an organization supporting high impact entrepreneurs in scaling their businesses, both in Argentina and globally. In 2015, she became a director of Grupo Supervielle. She is also a member of the Graduate Council at ITBA.

Duties and Liabilities of Directors

        Directors have the obligation to perform their duties with the loyalty and the diligence of a prudent business person. Under Section 274 of the Argentine Corporate Law, directors are jointly and severally liable to the company, the shareholders and third parties for the improper performance of their duties, for violating any law or the bylaws or regulations, if any, and for any damage to these parties caused by fraud, abuse of authority or gross negligence. The following are considered integral to a director's duty of loyalty: (i) the prohibition on using corporate assets and confidential information for private purposes; (ii) the prohibition on taking advantage, or allowing another to take advantage, by action or omission, of the business opportunities of the company; (iii) the obligation to exercise board powers only for the purposes for which the law, the corporation's bylaws or the shareholders' or the board of directors' resolutions were intended; and (iv) the obligation to take strict care so that acts of the board do not go, directly or indirectly, against the company's interests. A director must inform the board of directors and the supervisory committee of any conflicting interest he may have in a proposed transaction and must abstain from voting thereon.

        In general, a director will not be held liable for a decision of the board of directors, even if that director participated in the decision or had knowledge of the decision, if (i) there is written evidence of the director's opposition to the decision and (ii) the director notifies the Supervisory Committee of that opposition. However, both conditions must be satisfied before the liability of the director is claimed before the board of directors, the supervisory committee or the shareholders or relevant authority or the commercial courts.

        Section 271 of the Argentine Corporate Law allows directors to enter into agreements with the company that relate to such director's activity and under arms' length conditions. Agreements that do not satisfy any of the foregoing conditions must have prior approval of the board of directors (or the supervisory committee in the absence of board quorum), and must be notified to the shareholders at a shareholders' meeting. If the shareholders reject the agreement, the directors or the members of the supervisory committee, as the case may be, shall be jointly and severally liable for any damages to the company that may result from such agreement. Agreements that do not satisfy the conditions described above and are rejected by the shareholders are null and void, without prejudice to the liability of the directors or members of the supervisory committee for any damages to the company.

        The acts or agreements that a company enters into with a related party involving a relevant amount shall fulfill the requirements set forth in Section 72 and 73 of Law No. 26,831. Under Section 72, the directors and syndics (as well as their ascendants, descendants, spouses, brothers or sisters and the companies in which any of such persons may have a direct or indirect ownership interest) are deemed to be a related party. Relevant amount is considered to be an amount which exceeds 1% of the net worth of the company as per the latest balance sheet. The board of directors or any of its members shall require the audit committee a report stating if the terms of the transaction may be reasonably considered adequate in relation to normal market conditions. The company may resolve with the report of two independent evaluating firms that shall have informed about the same matter and about the other terms of the transaction. The board of directors shall make available the shareholders the report of the audit committee or of the independent evaluating firms, as the case may be, at the main office on the business day after the board's resolution was adopted and shall communicate such fact to the shareholders of the company in the respective market bulletin. The vote of each director shall be stated in the minutes of the board of directors approving the transaction. The transaction shall be submitted to the approval of the shareholders of the company when the audit committee or both evaluating firms have not considered the terms of the transaction to be reasonably adequate in relation to normal market conditions. In the case where a shareholder demands compensation for damages caused by a violation of Section 73, the burden of proof shall be placed on the defendant to prove that the act or agreement was in accordance to the market conditions or that the transaction did not cause any damage to the company. The transfer of the burden of proof shall not be applicable when the transaction has been approved by the board of directors with the favorable opinion of the audit committee or the two evaluating firms.

        We may initiate causes of action against directors if so decided at a meeting of the shareholders. If a cause of action has not been initiated within three months of a shareholders' resolution approving its initiation, any shareholder may start the action on behalf and on the company's account. A cause of action against the directors may be also initiated by shareholders who object to the approval of the performance of such directors if such shareholders represent, individually or in the aggregate, at least 5% of the company's capital stock.

        Except in the event of our mandatory liquidation or bankruptcy, shareholder approval of a director's performance, or express waiver or settlement approved by the shareholders meeting, terminates any liability of a director vis-à-vis the company, provided that shareholders representing at least 5% of the company's capital stock do not object and provided further that such liability does not result from a violation of law or the company's bylaws.

        Under Argentine law, the board of directors is in charge of the company's management and administration and, therefore, makes any and all decisions in connection therewith, as well as those decisions expressly provided for in the Argentine Corporate Law, the company's bylaws and other applicable regulations. Furthermore, the board is generally responsible for the execution of the resolutions passed in shareholders meetings and for the performance of any particular task expressly delegated by the shareholders.

Meetings, Quorum, Majorities

        Our Board of Directors must hold a minimum of one regularly scheduled meeting every three months. Meetings must also be convened when called by any member of the Board of Directors. The quorum for a Board of Directors' meeting is the majority of its members. The Board of Directors will pass resolutions by the affirmative vote of the majority of members present. Pursuant to our bylaws our directors may participate in a meeting of the Board of Directors by means of a communication system that provides for a simultaneous transmission of sound, images and words. If we make a public offer of our stock, directors participating by such means count for quorum purposes and the board will pass resolutions by the affirmative vote of the majority of members present either physically or by means of such communication system.

Compensation

        Our shareholders fix our directors' compensation, including their salaries and any additional wages arising from the directors' permanent performance of any administrative or technical activity. Compensation of our directors is regulated by the Argentine Corporate Law and the CNV regulations. Any compensation paid to our directors must have been previously approved at an ordinary shareholders meeting. Article 261 of the Argentine Corporate Law provides that the compensation paid to all directors and syndics in a year may not exceed 5.0% of net income for such year, if the company is not paying dividends in respect of such net income. The Argentine Corporate Law increases the annual limitation on director compensation to up to 25.0% of net income based on the amount of dividends, if any, that are paid. In the case of directors that perform duties at special commissions or perform administrative or technical tasks, the aforesaid limits may be exceeded if a shareholders'

meeting so approves, such issue is included in the agenda, and is in accordance with the regulations of the CNV. In any case, the compensation of all directors and members of the supervisory committee requires shareholders' ratification at an ordinary shareholders' meeting.

        We have not entered into employment contracts with the members of our board. We have assigned executive and technical-administrative functions to some of our directors.

        During the annual ordinary shareholders' meeting held on April 30, 2015, the shareholders approved total directors' fees of approximately Ps.9.1 million for services rendered in 2014.

        As of the date of this prospectus, neither we, nor any of our affiliates, have entered into any agreement that provides for any benefit or compensation to any director after expiration of his or her term.

Incentive-based Retirement Plan for Senior Management and Directors

        We intend to put in place an incentive-based retirement plan, which would replace certain existing compensation mechanisms. Members of our senior management and Board of Directors will be entitled to receive cash payments over time under the plan if certain performance targets are met. 50% of the funds contributed by us to the plan will be released to individual plan accounts once the performance targets have been met, subject to compliance with three-month minimum waiting periods mandated by Argentine legislation. The remaining 50% of the funds will vest after an additional 12-month waiting period. The program is expected to cover up to 70 members of our senior management and our Board of Directors. We will monitor the eligibility and participation of the members as the program develops. We expect to contribute approximately US$4.66 million per year to the program.

Independence Criteria of Directors

        In accordance with the provisions of Section 4, Chapter I, Title XII "Transparencia en el Ámbito de la Oferta Pública" and Section 11, Chapter III, Title II "Órganos de Administración y Fiscalización, Auditoría Externa" of the CNV Rules, we are required to report to the shareholders meeting, prior to vote the appointment of any director, the status of such director as either "independent" or "non-independent." At present, Julio Patricio Supervielle, Jorge Oscar Ramirez, Atilio Dell'Oro Maini, Emérico Alejandro Stengel, Richard Guy Gluzman and Laurence Nicole Mengin de Loyer are non-independent, Diana Mondino and María Gabriela Macagni are independent members of our board according to the criteria established by the CNV. See "Audit Committee" for further details about independence requirements of the members of our Audit Committee at the time of the offering.

Corporate Governance

        We have adopted a Corporate Governance Code to put into effect corporate governance best practices, which are based on strict standards regarding transparency, efficiency, ethics, investor protection and equal treatment of investors. The Corporate Governance Code follows the guidelines established by the CNV and the Central Bank. We have also adopted a Code of Ethics and an Internal Conduct Code, each designed to establish guidelines with respect to professional conduct, morals and employee performance.

Officers

        Our management is comprised of our CEO, Julio Patricio Supervielle, who reports to the Board of Directors, our chief financial officer ("CFO"), Alejandra Naughton, who is in charge of the financial and accounting division, our Risks, Legal Affairs and Compliance Manager, Sergio Gabai, our Credit

Manager, Javier Martinez Huerga, who is in charge of our global credit risk division and our Human Resources Manager, Santiago Batlle. Each of our officers reports to the CEO.

Name	Office	Profession	Date of Birth
Julio Patricio Supervielle	Chief Executive Officer	Business Administration	December 13, 1956
Alejandra Naughton	Chief Financial Officer	Economics	September 22, 1962
Sergio Gabai	Risk, Legal Affairs and Compliance Manager	Lawyer	April 26, 1967
Javier Martinez Huerga	Chief Credit Officer	Industrial Engineer	January 31, 1958
Santiago Batlle	Human Resources Manager	Lawyer	April 16, 1973

        The CEO has five main responsibilities: (i) creating value for shareholders by monitoring the business units, (ii) bringing innovation to the provision of financial services, (iii) making sure that we deliver high quality and cost competitive services, (iv) leveraging key resources to provide support for the business units and (v) planning and executing acquisitions and alliances that fit into the corporate strategy.

        The CFO directs and oversees the finance, controlling, accounting and investor relations divisions. The finance division is responsible for capital planning and funding strategies. The controlling division is responsible for continuous evaluations of short-term and long-term strategic financial objectives, preparing financial trends analyses and analyses of forecasts, budgets and costs. The accounting division monitors compliance with generally accepted accounting principles and applicable federal, state and local regulations and laws, and rules for financial and tax reporting. The investor relations division is responsible for preparing and providing financial information to, and coordinating with, regulatory bodies and both domestic and international investors and analysts.

        The Risks, Legal Affairs and Compliance Manager is responsible for developing and implementing an appropriate framework for the administration of overall risks that allows for the identification, evaluation, monitoring and mitigation of credit risk, financial risk (including market risk, interest rate risk and liquidity risk), as well as operational risks (including reputation risk) for each of our businesses. The Risks, Legal Affairs and Compliance Manager is in charge of ensuring that each of our businesses complies with internal policies and procedures within the legal framework established by regulatory authorities and with the applicable contractual requirements. In addition, the Risks, Legal Affairs and Compliance Manager provides legal advice to Grupo Supervielle and each of its subsidiaries regarding business development, the prevention of legal risk and conflict resolution.

        The Credit Manager is responsible for defining and putting into practice our global credit risk policies across all business units. The Credit Manager utilizes common risk assessments and information collection platforms across all business units. He also maximizes the value we offer clients by facilitating the transit of clients across business units through credit policies designed specifically for upward sales and cross sales. In addition, the Credit Manager maximizes penetration into different socio-economic segments through inclusive credit policies, while ensuring that pricing is consistent with risk levels. The Credit Manager also manages and controls procedures related to credit risk and collection and recoveries for the purpose of safeguarding our assets, minimizing losses related to defaults and maximizing the protection of our businesses' rights and interests.

        The human resource manager is responsible for the design and implementation of human capital strategies. The human resource manager is in charge of global human resource policies across all business units. He functions as a strategic partner of top management to ensure that we attract and retain the talent necessary to achieve business growth. The human resources manager's main strategies are: consolidating our talent pool, developing a sustainable organization focused on clients and with competitive remuneration packages, spreading the Supervielle culture, which breeds innovation, work ethic, empowerment and merit recognition and maintaining high morale among employees.

        The following are academic and professional backgrounds of our management members:

        Alejandra Naughton has been Chief Financial Officer of Grupo Supervielle since September 2011. She holds a degree in Economics from the Universidad de Buenos Aires and a post graduate degree in Project Management from Universidad de Belgrano. She attended the CFO Executive Program at the University of Chicago Booth School of Business. She has taken courses at the Bank of England in London, where she was awarded the Expert in Finance and Management Accounting and Expert in Corporate Governance degrees; at the Federal Reserve Bank of New York where she was conferred the Expert in Management and Operations degree and at the International Monetary Fund where she was awarded the Expert in Safeguards Assessment degree. From 1994 to 2007 she served on the Central Bank's staff in several senior positions, including that of Deputy General Manager (2003 to 2007) and Argentine Representative to the Governance Network at the Basle based Bank for International Settlements (Switzerland). During the years 2007 and 2008 she worked as a Consultant to the International Monetary Fund. As of the date of this prospectus, she is also Chief Finance Officer at the Bank and she serves as Vice-Chairman of the Board of Directors of Espacio Cordial.

        Sergio Gabai has been Head of Risk, Legal Affairs, Compliance and AML of Grupo Supervielle since May 2012. A graduate of the Universidad de Buenos Aires as an Attorney-at-Law, he also holds a Master's degree in Economics and Insurance Law from the Universidad Católica Argentina and a Ph.D. in Management from University of Navarra's IESE Business School. He attended the Management Program for Lawyers at Yale University and participated of the Effective Leadership Program at Universidad Austral—IAE. He also attended the Innovation Program at Universidad de San Andrés and the Finance and Operative Efficiency Program at Wharton School. From 1998 through 2000, he was the Legal Affairs Assistant Manager at Bank Boston. From 2000 through 2007 he was in charge of BBVA Banco Francés Legal Services for the Banking Business Department. He also serves as Director of Espacio Cordial and SAM, and as Alternate Syndic for Sofital, Tarjeta Automática, Supervielle Seguros and Cordial Microfinanzas.

        Javier Martinez has been Chief Credit Officer of Grupo Supervielle since September 2012. He graduated from the Universidad de Buenos Aires as an Industrial Engineer and has a Master's degree in Business Management from Universidad de El Salvador. From 1988 to 1993 he worked as the Head of Business Analysis at Banco Francés and from 1993 to 1995 as Business Manager of Banco del Sud. From 1996 to 2009 he worked at Banco Itaú Argentina as Risks and Credit Director. He later worked as an independent consultant and from 2010 to August 2012 he served as General Manager of Puente Hnos SGR.

        Santiago Enrique Batlle graduated from Universidad Católica de La Plata as an Attorney at Law and received his Master's degree in Business Administration Management from the School of Business and Management at IAE Universidad Austral. He also received a postgraduate degree in Human Resources from Universidad Argentina de la Empresa. He participated in the Senior Management Program at IAE Universidad Austral and other programs at Stanford, London Business School and Michigan University. From July 2000 to 2004, he served as Labor Relations Manager at Bank Boston NA, and from 2005 to March 2007 he served as their Human Resources Executive Director. From April 2007 to December 2010, he was Human Resources Executive Director at Standard Bank Argentina. He has served as Human Resources Head of Grupo Supervielle and Banco Supervielle since February 2011.

        For the biography of Mr. Julio Patricio Supervielle see "—Our Board of Directors."

Compensation

        The members of our management who rendered services during 2014 did not receive any compensation or fees for services rendered in such capacity.

Supervisory Committee

        We have a monitoring body called the supervisory committee ("Supervisory Committee"). Our Supervisory Committee consists of three syndics and three alternate syndics appointed by shareholders at our annual ordinary shareholders' meeting. The syndics and their alternates are elected for a period of one year, and any compensation paid to our syndics must have been previously approved at an ordinary shareholders meeting. The term of office of the members of the Supervisory Committee expires on April 29, 2016.

        Pursuant to the Argentine Corporate Law, only lawyers and accountants admitted to practice in Argentina and domiciled in Argentina or civil partnerships composed of such persons may serve as syndics in an Argentine sociedad anónima, or limited liability corporation.

        The primary responsibilities of the Supervisory Committee are to monitor the management's compliance with Argentine Corporate Law, the bylaws, its regulations, if any, and the shareholders' resolutions, and to perform other functions, including, but not limited to: (i) attending shareholders' and Board of Directors' meetings, (ii) calling extraordinary shareholders' meetings when deemed necessary and ordinary and special shareholders' meetings when not called by the Board of Directors, (iii) monitoring the company's corporate records and other documents, and (iv) investigating written complaints of shareholders. In performing these functions, the Supervisory Committee does not control our operations or assess the merits of the decisions made by the Board of Directors.

        The following chart shows the members of our Supervisory Committee according to the resolution passed at the annual ordinary shareholders' meeting held on April 30, 2015. According to Technical Resolution No. 15 of the Argentine Federation of Professional Counsel of Economic Sciences and Section III, Chapter III of Title II of the CNV Rules, all of our syndics and alternate syndics are independent.

Name	Office	Beginning Date of Office	Profession	Date of Birth
Enrique José Barreiro	Syndic	June 8, 2009	Public Accountant	December 5, 1945
Carlos Alberto Asato	Syndic	June 8, 2009	Public Accountant	January 15, 1948
María Cristina Fiorito	Syndic	April 29, 2014	Lawyer	February 20, 1976
Carlos Enrique Lose	Alternate Syndic	June 8, 2009	Public Accountant	October 2,1943
Roberto Aníbal Boggiano	Alternate Syndic	June 8, 2009	Public Accountant	September 1,1955
Carlos Alfredo Ojeda	Alternate Syndic	May 17, 2010	Public Accountant	January 15,1944

        The following are academic and professional backgrounds of the Supervisory Committee members:

        Enrique José Barreiro received a degree in Public Accounting from Universidad Nacional de Lomas de Zamora. From 1969 through May 2000, he worked at Banco Tornquist/Credit Lyonnais, where he held the position of Assistant Accountant for five years. From June 2000 through June 2007, he held the position of Assistant Accountant and General Accountant at Banco San Luis/Banco Banex S.A. From July 2007 through March 2008, he was an Assistant Accountant at the Bank. As of the date of this prospectus, he is a Syndic for Grupo Supervielle, the Bank, CCF, Cordial Microfinanzas, Tarjeta, Espacio Cordial, Sofital and Supervielle Seguros.

        Carlos Alberto Asato graduated from Universidad de Buenos Aires's School of Economic Sciences as a Public Accountant. From October 1969 to March 1998, he held several positions at Banco Quilmes, including Department Head. Since 1983, he has been managing his own accounting and tax consultancy firm, Carlos Asato y Asociados. He also renders services as an external consultant in finance, tax and costs to Estudio Bruno Matarazzo y Asociados S.A. He is also a professor in the Public Accounting, Administration and Foreign Trade programs at Universidad del Museo Social Argentino. As of the date of this prospectus, he is a Syndic for Grupo Supervielle, the Bank and Sofital.

        María Cristina Fiorito is a lawyer with a degree from Universidad de Buenos Aires's Law School, where she specialized in Criminal Law. She continued her studies at the Universidad de Salamanca, where she received a postgraduate degree in Criminal Law and Organized Crime, Corruption and Terrorism, as well as a degree in Specialist in Criminal Law. She also participated in the Executive Money and Assets Laundering Prevention Program at Universidad Di Tella and received a certification as a Specialist in Anti-Money Laundering (CAMS). As of the date of this prospectus, Ms. Fiorito is a Syndic for Grupo Supervielle and the Bank.

        Carlos Enrique Lose is a Public Accountant and member of the Faculty of Economics at the Universidad de Buenos Aires. He worked for several years in the Audit Department of an important professional office, and later dedicated himself to providing business advice. He has taught on the Faculty of Economics at Universidad de Buenos Aires. He has taught courses at both private and professional institutions. He is a founding partner of Bermúdez, Lose & Asoc. He has published work in technical journals and is co-author of the book "Normas de Presentación de Estados Contables de Sociedades por Acciones". As of the date of this prospectus, he is an Alternate Syndic for Grupo Supervielle, the Bank, CCF and Espacio Cordial.

        Roberto Aníbal Boggiano graduated from the Universidad de Buenos Aires with a degree in Public Accounting. He has attended post-graduate seminars on planning and corporate taxation. Mr. Boggiano has worked at several companies, including Celulosa Jujuy S.A., where he worked as an analyst accountant assistant, general accountant and chief of planning from 1978 to 1994; Sert S.A., where he served as the administrative manager from 1994 to 1995; and Estudio Carlos Asato y Asociados, where he was in charge of corporate taxation and advising from 1995 to 2011. Mr. Boggiano was until December 31, 2010 an Alternate Syndic of Fiorito Factoring S.A. As of the date of this prospectus, he serves as an Alternate Syndic for Grupo Supervielle and Banco Supervielle.

        Carlos Alfredo Ojeda is a Public Accountant. He graduated from the University of Buenos Aires. He was an Internal Audit Manager of the International Division of Gillette Company until 1977, and worked in Argentina, Brazil, Chile and Peru. He was a Partner of a major national professional office until 1995. He is a consultant on audit and corporate issues and has an active participation in management and control aspects of corporations in various industries. He has taught at the Universidad de Buenos Aires, including courses on Financial Planning and Budget Control and Audit and Management Control. He has also been a speaker at various seminars and courses in his areas of specialty. He is a co-author of "Auditoria—Técnica y Práctica" (Editorial Junin) and "Normas para la Presentación de Estados Contables de Sociedades por Acciones" (Editorial Errepar). He is a contributor to the publication "Doctrina Societaria y Concursal" (Editorial Errepar). As of the date of this prospectus, he serves as an Alternate Syndic for Grupo Supervielle.

        Pursuant to Article 13 ter of our bylaws, and according to the provisions of Section 79 of Law No. 26,831, our extraordinary shareholders meeting may vote to eliminate our Supervisory Committee by meeting the requirements of applicable laws, including Article 79 of Decree No. 1023/2013.

Compensation

        During the annual ordinary shareholders' meeting held on April 30, 2015, the shareholders decided to pay, as compensation for services rendered during 2014, to Enrique José Barreiro, Carlos Alberto Asato and María Cristina Fiorito a sum of Ps.4,000, Ps.60,000 and Ps.5,000, respectively.

Audit Committee

        Pursuant to Law No. 26,831 and its implementing regulations, we are required to have an audit committee consisting of at least three members of our Board of Directors with experience in business, finance, accounting, banking and audit matters. Under CNV regulations, at least a majority of the members of the audit committee must be independent directors.

        Our audit committee is composed of no fewer than three independent members designated by our Board of Directors, who are independent under Rule 10A-3 under the Exchange Act ("Rule 10A-3") and applicable NYSE standards.

        Our audit committee is composed of three members who are financially literate, and one, Laurence Nicole Mengin de Loyer, is a financial expert.

        The Company will take the necessary measures to ensure that independent alternate members are available in order to fill possible vacancies. A quorum for a decision by the audit committee will require the presence of a majority of its members and matters will be decided by the vote of a majority of those present at the meeting. A chairman of the committee must be appointed during the first meeting after members of the committee have been appointed. The chairman of the committee may cast two votes in the case of a tie. Pursuant to our bylaws, audit committee members may participate in a meeting of the committee by means of a communication system that provides for a simultaneous transmission of sound, images and words, and members participating by such means count for quorum purposes and the committee will pass resolutions by the affirmative vote of the majority of members present either physically or by means of such communication system. If the committee holds meetings by means of such communication system, it must comply with the same requirements applicable to Board of Directors' meetings held in such way. Decisions of the audit committee will be recorded in a special corporate book and will be signed by all members of the committee who were present at the meeting. Pursuant to Section 17 Chapter III Title II of the CNV Rules, the audit committee must hold at least one regularly scheduled meeting every three months.

        Pursuant to Law No. 26,831, the audit committee, among other things:

  •
  advises on the Board of Directors' proposal for the designation of external independent accountants and ensure their independence;

  •
  oversees our internal control mechanisms and administrative and accounting procedures and assesses the reliability of all financial and other relevant information filed with the CNV and other entities to which we report;

  •
  oversees our information policies concerning risk management;

  •
  provides the market with complete information on transactions in which there may be a conflict of interest with members of our various corporate bodies or controlling shareholders;

  •
  advises on the reasonableness of fees or stock option plans for our directors and managers proposed by the Board of Directors;

  •
  advises on our fulfillment of legal requirements and the reasonableness of the terms of the issuance of shares or other instruments that are convertible into shares in cases of capital increase in which pre-emptive rights are excluded or limited;

  •
  verifies the fulfillment of any applicable rules of conduct; and

  •
  issues grounded opinions on related-party transactions under certain circumstances and file such opinions with regulatory agencies as required by the CNV in the case of possible conflicts of interest.

        Additionally, the audit committee is required to prepare an annual working plan and present it to the Board of Directors and the Supervisory Committee. Members of the board, members of the Supervisory Committee and external independent accountants are required to attend the meetings of the audit committee if the audit committee so requests it, and are required to grant the audit committee full cooperation and information. The audit committee is entitled to hire experts and counsel to assist it in its tasks and has full access to all of our information and documentation.

        The following chart shows the members of our Audit Committee according to the resolution passed at the Board of Directors' meeting held on November 10, 2015.

Name	Position	Profession	Status(1)
Diana Mondino		Economist	Independent
María Gabriela Macagni		Chemical Engineer	Independent
Laurence Nicole Mengin de Loyer		Business Management	Independent(2)

(1)
Pursuant to Rule 10A-3.

(2)
Laurence Nicole Mengin de Loyer is an independent director under Rule 10A-3, but is not an independent director under Section 11, Chapter III, Title II "Órganos de Administración y Fiscalización, Auditoría Externa" of the CNV Rules.

Anti-Money Laundering and Anti-Terrorist Finance Committee

        We have an anti-money laundering and anti-terrorist finance committee consisting of two members of our Board of Directors. Decisions of the Anti-Money Laundering and Anti-Terrorist Finance Committee are recorded in a special corporate book and signed by all members of the committee who were present at the meeting.

        Among its duties, the anti-money laundering and anti-terrorist finance committee must:

  •
  oversee the adequacy, appropriateness and effectiveness of our internal control systems to ensure the reasonableness, reliability, adequacy and transparency of our financial statements, financial and accounting information and our consolidated financial statements and information;

  •
  maintain an understanding of and ensure timely and appropriate responses regarding compliance with applicable rules and matters related to money laundering, conduct in the securities markets, data protection, reporting requirements and enforcement actions;

  •
  ensure that the Code of Ethics and Internal Conduct Code comply with current rules and regulations,

  •
  maintain an understanding of procedures to ensure that they are complete and up-to-date and approve such procedures to then bring them before the Board of Directors for its consideration and approval;

  •
  advise Grupo Supervielle on its financial, reputational, legal and operative risks, and oversee compliance with policies designed to mitigate these risks;

  •
  evaluate and improve the quality of Grupo Supervielle's customer service, risk control and operations;

  •
  ensure the proper intervention of the Board of Directors with respect to the approval of decisions adopted by the committees when required by corporate governance rules and to oversee compliance with these rules;

  •
  oversee the maintenance of adequate internal controls by each of Grupo Supervielle's subsidiaries to minimize risk through the consolidation of best practices with respect to each of the businesses; and

  •
  oversee the compliance with current applicable anti-money laundering rules and ensure that Grupo Supervielle and its subsidiaries are in compliance with best practices related to anti-money laundering; and ensure that the anti-money laundering and anti-terrorist finance committee has a rapporteur member with knowledge relating to anti-money laundering and anti-terrorism finance who from time to time presents a report to the anti-money laundering and anti-terrorist finance committee regarding the state and relevant facts relating to each of Grupo Supervielle's subsidiaries.

        Additionally, the anti-money laundering and anti-terrorist finance committee must prepare an annual working plan and present it to the Board of Directors and the Supervisory Committee. Members of the board, members of the Supervisory Committee and external independent accountants must attend the meetings of the anti-money laundering and anti-terrorist finance committee if the committee so requests it, and must grant the anti-money laundering and anti-terrorist finance committee full cooperation and information. The anti-money laundering and anti-terrorist finance committee is entitled to hire experts and counsel to assist it in its tasks and has full access to all of our information and documentation.

        The following table sets forth the members of the anti-money laundering and anti-terrorist finance committee.

Name	Position
Atilio María Dell'Oro Maini	Director
Richard Guy Gluzman	Director
Alejandra Naughton	Standing Invitee
Carlos Noel	Rapporteur Member
Leandro Conti	Secretary

Risk Management Committee

        The risk management committee is composed of two of our directors and members of the management team, and of our main subsidiaries.

        Our risk management committee performs the following functions:

  •
  develops strategies and policies for the management of credit risk, market risk, interest rate risk, liquidity risk, operational risk and other risks that could affect us, makes sure our strategies and policies are in line with regulations and best practices and oversees their correct implementation and enforcement and defines Grupo Supervielle's risk appetite and tolerance and the global risk profile for the approval of the Board of Directors;

  •
  approves limits relating to the management of credit risk, market risk, interest rate risk and liquidity risk, and monitors the evolution of key indicators relating to operational risk, which includes a map of risks used by the trading desk for trading operations and the map of risks for investment operations at a consolidated level;

  •
  periodically monitors the risks that Grupo Supervielle faces and the application of strategies and policies designed to address such risks;

  •
  defines the general criteria for pricing risk;

  •
  evaluates the adequacy of capital with respect to Grupo Supervielle's risk profile;

  •
  defines policy and the methodological framework for performing stress tests with respect to risk management, approves scenarios for conducting individual stress tests for particular and general risks, evaluates and discusses the results of the stress tests that are presented and recommends contingency plans to address such risks, utilizes the results of the stress tests for the consideration of establishing or revising the limits and brings all of the results of the tests to the Board of Directors for approval;

  •
  designs effective information channels and systems for the Board of Directors related to risk management;

  •
  ensures that ours subsidiaries' management compensation plans incentivize a prudent level of each risk;

  •
  approves risk management quantitative models and monitors the effectiveness of such models; and

  •
  remains aware of the memos and rules related to risk published by each regulatory agency that regulates any of our subsidiaries, as well as understands the repercussions that the application of such memos or rules could have on our operations.

        The following table sets forth the members of the risk management committee.

Name	Position
Jorge Ramirez	Chairman
Julio Patricio Supervielle	Director
Alejandro Emérico Stengel	Director
Laurence Nicole Mengin de Loyer	Director
Jose Luis Panero	Permanent Invitee
Hernan Oliver	Permanent Invitee
Carlos Depalo	Permanent Invitee
Alejandra Naughton	Permanent Invitee
Javier Martinez	Permanent Invitee
Sergio Gabai	Permanent Invitee
Javier Conigliaro	Secretary

Credit House Limit Committee

        The Credit House Limit committee is composed of at least three members of our Board of Directors, one of whom is the Chairman of the Board. The CEO of the Bank, the Chief Credit Risk Officer ("CCRO") and the Bank's heads of Retail Banking, Corporate Banking and Global Markets, are also members. The CCRO acts as chairman of the committee.

        The Credit House Limit Committee is the highest authority in our and our subsidiaries' credit risk decision-making structure with respect to assessing situations in which any credit approval limit is exceeded.

        Our Credit House Limit committee performs the following functions:

  •
  Approves credit policies and each of our subsidiaries' credit approval limits.

  •
  Reviews and establishes credit risk limits for our subsidiaries relating to facilities, duration, guarantees, special circumstances and environmental risks in connection with financing projects.

  •
  Confirms the credit policies approved by the board of directors of each of our subsidiaries.

  •
  Oversees the performance of each of our subsidiaries' credit committees.

        A quorum is established when more than half of the committee's members are present and requires the presence of the chairman of the committee and at least two directors. A quorum of the majority of members present at the assembly is required to make any decision, and each of the directors may veto such decision. In the case of a tie, our CEO will have the deciding vote.

        The following table sets forth the members of the Credit House Limit committee.

Name	Position
Chief Credit Risk Officer—Javier Martinez Huerga	Chairman
Julio Patricio Supervielle	Director
Alejandro Emérico Stengel	Director
Jorge Ramirez	Director
Diana Mondino	Independent Director
CEO of Banco Supervielle—Jose Luis Panero	Member
Head of Corporate Banking—German Magnoni	Member
Head of Retail Banking—Nerio Peitiado	Member
Head of Global Markets—Hernan Oliver	Member

        When the agenda for the meeting relates to policy, the Chief Risk Officer and Head of Credit Risk of Institutional Relations must join as voting members.

Corporate Governance Committee

        The corporate governance committee monitors the implementation and enforcement of the corporate governance code for Grupo Supervielle and its subsidiaries. The corporate governance committee makes sure that we and our subsidiaries comply with the guidelines established by Communication "A" 5201 of the Central Bank, the Capital Markets Law (Ley de Mercado de Capitales) and CNV Rules. Among its duties, the corporate governance committee monitors the structure of our Board of Directors and committees and establishes the basic objectives that the Board of Directors and management must follow with respect to their activities and businesses.

        The corporate governance committee periodically evaluates the operations and compliance levels of the Board of Directors and each of the existing committees, and may issue recommendations to improve efficiency. It also organizes annual training sessions with assistance from the Human Resources Manager. The corporate governance committee works with our Board of Directors, assisting it in evaluating efficiency and the adequacy of our corporate governance policies and those of our subsidiaries, proposing the necessary measures to ensure compliance. The corporate governance committee is also in charge of engaging with local regulators (such as the CNV, Central Bank, MERVAL, MAE and IGJ), international regulators and enforcing agencies, and ensuring compliance with each recommendation or proposal issued by them. The corporate governance committee also makes recommendations to our Board of Directors regarding how to comply with applicable guidelines established by the Basel accords.

        The following table sets forth the members of the corporate governance committee.

Name	Position
Atilio Dell'Oro Maini	Chairman
Alejandra Naughton	Member
Javier Conigliaro	Member
Sergio Gabai	Member
Julio Patricio Supervielle	Permanent Invited Director
Jorge Oscar Ramirez	Permanent Invited Director
Alejandro Stengel	Permanent Invited Director
María Teresa Gianelli	Secretary

Human Resources Committee

        Our human resources committee was created through the merger of two existing committees: the Nominating, Evaluation and Compensation and Corporate Governance Committee and the Ethics and Compliance Committee.

        The human resources committee approves and monitors our compensation policies. The committee helps create compensation policies and job performance evaluation systems.

        Our human resources committee performs the following functions:

  •
  brings to the Board of Directors proposals for nominations of the directors of Group Supervielle and its subsidiaries and all other officials that the Board of Directors appoints;

  •
  proposes to the Board of Directors compensation policies for the directors;

  •
  carries out an annual report regarding director compensation policies and submits its conclusions and recommendations to the Board of Directors;

  •
  gathers information about the periodic evaluations of the staff of Group Supervielle and its subsidiaries;

  •
  determines the search method for directors, whether through a third party from an external consulting firm that specializes in human resources or directly; and

  •
  approves any external consulting firm that specializes in human resources.

        The following table sets forth the members of the human resources committee.

Name	Position
Julio Patricio Supervielle	Chairman
Richard Guy Gluzman	Member Director
Jorge Oscar Ramirez	Member Director
Santiago Batlle	Secretary

Banco Supervielle S.A.'s Board of Directors

        Our main subsidiary, the Bank is managed by its Board of Directors, which is currently comprised of six members. As of the date of this prospectus, the shareholders present at any annual ordinary meeting may determine the size of the Board of Directors, provided that there shall be no less than three and no more than nine directors, and appoint an equal or lesser number of alternate directors. The shareholders' meeting may also appoint an equal or lesser number of alternate directors. Any director so appointed will serve for two years. The elections of our Board of Directors are staggered. As of the date of this prospectus, one half of the members of our Board of Directors are elected each year. While directors generally serve two-year terms, in the event of an increase or decrease in the number of directors serving on our board, the shareholders' are authorized to appoint directors for a period of less than two years. Directors may be reelected and will remain on their duties until their replacements take their positions.

        On July 19, 2010, the Board of Directors approved a revised version of the Bank's corporate governance model, which contains most of the recommendations made by the Central Bank and CNV regarding corporate governance. Such model provides guidelines regarding decision-making by our Board of Directors, as well as certain guidelines for the committees reporting to the Board of Directors. This corporate governance model may change in the future in consideration of the recommended guidelines in Communication "A" 5201, approved by the Central Bank on May 9, 2011. Among other things, the model incorporates provisions to the Board of Directors' regulations, such as:

  •
  The Board of Directors shall meet on a monthly basis in order to discuss policies, strategic issues and business, and other customary issues such as provisions, budgetary divergences, portfolios, etc.

  •
  The Board of Directors shall meet on a quarterly basis in order to analyze: (i) operational risks and regulatory compliance, (ii) prevention of money laundering and financing of terrorism, (iii) auditing, (iv) information technology, (v) human resources, (vi) credit risks, and (vii) implementation of the Bank's strategic plan.

        The following table sets forth information about the members of the Bank's Board of Directors, which is currently comprised of five members:

Name	Title	Year of Election to the Board	Date of Expiration of Term	Date of Birth
Julio Patricio Supervielle	Chairman of the Board	2005	April 28, 2016	December 13, 1956
Richard Guy Gluzman	Vice-Chairman of the Board		April 28, 2017	July 11, 1953
Carlos Martín Noel	Director	2005	April 28, 2017	March 5, 1948
Laurence Nicole Mengin de Loyer	Director	2010	April 28, 2016	May 5, 1968
Atilio Dell'Oro Maini	Director	2011	April 28, 2016	February 13, 1956
Emerico Alejandro Stengel	Director	2010	April 28, 2017	December 17, 1962

        All of the appointed directors were approved by the Central Bank to be members of the Board of Directors as required by Central Bank regulations.

        Pursuant to Section 11, Chapter III, Title II of the CNV Regulations, we note that none of the directors qualifies as an independent director.

        Set forth below is a brief biographical description of Carlos Martín Noel. For biographical descriptions of the rest of the Bank's directors, see "Management and Corporate Governance—Our Board of Directors."

        Carlos Martín Noel received a degree in Industrial Engineering from the Universidad Católica Argentina. He completed various technical and management seminar courses at different institutions in Argentina. From 1970 to 1984, he was member of the Board of Directors and held management positions in manufacturing, marketing and IT divisions at the former Noel y Cia. SA, a family owned food company. From 1984 to 1992 he held different management positions in companies in the food industry. In December 1991, he joined the Board of Directors of the then recently created Exprinter Bank and thereafter he was a board member of related banks, such as Banco San Luis, Banco Banex, Banco Regional de Cuyo and the Bank's board until April 2009 when he became Corporate Secretary of the Bank's Board and of our Board. He also held management positions in the Bank's IT, Human Resources and Anti-money Laundering departments, and has been member of different Committees such as the Audit Committee, IT, Anti-money Laundering/Counter-Terrorism Financing, Human Resources and Operational Risk. He actually serves as Director of the Bank and SAM, Chairman of the Board of Sofital, and alternate Director of CCF.

Banco Supervielle S.A.'s Senior Management

        The Bank's senior management is in charge of the implementation and execution of its overall short term and strategic objectives and reports to the CEO. The following table sets forth certain relevant information on the Bank's current executive officers and its senior management:

Name	Position	Date of Birth	Year of Appointment
José Luis Panero	Chief Executive Officer	December 29, 1964	2009
Germán Magnoni	Head of Corporate Banking	September 24, 1969	2012
Nerio Peitiado	Head of Retail Banking	January 12, 1965	2009
Javier Martínez	Chief Credit Officer	January 31, 1958	2012
Hernán Oliver	Head of Global Markets	June 2, 1973	2009
Alejandra Naughton	Chief Finance Officer	September 22, 1962	2012
Sergio Gabai	Head of Risk, Legal, Compliance and AML	April 26, 1967	2012
Gustavo Bauso	Chief Technology Officer	June 24, 1966	2014
Claudia Andretto	Head of Operations	May 8, 1960	2008
Leandro Conti	Head of Internal Audit	February 16, 1972	2007
Santiago Batlle	Chief Human Resources Officer	April 16, 1973	2011

        Set forth below are brief biographical descriptions of the members of the Bank's senior management.

        José Luis Panero has been the Bank's Chief Executive Officer since April 2009. He received a degree in Economics from Universidad Nacional de Córdoba and a Master's degree in Finance awarded by CEMA. In 2009, he also completed the General Manager Program (GMP 7) at Harvard Business School. From 1988 through 2002 he held several positions at Banco Suquía, including Planning and Capital Markets Manager. From 2002 through 2007, he worked at Banco Banex as Financial Manager and since the merger with the Bank Mr. Panero served as Head of the Bank's Finance and Capital Markets department until April 2009 and Deputy CEO from 2006 to 2009. He was also member of our Board of Directors from 2007 to 2008 and member of the Boards of Directors of Tarjeta, Cordial and Adval. He is also currently Chairman of the Board of Espacio Cordial and SAM.

        Germán Magnoni has been the Bank's Head of Corporate Banking since the year 2012. He graduated as a Public Accountant at the Universidad de Morón. He holds a Master's degree in Business Administration from CEMA. He took part of the Banking Management Program at UTDT and the Advanced Management Program at IAE. He was in charge of the Leasing Department at Banco Supervielle until 2012. At Societé Générale Argentina he led the office of Large Corporations and Fiduciary Business. Before that, he worked for seven years in Corporate Sales at Banco Río (Santander).

        Nerio Peitiado has been the Bank's Head of Retail Banking since August 2009. He holds a degree in Business Administration from Universidad de Buenos Aires and a Master's degree in Business Administration from the University of Texas. From 1994 through 1999 he was an associate at Mc. Kinsey & Co. From 1999 through 2004 he held the position of General Manager at Formatos Eficientes (EKI). From 2004 through 2005 he was General Manager at Valle de las Leñas. From 2005 to August 2009 he was General Director at Entertainment Depot.

        Hernán Oliver has been the Bank's Head of Global Markets since May 2009. He holds a degree in Economics from the Universidad Católica Argentina as well as a Master's degree in Finance from CEMA. Over the 1996 - 1997 period, he worked at Bank of America. From 1997 to 2002, he served as Finance Department Senior Trader at Banco General de Negocios. He then worked at Banco Finansur Finance Department until 2004, when he was hired as the Head of the Trading Desk at Banco Banex

(at present Banco Supervielle). He has also been appointed as Alternate Director of Mercado Abierto Electrónico, the most important electronic securities and foreign currency trading market in Argentina.

        Gustavo Bauso has been the Chief Technology Officer at Grupo Supervielle since 2014. He holds a degree in Systems from Universidad CAECE and attended the Leadership Program at IAE Business School. From 2011 to 2014 he served as IT Software Development Manager at Banco Supervielle. From 2008 to 2009 he held the IT Software & Process Development Manager position at Banco Itaú. From 2006 to 2008 he served as IT Head of Electronic Channels also at Banco Itaú. From 2002 to 2006 he worked as IT Leader of Electronic Channels / Facility Manager SOA for Banco Comafi. From 1999 to 2002 he worked as IT Leader of Branches & Electronic Channels at Scotiabank Quilmes. From 1992 to 1999 he was the IT Leader of Electronic Channels at Sistémica / Banco Quilmes. From 1987 to 1992 he worked as Software Developer for Sistémica.

        Claudia Andretto has been the Bank's Head of Operations since May 2008. She holds a degree in Economics from the Universidad de Buenos Aires and participated on the Advanced Regional Management and Leadership Program at IAE. From 1982 through 1994, she worked at Banco Roca where she led the Organization and Methods Department. From 1994 through 1998, she worked at Exprinter Banco S.A. From 1999 through 2001, she worked at Banco San Luis as Product Leader. In 2001, she took office as Banco Banex Organization Manager and remained in that position until 2007. After the merger with the Bank, she continued heading the same department at the Bank until 2008, when she was appointed Head of Operations.

        Leandro Conti has been the Bank's Head of Internal Audit since September 2007. Graduated from the Universidad Nacional de La Plata as a Public Accountant, he attended the Advanced Management Program at the IAE Business School and he also holds the CIA (Certified Internal Auditor) certification conferred by the Institute of Internal Auditors. In the period 1997 through 2006, his career progressed at PricewaterhouseCoopers up to the Audit Manager position. From 2006 to 2007, he held the position of Audit Manager at Banco Santa Cruz S.A.

        For the biographies of Mr. Javier Martínez, Ms. Alejandra Naughton, Mr. Sergio Gabai and Mr. Santiago Enrique Batlle, see "—Our Management"

Committees Reporting to Banco Supervielle S.A.'s Board of Directors

        In accordance with Central Bank regulations, the Bank has several committees under the supervision of its Board of Directors: the audit committee (Communication "A" 2525), the information technology committee (Communication "A" 4609) and the committee on control and prevention of money laundering and financing of terrorism (Communications "A" 4363 and "A" 4459). In addition, the Bank also has a risk management committee and a human resources committee. Each of the Bank's board committees has its own code of regulation. Each committee must report to the Board on a periodical basis and submit an annual report.

Banco Supervielle S.A.'s Audit Committee

        The audit committee is formed by at least two members of the Bank's Board of Directors and its internal audit manager. The Board of Directors appoints the members of the audit committee for a term of two or three years. The CEO is invited to attend the meetings.

        The audit committee is responsible for assisting the Board of Directors in the supervision of the financial statements, controlling compliance with policies, processes, procedures and rules set forth for each of the Bank's business areas and for evaluating and approving the corrective measures proposed by the internal audit area.

        The following table sets forth the members of the audit committee:

Name	Position
Laurence Nicole Mengin de Loyer	Deputy Chairman
Atilio María Dell'Oro Maini	Director
Leandro Conti	Member
José Luis Panero	Permanent Invitee
Jorge Oscar Ramirez	Permanent Invitee

Banco Supervielle S.A.'s Information Technology Committee

        The information technology committee is formed by five members, appointed by the Board of Directors. The following table sets forth the members of the information technology committee:

Name	Position
Richard Guy Gluzman	Chairman
Carlos Noel	Director
Emerico Alejandro Stengel	Director
José Luis Panero	Member
Gustavo Bauso	Member
Julieta Montes	Member
Fabián Romero	Member
Eduardo Del Río	Member
Betina Luaces	Member

        The information technology committee is responsible, among other things, for the following activities: (i) controlling the adequate operation of the information technology environment and its efficiency; (ii) taking notice of the information technology and systems plan and reviewing it; (iii) periodically evaluating such plan and the level of compliance with it; (iv) reviewing reports related to information technology; and (v) maintaining an adequate dialogue with the external auditing division of the Superintendency.

Banco Supervielle S.A.'s Committee on the Control and Prevention of Money Laundering and Financing of Terrorism

        The committee on the control and prevention of money laundering and financing of terrorism is formed by six members, two of which are permanent guests. The Board of Directors appoints the members of the control and prevention of money laundering and financing of terrorism committee for a term of 2 or 3 years.

        The committee on the control and prevention of money laundering and financing of terrorism analyzes the general policies and strategies with respect to control and prevention of money laundering and financing of terrorism developed by the senior management and submits such policies and strategies, together with its recommendations, to the Board of Directors in order to get its approval. In addition, this committee is responsible for the application of the general policies and strategies approved by the Board of Directors, approving the internal procedures necessary to assure compliance with the legal framework and policies effective over such areas, promoting the implementation of such policies and controlling compliance.

        The following table sets forth certain relevant information on the members of the committee on control and prevention of money laundering and financing of terrorism:

Name	Position
Carlos Martín Noel	Chairman
Richard Guy Gluzman	Director
Atilio Dell'Oro Maini	Director
Sergio Gabai	Member
José Luis Panero	Member
Juan Cuccia	Member

Banco Supervielle S.A.'s Risk Management Committee

        The Risk Management Committee sets forth policies and limits to financial risks (including market risk, credit risk, liquidity risk, interest rate risk, exchange risk and other risks) and submits to the Board of Directors the appropriate proposals. Furthermore, this committee supervises the degree of correlation between the risks assumed and the risk profile set forth by the Board of Directors, and analyzes and approves investment and funding policies.

        The Risk Management Committee is formed by at least three (3) members of the Board of Directors. The CEO, CFO, Head of Global Markets, Chief Credit Officer, Head of Risk, Legal, Compliance and AML, and the Risk Officer , are also members of this committee. The Chairman of the Risk Committee of Grupo Supervielle and the Head of Internal Audit are permanent invitees to their meetings.

Banco Supervielle S.A.'s Credit Committee

        The Bank's credit committee is formed by two directors and the Bank's CEO, Chief Credit Officer, the Head of Corporate Banking and certain Corporate Banking Officers, The Chairman of the Risk Committee of Grupo Supervielle is a permanent invitee to their meetings.

Banco Supervielle S.A.'s Human Resources Committee

        The Bank's Human Resources Committee is composed of two directors and the Bank's Chief Human Resources Officer. The Vice Chairman of Grupo Supervielle and the Bank's CEO are permanent invitees to their meetings.

Banco Supervielle S.A.'s other management committees

        The Bank has other management committees, such as the Executive Committee, formed by the CEO and the Senior managers, the Assets and Liabilities Committee, the Retail Banking Credit Committee, and the Operational and Reputational Risk Committee.

Management of Our Other Subsidiaries

        The senior management of our other subsidiaries is in charge of the implementation and execution of those subsidiaries' overall short-term and strategic objectives and reports to the respective CEOs of those companies. The CEO of CCF and Tarjeta is Carlos Depalo, the CEO of SAM is Guillermo Guichandut, the CEO of Supervielle Seguros is Diego Squartini, and the CEO of Espacio Cordial de Servicios is Juan Martin Monteverdi.

        Set forth below are brief biographical descriptions of the CEOs of our other subsidiaries.

        Carlos Depalo has been Chief Executive Officer of Cordial Compañía Financiera since 2011. He graduated from Universidad de Buenos Aires as a Public Accountant and attended the Advanced Management Program at The IAE Business School. Between 2004 and 2011 he worked at GE Money (General Electric) serving as Sales & Marketing Director. During 2004 he held the position of Alternative Channels Manager at Banco Comafi. From 2001 to 2003, he served as Business Planning Manager at Orígenes AFJP. From 1996 to 2001 he held Business Management positions at Banco Río (Santander).

        Guillermo Guichandut (born October 25, 1966) has served as CEO of SAM since 2005. He received a degree in public accounting from Universidad Nacional de la Plata, and has completed a masters in Banking Management at the Universidad del CEMA. He is currently an Adjunct Professor of financial mathematics in the Economics department of the Universidad Nacional de la Plata. He is a member of the Executive Committee of the Argentine Chamber of Mutual Funds and President of its Communication Commission. Mr. Guichandut has vast experience in the financial sector, having worked at Bank of Boston and Banco Société Générale Argentina until his appointment as General Manager at SAM in 2005.

        Diego Squartini has been Chief Executive Officer of Supervielle Seguros since 2013. He obtained a degree in Economics and a Master's degree in Business Management from Universidad Nacional de Cuyo. He also attended the Leadership Program at Universidad Austral. From 2010 to 2013, he served as Regional Manager at Banco Supervielle. From 2004 to 2010 he was the Financial Manager at Banco Regional de Cuyo. From 2000 to 2004, he worked as Corporate Business Manager and from 1995 to 2000 as Branch Manager, also at Banco Regional de Cuyo.

        Juan Martin Monteverdi has been Chief Executive Officer of Cordial Servicios since April 2014. He studied Business Management at the Universidad Nacional de Quilmes and took courses in Management, Leadership and Sales at IAE Business School and Universidad Austral. From June 2011 to April 2014 he was the Branch Network Manager at Banco Supervielle. From July 2009 to July 2011 he was the Territorial Manager for Retail Banking and since 2006 he held several managerial positions also at Banco Supervielle.

NYSE Corporate Governance Rules

        Under NYSE rules, foreign private issuers are subject to more limited corporate governance requirements than U.S. domestic issuers. As a foreign private issuer, we must comply with four principal NYSE corporate governance rules: (1) we must satisfy the requirements of Rule 10A-3 relating to audit committees; (2) our CEO must promptly notify the NYSE in writing after any executive officer becomes aware of any non-compliance with the applicable NYSE corporate governance rules; (3) we must provide the NYSE with annual and interim written affirmations as required under the NYSE corporate governance rules; and (4) we must provide a brief description of any significant differences between our corporate governance practices and those followed by U.S.

companies under NYSE listing standards. The table below briefly describes the significant differences between our domestic practice and the NYSE corporate governance rules.

Section	NYSE corporate governance rule for U.S. domestic issuers	Our approach
303A.01	A listed company must have a majority of independent directors. "Controlled companies" are not required to comply with this requirement.	Neither Argentine law nor our bylaws require us to have a majority of independent directors.
303A.02
No director qualifies as "independent" unless the Board of Directors affirmatively determines that the director has no material relationship with the listed company (whether directly or as a partner, shareholder, or officer of an organization that has a relationship with the company), and emphasizes that the concern is independence from management. The board is also required, on a case by case basis, to express an opinion with regard to the independence or lack of independence, of each individual director.

Pursuant to CNV Rules, a director is not independent if such director is:

a) a member of management or an employee of shareholders who hold material holdings in the listed company or of other entities in which these shareholders have material holdings or over which these shareholders exercise a material influence;

b) is currently an employee or has, in the last three years, been an employee of the listed company;

c) a person who has a professional relationship or is part of a company or professional association that maintains professional relations with, or that receives remunerations or fees (other than directors' fees) from, the listed company or from shareholders that have material holdings in the listed company, or with a company in which such shareholders have material holdings or exercise a material influence;

d) a person who has material holdings in the listed company or in an entity that has material holdings in, or exercises a material influence over, the listed company;

e) a person who directly or indirectly provides goods or services to the listed company or to shareholders that have material holdings in or exercise a material influence over the listed company and receives compensation for such services that is substantially higher than that received as director of the listed company; or

f) the member is married or is a family member to an individual who would not qualify as independent.

Section	NYSE corporate governance rule for U.S. domestic issuers	Our approach

"Material holdings" are shareholdings, either directly or indirectly, that represent at least 15% of the capital stock of the relevant entity, or a smaller percentage when the person has the right to elect one or more directors per class of shares or by having entered into agreements with other shareholders relating to the governance and the management of the relevant entity or of its controlling shareholders.

303A.03	The non-management directors of a listed company must meet at regularly scheduled executive sessions without management.

Neither Argentine law nor our bylaws require the holding of such meetings and we do not hold non-management directors meetings.

The Argentine Corporate Law provides, however, that the board shall meet at least once every three months, and according to our bylaws, whenever the chairman considers necessary to convene for a meeting.

303A.04
A listed company must have a nominating/corporate governance committee composed entirely of independent directors, with a written charter that covers certain minimum specified duties. "Controlled companies" are not required to comply with this requirement.

Neither Argentine law nor our bylaws require the establishment of a nominating/corporate governance committee. We do not have a nominating/corporate governance committee.

Directors are nominated and appointed by the shareholders.

303A.05
A listed company must have a compensation committee composed entirely of independent directors, with a written charter that covers certain minimum specified duties. "Controlled companies" are not required to comply with this requirement.

Neither Argentine law nor our bylaws require the establishment of a compensation committee. We do not have a compensation committee.

The compensation of our directors is determined at the annual ordinary shareholders' meeting. Additionally, the audit committee must issue an opinion regarding the reasonableness and adequacy of such compensation.

303A.06 303A.07
A listed company must have an audit committee with a minimum of three independent directors who satisfy the independence requirements of Rule 10A-3, with a written charter that covers certain minimum specified duties.
Argentine law requires the audit committee be composed of three or more members from the Board of Directors (with a majority of independent directors), all of whom must be well-versed in business, financial or accounting matters. In addition, we are required to satisfy the audit committee requirements of Rule 10A-3.

Section	NYSE corporate governance rule for U.S. domestic issuers	Our approach

The responsibilities of an audit committee, as provided in Law No. 26,831and the CNV standards, are essentially the same as those provided for under Rule 10A-3, including, but not limited to, the following:

a) advise on the Board of Directors' proposal for the designation of external independent accountants and to ensure their independence;

b) oversee our internal control mechanisms and administrative and accounting procedures and assess the reliability of all financial and other relevant information filed with the CNV and other entities to which we report;

c) oversee our information policies concerning risk management;

d) provide the market with complete information on transactions in which there may be a conflict of interest with members of our various corporate bodies or controlling shareholders;

e) advise on the reasonableness of fees or stock option plans for our directors and managers proposed by the Board of Directors;

f) advise on our fulfillment of legal requirements and the reasonableness of the terms of the issuance of shares or other instruments that are convertible into shares in cases of capital increase in which pre-emptive rights are excluded or limited;

g) verify the fulfillment of any applicable rules of conduct; and

h) issue grounded opinions on related-party transactions under certain circumstances and file such opinions with regulatory agencies as required by the CNV in the case of possible conflicts of interest.

Section	NYSE corporate governance rule for U.S. domestic issuers	Our approach
303A.08	Shareholders must be given the opportunity to vote on all equity-compensation plans and material revisions thereto, with limited exemptions set forth in the NYSE rules.	We do not currently offer equity-based compensation to our directors, executive officers or employees, and have no policy on this matter.
303A.09	A listed company must adopt and disclose corporate governance guidelines that cover certain minimum specified subjects.
Neither Argentine law nor our bylaws require the adoption or disclosure of corporate governance guidelines. The CNV Rules contain a recommended Code of Corporate Governance for listed companies and the Board of Directors must include on its annual report, the degree of compliance of such code. We have adopted, as of May 26, 2011, a corporate governance manual.
303A.10	A listed company must adopt and disclose a code of business conduct and ethics for directors, officers and employees, and promptly disclose any waivers of the code for directors or executive officers.
Neither Argentine law nor our bylaws require the adoption or disclosure of a code of business conduct. We, however, have adopted a code of business conduct and ethics that applies to all of our employees.
303A.12

a) Each listed company CEO must certify to the NYSE each year that he or she is not aware of any violation by the company of NYSE corporate governance listing standards.

b) Each listed company CEO must promptly notify the NYSE in writing after any executive officer of the listed company becomes aware of any non-compliance with any applicable provisions of this Section 303A.

c) Each listed company must submit an executed Written Affirmation annually to the NYSE. In addition, each listed company must submit an interim Written Affirmation as and when required by the interim Written Affirmation form specified by the NYSE.

Comparable provisions do not exist under Argentine law and CNV standards.

MAJOR AND SELLING SHAREHOLDERS

        As of January 6, 2016, we had 245,770,528 outstanding shares of common stock, consisting of 126,738,188 Class A shares and 119,032,340 Class B shares, all with a par value of Ps.1.00 per share. Following the global offering, assuming no exercise of the option to purchase additional shares, we will have             outstanding shares of common stock, of which 126,738,188 will be Class A shares and                will be Class B shares. Each share of our common stock represents the same economic interests, except that holders of our Class A shares are entitled to five votes per share and holders of our Class B shares are entitled to one vote per share. In addition to our common stock, as of January 6, 2016, we had 3,200,000 outstanding shares of preferred stock, all with par value of Ps.1.00 per share. Holders of our preferred shares are not entitled to voting rights. At the extraordinary shareholders' meeting held on October 7, 2015, our shareholders voted to amend the issuance terms and conditions of such outstanding preferred shares, granting the holder of preferred shares the right to request the conversion of such preferred shares into common Class B shares. As of January 6, 2016, we had eight holders of record of our shares.

        The table below sets forth information concerning the ownership of our Class A, Class B and preferred shares as of January 6, 2016 for each of our shareholders. As of such date, none of our Class A, Class B or preferred shares were held in the United States nor were there any record holders in the United States.

Shareholder Name	Class A Shares 5 votes	Class B Shares 1 vote	Preferred Shares No vote	Total Shares	Percentage of Capital Stock	Total Votes	Percentage of Votes
Julio Patricio Supervielle(1)	126,738,188	100,436,530	—	227,174,718	91.25%	734,127,470	97.53%
Pilar Isabelle Estela Supervielle	—	—	3,200,000	3,200,000	1.29%	—	0.00%
Cecilia Beatriz Coqueugniot	—	866,180	—	866,180	0.35%	866,180	0.12%
Mónica Isabel Coqueugniot	—	866,180	—	866,180	0.35%	866,180	0.12%
Diana Inés Coqueugniot	—	866,180	—	866,180	0.35%	866,180	0.12%
Gabriel Alberto Coqueugniot	—	866,180	—	866,180	0.35%	866,180	0.12%
Acalar S.A.(2)	—	3,149,056	—	3,149,056	1.26%	3,149,056	0.42%
Lankory International S.A.(3)	—	11,982,034	—	11,982,034	4.81%	11,982,034	1.59%

Total:	126,738,188	119,032,340	3,200,000	248,970,528	100.00%	752,723,280	100.00%

(1)
The number of our total shares and of the shares owned by Julio Patricio Supervielle will increase if the Central Bank approves Mr. Supervielle's contribution of 8,142,476 Class B shares of the Bank to Sofital, which was approved by Sofital's shareholders subject to Central Bank approval, and the subsequent contribution of 10,239,196 shares of Sofital to Grupo Supervielle in exchange for shares in Grupo Supervielle.

(2)
Acalar S.A. is an Argentine sociedad anónima 100% owned by Gabriel A. Coqueugniot, Cecilia B. Coqueugniot, Mónica I. Coqueugniot and Diana I. Coqueugniot, in equal parts.

(3)
Lankory International S.A. is a sociedad anónima incorporated in Uruguay, and registered in the Department of Public Registry of Commerce in Mendoza (Departamento de Registro Público de Comercio en Mendoza). Pilar Isabel Estela Supervielle de Basso is the controlling shareholder of Lankory International S.A.

        The table below represents the evolution of our capital stock and the material changes in equity participation of our shareholders, in both cases, since January 1, 2012.

Date	Capital Stock (Ps.)	Event	Major Shareholders
July 30, 2012	840,893	Shareholders' meeting approving capitalization of debt and approving an increase in capital stock.	Julio Patricio Supervielle Class B Shares
December 27, 2012	1,600,000	Shareholders' meeting approving the conversion of 1,600,000 Class B shares into preferred shares.	Pilar Isabelle Estela Supervielle Preferred Shares
October 7, 2015	124,485,264	Shareholders' meeting approving capitalization of optional reserve and an increase in capital stock.	Paid-in shares were issued to each shareholder in proportion to their holdings

        The following table presents the beneficial ownership of our Class A shares, Class B shares and preferred shares following the global offering, assuming the placement of all shares offered and no exercise of the option to purchase additional shares:

Shareholder Name	Class A Shares 5 votes	Class B Shares 1 Vote	Preferred Shares		Total Shares	Percentage of Capital Stock	Total Votes	Percentage of Votes
Julio Patricio Supervielle	126,728,188		—
Pilar Isabelle Estela Supervielle	—		3,200,000	(1)
Cecilia Beatriz Coqueugniot	—		—
Mónica Isabel Coqueugniot	—		—
Diana Inés Coqueugniot	—		—
Gabriel Alberto Coqueugniot	—		—
Acalar S.A.	—		—
Lankory International S.A.	—		—
Public Float	—		—

Total:	126,728,188		3,200,000			100.00%		100.00%

(1)
Assuming the holder of preferred shares does not exercise her right to convert her preferred shares into Class B shares of common stock.

        The following table presents the beneficial ownership of our Class A shares, Class B shares and preferred shares following the global offering, assuming the placement of all shares offered and full exercise of the option to purchase additional shares from us.

Shareholder Name	Class A Shares 5 votes	Class B Shares 1 Vote	Preferred Shares		Total Shares	Percentage of Capital Stock	Total Votes	Percentage of Votes
Julio Patricio Supervielle	126,728,188		—
Pilar Isabelle Estela Supervielle	—		3,200,000	(1)
Cecilia Beatriz Coqueugniot	—		—
Mónica Isabel Coqueugniot	—		—
Diana Inés Coqueugniot	—		—
Gabriel Alberto Coqueugniot	—		—
Acalar S.A.	—		—
Lankory International S.A.	—		—
Public Float	—		—

Total:	126,728,188		3,200,000			100.00%		100.00%

(1)
Assuming the holder of preferred shares does not exercise her right to convert her preferred shares into Class B shares of common stock.

        The following table presents the beneficial ownership of our Class A shares, Class B shares and preferred shares following the global offering, assuming the placement of all shares offered and full exercise of the option to purchase additional shares from Julio Patricio Supervielle.

Shareholder Name	Class A Shares 5 votes	Class B Shares 1 Vote	Preferred Shares		Total Shares	Percentage of Capital Stock	Total Votes	Percentage of Votes
Julio Patricio Supervielle	126,728,188		—
Pilar Isabelle Estela Supervielle	—		3,200,000	(1)
Cecilia Beatriz Coqueugniot	—		—
Mónica Isabel Coqueugniot	—		—
Diana Inés Coqueugniot	—		—
Gabriel Alberto Coqueugniot	—		—
Acalar S.A.	—		—
Lankory International S.A.	—		—
Public Float	—		—

Total:	126,728,188		3,200,000			100.00%		100.00%

(1)
Assuming the holder of preferred shares does not exercise her right to convert her preferred shares into Class B shares of common stock.

Selling Shareholder Information

        The following table sets forth information concerning our selling shareholders.

Name	Material relationships with us within the past three years	Number of Class B shares or ADSs being sold	% of capital stock currently held	% of capital stock immediately after this offering(1)	Domicile
Julio Patricio Supervielle	Mr. Supervielle is our CEO and the chairman of our Board of Directors, and he is the chairman of the Bank, CCF, Tarjeta and Viñas del Monte, and a director of Cordial Microfinanzas.		91.25%		Bartolomé Mitre 434, 5th Fl. C1036AAH Buenos Aires Republic of Argentina
Lankory International S.A.	Lankory International S.A. is 100% owned by Pilar Isabelle Estela Supervielle, Julio Patricio Supervielle's sister.		4.81%		Juncal 1392 Montevideo, Eastern Republic of Uruguay

(1)
Assuming the option to purchase additional shares is not exercised and 100% of Class B shares (which may be represented by ADSs) are sold in the global offering.

        Following this offering,            Class B shares will be owned by Julio Patricio Supervielle, our controlling shareholder, assuming that 100% of the shares he is offering are sold in the global offering. In connection with this offering, Julio Patricio Supervielle has entered into a lock-up agreement preventing the sale of such shares for 180 days from the date of this prospectus, subject to certain exceptions. See "Underwriting." Other than this offering, we are not aware of any plans by any of our shareholders to dispose of significant numbers of Class B shares. However, after the expiration of the lock-up period, Julio Patricio Supervielle, or other existing shareholders, may dispose of significant numbers of our Class B shares. We cannot predict what effect, if any, future sales of our shares, or the availability of our Class B shares for future sale will have on the market price of our Class B shares from time to time.

Share Ownership of Banco Supervielle S.A.

        As of December 31, 2014, the Bank had 456,140,089 outstanding shares of common stock, consisting of 930,371 Class A shares and 455,209,718 Class B shares, all with a par value of Ps.1.00 per share. Each share of the Bank's common stock represents the same economic interests, except that holders of its Class A shares are entitled to five votes per share and holders of Class B shares are entitled to one vote per share.

        The following table sets forth information regarding the ownership of the Bank's Class A and Class B shares as of December 31, 2014:

Shareholder Name	Class A Shares 5 votes	Class B Shares 1 Vote	Total Shares	Percentage of Capital Stock	Total Votes	Percentage of Votes
Grupo Supervielle, S.A.(1)	830,699	431,270,038	432,100,737	94.73%	435,423,533	94.69%
Julio Patricio Supervielle	—	10,428,789	10,428,789	2.28%	10,428,789	2.26%
Sofital S.A.F.e I.I.	49,668	12,702,599	12,752,267	2.80%	12,950,939	2.82%
Other shareholders	50,004	808,292	858,296	0.19%	1,058,312	0.23%

Total:	930,371	455,209,718	456,140,089	100.00%	459,861,573	100.00%

(1)
Mr. Supervielle's contribution of 8,142,476 Class B shares of the Bank in Sofital is subject to Central Bank approval.

RELATED PARTY TRANSACTIONS

        Other than as set forth below, we are not a party to any material transactions with, and have not made any loans to any (i) enterprises that directly or indirectly through one or more intermediaries, control or are controlled by us; (ii) associates (i.e., an unconsolidated enterprise in which we have a significant influence or which has significant influence over us); (iii) individuals owning, directly or indirectly, an interest in our voting power that gives them significant influence over us, as applicable, and close members of any such individual's family (i.e., those family members that may be expected to influence, or be influenced by, that person in their dealings with us, as applicable); (iv) key management personnel (i.e., persons that have authority and responsibility for planning, directing and controlling our activities, including directors and senior management of companies and close members of such individual's family); or (v) enterprises in which a substantial interest is owned, directly or indirectly, by any person described in (iii) or (iv) over which such a person is able to exercise significant influence nor are there any proposed transactions with such persons. For purposes of this paragraph, this includes enterprises owned by our directors or major shareholders that have a member of key management in common with us, as applicable. In addition, "significant influence" means the power to participate in the financial and operating policy decisions of the enterprise, but means less than control. Shareholders beneficially owning a 10% interest in our voting power are presumed to have a significant influence on us.

Management Services

        To the extent that there are no conflicts of interest, we lend management services to our subsidiaries, the Bank, Tarjeta, Cordial Microfinanzas, SAM, Sofital, CCF and Espacio Cordial. We also have provided management services to Adval, which was one of our subsidiaries until May 30, 2014, when we entered into an agreement to sell 100% of our stake in Adval to unrelated third parties. Since 2009, we have also rendered management services to our subsidiary Viñas del Monte S.A. Our services include: financial and commercial advisory services, fiscal planning and optimization, defining auditing policies, developing and evaluating upper management, elaborating annual budgets, planning and developing complementary activities and defining the mission of related companies and policies related to social responsibility. These services are provided pursuant to agreements that provide that our subsidiaries will indemnify us for any claim, damage, liability, tax, cost and expense incurred or suffered by us in connection with financial transactions in which such subsidiaries were engaged. The management's fees are equal to the ordinary and extraordinary costs incurred plus a mark-up of 20% plus 21% VAT. If the services to be provided are of an extraordinary nature, we have the right to additional compensation, the amount of which shall be determined in each case.

        The following table sets forth information regarding fees received from our subsidiaries and related parties for our management services for the periods indicated:

	Nine-month period ended September 30,				Year ended December 31,
	2015		2014		2014		2013		2012
	(in thousands of Pesos, plus VAT)
Bank	Ps.	14,850	Ps.	12,690	Ps.	19,532	Ps.	18,262	Ps.	17,968
Tarjeta		216		216		240		240		354
Cordial Microfinanzas		79		79		90		103		117
SAM		238		183		256		244		189
Adval		—		24		24		59		45
Sofital		45		45		60		60		60
Viñas del Monte		9		9		12		11		12
CCF		1,521		1,521		1,769		1,984		1,368
Espacio Cordial		117		90		126		120		—

Total.		17,075		14,857		22,109		21,082		20,113

Trademark Licenses

        In 2013, we signed agreements with Espacio Cordial, CCF and Cordial Microfinanzas granting them licenses to use certain of our trademarks (including our trademarks for "Cordial," "Cordial Servicios," "Cordial.com," "Cordial Servicios Pensados para vos," "Cordial mucho más que efectivo," "Cordial Negocios," "Cordial Negocios un impulso para tus proyectos"). We granted these trademark licenses to these subsidiaries to enhance the marketing of certain their products and services related to insurance, health, tourism, credit cards and loans, among others. Pursuant to these agreements, we received fees from these companies in 2014 and 2013 in a total amount of Ps.2.5 million and Ps.2.3 million, respectively.

Financial Loans

        As of December 31, 2014, (i) there were no outstanding loans by Grupo Supervielle to Grupo Supervielle's subsidiaries or related parties; and (ii) Grupo Supervielle had guaranteed certain obligations of its subsidiaries or related parties in the ordinary course of business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Funding—Financings."

        As of December 31, 2014, 2013 and 2012, the Bank had granted CCF loans for Ps.300.0 million, Ps.204.0 million and Ps.60.0 million at interest rates of 26.0%, 27.0% and 20.3%, respectively, and as of such dates the outstanding balances of these loans were Ps.300.4 million, Ps.204.3 million and Ps.60.1 million, respectively.

        As of December 31, 2014, 2013 and 2012, CCF had granted Microfinanzas S.A. loans for Ps.17.8 million, Ps.13.1 million and Ps.8.4 million at interest rates of 30.0%, 27.0% and 23.0%, respectively, and as of such dates the outstanding balances of these loans were Ps.18.1 million, Ps.13.3 million and Ps.8.6 million, respectively.

        As of December 31, 2013 and 2012, CCF had granted Tarjeta loans for Ps.16.6 million and Ps.12.1 million, respectively, at interest rates of 26.0% and 23.0%, respectively, and as of such dates the outstanding balances on these loans was Ps.16.9 million and Ps.12.1 million. As of December 31, 2014, these loans had been paid in full.

        As of December 31, 2014, 2013 and 2012, the Bank had granted the following overdraft agreements to the parties indicated below:

  (i)
  As of December 31, 2014 and 2012 we were granted overdraft agreements in a total amount of Ps.300.0 million and Ps.12.0 million at interest rates of 23.0% and 22.0% respectively. As of December 31, 2014 and 2012, the outstanding balances on such agreements were Ps.60.3 million and Ps.9.7 million respectively. As of December 31, 2013, we had no loans with the Bank;

  (ii)
  as of December 31, 2014, 2013 and 2012, Tarjeta was granted overdraft agreements for Ps.68.0 million, Ps.40.0 million and Ps.40.0 million at interest rates of 27.0%, 26.0% and 22.0% respectively. As of December 31, 2014, 2013 and 2012, the outstanding balances on such agreements were Ps.55.3 million, Ps.5.1 million, and Ps.14.1 million, respectively;

  (iii)
  as of December 31, 2014, 2013 and 2012, Cordial Microfinanzas was granted overdraft agreements for Ps.33.0 million, Ps.19.5 million and Ps.21.5 million, at interest rates of 27.0% and 26.0% and 22.0%, respectively. As of December 31, 2014, 2013 and 2012, the outstanding balances on such agreements were Ps.16.0 million, Ps.20.3 million and Ps.21.0 million respectively; and

  (iv)
  as of December 31, 2014, 2013 and 2012, Viñas was granted overdraft agreements for Ps.4.5 million, Ps.2.2 million and Ps.1.7 million at interest rates of 27.0%, 26.0% y 22.0%, respectively. As of December 31, 2014, 2013, and 2012, the outstanding balances on such agreements were Ps.4.3 million, Ps.2.0 million and Ps.1.6, respectively.

        Some of our directors and the directors of the Bank have been involved in certain credit transactions with the Bank as permitted by Argentine law. The Argentine Corporate Law and the Central Bank's regulations allow directors of a limited liability company to enter into a transaction with such company if such transaction follows prevailing market conditions. Additionally, a bank's total financial exposure to related individuals or legal entities is subject to the regulations of the Central Bank. Such regulations set limits on the amount of financial exposure that can be extended by a bank to affiliates based on, among other things, a percentage of a bank's RPC.

        The Bank is required by the Central Bank to present to its Board of Directors, on a monthly basis, the outstanding amounts of financial assistance granted to directors, controlling shareholders, officers and other related entities, which are transcribed in the minute books of the Board of Directors. The Central Bank establishes that the financial assistance to directors, controlling shareholders, officers and other related entities must be granted on an equal basis with respect to rates, tenor and guarantees as loans granted to the general public.

        The financial assistance granted to our directors, officers and related parties by the Bank was granted in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other non-related parties, and did not involve more than the normal risk of collectability or present other unfavorable features.

        The following table presents the aggregate amounts of total financial exposure of the Bank to related parties, the number of recipients, the average amounts and the single largest exposures as of the end of the periods indicated.

			As of December 31
	As of September 30, 2015
			2014		2013		2012
	(in thousands of Pesos)
Aggregate total financial exposure	Ps.	178,537	Ps.	161,782	Ps.	62,363	Ps.	68,192
Number of recipient related parties		75		75		55		34
(a) individuals		67		66		47		26
(b) companies		8		9		8		8
Average total financial exposure		2,380		2,157		1,134		2,006
Single largest exposure		79,979		60,575		33,660		29,578

Stock Purchase and Exchange of Shareholdings

        On November 9, 2012, we submitted an offer to the Bank to acquire certain irrevocable capital contributions that the Bank had made to Viñas del Monte. The Bank accepted the offer and as a result we acquired the rights over the irrevocable contributions in the form of future capital increases for a nominal amount of Ps.2.5 million for a total of Ps.4.520 million.

        On March 6, 2014, an extraordinary shareholders' meeting of Viñas del Monte voted to capitalize the irrevocable capital contribution, pursuant to which our interest in Viñas increased to 99.0%. The issuance of new shares is pending with the Directory of Legal Persons of the Province of Mendoza. As of December 31, 2014, we held a 99.8% interest in the share capital and voting power of Viñas del Monte.

        On September 24, 2015, an ordinary shareholders' meeting of Viñas del Monte voted to increase the capital stock by Ps.4.0 million. Of that amount, we contributed a total of Ps.3.530 million.

        On December 12, 2014, we purchased from Julio Patricio Supervielle 635,199 shares of Cordial Microfinanzas for a total of Ps.1.8 million, amounting to 6.33% of its capital stock.

Credit Card Portfolio Transfers

        In recent years, CCF has transferred a portion of its credit card portfolio to the Bank under the following terms: (i) the transfers were made in accordance with Central Bank regulations governing these types of market transactions; (ii) the transfers were made without recourse for CCF; and (iii) CCF retained custody of the portfolio's documentation, administration and collection, for which the Bank pays a monthly fee.

        The amounts transferred were Ps.132.2 million in March 2012, Ps.51.2 million in May 2012, Ps.23.6 million in August 2012, Ps.51.9 million in June 2014, Ps.119.8 million in June 2015 and Ps.18.5 million in July 2015.

Loan Portfolio Transfers

        On June 24, 2015, CCF transferred Ps.119.8 million of its personal loans to the Bank under the following terms: (i) the transfers were made in accordance with Central Bank regulations governing these types of market transactions ; (ii) the transfers were made with recourse for CCF; and (iii) CCF retained custody of the portfolio's documentation, administration and collection. The price paid for this transaction was $156.9 million.

Irrevocable Capital Contributions and Share Transfers

        On February 23, 2011, the Bank requested the Central Bank's authorization to carry out a transaction under which Julio Patricio Supervielle would make an irrevocable capital contribution to Sofital of Ps.10.8 million to be paid in the form of a transfer of 8,142,476 Class B shares of the Bank, or 2.3% of the Bank's capital stock, to Sofital, and, subsequently, contribute 10,239,196 shares of Sofital to Grupo Supervielle in exchange for shares in Grupo Supervielle. On April 8, 2011, the general shareholders' meeting of Sofital voted, subject to Central Bank approval, to capitalize Julio Patricio Supervielle's capital contribution to Sofital, increasing Sofital's capital stock by 10,778,134 ordinary, nominative, non-endorsable shares of Ps.1.00 nominal value each and entitled to one vote each. This capital increase was issued with an additional paid-in capital equivalent to Ps.1.5844 per share. The number of our total shares and of our shares owned by Julio Patricio Supervielle will increase if the Central Bank approves Mr. Supervielle's contribution of 8,142,476 Class B shares of the Bank to Sofital and the subsequent contribution of 10,239,196 shares of Sofital to Grupo Supervielle in exchange for 2,746,228 shares in Grupo Supervielle at a price per share of par value plus a premium per share of Ps.8.6357 (approval from the Central Bank is still pending and no estimate can be provided with respect to when it will be approved).

        On March 30, 2012, we made an irrevocable capital contribution to Cordial Microfinanzas of Ps.0.4 million for future capital increases. On August 29, 2012, Cordial Microfinanzas capitalized the contribution and we received 119,085 shares of Cordial Microfinanzas.

        On July 30, 2012 a shareholders' meeting approved the capitalization of our debt that Julio Patricio Supervielle held for US$2,003,889 and an increase in capital stock of 840,893.

        On October 2, 2012, the Board of Directors resolved to create Espacio Cordial. Espacio Cordial has authorized capital of Ps.1 million representing 1,000 common shares of which we own 95% and Sofital owns the remaining 5%.

        In June 2013, we made a contribution of capital of Ps.0.4 million to Sofital, increasing our stake in Sofital's capital stock to 95.03%.

        On June 6, 2013, we acquired 95% of the shares of Aseguradores de Créditos del Mercosur S.A.(renamed to Supervielle Seguros) and the remaining 5% was transferred to Sofital. On June 25, 2013, our Board of Directors approved the capital contribution in Supervielle Seguros of Ps.3,505,670, increasing the share capital from Ps.1,625,000 to Ps.5,131,670.

        We made capital contributions to Supervielle Seguros of Ps.4.8 million and Ps.12.5 million on February 25, 2014 and November 26, 2014, respectively. As a result we own 1,393,391 common shares of Supervielle Seguros. The capital contribution of November 26, 2014 is pending the approval by the National Superintendency of Insurance.

        On May 30, 2014, we and Sofital entered into an agreement for the sale of 100% of the shares of Adval S.A. to CAT Technologies S.A. The purchase price is scheduled to be paid in installments due between July 2014 and July 2019. As of December 31, 2014, Grupo Supervielle S.A. recorded a credit of Ps.4.0 million and Sofital S.A. of Ps.0.2 million.

        On June 30, 2015, we and the Bank made capital contributions to Cordial Microfinanzas for a total amount of Ps.11.0 million.

        On June 30, 2015, we and Sofital made capital contributions to Espacio Cordial de Servicios for a total amount of Ps.16.0 million.

DESCRIPTION OF BYLAWS AND CAPITAL STOCK

General

        Prior to the global offering, our share capital is Ps. 248,970,528, and is represented by 126,738,188 Class A shares with a par value of Ps.1.00 each and five votes per share, 119,032,340 Class B shares with a par value of Ps.1.00 each and one vote per share and 3,200,000 preferred shares with a par value of Ps.1.00 each with no voting rights except for matters included in the fourth paragraph of Article 244 of the Argentine Corporate Law and situations in which holders of the preferred shares are not afforded in a timely manner the economic benefits to which they are entitled by virtue of holding such preferred shares. The share capital is fully subscribed and paid-in.

        As of the date of this prospectus, our outstanding shares are issued in registered non-endorsable form. However, on September 15, 2015 our Board of Directors decided to convert our registered non-endorsable shares into book-entry shares and appointed Caja de Valores S.A. as registrar of such book-entry shares. Pursuant to applicable regulation, such conversion will be effective only after the authorization of the public offering of our Class B shares is obtained. We expect that following the global offering, the shares representing our capital increase will be issued in book-entry form.

        At the shareholders' meeting held on October 7, 2015, our shareholders approved a capital increase of up to an aggregate amount of Ps.192,000,000 million to permit the issuance of 167,000,000 Class B shares that we will offer in the global offering and the additional 25,000,000 Class B shares pursuant to the international underwriters' option to purchase additional shares. Our existing shareholders have preemptive rights to subscribe all such Class B shares in a number sufficient to maintain their proportionate holdings in our total capital stock. In addition, our existing shareholders have accretion rights, which permit them to subscribe Class B shares that are not subscribed by other existing shareholders in proportion to the percentage of shares for which subscribing existing shareholders have exercised their preemptive rights. Our existing shareholders of common stock, including the selling shareholders, and the holder of preferred shares (exclusively in the case of conversion of such preferred shares into common stock) have waived the exercise of their preemptive and accretion rights relating to all Class B shares to be issued in connection with the offering and pursuant to the international underwriters' option to purchase additional shares, representing 100% of the preemptive and accretion rights with respect to our capital increases. New shareholders will not have such preemptive and accretion rights in respect of this capital increase but will have such rights in respect of any further capital increase. We will not issue the shares representing the portion of the capital increase not sold in the global offering or the shares representing the portion of the option to purchase additional shares granted to the international underwriters not exercised by such international underwriters.

        Following the global offering, assuming: the placement of all shares offered and no exercise of the option to purchase additional shares, our authorized and issued capital stock will be                         .

        Following the global offering, assuming: the placement of all shares offered and full exercise of the option to purchase additional shares, our authorized and issued capital stock will be                        .

Corporate Purpose

        Our bylaws set forth in Article 4 that our corporate purpose is to carry out financial activities, within or outside of Argentina, either on our own account, or on account of a third party or associated with a third-party, by providing capital, in cash or otherwise, to other existing or newly created companies, assuming their control or not (with the limitations set forth in Section 30 and related sections of the Argentine Corporate Law), or to individuals, as well as stock trading, shares, debentures and all types of securities, the issuance of guarantees, constitution or transfer of secured loans, whether real or not, excluding transactions provided under the Financial Institutions and any other law that requires public bidding. We may exercise mandates, representations, agencies and commissions for all transactions related to financial activity and manage assets and businesses of corporations, persons or entities located in Argentina or abroad. To that extent, and according to our bylaws, we have full legal capacity to acquire rights, incur obligations and exercise any kind of acts not prohibited by law or by our bylaws.

Rights, Preferences and Restrictions of Each Class of Common Shares

        Our Class A shares are entitled to five votes each and our Class B shares are entitled to one vote each during shareholders' meetings, as established in subsection (a) of Article Six of our bylaws.

        However, Class A shares are entitled to only one vote with regard to certain issues detailed in the last paragraph of Article 244 of the Argentine Corporate Law, such as: (i) change of our corporate structure; (ii) our early dissolution; (iii) our relocation abroad; (iv) a fundamental change in our corporate purpose; or (v) total or partial recapitalization of our statutory capital after a loss. The provisions set forth in Article 244 of the Argentine Corporate Law will not apply to the surviving entity in a merger or a split-up. Also, under Article 284 of the Argentine Corporate Law, Class A shares are entitled to only one vote in the election of syndics.

        Upon request from a shareholder of Class A shares, our Board of Directors must convert all or part of such shareholder's Class A shares into Class B shares at an exchange rate of one Class B share per one Class A share. Before making the exchange, the Board will verify that there are no restrictions that prohibit or limit the exchange (subsection b) of Article Six of the bylaws.

        A two thirds vote by our Class A shares is required, regardless of the percentage of capital they represent, in order for us to duly resolve a merger with another company, our voluntary dissolution, our relocation abroad, and the fundamental change in our corporate purpose (subsection d) of Article Six of the bylaws.

        Any person who directly or indirectly acquires through any means or title Class B shares, or any of our stock convertible into Class B shares, in an amount which gives that person control over more than 3% of all Class B shares, must inform us of this within five days (5) of completing the acquisition which causes them to exceed this 3% threshold (subsection e) of Article Six of our bylaws.

        The provisions of subsection (f) of Article Six of our bylaws authorize the total or partial redemption of fully paid-in shares, which must be made on the terms provided in Article 223 of the Argentine Corporate Law (including the condition that the shareholders' meeting set a fair price with respect to the shares to be redeemed) and such other terms as may be determined by our Board of Directors. This partial or total redemption must be approved by the affirmative vote of the absolute majority of the present votes at an extraordinary shareholders' meeting.

Preferred Shares

        Preferred shares may only be issued with the prior approval by a shareholders' general meeting.

        The Argentine Corporate Law and our bylaws permit our shareholders to issue preferred shares and determine their rights during a general shareholders' meeting. These preferred shares may be entitled to accumulated and non-accumulated fixed dividends, with or without additional participation.

        Holders of preferred shares may also have other privileges, such as in the event of liquidation. Holders of preferred shares may also have a right to vote. Additionally, if holders of preferred shares are not paid dividends they shall be entitled to vote. They shall also have a right to vote with respect to special issues, such as a change in our corporate structure, a merger into another company (where we are not the surviving company and the surviving company does not trade on an exchange), early liquidation, our relocation abroad, total or partial recapitalization of our statutory capital after a loss and a fundamental change in our corporate purpose as it is described in our bylaws.

        On December 27, 2012, our shareholders approved the conversion of 1,600,000 Class B shares into preferred shares and on October 7, 2015 our shareholders approved the issuance of an additional 1,600,000 preferred shares. As of the date of this prospectus, 3,200,000 preferred shares are outstanding. Holders of the preferred shares are not entitled to voting rights except for (i) matters included in the fourth paragraph of Article 244 of the Argentine Corporate Law; and (ii) in any situation in which the preferred shareholders are delayed in receiving the benefits to which they are entitled.

        According to the terms approved by the extraordinary shareholders' meeting held on October 7, 2015, preferred shares are entitled to an annual non cumulative preferred dividend of Ps.1.0 per share. This preference will be adjustable according to the following formula: Pn+1=Pn (1+ Bn) where "Pn+1" is the preference of the year "n" plus one; "Pn" is the preference of the year "n"; and "Bn" is Badlar rate, in Ps., published by the Central Bank as of December 31 of the "n" year.

        On October 7, 2015, our shareholders voted to amend the issuance terms and conditions of our 3,200,000 outstanding preferred shares, granting the holder of preferred shares the right to request the conversion of such preferred shares into common Class B shares, such holder having waived the exercise of its preemptive and accretion rights relating to all Class B shares to be issued in connection with this offering (only in the event that such conversion of the preferred shares into common stock has taken place prior to the offering).

Shareholders' Liability

        Shareholders' liability for the losses of a company is limited to the value of the shareholder's shareholdings in the company. According to the Argentine Corporate Law, however, shareholders who have a conflict of interest with the company with respect to certain matters and who do not abstain from voting on such matters may be held liable for damages to the company, provided that their votes were necessary for the adoption of the relevant decision. In addition, shareholders who voted in favor of a resolution that is subsequently declared void by a court as contrary to Argentine laws or a company's bylaws (or regulations, if any) may be held jointly and severally liable for damages to such company, other shareholders or third parties resulting from such resolution. See also "Risk Factors—Risks Related to Our Class B Shares and ADSs—Our shareholders may be subject to liability for certain votes of their securities."

Preemptive Rights and Accretion Rights

        According to the Argentine Corporate Law and Article Six, (subsection c) of our bylaws, in the event of a capital increase, holders of common shares of any class have a preferential right, in proportion to the number of shares they hold, to subscribe to additional shares of the same class as those they own. Holders of preferred shares have a preemptive right to subscribe only with respect to the issuance of preferred shares. Preemptive rights will also be given in the event of an issuance of preferred shares or convertible securities, but will not apply in the event of a conversion of such convertible securities.

        According to Article 15 of our bylaws and Section 216 of the Argentine Corporate Law, no shares issued after this offering may be entitled to multiple votes, except as permitted by applicable law.

        According to Article 194 of the Argentine Corporate Law, shareholders who would have exercised their right to a preemptive subscription and who have indicated their intention to exercise their right to accrue will have the right to assume the preemptive subscription rights of shareholders who do not exercise their right, in proportion to the number of shares bought by said shareholders upon exercising their right to preemptive subscription. The right to a preemptive subscription must be exercised within 30 days of the announcement to shareholders that they can exercise their right. Such announcement must be published for a period of three days in the Official Gazette and in an Argentine newspaper of wide circulation. According to the Argentine Corporate Law, companies that are authorized by the CNV to make public offers of their securities may, upon authorization of an extraordinary shareholders' meeting held in the same place and manner as other shareholders' meetings, reduce this period to 10 days. Any shares which are not subscribed by shareholders pursuant to their preemptive subscription right or right to accrue may be offered to third parties.

Appraisal Rights

        Whenever our shareholders approve:

  •
  A merger or spin-off in which we are not the surviving corporation, unless the acquirer's shares are authorized for public offering or listed on any stock exchange;

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  A transformation of our corporate legal status;

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  A fundamental change in our corporate purpose;

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  A change in our domicile outside Argentina;

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  A voluntary termination of the public offering or listing authorization;

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  A decision in favor of our continuation upon delisting or cancellation of our public offering authorization; or

  •
  A total or partial recapitalization following a mandatory reduction of our capital or liquidation.

any shareholder that voted against such action or did not attend the relevant meeting may exercise appraisal rights, that is, the rights to withdraw and have its shares cancelled in exchange for the book value of its shares, determined on the basis of our latest balance sheet prepared, or that should have been prepared, in accordance with Argentine laws and regulations, provided that such shareholder exercises its appraisal rights within the time frame set forth below.

        Appraisal rights must be exercised within five (5) days following the meeting at which the resolution was adopted in the event of a dissenting shareholder that voted against such resolution, or within 15 days following such meeting in the case of a dissenting shareholder that did not attend the meeting and who can prove that it was a shareholder at the date of the meeting. In the case of mergers or spinoffs involving an entity authorized to make public offering of its shares, appraisal rights may not be exercised if the shares to be received as a result of the transaction are listed in any stock exchange. Appraisal rights are terminated if the resolution giving rise to such rights is overturned at another shareholders' meeting held within 60 days from the last day for our attending shareholders to exercise their appraisal rights.

        Payment of appraisal rights must be made within one year of the date of the shareholders' meeting at which the resolution was adopted, except where the resolution that gave rise to such rights was to delist the capital stock of the company or to reject a public offering or listing proposal, in which case the payment period is reduced to 60 days from the meeting at which the resolution was adopted or from the publication of the notice informing the delisting or rejection of the public offering or listing of the capital stock.

        Because of the absence of legal precedent directly on point, there is doubt as to whether holders of ADSs will be able to exercise appraisal rights either directly or through the depositary with respect to Class B shares in the form of ADSs.

Registration Requirements of Foreign Companies that Hold Class B Shares Directly

        Under the Argentine Corporate Law, foreign companies that hold shares directly (and not as ADSs) in an Argentine company must register with the IGJ in order to exercise certain shareholder rights, including voting rights. The registration requires the filing of corporate and accounting documents in order to demonstrate that the foreign shareholder's principal activity is performed outside Argentina. Therefore, it will have to prove that it is entitled to conduct business in its place of incorporation and meets certain foreign assets requirements.

Liquidation Rights

        In the case of our liquidation or dissolution, our assets will be applied to satisfy our outstanding liabilities and proportionally distributed first among our holders of preferred stock, if any, as per the terms of the preferred stock, if any. If any surplus remains, it will be proportionally distributed among holders of our common stock. Our liquidation will be carried out by the Board of Directors or by the liquidator or liquidators appointed by a shareholders' meeting, under the surveillance of the Supervisory Committee.

Meetings of Shareholders and Voting Rights

Notice of Meetings

        Notices of shareholders' meetings are governed by the provisions of our bylaws, the Argentine Corporate Law and Law No. 26,831. Notice of shareholders' meetings must be published for five days in the Official Gazette, in an Argentine newspaper of wide circulation and in the publications of Argentine authorized markets in which the shares are listed and traded, at least 20 days but not more than 45 days prior to the date on which the meeting is to be held and must include information regarding the type of meeting to be held, the date, time and place of such meeting and the agenda. If a quorum is not available for such meeting, a notice for a second meeting, which must be held within 30 days from the date on which the first meeting was called, must be published for three days, at least eight days before the date of the second meeting. The above-described notices of shareholders' meetings may be effected simultaneously, in the case of ordinary meetings, in order for the second meeting to be held on the same day as the first meeting, one hour after, except in certain circumstances. Shareholders' meetings may be validly held without notice if all shares of our outstanding capital stock are present and resolutions are adopted by unanimous vote of such shares.

        The quorum for an ordinary shareholders' meeting is the majority of the share capital entitled to vote. The quorum for an extraordinary meeting is at least 60% of the share capital entitled to vote. Shareholders may attend in person or by proxy. Directors, syndics, members of the Supervisory Committee, managers and employees of the Company may not hold proxies in representation of shareholders. If the quorum is not achieved, meetings may be reconvened with lower quorum requirements. According to our bylaws, the quorum for the second meeting of an extraordinary meeting will be satisfied with any presence of shareholders. Decisions at an ordinary or extraordinary shareholders' meeting require the affirmative vote of the absolute majority of the present votes. Class B shares are entitled to one vote per share. Class A shares are entitled to five votes per share, except in those cases described below.

        The Argentine Corporate Law requires that certain resolutions, such as early dissolution, major changes in corporate purpose or the transfer of a company's legal domicile abroad, be decided by the majority of all outstanding shares and without allowing multiple votes per share, except in the case of the surviving entity in a merger or a split-up. Under Article 284 of the Argentine Corporate Law, Class A shares are entitled to one vote only in the election of syndics. Our bylaws require a two thirds vote by Class A shares, regardless of the percentage of capital they represent, in order for us to duly resolve a merger with another company, our voluntary dissolution, our relocation abroad, and the fundamental change in our corporate purpose (subsection d) of Article six of the bylaws).

Election of Directors

        The board is made up of the number of members determined at the ordinary shareholders' meeting, between a minimum of three and a maximum of nine directors. The shareholders may appoint as many alternate directors as there are effective directors, and for the same term in order to cover any vacancy and in the order in which they were elected.

        Board members are appointed at the annual ordinary shareholders' meeting.

        Directors will be elected for a term of two years when the Board is composed of three to eight members, and for a term of three years when the Board is composed of nine members.

        According to our bylaws, if our Board of Directors is composed of six or more members, their election will be staggered. If the ordinary shareholders' meeting appoints six, seven or eight directors, half of our board will be elected annually if there is an even number of members, and the whole number of directors calculated by dividing the total number of members of our board by half and rounding either up or down based, as appropriate in each alternating year, will be elected if there is an odd number of members. In such circumstances, the shareholders will decide which one of the new directors is appointed for a term of one or two years for the purposes of electing half of our Board. If nine directors are appointed, a third of our board will be elected annually. In such circumstances, the shareholders will decide which one of the new directors is appointed for a term of one, two or three years, for the purposes of electing a third of our Board. In each case at least three directors shall be elected at each ordinary shareholders' meeting.

        Pursuant to section 257 of the Argentine Corporate Law, the directors maintain their positions until the following annual ordinary shareholders' meeting where directors are appointed.

        Argentine Corporate Law reserves the right to cumulative voting in order to elect up to one third of the directors to fill vacancies of the board of directors, sharing such part with candidates voted for by means of the plural system. Cumulative voting is a system designed to protect non-controlling interests results, as it gives rise to the possibility, but does not ensure, that non-controlling interests results will be able to elect some of their candidates to the board of directors. Such system works by multiplying the number of votes corresponding to the members that are taking part in the proceeding by the number of contemplated vacancies, which cannot exceed one third of the vacancies. The larger the number of vacancies, the greater the possibility that minority groups or shareholders will win positions in the board of directors.

Mandatory Tender Offer Regime

        We are subject to the mandatory tender offer rules set forth in Law No. 26,831. These rules provide that in certain circumstances an OPA with respect to some or all of our outstanding shares must be launched. The circumstances include situations in which anyone intends to purchase, either directly or indirectly, for cash, either individually or collectively, either in one act or in a series of successive acts during a period of 90 consecutive days, a number of voting shares, subscription rights or stock options, convertible negotiable securities or similar securities which together with that person's existing holdings could, directly or indirectly, entitle such person to subscribe, purchase or convert voting shares, shares entitled to or that once exercised grant the right to a "significant share" in the voting capital stock of a publicly traded company.

        In such circumstances, the OPA must be launched by the prospective purchaser within 10 days of having made the decision to participate in such offer.

        Such obligation is not applicable in cases where the acquisition would not trigger a change of control of the company. It also does not apply in cases where there is a change of control as a consequence of a corporate reorganization or as a consequence of mere redistributions of shares among companies of the same group.

Concept of a "Significant Share"

        The regulations establish a duty to effect an offer with respect to part or all of the outstanding shares of the company depending on the percentage of the voting capital stock to be acquired. The regulations provide for the following duties relating to the OPA:

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  Whenever the goal is to acquire a holding equal to or greater than 15% of the voting capital stock or of the company votes, the offer must be made for a number of securities that would enable the purchaser to acquire at least 50% of the voting capital stock of the affected company.

  •
  Whenever an entity already has a holding equal to or greater than 15% of the voting capital stock or the votes of the company, but less than 51% of such rights, and the intention is to increase such shareholding in the affected company's capital stock at least 6% during a 12-month period, the offer shall be made on the number of securities representing at least 10% of the voting capital stock of the affected company.

  •
  Whenever a holding equal to or greater than 51% of the voting capital stock or the votes of the company is sought, the offer shall be made for the number of securities that would enable the purchaser to obtain 100% of the voting capital stock of the affected company. The application of this stipulation shall have priority over the stipulations discussed in the preceding paragraphs.
Determination of the OPA Price in the Case of a Change in Control

        The price shall be determined by the offeror with the following exceptions:

  •
  If the purchaser has purchased other securities related to the offering within the 90 days prior to the announcement of the offer, the price cannot be lower than the highest price the purchaser paid in such transactions.

  •
  If the purchaser has obtained firm sale commitments from the controlling shareholder or other shareholders entitled to take part in the public offering, the price cannot be lower than the price provided for in such commitments.

        In order to determine the price, the purchaser shall also consider the following criteria, according to the CNV Rules: (i) book value of the shares; (ii) valuation of the target company according to discounted cash flows (DCF) or other applicable valuation criteria applicable to comparable business; and (iii) average price of the shares for the last six months before the "offer." Based on certain interpretations of Law No. 26,831 and the CNV Rules, there is no certainty as to whether the average price of the shares for the last six months before the "offer" should be considered as a minimum price. The price could be challenged by both the CNV and any offeree shareholder.

        According to subsection (g) of Article Six of our bylaws, if an OPA on any class of our common shares takes place, the difference in voting rights between classes of shares should be reasonably weighed to determine the price to be offered to their holders.

Penalties for Breach

        Without prejudice to the penalties established by the CNV, Law No. 26,831 provides that purchases in violation of such regime will be declared irregular and ineffective for administrative purposes by the CNV and cause the auction of the shares acquired in violation of the applicable regulation, without prejudice to the penalties that may correspond.

Tender Offer Regime in the Case of a Voluntary Withdrawal from the Public Offering and Listing System in Argentina

        Law 26,831 and CNV regulations also established that when a company whose shares are publicly offered and listed in Argentina agrees to withdraw voluntarily from the public offering and listing system in Argentina, it must follow the procedures provided for in the CNV's regulations and it must likewise launch an OPA for its aggregate shares or subscription rights or securities convertible into shares or stock options under the terms provided for in such regulation. It is not necessary to extend the public offering to those shareholders that voted for the withdrawal at the shareholders' meeting.

        The acquisition of one's own shares must be made with liquid and realized profits or with free reserves, whenever paid up in full, and for the amortization or disposition thereof, within the term set forth in Section 221 of the Argentine Corporate Law and the company must present the CNV with evidence that it has the necessary solvency to effect such purchase and that the payment for the shares will not affect its solvency.

        According to Section 98 of Law No. 26,831 the price offered in the case of a voluntary withdrawal from the public offering and listing system in Argentina should be equitable and take into account the following relevant criteria:

  •
  The equity value of the shares, taking into account a special financial statement for the withdrawal from the public offering system or listing;

  •
  The value of the company, in accordance with discounted cash flow criteria and ratios applicable to comparable businesses or companies;

  •
  The company's liquidation value;

  •
  Average quotation prices on the stock exchange where the shares are listed during the six month period immediately preceding the withdrawal application, regardless of the number of sessions necessary for such negotiation; and

  •
  The consideration offered before, or the placement of the new shares, in the event that a public offering has been made with regard to the same shares or if new shares have been issued, if applicable, during the last year, to be counted as of the date of the agreement for the withdrawal application.

        Under no circumstances can the price offered be lower than the price indicated in the fourth bullet above.

Mandatory or Voluntary Tender Offer in the Case of Near-total Control

        If a shareholder or group of shareholders holds, directly or indirectly, 95% or more of the outstanding capital stock of a publicly traded Argentine company, any minority shareholder may request that the controlling shareholder launch an OPA for all outstanding shares of such company. In addition, a person that holds, directly or indirectly, 95% or more of the outstanding capital stock of a publicly traded Argentine company may issue a unilateral declaration of its intention to purchase all outstanding shares of such company within six months following the date of acquisition of near-total control and withdraw the company from public offering and its shares from listing and trading. The price offered should be an equitable price, following the criteria set forth in Law 26,831, but in no case may it be lower than the average trading price of such shares during the six-month period preceding the OPA application.

Shareholder Claims

        Pursuant to article 46 of Law No. 26.831, companies whose shares are listed on any authorized market (including the MERVAL), such as we intend our shares to be, are subject to the jurisdiction of the arbitration court of such authorized market for all matters concerning such companies' relationship with shareholders and investors, without prejudice to the right of shareholders and investors to submit their claims to the courts of the City of Buenos Aires.

Corporate Governance

        We comply with the Argentine Corporate Law and CNV rules and regulations, and will be in compliance with Law No. 26,831 and CNV corporate governance regulations upon completion of the global offering.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

        The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each ADS will represent                Class B shares (or a right to receive                Class B shares) deposited with the principal Buenos Aires office of Banco Santander Rio S.A., as custodian for the depositary. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary's office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon's principal executive office is located at 225 Liberty Street, New York, New York 10286.

        You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

        Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

        As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Argentine law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

        The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. Directions on how to obtain copies of those documents are provided on "Where You Can Find More Information."

Dividends and Other Distributions

How will you receive dividends and other distributions on the Class B shares?

        The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

        Cash.    The depositary will convert any cash dividend or other cash distribution we pay on the Class B shares into U.S. dollars if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

        Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See "Taxation." It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

        Shares.    The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

        Rights to purchase additional shares.    If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

        Other distributions.    The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

        The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our Class B shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

        The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

        You may surrender your ADSs for the purpose of withdrawal at the depositary's office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

        You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

        ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders' meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of Argentina and of our bylaws or similar documents, to vote or to have its agents vote the Class B shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so. However, the depositary is not required to vote any Class B shares as to any matter unless, if so reasonably requested, it has received an opinion from our counsel that is reasonably satisfactory to it to the effect that that matter is not contrary to Argentine law or our by-laws (or regulations, if any).

        Except by instructing the depositary as described above, you will not be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed or as described in the following sentence. If we asked the depositary to solicit your instructions at least 30 days before the meeting date but the depositary does not receive voting instructions from you by the specified date, it will consider you to have authorized and directed it to give a discretionary proxy to a person designated by us to vote the number of deposited securities represented by your ADSs. The depositary will give a discretionary proxy in those circumstances to vote on all questions to be voted upon unless we notify the depositary that:

  •
  we do not wish to receive a discretionary proxy;

  •
  there is substantial shareholder opposition to the particular question; or

  •
  the particular question would have an adverse impact on our shareholders.

        We are required to notify the depositary if one of the conditions specified above exists.

        We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your voting rights and there may be nothing you can do if your shares are not voted as you requested.

        In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property
Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates
$0.05 (or less) per ADS	Any cash distribution to ADS holders
A fee equivalent to the fee that would be payable if securities distributed to you had been Class B shares and the Class B shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) which are distributed by the depositary to ADS holders
$0.05 (or less) per ADS per calendar year	Depositary services
Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares
Expenses of the depositary	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement) converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian have to pay on any ADSs or shares underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

        The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

        From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

        The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to Owners, subject to the depositary's obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Payment of Taxes

        You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

        The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

        If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

        If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

        If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

        If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender or of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

        We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

        The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if

  •
  60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

  •
  we delist our shares from an exchange on which they were listed and do not list the shares on another exchange;

  •
  we become insolvent or enter insolvency proceedings

  •
  all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

  •
  there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

  •
  there has been a replacement of deposited securities.

        If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

        After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

        The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

  (i)
  are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

  (ii)
  are not liable if we are or it is prevented or delayed by law or circumstances beyond our or its control from performing our or its obligations under the deposit agreement;

  (iii)
  are not liable if we or it exercises discretion permitted under the deposit agreement;

  (iv)
  are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

  (v)
  have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

  (vi)
  are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

  (vii)
  may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

        In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

        Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

  (i)
  payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

  (ii)
  satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

  (iii)
  compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

        The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Class B Shares Underlying your ADSs

        ADS holders have the right to cancel their ADSs and withdraw the underlying Class B shares at any time except:

  (i)
  when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of Class B shares is blocked to permit voting at a shareholders' meeting; or (iii) we are paying a dividend on our Class B shares;

  (ii)
  when you owe money to pay fees, taxes and similar charges; or

  (iii)
  when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of Class B shares or other deposited securities.

        This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

        The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying Class B shares. This is called a pre-release of the ADSs. The depositary may also deliver Class B shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADSs instead of Class B shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (i) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the Class B shares or ADSs to be deposited; (ii) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (iii) the depositary must be able to close out the pre-release on not more than five business days' notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Direct Registration System

        In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

        In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary's reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection of Register of Holders of ADSs

        The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

DIVIDENDS AND DIVIDEND POLICY

        In accordance with Argentine Corporate Law, our bylaws and CNV regulations, we may make one or more declarations of dividends with respect to any year, including anticipated dividends, out of our distributable net income (ganancias líquidas y realizadas) as reflected in our consolidated balance sheet, or consolidated special interim balance sheet in case of anticipated dividends.

        Declaration and payment of dividends to all holders of each class of our shares (Class A, Class B and the preferred shares), to the extent funds are legally available, is determined by all of our shareholders with voting rights (ie., our Class A and Class B shareholders) at the annual ordinary shareholders' meeting. At such annual ordinary shareholders' meeting, our Class A shares will be entitled to five votes each and our Class B shares will be entitled to one vote each. It is the responsibility of our Board of Directors to make a recommendation to our shareholders with respect to the amount of dividends to be distributed. The Board of Directors' recommendation will depend on a number of factors, including but not limited to, our operating results, cash flow, financial condition, capital position, legal requirements, contractual and regulatory requirements, and investment and acquisition opportunities. As a general rule, the Board of Directors will favor efficient use of capital in its recommendation-making process. Thus, the Board will recommend reinvesting earnings when there are investment opportunities or it will recommend distributing dividends when there is excess capital.

        Our Board of Directors does not intend to recommend the distribution of material dividends for the 2015 fiscal year. However, shareholders are ultimately entitled to overrule the recommendation of the Board of Directors through the affirmative vote of the absolute majority of the present votes at an ordinary shareholders' meeting.

        The Board of Directors may also decide and pay anticipated dividends. In such instance, each individual director and member of the Supervisory Committee will be jointly and severally liable for the payment of such dividends if our retained earnings for the year for which such dividends were paid is insufficient to cover the payment of such dividends.

        On December 27, 2012, our shareholders approved the conversion of 1,600,000 Class B shares into preferred shares and on October 7, 2015 our shareholders approved the issuance of an additional 1,600,000 preferred shares. As of the date of this prospectus, 3,200,000 preferred shares are outstanding.

        According to the terms approved by the extraordinary shareholders' meeting held on October 7, 2015, holders of the preferred shares are entitled to an annual non-cumulative preferred dividend of Ps.1 per share. This preference will be adjustable according to the following formula: Pn+1=Pn (1+ Bn) where "Pn+1" is the preference of the year "n" plus one; "Pn" is the preference of the year "n"; and "Bn" is Badlar rate, in Ps., published by the Central Bank as of December 31 of the "n" year.

        Dividends are distributed on a pro rata basis according to the number of common shares held by the shareholder. Subject to completion of the global offering, and after giving effect thereto, all shares of our capital stock, other than our preferred shares, will rank pari passu with respect to the payment of dividends, regardless of class. Under CNV regulations, cash dividends must be paid to the shareholders within 30 days of their approval. In the case of stock dividends, shares are required to be delivered within three months of our receipt of notice of authorization by the CNV for the public offering of such shares. The right of shareholders to demand payment of dividends shall toll three years after the date on which we first make them available to shareholders. Any dividends that are not claimed during this period are deemed extraordinary gains by us.

        In accordance with Argentine law, our bylaws and CNV regulations, we are required to allocate to our legal reserve 5% of our yearly income, plus or minus the results of prior years, until our legal reserve equals 20% of our adjusted capital stock. Under Argentine Corporate Law and our bylaws, our yearly net income (as adjusted to reflect changes in prior results) is allocated in the following order:

(i) to comply with the legal reserve requirement; (ii) to pay the accrued fees of the members of the Board of Directors and Supervisory Committee; (iii) to pay dividends on preferred stock, which shall be applied first to pending and unpaid accumulated dividends; and (iv) the remainder of the net income for the year may be distributed as additional dividends on preferred stock, if any, or as dividends on common stock, or may be used for voluntary or contingent reserves, or as otherwise decided by our shareholders at the annual ordinary shareholders' meeting.

        Holders of ADSs will be entitled to receive any dividends payable in respect of our underlying Class B shares. We will pay cash dividends to the ADS depositary in U.S. dollars abroad, although we reserve the right to pay cash dividends in Pesos in Argentina if so required by applicable foreign exchange regulations in place at the time of payment. The ADS deposit agreement provides that the depositary will convert cash dividends received by the ADS depositary in Pesos to U.S. dollars: if so permitted by, and subject to the limits set forth in, applicable foreign exchange regulations in place at such time and, after deduction or upon payment of fees and expenses of the ADS depositary and deduction of other amounts permitted to be deducted from such cash payments in accordance with the ADS deposit agreement (such as for unpaid taxes by the ADS holders in connection with personal asset taxes or otherwise), will make payment to holders of our ADSs in U.S. dollars. If dividend payments cannot be made in U.S. dollars outside of Argentina, the transfer outside of Argentina of any funds collected by foreign shareholders in Pesos in Argentina may be subject to certain restrictions. Although the transfer of funds abroad by local companies to pay annual dividends only to foreign shareholders based on approved and fully audited financial statements does not require formal approval by the Argentine Central Bank, however, the recent decrease in availability of U.S. dollars in Argentina has led the Argentine government to impose informal restrictions that may consist of de facto measures restricting local residents and companies from purchasing foreign currency through the MULC to make payments abroad, such as dividends, among others. See "Exchange Controls" and "Risk Factors"

        We are a holding company, and in addition to certain management fees we collect from some of our subsidiaries, our main source of cash to pay dividends are the dividends we receive from our subsidiaries. We therefore depend on the results of operations, cash flow and distributable income of our operating subsidiaries, principally the Bank.

        We and our subsidiaries are subject to contractual, legal and regulatory requirements affecting our ability to pay dividends.

        In particular, pursuant to Central Bank Communication "A" 5273, as amended and supplemented, dividend distribution by the Bank is subject to prior approval by the Superintendency. A financial institution must submit a request to distribute dividends within 30 days prior to the shareholders' meeting that will approve its annual financial statements. A request will only be approved if during the month preceding the request, the following requirements are met:

  (i)
  the financial institution is not subject to a liquidation procedure or the mandatory transfer of assets by the Central Bank in accordance with sections 34 or 35 bis of the FIL;

  (ii)
  the financial institution is not receiving financial assistance from the Central Bank;

  (iii)
  the financial institution is in compliance with its reporting obligations to the Central Bank;

  (iv)
  the financial institution is in compliance with minimum capital requirements (both on an individual and consolidated basis and excluding any individual franchises granted by the Superintendency) and with minimum cash reserves (on average) whether in Pesos, foreign currency or securities issued by the public sector; and

  (v)
  the financial institution is not subject to any significant fines, debarment, suspension, revocation or prohibition imposed in the last five years by the Central Bank, the UIF, the CNV, and/or the National Superintendency of Insurance (Superintendencia de Seguros de la

    Nación), except when such financial institution has implemented corrective measures that are satisfactory to the Superintendency (such corrective measures would also be brought to the attention of the regulatory body that originally imposed the sanction). The Superintendency also takes into consideration information that it receives from, and/or sanctions imposed by, equivalent foreign agencies or authorities. When weighing the significance of the sanctions, the Superintendency takes into account the type of sanctions, the underlying reason for such sanctions and the amount of sanctions imposed on the financial institution. Additionally, the Superintendency factors in the degree of participation in the events leading up to the sanction, the economic effects of the violation, the degree of damage caused to third parties, the economic benefit that the sanctioned party received from the violation, the sanctioned party's operating volume, its liability and the title or function that such party holds.

        Dividends cannot be paid, however, in any of the following circumstances:

  (i)
  if the average minimum cash reserve is lower than the amount of cash required by the latest reported position or the pro forma position after making the dividend payment; and/or

  (ii)
  if the minimum regulatory capital after making the dividend payment is lower than the minimum capital required increased by 75%; and/or

  (iii)
  if the financial institution received any kind of financial assistance from the Central Bank due to liquidity problems, pursuant to Section 17 of the Central Bank's charter. See "Argentine Banking Regulation—Liquidity and Solvency Requirements—Requirements Applicable to Dividend Distribution."

        Although distribution of dividends by the Bank has been authorized by the Central Bank at times, no assurance can be given that the Central Bank will continue to grant the Bank the authorization to distribute dividends approved by its shareholders at the annual ordinary shareholders' meeting or that such authorization will be for the full amount of dividends that the Bank may distribute pursuant to applicable regulation.

        Since the date of entry into force of Law No. 26,893, dividends distributed, whether in cash, property or any other kind—except in fully paid shares ("acciones liberadas")—are subject to an income tax withholding (the "Dividend Tax") at a 10% rate on the amount of such dividends, in respect of both Argentine and non-Argentine individual resident shareholders. However, if dividends are distributed to local companies, the Dividend Tax should not apply on such transactions. We withhold and pay this tax on behalf of our shareholders and set off the applicable tax against any amount due to our shareholders.

        We are required to pay personal assets tax corresponding to Argentine and foreign individuals and foreign entities for the holding of our shares at December 31 of each year. We pay this tax on behalf of our shareholders, whenever applicable, and are entitled, pursuant to the Personal Assets Tax Law, to seek reimbursement of such paid tax from the applicable shareholders in various ways, including by withholding dividends. See "Taxation—Material Argentine Tax Considerations—Personal assets tax."

        Over the past five years, we received dividend payments in cash from SAM for 2014, 2013, 2012, 2011 and 2010 of Ps.17.1 million, Ps.16.1 million, Ps.9.0 million, Ps.3.8 million and Ps.3.8 million, respectively, and from Adval for 2010, totaling Ps.0.7 million. We did not receive dividend payments from the Bank and our other subsidiaries. However, we received a distribution of dividends in the form of Bank shares for 2012 for an amount equal to Ps.97.4 million.

        Grupo Supervielle paid dividends to its shareholders for 2014, 2013, 2012, 2011 and 2010 totaling approximately Ps.7.4 million, Ps.8.3 million, Ps 8.7 million, Ps.24.4 million and Ps.6.9 million, respectively.

TAXATION

        The following discussion contains a description of the principal Argentine and United States federal income tax consequences of the acquisition, ownership and disposition of our Class B shares or ADSs, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase our Class B shares or ADSs and is not applicable to all categories of investors, some of which may be subject to special rules, and does not specifically address all of the Argentine and Unites States federal income tax considerations applicable to any particular holder. This summary is based upon the tax laws of Argentina and the regulations thereunder and the tax laws of United States and the regulations thereunder as in effect on the date of this prospectus, which are subject to change, possibly with retroactive effect, and to differing interpretations. Each prospective purchaser is urged to consult its own tax advisor about the particular Argentine and United States federal income tax consequences to it of an investment in our Class B shares or ADSs. This discussion is also based upon the representations of the depositary and on the assumption that each obligation in the deposit agreement among us, The Bank of New York Mellon, as depositary and the registered holders and beneficial owners of our ADSs, and any related documents, will be performed in accordance with its terms.

Material Argentine Tax Considerations

        The following summary of certain Argentine tax matters is based upon the tax laws of Argentina and regulations thereunder as of the date of this prospectus, and is subject to any subsequent change in Argentine laws and regulations which may come into effect after such date. This summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a holder of such securities. No assurance can be given that the courts or tax authorities responsible for the administration of the laws and regulations described in this prospectus will agree with this interpretation. Holders should carefully read "Risk Factors—Risks Related to Our ADSs and the Offering—Changes in the Argentine tax laws may adversely affect the results of our operations and the tax treatment of our Class B shares and ADSs" and consult their tax advisors regarding the tax treatment of our Class B shares and ADSs.

Taxation on dividends

        According to Law No. 26,893, dividends distributed, whether in cash, property or any other kind—except in fully paid shares (acciones liberadas)—are subject to an income tax withholding, or the "Dividend Tax," at a 10% rate on the amount of such dividends, in respect of both Argentine and non-Argentine resident shareholders. However, if dividends are distributed to Argentine companies, no Dividend Tax should apply.

        Dividends paid in excess of the Taxable Accumulated Income, as defined below, at the previous fiscal period will be also subject to an additional withholding tax, or the "Equalization Tax", at the rate of 35% applicable on such excess and regarding both Argentine and non-Argentine resident shareholders. Equalization Tax is applicable when dividends distributed are greater than the income determined according to the application of the Argentine income tax law, accumulated at the fiscal year immediately preceding the year on which the distribution is made, referred to as "Taxable Accumulated Income."

        The Dividend Tax and the Equalization Tax will be imposed as a withholding tax on the shareholder receiving the dividend. In case both the Dividend Tax and the Equalization Tax apply, the latter should be applied first and then the 10% rate of the Dividend Tax should be applied on the remaining amount of dividends (i.e., on the existing amount of dividends after the Equalization Tax has been deducted from the gross dividend amount).

        Following the amendments made by Law No. 26,893 and its implementing Decree 2334/13, the tax treatment applicable to dividends obtained by Argentine and non-Argentine beneficiaries as a result of the holding of ADSs is open to interpretation. Therefore, holders are encouraged to consult a tax advisor as to the particular Argentine income tax consequences derived from any profit distributions we may make not only on our Class B shares but also on the ADSs.

Capital gains

        The results derived from the transfer of shares, quotas and other equity interests, titles, bonds and other securities of Argentine companies are subject to Argentine income tax, regardless of the type of beneficiary who obtains the income.

        Capital gains obtained by Argentine corporate entities (in general, entities organized or incorporated under Argentine law, certain traders and intermediaries, local branches of non-Argentine entities, sole proprietorships and individuals carrying on certain commercial activities in Argentina) derived from the sale, exchange or other disposition of shares are subject to income tax at the rate of 35% on net income.

        Due to the recent amendments made to the Argentine income tax law, income derived by Argentine resident individuals from the sale of shares and other securities is subject to income tax at a 15% rate on net income, unless such securities were traded in stock markets and/or have public offering authorization, in which case an exemption applies. The implementing Decree 2334/2013 introduced a provision stating that the exemption includes income derived from the sale of shares and other securities made through a stock exchange market duly authorized by the CNV.

        It is not clear whether the term "includes" (as used in the implementing Decree 2334/2013) means that the exemption only refers to sales of securities made through a stock exchange market duly authorized by the CNV or whether the implementing Decree 2334/2013 intended to clarify that such sales were just one of the possibilities that may be covered by the exemption (in addition to publicly offered authorized securities, as provided in the Argentine Income Tax Law). Certain qualified tax authorities have publicly opined that the exemption exclusively refers to sales of securities made through a stock exchange market duly authorized by the CNV.

        Capital gains obtained by non-Argentine resident individuals or non-Argentine entities from the sale, exchange or other disposition of shares would be subject to income tax, as the abovementioned exemption for shares is not applicable to non-Argentine beneficiaries. Therefore, the gain derived from the disposition of shares by non-Argentine residents or non-Argentine individuals is subject to Argentine income tax at a rate of 15% either (i) on the net amount resulting from deducting from the sale price of the acquisition cost and the expenses incurred in Argentina necessary for obtaining, maintaining and conserving this asset, as well as the deductions admitted by the Argentine income tax law or (ii) on the net presumed income provided by the Income Tax Law for this type of transaction (i.e. 90%), which results in an effective rate of 13.5% of the sales price. There is currently no regulation under Argentine law with respect to how this election is made. When both the seller and the buyer are non-residents, the person liable to pay the tax shall be the buyer of the shares, quotas, equity interests and other securities transferred. However, as of the date of this prospectus, no regulations have been issued stipulating the withholding and payment mechanism that the non-resident buyer should follow.

        Following the amendments made by Law No. 26,893, and its implementing Decree 2334/13, the tax treatment applicable to income obtained by non-Argentine resident beneficiaries from the sale of ADSs is open to interpretation. Additionally, should sale of ADSs take place between non-Argentine parties and such sale were deemed to give rise to Argentine source income, as of the date of this prospectus no regulations have been issued yet regarding the mechanism through which payment would be effectuated to satisfy such obligation. Therefore, holders of our Class B shares or ADS are encouraged to consult a tax advisor as to the particular Argentine income tax consequences derived from holding and disposing of not only our Class B shares but also the ADSs.

Personal assets tax

        Argentine entities, such as us, have to pay the personal assets tax corresponding to Argentine and foreign domiciled individuals and foreign domiciled entities for the holding of our shares. The applicable tax rate is 0.5% and is levied on the proportional net worth value (valor patrimonial proporcional), or the book value, of the shares arising from the last balance sheet of the Argentine entity calculated under Argentine GAAP.

        Pursuant to the Personal Assets Tax Law, the Argentine company is entitled to seek reimbursement of such paid tax from the applicable Argentine domiciled individuals and/or foreign domiciled shareholders.

Value added tax

        The sale, exchange or other disposition of our Class B shares and ADSs, and the distribution of dividends in connection therewith, are exempted from the value added tax.

Tax on debits and credits on Argentine bank accounts

        Credits to and debits from bank accounts held at Argentine financial institutions, as well as certain cash payments, are subject to this tax, which is assessed at a general rate of 0.6%. There are also increased rates of 1.2% and reduced rates of 0.075% that may apply in certain cases. Owners of bank accounts subject to the general 0.6% rate may consider 34% of the tax paid upon credits to such bank accounts and taxpayers subject to the 1.2% rate may consider 17% of all tax paid upon credits to such bank accounts as a credit against income tax or tax on presumed minimum income. When financial institutions governed by Law No. 21,526 make payments acting in their own name and on their own behalf, the application of this tax is restricted only to certain specific transactions. Such specific transactions include, among others, dividends or profits distributions.

Tax on minimum presumed income

        Entities domiciled in Argentina are subject to this tax at the rate of 1% applicable over the total value of their taxable assets, to the extent it exceeds in the aggregate an amount of Ps.$200,000. Specifically, the law establishes that banks, other financial institutions and insurance companies will consider a taxable base equal to 20% of the value of taxable assets. This tax shall be payable only to the extent the income tax determined for any fiscal year does not equal or exceed the amount owed under the tax on minimum presumed income. In such case, only the difference between the tax on minimum presumed income determined for such fiscal year and the income tax determined for that fiscal year shall be paid. Any tax on minimum presumed income paid will be applied as a credit toward income tax owed in the immediately-following 10 fiscal years. Please note that shares and other equity participations in entities subject to tax on minimum presumed income are exempt from this tax.

Turnover tax

        In addition, gross turnover tax could be applicable to Argentine residents on the transfer of shares and on the payment of dividends to the extent such activity is conducted on a regular basis within an Argentine province or within the City of Buenos Aires. However, under the Tax Code of the City of Buenos Aires, any transactions with shares, as well as the payment of dividends are exempt from gross turnover tax.

        Holders of our Class B shares or ADSs are encouraged to consult a tax advisor as to the particular Argentine gross turnover tax consequences derived from holding and disposing of our Class B shares or ADS.

Stamp taxes

        Stamp tax is a local tax that is levied based on the formal execution of public or private instruments.

        Documents subject to stamp tax include, among others, all types of contracts, notarial deeds and promissory notes. Each province and the City of Buenos Aires have its own stamp tax legislation.

        Stamp tax rates vary according to the jurisdiction and type of agreement involved. In certain jurisdictions, acts or instruments related to the negotiation of shares and other securities duly authorized for its public offering by the CNV are exempt from stamp tax.

Other taxes

        There are no Argentine federal inheritance or succession taxes applicable to the ownership, transfer or disposition of our shares. The provinces of Buenos Aires and Entre Ríos establish a tax on free transmission of assets, including inheritance, legacies, donations, etc. Free transmission of our shares could be subject to this tax. In the case of litigation regarding the shares before a court of the City of Buenos Aires, a 3% court fee would be charged, calculated on the basis of the claim.

Tax treaties

        Argentina has signed tax treaties for the avoidance of double taxation with several countries, although there is currently no tax treaty or convention in effect between Argentina and the United States.

        THE ABOVE SUMMARY IS NOT INTENDED TO BE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP OR DISPOSITION OF CLASS B SHARES OR ADSs. HOLDERS ARE ADVISED TO CONSULT THEIR TAX ADVISORS CONCERNING THE TAX CONSEQUENCES ARISING IN EACH PARTICULAR CASE.

United States Federal Income Tax Considerations

        This summary describes certain U.S. federal income tax consequences for a U.S. holder (as defined below) of acquiring, owning, and disposing of the Class B shares and ADSs. The discussion does not apply to certain classes of holders, such as holders who own or are deemed to own 10% or more of our voting stock, dealers in securities or currencies, traders that elect mark-to-market accounting for securities holdings, banks, financial institutions, insurance companies, tax-exempt organizations, persons holding the Class B shares or ADSs as a position in a "straddle" or conversion transaction, or as part of a "synthetic security" or other integrated financial transaction, or persons that have a functional currency other than the U.S. dollar, all of which may be subject to rules that differ significantly from those described below. This discussion assumes that the Class B shares and ADSs are held as "capital assets" for U.S. federal income tax purposes.

        This summary is based on the provisions of the Internal Revenue Code of 1986, as amended ("the Code"), Treasury regulations, administrative rulings and judicial authority, all as in effect as of this date. All of these laws and authorities are subject to change, possibly on a retroactive basis. You should consult your own tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of purchasing, owning and disposing of the Class B shares and ADSs in light of your particular circumstances.

        For purposes of this summary, you are a U.S. holder if you are a beneficial owner of Class B shares or ADSs and you are, for U.S. federal income tax purposes, a citizen or resident of the United States, a U.S. domestic corporation, or otherwise subject to U.S. federal income tax on a net income basis with respect to income from the Class B shares and ADSs.

        If an entity treated as a partnership for U.S. federal income tax purposes holds the Class B shares or ADSs, the tax treatment of the partnership and its partners will depend upon their status and activities. Any such entity should consult its own tax adviser regarding the U.S. federal income tax considerations applicable to it and its partners relating to the purchase, ownership and disposition of the Class B shares and ADSs.

        In general, if you are the beneficial owner of ADSs, you will be treated as the beneficial owner of the Class B shares represented by those ADSs for U.S. federal income tax purposes, and no gain or loss will be recognized if you exchange an ADS for the Class B shares represented by that ADS.

        The following discussion generally assumes that we are not, and will not become, a passive foreign investment company ("PFIC"). See "Dividends" below for further discussion.

Dividends

        The gross amount of distributions paid with respect to the Class B shares or ADSs (including the amount of any Argentine taxes withheld) will be treated as dividends to the extent paid out of the Company's current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because the Company does not maintain calculations of its earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported to you as dividends. The dividends will be treated as foreign-source income and will not be eligible for the dividends-received deduction generally available to U.S. corporations. Dividends paid in Pesos will be included in a U.S. holder's income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date of a U.S. holder's receipt, or in the case of ADSs, the depositary's receipt of the dividend, regardless of whether the payment is in fact converted into U.S. dollars. If such a dividend is converted into U.S. dollars on the date of receipt, you generally should not be required to recognize foreign currency gain or loss in respect of the dividend income. If such a dividend is not converted into U.S. dollars on the date of receipt, a U.S. holder generally will have a basis in the non-U.S. currency equal to its U.S. dollar value on that date. A U.S. holder generally will be required to recognize foreign currency gain or loss realized on a subsequent conversion or other disposition of such currency, which will be treated as U.S.-source ordinary income or loss.

        Dividends received by certain non-corporate U.S. holders will generally be subject to taxation at reduced rates if the dividends are "qualified dividends." Subject to applicable limitations, dividends paid on the ADSs will be treated as qualified dividends if (i) the ADSs are readily tradable on an established securities market in the United States and (ii) we were not, in the year prior to the year in which the dividend was paid, and are not, in the year in which the dividend is paid, a PFIC. The ADSs will be listed on the New York Stock Exchange and will qualify as readily tradable on an established securities market in the United States so long as they are so listed. Based on our audited financial statements and current expectations regarding our income, assets, activities and relevant market data, we believe that we were not treated as a PFIC for U.S. federal income tax purposes with respect to 2014 and we do not anticipate becoming a PFIC in the foreseeable future. However, because the rules for determining whether a company is a PFIC are not entirely clear when applied to foreign banks and because the composition of our income and assets will vary over time, there can be no assurance that we will not be a PFIC for any taxable year. If we were a PFIC for any taxable year, your tax consequences in owning and disposing of the Class B shares or ADSs could be materially and adversely affected. You should consult your tax advisers concerning the potential application of the PFIC rules.

        Based on existing guidance, it is not entirely clear whether dividends received with respect to Class B shares will be treated as qualified dividends, because the Class B shares are not themselves listed on a U.S. exchange. U.S. holders of Class B shares should consult their own tax advisers regarding the availability of the reduced dividend tax rate in the light of their own particular circumstances.

        Dividends received by U.S. holders will generally constitute passive category income for U.S. foreign tax credit purposes. Subject to limitations under U.S. federal income tax law concerning credits or deductions for foreign taxes, any Argentine taxes withheld from cash dividends on the Class B shares or ADSs will be treated as a foreign income tax eligible for credit against a U.S. holder's U.S. federal income tax liability (or at a U.S. holder's election, may be deducted in computing taxable income if the U.S. holder has elected to deduct all foreign income taxes for the taxable year). However, amounts withheld on account of the Argentine personal assets tax (as defined in "—Material Argentine Tax Considerations") will not be eligible for credit against U.S. holder's U.S. federal income tax liability. The rules with respect to foreign tax credits are complex and U.S. holders are urged to consult their independent tax advisers regarding the availability of the foreign tax credit under their particular circumstances.

Sale or Other Disposition

        Upon a sale or other disposition of the Class B shares or ADSs, U.S. holders will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the U.S. dollar value of the amount realized on the disposition and the U.S. holder's tax basis, determined in U.S. dollars, in the Class B shares or ADSs. Generally, such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the Class B shares or ADSs were held for more than one year. A U.S. holder's ability to offset capital losses against ordinary income is limited. Long-term capital gain recognized by an individual U.S. holder may be taxable at a preferential rate. If an Argentine tax is withheld on the sale or other disposition of the Class B shares or ADSs, a U.S. holder's amount realized will include the gross amount of the proceeds of the sale or other disposition before deduction of the Argentine tax. See "—Material Argentine Tax Considerations—Capital gains" for a description of when a disposition may be subject to taxation by Argentina. This gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. U.S. holders should consult their tax advisors as to whether the Argentine tax on gains may be creditable against the U.S. holder's U.S. federal income tax on foreign-source income from other sources.

Information Reporting and Backup Withholding

        Dividends paid on and proceeds from the sale or other disposition of the Class B shares or ADSs that are made within the United States or through certain U.S.-related financial intermediaries generally will be subject to information reporting and backup withholding unless the U.S. holder is treated as an exempt recipient. In addition, such dividends and proceeds may be subject to backup withholding unless the U.S. holder (i) is treated as an exempt recipient or (ii) timely provides a correct taxpayer identification number and makes any other required certification, or you otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax and any amounts withheld may be credited against your U.S. federal income tax liability, provided you timely furnish the required information to the Internal Revenue Service.

FATCA

        We have entered into an agreement with the Internal Revenue Service ("IRS") effective April 24, 2014, pursuant to which we have agreed to comply with certain due diligence, information reporting and withholding obligations pursuant to sections 1471 through 1474 of the Code, and the regulations promulgated thereunder (often referred to as the "Foreign Account Tax Compliance Act" or

"FATCA"). Therefore, an investor considered to have a "U.S. account" maintained by us may be required to provide certain information regarding such investor (or relevant beneficial owner of the Class B shares or ADSs), including information and tax documentation regarding the identity of such investor as well as that of its direct and indirect owners. Unless an exception applies or in the future Argentina enters into an intergovernmental agreement ("IGA") with the United States permitting such information (or other information in lieu of such information) to be provided to local authorities, we may be required to report this information to the IRS. Argentina has not yet entered into an IGA with the United States and it is unclear if, or when, such an agreement might enter into effect.

        In addition, the Code provides that the FATCA rules described above may be extended to cover certain foreign "passthru payments"—i.e., foreign source income (for example, dividends paid by a non-U.S. corporation) that is "attributable to" amounts that are subject to FATCA withholding. Regulations implementing this rule have not yet been adopted or proposed and the IRS has indicated that any such regulations would not be effective prior to January 1, 2019 (or, if later, the date on which final regulations on this issue are published). Under this rule, investors that are considered to have a "U.S. account" that we maintain and that fail to provide the foregoing information may be subject to U.S. withholding tax at a 30% rate on all or a portion of any payments on the Class B shares or ADSs, to the extent such payments are considered foreign passthru payments. It is currently unclear whether or to what extent payments on shares such as the Class B shares or ADSs will be foreign passthru payments subject to FATCA withholding. Investors in Class B shares or ADSs that are foreign financial institutions, or foreign financial institutions that receive payments on behalf of other persons, and that have not entered into an agreement with the IRS (or otherwise established an exemption from FATCA) would also be subject to this U.S. withholding tax.

        Generally, under FATCA, a U.S. account is a financial account maintained by a foreign financial institution that is held by one or more "specified U.S. persons" or "U.S.-owned foreign entities." Specified U.S. person includes U.S. individuals and generally excludes publicly traded corporations and their affiliates, certain tax-exempt entities, the U.S. federal and state governments and instrumentalities, agencies or subdivisions thereof, certain specialized investment vehicles such as real estate investment trusts and regulated investment entities, and certain trusts, as well as banks, certain dealers, and brokers. A U.S.-owned foreign entity is a foreign entity that has one or more "substantial U.S. owners". A "substantial U.S. owner" generally includes any specified U.S. person that owns, directly or indirectly, more than 10% of the entity's equity (by vote or value), or, in the case of certain investment entities, a specified U.S. person that owns any of the entity's equity.

        However, stock or other equity or debt instruments issued by a financial institution are not treated as a financial account if such stock or other instrument is regularly traded on an established securities market. We expect that the Class B shares and ADSs will be so treated. Further, a "financial account" does not include an equity instrument in a financial institution, such as us, that is not engaged (or holding itself out as engaged) primarily in certain investment activities, unless the value of the equity instrument is determined, directly or indirectly, primarily by reference to assets giving rise to amounts that are subject to FATCA withholding, which include among other things U.S. source interest and dividends, and certain other requirements are met.

        FATCA is particularly complex and its application to Argentine financial institutions is uncertain at this time. Although we have registered with the IRS and believe that we are compliant with obligations imposed on us under FATCA, it is unclear to what extent we may be able to comply with FATCA in the future. Each holder of Class B shares or ADSs should consult its own tax adviser to obtain a more detailed explanation of FATCA and to learn how FATCA might affect each holder in its particular circumstances.

UNDERWRITING

        Under the terms and subject to the conditions contained in an international underwriting agreement dated                    , 2016, we and the selling shareholders have agreed to sell to the international underwriters named below, for whom Morgan Stanley & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives, the respective numbers of ADSs representing Class B shares described below. The offering of Class B shares in the Argentine offering shall be carried out by the Argentine placement agent according to an Argentine placement agency agreement among us, the selling shareholders and the Argentine placement agent.

International Underwriter	Number of ADSs
Morgan Stanley & Co. LLC.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Raymond James & Associates, Inc.

Total

        Subject to the conditions contained in the international underwriting agreement, the international underwriters are obligated to purchase all the ADSs in the offering if any are purchased, other than those ADSs covered by the option to purchase additional shares described below. The international underwriting agreement also provides that if an international underwriter defaults, the purchase commitments of non-defaulting international underwriters may be increased or the offering may be terminated.

        We and the selling shareholders have entered into an Argentine placement agency agreement with Raymond James Argentina S.A., the Argentine placement agent, providing for the concurrent offering of             Class B shares in Argentina. Pursuant to the terms of such placement agency agreement, the Argentine placement agent shall carry out its best efforts to offer the Class B shares in Argentina, but has not undertaken any underwriting commitments in connection with the Argentine offering. The international and Argentine offerings are conditioned on the closing of each other.

        All sales of the ADSs in the United States will be made by the international underwriters, either directly or through their U.S. broker dealer affiliates or such other registered dealers as may be designated by the international underwriters.

        We and Julio Patricio Supervielle, our controlling shareholder, have granted to the international underwriters a 30-day option following the date of this prospectus to purchase on a pro rata basis in the aggregate up to            additional ADSs at the initial public offering price paid by investors less applicable underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of ADSs.

        The international underwriters propose to offer the ADSs initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of US$      per share. The international underwriters and selling group members may allow a discount of US$      per share on sales to other broker/dealers. After the initial public offering the representatives may change the public offering price and concession and discount to broker/dealers.

        The following table summarizes the compensation and estimated expenses we and the selling shareholders will pay:

	Per ADS		Total
	Without Option Shares	With Option Shares	Without Option Shares	With Option Shares
Underwriting Discounts and Commissions paid by us	US$	US$	US$	US$
Expenses payable by us	US$	US$	US$	US$
Underwriting Discounts and Commissions paid by selling shareholders	US$	US$	US$	US$

        The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately US$            . We have agreed to reimburse the international underwriters up to US$            for certain expenses relating to clearance of this offering with the Financial Industry Regulatory Authority, and for certain other expenses.

        The representatives have informed us that the international underwriters do not expect sales to accounts over which the international underwriters have discretionary authority to exceed 5% of the shares of common stock being offered.

        We have granted the representatives a right of first refusal for a period of            months following the effective date of the registration statement of which this prospectus is a part, to act as lead and sole book-running underwriters or initial purchasers in connection with any private placement or public offering of equity securities.

        We have agreed that we will not offer, sell, issue, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to, any shares of our common stock or the ADSs, either in the form of shares or in the form of or securities convertible into or exchangeable or exercisable for any shares of our common stock or the ADSs, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the representatives for a period of 180 days after the date of this prospectus, except (i) sales in the international offering and Argentine offering described herein, (ii) issuances pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options, in each case outstanding on the date hereof, (iii) grants of employee stock options pursuant to the terms of a plan in effect on the date hereof and (iv) issuances pursuant to the exercise of such options or pursuant to our dividend reinvestment plan. Morgan Stanley & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in their sole discretion, may release the shares of common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

        Our officers, directors and existing shareholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or the ADSs, or securities convertible into or exchangeable or exercisable for any shares of our common stock or the ADSs, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock or the ADSs, whether any of these transactions are to be settled by delivery of our common stock or the ADSs, or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the representatives for a period of 180 days after the date of this prospectus, except for (i) sales in the international offering and the Argentine offering described herein, (ii) dispositions of shares acquired in the open market provided no public announcement or public disclosure of such disposition is made or required to be made and (iii) transfers to a family member or a trust provided the transferee agrees to be bound in writing by the terms of the "lock-up" agreement and no public announcement or public disclosure of such transfer is made or required to be made. Morgan Stanley & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in their sole discretion, may release the shares of common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

        We and the selling shareholders have agreed to indemnify the international underwriters against liabilities under the Securities Act, or contribute to payments that the international underwriters may be required to make in that respect.

        We have applied to list the ADSs on the New York Stock Exchange under the symbol            . We have applied to list the Class B shares on the MERVAL under the symbol             .

        In connection with the listing of the ADSs on the New York Stock Exchange, the international underwriters will undertake to sell round lots of 100 ADSs or more to a minimum of             beneficial owners.

        In connection with the international offering, the international underwriters may engage in stabilizing transactions, option share transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act ("Regulation M").

        Stabilizing transactions permit bids to purchase ADSs, so long as the stabilizing bids do not exceed a specified maximum. Over-allotment involves sales by the international underwriters of ADSs, in excess of the number of ADSs the international underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the international underwriters is not greater than the number of shares that they may purchase pursuant to the option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in the option to purchase additional shares. The international underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. Syndicate covering transactions involve purchases of the ADSs, in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the international underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through the option to purchase additional shares. If the international underwriters sell more ADSs than could be covered by the option to purchase additional shares, a naked short position, the position can only be closed out by buying ADSs in the open market. A naked short position is more likely to be created if the international underwriters are concerned that there could be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the ADSs originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        In connection with the Argentine offering, the Argentine placement agent may engage in stabilizing transactions, in accordance with the CNV Regulations and other applicable regulations, including, to the extent applicable, Regulation M.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Class B shares and the ADSs, or preventing or slowing a decline in the market price of each. As a result, the price of Class B shares and the ADSs, may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or the Buenos Aires Stock Exchange and, if commenced, may be discontinued at any time.

        The international underwriters and their affiliates may enter into derivative transactions with clients, at their request, in connection with our Class B shares or the ADSs. The international underwriters and their affiliates may also purchase some of our Class B shares or the ADSs to hedge their risk exposure in connection with such transactions. These transactions may have an effect on demand, price or other terms of the offering.

        The Argentine placement agent, the international underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the international underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

        The Argentine placement agent, the international underwriters and their respective affiliates have provided, currently provide or may provide in the future various investment banking, commercial banking, financial advisory or similar services to us on a regular basis, and maintain normal business relationships with us and the selling shareholders in their capacity as credit institutions or as lenders under credit facilities, for which they have received and may continue to receive customary fees and commissions. All investment, consulting and financial transactions with the Argentine placement agent, the international underwriters agents and their respective affiliates are conducted on an arm's length basis.

        A prospectus in electronic format may be made available on the web sites maintained by one or more of the international underwriters, or selling group members, if any, participating in this offering and one or more of the international underwriters participating in this offering may distribute prospectuses electronically. The information on any such website is not a part of this prospectus. The representatives may agree to allocate a number of ADSs to international underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the international underwriters and selling group members that will make internet distributions on the same basis as other allocations.

Addresses of International Underwriters

        The addresses of the international underwriters are as follows:

  Morgan Stanley & Co. LLC
  1585 Broadway
  New York, NY 10036
  USA

  Merrill Lynch, Pierce, Fenner & Smith
                        Incorporated
  One Bryant Park
  New York, NY 10036
  USA

  Raymond James & Associates, Inc.
  880 Carillon Parkway
  St. Petersburg, FL 33716
  USA

Selling Restrictions

Argentina

        The Argentine public offering of the Class B shares has been authorized by the CNV pursuant to Resolution No.                    , dated            , 2016.

        The Class B shares may be offered directly to the public in Argentina only through the Argentine placement agent, which is authorized under the laws and regulations of Argentina to offer or sell securities to the public in Argentina. The offering of the Class B shares in Argentina will be made by a substantially similar prospectus in Spanish and in accordance with CNV regulations.

        We, our directors, the existing shareholders (severally with respect to shares owned by each of them) and the members of senior management listed in "Management and Corporate Governance—Officers" and "Management and Corporate Governance—Banco Supervielle S.A.'s Senior Management," have agreed with the international underwriters, subject to certain exceptions, not to offer, sell, contract to sell or otherwise dispose of or hedge our shares of capital stock or ADSs or securities convertible into or exercisable or exchangeable for shares of capital stock or ADSs during the 180-day period following the date of this prospectus without the prior written consent of the international underwriters. See "Underwriting."

Brazil

        The offer and sale of our Class B shares will not be carried out by any means that would constitute a public offering in Brazil under Law No. 6,385, of December 7, 1976, as amended, and under CVM Rule (Instrução) No. 400, of December 29, 2003, as amended. The offer and sale of our Class B shares has not been and will not be registered with the Comissão de Valores Mobiliários in Brazil. Any representation to the contrary is untruthful and unlawful. Any public offering or distribution, as defined under Brazilian laws and regulations, in Brazil is not legal without such prior registration. Documents relating to the offering of our Class B shares, as well as information contained therein, may not be supplied to the public in Brazil, as the offering of common stock is not a public offering of securities in Brazil, nor may they be used in connection with any offer for sale of our common stock to the public in Brazil.

        Any offer of our common stock is addressed to the addressee personally, upon such addressee's request and for its sole benefit, and is not to be transmitted to anyone else, to be relied upon by anyone else or for any other purpose either quoted or referred to in any other public or private document or to be filed with anyone without the underwriters' prior, express and written consent.

Canada

        The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the international underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Chile

        The Class B shares are not registered in the Securities Registry (Registro de Valores) or subject to the control of the Chilean Securities and Exchange Commission (Superintendencia de Valores y Seguros de Chile). This prospectus and other offering materials relating to the offer of the Class B shares do not constitute a public offer of, or an invitation to subscribe for or purchase, the Class B shares in the Republic of Chile, other than to individually identified purchasers pursuant to a private offering within the meaning of Article 4 of the Chilean Securities Market Act (Ley de Mercado de Valores) (an offer that is not "addressed to the public at large or to a certain sector or specific group of the public").

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of the Class B shares which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any Class B shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  (i)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (ii)
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the international underwriters for any such offer; or

  (iii)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Class B shares shall result in a requirement for the publication by Grupo Supervielle or any placement agent of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to any Class B shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Class B shares to be offered so as to enable an investor to decide to purchase any Class B shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

France

        Neither this prospectus nor any other offering material relating to the shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares has been or will be:

  (i)
  released, issued, distributed or caused to be released, issued or distributed to the public in France; or

  (ii)
  used in connection with any offer for subscription or sale of the shares to the public in France.

        Such offers, sales and distributions will be made in France only:

  (i)
  to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d'investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

  (ii)
  to investment services providers authorized to engage in portfolio management on behalf of third parties; or

  (iii)
  in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l'épargne).

        The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Germany

        This document has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht—BaFin) nor any other German authority has been notified of the intention to distribute our Class B shares in Germany. Consequently, our Class B shares may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this document and any other document relating to the offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of our Class B shares to the public in Germany or any other means of public marketing. Our Class B shares are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1, in connection with Section 2, no. 6, of the German Securities Prospectus Act, Section 8f paragraph 2 no. 4 of the German Sales Prospectus Act, and in Section 2 paragraph 11 sentence 2 no. 1 of the German Investment Act. This document is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

        The offering does not constitute an offer to sell or the solicitation or an offer to buy our Class B shares in any circumstances in which such offer or solicitation is unlawful.

Hong Kong

        The Class B shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (i) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance.

        No advertisement, invitation or document, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or will be issued in Hong Kong or elsewhere other than with respect to the Class B shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance and any rules made under that Ordinance.

WARNING

        The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Italy

        The offering of the Class B shares has not been registered with the Commissione Nazionale per le Società e la Borsa (CONSOB), in accordance with Italian securities legislation. Accordingly, the Class B shares may not be offered or sold, and copies of this offering document or any other document relating to the shares may not be distributed in Italy except to Qualified Investors, as defined in Article 34-ter, subsection 1, paragraph b) of CONSOB Regulation no. 11971 of May 14, 1999, as amended (the Issuers' Regulation), or in any other circumstance where an express exemption to comply with public offering restrictions provided by Legislative Decree no. 58 of February 24, 1998 (the Consolidated Financial Act) or Issuers' Regulation applies, including those provided for under Article 100 of the Finance Law and Article 34-ter of the Issuers' Regulation, and provided, however, that any such offer or sale of the shares or distribution of copies of this offering document or any other document relating to the Class B shares in Italy must (i) be made in accordance with all applicable Italian laws and regulations; (ii) be conducted in accordance with any relevant limitations or procedural requirements that CONSOB may impose upon the offer or sale of the shares; and (iii) be made only by (a) banks, investment firms or financial companies enrolled in the special register provided for in Article 107 of Legislative Decree no. 385 of September 1, 1993, to the extent duly authorized to engage in the placement and underwriting of financial instruments in Italy in accordance with the Consolidated Financial Act and the relevant implementing regulations; or (b) foreign banks or financial institutions (the controlling shareholding of which is owned by one or more banks located in the same EU Member State) authorized to place and distribute securities in the Republic of Italy pursuant to Articles 15, 16 and 18 of the Banking Act, in each case acting in compliance with all applicable laws and regulations.

Kuwait

        FOR RESIDENTS OF Kuwait ONLY:

        Unless all necessary approvals from the Kuwait Capital Markets Authority ("CMA") pursuant to Law No. 7/2010, its Executive Regulations and the various Resolutions and Announcements issued pursuant thereto or in connection therewith have been given in relation to the marketing of, and sale of, the shares, these may not be offered for sale, nor sold in the State of Kuwait ("Kuwait"). Neither this prospectus nor any of the information contained herein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

        With regard to the contents of this document we recommend that you consult a party licensed by the CMA to conduct securities activities in Kuwait and specialized in giving advice about the purchase of shares and other securities before making the subscription decision.

Mexico

        The Class B shares have not been registered with the National Securities' Registry (Registro Nacional de Valores) maintained by the National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores or CNBV), and may not be offered or sold publicly in Mexico.

        This document is not intended to be publicly distributed to an undetermined person through mass media, nor to serve as an application for the registration of the securities in Mexico, nor as a prospectus for their public offering in said jurisdiction.

        This document is addressed to you under a private offering exception contained in article 8 of the Securities Market Law (Ley del Mercado de Valores or LMV), for which you must comply with any of the following requirements:

  (i)
  you are either an institutional or qualified investor for purposes of Mexican law;

  (ii)
  you are a member of a group of less than 100 individually identified people to whom the Class B shares are being offered directly and personally; or

  (iii)
  you are an employee of the issuer and a beneficiary of an employees' benefit plan of said issuer.

        The LMV and CNBV regulations (along with other laws applicable in Mexico) define institutional investors as Mexican and foreign banks, broker dealers, insurance and bond companies, bonded warehouses, financial leasing companies, factoring companies and investment funds, private pension and annuities funds and foreign pension and investment funds. Such regulations also define qualified investors as individuals and corporations which maintain during the previous year investments in securities for an amount equal or similar to 1.5 million Mexican Unidades de Inversión or "UDIS" (approximately US$330,000) or that have obtained during the previous two years a gross income of at least 500,000 UDIS (approximately US$110,000) per year.

Netherlands

        The Class B shares may not, directly or indirectly, be offered or acquired in the Netherlands and this prospectus may not be circulated in the Netherlands, as part of an initial distribution or any time thereafter, other than to individuals or (legal) entities who or which qualify as qualified investors within the meaning of Article 1:1 of the Financial Supervision Act (Wet op het financieel toezicht) as amended from time to time.

Qatar

        The shares described in this prospectus have not been, and will not be, offered, sold or delivered, at any time, directly or indirectly in the State of Qatar in a manner that would constitute a public offering. This prospectus has not been, and will not be, registered with or approved by the Qatar Financial Markets Authority or Qatar Central Bank and may not be publicly distributed. This prospectus is intended for the original recipient only and must not be provided to any other person. It is not for general circulation in the State of Qatar and may not be reproduced or used for any other purpose.

Saudi Arabia

        This document may not be distributed in the Kingdom except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority.

        The Capital Market Authority does not make any representation as to the accuracy or completeness of this document, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document you should consult an authorized financial adviser.

Singapore

        The offer or invitation which is the subject of this document is only allowed to be made to the persons set out herein. Moreover, this document is not a prospectus as defined in the Securities and Futures Act (Chapter 289) of Singapore (SFA) and accordingly, statutory liability under the SFA in relation to the content of the document will not apply.

        As this document has not been and will not be lodged with or registered as a document by the Monetary Authority of Singapore, this document and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Class B shares may not be circulated or distributed, nor may the Class B shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than: (i) to an institutional investor under Section 274 of the SFA; (ii) to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the Class B shares are subscribed or purchased under Section 275 of the SFA by a relevant person who is:

          (a)   a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

          (b)   a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 of the SFA except:

    •
    To an institutional investor under Section 274 of the SFA or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets;

    •
    Where no consideration is given for the transfer; or

    •
    By operation of law.

        By accepting this document, the recipient hereof represents and warrants that he is entitled to receive such report in accordance with the restrictions set forth above and agrees to be bound by the limitations contained herein. Any failure to comply with these limitations may constitute a violation of law.

Spain

        This offer of Class B shares of Grupo Supervielle has not been and will not be registered with the Spanish National Securities Market Commission (Comisión Nacional del Mercado de Valores or CNMV) and, therefore, no Class B shares of Grupo Supervielle may be offered, sold or distributed in any manner, nor may any resale of the Class B be carried out in Spain except in circumstances which do not constitute a public offer of securities in Spain or are exempted from the obligation to publish a prospectus, as set forth in Spanish Securities Market Act (Ley 24/1988, de 28 de julio, del Mercado de Valores) and Royal Decree 1310/2005, of 4 November, and other applicable regulations, as amended from time to time, or otherwise without complying with all legal and regulatory requirements in relation thereto. Neither the prospectus nor any offering or advertising materials relating to the Class B shares of Grupo Supervielle have been or will be registered with the CNMV and therefore they are not intended for the public offer of the Class B shares of Grupo Supervielle in Spain.

Switzerland

        The Class B shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the Class B shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this document nor any other offering or marketing material relating to the offering, the company, or the Class B shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of Class B shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of Class B shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the Class B shares.

United Kingdom

        Each placement agent has represented and agreed that:

  •
  It has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Class B shares in circumstances in which Section 21(1) of the FSMA does not apply to Grupo Supervielle; and

  •
  It has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Class B shares in, from or otherwise involving the United Kingdom.

ANTI-MONEY LAUNDERING

        The concept of money laundering is generally used to denote transactions intended to introduce criminal proceeds into the institutional system and thus to transform profits from illegal activities into assets of a seemingly legitimate origin.

        On April 13, 2000, the Argentine Congress passed Law No. 25,246 (as amended, including by Laws No. 26,087; 26,119; 26,268 and 26,683 (the "Anti-Money Laundering Law")), which defines money laundering as a type of crime. In addition, the law, which supersedes several sections of the Argentine criminal code established severe penalties for anyone participating in any such criminal activity and created the UIF, establishing an administrative criminal system.

        Below is a summary of certain provisions regarding the provisions of the anti-money laundering regime set forth by the Anti-Money Laundering Law, as amended and supplemented by other rules and regulations, including regulations issued by the UIF, the Central Bank, the CNV and other regulatory entities. Investors are advised to consult their own legal counsel and to read the Anti-Money Laundering Law and its statutory regulations. The UIF is the agency responsible for the analysis, treatment and transmission of information, with the aim of preventing money laundering resulting from different crimes and the financing of terrorism. The Argentine Criminal Code defines money laundering as a crime committed by any person who exchanges, transfers, manages, sells, levies, disguises or in any other way commercializes goods obtained through a crime, with the possible consequence that the original assets or the substitute thereof appear to come from a lawful source, provided that their value exceeds Ps.300,000, whether such amount results from one or more related transactions. The penalties established are the following:

  (i)
  imprisonment for three (3) to ten (10) years and fines of two (2) to ten (10) times the amount of the transaction;

  (ii)
  the penalty provided in section (i) shall be increased by one third of the maximum and a half of the minimum, when (a) the person carries out the act on a regular basis or as a member of an association or gang organized with the aim of continuously committing acts of a similar nature, and (b) the person is a governmental officer who carries out the act in the course of his duties;

  (iii)
  if the value of the assets does not exceed Ps.300,000, the penalty shall be imprisonment for six (6) months to three (3) years.

        The Argentine Criminal Code also punishes any person who receives money or other assets from a criminal source with the purpose of applying them to a transaction, making them appear to be from a lawful source.

        In line with internationally accepted practices, the Anti-Money Laundering Law does not merely assign responsibility for controlling these criminal transactions to government agencies, but also assigns certain duties to various private sector entities such as banks, stockbrokers, brokerage houses and insurance companies, which become legally bound reporting parties. These duties basically consist of information-capturing functions.

        According to the Anti-Money Laundering Law, the following persons, among others, are subject to report to the UIF: (i) financial institutions and insurance companies; (ii) exchange agencies and individuals or legal entities authorized by the Argentine Central Bank to operate in the purchase and sale of foreign currency in the form of cash or checks drawn in foreign currency or by means of credit or debit cards or in the transfer of funds within Argentina or abroad; (iii) broker-dealers, companies managing investment funds, over-the-counter market agents, and intermediaries engaged in the purchase, lease, or borrowing of securities; (iv) armored transportation services companies and companies or concessionaires rendering postal services that carry out foreign currency transfers or remittance of different types of currency or notes; (v) governmental organizations, such as the Central Bank, the Argentine Tax Authority, the National Superintendency of Insurance (Superintendencia de Seguros de la Nación), the CNV and the IGJ; (vi) professionals in economics sciences and notaries public; and (vii) individuals and legal entities acting as trustees of any kind and individuals or legal entities related directly or indirectly to trust accounts, trustees and trustors under trust agreements.

        Individuals and entities subject to the Anti-Money Laundering Law must comply with some duties that include: (i) obtaining documentation from their customers that irrefutably evidences their identity, legal status, domicile, and other data stipulated in each case (know your customer policy); (ii) reporting any suspicious event or transaction (which according to the customary practices of the field involved, as well as to the experience and competence of the parties who have the duty to inform, are those transactions attempted or consummated that, having been previously identified as unusual transactions by the legally bound reporting party, or have no economic or legal justification or are unusually or unjustifiably complex, whether performed on a single occasion or repeatedly (regardless its amount)); and (iii) abstaining from disclosing to customers or third parties any act performed in compliance with the Anti-Money Laundering Law. Within the framework of analysis of a suspicious transaction report, the aforementioned individuals and entities cannot refrain from disclosing to the UIF any information required from it by claiming that such information is subject to bank, stock market or professional secret, or legal or contractual confidentiality agreements. The Argentine Tax Authority (AFIP) shall only disclose to UIF the information in its possession when the suspicious transaction report has been made by such entity and refers to the individuals or entities involved directly with the reported transaction. In all other cases the UIF shall request that the federal judge holding authority in a criminal matter order the AFIP to disclose the information in its possession.

        Argentine financial institutions must comply with all applicable anti-money laundering regulations as provided by the Central Bank, the UIF, and, if applicable, the CNV. In this regard, in accordance with Resolution No. 229/2014 of the UIF, both the Central Bank and the CNV are considered "Specific Control Organs". In such capacity, they must cooperate with the UIF in the evaluation of the compliance with the anti-money laundering proceedings by the legally bound reporting parties subject to their control. In that respect, they are entitled to supervise, monitor and inspect such entities, and if necessary, to implement certain corrective measures and actions. Resolution 121/2011 issued by the UIF, as amended ("Resolution 121"), is applicable to financial entities subject to the FIL, to entities subject to the Law No. 18,924, as amended, and to individuals and legal entities authorized by the Central Bank to intervene in the purchase and sale of foreign currency through cash or checks issued in foreign currency or through the use of credit or payment cards, or in the transfer of funds within or outside the national territory. Resolution No. 229/2011 of the UIF, as amended or supplemented by Resolutions No. 52/2012 and 140/2012 ("Resolution 229"), is applicable to brokers and brokerage firms, companies managing common investment funds, agents of the over-the-counter market, intermediaries in the purchase or leasing of securities affiliated with stock exchange entities with or without associated markets, and intermediary agents registered on forwards or option markets. Resolution 121 and Resolution 229 regulate, among other things, the obligation to collect documentation from clients and the terms, obligations and restrictions for compliance with the reporting duty regarding suspicious money laundering and terrorism financing transactions.

        Resolution 121 and Resolution 229 set forth general guidelines in connection with the client's identification (including the distinction between occasional and regular clients), the information to be requested, the documentation to be filed and the procedures to detect and report suspicious transactions.

        The Central Bank and the CNV must also comply with anti-money laundering regulations set forth by the UIF, including reporting suspicious transactions. In particular, the Central Bank must comply with UIF Resolution No. 12/2011, as supplemented by, among other resolutions, Resolutions No. 1/2012 and No 92/2012, which, among other things, sets forth the Central Bank's obligation to evaluate the anti-money laundering controls implemented by Argentine financial institutions (with the limitation of access to the reports and records of suspicious operations, which are, as explained above, confidential and subject only to the UIF's supervision), and lists examples of what circumstances should be specifically considered in order to establish whether a particular transaction may be considered unusual and eventually qualified as suspicious.

        Central Bank regulations require Argentine banks to take certain minimum precautions to prevent money laundering. Each institution must have an anti-money laundering committee, formed by a member of the Board of Directors, the officer responsible for anti-money laundering matters (oficial de cumplimiento) and an upper-level officer for financial intermediation and foreign exchange matters (i.e., with sufficient experience and knowledge on such matters and decision-making powers). Additionally, as mentioned, each financial institution must appoint a member of the Board of Directors as the person responsible for money laundering prevention, in charge of centralizing any information the Central Bank may require on its own initiative or at the request of any competent authority and reporting any suspicious transactions to the UIF. Notwithstanding the officer's role as a liaison with the UIF, all board members have personal, joint, several and unlimited responsibility for the entity's compliance with its reporting duties with the UIF. In addition, this officer will be responsible for the implementation, tracking and control of internal procedures to ensure compliance with the regulations in financial institutions and its subsidiaries.

        In addition, pursuant to Communication "A" 5738 (as amended and supplemented) of the Central Bank, Argentine financial institutions must comply with certain additional "know your customer policies." In this sense, pursuant to such Communication, under no circumstance may new commercial relationships be initiated if the "know your customer policies" and the risk management legal standards have not been complied with. In addition, in respect of the existing clients: if the "know your customer policies" could not be complied with, the Argentine financial institution must discontinue operations with such client (i.e. terminate the relationship with the client in accordance with Central Bank's regulations for each type of product) within 150 calendar days as of the notice of such circumstances. Operations do not have to be discontinued when the "know your customer" policies are complied with in such period or when simplified due diligence procedures were implemented pursuant to applicable laws. Furthermore, pursuant to this Communication, Argentine financial entities must keep the documentation related to the discontinuance for 10 years and include in their prevention manuals the detailed procedures to initiate and discontinue operations with clients in accordance with the above-mentioned additional "know your customer policies" implemented.

        The CNV Rules (as amended in September 2013) include a specific chapter regarding "Prevention of Money Laundering and the Financing of Terrorism" and state that the persons set forth therein (Negotiation Agents, Clearing and Settlement Agents (which are stockbrokers), Distribution and Placement Agents, Manager and Custody Agents of Collective Investment Funds, Brokerage Agents, Collective Depositary Agents, issuers with respect to capital contributions, irrevocable capital contributions for future capital increases or significant loans that have been made in its benefit, specifically with respect to the identity of contributors and/or creditors and the origin and legality of the funds so contributed or loaned) are to be considered legally bound to report under the Anti-Money Laundering Law, and therefore must comply with all the laws and regulations in force in connection with anti-money laundering and terrorism financing, including resolutions issued by the UIF, presidential decrees referring to resolutions issued by the United Nations Security Council in connection with the fight against terrorism and the resolutions (and its annexes) issued by the Ministry of Foreign Affairs. In addition, CNV Rules impose certain restrictions in connection with payment arrangements (limiting, among other things, the cash amount that the entities set forth therein could receive or pay per day and per client, to Ps.1,000) and impose certain reporting obligations.

        In addition, the CNV Rules establish that the above-mentioned entities shall only be able to carry out any transactions contemplated under the public offering system, when such transactions are carried out or ordered by persons organized, domiciled or resident in dominions, jurisdictions, territories or associated States included in the cooperating countries list contained in Executive Decree No. 589/2013, section 2(b). When such persons are not included in such list and in their home jurisdiction qualify as registered intermediaries in an entity under control and supervision of a body that carries out similar functions to those carried out by the CNV, they will only be allowed to carry out such transactions if they provide evidence indicating that the relevant securities and exchange commission in their home jurisdiction has signed a memorandum of understanding for cooperation and exchange of information with the CNV.

        For an extensive analysis of the money laundering regime in effect as of the date of this prospectus, investors should consult legal counsel and read Title XIII, Book 2 of the Argentine Criminal Code and any regulations issued by the UIF, the CNV and the Central Bank in their entirety. For such purposes, interested parties may visit the websites of the Argentine Ministry of Economy and Public Finance, at www.infoleg.gov.ar, the UIF, at www.uif.gov.ar, the CNV, at www.cnv.gob.ar, or the Central Bank, at www.bcra.gov.ar. The information found on such websites is not a part of this prospectus.

GLOBAL OFFERING EXPENSES

        We estimate that our expenses in connection with the global offering, other than underwriting discounts and commissions, will be as follows:

Amount To Be paid
Commission registration fee	US$
NYSE listing fee	US$
FINRA filing fee	US$
Mercado de Valores de Buenos Aires listing fee	US$
Printing and engraving expenses	US$
Legal fees and expenses	US$
Accounting fees and expenses	US$
Miscellaneous	US$

Total	US$

        All amounts in the table are estimated except the Commission registration fee, the NYSE listing fee, the FINRA filing fee and the Mercado de Valores de Buenos Aires fees. The expenses will be borne by us. The depositary has agreed to pay some of these expenses on our behalf, subject to the closing of the global offering.

 VALIDITY OF THE SECURITIES

        The validity of the ADSs and certain matters of U.S. law will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, domiciled at One Liberty Plaza, New York, New York 10006. The validity of the Class B shares and other matters governed by Argentine law will be passed upon for us by Errecondo, Gonzalez & Funes, Buenos Aires, Argentina. The international underwriters have been represented by Davis Polk & Wardwell LLP, New York, New York and Bruchou, Fernández Madero & Lombardi, Buenos Aires, Argentina.

 EXPERTS

        The audited consolidated financial statements of Grupo Supervielle as of December 31, 2014 and 2013 and for each of the three years ended December 31, 2014 included in this prospectus have been so included in reliance on the report of Price Waterhouse & Co. S.R.L., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

 ENFORCEMENT OF JUDGMENTS AGAINST FOREIGN PERSONS

        We are incorporated under the laws of Argentina. Substantially all of our assets and the assets of our subsidiaries are located outside the United States. All of our directors and all our officers and certain advisors named herein reside in Argentina or elsewhere outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons.

        Enforcement of foreign judgments would be recognized and enforced by the courts in Argentina provided that the requirements of Articles 517 through 519 of the National Civil and Commercial Procedure Code (if enforcement is sought before federal courts) are met, such as (i) the judgment, which must be final in the jurisdiction where rendered, was issued by a court competent in accordance with the Argentine principles regarding international jurisdiction and resulted from a personal action, or an in rem action with respect to personal property if such was transferred to Argentine territory during or after the prosecution of the foreign action; (ii) the defendant against whom enforcement of the judgment is sought was personally served with the summons and, in accordance with due process of law, was given an opportunity to defend against the foreign action; (iii) the judgment must be valid in the jurisdiction where rendered and its authenticity must be established in accordance with the requirements of Argentine law; (iv) the judgment does not violate the principles of public policy of Argentine law; and (v) the judgment is not contrary to a prior or simultaneous judgment of an Argentine court.

        We have been advised by our Argentine counsel Errecondo, Gonzalez & Funes, that judgments of United States courts for civil liabilities based upon the federal securities laws of the United States may be, subject to the requirements described above, enforced in Argentina. A judgment against us obtained outside Argentina would be enforceable in Argentina without reconsideration of the merits.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement (including amendments and exhibits to the registration statement) with the Commission on Form F-1 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement as well as the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed.

        Upon completion of this offering, we will become subject to the informational requirements of the U.S. Securities Exchange Act of 1934, or the Exchange Act. Accordingly, we will be required to file reports and other information with the Commission, including annual reports on Form 20-F and reports on Form 6-K. You may inspect and copy reports and other information to be filed with the Commission at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Commission's Public Reference Room by calling the Commission in the United States at 1-800-SEC-0330. In addition, the Commission maintains an Internet website at http://www.sec.gov, from which you can electronically access the registration statement and its materials.

        As a foreign private issuer, we are not subject to the same disclosure requirements as a domestic U.S. registrant under the Exchange Act. However, we intend to furnish our shareholders with annual reports containing financial statements audited by our independent auditors and to make available to our shareholders quarterly reports containing unaudited financial data for the first three quarters of each year. We plan to file quarterly financial statements with the Commission within two months of the end of each of the first three quarters of our fiscal year, and we will file annual reports on Form 20-F within the time period required by the Commission, which will be four months from December 31, the end of our fiscal year.

        We will send the depositary a copy of all notices that we give relating to meetings of our shareholders, distributions to shareholders, offering of rights and a copy of any other report or communication that we make generally available to our shareholders. The depositary will make the notices, reports and communications that it receives from us available for inspection by registered holders of ADSs at its office. The depositary will mail copies of those notices, reports and communications to you if we ask the depositary to do so and we will furnish sufficient copies of materials for that purpose.

        We also file financial statements and other periodic reports with the CNV and the MERVAL in Argentina.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Grupo Supervielle S.A.:

        We have audited the accompanying consolidated balance sheets of Grupo Supervielle S.A. and its subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of income, changes in shareholder´s equity and cash flows for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Grupo Supervielle S.A. and its subsidiaries at December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014 in conformity with accounting rules prescribed by the Banco Central de la República Argentina (the "BCRA").

        Accounting rules prescribed by the BCRA vary in certain significant respects from accounting principles generally accepted in the United States of America Information relating to the nature and effect of such differences is presented in Note 36 to the consolidated financial statements.

Buenos Aires, Argentina
September 4, 2015

Price Waterhouse & Co. S.R.L.

/s/ DIEGO SISTO Diego Sisto Partner

Grupo Supervielle S.A. and Subsidiaries

Consolidated Balance Sheet

As of December 31, 2014 and 2013

(Expressed in thousands of Argentine pesos)

	December 31,
	2014		2013
ASSETS
Cash and due from banks
Cash	Ps.	1,237,761	Ps.	854,080
Financial institutions and correspondents
Argentine Central Bank		2,219,405		1,633,820
Other local financial institutions		22,621		18,299
Foreign		156,240		148,197
Other		13,057		8,196

	Ps.	3,649,084	Ps.	2,662,592
Government and corporate securities (Note 5)
Holdings of trading securities		98,656		475,354
Unlisted Government securities		1		7,373
Investments in listed corporate securities		173,715		1,263
Securities issued by the Argentine Central Bank		735,708		—

	Ps.	1,008,080	Ps.	483,990
Loans (Note 6)
To the non-financial public sector		12,666		15,699
To the financial sector
Other loans to domestic financial institutions		2,435		31,535
Accrued interest, adjustments and exchange rate differences receivable		1,079		4,494
To the non-financial private sector and foreign residents
Overdrafts		993,284		679,085
Promissory notes		5,583,705		4,472,631
Mortgage loans		69,554		83,660
Automobile and other secured loans		168,603		225,901
Personal loans		3,631,840		2,970,622
Credit card loans		3,688,328		2,410,111
Foreign trade loans		579,941		518,573
Other loans		213,251		165,646
Accrued interest, adjustments and exchange rate differences receivable		357,844		257,689
Documented interest		(287,605)		(200,345)
Other		(1,322)		(1,012)
Less: Allowances (Note 7)		(417,023)		(342,000)

	Ps.	14,596,580	Ps.	11,292,289
Other receivables from financial transactions (Note 8)
Argentine Central Bank		204,542		121,110
Amounts receivable for spot and forward sales pending settlement		42,728		80,092
Securities receivable under spot and forward purchases pending settlement		192,041		95,968
Unlisted corporate bonds		191,372		145,718
Balances from forward transactions without delivery of underlying asset pending settlement		46,895		177
Other (Note 8)		1,591,255		1,304,095
Less: Allowances (Note 7)		(5,221)		(4,439)

	Ps.	2,263,612	Ps.	1,742,721

The accompanying notes are an integral part of these consolidated financial statements

Grupo Supervielle S.A. and Subsidiaries

Consolidated Balance Sheet (Continued)

As of December 31, 2014 and 2013

(Expressed in thousands of Argentine pesos)

	December 31,
	2014		2013
Receivables from financial leases
Receivables from financial leases	Ps.	583,215	Ps.	512,696
Accrued interest and adjustments pending collection		7,745		6,501
Less: Allowances (Note 7)		(7,114)		(7,317)

	Ps.	583,846	Ps.	511,880
Unlisted equity investments (Note 9)
Other		4,644		4,634
Less: Allowances (Note 13)		(173)		(173)

	Ps.	4,471	Ps.	4,461
Miscellaneous receivables
Minimum presumed income tax—Tax credit (Note 20)		6,370		3,218
Other (Note 8)		397,503		323,676
Less: Allowances (Note 13)		(21,059)		(16,216)

	Ps.	382,814	Ps.	310,678
Premises and equipment, net (Note 10)	Ps.	175,606	Ps.	154,782
Miscellaneous assets (Note 11)	Ps.	348,934	Ps.	52,674
Intangible assets
Goodwill (Note 12.1)		49,762		59,424
Other intangibles (Note 12.2)		165,805		137,885

	Ps.	215,567	Ps.	197,309
Unallocated items		12,600		4,755
Total Assets	Ps.	23,241,194	Ps.	17,418,131

The accompanying notes are an integral part of these consolidated financial statements

Grupo Supervielle S.A. and Subsidiaries

Consolidated Balance Sheet (Continued)

As of December 31, 2014 and 2013

(Expressed in thousands of Argentine pesos)

	December 31,
	2014		2013
LIABILITIES
Deposits
Non-financial public sector	Ps.	1,441,506	Ps.	1,018,547
Financial sector		150,817		100,973
Non-financial private sector and foreign residents
Current accounts		2,622,055		2,034,593
Savings accounts		5,352,593		3,640,102
Time deposits		6,651,006		5,426,409
Investment accounts		75,750		144,100
Other		456,453		360,864
Accrued interest and exchange rate differences payable		142,550		93,590

	Ps.	16,892,730	Ps.	12,819,178
Other liabilities from financial transactions
Argentine Central Bank—Other		1,031		836
Banks and international institutions (Note 14)		53,640		44,568
Unsubordinated negotiable obligations (Note 15)		628,332		578,924
Amounts payable for spot and forward purchases pending settlement		200,482		92,860
Securities to be delivered under spot and forward sales pending settlement		60,903		95,668
Premium for options issued		483		590
Loans from domestic financial institutions (Note 14)		405,902		356,641
Balances from forward transactions without delivery of underlying asset pending settlement		113		98
Other (Note 8)		1,420,202		846,408
Accrued interest and exchange rate differences payable		15,716		16,984

	Ps.	2,786,804	Ps.	2,033,577
Miscellaneous liabilities
Directors' and Statutory Auditors' fees		2,856		1,868
Other (Note 8)		924,128		592,183

	Ps.	926,984	Ps.	594,051
Provisions (Note 13)		49,786		54,191
Subordinated loan and negotiable obligations (Note 15)		735,462		468,811
Unallocated items		87,692		53,955
Non-controlling interests (Note 28)		54,750		41,960

Total Liabilities	Ps.	21,534,208	Ps.	16,065,723

SHAREHOLDERS' EQUITY		1,706,986		1,352,408

Total Liabilities and Shareholders' Equity	Ps.	23,241,194	Ps.	17,418,131

The accompanying notes are an integral part of these consolidated financial statements

Grupo Supervielle S.A. and Subsidiaries

Consolidated Statement of Income

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos)

	December 31,
	2014		2013		2012
Financial income
Interest on loans granted to the financial sector		8,556		11,496		14,467
Interest on overdrafts		341,500		163,888		145,545
Interest on promissory notes		1,179,807		759,033		523,601
Interest on mortgage loans		14,029		11,861		8,465
Interest on automobile and other secured loans		51,751		59,965		55,279
Interest on credit card loans		814,400		500,316		379,981
Interest on financial leases		80,442		47,768		87,553
Interest on other loans		1,378,625		804,399		559,388
Interest on other receivables from financial transactions		14,197		12,570		1,993
Income from government and corporate securities		661,375		420,734		345,779
Income from options		2,294		2,115		209
Consumer price index adjustment ("CER")		339		46		148
Exchange rate differences on gold and foreign currency		105,392		94,873		42,766
Other		98,645		156,316		45,166

	Ps.	4,751,352	Ps.	3,045,380	Ps.	2,210,340
Financial expenses
Interest on current account deposits		1		—		14
Interest on savings account deposits		3,141		2,182		2,042
Interest on time deposits		1,555,249		814,866		475,567
Interest on interbank loans (call money loans)		10,143		8,907		3,621
Interest on other loans from the financial sector		101,935		63,529		48,689
Interest on other liabilities from financial transactions		201,839		127,908		81,594
Interest on subordinated obligations		63,742		37,184		27,834
Other interest		45,382		10,601		21,942
Consumer price index adjustment (CER)		416		164		154
Contributions made to Deposit Insurance Fund		59,175		23,833		17,721
Other (Note 19)		423,503		214,742		139,157

	Ps.	2,464,526	Ps.	1,303,916	Ps.	818,335
Gross financial margin—gain		2,286,826		1,741,464		1,392,005
Loan loss provisions		356,509		350,535		209,798
Services fee income
In relation to lending transactions		315,084		430,275		366,712
In relation to deposits transactions		531,892		388,529		296,798
Other commissions		76,681		41,463		28,089
Other (Note 19)		1,249,580		905,392		598,052

	Ps.	2,173,237	Ps.	1,765,659	Ps.	1,289,651
Services fee expense
Commissions		307,017		177,781		103,780
Other (Note 19)		305,228		243,806		150,894

	Ps.	612,245	Ps.	421,587	Ps.	254,674

The accompanying notes are an integral part of these consolidated financial statements

Grupo Supervielle S.A. and Subsidiaries

Consolidated Statement of Income (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos)

	December 31,
	2014		2013		2012
Administrative expenses
Personnel expenses	Ps.	1,982,234	Ps.	1,483,854	Ps.	1,144,015
Directors' and statutory auditors' fees		29,668		22,992		14,275
Other professional fees		116,267		83,510		68,655
Advertising and publicity		98,422		93,686		89,536
Taxes		165,635		116,664		83,885
Depreciation of bank premises and equipment		43,308		35,989		31,171
Amortization of other intangibles		66,897		55,844		42,140
Other operating expenses		453,685		347,802		282,086
Other		57,726		46,860		51,971

	Ps.	3,013,842	Ps.	2,287,201	Ps.	1,807,734
Subtotal—Income from financial transactions	Ps.	477,467	Ps.	447,800	Ps.	409,450
Miscellaneous income
Results from equity investments		1,688		5		—
Penalty interests		43,026		27,019		20,676
Loans recovered and allowances reversed		74,170		42,791		28,184
Other (Note 19)		71,121		59,430		23,657

	Ps.	190,005	Ps.	129,245	Ps.	72,517
Miscellaneous losses
Results from equity investments		1,414		81		43
Penalty interests and charges paid to the Argentine Central Bank		255		122		272
Loan loss provisions for miscellaneous receivables and other provisions		16,894		36,284		21,815
Miscellaneous assets depreciation		1,468		301		257
Amortization of goodwill		9,662		10,718		12,908
Other (Note 19)		62,068		48,228		35,791

	Ps.	91,761	Ps.	95,734	Ps.	71,086
Non-controlling interests	Ps.	(13,707)	Ps.	(10,556)	Ps.	(9,566)

Income before tax		562,004		470,755		401.315

Income tax (Note 20)	Ps.	(199,084)	Ps.	(97,765)	Ps.	(75.110)

Net Income for the year	Ps.	362,920	Ps.	372,990	Ps.	326,205

Basic and diluted earnings per share		2.93		3.01		2.61

The accompanying notes are an integral part of these consolidated financial statements

Grupo Supervielle S.A. and Subsidiaries

Consolidated Statement of Cash Flows

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos)

	December 31,
	2014		2013		2012
Changes in cash and cash equivalents
Cash and cash equivalents at the beginning of the year	Ps.	2,786,733	Ps.	2,195,075	Ps.	1,293,615
Cash and cash equivalents at the end of the year		4,046,180		2,786,733		2,195,075

Net increase in cash and cash equivalents	Ps.	1,259,447	Ps.	591,658	Ps.	901,460

Causes of changes in cash and cash equivalents
Cash Flow from operating activities
Net (payments)/collections related to:
Government and corporate securities	Ps.	97,819	Ps.	(99,098)	Ps.	106,356
Loans
To the financial sector		41,071		38,667		5,749
To the non-financial public sector		6,240		5,660		4,688
To the non-financial private sector and foreign residents		(580,329)		(2,607,908)		(532,985)
Other receivables from financial transactions		884,848		1,557,905		699,986
Receivables from financial leases		(305,926)		(142,226)		(90,305)
Deposits
To the financial sector		49,844		35,671		56,681
To the non-financial public sector		243,957		228,529		(192,711)
To the non-financial private sector and foreign residents		2,176,009		2,422,183		1,697,937
Other liabilities from financial transactions
Interbank loans (call money loans received)		54,834		(91,763)		134,440
Other (except for liabilities included in Financing Activities)		162,325		(187,505)		(22,249)
Collections related to income from services		2,149,487		1,791,367		1,300,066
Payments related to expenses for services		(641,098)		(447,926)		(256,401)
Administrative expenses paid		(2,650,606)		(2,093,791)		(1,659,354)
Payment of organization and development expenses		(75,517)		(57,710)		(35,497)
Net collections of penalty interest		43,026		27,019		20,676
Differences deriving from court resolutions paid		(297)		—		—
Other collections related to miscellaneous income and losses		58,286		42,966		5,214
Net collections / (payments) related to other operating activities		174,185		41,234		(52,729)
Income tax/Minimum Presumed Income Tax paid		(126,867)		(90,422)		(51,467)

Net cash provided by operating activities	Ps.	1,761,291	Ps.	372,852	Ps.	1,138,095

Cash Flow from investing activities
Net (payments) related to bank premises and equipment		(51,847)		(42,802)		(22,992)
Net payments related to miscellaneous assets		(310,888)		(42,804)		(30,743)
Payments for sales of equity investments		(9)		(4,544)		—
Other (payments) for investment activities		(758)		(27)		(7,469)

Net cash used in investing activities	Ps.	(363,502)	Ps.	(90,177)	Ps.	(61,204)

Cash Flow from financing activities
Net (payments) / collections related to:
Unsubordinated negotiable obligations	Ps.	(70,699)	Ps.	192,367	Ps.	(1,622)
Argentine Central Bank		195		251		(161)
International banks and institutions		7,631		(8,603)		(113,721)
Subordinated loans and negotiable obligations		(60,208)		3,769		(27,376)
Financing received from Argentine financial institutions		(109,931)		(35,213)		(69,309)
Payment of dividends		(8,342)		(8,672)		(24,363)
Other collections from Financing Activities		(92,724)		(7,292)		(14,025)

Net cash (used in) / provided by financing activities	Ps.	(334,078)	Ps.	136,607	Ps.	(250,577)
Financial income on cash and cash equivalents (including interest and monetary results)		195,736		172,376		75,146

Net increase in cash and cash equivalents	Ps.	1,259,447	Ps.	591,658	Ps.	901,460

The accompanying notes are an integral part of these consolidated financial statements

Grupo Supervielle S.A. and Subsidiaries

Consolidated Statement of Changes in Shareholders' Equity

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos)

	Contribution from shareholders						Reserves
											Retained earnings		Total Shareholders' Equity
	Capital Stock		Paid-in Capital		Sub-total		Legal		Other
Balance at December 31, 2011	Ps.	123,644	Ps.	83,186	Ps.	206,830	Ps.	14,911	Ps.	311,716	Ps.	143,593	Ps.	677,050

Capital increase		841		8,357		9,198		—		—		—		9,198
Distribution of retained earnings by the shareholders' meeting on March 29,2012
Legal Reserve		—		—		—		7,180		—		(7,180)		—
Other Reserves		—		—		—		—		112,050		(112,050)		—
Dividend distribution		—		—		—		—		—		(24,363)		(24,363)
Net Income for the year		—		—		—		—		—		326,205		326,205

Balance at December 31, 2012	Ps.	124,485	Ps.	91,543	Ps.	216,028	Ps.	22,091	Ps.	423,766	Ps.	326,205	Ps.	988,090

Distribution of retained earnings by the shareholders' meeting on April 30,2013
Legal Reserve		—		—		—		2,806		—		(2,806)		—
Other Reserves		—		—		—		—		314,727		(314,727)		—
Dividend distribution		—		—		—		—		—		(8,672)		(8,672)
Net Income for the year		—		—		—		—		—		372,990		372,990

Balance at December 31, 2013	Ps.	124,485	Ps.	91,543	Ps.	216,028	Ps.	24,897	Ps.	738,493	Ps.	372,990	Ps.	1,352,408

Distribution of retained earnings by the shareholders' meeting on April 30,2014
Legal Reserves		—		—				—		—		—		—
Other Reserve		—		—				—		364,648		(364,648)		—
Dividend distribution		—		—				—		—		(8,342)		(8,342)
Net Income for the year		—		—				—		—		362,920		362,920

Balance at December 31, 2014	Ps.	124,485	Ps.	91,543	Ps.	216,028	Ps.	24,897	Ps.	1,103,141	Ps.	362,920	Ps.	1,706,986

The accompanying notes are an integral part of these consolidated financial statements

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

1. Business of the Company

        Grupo Supervielle S.A. ("Grupo Supervielle", the "Company" or the "Group") is a financial services holding company organized under the laws of Argentina that conducts its business through its subsidiaries, providing banking services, proprietary brand credit card services, personal loans, insurance and other services. The detail subsidiaries of the Company and respective ownership is included in Note 2.

2. Basis of Consolidation

        Grupo Supervielle's consolidated financial statements as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013 and 2012 include the assets, liabilities and results of the controlled companies detailed below. The percentages directly or indirectly held by Grupo Supervielle in each of those companies' capital stock are as follows:

	December 31,
Issuing Company	2014	2013
Grupo Supervielle S.A.
Banco Supervielle S.A. ("Banco")	97.39%	97.39%
Cordial Compañía Financiera S.A. ("CCF")	97.52%	97.52%
Adval S.A. ("Adval")(1)	—	99.75%
Cordial Microfinanzas S.A. ("Cordial")(2)	99.67%	93.34%
Sofital S.A.F. e II ("Sofital")	95.03%	95.03%
Tarjeta Automática S.A. ("Tarjeta")	99.68%	99.68%
Supervielle Asset Management S.A. Sociedad Gerente de Fondos Comunes de Inversión ("SAM")	99.75%	99.75%
Espacio Cordial de Servicios S.A. ("ECS")	99.75%	99.75%
Supervielle Seguros S.A. ("SS")	99.75%	99.75%

(1)
The participation on Adval S.A. was sold on May 30, 2014

(2)
The minority interest over Cordial Microfinanzas S.A. was acquired by the Group on December 2014

        Intercompany balances and transactions have been eliminated in consolidation.

3. Significant Accounting Policies

        The consolidated financial statements have been prepared in accordance with the rules of the Argentine Central Bank ("BCRA") which prescribes the generally accepted accounting principles for all banks in Argentina ("Argentine Banking GAAP"), which differs in certain significant respects from generally accepted accounting principles in Argentina applicable to enterprises in general ("Argentine GAAP") (see Note 30) and from generally accepted accounting principles in the United States of America ("US GAAP") (see Note 36).

        For purpose of these consolidated financial statements, certain disclosures related to formal legal requirements for reporting in Argentina have been omitted since they are no required for SEC

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

3. Significant Accounting Policies (Continued)

(Securities and Exchange Commission) reporting purposes. In addition, certain presentations and disclosures, including the statements of cash flows, have been included in the accompanying financial statements in Note 36 to comply with Regulation S-X of the SEC.

        The following is a summary of significant policies followed by the Group in the preparation of the consolidated financial statements.

3.1   Presentation of Financial Statements in Constant Argentine Pesos

        The consolidated financial statements have been prepared in constant monetary units, reflecting the overall effects of inflation through August 31, 1995. As from that date, in accordance with Argentine Banking GAAP and the requirements of the control authorities, restatement of the financial statements was discontinued until December 31, 2001. As from January 1, 2002, in accordance with Argentine Banking GAAP recognition of the effects of inflation has been resumed. In accordance with BCRA Communication "A" 3,921, inflation accounting was discontinued as from March 1, 2003.

3.2   Foreign Currency

        Assets and liabilities denominated in foreign currencies are converted into pesos using the year-end exchange rates. Transactions denominated in foreign currencies are translated into local currency at the prevailing exchange on the date of transaction settlement. Foreign exchange differences were recorded in the statement of income for each year in the caption "Exchange rate differences on gold and foreign currency"

3.3   Gold

        Gold has been valued at its market price at the year-end and converted into pesos using the year-end exchange rates.

3.4   Government and Corporate Securities

        Government securities mainly represent obligations of the Argentine government. Corporate securities included in this caption consist of listed corporate equity securities and listed debt securities. Corporate equity and debt securities are considered to be held for trading purposes as defined under Argentine Banking GAAP.

        Realized and unrealized gains and losses on sales and interest income on government and corporate securities are included as "Income from government and corporate securities" in the accompanying statement of income.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

3. Significant Accounting Policies (Continued)

Government Securities

        Argentine Banking GAAP establishes two categories in which banks should classify Argentine government securities, according to the purpose of the relevant assets. The Group recognizes the securities as follows:

  a)
  Securities measured at fair value: These securities, that have an active market in accordance with Central Bank rules, have been valued at their market price at year-end and converted into pesos following the procedure described in Note 3.2. Realized and unrealized exchange gains and losses are recorded in financial income for each year. Changes in fair value of these securities are recorded as financial income.

  b)
  Securities measured at amortized cost: These securities, that do not have an active market in accordance with Central Bank rules, are valued at acquisition cost plus financial results accrued, exponentially applying the internal rate of return as per their issuance terms and conditions. The accruals of the internal rate of return mentioned above were recorded in the related consolidated statements of income.

Investments in listed corporate securities

        These securities have been valued at their market price at each year-end. Changes in valuation of these securities are recorded as financial income for each year.

3.5   Interest Income (Expense)

        Interest income and expense is recognized on an accrual basis using the straight-line method. For all lending and certain borrowing transactions in local and foreign currency with maturities greater than 92 days, interest is recognized on a compounded basis, which provides for an increasing effective rate over the life of the loan.

        The Bank suspends the accrual of interest when the related loan is 90 days past due and the collection of interest and principal is in doubt. The suspension of interest corresponds to the loans classified as "with problems" and "medium risk" or below, under Argentine Central Bank´s classification rules. Accrued interest remains on the Bank´s books and is considered to be part of the loan balance when determining the allowance for loan losses. Regarding impaired loans, interest is recognized on a cash basis after reducing the balance of accrued interest, if applicable.

3.6   Loans

        Loans are valued at amortized cost, plus interest accrued at each balance sheet date, net of allowances for loan losses, as described in note 3.7.

3.7   Allowances for Loan Losses

        Allowances for loan losses are recognized considering the evaluation of the debt repayment capacity, the degree of debtors' compliance and the guarantees securing the respective transactions,

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

3. Significant Accounting Policies (Continued)

following the regulations on Debtor Classification and Minimum Loan Loss Risk Allowances issued by the BCRA.

3.8   Other receivables and liabilities from financial transactions

  •
  Amounts receivable for spot and forward sales pending settlement:  These receivables have been valued at their agreed settlement value. The difference between the market value of the securities and/or the foreign currency exchanged at the time of execution of the sale contracts and the agreed forward exchange value (premium) was accreted into income during the period held. The securities and/or foreign currency to be delivered were valued as stated on note 3.4, and recorded as Securities to be delivered under spot and forward sales pending settlement within "Other liabilities from financial transactions".

  •
  Securities receivable and to be delivered for spot and forward sales pending settlement:  Securities and/or foreign currency to be received for purchases and to be delivered for sales, are valued following the procedure described in Note 3.2.

  •
  Unlisted corporate bonds:  Have been valued at acquisition cost plus accrued interest at year-end.

  •
  Other receivables not included in the Debtor Classification Regulations:  This caption includes participation certificates issued by trusts and investments in mutual funds. Participation certificates issued by trusts have been accounted for under the equity method, and debt securities issued by trusts in pesos and in foreign currency been accounted for at cost plus accrued interest. Investments in mutual funds have been accounted for at fair value, using market prices at each balance sheet date. Changes in valuation are recognized in the statement of income.

  •
  Premiums for options issued:  are valued at their market value at year-end. Changes in valuation were recorded in financial income for each year.

  Assets in guarantee of the options operations are represented by cash and securities that are recorded under Miscellaneous receivables-Others. These securities were valued at their market value at year-end. Changes in the valuation of such securities were recorded in financial income for each year.

  •
  Banks and international institutions and subordinated negotiable obligations:  Valued on the basis of the cash received, net of transaction costs, plus the financial results accrued on the basis of the internal rate of return estimated upon initial recognition.

3.9   Receivables from financial leases

        The receivable from financial leases were valued at the discounted value of the sum of minimum installments pending collection (excluding any contingent installments), the residual value and the purchase options. Interests earned on these receivables are recognized as financial income.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

3. Significant Accounting Policies (Continued)

3.10 Provisions for Contingencies

        The Group has certain contingent liabilities with respect to existing or potential claims, lawsuits and other proceedings, including those involving labor and other matters. The Group accrues liabilities when it is probable that future costs will be incurred and such costs can be reasonably estimated.

3.11 Unlisted equity investments

        Under Argentine Banking GAAP, the equity method is used to account for investments where a significant influence in the corporate decision making process exists. Investments in which the Group does not exercise significant influence are accounted for at cost.

        Unlisted equity investments in other companies were valued as follows:

In Argentine non-controlled entities carrying out supplementary authorized activities:

        Investments in Provincanje S.A., Mercado Abierto Electrónico S.A., Sedesa, Argencontrol S.A., Compensadora Electrónica S.A. Mendoza Fiduciaria S.A., Cuyo Aval S.G.R., ACH S.A., Garantizar S.G.R., Campo Aval S.G.R., Los Grobo S.G.R., Vínculos S.G.R. y Afianzar S.G.R. were valued at cost, adjusted for inflation where applicable, as indicated in note 3.1, with the limit of their respective equity value calculated based on the latest financial statements of the issuers available at year-end.

In other Argentine controlled companies:

        The investment in Viñas del Monte S.A. ("Viñas del Monte") was valued at cost.

In other Argentine non-controlled companies:

        The investment in San Luis Trading S.A. was valued at cost, adjusted for inflation as indicated in note 3.1.

In other foreign non-controlled companies:

        The equity investment in SWIFT was valued at cost.

3.12 Premises and Equipment and Miscellaneous Assets

        Have been valued at cost and adjusted for inflation, where applicable, as indicated in Note 3.1., less the corresponding accumulated depreciation.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

3. Significant Accounting Policies (Continued)

        Depreciation is calculated following the straight-line method over the following estimated useful lives:

Buildings	50 years
Furniture and facilities	10 years
Machinery and equipment	5 years
Vehicles	5 years
Other	5 years

        The cost of maintenance and repairs is charged to expense as incurred. The cost of significant renewals and improvements are added to the carrying amount of the respective assets. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in the consolidated statement of income.

        The recorded value of these assets does not exceed their estimated recoverable value.

3.13 Other Miscellaneous Assets

        Have been valued at cost and adjusted for inflation, where applicable, as indicated in Note 3.1, less accumulated depreciation, calculated following the straight-line method over the estimated useful lives of the assets. The recorded value of these assets does not exceed their estimated recoverable value. (See note 11).

3.14 Intangible Assets

Other intangibles

        Other intangibles consist of computer software costs and leasehold improvements and have been valued at cost, less accumulated amortization.

        Amortization of leasehold improvements is calculated following the straight-line method over the shorter of the life of the improvement or the remaining lease term. Amortization of computer software cost is calculated following the straight-line method over a 5 year period.

Goodwill

        Represents the excess of the acquisition cost over the value assigned to businesses acquired. Goodwill is amortized following the straight-line method over estimated useful lives, not exceeding 10 years.

3.15 Severance and vacation

        Severance costs are expensed in the period in which the termination terms are agreed with the employees.

        Vacations are expensed as paid.

3.16 Deposits

        Deposits are valued at amortized cost. For deposits denominated in foreign currency, the procedure described in Note 3.2 is applied.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

3. Significant Accounting Policies (Continued)

3.17 Subordinated Negotiable Obligations

        Subordinated Negotiable Obligations are valued at amortized cost plus accrued interest using the internal rate of return.

3.18 Shareholders' Equity

        Shareholders' Equity accounts have been adjusted for inflation following the procedure described in Note 3.1, except for the "Capital Stock" account, which has been stated at their original values. The adjustment stemming from the restatement of these accounts has been capitalized.

3.19 Minimum Presumed Income Tax and Income Tax

        Income tax is calculated at the rate of 35% on the tax result for all the periods presented. Argentine Banking GAAP does not require the recognition of the effects of temporary differences between the carrying amounts of existing assets and liabilities and their respective tax basis and, therefore, income taxes for Banco Supervielle and Cordial Compañía Financiera are recognized on the basis of amounts due in accordance with Argentine tax regulations.

        Minimum presumed income tax, established by Law No. 25,063, complements income tax since while the latter is assessable on the taxable profit for the fiscal year, minimum presumed income tax is a minimum tax levied on potential income provided by certain productive assets at the rate of 1%; the Entity's tax obligation for each fiscal year being the higher of the two taxes. However, if in any fiscal year minimum presumed income tax exceeds income tax, that amount in excess will be computable as payment on account of income tax in excess of minimum presumed income tax arising in any of the following ten fiscal years.

        The abovementioned law establishes that, the entities regulated by the Financial Institutions Law must consider 20% of their taxable assets as the taxable basis for calculation of the minimum presumed income tax, after deducting those defined as non-computable assets.

3.20 Cash and Cash Equivalents

        Cash and cash equivalents include cash and due from banks and highly liquid investments with an original maturity of less than three months according to the following detail:

	December 31,
	2014		2013		2012
Cash and due from banks	Ps.	3,649,084	Ps.	2,662,592	Ps.	2,177,218
Securities issued by the BCRA—listed		356,991		—		1,973
Acceptances and certificates of deposits purchased and time deposits		1,537		76,294		1,778
Investments in mutual funds		35,846		47,847		9,189
Time deposits—less than 90 days		2,722		—		4,917

Cash and cash equivalents	Ps.	4,046,180	Ps.	2,786,733	Ps.	2,195,075

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

3. Significant Accounting Policies (Continued)

        Reconciliation between balances as appearing on the Balance sheet and the items considered as Cash and cash equivalents:

	December 31,
	2014		2013		2012
Cash and due from banks
As per the Balance sheet	Ps.	3,649,084	Ps.	2,662,592	Ps.	2,177,218
As per the Statement of cash flows	Ps.	3,649,084	Ps.	2,662,592	Ps.	2.177,218
Government and corporate securities
Securities issued by the BCRA
As per the Balance sheet	Ps.	735,708		—	Ps.	53,829
BCRA bills and notes—unlisted		(378,717)		—		(51,856)
As per the Statement of cash flows	Ps.	356,991		—	Ps.	1,973
Holdings of trading securities
As per the Balance sheet	Ps	98,656	Ps.	475,354	Ps.	174,263
Investments in unapplied listed corporate securities		(97,119)		(399,060)		(172,485)
As per the Statement of cash flows	Ps.	1,537	Ps.	76,294	Ps.	1,778
Other receivables from financial transactions
Other receivables not included in the debtor classification regulations
Financial trust Participation Certificates, Financial trust Debt Securities and other (see Note 8)	Ps	1,359,809	Ps.	1,204,677	Ps.	1,393,808
Other assets		(1,323,963)		(1,156,830)		(1,384,619)
As per the Statement of cash flows	Ps.	35,846	Ps.	47,847	Ps.	9,189
Acceptances, certificate of deposits and time deposits less than 90 d.
Other (See Note 8)	Ps	106,293	Ps.	59,519	Ps.	71,557
Other financings		(183)		(947)		(5,469)
Accrued commissions		(2,520)		(2,770)		(15,574)
Time deposits not considered cash equivalent		(1,422)		(36)
Other assets		(99,447)		(55,766)		(45,597)
As per the Statement of cash flows	Ps.	2,722		—		4,917

3.21 Use of Estimates

        The preparation of financial statements in conformity with Argentine Banking GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. Significant estimates include those required for the accounting of the allowance for loan losses, the recoverable value of assets and the provisions for contingencies, among others. Actual results could differ from those estimates.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

3. Significant Accounting Policies (Continued)

3.22 Impairment of long-lived assets

        The Group periodically evaluates the carrying value of its long-lived assets and certain intangible assets for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying value of a long-lived asset is considered impaired by the Group when the expected cash flows, discounted and without interest cost, from such an asset, is less than its carrying value. In that event, a loss would be recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Previously recognized impairment loss is only reversed when there is a subsequent change in estimates used to compute the fair value of the asset. In that event, the new carrying amount of the asset should be the lower of its fair value or the net carrying amount the asset would have had if no impairment had been recognized.

4. Restricted Assets

        At December 31, 2014 and 2013, the following Group's assets are restricted:

	December 31,
Item	2014		2013
Loans
In guarantee of secured borrowings	Ps.	—	Ps.	3,953
Other receivables from financial transactions
Special guarantee accounts in BCRA(a)		201,288	Ps.	121,110
Others		286		400

	Ps.	201,574	Ps.	121,510

Miscellaneous receivables
Trust Guarantee deposits	Ps.	23,355	Ps.	10,108
Guarantee deposits for Forward Exchange Operations		31,410		47,624
Guarantee deposits for options issued		1,770		9,298
Guarantee deposits for Credit cards		56,136		37,984
Other guarantee deposits		13,163		8,896

Total	Ps.	125,834	Ps.	113,910

(a)
Includes the special accounts balances as security for activities related to automated clearing house

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

5. Government and Corporate Securities

        Government and corporate securities consist of the following:

	December 31,
	2014		2013
Holding of Government Securities
Measured at fair value	Ps.	98,656	Ps.	475,354
Measured at amortized cost		1		7,373

Total	Ps.	98,657	Ps.	482,727

Securities issued by the BCRA
Measured at fair value		319,151		—
Measured at amortized cost		378,717		—
Securities received by repurchase agreements		37,840		—

Total	Ps.	735,708	Ps.	—

Investment in listed corporate securities
Argentine shares		82,558		671
Foreign shares		91,157		592

Total	Ps.	173,715	Ps.	1,263

Total government and corporate securities	Ps.	1,008,080	Ps.	483,990

        As of December 31, 2014, Securities issued by Argentine Central Bank sold under repurchase agreements amounted to Ps. 79,328 and were recorded under the caption "Other Receivables resulting from financial transactions". As of December 31, 2013, there weren't outstanding operations.

        The maturities as of December 31, 2014, of government and corporate securities were as follows:

	Carrying value		Maturing within 1 year
Listed Government Securities	Ps.	98,656	98,656
Unlisted Government Securities		1	—
Securities issued by the BCRA		735,708	735,708

	Ps.	834,365	834,364

6. Loans

        The Group's lending activities consist of the following:

  •
  Loans to the non-financial public sector: loans to the federal and provincial governments of Argentina.

  •
  Loans to the financial sector: loans to local banks and financial entities.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

6. Loans (Continued)

  •
  Loans to the non-financial private sector and foreign residents:

          Overdrafts— short-term obligations drawn on by customers through overdrafts of current accounts.

          Promissory Notes— endorsed promissory notes, discounted and purchased bills and factored loans.

          Mortgage loans— loans to purchase or improve real estate and collateralized by such real estate or commercial loans secured by real estate.

          Automobile and other secured loans— loans where collateral is pledged as an integral part of the loan document.

          Personal loans— loans to individuals.

          Credit card loans— loans to credit card holders.

          Foreign Trade loans— loans to exporters / importers.

          Government securities loans— loans where government securities are exchanged.

          Other— includes mainly short-term loans for export prefinancing and financing.

        As of December 31, 2014 and 2013, the classification of the Group's loan portfolio pursuant to BCRA regulations was as follows:

	December 31,
	2014		2013
Non-financial public sector	Ps.	12,666	Ps.	15,699
Financial sector (Argentine)		3,514		36,029
Non-financial private sector and foreign residents		14,997,423		11,582,561

Commercial
—With self-liquidating preferred guarantees		342,107		222,166
—With other preferred guarantees		1,096,450		610,379
—Without preferred guarantees		6,158,205		5,065,743
Consumer
—With self-liquidating preferred guarantees		30,552		29,958
—With other preferred guarantees		234,974		312,989
—Without preferred guarantees		7,135,135		5,341,326

Subtotal		15,013,603		11,634,289

Less: Allowance (Note 7)		(417,023)		(342,000)

Total	Ps.	14,596,580	Ps.	11,292,289

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

6. Loans (Continued)

        "Self-liquidating preferred guarantees" consist mainly of cash collateral, gold collateral, warrants over primary products and other forms of collateral of self-liquidation.

        "Other preferred guarantees" consist, in general, of mortgages and other forms of collateral pledged to secure the loan amount.

        "Without preferred guarantees" consist, in general, of unsecured third-party guarantees.

        The following industry segments comprised the most significant loan concentrations as of December 31, 2014 and 2013:

	December 31,
	2014	2013
Financial Sector	2.1%	3.6%
Services	5.3%	4.5%
Primary Products	10.5%	11.1%
Consumer	53.4%	55.2%
Retail Trade	3.6%	2.8%
Construction	6.3%	4.6%
Manufacturing	10.0%	9.3%
Other	8.8%	8.9%

        Substantially all of Group's operations, property and customers are located in Argentina. Therefore, the performance of loan portfolio, financial condition and the results of its operations depend primarily on the macroeconomic and political conditions prevailing in Argentina.

7. Allowance for Loan Losses

        The activity in the allowance for loan losses (which includes the allowances for loans, for other receivables from financial transactions and for receivables from financial leases) for the years ended December 31, 2014, 2013 and 2012, was as follows:

	December 31,
	2014		2013		2012
Balance at beginning of year	Ps.	(353,756)	Ps.	(295,691)	Ps.	(175,780)
Provision charged to income		(356,509)		(350,535)		(209,798)
Write-offs and reversals		280,907		296,985		89,887
Other adjustments		—		(4,515)		—

Balance at end of year	Ps.	(429,358)	Ps.	(353,756)	Ps.	(295,691)

        The Group has entered into certain renegotiations with customers. The Group has eliminated any differences between the principal and accrued interest due under the original loan and the new loan amount through a charge against the allowance for loan losses.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

8. Other Receivables and Liabilities from Financial Transactions, Miscellaneous Receivables and Miscellaneous Liabilities

        The composition of other receivables from financial transactions, by type of guarantee, as of December 31, 2014 and 2013 was as follows:

	December 31,
	2014		2013
Preferred guarantees, including deposits with BCRA	Ps.	204,542	Ps.	121,110
Unsecured		2,064,291		1,626,050
Allowance		(5,221)		(4,439)

	Ps.	2,263,612	Ps.	1,742,721

        The breakdown of the caption "other" included in "Other receivables from financial transactions" in the balance sheet was as follows:

	December 31,
	2014		2013
Other receivables not included in the debtor classification regulations
Financial Trust Participation Certificates	Ps.	612,676		659,946
Financial Trust Debt Securities		696,563		462,683
Other		50,570		82,048
Other payments by third parties		4,380		2,595
Other financing		22,271		7,422
Accrued commissions receivable		98,502		29,882
Other		106,293		59,519

	Ps.	1,591,255	Ps.	1,304,095

        The breakdown of the caption "other" included in "Other liabilities from financial transactions" in the balance sheet was as follows:

	December 31,
	2014		2013
Collections and other operations on behalf of third parties	Ps.	668,958	Ps.	391,721
Sundry (payment orders abroad)		133,063		77,638
Other withholdings and collection		216,962		183,291
Social security payment orders pending settlement		247,171		90,975
Liabilities for financing of purchases		2,097		11,361
Other		151,951		91,422

	Ps.	1,420,202	Ps.	846,408

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

8. Other Receivables and Liabilities from Financial Transactions, Miscellaneous Receivables and Miscellaneous Liabilities (Continued)

        The breakdown of the caption "other" included in "Miscellaneous receivables" in the balance sheet was as follows:

	December 31,
	2014		2013
Guarantee deposits	Ps.	124,021		112,685
Sundry debtors		159,208		123,142
Payments in advance		64,605		51,533
Tax advances		20,793		6,593
Loans to employees		26,799		14,667
Other		2,077		15,056

	Ps.	397,503	Ps.	323,676

        The breakdown of the caption "other" included in "Miscellaneous liabilities" in the balance sheet was as follows:

	December 31,
	2014		2013
Tax payable	Ps.	272,388	Ps.	157,657
Payroll and social security		192,790		140,526
Sundry creditors		320,671		207,772
Collections in advance		77,756		41,301
Other		60,523		44,927

	Ps.	924,128	Ps.	592,183

        The Group enters into forward transactions related to government securities and foreign currencies. The Group recognizes cash, security or currency amount to be exchanged in the future as a

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

8. Other Receivables and Liabilities from Financial Transactions, Miscellaneous Receivables and Miscellaneous Liabilities (Continued)

receivable and payable at the original transaction date. The assets and liabilities related to such transactions are as follows:

	December, 31
	2014	2013
Amounts receivable from spot and forward sales pending settlement	42,728	80,092
Receivables from repo transactions of government securities	34,483	66,157
Receivable from spot sales of government and private securities pending settlement	4,719	3,729
Receivables from spot sales of foreign currency pending settlement	692	267
Receivables from other spot sales pending settlement	446	9,939
Receivables from forward sales of government securities pending Settlement	2,388	—
Securities and foreign currency receivable from spot and forward purchases pending settlement	192,041	95,968
Spot purchases of government and private securities pending settlement	45,685	3,698
Spot purchases of foreign currency pending settlement	876	361
Forward purchases of securities under repo transactions	79,328	81,400
Premium from forward purchases	—	511
Other spot purchases pending settlement	66,152	9,998
Amounts payable for spot and forward purchases pending settlement	200,482	92,860
Payables for spot purchases of government securities pending Settlement	45,680	3,637
Payables for spot purchases of foreign currency pending settlement	636	328
Payables for forward purchases of securities under repo transactions	79,313	78,926
Other payables for spot purchase pending settlement	74,853	9,969
Securities and foreign currency to be delivered under spot and forward sales pending settlement	60,903	95,668
Forward sales of government securities under repo transactions	38,013	61,050
Spot sales of government and private securities pending settlement	4,950	16,959
Spot sales of foreign currency pending settlement	15,325	16,897
Forward sales of government securities pending settlement	2,384	762
Other forward sales pending settlement	231	—

        These instruments consist of foreign currency and securities contracts (spot and forward purchases and sales), whose valuation method is disclosed in Note 3.8).

        Premiums on these instruments have been included in the "Financial income" and "Financial expense" captions of the consolidated statements of income of each year.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

9. Unlisted equity Investments

        Equity investments in other companies consisted of the following as of December 31, 2014 and 2013:

	December 31,
	2014		2013
In Complementary and authorized activities
Mercado Abierto Electrónico S.A.	Ps.	61	Ps.	61
SEDESA S.A.		33		33
Argencontrol S.A.		25		25
Compensadora Electrónica S.A.		33		33
Provincanje S.A.		684		684

Total equity investments in Complementary and authorized activities	Ps.	836	Ps.	836

In Non-financial Institutions
Viñas del Monte S.A.		3,670		3,670
San Luis Trading S.A.		51		51
SWIFT S.A.		1		1
Other		86		76

Total equity investments in non-financial institutions	Ps.	3,808	Ps.	3,798

Less: Allowances (Note 12)	Ps.	(173)	Ps.	(173)

Total Equity investments	Ps.	4,471	Ps.	4,461

10. Premises and Equipment, net

        The major categories of premises and equipment as of December 31, 2014 and 2013 were as follows:

		December 31,
	Estimated Useful life (years)
		2014		2013
Land and Buildings	50	Ps.	32,279	Ps.	27,394
Furniture and facilities	10		37,168		37,939
Machinery and equipment	5		89,392		81,461
Vehicles	5		16,603		7,988
Others			164		—

Total			175,606		154,782

        Depreciation expense was Ps. 43,308, Ps. 35,989 and Ps. 31,171 as of December 31, 2014, 2013 and 2012, respectively.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

11. Miscellaneous Assets

        Miscellaneous assets consisted of the following as of December 31, 2014 and 2013:

		December 31,
	Estimated Useful life (years)
		2014		2013
Construction in progress	—	Ps.	49,513	Ps.	11,229
Advances for purchase of assets	—		5,088		10,522
Stationery and office supplies	—		13,390		3,736
Works of art	—		2,326		1,891
Foreclosed assets			343		343
Others miscellaneous assets(a)	50		278,274		24,953

		Ps.	348,934	Ps.	52,674

(a)
Corresponds mainly to an acquisition for a total of Ps.237 million of eight office units and forty parking spaces for a probable future reallocation of its staff

        Depreciation expense was Ps. 1.468, Ps. 301 and Ps. 257 as of December 31, 2014, 2013 and 2012, respectively.

12. Intangible Assets

12.1 Goodwill

        As of December 31, 2014 and 2013 goodwill breakdown is as follows:

		December 31,
	Estimated Useful life (years)
		2014	2013
Goodwill for the purchase of Banco Regional de Cuyo S.A., net of accumulated amortization	10	14,060	17,894
Goodwill for the purchase of Cordial Compañía Financiera, net of accumulated amortization	10	34,037	39,207
Goodwill for the purchase of Tarjeta Automática S.A., net of accumulated amortization	10	—	363
Goodwill for the purchase of Supervielle Seguros S.A., net of accumulated amortization	10	1,665	1,960

Total		49,762	59,424

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

12. Intangible Assets (Continued)

12.2 Other Intangible Assets

        As of December 31, 2014 and 2013, the organization and development costs breakdown is as follows:

		December 31,
	Estimated Useful life (years)
		2014		2013
Cost from information technology projects(a)	5	Ps.	99,484	Ps.	70,091
Other capitalized cost(b)	5		66,321		67,794

Total		Ps.	165,805	Ps.	137,885

(a)
Under Central Bank rules, the Bank records as expense software cost relating to preliminary application development and post implementation stages of software development.

(b)
Under Central Bank rules, the Bank records cost inherent to the improvements in building leased.

        Amortization expense of goodwill and other intangible assets was Ps. 76,559, Ps. 66,562 and Ps. 55,048 as of December 31, 2014, 2013 and 2012, respectively, which was recorded in Administrative expenses and Other expenses.

13. Allowances and Provisions

        Allowances on other assets and provisions as of December 31, 2014 and 2013 were as follows:

	December 31,
	2014		2013
Allowances against asset accounts:
Unlisted equity investments(a)	Ps.	173	Ps.	173
Miscellaneous receivables, for collection risk(b)		21,059		16,216

	Ps.	21,232	Ps.	16,389

Provisions:
For contingent commitments		1,017		1,017
Other contingencies(c)		48,769		53,174

Total Provisions	Ps.	49,786	Ps.	54,191

(a)
Includes the estimated losses due to the excess of the cost over the equity method in equity investments.

(b)
Based upon an assessment of debtors' performance, the economic and financial situation and the collateral securing their respective obligations.

(c)
Includes the estimated amounts payable under lawsuits against the Group and other contingences.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

14. Other Liabilities from Financial Transactions—Banks and International Institutions, and Loans from Domestic Financial Institutions

        The Group borrows funds under different credit arrangements from local and foreign banks and international lending agencies as follows:

	December 31,
Description	2014		2013
Banks and International Institutions
Contractual long-term liabilities	Ps.	—	Ps.	3,079

Contractual short-term liabilities	Ps.	53,640	Ps.	41,489

Total Banks and International Institutions	Ps.	53,640	Ps.	44,568

Loans from Domestic Financial Institutions
Contractual long-term liabilities	Ps.	27,331	Ps.	32,309

Contractual short-term liabilities	Ps.	378,571	Ps.	324,332

Total Loans from Domestic Financial Institutions	Ps.	405,902	Ps.	356,641

TOTAL	Ps.	459,542	Ps.	401,209

        As of December 31, 2014, maturities of the above long-term loans for each of the fiscal years 2016 through 2019 and thereafter were as follows:

Contractual long-term Liabilities
2016	Ps.	13,227
2017		8,774
2018		4,514
2019		816

	Ps.	27,331

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

15. Other Liabilities from Financial Transactions—Unsubordinated and Subordinated Negotiable Obligations

15.1 Unsubordinated Negotiable Obligations

        The amounts outstanding and the terms corresponding to outstanding unsubordinated negotiable obligations were as follows:

				December 31,
		Maturity date	Annual interest rate
	Issue date			2014		2013
Short-Term
Grupo Supervielle	9/28/12	5/28/14	Badlar +Spread 4.23%	Ps.	—	Ps.	65,020
Grupo Supervielle	1/24/13	7/24/14	Badlar +Spread 4.48%	Ps.	—	Ps.	93,671
Grupo Supervielle	5/7/13	11/7/14	Badlar +Spread 3.50%	Ps.	—	Ps.	65,121
Grupo Supervielle	11/5/13	5/5/15	Badlar +Spread 4.08%	Ps.	51,717	Ps.	1,388
Grupo Supervielle	1/31/14	7/31/15	Badlar +Spread 4.70%	Ps.	74,259	Ps.	—
Grupo Supervielle	1/31/14	1/31/19	Badlar +Spread 6.25%	Ps.	2,383	Ps.	—
Grupo Supervielle	5/13/14	11/13/15	Badlar +Spread 3.85%	Ps.	39,082	Ps.	—
Grupo Supervielle	5/13/14	5/13/16	Badlar +Spread 4.65%	Ps.	2,317	Ps.	—
Banco Supervielle	5/13/13	11/17/14	Badlar +Spread 3.99%	Ps.	—	Ps.	91,210
Cordial Compañía Financiera—Short-term securities (VCPs)	2/8/13	2/3/14	Badlar +Spread 4.25%	Ps.	—	Ps.	73,500
Cordial Compañía Financiera—Short-term securities (VCPs)	5/13/13	5/8/14	Badlar +Spread 3.99%	Ps.	—	Ps.	49,875
Cordial Compañía Financiera	10/3/13	6/30/14	23.00%	Ps.	—	Ps.	16,889
Cordial Compañía Financiera	10/3/13	4/3/15	Badlar +Spread 4.99%	Ps.	72,405	Ps.	—
Cordial Compañía Financiera	2/21/14	8/21/15	Badlar +Spread 5.00%	Ps.	53,889	Ps.	—

Total short-term liabilities				Ps.	296,052	Ps.	456,674

Long-Term
Grupo Supervielle	11/5/13	5/5/15	Badlar +Spread 4.08%	Ps.	—	Ps.	49,844
Grupo Supervielle	1/31/14	1/31/19	Badlar +Spread 6.25%	Ps.	22,446	Ps.	—
Grupo Supervielle	5/13/14	5/13/16	Badlar +Spread 4.65%	Ps.	81,667	Ps.	—
Grupo Supervielle	9/23/14	3/23/16	Badlar +Spread 3.25%	Ps.	80,945	Ps.	—
Cordial Compañía Financiera	10/3/13	4/3/15	Badlar +Spread 4.99%	Ps.	—	Ps.	72,406
Cordial Compañía Financiera	8/15/14	2/15/16	Badlar +Spread 3.75%	Ps.	147,222	Ps.	—

Total long-term liabilities				Ps.	332,280	Ps.	122,250

				Ps.	628,332	Ps.	578,924

        As of December 31, 2014, interest and principal on all of the above debt securities were payable in Pesos.

        Accrued interest on the above liabilities for Ps. 11,835 and Ps. 8,280 as of December 31, 2014 and 2013 is included in "Unsubordinated negotiable obligations" under the caption "Other Liabilities from Financial Transactions" in the accompanying balance sheet.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

15. Other Liabilities from Financial Transactions—Unsubordinated and Subordinated Negotiable Obligations (Continued)

15.2 Subordinated Negotiable Obligations

        The amounts outstanding and the terms corresponding to outstanding subordinated negotiable obligations at the dates indicated were as follows:

				December 31,
		Maturity date	Annual interest rate
	Issue date			2014		2013
Subordinated Negotiable obligations
Banco Supervielle	11/08/10	11/11/17	11.375%		426,082		322,352
Banco Supervielle	8/15/13	8/20/20	7.00%		193,997		146,459
Banco Supervielle	11/14/14	11/18/21	7.00%		115,383		—

Total long-term liabilities				Ps.	735,462	Ps.	468,811

        As of December 31, 2014, interest and principal on all of the above debt securities and subordinated loan were payable in US Dollars.

        Accrued interest on the above liabilities of Ps. 63,742 and Ps. 37,184 as of December 31, 2014 and 2013 is included under the caption "Subordinated Loan and Negotiable Obligations" in the accompanying balance sheet.

        Subordinated loan and long-term negotiable obligations as of December 31, 2014 mature as follows:

2015	Ps.	—
2016		—
2017		426,082
2018		—
Thereafter		309,380

Total	Ps.	735,462

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

16. Balances in Foreign Currency

        The balances of assets and liabilities denominated in foreign currencies (principally in U.S. dollars) were as follows:

	December 31,
	2014		2013
Assets:
Cash and due from banks	Ps.	1,009,082	Ps.	611,232
Government and corporate securities		114,760		440,554
Loans		675,883		632,579
Other receivables from financial transactions		246,954		349,841
Receivables from financial leases		2,957		2,875
Equity investments in other companies		1		1
Miscellaneous receivables		52,602		83,312
Unallocated items		204		759

Total	Ps.	2,102,443	Ps.	2,121,153

Liabilities:
Deposits	Ps.	659,872	Ps.	481,898
Other liabilities from financial transactions		215,059		305,289
Miscellaneous liabilities		21		211
Subordinated Negotiable Obligations		735,462		468,812
Unallocated items		7,521		1,166

Total	Ps.	1,617,935	Ps.	1,257,376

17. Deposits and Interest-bearing Deposits with Other Banks

Interest-bearing Deposits with Other Banks:

  a)
  Included in "Cash and Due from Banks" there are: (1) interest-bearing deposits with the BCRA totaling 2,219,405 and 1,633,820 as of December 31, 2014 and 2013, respectively; and (2) interest-bearing deposits in local and foreign banks totaling 178,861 and 166,496 as of December 31, 2014 and 2013, respectively.

  b)
  Included in "Loans" there are: overnight foreign bank interest-bearing deposits totaling 2,435 and 31,535 as of December 31, 2014 and 2013, respectively.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

17. Deposits and Interest-bearing Deposits with Other Banks (Continued)

Deposits

        The following table sets forth information regarding the maturity of deposits exceeding Ps.100,000 at December 31, 2014.

At December 31, 2014
(in thousands of Pesos)
Time Deposits
Within 3 months	5,561,098
After 3 months but within 6 months	191,278
After 6 months but within 12 months	85,970
Over 12 months	350

Total Time Deposits(1)	5,838,696

(1)
Only principal.

18. Transactions with Related Parties

        The Group has granted loans to certain related parties including officers, equity-method investees and consolidated companies. Total loans outstanding as of December 31, 2014 and 2013, amounted to Ps. 161,782 and Ps. 32,037, respectively.

        Such loans were made in the ordinary course of business at normal credit terms, including interest rates and collateral requirements, and, in management's opinion, such loans represent normal credit risk.

19. Breakdown of Captions Included in the Income Statement

	December 31,
	2014		2013		2012
Financial Expense
Other
Turnover Tax	Ps.	294,933	Ps.	192,015	Ps.	117,628
Premium on repo transactions	Ps.	26,565	Ps.	15,201	Ps.	5,060
Forward transactions		96,172		—		—
Other		5,833		7,526		16,469

	Ps.	423,503	Ps.	214,742	Ps.	139,157

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

19. Breakdown of Captions Included in the Income Statement (Continued)

	December 31,
	2014		2013		2012
Services fee income
Other
Commissions	Ps.	1,097,898	Ps.	796,062	Ps.	534,134
Income from call center services		—		11,018		6,453
Income from Mutual Funds administration services		54,844		39,030		25,752
Rentals from safety boxes		61,840		49,638		31,713
Insurance premiums		10,417		—		—
Other		24,581		9,644		—

	Ps.	1,249,580	Ps.	905,392	Ps.	598,052

Service fee expense
Other
Expenses and promotions related to credit cards	Ps.	147,045	Ps.	97,499	Ps.	68,751
Turnover tax		149,929		120,640		74,420
Insurance reserves		1,611		—		—
Other		6,643		25,667		7,723

	Ps.	305,228	Ps.	243,806	Ps.	150,894

	December 31,
	2014		2013		2012
Miscellaneous income
Other
Gains on premises and equipment and miscellaneous assets disposals	Ps.	2,684	Ps.	1,075	Ps.	7,322
Sales of products		42,441		13,758		—
Rentals		5,360		2,345		1,533
Other adjustments and interest of miscellaneous credits		7,202		4,832		2,435
Charge of couriers		2,579		1,639		—
Disposal of creditors		—		9,757		—
Other		10,855		26,024		12,367

	Ps.	71,121	Ps.	59,430	Ps.	23,657

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

19. Breakdown of Captions Included in the Income Statement (Continued)

Miscellaneous losses
Other
Losses on premises and equipment and miscellaneous assets disposals	Ps.	—	Ps.	19	Ps.	408
Losses on quota refund		4,161		4,055		3,855
Charges paid to National Social Security Administration (ANSES)		13,537		12,841		8,208
Turnover tax		4,863		5,750		3,676
Court resolutions paid		701		1,860		2,497
Grants paid		4,214		1,620		776
Miscellaneous credits losses		—		—		1,650
Other adjustments and interest of miscellaneous liabilities		466		1,366		515
Losses related to fiduciary services		1,246		728		—
Unrecoverable VAT		4,385		24		14
Other		28,495		19,965		14,192

	Ps.	62,068	Ps.	48,228	Ps.	35,791

20. Income Taxes

        Income tax charge for the fiscal years ended December 31, 2014, 2013 and 2012, amounted to Ps. 199,084; Ps. 97,765 and Ps. 75,110, respectively. As of December 31, 2014, the Group had accumulated tax loss carryforwards of Ps. 208,900 which may reduce future year's taxable income for income tax purposes. Such tax loss carryforwards expire over the following five years.

        As of December 31, 2014 and 2013, the consolidated Group's Minimum Presumed Income Tax (MPIT) available to credit against future income tax amounts to Ps. 6,370 and Ps. 3,218, respectively. Such MPIT expire over the following ten years.

21. Restrictions Imposed on the Distribution of Dividends

        The distribution of retained earnings in the form of dividends is governed by the Argentine Corporations Law. These rules require Grupo Supervielle to transfer 5% of its net income to a legal reserve until the reserve equals to 20% of the company's outstanding capital stock.

        In addition, with regard to Banco Supervielle and Cordial Compañía Financiera the regulations in force at December 31, 2014 provide as follows:

  (1)
  20% of the profits shown by the income statement for the fiscal year, plus—minus the adjustments to prior year results, minus the accumulated loss, if any, at the end of the preceding year, must be transferred to the Bank's legal reserve.

  (2)
  No profits may be distributed or remitted prior to the approval of the results for the year and of the publication of the Bank's annual financial statements.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

21. Restrictions Imposed on the Distribution of Dividends (Continued)

  (3)
  All profit distributions must have the prior authorization of the Superintendency of Financial and Exchange Institutions of the BCRA, the intervention of which will be aimed at verifying the correct application of the procedures described in the regulations in force on this matter, issued by the BCRA. No distribution can be made unless the Computable Capital exceeds by at least 75% the Minimum Capital required by the BCRA.

  (4)
  Additionally, when calculating the excess capital used to determine a dividend proposal, entities must deduct 1% of risk weighted assets.

22. Capital Stock

        As of December 31, 2014 the Group has outstanding 63,369,094 Ordinary Class "A", nominated, non-endorsable shares, which are entitled to five votes per share and 59,516,170 Ordinary Class "B", nominated and non-endorsable shares, which are entitled to one vote per share, and 1,600,000 Preferred shares with no voting rights.

        Preferred shares give the right to receive a preferred, non-cumulative, annual dividend which for the years ended on December 31, 2014 and 2013 was of 2,928,125 and 3,892,000 pesos per share, respectively, and is annually adjusted by a coefficient of 1 plus Badlar rate as of year-end. Preferred shares can only be withdrawn by decision of the Company's shareholders, and holders of preferred shares do not have the option to put or convert these shares into cash.

        The Company is not subject to the minimum capital requirements established by the BCRA.

        Pursuant to BCRA regulations, Banco Supervielle and Cordial Compañía Financiera must maintain a minimum capital, which is calculated by weighting the risks related to assets, bank premises and equipment, miscellaneous and intangible assets.

        Under BCRA regulations, as of December 31, 2014 and 2013, the minimum capital requirements as applied to the Bank were as follows:

	Minimum Capital		Computable Capital		Computable Capital as a % of Minimum Capital
December 31, 2014	Ps.	2,105,923	Ps.	2,337,326	111.0
December 31, 2013	Ps.	1,579,248	Ps.	1,772,266	112.2

        Management believes that, as of December 31, 2014 and 2013, The Bank and CCF, met all capital adequacy requirements to which are subject.

23. Earnings per Share

        Basic and diluted earnings per share are based upon the weighted average of common shares outstanding of Grupo Supervielle, which were 122,885,264, 122,885,264 and 123,978,629, for the years ended December 31, 2014, 2013 and 2012.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

24. Contribution to the Deposit Insurance System

        Law No. 24485 and Decree No. 540/95 established the creation of the Deposit Insurance System to cover the risk attached to bank deposits, in addition to the system of privileges and safeguards envisaged in the Financial Institutions Law.

        The National Executive Branch through Decree No. 1127/98 dated September 24, 1998, extended this insurance system to demand deposits and time deposits of up to Ps. 30 denominated either in pesos and/or in foreign currency. In January 2011, the amount was updated to Ps. 120. Later, in November 2014, through Communication "A" 5641, the BCRA increased this amount to Ps. 350.

        This system does not cover deposits made by other financial institutions (including time deposit certificates acquired through a secondary transaction), deposits made by parties related to Banco Supervielle, either directly or indirectly, deposits of securities, acceptances or guarantees and those deposits set up after July 1, 1995, at an interest rate exceeding the one established regularly by the BCRA based on a daily survey conducted by it. Those deposits whose ownership has been acquired through endorsement and those deposits made as a result of incentives other than the interest rate are also excluded. This system has been implemented through the creation of the Deposit Insurance Fund ("FGD"), which is managed by a company called Seguros de Depósitos S.A. ("SEDESA"). The shareholders of SEDESA are the BCRA and the financial institutions, in the proportion determined by the BCRA based on the contributions made to the fund.

25. Financial Instruments with Off-Balance Sheet Risk

  25.
  a. Credit-related financial instruments

        The Group enters into various transactions involving off-balance sheet financial instruments. The instruments could be used in the normal course of its business in order to meet the financing needs of its customers. These instruments expose the Group to credit risk above and beyond the amounts recorded in the consolidated balance sheets. These financial instruments include commitments to extend credit, standby letters of credit, guarantees granted and acceptances.

        The Group uses the same credit policies in making commitments, conditional obligations and guarantees as it does for granting loans.

        The Group's exposure to credit loss in the event of non-performance by the counterparty to the financial instrument for standby letters of credit, guarantees granted and acceptances is represented by the contractual notional amount of those investments.

        A summary of the credit exposure related to these items is shown below:

	December 31,
	2014		2013
Standby letters of credit	Ps.	53,396	Ps.	39,681
Guarantees granted	Ps.	330,227	Ps.	223,867
Acceptances	Ps.	20,202	Ps.	32,942

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

25. Financial Instruments with Off-Balance Sheet Risk (Continued)

        Standby letters of credit and guarantees granted are conditional commitments issued by the Group to guarantee the performance of a customer to a third party.

        Acceptances are conditional commitments for foreign trade transactions.

        The credit risk involved in issuing letters of credit and granting guarantees is essentially the same as that involved in extending loan facilities to customers. In order to grant guarantees to its customers, the Group may require counter-guarantees. These counter-guarantees are classified by type, as follows:

	December 31,
	2014		2013
Preferred counter-guarantees	Ps.	2,540,993	Ps.	1,907,540
Other counter-guarantees	Ps.	4,175,796	Ps.	2,927,362

        The Group accounts for checks drawn on other banks, as well as other items in process of collection, such as notes, bills and miscellaneous items, in memorandum accounts until such time as the related item clears or is accepted. In management's opinion, the risk of loss on these clearing transactions is not significant. The amounts of clearing items in process were as follows:

	December 31,
	2014		2013
Checks drawn on other banks	Ps.	675,173	Ps.	489,532
Bills and other items for collection	Ps.	3,030,305	Ps.	2,537,636
  25.
  b. Trust activities

        See note 26

  25.
  c. Derivative Financial Instruments

        In the normal course of business, the Group enters into a variety of transactions principally in the foreign exchange stock markets. Most counterparts in the derivative transactions are banks and other financial institutions.

        These instruments include:

  •
  Forwards and Futures: they are agreements to deliver or take delivery at a specified rate, price or index applied against the underlying asset or financial instrument, at a specific date. Futures are exchange traded at standardized amounts of the underlying asset or financial instrument. Forwards contracts are OTC agreements and are principally dealt in by the Group in foreign exchange as forward agreements.

  •
  Swaps: they are agreements between two parties with the intention to exchange cash flows and risks at a specific date and for a period in the future.

  •
  Options: they confer the right to the buyer, but no obligation, to receive or pay a specific quantity of an asset or financial instrument for a specified price at or before a specified date.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

25. Financial Instruments with Off-Balance Sheet Risk (Continued)

        Pursuant to BCRA´s rules, forward transactions with delivery of underlying assets, must be recorded under "Other receivables from financial intermediation" and "Other liabilities from financial transactions" in the accompanying consolidated balance sheet and they are valued as mentioned in Note 3.8.

        The following table shows, the notional value of options, swaps and outstanding forward and futures contracts as of December 31, 2014 and 2013:

	As of December 31,
	2014		2013
Forward sales of foreign exchange without delivery of underlying assets	Ps.	908,423	Ps.	613,116
Forward sales of gold without delivery of underlying assets		12,319		7,846
Forward purchases of foreign exchange without delivery of underlying assets		1,136,606		1,290,578
Interest rate swaps		—		68,000
Call options written on stock		1,770		2,528
Reverse repurchase agreements		37,840		81,400
Repurchase agreements		79,328		74,118

        The following table shows, the income / (expenses) generated by derivatives financial instruments during the years ended December 31, 2014, 2013 and 2012:

	As of December 31,
	2014		2013		2012
Forward transactions results	Ps.	(96,172)	Ps.	86,900	Ps.	3,381
Interest rate swaps		982		(940)		(491)
Call options written on stock		2,294		2,415		411
Reverse repurchase agreements		14,466		2,549		9,854
Repurchase agreements		(26,565)		(15,200)		(703)
Put Options		—		(300)		(202)

26. Financial Trusts and Mutual Funds

a)    Financial Trusts

        The Group acts as trustee or settler in financial trusts.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

26. Financial Trusts and Mutual Funds (Continued)

I)     As Trustee

        The following are the financial trusts where the Group acts as trustee at year-end:

Financial trust Banex Créditos IV

Trustee: Banco Supervielle

  •
  Banex Asset-Backed Securities Program

Financial Trust	Trustee	Set up on	Assets assigned in trust	Value initially assigned in trust		Securities issued and last maturity(1)			Observation	Holdings— book value
Fideicomiso Financiero Banex Créditos IV	Banco Supervielle S.A.	3/19/2004	Personal loans	Ps.	30,012	VDFA NV$21,000 Due: 01/20/05	VDFB NV$6,000 Due: 04/20/05	CP NV$3,000 Due: 04/20/07	In liquidation	—

(1)
VDFA means Senior Debt Securities, VDFB means Subordinated Debt Securities and CP means Certificates of Participation

Guarantee management trusts

Trustee: Banco Supervielle

Trust	Indenture executed on	Trustee substitution date	The principal obligation expires on	Original Principal amount Ps.	Principal balance Ps.	Beneficiaries	Settlers
Hoteles Accor / Torre Bencich	01/07/2004	—	1/07/2021	—	—	Hoteles Accor de Argentina S.A.	NSB S.A.
Credimas	1/11/2013	—	5/25/2015	14,000	2,746	Banco Supervielle S.A.	Credimas S.A.
Rafael G Albanesi S.A.	7/23/2014	3/31/2011	10/25/2016	10,000	9,427	Banco Supervielle S.A.	Rafael G Albanesi S.A.
Sistemas Unificados de Crédito dirigido S.A.	7/16/2013	—	1/20/2015	10,000	1,844	Banco Supervielle S.A	Sistemas Unificados de Crédito dirigido S.A.
Sistemas Unificados de Credito dirigido S.A.	7/16/2013	—	8/8/2016	12,000	12,000	Banco Supervielle S.A.	Sistemas Unificados de Credito dirigido S.A.

        The Group acts also as trustee in the following trusts:

  •
  Fideicomiso Mendoza, in liquidation phase, since it has fulfilled the contract period, but is pending the completion of several acts that derive from the trustee. The liabilities recorded, mainly originating from the exclusion of assets, amounts to Ps. 12,707 and have been backed by assets in trust (loans, other miscellaneous receivables and other financial assets) in the amount of Ps. 429. This trust will be liquidated following the procedures established by Law 24,441.

  •
  Lujan Trust: the term of the contract has expired and all documentation relating to the liquidation has been delivered. To date, only the final deregistration in tax matters is still pending.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

26. Financial Trusts and Mutual Funds (Continued)

II)   As Settler

        The Group transfers portions of their loan portfolio to special purpose trusts that fund the purchase by issuing securities that are sold to third parties, thereby creating an additional source of funding for operations.

        In the case of the securitization transactions arranged by the Group, the trustee typically issues senior bonds, subordinated bond and participation certificates, and places the senior bonds and a portion of the subordinated bonds and participation certificates in the Argentine capital markets.

        The following are the financial trusts where the Group acts as settler at year-end:

Publicly offered and listed financial trusts

Supervielle Leasing Financial Trust

Assets assigned in trust: Collection rights on lease agreements

Trustee: TMF Trust Company (Argentina) S.A.

Financial trust	Set up on	Value initially assigned in trust (Ps.)	Securities issued and last maturity(2)			Holdings— book value Ps.
Serie 8(1)	2/4/2013	262,874	VDF TFA NV$73,604 Due: 8/20/13	VDF TVB NV$136,694 Due: 11/20/2014	CP NV$52,574 Due: 11/20/2017	CP 55,303
Serie 9(1)	8/21/2013	197,250	VDF TFA NV$116,377 Due: 4/20/15	VDF TVB NV$36,491 Due: 2/22/2016	CP NV$44,381 Due: 6/20/2018	CP 54,137
Serie 10(1)	6/5/2014	211,200	VDF TV NV$147,833 Due: 8/22/16		CP NV$63,357 Due: 3/20/2019	CP 69,238
Serie 11(1)	9/26/2014	133,466	VDF TV NV$93,426 Due: 3/20/17		CP NV$40.039 Due: 10/21/2019	VDF TV 53,612 CP 41,686

(1)
Securities issued under the Supervielle Confiance 3 program

(2)
VDF TFA means Senior Debt Securities (fixed rate), VDF TVB means Subordinated Debt Securities (variable rate) and CP means Certificates of Participation

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

26. Financial Trusts and Mutual Funds (Continued)

Supervielle Créditos Financial Trust

Assets assigned in trust: Personal loans

Trustee: TMF Trust Company (Argentina) S.A.

Financial trust	Set up on	Value initially assigned in trust (Ps.)	Securities issued and last maturity(4)				Holdings— book value Ps.
Serie 65(1)(3)	12/7/12	175,000	VDF TF A NV$56,000 Due: 09/20/13	VDF TV B NV$98,000 Due: 02/20/15	VDF TF C NV$10,500 Due: 06/22/15	CP NV$10,500 Due: 10/20/16	Liquidation Financial Statements as of 11/30/2014
Serie 66(1)(3)	12/19/12	200,002	VDF TF A NV$60,000 Due: 09/20/13	VDF TV B NV$116,000 Due: 03/20/15	VDF TF C NV$12,000 Due: 06/22/15	CP NV$12,000 Due: 11/21/16	Liquidation Financial Statements as of 11/30/2014
Serie 67(1)(3)	12/20/12	320,029	VDF TF A NV$96,000 Due: 10/21/13	VDF TV B NV$185,600 Due: 03/20/15	VDF TF C NV$19,200 Due: 07/20/15	CP NV$19,200 Due: 11/21/16	Liquidation Financial Statements as of 12/31/2014
Serie 68(1)(3)	3/7/13	250,002	VDF TF A NV$75,000 Due: 11/20/13	VDF TV B NV$160,000 Due: 08/20/15		CP NV$15,000 Due: 02/21/17	CP 36,541
Serie 69(1)(3)	4/17/13	200,007	VDF TF A NV$60,000 Due: 01/20/14	VDF TV B NV$128,000 Due: 09/21/15		CP NV$12,000 Due: 03/20/17	CP 30,086
Serie 75(2)(3)	12/18/13	200,001	VDF TV NV$192,000 Due: 06/20/16			CP NV$8,000 Due: 10/20/16	VDF TV 12,518
Serie 76(2)(3)	2/6/14	200,001	VDF TV NV$232,500 Due: 04/20/16			CP NV$17,500 Due: 11/21/16	VDF TV 45,770 CP 20,386
Serie 77(1)(3)	3/13/14	200,002	VDF TV NV$232,500 Due: 03/21/16			CP NV$17,500 Due: 12/20/16	CP 35,108
Serie 78(1)(3)	4/7/14	250,006	VDF TV NV$232,500 Due: 06/20/16			CP NV$17,500 Due: 03/20/17	CP 33,398
Serie 80(1)(3)	6/30/14	250,016	VDF TV NV$232,500 Due: 07/20/16			CP NV$17,500 Due: 02/20/17	CP 29,624
Serie 81(1)(3)	8/13/14	250,010	VDF TV NV$232,500 Due: 09/20/16			CP NV$17,500 Due: 06/20/17	CP 32,038
Serie 82(1)(3)	9/26/14	250,004	VDF TV NV$232,500 Due: 09/20/16			CP NV$17,500 Due: 06/20/17	VDF TV 85,903 CP 19,755
Serie 83(1)(3)	10/28/14	250,002	VDF TV NV$232,500 Due: 02/20/17			CP NV$17,500 Due: 09/20/17	VDF TV 79,781
Serie 84(1)(3)	11/21/14	250,003	VDF TV A NV$232,500 Due: 03/20/17			CP NV$17,500 Due: 12/20/17	VDF TV 68,083 CP 20,064
Serie 85(1)(3)	10/19/14	250,010	VDF TV NV$232,500 Due: 09/20/16			CP NV$17,500 Due: 09/20/17	VDF TV 162,960 CP 19,430

(1)
Securities issued under the Supervielle Confiance 3 program

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

26. Financial Trusts and Mutual Funds (Continued)

(2)
Securities issued under the Supervielle Confiance 4 program

(3)
Personal loans originated, or subsequently acquired, by Banco Supervielle and granted to ANSES retirees and pensions, and San Luis provincial public administration employees for which Banco Supervielle, in its own name, processes and pays retirement and pension benefits

(4)
VDF TFA means Senior Debt Securities (fixed rate), VDF TVB means Subordinated Debt Securities (variable rate), VDF TFC means Subordinated Debt Securities (fixed rate) and CP means Certificates of Participation

Supervielle Créditos Financial Trust

Assets assigned in trust: Personal loans

Trustee: Deutsche Bank S.A.

Financial trust	Set up on	Value initially assigned in trust (Ps.)	Securities issued and last maturity(3)				Holdings— book value Ps.
Serie 64(1)(2)	11/2/2012	130,010	VDF TF A NV$45,500 Due: 07/22/13	VDF TV B NV$68,900 Due: 11/20/14	VDF TF C NV$7,800 Due: 3/20/15	CP NV$7,800 Due: 8/22/16	Liquidation Financial Statements as of 11/30/2014

(1)
Securities issued under the Supervielle Confiance 2 program

(2)
Personal loans originated, or subsequently acquired, by Banco Supervielle and granted to ANSES retirees and pensions, and San Luis provincial public administration employees for which Banco Supervielle, in its own name, processes and pays retirement and pension benefits

(3)
VDF TFA means Senior Debt Securities (fixed rate), VDF TVB means Subordinated Debt Securities (variable rate), VDF TFC means Subordinated Debt Securities (fixed rate) and CP means Certificates of Participation

Supervielle Renta Inmobiliaria Financial Trust

Assets assigned in trust: Real estate and the proceeds from their rentals and/or sales

Trustee: TMF Trust Company (Argentina) S.A.

Financial trust	Set up on	Value initially assigned in trust		Securities issued and last maturity(2)		Holdings— book value Ps.
Serie I(1)	11/8/2007	US$	14,336	VDF NV US$10,035 Due: 11/5/17	CP NV US$4,300 Due: 11/5/17	VDF 1,591 CP 29,799

(1)
Securities issued under the Supervielle Confiance program

(2)
VDF means Senior Debt Securities and CP means Certificates of Participation

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

26. Financial Trusts and Mutual Funds (Continued)

Supervielle Personales Financial Trust

Assets assigned in trust: Personal loans

Trustee: Deutsche Bank S.A.

Financial trust	Set up on	Value initially assigned in trust (Ps.)	Securities issued and last maturity				Holdings—book value Ps.
Serie 6(1)(2)	8/24/2012	109,633	VDF TF A NV$65,778 Due: 7/22/13	VDF TV B NV$30,696 Due: 4/21/14	VDF TF C NV$7,674 Due: 9/22/14	CP NV $5,481 Due: 11/21/16	Liquidation Financial Statements as of 12/31/2014

(1)
Securities issued under the Supervielle Confiance 2 program

(2)
Personal loans granted to employees of companies prequalified by Banco Supervielle for which the Bank processes payroll, to high income customers of the Bank, and to high income open market customers.

(3)
VDF TFA means Senior Debt Securities (fixed rate), VDF TVB means Subordinated Debt Securities (variable rate), VDF TFC means Subordinated Debt Securities (fixed rate) and CP means Certificates of Participation

Cordial Compañía Financiera Crédito Financial Trust

Assets assigned in trust: Personal Loans

Trustee: TMF Trust Company (Argentina) S.A.

Financial trust	Set up on	Value initially assigned in trust (Ps.)	Value of Participation Certificates issued	Value of Debt securities issued
Serie V(1)	4/24/2014	218,030	40,574	12,088
Serie VI	10/24/2014	230,270	34,642	36,705
Serie VII	12/30/2014	60,739	10,865	—

(1)
Cordial Compañía Financiera holds 100% of participation certificates issued

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

26. Financial Trusts and Mutual Funds (Continued)

b)    Mutual Funds

        At December 31, 2014 and December 31, 2013, Banco Supervielle is the depository of the following Mutual Funds managed by Supervielle Asset Management.

	Portfolio		Net worth		Number of units
Mutual Fund	12/31/2014 Ps.	12/31/2013 Ps.	12/31/2014 Ps.	12/31/2013 Ps.	12/31/2014 Ps.	12/31/2013 Ps.
Premier Renta C.P. Pesos	979,234	885,602	977,268	884,355	260,754,611	273,229,325
Premier Renta Plus en Pesos	126,448	361,378	125,562	357,436	42,494,600	149,757,257
Premier Renta Fija Ahorro	1,330,350	772,979	1,326,426	749,784	154,278,085	110,796,106
Premier Renta Fija Crecimiento	178,272	151,347	177,918	151,040	43,258,961	44,963,430
Premier Renta Variable	63,552	33,037	62,840	32,711	10,267,308	8,033,046
Premier FCI Abierto Pymes	263,932	142,971	263,472	142,699	135,259,316	93,948,444
Premier Commodities Agrarios	1,492	847	1,435	844	868,307	647,567
Premier Capital	170,243	—	166,974	—	141,333,175	—

27. Loans and issuance of negotiable obligations

a.     Loans from international agencies

Nederlandse Financierings-Maatschappij Voor Ontwikkelingslanden N.V. (FMO)

        On December 20, 2007, Cordial Microfinanzas S.A. and FMO entered into a financing agreement, with Grupo Supervielle acting as guarantor of that transaction, whereby it received in February 2008 the equivalent in pesos to US$ 3,000,000 payable in 6 consecutive semi-annual installments in pesos, the first installment falling due on April 15, 2011. The loan accrues interest at Badlar for private banks for 30 to 44 day term deposits, plus 4%. Interest shall be payable quarterly as from April 15, 2008. In March 2011, the Company, Cordial Microfinanzas S.A. and FMO signed an addenda to the facility agreement, deferring in two years the first installment, so that it operates on April 15, 2013.

        The financing received is subject to compliance with certain financial and non-financial covenants related mainly to the level of creditworthiness, exposure to loans, transactions with to related parties, foreign currency position, placements of liens and disposal of certain assets, in addition to certain information requirements and other positive and negative covenants. Furthermore, those agreements contain a "cross default" clause, whereby any breach of the obligations assumed by Cordial Microfinanzas, Grupo Supervielle or Banco Supervielle shall lead to the accelerated amortization of the loans granted by FMO. Moreover, Grupo Supervielle shall keep an interest of at least 85% in the capital of Banco Supervielle over the life of those agreements.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

27. Loans and issuance of negotiable obligations (Continued)

b.     International financing programs

Global Financial Exchange Program

        In April 2007, Banco Supervielle signed an agreement within IFC/World Bank Group's Global Trade Finance Program whereby the IFC may, at its discretion, furnish a guarantee in favor of a correspondent bank thereby covering the Entity's payment obligations arising from trade-related transactions with its customers.

        As of December 31, 2014, the transactions in force with the coverage offered by IFC in the framework of the Global Trade Finance Program totaled USD 3,362,736.50.

        The agreement signed with the IFC is subordinated to compliance with certain duties, including the preparation of reports at regular intervals and abiding by certain financial ratios in the field of solvency, credit risk, restricted assets, and exposure to foreign currency and interest rate risk.

        As of December 31, 2014, the Company was in compliance with the covenants, requirements and obligations mentioned.

Foreign Trade Credit Facility Program

        In May 2009 the Bank signed an agreement under the Foreign Trade Credit Facility Program of the Inter-American Development Bank (IDB). The line of credit granted to Banco Supervielle for US$ 10,000,000 under this program shall be used to cover risks inherent in the confirmation of letters of credit, promissory notes, bid guarantees, and other similar instruments used in international business operations.

        As of December 31, 2014, there were no transactions outstanding with IDB's coverage in the framework of the above-mentioned program.

Fondo Fiduciario de Capital Social (FONCAP)

        On September 20, 2010, Cordial Microfinanzas entered into a framework financing agreement with FONCAP S.A., for a total principal amount of up to Ps. 2,500. The Company must repay the principal borrowed in 12 quarterly and consecutive installments, which started on December 17, 2011. This debt shall accrue a quarterly variable compensatory interest rate, payable in arrears over balances and made up by the BADLAR rate applicable to time deposits at 30 to 35 days for more than Pesos one million, as informed by private banks, plus an additional 500 bps. Interest is payable on a monthly basis, with the first payment made on November 17, 2010.

        On September 14, and November 8, 2011, Cordial Microfinanzas entered into new framework financing agreements with FONCAP S.A., for a total principal amount of up to Ps. 1,500 each one. The principal amount must be repaid in 8 quarterly and consecutive installments of Ps. 187 for each lined received, with the first installments being paid on December 17, 2012 and February 17, 2013, respectively, accruing an interest rate made up by the BADLAR rate applicable to time deposits at 30 to 305 days for more than Pesos one million, informed by private banks, plus an additional 500 bps.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

27. Loans and issuance of negotiable obligations (Continued)

        Additionally, on October 2, 2012, Cordial Microfinanzas entered into a new loan facility with FONCAP, with a principal amount of Ps. 2,000 reimbursable in 10 equal, consecutive, three-month installments, in Pesos, with the first payment being paid on July 17, 2014, accruing an interest rate made up by the BADLAR rate applicable to time deposits at 30 to 305 days for more than Pesos one million, informed by private banks, plus an additional 500 bps.

d.     Program for the issuance of Negotiable Obligations denominated in USD

        On April 30, 2007, the Ordinary and Extraordinary Shareholders' Meeting No. 95 of Banco Supervielle resolved to approve the application for admission to the public offering regime through the creation of a Global Program for the issuance of Corporate Bonds for up to a maximum amount of US$ 200,000,000. The Program was authorized by the Argentine Securities Commission (Comisión Nacional de Valores) on August 10, 2007.

d.1.  Issuance of Subordinated Corporate Bonds Class I

        On October 13, 2010, the Board of Directors of Banco Supervielle approved the issuance of Class 1 Corporate Bonds. The subscription period ended on November 8, 2010.

        The following are the main terms and conditions of the issuance:

    Amount: US$ 50,000,000.

    Rank: Class 1 Corporate Bonds are Banco Supervielle's subordinated payment obligations in the terms of the BCRA regulations concerning Regulatory Capital [RPC] and Supplementary Shareholders' Equity.

    Maturity date: November 11, 2017

    Interest rate: 11.375%

    Interest Payment Date: The interest accrued by the Class 1 Corporate Bonds will be paid on a half-yearly basis on May 11 and on November 11 each year.

    Amortization: Principal shall be repaid on the Maturity Date.

    Applicable law and jurisdiction: The corporate bonds shall be governed by, and must be interpreted according to, the laws of the State of New York

        On March 21, 2012, the Ordinary Shareholders' Meeting resolved to extend the effective period of the Program for five years starting on the original due date, July 13, 2012.

        As of the December 31, 2010, the above-mentioned corporate bonds have been recorded in the caption Subordinated Loan and Negotiable Obligations for Ps. 192,215.

d.2.  Issuance of Subordinated Corporate Bonds Class III

        On May 16, 2013 the Board of Directors of Banco Supervielle approved the issuance of Class 3 Corporate Bonds. The subscription period ended on August 15, 2013.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

27. Loans and issuance of negotiable obligations (Continued)

        The following are the main terms and conditions of the issuance:

    Amount: US$ 22,500,000.

    Rank: Class 3 Corporate Bonds are Banco Supervielle's subordinated payment obligations in the terms of the BCRA regulations concerning Regulatory Capital [RPC] and Supplementary Shareholders' Equity.

    Maturity date: August 20, 2020

    Interest rate: 7.00%

    Interest Payment Date: The interest accrued by the Class 3 Corporate Bonds will be paid on a half-yearly basis on February 20 and on August 20 each year.

    Amortization: Principal shall be repaid on the Maturity Date.

    Applicable law and jurisdiction: The corporate bonds shall be governed by, and must be interpreted according to, the laws of Argentina.

d.2.  Issuance of Subordinated Corporate Bonds Class IV

        On October 14, 2014 the Board of Directors of Banco Supervielle approved an increase of the total amount of the Program for up to Ps. 750,000 and the issuance of Class 4 Corporate Bonds for up to USD 30,000,000 within such Program. The subscription period ended on November 14, 2014.

        The following are the main terms and conditions of the issuance:

    Amount: US$ 13,441,000.

    Rank: Class 3 Corporate Bonds are Banco Supervielle's subordinated payment obligations in the terms of the BCRA regulations concerning Regulatory Capital [RPC] and Supplementary Shareholders' Equity.

    Maturity date: November 18, 2021

    Interest rate: 7.00%

    Interest Payment Date: The interest accrued by the Class 3 Corporate Bonds will be paid on a half-yearly basis on May 18 and on November 18 each year.

    Amortization: Principal shall be repaid on the Maturity Date.

    Applicable law and jurisdiction: The corporate bonds shall be governed by, and must be interpreted according to, the laws of Argentina.

d.     Program for the issuance of Negotiable Obligations denominated in Pesos

        On March 25, 2013, the Extraordinary Meeting of Shareholders of Banco Supervielle approved the creation of a global program of Corporate Bonds denominated in Pesos for up to a maximum amount of Ps. 750,000. On the same date, the Board of Directors of the Bank approved the issuance of

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

27. Loans and issuance of negotiable obligations (Continued)

Corporate Bonds Class 1 and 2, which was authorized by the Argentine Securities Commission on May 2, 2013.

        The following are the main terms and conditions of the issuance:

    Amount: 91,210.

    Rank: Class 2 Corporate Bonds are Banco Supervielle's subordinated payment obligations in the terms of the BCRA regulations concerning Regulatory Capital [RPC] and Supplementary Shareholders' Equity.

    Maturity date: November 17, 2014

    Interest rate: Floating / Badlar + 3.99%

    Interest Payment Date: The interest accrued by the Class 2 Corporate Bonds will be paid on a three-month period basis starting on August 15, 2013.

    Amortization: Principal shall be repaid on the Maturity Date.

    Applicable law and jurisdiction: The corporate bonds shall be governed by, and must be interpreted according to, the laws of Argentina.

e.     Negotiable Obligations and Short-term securities of Cordial Compañía Financiera

        The following are the series of short-term securities and corporate bonds issued by Cordial Compañía Financiera, outstanding as of December 31, 2014 and 2013:

Short-term securities:

	Date of issuance	Due date	Nominal value (Ps.)	Applicable Rate	2014	2013
Class V	2/8/13	2/3/14	98,000	Variable rate 4.25% + BADLAR	—	73,500
Class VII	5/13/13	5/8/14	49,875	Variable rate 3.99% + BADLAR	—	49,875

Total					—	123,375

Corporate Bonds

	Date of issuance	Due date	Nominal value (Ps.)	Applicable Rate	2014	2013
Class I	10/3/13	6/30/14	16,889	23.00%	—	16,889
Class II	10/3/13	4/3/15	73,253	Variable 4.99% + BADLAR	73,253	73,253
Class IV	2/21/14	8/21/15	53,889	Variable 5.00% + BADLAR	53,889	—
Class V	8/15/14	2/15/16	147,222	Variable 3.75% + BADLAR	147,222	—

Total					274,364	90,142

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

27. Loans and issuance of negotiable obligations (Continued)

f.      Global Program for the Issuance of Corporate Bonds

        On September 22, 2010, the Extraordinary General Shareholders' Meeting of Grupo Supervielle approved the application for admission to the public offering regime set forth under Law No. 17,811 and the creation of a Global Program for the Issuance of Corporate Bonds, Not Convertible into Shares. These corporate bonds may be short, medium and/or long term, subordinated or not, secured or not, denominated in Pesos, in US Dollars or in any other currency for a maximum outstanding amount that at no time should be higher than Ps. 500,000 or its equivalent in any other currency, as per the last Program amendment dated October 24, 2013.

        In addition, the corporate bonds may be issued in various classes and/or series during the term of the program, and the possibility exists of re-issuing the successive classes and/or series that have been amortized.

        The Argentine Securities Commission approved the above-mentioned Program on November 11, 2010.

        At December 31, 2014 and 2013 the following series of corporate bonds of Grupo Supervielle issued under the above mentioned program were outstanding:

Class	Issue date	Currency	Amount (Ps.)	Applicable Rate	Due date
Class VII	9/28/12	ARS	65,000	Variable + 4.23%	3/28/14
Class IX	1/24/13	ARS	90,000	Variable + 4.48%	7/24/14
Class X	5/7/13	ARS	63,456	Variable + 3.50%	11/7/14
Class XI	11/5/13	ARS	50,000	Variable + 4.08%	5/5/15
Class XII	1/31/14	ARS	71,397	Variable + 4.70%	7/31/15
Class XIII	1/31/14	ARS	23,100	Variable + 6.25%	1/31/19
Class XIV	5/13/14	ARS	38,194	Variable + 3.85%	11/13/15
Class XV	5/13/14	ARS	81,806	Variable + 4.65%	5/13/16
Class XVI	9/23/14	ARS	81,250	Variable + 3.25%	3/23/16

        As of December 31, 2014 Class VII, IX and X were fully amortized.

        Funds provided by the issuance of corporate bonds were used to cancel financial liabilities, in accordance with article 36 of Law 23,576.

28. Non-controlling interest

        The breakdown of this caption is as follows:

	December, 31
Company	2014	2013
Banco Supervielle	51,726	38,987
Sofital	3,024	2,256
Cordial Microfinanzas	—	717

Total	Ps.54,750	Ps.41,960

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

29. Acquisition of Aseguradores de Créditos del Mercosur S.A.

        On June 6, 2013, Grupo Supervielle and Sofital submitted to Aseguradores de Cauciones S.A. and to Suscriptores de Garantías S.A. (Uruguay) an irrevocable offer for the acquisition of 100% of the shares in Aseguradores de Créditos del Mercosur S.A., a Company organized under the laws of Argentina and subject to the overview of the National Superintendence of Insurance ("SSN").

        On May 14, 2013, the SSN approved the transfer of shares, and accordingly, on June 6, 2013, 95% of the shares of Aseguradores de Créditos del Mercosur S.A. were transferred to Grupo Supervielle, and 5% were transferred to Sofital. The total consideration paid by Grupo Supervielle and Sofital was Ps. 4,543.

30. Differences between the Argentine Banking GAAP and Argentine GAAP

        The main differences between the Argentine Banking GAAP and Argentine GAAP are detailed below:

Recognition of income tax by the deferred tax method

        Grupo Supervielle calculates income tax at the current rate on the estimated taxable profit, without considering the effect of temporary differences between the carrying amounts of existing assets and liabilities and their respective tax basis. In accordance with Argentine GAAP, income tax must be recognized by the deferred tax method and, consequently, deferred tax assets or liabilities calculated on the abovementioned timing differences must be recognized. In addition, tax loss carry-forwards or unused tax credits allowed to be deducted from future taxable income must be recognized as deferred assets, as long as income is likely to be obtained.

Derivative financial instruments

        The Group's subsidiaries have recorded derivative financial instruments in accordance with BCRA regulations. Interest rate swaps are recorded at the value resulting from the application of rates differences to residual notional amounts at the end of each fiscal year. In accordance to Argentine GAAP the valuation should be made at fair value

Credits originating in refinancing

        Under Argentine GAAP, whenever certain credits are substituted by others subject to conditions substantially different from those originally agreed, the pre-existing account will be written off and a new credit will be recognized, and its accounting measurement will be made on the basis of the best possible estimate of the sum receivable, using a discount rate reflecting the market assessments about the time value of money and the specific risks of the related asset. Those operations are valued in accordance with BCRA regulations based on the contractual rates agreed. The risk is measured under specifically regulated classification and provisioning criteria.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

30. Differences between the Argentine Banking GAAP and Argentine GAAP (Continued)

Goodwill

        Under Argentine Banking GAAP the Group determined goodwill for the excess of the purchase price over the equity value of the investment at the acquisition date. Under Argentine GAAP, goodwill should result from the difference between the purchase price of the investment referred to above and the amount of the net assets acquired valued at the estimated fair value.

        Under Argentine Banking GAAP and Argentine GAAP there is not differences related to amortization

Sanctions imposed to Financial Institutions and summaries carried out by the BCRA

        Under Argentine Banking GAAP, since January 2015, financial institutions must accrue a provision of 100% of administrative and/or disciplinary sanctions, and penal sanctions with judicial sentence on first instance, imposed or initiated by the BCRA, the Unit of Financial Information, the National Securities Commission and the National Superintendence of Insurance, that have been notified, with disregard of its amount, the status of the process, or if the fine payment is suspended. Moreover, financial institutions are required to disclose in their financial statements such sanctions and summaries initiated by the BCRA, since the first notification received.

        Pursuant to Argentine GAAP, such contingencies shall be recorded under liabilities when the possibility their effects take place is high and they can be appropriately determined in terms of currency. These shall as well be informed in notes to the financial statements. Contingencies which occurrence is considered to be remote shall not be included in the financial statements or the notes thereto, while those which possibility of occurrence is not considered remote but do not meet the requirements to be recorded under liabilities shall only be informed in notes to the financial statements.

Valuation of Government Securities

        BCRA regulations set forth specific valuation criteria for government securities recorded at their acquisition cost plus the I.R.R. Pursuant to Argentine GAAP the above-mentioned assets must be valued at their fair value.

Employee benefits

        The benefits granted to staff, such as vacations, special termination benefits and indemnities are recorded to expenses by the Group, when paid following the criteria allowed by the BCRA Rules, while Argentine GAAP establishes that such benefits, which accrue as the employees render their services or accept termination agreements, should be recognized as a liability during the term of labor or acceptance of agreement.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

30. Differences between the Argentine Banking GAAP and Argentine GAAP (Continued)

Presentation of Financial Statements and Disclosure

        Argentine Banking GAAP and Argentine GAAP differ in certain presentation aspects, which are summarized as follows:

  •
  Under Argentine GAAP, assets and liabilities are classified as current and non-current on the balance sheet.

  •
  Under Argentine GAAP, Goodwill is shown as a separate item on the balance sheet, while under Argentine Banking GAAP it's included in the Intangible Assets line item.

  •
  Certain disclosure requirements for Argentine GAAP, are not mandatory under Argentine Banking GAAP, such as goodwill information, related party transactions, and others.

31. Group's Risk Management Policies

        Comprehensive risk management constitutes a key discipline for financial institutions. Grupo Supervielle aims to create through its subsidiaries, a solid and efficient organization in risk management, the framework for an optimal use of its capital and for identifying business opportunities in the markets and geographical regions in which it operates, seeking the best risk-reward balance for its shareholders. The risk management framework is communicated to all the organization and strives for a balance between a solid culture in risk matters and being an innovative Company, focused on its customers, and recognized for its agile, straightforward and gentle operating style.

        The Company's Board of Directors considers that its criteria and guidelines regarding risk management are a key part of its Corporate Governance. The risks to which the Company is exposed, are inherent to the financial industry, such as credit, market, interest rate, liquidity, operational, reputational and strategic risk. In addition, the Company is exposed to securitization risk, given the leadership role it has on this subject.

        Within this framework, Banco Supervielle and Cordial Compañía Financiera follow the guidelines set forth by the BCRA for comprehensive risk management and corporate governance.

32. Parent only Financial Statements

        The following are the parent company only financial statements of Grupo Supervielle as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013 and 2012.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

32. Parent only Financial Statements (Continued)

Balance sheet (Parent Company only)

	December 31,
	2014		2013
Assets
Current assets
Cash and due from banks	Ps.	1,615	Ps.	865
Short-term investments		42		39,515
Tax credits		27		—
Other receivables		2,994		2,974

Total current assets	Ps.	4,678	Ps.	43,354

Non-current assets
Long-term investments	Ps.	2,134,410	Ps.	1,602,369
Tax credits		647		4,347
Other receivables		1,599		—
Premises and equipment, net		30		135

Total non-current assets	Ps.	2,136,686	Ps.	1,606,851

Total assets	Ps.	2,141,364	Ps.	1,650,205

Liabilities
Current Liabilities
Trade accounts payable	Ps.	1,273	Ps.	4,512
Financial indebtedness		229,925		225,200
Taxes payable		157		962
Other accounts payable		17,803		3,279

Total current liabilities	Ps.	249,158	Ps.	233,953

Non-current liabilities
Financial indebtedness	Ps.	185,220	Ps.	49,844
Other accounts payable		—		14,000

Total non-current liabilities	Ps.	185,220	Ps.	63,844

Total liabilities	Ps.	434,378	Ps.	297,797

Shareholder's equity	Ps.	1,706,986	Ps.	1,352,408

Total liabilities and shareholders' equity	Ps.	2,141,364	Ps.	1,650,205

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

32. Parent only Financial Statements (Continued)

Statement of Income (Parent Company only)

	December 31,
	2014		2013		2012
Equity in earnings of controlled companies	Ps.	533,587	Ps.	407,250	Ps.	366,128
Administrative expenses		(25,350)		(20,206)		(22,148)
Other income, net		31,984		25,325		20,249
Financial results, net
Generated by assets	Ps.	6,278	Ps.	14,552	Ps.	7,180
Generated by liabilities		(183,579)		(53,931)		(45,204)

Income before income tax	Ps.	362,920	Ps.	372,990	Ps.	326,205

Income tax		—		—		—

Net income for the year	Ps.	362,920	Ps.	372,990	Ps.	326,205

Statement of Cash Flows (Parent Company only)

	December 31,
	2014		2013		2012
Changes in cash and cash equivalents
Cash and cash equivalents at the beginning of the year	Ps.	40,380	Ps.	1,875	Ps.	16,557
Cash and cash equivalents at the end of year	Ps.	1,657		40,380		1,875

Net (decrease) / increase in cash and cash equivalents	Ps.	(38,723)	Ps.	38,505	Ps.	(14,682)

Cash flow from operating activities
Operating expenses paid	Ps.	(28,005)	Ps.	(21,625)	Ps.	(20,980)
Dividends received		16,150		14,725		7,030
Other operating (expenses paid) / income received		(47,373)		52,620		18,020

Net cash (used in) / provided by operating activities	Ps.	(59,228)	Ps.	45,720	Ps.	4,070

Cash flow from investing activities
Increase in investments	Ps.	—	Ps.	6,994	Ps.	(4,390)
Proceeds from premises and equipment		328		—		—
Increase in long-term investments		(17,787)		(8,047)		(5,870)

Net cash used in investing activities	Ps.	(17,459)	Ps.	(1,053)	Ps.	(10,260)

Cash flow from financing activities
Dividends paid		(8,342)		(8,672)		(24,363)
Financing received / (paid)		40,359		(10,891)		15,675

Net cash provided by / (used in) financing activities	Ps.	32,017	Ps.	(19,563)	Ps.	(8,688)
Net financial income from holdings of cash and cash equivalents		5,947		13,401		196

Net (decrease) / increase in cash and cash equivalents	Ps.	(38,723)	Ps.	38,505	Ps.	(14,682)

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

32. Parent only Financial Statements (Continued)

        Cash and cash equivalents include cash and due from banks and highly liquid investments with an original maturity of less than three months according to the following detail:

	December 31,
	2014		2013		2012
Cash and due from banks	Ps.	1,615	Ps.	865	Ps.	97
Time deposits		42		39,515		1,778

Cash and cash equivalents	Ps.	1,657	Ps.	40,380	Ps.	1,875

        Reconciliation between balances as appearing on the Balance sheet and the items considered as Cash and cash equivalents:

	December 31,
	2014		2013		2012
Cash and due from banks
As per the Balance sheet	Ps.	1,615	Ps.	865	Ps.	97
As per the Statement of cash flows	Ps.	1,615	Ps.	865	Ps.	97
Short term investments
As per the Balance sheet	Ps.	42	Ps.	39,515	Ps.	7,622
Items that are not cash equivalents		—		—		(5,844)
As per the Statement of cash flows	Ps.	42	Ps.	39,515	Ps.	1,778

33. Credit Line for Productive Investment

        Pursuant to Communications "A" 5319 of the BCRA, financial institutions were required to offer a credit line directed to finance investment projects to purchase capital goods and/or to finance the construction of facilities to produce goods and/or services and to market goods (excluding inventories). These credit lines were required to reach in aggregate an amount equal to 5% of average deposits received from the non-financial private sector, at or before June 30, 2013. Communications "A" 5380, 5449, 5516 and 5600 further extended these requirements to new credit lines, with the last one being due on December 31, 2015. Banco Supervielle complied with these requirements within the due dates established by the BCRA, having disbursed Ps. 1,635 million in loans before June 30, 2014 and being in the process of granting and disbursing Ps. 1,497 million in new loans as of December 31, 2014

34. Protection to users of financial services

        On June 19, 2013, the BCRA issued Communication "A" 5460, granting a broad protection to consumers of financial services, including, among other aspects, the regulation of fees and commissions charged by financial institutions for services provided. Therefore, fees and charges must represent a real, direct and demonstrable cost and should have a technical and economic justification.

        On June 10, 2014, the BCRA issued Communications "A" 5590, 5591 and 5592, through which it adopted a set of rules regarding the reference interest rate for personal loans and car loans granted to

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

34. Protection to users of financial services (Continued)

retail customers, that are not considered as micro, small and medium size companies. In addition, it established new rules regarding fees and charges for basic financial products and services, as defined by the BCRA. Beginning on the effective date of the rule, financial institutions must have prior authorization from the BCRA to implement increases to the cost of those services.

35. Adoption of the International Financial Reporting Standards

        The National Securities Commission ("CNV") has established the application of Technical Pronouncement No. 26 of the Argentine Federation of Professional Councils in Economic Sciences, which adopts the International Financial Reporting Standards ("IFRS") issued by the IASB (International Accounting Standards Board) for certain entities included within the public offering system, whether because of their capital or their negotiable obligations, or because they have requested to be included in such system, for financial statements corresponding to fiscal years started as from January 1, 2012. The adoption of such standards is not applicable to the Company since the CNV exempts banks, insurance companies and companies that invest in banks and insurance companies. Therefore, due to the fact that Banco Supervielle is the Company's main equity investment, a financial institution subject to the BCRA regulations, the Company continued following the valuation and disclosure criteria applied by Banco Supervielle for the presentation of the consolidated financial statements.

        On February 12, 2014, the BCRA approved a convergence roadmap to IFRS for financial statements of institutions under its supervision, with an effective date for fiscal years commenced on January 1, 2018.

        In March 2015, Banco Supervielle and Cordial Compañía Financiera's Board of Directors approved an implementation plan, following the guidelines set up by the BCRA, which shall have a six-month period review and update.

36. Summary of Significant Differences between Argentine Banking GAAP and US GAAP

        The accompanying consolidated financial statements have been prepared in accordance with Argentine Banking GAAP, which differs in certain significant respects from US GAAP. Such differences involve methods of measuring the amounts shown in the consolidated financial statements, as well as additional disclosures required by US GAAP and Regulation S-X of the SEC.

I.     Differences in measurement methods

        As indicated in Note 3.1, as from March 1, 2003, inflation accounting was discontinued. The following reconciliation does not include the reversal of the adjustments to the consolidated financial statements for the effects of inflation, because, as permitted by the Securities and Exchange Commission ("SEC"), it represents a comprehensive measure of the effects of price-level changes in the Argentine economy, and as such, is considered a more meaningful presentation than historical cost-based financial reporting for both Argentine Banking GAAP and US GAAP.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

36. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

        The main differences, other than inflation accounting, between Argentine Banking GAAP and US GAAP as they relate to the Group are described below, together with an explanation, where appropriate, of the method used in the determination of the necessary adjustments. References below to "ASC" are to Accounting Standard Codification issued by the Financial Accounting Standards Board in the United States of America.

        The following tables summarize the main reconciling items between Argentine Banking GAAP and US GAAP:

Reconciliation of net income:

		December 31,
		2014		2013
Net income under Argentine Banking GAAP		Ps.	362,920	Ps.	372,990
US GAAP adjustments
Loan origination fees and costs	Note 36.a		62,344		(13,469)
Intangible assets
Differences in basis relating to purchase accounting	Note 36.b		1,971		3,287
Other intangible assets	Note 36.b		(5,604)		(10,986)
Loan loss reserves	Note 36.c		(61,985)		74,107
Transfers of financial assets	Note 36.d		(14,050)		(37,365)
Government securities and other investments	Note 36.e		132		—
Vacation accrual	Note 36.f		(60,988)		(25,264)
Derivatives instruments	Note 36.g		(519)		619
Special Termination Arrangements	Note 36.h		(36,772)		(15,226)
Customer Loyalty Programs	Note 36.i		(22,843)		(14,690)
Credit Card Loans—Imputed Interest	Note 36.j		3,693		(21,197)
Deferred Income tax	Note 36.k		46,942		58,865
Financial Guarantees	Note 36.l		1,819		669
Non-controlling Interest	Note 36.m		13,707		10,556

Net Income under US GAAP		Ps.	290,767	Ps.	382,896
Non-controlling Interest	Note 36.m		(10,118)		(7,797)

Net Income attributable to the Group in accordance with US GAAP		Ps.	280,649	Ps.	375,099

Basic earnings per share attributable to the Group	Note 36.II.j		2,2600		3,0208

Diluted earnings per share attributable to the Group	Note 36.II.j		2,2600		3,0208

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

36. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

        Net income includes the consolidating financial trusts in which the Group does not have participation but conserve the risk and rewards of them (see Note 36.I.d.).

	December 31,
	2014		2013
Net Income under US GAAP before consolidation of financial trusts without holding in "certificates of participation"	Ps.	290,767	Ps.	382,896
Net income corresponding to consolidated financial trusts, without holding in "certificates of participation"		10,747		15,919

Net Income under US GAAP	Ps.	301,514	Ps.	398,815

Non-controlling interest corresponding to consolidated financial trusts, without holding in "certificates of participation"	Ps.	(10,747)	Ps.	(15,919)
Non-controlling Interest		(10,118)		(7,797)

Net Income attributable to the Group in accordance with US GAAP	Ps.	280,649	Ps.	375,099

Reconciliation of Shareholders' Equity:

		December 31,
		2014		2013
Shareholders' Equity as stated		Ps.	1,706,986		1,352,408
US GAAP adjustments:
Loan origination fees and costs	Note 36.a		(49,812)		(112,156)
Intangible assets
Differences in basis relating to purchase accounting	Note 36.b		34,322		32,351
Other intangible assets	Note 36.b		(24,859)		(19,255)
Loan loss reserves	Note 36.c		(33,386)		28,599
Transfers of financial assets	Note 36.d		(76,883)		(62,833)
Government securities and other investments	Note 36.e		(17,806)		1,435
Vacation accrual	Note 36.f		(166,949)		(105,961)
Derivatives instruments	Note 36.g		—		519
Special termination arrangements	Note 36.h		(69,654)		(32,882)
Customer Loyalty Programs	Note 36.i		(49,190)		(26,347)
Credit Card Loans—Imputed Interest	Note 36.j		(34,354)		(38,047)
Deferred Income tax	Note 36.k		229,136		182,194
Financial Guarantees	Note 36.l		1,360		(459)
Non-controlling Interest	Note 36.m		54,750		41,960

Equity under US GAAP		Ps.	1,503,661	Ps.	1,241,526
Non-controlling Interest	Note 36.m		(42,164)		(33,984)

The Group Shareholder's Equity under US GAAP		Ps.	1,461,497	Ps.	1,207,542

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

36. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

        Equity and Shareholders Equity include the consolidating financial trusts in which the Group does not have participation but conserve the risk and rewards of them (see Note 36.I.d.).

	December 31,
	2014		2013
Equity under US GAAP before consolidation of financial trusts without holding in "certificates of participation"	Ps.	1,503,661	Ps.	1,241,526
Net assets corresponding to consolidated financial trusts without holding in "certificates of participation"		36,827		41,977

Equity under US GAAP	Ps.	1,540,488	Ps.	1,283,503

Non-controlling interest corresponding to consolidated financial trusts without holding in "certificates of participation"		(36,827)		(41,977)
Non-controlling Interest		(42,164)		(33,984)

The Group Shareholder's Equity under US GAAP	Ps.	1,461,497	Ps.	1,207,542

Description of changes in Shareholder's Equity:

	December 31,
	2014		2013
Equity under US GAAP at the beginning of the year attributable to Parent Company	Ps.	1,207,542	Ps.	835,784
Distribution of dividends		(8,342)		(8,672)
Other comprehensive income		(18,352)		5,331
Net Income under US GAAP		280,649		375,099

Equity under US GAAP at the end of the year attributable to Parent Company	Ps.	1,461,497	Ps.	1,207,542

a.     Loan origination fees and costs

        Under Argentine Banking GAAP, the Group does not defer loan origination fees and costs. In accordance with US GAAP under ASC 310, loan origination fees net of certain direct loan origination costs should be recognized over the life of the related loan as an adjustment of to yield using the interest method.

        The effects of the adjustments required to state such amounts in accordance with US GAAP, would decrease assets by Ps. 49,812 and Ps. 112,156 as of December 31, 2014 and 2013, respectively. Income would increase by Ps. 62,344 for the year ended December 31, 2014 and would decrease by Ps. 13,469 December 31, 2013.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

36. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

b.     Intangible assets

i)     Differences in basis relating to purchase accounting

        Under Argentine Banking GAAP, net assets acquired are recorded at the book value of the acquired company at the acquisition date and goodwill is recognized based on the difference of the book value of the net assets acquired and the acquisition cost. Such goodwill is being amortized under the straight line method.

        Under US GAAP, the Group applies the purchase method of accounting to its business combinations. The additional interest acquired was accounted for as a step acquisition applying the purchase method.

        Accordingly, the excess of the purchase price over the fair value of assets acquired and liabilities assumed, if any, is considered as goodwill.

        For acquisitions prior to December 15, 2008, in the event the fair value of the net assets acquired exceeds the consideration paid, the excess is allocated as a pro rata reduction of the amounts that otherwise would have been assigned to the acquired assets. For acquisitions after that date, if the net assets acquired exceed the consideration paid, the excess is recorded as gain in statement of income.

        Under Argentine Banking GAAP, goodwill recognized is amortized on straight-line basis over its useful life.

        Under US GAAP goodwill is not subject to amortization, but is subject to at least an annual assessment for impairment.

        Goodwill impairment exists when the fair value of the reporting unit to which the goodwill is allocated is not enough to cover the book value of its assets and liabilities and the goodwill. The fair value of the reporting unit is estimated using discounted cash flow techniques. The sustained value of the majority of the goodwill is supported ultimately by revenue from credit-card business, included in "Consumer Finance" reporting unit (see note 36.II.e).

        The evaluation methodology for potential impairment is inherently complex and involves significant management judgment in the use of estimates and assumptions. These estimates involve many assumptions, including the expected results of the reporting unit, an assumed discount rate and an assumed growth rate for the reporting unit.

        The Group concluded that there is no impairment of goodwill as of December 31, 2014 or December 31, 2013.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

36. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

        The following table summarizes the acquisitions made by the Company and the calculation of goodwill under US GAAP.

	Supervielle Seguros		Cordial Compañia Financiera	Banco Regional de Cuyo	Tarjeta Automática	Banco Societé Generalé
Acquisition Date		June 6, 2013	August 1, 2011	September 19, 2008	December 15, 2007	March 3, 2005
Fair value of net tangible assets acquired		2,409	126,386	48,350	6,371	39,054
Intangible assets identified, net of related deferred income tax(a)		—	9,466	23,244	6,780	25,175
Net assets	Ps.	2,409	135,852	71,594	13,151	64,229
% acquired		100.00%	100.00%	99.94%	51.00%	91.54%
Net assets acquired	Ps.	2,409	135,852	71,549	6,707	58,795
Consideration paid	Ps.	4,543	168,047	97,542	15,835	37,209

Goodwill	Ps.	2,134	32,195	25,993	9,128	(21,586)

(a)
Intangible assets identified consist of brand, core deposits, customer relationship and commercial relationship agreement. Brand is not amortized under US GAAP. The remaining intangibles identified are amortized over 10 years

        In relation with Tarjeta Automática, on March 5, 2009 the Group acquired an additional 24% interest of this entity for a total consideration of Ps. 13,992. Under US GAAP this acquisition was accounted as an equity transaction when the control was previously obtained, following ASC 805 guidance.

        The following table summarizes the shareholder's equity adjustment computed to conform the accounting of these acquisitions to US GAAP as of December 31, 2014 and 2013.

	December 31,
	2014		2013
Elimination of Goodwill recognized under Argentine Banking GAAP	Ps.	(49,762)	Ps.	(59,424)
Recognition of Goodwill under US GAAP		69,450		69,450
Recognition of Intangible Assets under US GAAP		81,745		81,745
Amortization of Intangible Assets under US GAAP		(50,702)		(42,328)
Allocation of negative Goodwill to fixed assets		(23,247)		(23,247)
Reversal of depreciation of fixed assets recognized under ARG due to differences in purchase accounting of Societe Generale acquisition		6,838		6,155

Total	Ps.	34,322	Ps.	32,351

        Net income adjustment for the year ended December 31, 2014 and 2013 amounted to Ps. 1,971 and Ps. 3,287, respectively.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

36. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

        The activity of the goodwill and intangible assets under US GAAP during the years ended December 31, 2014 and 2013 is as follows:

	December 31,
	2014		2013
Goodwill at the beginning of the year(*)	Ps.	69,450	Ps.	69,450

Goodwill at the end of the year(*)	Ps.	69,450	Ps.	69,450
Intangible assets identified in the Business Combination at the beginning of the year		39,417		47,791
Amortization		(8,374)		(8,374)

Intangible assets identified in the Business Combination at the end of the year	Ps.	31,043	Ps.	39,417

(*)
Goodwill was reviewed for impairment as of December 31, 2014 and 2013 and no impairment was recorded.

        The following table shows the intangible assets gross carrying amount, detailed with their respective useful lives:

	December 31, 2014
	Gross carrying amount		Accumulated amortization		Remaining useful life (months)
Core Deposits	Ps.	21,052	Ps.	16,073	36
Overdraft		8,603		7,417	33
Customer Relationship		17,679		14,773	36
Brand Name		19,848		—	—
Commercial Agreement		14,563		12,439	12

Total	Ps.	81,745	Ps.	50,702

        The estimated aggregate amortization expense for intangible assets for the next five fiscal years is as follows:

Fiscal year ending December 31,	Aggregate amortization expense
2015	Ps.	5,251
2016		3,128
2017		2,816

Total	Ps.	11,195

        The aggregate amortization expense for intangible assets identified for the years ended December 31, 2014 and 2013 was Ps. 8,374 for each year.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

36. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

ii)    Other intangible assets

        ASC 350-40 defines three stages for the costs of computer software developed or obtained for internal use: the preliminary project stage, the application development stage and the post-implementation operation stage. Only the second stage costs are to be capitalized.

        Under Argentine Banking GAAP, the Group capitalizes costs relating to all three of the stages of software development.

        Shareholders' equity adjustment between Argentine GAAP and US GAAP as of December 31, 2014 and 2013 amounted to Ps. (24,859) and Ps. (19,255), respectively. Net income adjustment as of December 31, 2014 and 2013 amounted to Ps. (5,604) and Ps. (10,986), respectively.

c.     Loan loss reserves

        Under Argentine Banking GAAP (see note 3.7), the allowance for loan losses is calculated following BCRA regulations. These criteria are different for commercial loans (those in excess of Ps. 2,500 and 1,500 at December 31, 2014 and 2013, respectively) and consumer loans. Loan loss reserves for commercial loans in excess of Ps. 2,500 and Ps. 1,500 at December 31, 2014 and 2013, respectively, are principally based on the debtors' payment capacity and cash-flows analysis. Loan loss reserves for consumer loans and commercial loans under Ps. 2,500 and Ps. 1,500 at December 31, 2014 and 2013, respectively, are based on delinquency and BCRA established loss factors.

        Increases in the reserve are based on the deterioration of the quality of existing loans, while decreases in the reserve are based on regulations requiring the charge off of non-performing loans classified as "non-recoverable". The Group charges-off non-performing loans on the month following the date on which such loans are classified as "irrecoverable without preferred guarantees" and fully provisioned.

        In the case of the consumer portfolio, the charge-off takes place when the loan is approximately 360 days past due. For the commercial portfolio, the situation depends on the individual evaluation of the credit risk. All charged-off loans are registered in off balance accounts while the Group continues its collection efforts.

        In addition, under BCRA rules, the Group records recoveries on previously charged-off loans directly to income and records the amount of charged-off loans in excess of amounts specifically allocated as a direct charge to the consolidated statement of income.

        The Group's consumer portfolio consists principally of personal loans and credit card loans.

        The Group's commercial portfolio is currently diversified among clients of different size (small, medium-sized businesses and corporations) and who are active in different economic sectors (mainly the agricultural, construction, sugar, manufactured, foodstuff, automotive vehicles, among others). The risks associated with this portfolio are principally related to the specific economic performance of each individual client and to economic factors, such as the price and demand of products and services and competitiveness, among others.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

36. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

        Under BCRA rules, a minimum loan loss reserve is calculated primarily based upon the classification of commercial loan borrowers and upon delinquency aging (or the number of days the loan is past due) for consumer loan borrowers. Although the Group is required to follow the methodology and guidelines for determining the minimum loan loss reserve, as set forth by the BCRA, the Group is allowed to establish additional loan loss reserve.

        For commercial loans, the Group is required to classify all commercial loan borrowers. In order to classify them, the Group must consider different parameters related to each of those customers.

        Pursuant to BCRA regulations, commercial loans are classified as follows:

Classification	Criteria
In normal situation	Borrowers for whom there is no doubt as to their ability to comply with their payment obligations.
Subject to special monitoring/Under observation

Borrowers that, among other criteria, are up to 90 days past due and, although considered to be able to meet all their financial obligations, are sensitive to changes that could compromise their ability to honor debts absent timely corrective measures.

Subject to special monitoring / Under negotiation or refinancing agreement

Borrowers who are unable to comply with their obligations as agreed with the Group and, therefore, formally state, within 60 calendar days after the maturity date, their intention to refinance such debts. The borrower must enter into a refinancing agreement with the Group within 90 calendar days (if up to two lenders are involved) or 180 calendar days (if more than two lenders are involved) after the payment default date. If no agreement has been reached within the established deadline, the borrower must be reclassified to the next category according to the indicators established for each level.

Troubled	Borrowers with difficulties honoring their financial obligations under the loan on a regular basis, which, if uncorrected, may result in losses to the Group.
With high risk of insolvency	Borrowers who are highly unlikely to honor their financial obligations under the loan.
Irrecoverable

Loans classified as irrecoverable at the time they are reviewed (although the possibility might exist that such loans might be collected in the future). The borrower will not meet its financial obligations with the Group.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

36. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

Classification	Criteria
Irrecoverable according to Central Bank Rules

(a) Borrower has defaulted on its payment obligations under a loan for more than 180 calendar days according to the corresponding report provided by the BCRA, which report includes (1) financial institutions liquidated by the BCRA, (2) residual entities created as a result of the privatization of public financial institutions, or in the privatization or dissolution process, (3) financial institutions whose licenses have been revoked by the BCRA and find themselves subject to judicial liquidation or bankruptcy proceedings and (4) trusts in which Seguro de Depósitos S.A. (SEDESA) is a beneficiary, and/or (b) certain kinds of foreign borrowers (including banks or other financial institutions that are not subject to the supervision of the BCRA or similar authority of the country in which they are incorporated) that are not classified as "investment grade" by any of the rating agencies approved by the BCRA.

        For consumer loan portfolio, the Group classifies loans based upon delinquency aging, consistent with the requirements of the Central Bank. Minimum loss percentages required by the BCRA are also applied to the totals in each loan classification.

        Under the BCRA regulations, consumer borrowers are classified as follows:

Classification	Criteria
Performing	If all payments on loans are current or less than 31 calendar days overdue and, in the case of checking account overdrafts, less than 61 calendar days overdue.
Low Risk	Loans upon which payment obligations are overdue for a period of more than 31 and up to 90 calendar days.
Medium Risk	Loans upon which payment obligations are overdue for a period of more than 90 and up to 180 calendar days.
High Risk	Loans in respect of which a legal action seeking collection has been filed or loans having payment obligations overdue for more than 180 calendar days, but less than 365 calendar days.
Irrecoverable	Loans in which payment obligations are more than one year overdue or the debtor is insolvent or in bankruptcy or liquidation.
Irrecoverable according to Central Bank Rules	Same criteria as for commercial loans in the Irrecoverable according to BCRA Rules.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

36. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

        The tables above contain the loan portfolio classification by credit quality indicator set forth by the BCRA.

        The following tables show the loan balances categorized by credit quality indicators for the years ended December 31, 2014 and 2013:

	As of December 31, 2014
	"1" Normal Situation	"2" With special follow-up or Low Risk	"3" With problems or Medium Risk	"4" High risk of insolvency or High risk	"5" Uncollectible	Total
Consumer Loans	10,704,064	292,095	171,273	210,375	25,463	11,403,270
Commercial Loans	7,296,288	138,533	36,424	73,095	24,764	7,569,104

Total Financing Receivables	18,000,352	430,628	207,697	283,470	50,227	18,972,374

	As of December 31, 2013
	"1" Normal Situation	"2" With special follow-up or Low Risk	"3" With problems or Medium Risk	"4" High risk of insolvency or High risk	"5" Uncollectible	Total
Consumer Loans	8,455,067	225,110	140,169	169,853	36,033	9,026,232
Commercial Loans	5,818,634	71,694	35,922	50,530	16,398	5,993,178

Total Financing Receivables	14,273,701	296,804	176,091	220,383	52,431	15,019,410

        Under US GAAP, the loan losses reserve should be in amounts adequate to cover inherent losses in the loan portfolio at the respective balance sheet dates. Specifically:

          a)    Loans considered impaired in accordance with ASC 310-10 are valued at the present value of the expected future cash flows discounted at the loan's effective contractual interest rate, except that as a practical expedient a creditor may measure impairment based on a loans observable market price or at the fair value of the collateral if the loan is collateral dependent. Under ASC 310-10, a loan is considered impaired when, based on current information, it is probable that the borrower will be unable to pay contractual interest or principal payments as scheduled in the loan agreement. ASC 310-10 applies to all loans (including those restructured in a troubled debt restructuring involving amendment of terms), except smaller-balance homogeneous consumer loans, loans carried at the lower of cost or fair value, debt securities, and leases.

  The Group applies ASC 310-10 to all commercial loans classified as "With special follow-up or Low Risk", "With problems", "Insolvency Risks" and "Uncollectible". The Group specifically calculates the present value of estimated cash flows for commercial loans in excess of Ps. 2,500 and 1,500 as of December 31, 2014 and 2013, respectively. For commercial and other loans in legal proceedings, loans in excess of Ps. 2,500 and 1,500 as of December 31, 2014 and 2013, respectively are specifically reviewed either on a cash-flow or collateral-value basis, both considering the

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

36. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

  estimated time to settle the proceedings. The Group has also analyzed all the loans included into the scope of ASC 340-10 "Trouble Debt Restructuring" and calculates the present values of estimated cash flows of each of the loans being a trouble debt restructuring.

          b)    In addition, following ASC 450-20, the amount of losses incurred in the homogeneous loan pools is estimated based on the number of loans that will default and the loss in the event of default. Using modeling methodologies, the Group estimates the number of homogeneous loans that will default based on the individual loans' attributes aggregated into pools of homogeneous loans with similar attributes. This estimate is based on the Group's historical experience with the loan portfolio. The estimate is adjusted to reflect an assessment of environmental factors not yet reflected in the historical data underlying the loss estimates, such as changes in real estate values, local and national economies, underwriting standards and the regulatory environment. The probability of default on a loan is based on an analysis of the movement of loans with the measured attributes from either current or any of the delinquency categories to default over a 12-month period.

        As a result of analysis performed, the shareholders' equity adjustment between Argentine Banking GAAP and US GAAP as of December 31, 2014 and 2013 amounted to Ps. (33,386) and Ps. 28,599, respectively, as follows:

	December 31,
	2014				2013
	Allowances under US GAAP		Adjustment to Shareholders' Equity		Allowances under US GAAP		Adjustment to Shareholders' Equity
Modeling methodologies	Ps.	504,606	Ps.	(30,868)	Ps.	417,384	Ps.	24,125
Impaired loans individually evaluated for impairment		25,480		(2,518)		6,023		4,474

Total	Ps.	530,086	Ps.	(33,386)	Ps.	423,407	Ps.	28,599

        Net income adjustment between Argentine Banking GAAP and US GAAP for the years ended December 31, 2014 and 2013 amounted to Ps. (61,985) and Ps.74,107, respectively.

Recoveries and charge-offs

        Under Argentine Banking rules, recoveries are recorded in a separate income line item under Other Income. Charge-offs are recorded directly as loan loss reserve in the income statement. Under US GAAP, recoveries and charge-offs would be recorded in the allowance for loan losses in the balance sheet; however there would no net impact on net income or shareholder's equity. The definition of charge-off under US GAAP described above does not differ from Argentine Banking rules

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

36. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

Disclosure requirements

i)     Allowance for Credit Losses and Recorded Investments in Financial Receivables

        The following table presents the allowance for loan losses and the related carrying amount of Financial Receivables for the years ended December 31, 2014 and 2013 respectively:

	As of December 31, 2014
	Consumer Loan Portfolio		Commercial Loan Portfolio		Total
Allowances for loan losses:	Ps.		Ps.		Ps.
Beginning balance		402,067		21,339		423,407
Charge-offs		(201,449)		(14,789)		(216,238)
Recoveries		(44,639)		(13,220)		(57,589)
Provision		314,632		66,145		380,506
Ending balance		470,611		59,475		530,086
Ending balance- individually evaluated for impairment		—		25,480		25,480
Ending balance- collectively evaluated for impairment		470,611		33,995		504,606
Financing receivables:
Ending balance
Ending balance: individually evaluated for impairment		—		84,625		84,625
Ending balance: collectively evaluated for impairment		11,210,710		7,677,039		18,887,749

	As of December 31, 2013
	Consumer Loan Portfolio		Commercial Loan Portfolio		Total
Allowances for loan losses:	Ps.		Ps.		Ps.
Beginning balance		367,078		33,145		400,223
Charge-offs		(225,618)		(14,152)		(239,771)
Recoveries		(22,637)		(6,704)		(29,341)
Provision		283,244		9,050		292,296
Ending balance		402,067		21,339		423,407
Ending balance—individually evaluated for impairment		—		6,023		6,023
Ending balance—collectively evaluated for impairment		402,067		15,317		417,384
Financing receivables:
Ending balance
Ending balance: individually evaluated for impairment		—		48,506		48,506
Ending balance: collectively evaluated for impairment		9,036,018		5,934,886		14,970,904

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

36. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

ii).   Impaired Loans

        ASC 310, requires a creditor to measure impairment of a loan based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent.

        This Statement is applicable to all loans (including those restructured in a troubled debt restructuring involving amendment of terms), except large groups of smaller-balance homogenous loans that are collectively evaluated for impairment. Loans are considered impaired when, based on Management's evaluation, a borrower will not be able to fulfill its obligation under the original loan terms.

        The following table discloses the amounts of loans considered impaired in accordance with ASC 310, as of December 31, 2014 and 2013:

	As of December 31, 2014
	Recorded Investment		Unpaid Principal Balance		Related Allowance
With no related allowance recorded:
Commercial
Impaired Loans	Ps.	8,706	Ps.	8,136	Ps.	—
With an allowance recorded:
Commercial
Impaired Loans	Ps.	75,919	Ps.	73,894	Ps.	25,480

Total	Ps.	84,625	Ps.	82,030	Ps.	25,480

	As of December 31, 2013
	Recorded Investment		Unpaid Principal Balance		Related Allowance
With no related allowance recorded:
Commercial
Impaired Loans	Ps.	15,706	Ps.	15,701	Ps.	—
With an allowance recorded:
Commercial
Impaired Loans	Ps.	32,800	Ps.	32,017	Ps.	6,023

Total	Ps.	48,506	Ps.	47,718	Ps.	6,023

        The average recorded investments for impaired loans was Ps. 99,049 and Ps. 49,395 for the year ended December 31, 2014 and 2013, respectively.

        The interest income recognized on impaired loans amounted to Ps. 18,071 and Ps. 8,231 for the years ended December 31, 2014 and 2013, respectively.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

36. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

iii).  Non-accrual Loans

        The method applied to recognize income on loans is described in Note 3.5.

        Additionally, the Group has made use of the option granted by the BCRA authorizing financial entities to interrupt the accrual of interest for clients in the following categories:

  •
  "With problems"; "With high risk of insolvency" and "Irrecoverable" in the commercial portfolio.

  •
  "Medium risk"; "High risk" and "Irrecoverable" in the consumer portfolio.

        According to the above, the threshold for suspending the accrual of interest is as from 91 days of arrears. Resumption of interest accrual takes place when the client improves its situation passing to situation:

  •
  "Normal" or "With special tracking—Under observation" in the commercial portfolio.

  •
  "Normal" or "Low risk" in the consumer portfolio.

        Accrued interest remains on the Groups books and is considered a part of the loan balance. It allowances in its whole when the Group determined the reserve for credit losses.

        The Group recognizes interest income on a cash basis for non-accrual loans. Under U.S. GAAP, recognition of interest on loans is generally discontinued when, in the opinion of management, there is an assessment that the borrower will likely be unable to meet all contractual payments as they become due. As a general practice, this occurs when loans are 90 days or more overdue. Any accrued but uncollected interest is reversed against interest income at that time. Management believes that the difference in interest recognition does not have an impact to the Group's Consolidated Statements.

        As consequence, non-accrual loans are defined as those loans in the categories of: (a) Consumer portfolio: "Medium Risk", "High Risk" and "Uncollectible" and (b) Commercial portfolio: "With problems", "High Risk of Insolvency" and "Uncollectible".

        The following table represents the amounts of nonaccruals, segregated by class of loans, as of December 31, 2014 and 2013, respectively:

	As of December 31,
	2014	2013
	Ps.	Ps.
Consumer	407,111	346,055
Commercial	134,283	102,850

Total Non-accrual loans	541,394	448,905

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

36. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

        An aging analysis of past due loans, segregated by class of loans, as of December 31, 2014 and 2013 were as follows:

	As of December 31, 2014
	30 - 90 Days Past Due	91 - 180 Days Past Due	181 - 360 Days Past Due	Greater than 360	Total Past Due	Current	Total Financing
Consumer
Personal Loans	169,461	107,872	126,406	15,634	419,373	5,832,861	6,252,234
Credit Card Loans	83,716	45,172	65,022	5,761	199,671	3,436,482	3,636,153
Other Loans	38,918	18,228	18,947	4,068	80,161	1,434,721	1,514,882

Total Consumer Loans	292,095	171,272	210,375	25,463	699,205	10,704,064	11,403,269
Commercial:
Performing Loans	—	—	—	—	—	7,244,331	7,244,331
Impaired loans	189,622	45,517	75,009	14,624	324,772	—	324,772

Total Commercial Loans	189,622	45,517	75,009	14,624	324,773	7,244,331	7,569,103

Total	481,717	216,789	285,384	40,087	1,023,979	17,948,395	18,972,374

	As of December 31, 2013
	30 - 90 Days Past Due	91 - 180 Days Past Due	181 - 360 Days Past Due	Greater than 360	Total Past Due	Current	Total Financing
Consumer
Personal Loans	118,210	92,524	102,359	26,419	339,512	4,861,547	5,201,060
Credit Card Loans	64,566	35,245	55,735	6,883	162,428	2,324,147	2,486,575
Other Loans	43,358	12,809	12,416	2,721	71,305	1,291,565	1,362,869

Total Consumer Loans	226,134	140,578	170,510	36,023	573,245	8,477,259	9,050,504
Commercial:
Performing Loans	—	—	—	—	—	5,820,556	5,820,556
Impaired loans	92,837	16,333	16,697	22,484	148,351	—	148,351

Total Commercial Loans	92,837	16,333	16,697	22,484	148,351	5,820,556	5,968,907

Total	318,971	156,911	187,207	58,507	721,596	14,297,814	15,019,410

iv).  Troubled debt restructuring (TDR)

        A restructured loan is considered a TDR if the debtor is experiencing financial difficulties and the Group grants a concession to the debtor that would not otherwise be considered. Concessions granted could include but it not necessary limited to: reduction in interest rate to rates that are considered below market, extension of repayment schedules and maturity dates beyond original contractual terms.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

36. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

        Loans considered TDR for the years ended December 31, 2014 and 2013 were as follows:

	Segment	Number of contracts	Pre-modification outstanding recorded investment	Post-modification outstanding recorded investment
December 31, 2014	Consumer	20,204	218,065	211,932
	Commercial	3	5,835	5,810
December 31, 2013	Consumer	16,067	137,558	136,048
	Commercial	1	2,104	2,000

        The Group considers a TDR that have subsequently defaulted if the borrower has failed to make payments of either principal, interest or both for a period of 90 days or more from contractual due date. Loans considered TDR that have defaulted during the year ended December 31, 2014 and 2013 were as follows:

	2014
Troubled debt restructuring that subsequently defaulted	Number of contracts	Recorded investment
Consumer	4,220	60,077

	2013
Troubled debt restructuring that subsequently defaulted	Number of contracts	Recorded investment
Consumer	4,877	45,565

d.     Transfers of financial assets

        The Group has securitized certain of their personal, pledge and credit card loans originated by the retail banks and CCF on their behalf through the transfers of such loans to special purpose trusts which issues multiple classes of bonds and certificates of participation.

        In addition, on November 7, 2007 the Group securitized certain properties through the transfer of such properties to a special purpose trust "Renta Inmobiliaria I" which issues multiple classes of bonds and certificates of participation.

        Under Argentine Banking GAAP, securitizations were accounted for as sales. Debt securities issued by the trusts and retained by the Group are accounted for at cost plus accrued interest and participation certificates issued by the trusts and retained by the Group are accounted for under the equity method except the participation certificates Real Estate trust that is accounted for at cost with the limit of the equity method and the participation certificates of CCF 3, 4 and 5 are accounted for at recoverable value determined by the present value of net cash flows generated by the trusts with the limit of the equity method.

        Under US GAAP, FASB ASC 810 "Consolidation" addresses consolidation of variable interest entities, as defined in the rules, which have certain characteristics.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

36. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

        The methodology for evaluating trust and transactions under the VIE requirements includes the following two steps:

  1)
  Determine whether the entity meets the criteria to qualify as a VIE and;

  2)
  Determine whether the Group is the primary beneficiary of a VIE.

        In performing the first step the significant factors and judgments that were considered in making the determination as to whether an entity is a VIE includes:

  •
  The design of the entity, including the nature of its risks and the purpose for which the entity was created, to determine the variability that the entity was designed to create and distribute to its interest holders;

  •
  The nature of the involvement with the entity;

  •
  Whether control of the entity may be achieved through arrangements that do not involve voting equity;

  •
  Whether there is sufficient equity investment at risk to finance the activities of the entity and;

  •
  Whether parties other than the equity holders have the obligation to absorb expected losses or the right to received residual returns.

        For each VIE identified, the Group performs the second step and evaluates whether it is the primary beneficiary of the VIE by considering the following significant factors and criteria:

  •
  Whether the Group has the power to direct the activities that most significantly impact the VIE's economic performance and;

  •
  Whether the Group absorb the majority of the VIE's expected losses or the Group receive a majority of the VIE's expected residual returns.

        As of December of 31, 2014 and 2013, under FASB ASC 810, financial trusts mentioned in Note 26 were considered variable interest entities. In accordance with FASB ASC 810, the Group was deemed to be the primary beneficiary of these trusts and, therefore, the Group included them in its consolidated financial statements. The impact in the US GAAP shareholders' equity or net income reconciliation is disclosed then.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

36. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

        As of December 31, 2014 and 2013, the table below presents the carrying amount and classification of the VIE's assets and liabilities which have been consolidated for US GAAP purposes. As mentioned in Note 26., under BCRA rules, those amounts were recorded under "Other receivables from financial intermediation—Other receivables not covered by debtors classification regulations.

	December 31,
	2014		2013
Assets
Cash and due from banks	Ps.	55,060	Ps.	28,284
Trading securities		1,958		1,450
Other receivable from financial transactions		155,578		220,265
Loans		2,739,829		2,476,123
Allowances		(54,311)		(80,638)
Premises and equipment, net		78,786		39,590
Other assets		38,887		95,885

	Ps.	3,015,787	Ps.	2,780,959

Liabilities
Debt Securities	Ps.	2,313,615	Ps.	2,017,428
Certificates of Participation		596,214		678,549
Other liabilities		105,958		84,982

	Ps.	3,015,787	Ps.	2,780,959

        As a result of consolidating these trusts, total assets would increase by Ps. 2,089,716 and Ps. 1,567,858 as of December 31, 2014 and 2013, respectively.

        Therefore, the Group recognized the loans and other assets under the financial trust included below and re-established its loan loss reserves under ASC 310. See Note 36.I.c. allowance for loan losses.

        In addition, the Group has recognized a gain for the sale of the assets included in the trusts "Renta Inmobiliaria I", "CCF Créditos Serie 3", "CCF Créditos Serie 4" and "CCF Créditos Serie 5". As a consequence that the Group had a controlling financial interest in trusts, the reconsolidation of the assets and liabilities was made and the gains recognized by the Group at the inception were reversed for US GAAP purposes. In addition, a reconciling adjustment was recognized in order to

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

36. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

consolidate each trust assets and liabilities under US GAAP principles. The table included below shows the adjustment recorded under US GAAP:

  •
  Renta Inmobiliaria I

	December 31,
	2014		2013
Reversal of gain on sale recorded under Argentine Banking GAAP	Ps.	(27,203)	Ps.	(27,203)
Reversal of amortization calculated in excess		3,812		3,274
Valuation of the Certification of Participation retained by the Group adjustment		(48,516)		(36,101)

Adjustment to Shareholders' Equity	Ps.	(71,907)	Ps.	(60,030)

        Net income adjustment as of December 31, 2014 and 2013 amounted to Ps. (11,877) and Ps. (34,562), respectively.

  •
  CCF Créditos Series 3, 4 y 5

	December 31,
	2014		2013
Reversal of gain on sale recorded under Argentine Banking GAAP	Ps.	(33,173)	Ps.	(49,722)
Valuation of the Certification of Participation retained by the Group adjustment		(3,853)		12,860
Reversal of interest results, calculated in excess		32,050		34,059

Adjustment to Shareholders' Equity	Ps.	(4,976)	Ps.	(2,803)

        Net income adjustment as of December 31, 2014 and 2013 amounted to Ps. (2,173) and Ps. (2,803), respectively.

e.     Government securities and other investments

Investments securities classified as trading and available for sale

        Under Argentine Banking GAAP the Group has recorded "Holding of trading securities", "Unlisted Government securities", "Investments in listed corporate securities", "Securities issued by the Argentine Central Bank listed" and "Securities receivable under spot and forward purchases pending settlement" at fair value, meanwhile the "Securities issued by the Argentine Central Bank unlisted" and "Unlisted corporate bonds" has been value at cost increased by their internal rate of return. Changes in valuation of these securities are included in earnings.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

36. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

        Under US GAAP "Holding of trading securities", "Investments in listed corporate securities", "Unlisted government securities" and "Securities receivable under spot and forward purchases pending settlement" were considered "trading securities" and, as such, valued at fair value with changes in fair value recognized in the consolidated statement of comprehensive income.

        The table below shows the investments classified as trading securities:

	As for December 31,
	2014		2013
	Carrying Amount	Fair Value	Carrying Amount		Fair Value
Trading securities
Holdings of trading securities	98,656	98,656	401,236	(**)	401,236
Unlisted Government securities(*)	1	1	7,373		7,373
Investments in listed corporate securities	173,715	173,715	1,263		1,263
Securities receivable under spot and forward purchases pending settlement	—	—	95,968		95,968

Total trading securities	272,372	272,372	505,840		505,840

(*)
There are no differences with their fair values.

(**)
Under Argentine Central Bank "Holdings of trading securities" includes reverse repo transactions for Ps. 74,118 that have been reclassified under US GAAP. See note 36.II.f.

        "Securities issued by Argentine Central Bank", "Unlisted corporate bonds" and "Securities receivable under spot and forward purchases pending settlement" were considered as "available for sale securities" for US GAAP purposes and, as such, were recorded at fair value with the unrealized gain and losses reported as net of income tax included in other comprehensive income in the Shareholders' equity, in accordance with ASC 320 "Investment—Debt and Equity Securities".

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

36. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

        The table below shows the investments classified as available for sale securities:

	2014
	Amortized Cost	Book Value		Fair Value	Accumulated Unrealized (Loss)/Gain	Shareholders' equity Adjustment
	(In thousands of Ps.)
Securities issued by Argentine Central Bank	698,000	697,868	(*)	696,953	(1,047)	(915)
Unlisted corporate bonds and Securities receivable under spot and forward purchases pending settlement	383,413	383,413		366,522	(16,891)	(16,891)

Total	1,081,413	1,081,281		1,063,475	(17,938)	(17,806)

(*)
"Securities issued by Argentine Central Bank" includes a reverse repo transaction operation for an amount of Ps. 37,840 that it is adjusted in Note 36.II.f. "Repurchase agreements".

	2013
	Amortized Cost	Book Value	Fair Value	Accumulated Unrealized (Loss)/Gain	Shareholders' equity Adjustment
	(In thousands of Ps.)
Unlisted corporate bonds and Securities receivable under spot and forward purchases pending settlement	145,718	145,718	147,153	1,435	1,435

Total	145,718	145,718	147,153	1,435	1,435

        The amount of the unrealized gain or loss on available for sale securities, before tax, that have been included in accumulated other comprehensive income is as follows:

Securities	2013		Increase		Decrease		2014
Securities issued by Argentine Central Bank	Ps.	—	Ps.	—		Ps.(1,047)		Ps.(1,047)
Unlisted corporate bonds and Securities receivable under spot and forward purchases pending settlement		1,435		—		(18,326)		(16,891)

Total	Ps.	1,435	Ps.	—	Ps.	(19,373)	Ps.	(17,938)

Securities	2012		Increase		Decrease		2013
Securities issued by Argentine Central Bank	Ps.	(3,583)	Ps.	3,583	Ps.	—	Ps.	—
Unlisted corporate bonds and Securities receivable under spot and forward purchases pending settlement		(612)		2,286		(239)		1,435

Total	Ps.	(4,195)	Ps.	5,869	Ps.	(239)	Ps.	1,435

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

36. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

        The maturities of available for sale securities as of December 31, 2014 are as follows:

	For the year ended December 31, 2014
Securities	Within 1 year		After 1 year but within 5 years		After 5 year but within 10 years		Total
Securities issued by Argentine Central Bank	Ps.	696,953	Ps.	—	Ps.	—	Ps.	696,953
Unlisted corporate bonds		32,922		54,129		92,880		179,931
Securities receivable under spot and forward purchases pending settlement		186,591		—		—		186,591

Total	Ps.	916,466	Ps.	54,129	Ps.	92,880	Ps.	1,063,475

        In addition, the Group has evaluated whether there was a decline in the value of the security that is other-than temporary as defined by ASC 310-10.

        The following table shows the disclosures about available for sale investments as of December 31, 2014 and 2013 in an unrealized loss position that are not other than temporary impaired:

	Less than 12 months			12 months or more			Total
	Gross Unrealized losses		Fair Value	Gross Unrealized losses		Fair Value	Gross Unrealized losses		Fair Value
December 31, 2014
Securities issued by Argentine Central Bank	Ps.	(1,047)	696,953	Ps.	—	—	Ps.	(1,047)	696,953
Unlisted corporate bonds and Securities receivable under spot and forward purchases pending settlement		(14,146)	332,642		(2,745)	33,880		(16,891)	366,522

Total	Ps.	(15,193)	1,029,595	Ps.	(2,745)	33,880	Ps.	(17,938)	1,063,475

	Less than 12 months			12 months or more			Total
	Gross Unrealized losses		Fair Value	Gross Unrealized losses		Fair Value	Gross Unrealized losses		Fair Value
December 31, 2013
Unlisted corporate bonds and Securities receivable under spot and forward purchases pending settlement	Ps.	(239)	9,163	Ps.	—	—	Ps.	(239)	9,163

Total	Ps.	(239)	9,163	Ps.	—	—	Ps.	(239)	9,163

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

36. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

        For purposes of determining whether the decline in fair value for these categories of securities qualifies as "other than temporary impairment," the Group has considered the following factors:

  •
  The decline in fair value is not attributable to credit quality. It solely derives from adverse interest rate fluctuations of observable inputs of similar instruments according to their fair value hierarchy.

  •
  Future principal payments will be sufficient to recover the current amortized cost of these investments.

  •
  The Group has the intention to hold these securities at least until their fair value recover to a level that exceeds their amortized cost.

  •
  The extent to which the fair value has been less than the amortized cost is not relevant for these categories of securities.

        As of December 31, 2014 the Group has evaluated if an "other than temporary impairment" exists. As a result of its analysis, has determined that the decrease was temporary in nature and no impairment has to be recorded under US GAAP. As of December 31, 2013 the fair value of the investment is greater than its amortized cost, consequently no impairment was recognized for US GAAP purposes.

        Net income adjustment between Argentine GAAP and US GAAP for the year ended December 31, 2014 amounted to Ps. 132. There are no results to record during as of December 2013.

f.      Vacation Provision

        Following Argentine Banking GAAP, the cost of vacations earned by employees is recorded by the Group when paid.

        US GAAP requires that this expense be recorded on an accrual basis as the vacations are earned.

        Shareholders' Equity adjustment between Argentine Banking GAAP and US GAAP as of December 31, 2014 and 2013 amounted to Ps. (166,949) and Ps. (105,961), respectively. Net income adjustment as of December 31, 2014 and 2013 amounted to Ps. (60,988) and Ps. (25,264), respectively.

g.     Derivative Instruments

        The Group enters into derivative transactions, mainly, futures, forward, options and interest rate swaps.

        Under Argentine Banking GAAP futures, forward and options are accounted at fair value and interest rate swap at its notional value. Over this value, the Group agrees to pay a fix interest rate and to receive a floating interest rate. The differences arising between fixed and floating rates of interest rate swaps are settled monthly and are recorded at their net position. This net position is calculated instrument by instrument.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

36. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

        Under US GAAP, ASC 815 "Derivatives and Hedging" establishes accounting and reporting standards for derivative instruments, including certain ones embedded in other contracts (collectively referred to as derivatives) and for hedging activities.

        The standard requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Group had no embedded derivatives and does not apply hedge accounting in accordance with FASB ASC 815.

        Under US GAAP, the Group estimates the fair value on the interest rate swaps according with ASC 820 and present derivative instruments on a net basis by counterparty when the right of offset exists.

        Shareholders' equity adjustment between Argentine Banking GAAP and US GAAP as of December 31, 2013 amounted to Ps. 519. Net income adjustment between Argentine Banking GAAP and US GAAP for the years ended December 31, 2014 and 2013 amounted to Ps. (519) and Ps. 619, respectively.

        Under US GAAP, FASB ASC 815 also requires additional disclosures, as follows:

	As of December 31,
	2014		2013
Derivatives not designated as hedging instruments under FASB ASC 815	Balance sheet classification(1)	Fair value	Balance sheet classification(1)	Fair value
Assets derivatives
Interest rate contracts	Other receivables from financial intermediation	—	Other receivables from financial intermediation	519
Foreign exchange contracts	Other receivables from financial intermediation	46,895	Other receivables from financial intermediation	177

Total assets derivatives		46,895		696

Liability derivatives
Foreign exchange contracts	Other liabilities from financial intermediation	113	Other liabilities from financial intermediation	98
Options	Other liabilities from financial intermediation	483		590

Total liability derivatives		596		688

(1)
According to Central Bank rules.

        See amounts of gain or (loss) recognized in income on derivatives in Note 25.c.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

36. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

        The balances disclosed in the table above are presented on gross basis and no offsetting was practiced.

h.     Special termination arrangements

        Special termination arrangements are postemployment benefits that a group of eligible employees receive during the period between their effective termination date and their retirement age, when they voluntary accepts an irrevocable termination arrangement.

        Under Argentine Banking GAAP, the costs of the special termination arrangement are recorded when paid.

        Under ASC 712 "Special termination benefits" a liability should be recorded and an expense recognized in the period the employees irrevocably accept the offer and the amount of the termination liability is reasonably estimable.

        Shareholders' Equity adjustment between Argentine Banking GAAP and US GAAP as of December 31, 2014 and 2013 amounted to Ps. (69,654) and Ps. (32,882), respectively. Net income adjustment as of December 31, 2014 and 2013 amounted to Ps. (36,772) and Ps. (15,226), respectively.

i.      Customer Loyalty Program

        The Group offers reward programs that allow its cardholders to earn points that can be redeemed for a broad range of rewards, including goods and travels among others.

        Under Argentine Banking GAAP, the Group recorded a liability based on the redemptions paid during the last 12 months.

        Under US GAAP the Bank establishes a reward liability based upon the points earned that are expected to be redeemed and the average cost per point redeemed. The points to be redeemed are estimated based on past redemption behavior, card product type, and other historical card performance. The liability is reduced as the points are redeemed.

        Shareholders' Equity adjustment between Argentine Banking GAAP and US GAAP as of December 31, 2014 and 2013 amounted to Ps. (49,190) and Ps. (26,347), respectively. Net income adjustment as of December 31, 2014 and 2013 amounted to Ps. (22,843) and Ps. (14,690), respectively.

j.      Credit Card Loans—Imputed Interest

        As of December 2014 and 2013, the Group has granted credit card loans with zero interest rates or preferential interest rates. Under Argentine Banking GAAP, the Group has recorded the investment at the amount granted without consideration of the market interest rate involved in the transaction.

        Under US GAAP, ASC 835-30 establishes a method to determine the interest rate corresponding to these types of transactions. This Standard provides guidance for the appropriate accounting when the face amount of an account receivable does not reasonably represent the present value of the consideration given or received in the exchange.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

36. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

        The objective is to approximate the interest rate for an account receivable that would have resulted if an independent borrower and an independent lender had negotiated a similar transaction under comparable terms and conditions with the option to pay the cash price upon purchase for the amount of the purchase that bears the prevailing rate of interest to maturity.

        Shareholders' Equity adjustment between Argentine Banking GAAP and US GAAP as of December 31, 2014 and 2013 amounted to Ps. (34,354) and Ps. (38,047), respectively. Net income adjustment as of December 31, 2014 and 2013 amounted to Ps. 3,693 and Ps. (21,197), respectively.

k.     Deferred income tax

        Argentine Central Bank regulations do not require the recognition of deferred tax assets and liabilities and, therefore, income taxes for Banco Supervielle and Cordial Compañía Financiera S.A. are recognized on the basis of amounts due in accordance with Argentine tax regulations. However, Grupo Supervielle and Grupo Supervielle's non-bank subsidiaries apply the deferred income tax method. As a result, Grupo Supervielle and its non-banking subsidiaries have recognized a deferred tax asset as of December 31, 2014 and 2013.

        In addition, the Group records as an asset the credit related with Minimum Presumed Income Tax amounting to Ps. 6,370 and Ps. 3,218 as of December 31, 2014 and 2013, respectively. The MPIT credit will be computable as a down payment of any income tax excess over minimum notional income tax through the next ten years.

        For purposes of US GAAP reporting, the Bank and Cordial Compañía Financiera S.A. apply FASB ASC 740 "Income Taxes". Under this method, income taxes recognized using the liability method whereby deferred tax assets and liabilities are recorded for temporary differences between the financial reporting and their respective tax basis. Deferred tax assets are also recognized if it is more likely than not those assets will be realized.

        Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recorded or settled. The effect of a change in tax rates is recognized in income in the period when enacted. A valuation allowance is recognized for that component of net deferred tax assets which is "more likely than not" that it will not be realized. Under this pronouncement, an enterprise must use judgment in considering the relative impact of negative and positive evidence to determine if a valuation allowance is needed or not.

        As of December 31, 2014 and 2013, and based on the analysis performed on the realizability of the deferred tax assets, the Group believes that is more likely than not that it will recover all the temporary differences and a portion of the net operating tax loss carryforward with future taxable income and, therefore, a valuation allowance was provided against a portion of the net operating tax loss carryforward based on the taxable income projections.

        Legal entities in Argentina file their individual tax returns with the tax authority and consolidation of tax returns are not permitted. Consequently, deferred tax assets, deferred tax liabilities, and valuation allowances are determined based on the individual positions of each legal entity.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

36. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

        As such, the US GAAP adjustment included: a) Deferred Income Taxes for banking companies not recorded for local purposes and; b) tax effects on the US GAAP adjustments including in the reconciliation.

        Deferred tax assets (liabilities) are summarized as follows:

	December 31, 2014
	ASC 740-10 applied to Argentine Banking GAAP balances		ASC 740-10 applied to US GAAP adjustments		ASC 740-10 Total
Deferred tax assets
Loan loss reserves	Ps.	63,033	Ps.	11,685	Ps.	74,718
Intangible Assets		—		8,701		8,701
Loans origination fees and cost		—		17,434		17,434
Provisions		19,076		100,028		119,104
Transfer of Financial Assets		—		26,909		26,909
Government securities and other investments		—		6,232		6,232
Credit Card Loans—Imputed Interest		—		12,024		12,024
Other		1,416		—		1,416
Loss carry forward		92,430		—		92,430

	Ps.	175,955	Ps.	183,013	Ps.	358,968
Deferred tax liabilities
Fixed Assets	Ps.	20,391	Ps.	(5,743)	Ps.	14,648
Intangible assets		11,413		10,865		22,278
Others		—		476		476

	Ps.	31,804	Ps.	5,598	Ps.	37,402
Net deferred income tax asset before valuation allowance	Ps.	144,151	Ps.	177,415	Ps.	321,566
Valuation allowance		(92,430)		—		(92,430)

Net deferred income tax assets	Ps.	51,721	Ps.	177,415	Ps.	229,136

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

36. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

	December 31, 2013
	ASC 740-10 applied to Argentine Banking GAAP balances		ASC 740-10 applied to US GAAP adjustments		ASC 740-10 Total
Deferred tax assets
Loan loss reserves	Ps.	58,184	Ps.	(10,010)	Ps.	48,174
Intangible Assets		—		6,739		6,739
Loans origination fees and cost		—		39,255		39,255
Provisions		20,166		57,816		77,982
Transfer of Financial Assets		—		21,992		21,992
Credit Card Loans—Imputed Interest		—		13,316		13,316
Other		2,418		161		2,579
Loss carry forward		62,781		—		62,781

	Ps.	143,549	Ps.	129,269	Ps.	272,818
Deferred tax liabilities
Fixed Assets	Ps.	10,374	Ps.	(5,983)	Ps.	4,391
Intangible assets		11,792		13,796		25,588
Other		—		684		684

	Ps.	22,166	Ps.	8,497	Ps.	30,663
Net deferred income tax asset before valuation allowance	Ps.	121,383	Ps.	120,772	Ps.	242,154
Valuation allowance		(59,960)		—		(59,960)

Net deferred income tax assets	Ps.	61,422	Ps.	120,772	Ps.	182,194

        The following table reconciles the statutory income tax rate in Argentina to the Group's effective tax rate calculated on the basis of US GAAP for the years ended December 31, 2014 and 2013:

	December 31,
	2014		2013
Pre-tax income in accordance with US GAAP(a)	Ps.	531,348	Ps.	551,225
Statutory income tax rate		35%		35%

Tax on net income at statutory rate	Ps.	185,972	Ps.	192,929
Permanent tax differences		11,392		(43,474)
Changes in valuation allowance		32,470		2,955

Income tax in accordance with US GAAP	Ps.	229,834	Ps.	152,410

(a)
Includes pre-tax income of trusts that are consolidated under US GAAP, as described in Note 36.I.d.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

36. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

        ASC 740-10 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition for uncertain tax positions taken or expected to be taken in a tax return. As of December 31, 2014 and 2013, there were no uncertain tax positions.

        The following table shows the tax years open for examination as of December 31, 2014, in which the Group's operate:

Jurisdiction	Tax year
Argentina	2010 - 2014

l.      Accounting for guarantees

        The Bank issues financial guarantees, which are obligations to pay to a third party when a customer fails to repay its obligation.

        Under Central Bank rules, guarantees issued are recognized as liabilities when it is probable that the obligation undertaken by the guarantor will be performed.

        Under US GAAP, FASB ASC 460 "Guarantees" requires that at inception of a guarantee, a guarantor recognize a liability for the fair value of the obligation undertaken in issuing the guarantee. Such liability at inception is deemed to be the fee received by the Bank with an offsetting entry equal to the consideration received. Subsequent reduction of liability is based on an amortization method as the Bank is decreasing its risk. As of December 31, 2014 and 2013, the fair value of the guarantees less the estimated proceeds from collateral amounted to Ps. 1,360 and Ps. (459), respectively. Net income adjustment as of December 31, 2014 and 2013 amounted to Ps. 1,819 and Ps. 669.

m.    Non-controlling interest

        Argentine Banking GAAP requires to record non-controlling interests as a component of the liabilities. Under US GAAP, FASB ASC 810 requires to record such interests as shareholders' equity. As consequence, consolidated net income and comprehensive income are reported with separate disclosure of the amounts attributable to the parent company and to the non-controlling interest. The non-controlling interest in accordance with Argentine Banking GAAP has been eliminated for US GAAP reconciliation purposes. Also, non-controlling interest under US GAAP reflects the effect in non-controlling interest of all the other US GAAP adjustments discussed.

        Had US GAAP been applied, the Group's shareholder's equity would increase by Ps. 12,586 and Ps. 7,976 at December 31, 2014 and 2013, respectively. In addition, income for the fiscal years ended at December 31, 2014 and 2013 would have increased by Ps. 3,589 and Ps. 2,759 respectively.

II, Additional disclosure requirements:

a)    Comprehensive income

        "Reporting Comprehensive Income" ASC 220 establishes standards for reporting and the display of comprehensive income and its components (revenues, expenses, gains and losses) in the financial

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

36. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

statements. Comprehensive income is the total of net income and all transactions, and other events and circumstances from non-owner sources.

        The following disclosure presented for the fiscal years ended December 31, 2014 and 2013, shows all periods to conform to ASC 220:

	December 31,
	2014		2013
Income Statement
Financial income	Ps.	5,296,705	Ps.	3,694,086
Financial expenses		(2,758,644)		(1,748,570)

Gross financial margin—gain		2,538,061		1,945,516
Loan Loss provisions		(462,800)		(318,023)
Services fee income		2,107,675		1,669,730
Services fee expense		(635,087)		(352,576)
Administrative expenses		(3,136,877)		(2,445,980)

Subtotal—Income from financial transactions		410,972		498,667
Miscellaneous income		201,790		136,632
Miscellaneous losses		(81,414)		(84,074)
Income before tax		531,348		551,225
Income Tax		(229,834)		(152,410)

Net income under US GAAP	Ps.	301,514	Ps.	398,815
Less: Net Income attributable to the Non-controlling Interest.		(20,865)		(23,716)

Net Income attributable to the Group	Ps.	280,649	Ps.	375,099

(a)
includes net income from participation in Financial Trust consolidated under US GAAP

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

36. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

Comprehensive income

	For the year ended December 31,
	2014		2013
Net income for the year	Ps.	301,514	Ps.	398,815
Other comprehensive income:
Gross unrealized (loss) / gain, net		(19,373)		5,630
Estimated tax benefit / (loss) on unrealized (loss) / gain on available for sale securities		6,781		(1,971)
Unrealized (loss) / gain, net of tax		(12,592)		3,660

Comprehensive income		288,922		402,474

Less: Other comprehensive income attributable to non-controlling interest		1,021		(297)
Less: Comprehensive income attributable to non-controlling interest		(20,865)		(23,716)

Comprehensive income attributable to Grupo Supervielle	Ps.	269,078	Ps.	378,461

	For the year ended December 31,
	2014		2013
Unrealized net (loss) / gains—Available for sale securities	Ps.	(17,938)	Ps.	1,435
Estimated tax benefits / (loss) on unrealized net gains on available for sale securities		6,278		(502)

Accumulated other comprehensive income, net	Ps.	(11,660)	Ps.	933

b)    Statements of Income and Balance Sheets

        The presentation of financial statements according to the Argentine Banking GAAP differs significantly from the format required by the SEC under Rules 210.9 to 210.9-07 of Regulation S-X (Article 9). The income statements presented below disclose the categories required by Article 9 using Argentine Banking GAAP:

        The presentation of financial statements according to the Argentine Banking GAAP differs significantly from the format required by the SEC under Rules 210.9 to 210,9.07 of Regulation S-X

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

36. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

(Article 9). The income statements presented below disclose the categories required by Article 9 using Argentine Banking GAAP:

	December 31,
	2014		2013
Interest income
Interest and fees on loans	Ps.	3,885,006	Ps.	2,383,480
Interest and dividends on investment securities taxable		663,669		422,849
Interest on other receivables from financial transactions		97,285		128,977

	Ps.	4,645,960	Ps.	2,935,306
Interest expense
Interest on deposits		1,558,807		817,212
Interest on short-term liabilities from financial intermediation		359,299		218,470
Interest on long-term liabilities from financial intermediation		63,742		37,184

	Ps.	1,981,848	Ps.	1,072,866

Net interest income	Ps.	2,664,112	Ps.	1,862,440
Provision for loan losses, Net of reversals		282,339		307,744

Net interest income after provision for loan losses	Ps.	2,381,773	Ps.	1,554,696

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

36. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

	December 31,
	2014		2013
Non-interest income
Service charges on deposit accounts	Ps.	531,892	Ps.	388,529
Credit-card service charges and fees		473,022		369,249
Other commissions		677,480		452,628
Loans related commissions		414,162		513,790
Income from equity in other companies		274		—
Foreign exchange, net		105,392		94,873
Other		190,827		127,912

Total non-interest income	Ps.	2,393,049	Ps.	1,946,981

Non-interest expense
Commissions	Ps.	307,017	Ps.	177,781
Personnel expenses		1,982,234		1,483,854
Fees and external administrative services		145,935		106,502
Depreciation of premises and equipment		43,308		35,989
Renting		120,869		86,038
Electricity and communications		82,769		70,514
Advertising and publicity		239,075		191,185
Taxes		315,564		429,319
Amortization of other intangibles		66,897		55,844
Loss from equity in others companies		—		76
Repair maintenance and conservation		110,061		82,236
Insurance		12,646		10,184
Security Services		70,715		52,937
Other Provisions and reserves		16,894		36,284
Other		664,241		185,327
Stationary and supplies		20,886		16,296

Total non-interest expense	Ps.	4,199,111	Ps.	3,020,366

Income before tax expense		575,711		481,311
Income tax expense		199,084		97,765

Net Income attributable to Parent Company	Ps.	376,627	Ps.	383,546
Net Income attributable to non-controlling interest	Ps.	13,707		10,556

Net Income	Ps.	362,920	Ps.	372,990

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

36. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

        Argentine Banking GAAP also requires certain classifications of assets and liabilities, which are different from those required by Article 9, The following balance sheet presents Grupo Supervielle's balance sheet as of December 31, 2014 and 2013, as if they had followed Article 9 balance sheet disclosure requirements using Argentine Banking GAAP.

	December 31,
	2014		2013
Assets
Cash and due from banks	Ps.	1,250,818	Ps.	862,276
Interest bearing deposits in other Banks		2,398,266		1,800,316
Trading account assets		272,372		483,990
Available for sale securities(*)		1,119,121		145,718
Loans		14,654,680		11,372,107
Allowances for loan losses		(424,137)		(349,317)
Other receivables from financial transactions		1,351,967		1,298,689
Miscellaneous receivables		382,814		310,678
Premises and equipment		175,606		154,782
Intangible Assets—Goodwill		49,762		59,424
Intangible Assets—Other		165,805		137,885
Other assets		1,844,120		1,141,583

Total assets	Ps.	23,241,194	Ps.	17,418,131

	December 31,
	2014		2013
Liabilities and Shareholders' Equity:
Noninterest bearing Deposits	Ps,	3,702,575	Ps,	2,666,439
Interest bearing Deposits		13,047,605		10,059,149
Short-term borrowing		728,263		822,495
Other liabilities		230,242		147,545
Amounts payable for spot and forward purchases pending settlement		200,482		92,860
Other liabilities from financial transactions		1,498,448		960,584
Long-term debt		1,095,073		626,449
Miscellaneous Liabilities		926,984		594,051
Contingent liabilities		49,786		54,191

Total Liabilities	Ps,	21,479,458	Ps,	16,023,763

Total Parent Company shareholders' equity		1,706,986		1,352,408
Non-controlling Interest		54,750		41,960

Total liabilities and shareholders' equity	Ps,	23,241,194	Ps,	17,418,131

(*)
The carrying value and market value of securities classified into "available-for-sale securities" have been mentioned in note 36.1.e.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

36. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

        In the following table is a description of total loans by categories:

	2014			2013
Financial Sector	Ps.	307,748	2%	Ps.	409,396	4%
Services		776,698	5%		511,745	5%
Primary Products		1,538,741	11%		1,262,304	11%
Consumer		7,825,599	53%		6,277,403	55%
Retail Trade		527,568	4%		318,419	3%
Construction		923,245	6%		523,117	5%
Manufacturing		1,465,469	10%		1,057,605	9%
Other		1,289,612	9%		1,012,118	9%
Total	Ps.	14,654,680	100%	Ps.	11,372,107	100%

c) Fair Value Measurements Disclosures

        ASC 820-10 defines fair value, establishes a consistent framework for measuring fair value and expands disclosure requirements about fair-value measurements. ASC 820-10, among other things, requires the Group to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

        In addition, ASC 825-10 provides an option to elect fair value as an alternative measurement for selected financial assets, financial liabilities, unrecognized firm commitments and written loan commitments not previously recorded at fair value. Under ASC 825-10, fair value is used for both the initial and subsequent measurement of the designated assets, liabilities and commitments, with the changes on fair value recognized in net income. As a result of ASC 825-10 analyses, the Group has not elected to apply fair value accounting for any of its financial instruments not previously carried at fair value.

Fair Value Hierarchy

        ASC 820-10, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date,

        ASC 820-10 establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

  •
  Level 1—inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

  •
  Level 2—inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

36. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

    Level 2—inputs include the following:

            a)    Quoted prices for similar assets or liabilities in active markets;

            b)    Quoted prices for identical or similar assets or liabilities in non-active markets;

            c)     Pricing models whose inputs are observable for substantially the full term of the asset or liability; and

            d)    Pricing models whose inputs are derived principally from or corroborated by observable market data through correlation or other means

  •
  Level 3—inputs to the valuation methodology are unobservable and significant to the fair value measurement.

        A financial instrument's categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Determination of Fair Value

        The Group identified and categorized different assets and liabilities measured at fair value in accordance with the requirements of FASB ASC 820.

        Fair value is based upon quoted market prices, where available. If listed prices or quotes are not available, fair value is based upon internally developed models that use primarily market-based or independently-sourced market parameters, including interest rate yield curves, option volatilities and currency rates. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the Group's creditworthiness, liquidity and unobservable parameters that are applied consistently over time.

        The Group believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies, or assumptions, to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

        The following section describes the valuation methodologies used by the Group to measure various financial instruments at fair value, including an indication of the level in the fair-value hierarchy in which each instrument is generally classified. Where appropriate, the description includes details of the valuation models, the key inputs to those models as well as any significant assumptions.

Description of the measurement processes

        The Group uses fair value to measure certain assets and liabilities on a recurring basis when fair value is the primary measure for accounting. This is done primarily for government and private securities (debt instruments issued by National Government and Central Bank and other) classified as available for sale or trading account, forward transactions pending settlement and derivatives (forward transactions without delivery of underlying assets and interest rate swaps).

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

36. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

Assets

Government and corporate securities

        Investment securities: as quoted market prices are available in an active market, securities are classified within level 1 of the valuation hierarchy. Level 1 securities include national and government bonds, instruments issued by BCRA and corporate securities. In addition, if market prices are not available quoted prices for similar assets in active markets have been used and the securities were classified as Level 2 of the valuation hierarchy.

Derivatives Financial Instruments

        Forward transactions traded in auto regulated markets are made through recognized exchange markets, such as MAE and ROFEX. Therefore, they are classified in Level 1 of the fair-value hierarchy.

        Interest rate swap transactions: if market prices and quoted prices for similar assets in active markets are not available the Group has been used the "income approach", estimating the fair values based on their own assumptions, which were developed based on similar assumptions to those used by who would use any market participant. For this approach, we used discounted cash flow methodology. and the securities were classified as Level 3 of the valuation hierarchy. The Group has not changed the methods and assumptions used to estimate the fair value of financial instruments at the closing date of these consolidated financial statements.

        In addition, the Group's valuation policies and procedures for Level 3 instruments are under the direction of the accounting and financial management. The Management is in charge of developing, reviewing, approving and monitoring the key model inputs, critical valuation assumptions and proposed discount rates utilized for the valuation of Level 3 instruments. In addition, the Management is also in charge of monitoring the changes in fair values of Level 3 instruments from period to period.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

36. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

Items measured at fair value on a recurring basis

        The following table presents the financial instruments carried at fair value as of December 31, 2014 and 2013, under US GAAP

Balances as of December 31, 2014	Total fair value		Quoted market prices in active markets—Level 1		Internal models with significant observable market parameters— Level 2		Internal models with significant unobservable markets parameters— Level 3
Assets
Government and corporate securities
Holdings of trading securities	Ps.	98,656	Ps.	98,656	Ps.	—	Ps.	—
Unlisted Government securities		1		1		—		—
Investments in listed corporate securities		173,715		173,715
Securities issued by the Argentine Central Bank(*)		696,953		696,953		—		—
Other receivables from financial intermediation
Derivative instruments		46,895		46,895		—		—
Securities receivable under spot and forward purchases pending settlement		186,591		186,591		—		—
Unlisted corporate bonds		179,931		179,931		—		—
	Ps.	1,382,742	Ps.	1,382,742	Ps.	—	Ps.	—

Liabilities
Securities to be delivered under spot and forward sales pending settlement	Ps.	60,903	Ps.	60,903	Ps.	—	Ps.	—
Derivative instruments		596		596		—		—

	Ps.	61,499	Ps.	61,499	Ps.	—	Ps.	—

(*)
"Securities issued by the Argentine Central Bank" includes a reverse repo transaction operation for an amount of Ps. 37,840 that it is adjusted in Note 36.II.f. "Repurchase agreements".

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

36. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

Balances as of December 31, 2013	Total fair value		Quoted market prices in active markets—Level 1		Internal models with significant observable market parameters— Level 2		Internal models with significant unobservable markets parameters— Level 3
Assets
Government and corporate securities
Holdings of trading securities(*)	Ps.	475,354	Ps.	475,354	Ps.	—	Ps.	—
Unlisted Government securities		7,373		7,373		—		—
Investments in listed corporate securities		1,263		1,263		—		—
Other receivables from financial intermediation
Derivative instruments	Ps.	696		177		—		519
Securities receivable under spot and forward purchases pending settlement		95,968		95,968		—		—
Unlisted corporate bonds		147,153		147,153		—		—

	Ps.	727,807	Ps.	727,288	Ps.	—	Ps.	519

Liabilities
Securities to be delivered under spot and forward sales pending settlement	Ps.	95,668	Ps.	95,668	Ps.	—	Ps.	—
Derivative instruments		688		688		—		—

	Ps.	96,356	Ps.	96,356	Ps.	—	Ps.	—

(*)
"Holdings of trading securities" includes a reverse repo transaction operation for an amount of Ps. 74,118 that it is adjusted in Note 36.II.f. "Repurchase agreements".

        As of December 31, 2014 and 2013 there are not assets and liabilities recording at fair value on a non-recurring basis.

        As of December 31, 2014 and 2013, the Group has not made transfers in or out of Level 1, Level 2, and Level 3.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

36. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

        The following is the reconciliation of the beginning and ending balances for assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the periods:

Fair value measurements using significant unobservable inputs (Level 3) December 31, 2014
Description	Derivatives
Beginning balance	519
Total gains or losses	(519)
—Included in earnings (or changes in net assets)	(519)

Ending balance	—

Fair value measurements using significant unobservable inputs (Level 3) December 31, 2013
Description	Derivatives
Beginning balance	(100)
Total gains or losses	619
—Included in earnings (or changes in net assets)	619

Ending balance	519

Quantitative information about Level 3 Fair Value Measurements

        The following table provides quantitative information about the valuation techniques and significant unobservable inputs used in the valuation of substantially all of our Level 3 assets and liabilities measured at fair value on a recurring basis for which we use an internal model.

	December 31, 2013
Description	Fair value	Valuation Technique	Unobservable Input	Range (weighted average)
Derivatives	519	Income Approach (discounted cash flow)	Discount rate	14% - 21% (17.8%)

        The decision to classify an instrument within Level 3 is based on the significance of the unobservable inputs to the overall fair value measurement Level 3 financial instruments typically include observable components (that is, components that are actively quoted and can be validated with external sources) in addition to the unobservable components.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

36. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

d)    Disclosure about Fair Value of Financial Instruments.

        ASC 825, "Disclosures about Fair Value of Financial Instruments" requires disclosures of estimates of fair value of financial instruments. These estimates were made as of December 31, 2014 and 2013. Because many of the Group's financial instruments do not have a ready trading market from which to determine fair value, the disclosures are based upon estimates regarding economic and current market conditions and risk characteristics. Such estimates are subjective and involve matters of judgment and, therefore, are not precise and may not be reasonably comparable to estimates of fair value for similar instruments made by other financial institutions.

        The estimated fair values do not include the value of assets and liabilities not considered financial instruments.

	December 31,
	2014
	Book Value		Fair Value		Level 1	Level 2	Level 3
Non derivative activities
Assets
Cash and due from banks(1)	Ps	3,649,084	Ps	3,649,084	3,649,084	—	—
Government and Corporate securities(2)(*)		1,008,080		1,007,165	1,007,165	—	—
Loans and leases(3)		15,180,426		15,774,149	—	—	15,774,149
Others(4)		2,268,083		2,298,434	2,298,434	—	—
Liabilities
Deposits(5)	Ps	16,892,730	Ps	17,184,702	—	—	17,184,702
Other liabilities from financial transactions(6)		2,158,472		2,158,472	2,158,472	—	—
Negotiable obligations(7)		1,363,794		1,427,146	—	—	1,427,146
Others(8)		926,984		926,984	926,984	—	—

(*)
"Government and Corporate securities" includes a reverse repo transaction operation for an amount of Ps. 37,840 that it is adjusted in Note 36.II.f. "Repurchase agreements".

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

36. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

	December 31,
	2013
	Book Value		Fair Value		Level 1	Level 2	Level 3
Non derivative activities
Assets
Cash and due from banks(1)	Ps	2,662,592	Ps	2,662,592	2,662,592	—	—
Government and Corporate securities(2)(*)		483,990		483,990	483,990	—	—
Loans and leases(3)		11,804,169		12,312,899	—	—	12,312,899
Others(4)		1,747,182		1,790,658	1,790,658	—	—
Liabilities
Deposits(5)	Ps	12,819,178	Ps	13,237,890	—	—	13,237,890
Other liabilities from financial transactions(6)		1,454,653		1,454,653	1,454,653	—	—
Negotiable obligations(7)		1,047,735		1,019,476	—	—	1,019,476
Others(8)		594,051		594,051	594,051	—	—

(*)
"Government and Corporate securities" includes a reverse repo transaction operation for an amount of Ps. 74,118 that it is adjusted in Note 36.II.f. "Repurchase agreements".

        The following is a description of the estimating techniques applied:

          (1)   Cash and due from banks:    By definition, cash and due from banks are short-term and do not possess credit risk. The carrying values as of December 31, 2014 and 2013 are a reasonable estimate of fair value.

          (2)   Government and Corporate securities:    When available, the Group uses quoted market prices to determine the fair value. If market prices are not available, quoted prices for similar assets in active markets have been used to calculate the fair value.

          (3)   Loans:    The fair values of loans are estimated for groups with similar characteristics, including type of loan, credit quality incorporating the credit risk factor. For floating- or adjustable-rate loans, which mature or are repriced within a short period of time, the carrying values are considered to be a reasonable estimate of fair values. For fixed-rate loans, market prices are not generally available and the fair values are estimated discounting the estimated future cash flows based on the contracted maturity of the loans. The discount rates are based on the current market rates corresponding to the applicable maturity. For non-performing loans, the fair values are generally determined on an individual basis by discounting the estimated future cash flows and may be based on the appraisal value of underlying collateral as appropriate. The fair value of "loans" is classified as Level 3 of the valuation hierarchy where significant unobservable inputs were used to calculate the fair value. The valuation technique used to obtain the fair value was an income approach using discounted cash flows. No changes in the valuation technique took place during the year.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

36. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

          (4)   Others:    Includes other receivables from financial transactions and equity investments in other companies. This caption also included financial trusts certificates of participation the fair value of which is estimated using valuation techniques to convert the future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The estimate of the cash flows is based on the future cash flows from the securitized assets, considering prepayments, historical loan performance, etc. Equity investments in companies where significant influence is exercised are not within the scope of ASC 825, Financial Instruments. Equity investments in other companies are carried at market value less costs to sell.

          (5)   Deposits:    The fair value of deposit liabilities on demand and savings account deposits is similar to its book value. The fair value of time deposits was calculated by discounting contractual cash flows using current market rates for instruments with similar maturities.

          (6)   Other liabilities from financial transactions:    Includes credit lines borrowed under different credit arrangements. As of December 2014 and 2013, when no quoted market prices were available, the estimated fair value has been calculated by discounting the contractual cash flows of these liabilities at estimated market rates.

          (7)   Negotiable obligations:    As of December 31, 2014 and 2013, the fair value of the negotiable obligations was determined based on quoted market prices and when no quoted market prices were available, the estimated fair value has been calculated by discounting the contractual cash flows of these liabilities at estimated market rates.

          (8)   Others:    Includes other liabilities from financial transactions. Their fair value was estimated at the expected future cash flows discounted at the estimated market rates at year-end.

e)     Segment Reporting,

        The Group has disclosed its segment information in accordance with the "Disclosures about Segments of an Enterprise and Related Information" ASC 280-10, Operating segments are defined as components of an enterprise about which separate financial information is available and which is regularly reviewed by the Chief Operating Decision Maker (CODM) in deciding how to allocate resources and in assessing performance. Reportable segments consist of one or more operating segments with similar economic characteristics, distribution systems and regulatory environments. The information provided for Segment Reporting is based on internal reports used by management.

        The Group measures the performance of each of its business segments primarily in terms of net income (i.e., net revenues—or financial income and service fee income, net of financial expenses and service fee expenses—after deducting loan loss provisions and administrative costs directly attributable to the segment). Net income excludes the financial expenses incurred by Grupo Supervielle at the holding level in connection with its funding arrangements (although substantially all the proceeds of such arrangements have been contributed as capital to the subsidiaries through which the segments are operated), as well as transactions between segments, which are reflected under "Adjustments."

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

36. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

        Income from financial transactions and other segment information are based on Argentine Banking GAAP and are consistent with the presentation of the Group's consolidated financial statements. The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

        The Group operates its business along the following segments:

  •
  Retail Banking:  Through the Bank, we offer our retail customers a full range of financial products and services, including personal loans, deposit accounts, purchase and sale of foreign exchange and precious metals and credit cards, among others.

  •
  Corporate Banking:  Through the Bank, we offer large corporations, medium-sized companies and small businesses a full range of products, services and financial assessment including factoring, leasing, foreign trade finance and cash management.

  •
  Treasury:  The Treasury segment is primarily responsible for the allocation of the Bank's liquidity according to the needs and opportunities of the Retail Banking segment, the Corporate Banking segment and its own needs and opportunities. The Treasury segment implements the Bank's financial risk management policies, manages the Bank's trading desks, distributes treasury products such as debt securities, and develops businesses with wholesale financial and non-financial clients.

  •
  Consumer Finance:  Through CCF and Tarjeta, we offer credit card services and loans to the middle and lower-middle-income sectors. We also offer consumer loans, credit cards and insurance products through an exclusive agreement with Walmart Argentina.

  •
  Insurance:  Through Supervielle Seguros, we offer insurance products, with a focus on life insurance, to targeted customer segments.

  •
  Asset Management & Other Services:  We also offer a variety of other services to our customers, including asset management, microcredit financing (through Cordial Microfinanzas), mutual fund products (through SAM) and non-financial products and services (through Espacio Cordial).

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

36. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

        Below is a table with the information for each segment identified by the Group as of and for the years ended December 31, 2014 and 2013.

	As of December 31, 2014
	(in thousands of pesos)
	Retail Banking	Corporate Banking	Treasury	Consumer Finance	Insurance	Asset Mgmt & Other Services	Adjustments	Consolidated Total
Financial income	1,937,182	1,423,849	670,323	730,752	3,632	39,926	(54,312)	4,751,352
Financial expenses	(927,079)	(234,065)	(791,792)	(368,079)	—	(20,275)	(123,236)	(2,464,526)
Distribution of Income (Expenses) for Treasury Funds(1)	547,578	(884,803)	337,225	—	—	—	—	—

Gross intermediation margin	1,557,681	304,981	215,756	362,673	3,632	19,651	(177,548)	2,286,826

Provision for loan losses	(190,169)	(41,344)	(631)	(121,265)	—	(3,100)	—	(356,509)
Services Fee Income	1,479,047	285,945	23,578	389,751	—	84,291	(99,793)	2,162,819
Services Fee Expenses	(454,645)	(32,373)	(9,044)	(181,917)	—	(734)	68,372	(610,341)
Net Service Fee Income	1,024,402	253,572	14,534	207,834	—	83,557	(31,421)	1,552,478
Income from Insurance Activities	—	—	—	—	7,172	—	1,342	8,514
Direct costs	(1,488,219)	(115,827)	(41,119)	(460,366)	(9,226)	(82,427)	59,168	(2,138,016)
Indirect costs	(591,563)	(198,798)	(85,465)	—	—	—	—	(875,826)

Income from financial transactions	312,132	202,584	103,075	(11,124)	1,578	17,681	(148,459)	477,467

Miscellaneous Income / (Expenses)	42,057	11,921	96	23,770	—	42,294	(21,894)	98,244
Non-controlling interests result	—	—	—	—	—	—	(13,707)	(13,707)
Income Before Income Tax	354,189	214,505	103,171	12,646	1,578	59,975	(184,060)	562,004
Income tax	(75,482)	(61,357)	(36,807)	46	765	(21,521)	(4,728)	(199,084)

Net income	278,707	153,148	66,364	12,692	2,343	38,454	(188,788)	362,920

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

36. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

	As of December 31, 2013
	(in thousands of pesos)
	Retail Banking	Corporate Banking	Treasury	Consumer Finance	Insurance	Asset Mgmt & Other Services	Adjustments	Consolidated Total
Financial income	1,169,765	927,522	381,865	555,804	645	34,436	(24,657)	3,045,380
Financial expenses	(479,588)	(142,240)	(431,076)	(224,108)	(10)	(12,291)	(14,603)	(1,303,916)
Distribution of Income (Expenses) for Treasury Funds(1)	259,543	(553,768)	294,225	—	—	—		—

Gross intermediation margin	949,720	231,514	245,014	331,696	635	22,145	(39,260)	1,741,464

Provision for loan losses	(147,482)	(60,966)	—	(139,983)	—	(2,104)	—	(350,535)
Services Fee Income	1,235,833	190,143	17,726	345,705	—	67,011	(90,759)	1,765,659
Services Fee Expenses	(331,004)	(19,319)	(4,406)	(103,093)	(7)	(870)	37,112	(421,587)
Net Service Fee Income	904,829	170,824	13,320	242,612	(7)	66,141	(53,647)	1,344,072
Direct costs	(1,147,293)	(74,941)	(26,891)	(416,658)	(475)	(63,467)	59,476	(1,670,249)
Indirect costs	(416,389)	(140,745)	(59,818)	—	—	—	—	(616,952)

Income from financial transactions	143,385	125,686	171,625	17,667	153	22,715	(33,431)	447,800

Miscellaneous Income / (Expenses)	4,651	(5,760)	(823)	25,655	23	11,925	(2,160)	33,511
Non-controlling interests result	—	—	—	—	—	—	(10,556)	(10,556)
Income Before Income Tax	148,036	119,926	170,802	43,322	176	34,640	(46,147)	470,755
Income tax	9,438	(27,481)	(60,056)	(7,648)	(63)	(11,955)	—	(97,765)

Net income	157,474	92,445	110,746	35,674	113	22,685	(46,147)	372,990

(1)
These amounts are calculated based on the funds that segments use or provide and net to zero in the consolidation process.

f)     Repurchase agreements

        The Group entered into Repo and Reverse Repo agreements of financial instruments as disclose in Note 8.

        In accordance with BCRA Rules, the Group derecognizes the securities transferred under the repurchase agreement and records an asset related to the future repurchase of these securities. Contemporaneously, the Group records a liability related to the cash received in the transaction. As mentioned in Note 3.8, the asset related to securities to be repurchased is measured as the same criteria as the transferred securities.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

36. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

        Similar treatment applies to reverse repo agreements.

        Under US GAAP, FASB ASC 860 "Transfers and Servicing", these transactions have not qualified as sales and therefore these transactions are recorded as secured financings.

        Had US GAAP been applied, the Group's assets and liabilities would have decreased by approximately Ps. 37,840 and Ps. 74,118 as of December 31, 2014 and 2013, respectively.

        In addition, the measurement adjustments of those securities are included in Note 36.e.

g)     Acceptances

        Under Argentine Banking GAAP, acceptances are accounted for in memorandum accounts, Under US GAAP, third party liability for acceptances should be included in "Other Receivables Resulting from Financial Transactions" representing Group customers' liabilities on outstanding drafts or bills of exchange that have been accepted by the Group. Acceptances should be included in "Other Liabilities from Financial Transactions" representing the Group's liability to remit payment upon the presentation of the accepted drafts or bills of exchange.

        The Group's assets and liabilities would be increased by approximately Ps. 20,202 and Ps. 32,942 had US GAAP been applied as of December 31, 2014 and 2013, respectively.

h)    Items in process of collection

        The Group does not give accounting recognition to checks drawn on the Group or other banks, or other items to be collected until such time as the related item clears or is accepted. Such items are recorded by the Group in memorandum accounts, US GAAP, however, account for such items through balance sheet clearing accounts at the time the items are presented to the Group.

        Grupo Supervielle's assets and liabilities would be increased by approximately Ps. 675,173 and Ps. 489,532 applying US GAAP at December 31, 2014 and 2013, respectively.

i)     Earnings per share

        Argentine Banking GAAP rules do not require the disclosure of earnings per share or dividends per share.

        Under US GAAP, FASB ASC 260 "Earning Per Share", it is required to present basic per-share amounts (basic EPS) which is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the period.

        Diluted earnings per share (diluted EPS) measure the performance if the potential common shares that were dilutive had been issued. Potential common shares are securities that do not have a current right to participate fully in earnings but could do so in the future. No potential common shares exist, and therefore basic and diluted EPS are the same.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

36. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

        The following table sets forth the computation of basic EPS:

	December 31,
	2014		2013
Earnings per share under US GAAP
Numerator
Net income for the year attributable to the Group net of preferred dividends	Ps.	277,720,875	Ps.	371,207,000
Denominator
Average number of shares outstanding		122,885,264		122,885,264
Net income per common share
Basic and diluted	Ps.	2.2600	Ps.	3.0208

j)     Cash Flow

        The statement of cash flows under Argentine Banking GAAP differs from the statement of cash flows under US GAAP. According to ASC 230, the statement of cash flows for a period shall report net cash provided or used by operating, investing and financing activities.

        The statement of cash flows under US GAAP is shown below:

	December 31,
	2014		2013
Cash and cash equivalents at the beginning of the year(*)	Ps.	3,022,240	Ps.	2,301,029
Cash and cash equivalents at the end of the year(*)		4,236,987		3,022,240

Net increase in cash and cash equivalents	Ps.	1,214,747	Ps.	721,211

Causes of changes in cash and cash equivalents
Cash Flow from operating activities
Net (payments)/collections related to:
Interest received on loans, leases and government securities		4,079,130		3,504,624
Interest paid		(2,041,132)		(1,288,232)
Purchases of Trading Securities		(4,201,780)		(2,720,096)
Proceeds from sales of Trading Securities		4,395,489		2,371,437
Decrease / (Increase) in Other receivables from financial transactions		177,417		(99,435)
Fees and commissions received		2,149,487		1,791,367
Fees and commissions paid		(3,408,774)		(2,633,820)
Increase in intangible assets		(75,517)		(57,710)
Payments of income tax / minimum presumed income tax		(161,893)		(210,982)
Net (payments) / collections related to other operating activities		(141,885)		(2,812)

Net cash provided by operating activities		770,543		654,341

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

36. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

	December 31,
	2014		2013
Cash Flow from investing activities
Payments to acquire bank premises and equipment		(53,330)		(44,821)
Receipts from sales of bank premises and equipment		1,483		2,019
Increase in loans and leases, net		(4,150,991)		(4,657,513)
Purchases of available for sale securities		(5,018,870)		(1,576,207)
Proceeds from sales of available for sale securities		5,393,215		2,921,811
Payments to acquire miscellaneous assets		(441,294)		(50,727)
Receipts from sales of miscellaneous assets		133,090		8,979
(Increase) / decrease in deposits at the Argentine Central Bank		(83,432)		12,838
Payments for sales of equity investments		(9)		(4,544)

Net cash used in investing activities		(4,220,138)		(3,388,165)

Cash Flow from financing activities
Net (payments) / collections related to:
Proceeds from issuance of unsubordinated negotiable obligations		528,358		549,826
Repayment of unsubordinated negotiable obligations		(481,430)		(307,850)
Increase in deposits, net		4,017,309		3,479,505
Increase / (Decrease) in other short term liabilities, net		339,350		(337,229)
Proceeds from issuance of subordinated negotiable obligations		114,411		170,932
Financing received from Argentine financial institutions		(109,930)		(35,213)
Payment of dividends		(8,343)		(8,672)
Cash paid to acquire the non-controlling interest of Cordial Microfinanzas		(917)		—
Proceeds from debt securities related with consolidated financial trust		3,303,695		2,072,960
Repayment of debt securities related with consolidated financial trust		(3,258,481)		(2,317,963)

Net cash provided by financing activities		4,444,022		3,266,296

Financial income on cash and cash equivalents (including interest and monetary results)		220,320		188,738

Net increase / (decrease) in cash and cash equivalents	Ps.	1,214,747	Ps.	721,211

(*)
Cash and cash equivalent include "cash and cash equivalent" corresponding to the consolidated financial trust for Ps. 235,507 and Ps. 190,807 as of December 31, 2014 and 2013, respectively.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

36. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

        Set forth below is the reconciliation of net income to net cash flows from operating activities, as required by FASB ASC 230:

	December 31,
	2014		2013
Net income for the fiscal year	Ps.	301,514	Ps.	398,815
Adjustments to reconcile net income to net cash from operating activities:
US GAAP Reconciliation Adjustments		72,153		(9,906)
Income Tax for the fiscal year		230,231		151,804
Amortizations and depreciations		121,335		102,852
Results from equity investments		(1,688)		76
Provision for loan losses, net of reversals		357,092		382,724
Non-controlling interests		20,862		23,712
Gain for sale of premises and equipment		(2,684)		(1,056)
Increase in interest payable from negotiable obligations and debt securities of financial trust		109,708		76,307
Increase / (Decrease) in government and private securities		135,324		(231,748)
Increase in interest receivable from Loans		(281,599)		(118,824)
Increase in other receivable from financial intermediation		(243,246)		(107,028)
Increase from miscellaneous assets		(356,306)		(202,620)
Increase in balances from forward transactions without delivery of underlying asset		(46,895)		(177)
Increase from intangible assets		(75,517)		(57,710)
Increase in interest payable from Deposits		48,960		35,782
Increase of miscellaneous liabilities		477,790		247,016
Decrease in Taxes Payables		(115,500)		(103,761)
Net decrease in other sources of cash		19,009		68,084

Net cash provided by operating activities	Ps.	770,543	Ps.	654,342

k)    Summarized financial information of subsidiaries not consolidated under Argentine Banking GAAP

        The Company maintains a 97% ownership in Viñas del Monte, which operates a wine producer, Under Argentine Banking GAAP the investment in Viñas del Monte is reflected under the caption "Unlisted equity investments" in the Company's balance sheet. Under US GAAP, Viñas del Monte operations are required to be consolidated.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

36. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

        Presented below is the summarized balance sheet and statement of income as of and for the years ended December 31, 2014 and 2013 of Viñas del Monte:

	December 31,
	2014		2013
Cash and cash equivalents	Ps.	—	Ps.	—
Receivables		24		306
Other receivables		1,359		1,084
Inventories		1,741		1,347
Other assets		—		—
Fixed assets		3,154		3,339

Total Assets	Ps.	6,278	Ps.	6,076

Commercial liabilities	Ps.	15	Ps.	87
Financial liabilities		4,335		1,970
Other liabilities		120		51

Total Liabilities	Ps.	4,470	Ps.	2,108

Shareholders' Equity	Ps.	1,808	Ps.	3,968

Total Liabilities and Shareholders' Equity	Ps.	6,278	Ps.	6,076

	December 31,
	2014		2013
Revenues	Ps.	1,447	Ps.	2,715
Cost		(2,250)		(2,880)

Gross Loss	Ps.	(803)	Ps.	(165)

Selling expenses		(56)		(42)
Administrative expenses		(465)		(499)

Subtotal	Ps.	(1,324)	Ps.	(706)

Financial results, net		(841)		(489)
Other income, net		5		—

Net Loss Before Tax Expense	Ps.	(2,160)	Ps.	(1,195)

Income Tax Expense		—		67

Net Income		(2,160)		(1,128)

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

36. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

l)     New authoritative pronouncements

        During 2014, the FASB has issued Accounting Standards Updates. Those updates applicable for the Group are mentioned below:

  ASU No. 2014-04

        Accounting Standards Update No. 2014-04 "Receivables—Troubled Debt Restructurings by Creditors (Subtopic 310-40) was issued in January 17, 2014. The amendments in this Update apply to all creditors who obtain physical possession (resulting from an in substance repossession or foreclosure) of residential real estate property collateralizing a consumer mortgage loan in satisfaction of a receivable.

        The amendments in this Update clarifying when an in substance repossession or foreclosure occurs, that is, when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan receivable should be derecognized and the real estate property recognized.

        The Group is in the process of evaluating the impact of adopting this ASU and does not expect any significant effect in the US GAAP disclosures and financial information.

  ASU No. 2014-07

        During March 2014, the FASB issued de ASU No. 2014-07 "Consolidation (Topic 810)". The amendments in this Update permit a private company lessee (the reporting entity) to elect an alternative not to apply Variable Interest Entity guidance to a lessor entity under common control when certain conditions are met.

        If elected, the accounting alternative should be applied retrospectively to all periods presented. The alternative will be effective for annual periods beginning after December 15, 2014, and interim periods within annual periods beginning after December 15, 2015. Early application is permitted, including application to any period for which the entity's annual or interim financial statements have not yet been made available for issuance.

        The Group considers this ASU has not any significant effect in the US GAAP disclosures and financial information.

ASU No. 2014-09

        In May 2014, the FASB issued the Accounting Standard Update No. 2014-09 "Revenue from Contracts with Customers (Topic 606)". The guidance in this update affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards (for example, insurance contracts or lease contracts).

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

36. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

        The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

        Grupo Supervielle is in the process of evaluating the impact of adopting this ASU.

ASU No. 2014-11

        Transfers and Servicing—ASU 2014-11 (Topic 860): Repurchase-to-Maturity Transaction, Repurchase Financings, and Disclosures.

        In June 2014, FASB issued ASU 11 "Transfers and Servicing". The amendments in this Update require two accounting changes. First, the amendments in this Update change the accounting for repurchase-to-maturity transactions to secured borrowing accounting. Second, for repurchase financing arrangement, the amendments require separate accounting for transfer of a financial asset executed contemporaneously with a repurchase agreement with the same counterparty, which will result in secured borrowing accounting for the repurchase agreement. The amendments also require two new disclosures. The first disclosure requires an entity to disclose information on transfers accounted for as sales in transactions that are economically similar to repurchase agreement. The second disclosure provides increased transparency about the types of collateral pledge in repurchase agreement and similar transactions accounted for as secured borrowings.

        Amendments in this Update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2014. The Group does not expect significant impact from the adoption of this statement.

ASU No. 2014-13

        In August 2014, the FASB issued de Accounting Standards Update No. 2014-13 "Consolidation" (Topic 810). After transition, the amendments in this Update apply to a reporting entity that is required to consolidate a collateralized financing entity under the Variable Interest Entities Subsections of Subtopic 810-10 when (1) the reporting entity measures all of the financial assets and the financial liabilities of that consolidated collateralized financing entity at fair value in the consolidated financial statements based on other Topics and (2) the changes in the fair values of those financial assets and financial liabilities are reflected in earnings.

        The amendments in this Update are effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2015. For entities other than public business entities, the amendments in this Update are effective for annual periods ending after December 15, 2016, and interim periods beginning after December 15, 2016. Early adoption is permitted as of the beginning of an annual period.

        The Group considers this ASU has not any significant effect in the US GAAP disclosures and financial information.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

36. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

ASU No. 2014-14

        The Accounting Standards Update No. 2014-14 "Receivables—Troubled Debt Restructuring by Creditors (Subtopic 310-40)" was issued by the FASB in August 2014. The amendments in this Update affect creditors that hold government-guaranteed mortgage loans and require that a mortgage loan be derecognized and that a separate other receivable be recognized upon foreclosure if some conditions are met. Upon foreclosure, the separate other receivable should be measured based on the amount of the loan balance (principal and interest) expected to be recovered from the guarantor.

        The objective of this Update is to reduce diversity in practice by addressing the classification of foreclosed mortgage loans that are fully or partially guaranteed under government programs. Currently, some creditors reclassify those loans to real estate as with other foreclosed loans that do not have guarantees; others reclassify the loans to other receivables.

        The amendments in this Update are effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. In conclusion, the impact of adoption this ASU has not any significant effect in the present US GAAP financial information and disclosures. However, the Group is in the process of evaluating the impact deriving from the current update for future periods.

ASU No. 2014-16

        In November 2014, the FASB issued ASU No. 2014-16 "Derivatives and Hedging (Topic 815)". The amendments in this Update apply to all entities that are issuers of, or investors in, hybrid financial instruments that are issued in the form of a share.

        The amendments in this Update do not change the current criteria in GAAP for determining when separation of certain embedded derivative features in a hybrid financial instrument is required. That is, an entity will continue to evaluate whether the economic characteristics and risks of the embedded derivative feature are clearly and closely related to those of the host contract, among other relevant criteria. The amendments clarify how current GAAP should be interpreted in evaluating the economic characteristics and risks of a host contract in a hybrid financial instrument that is issued in the form of a share. Specifically, the amendments clarify that an entity should consider all relevant terms and features' including the embedded derivative feature being evaluated for bifurcations in evaluating the nature of the host contract. Furthermore, the amendments clarify that no single term or feature would necessarily determine the economic characteristics and risks of the host contract. Rather, the nature of the host contract depends upon the economic characteristics and risks of the entire hybrid financial instrument.

        The impact of this ASU has not any significant effect in the US GAAP disclosures and financial information for the Group. The amendments in this Update do not change the current criteria in GAAP for determining when separation of certain embedded derivative features in a hybrid financial instrument is required.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

36. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

ASU No. 2014-17

        The FASB issued in November 2014 the Accounting Standard Update No. 2014-17 "Business Combinations (Topic 805)". The objective of this Update is to provide guidance for determining whether and at what threshold an acquiree (acquired entity) that is a business or nonprofit activity can reflect the acquirer's accounting and reporting basis (pushdown accounting) in its separate financial statements.

        This Update provides an acquired entity with an option to apply pushdown accounting in its separate financial statements upon occurrence of an event in which an acquirer obtains control of the acquired entity. An acquired entity may elect the option to apply pushdown accounting in the reporting period in which the change-in-control event occurs. If an acquired entity elects the option to apply pushdown accounting in its separate financial statements, it should disclose information in the current reporting period that enables users of financial statements to evaluate the effect of pushdown accounting.

        Current GAAP offers limited guidance for determining whether and at what threshold pushdown accounting should be established in an acquired entity's separate financial statements.

        The Group considers this ASU has not any significant effect in the US GAAP disclosures and financial information.

ASU No. 2014-18

        During December 2014, the FASB issued the Accounting Standards Update No. 2014-18 "Business Combinations (Topic 805)". The objective of the amendments in this Update is to address the concerns of private company stakeholders that the benefits of the current accounting for identifiable intangible assets acquired in a business combination do not justify the related costs. The amendments provide guidance about an accounting alternative for recognizing or otherwise considering the fair value of identifiable intangible assets acquired as a result of certain specified transactions, including business combinations.

        The impact of this Update has not any significant effect in the present US GAAP financial statements.

ASU No. 2015-02

        During February 2015, the FASB issued the Accounting Standards Update No. 2015-02 "Consolidation (Topic 810): Amendments to the Consolidation Analysis". The amendments affect reporting entities that are required to evaluate whether they should consolidate certain legal entities. All legal entities are subject to reevaluation under the revised consolidation model. Specifically, the amendments:

             I.  Modify the evaluation of whether limited partnerships and similar legal entities are variable interest entities (VIEs) or voting interest entities.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

36. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

            II.  Eliminate the presumption that a general partner should consolidate a limited partnership.

          III.  Affect the consolidation analysis of reporting entities that are involved with VIEs, particularly those that have fee arrangements and related party relationships.

        The amendments in this Update are effective for public business entities for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015. For all other entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2016, and for interim periods within fiscal years beginning after December 15, 2017. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period.

        The impact of this Update has not any significant effect on the US GAAP disclosures and financial information.

ASU No. 2015-03

        During April 2015, the FASB issued the Accounting Standards Update No. 2015-03 "Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs". To simplify presentation of debt issuance costs, the amendments in this Update require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this Update.

        The amendments in this Update are effective, for public business entities, for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. Early adoption is permitted for financial statements that have not been previously issued. An entity should apply the new guidance on a retrospective basis, wherein the balance sheet of each individual period presented should be adjusted to reflect the period-specific effects of applying the new guidance.

        The impact of this Update has not had any significant effect on the US GAAP disclosures and financial information.

ASU No. 2015-14

        During August 2015, the FASB issued the Accounting Standards Update No. 2015-14 "Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date". The amendments in this Update defer the effective date of Update 2014-09 for all entities by one year. Public business entities, certain not-for-profit entities, and certain employee benefit plans should apply the guidance in Update 2014-09 to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2014, 2013 and 2012

(Expressed in thousands of Argentine pesos—unless otherwise stated)

36. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

        All other entities should apply the guidance in Update 2014-09 to annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019.

        Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period.

GRUPO SUPERVIELLE S.A. AND SUBSIDIARIES

INDEX TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Grupo Supervielle S.A. and Subsidiaries

Unaudited Consolidated Balance Sheet

As of June 30, 2015 and December 31, 2014

(Expressed in thousands of Argentine pesos)

	June 30, 2015		December 31, 2014
ASSETS
Cash and due from banks
Cash	Ps.	990,940	Ps.	1,237,761
Financial institutions and correspondents
Argentine Central Bank		2,186,299		2,219,405
Other local financial institutions		16,183		22,621
Foreign		99,269		156,240
Other		14,406		13,057

	Ps.	3,307,097	Ps.	3,649,084
Government and corporate securities (Note 5)
Holdings of trading securities		717,699		98,656
Unlisted Government securities		1		1
Investments in listed corporate securities		53,966		173,715
Securities issued by the Argentine Central Bank		1,687,376		735,708

	Ps.	2,459,042	Ps.	1,008,080
Loans (Note 6)
To the non-financial public sector		10,568		12,666
To the financial sector
Other loans to domestic financial institutions		322		2,435
Accrued interest, adjustments and exchange rate differences receivable		811		1,079
To the non-financial private sector and foreign residents
Overdrafts		1,427,073		993,284
Promissory notes		5,077,166		5,583,705
Mortgage loans		58,183		69,554
Automobile and other secured loans		135,105		168,603
Personal loans		5,377,590		3,631,840
Credit card loans		4,264,433		3,688,328
Foreign trade loans		647,145		579,941
Other loans		299,626		213,251
Accrued interest, adjustments and exchange rate differences receivable		380,028		357,844
Documented interest		(194,156)		(287,605)
Other		(318)		(1,322)
Less: Allowances (Note 7)		(512,917)		(417,023)

	Ps.	16,970,659	Ps.	14,596,580
Other receivables from financial transactions (Note 8)
Argentine Central Bank		287,368		204,542
Amounts receivable for spot and forward sales pending settlement (Note 8)		719,257		42,728
Securities receivable under spot and forward purchases pending settlement (Note 8)		134,777		192,041
Unlisted corporate bonds		202,131		191,372
Balances from forward transactions without delivery of underlying asset pending settlement		164		46,895
Other (Note 8)		1,398,309		1,591,255
Less: Allowances (Note 7)		(5,032)		(5,221)

	Ps.	2,736,974	Ps.	2,263,612
Receivables from financial leases
Receivables from financial leases	Ps.	807,185	Ps.	583,215
Accrued interest and adjustments pending collection		10,819		7,745
Less: Allowances (Note 7)		(12,155)		(7,114)

	Ps.	805,849	Ps.	583,846
Unlisted equity investments (Note 9)
Other		4,647		4,644
Less: Allowances (Note 13)		(173)		(173)

	Ps.	4,474	Ps.	4,471
Miscellaneous receivables
Minimum presumed income tax—Tax credit (Note 20)		6,243		6,370
Other (Note 8)		389,720		397,503
Less: Allowances (Note 13)		(24,277)		(21,059)

	Ps.	371,686	Ps.	382,814
Premises and equipment, net (Note 10)	Ps.	180,496	Ps.	175,606
Miscellaneous assets (Note 11)	Ps.	509,246	Ps.	348,934
Intangible assets
Goodwill (Note 12.1)		45,111		49,762
Other intangibles (Note 12.2)		171,685		165,805

	Ps.	216,796	Ps.	215,567
Unallocated items		9,202		12,600
Total Assets	Ps.	27,571,521	Ps.	23,241,194

The accompanying notes are an integral part of these consolidated financial statements

Grupo Supervielle S.A. and Subsidiaries

Unaudited Consolidated Balance Sheet (Continued)

As of June 30, 2015 and December 31, 2014

(Expressed in thousands of Argentine pesos)

	June 30, 2015		December 31, 2014
LIABILITIES
Deposits
Non-financial public sector	Ps.	933,994	Ps.	1,441,506
Financial sector		176,384		150,817
Non-financial private sector and foreign residents
Current accounts		2,674,839		2,622,055
Savings accounts		6,622,489		5,352,593
Time deposits		8,796,484		6,651,006
Investment accounts		265,861		75,750
Other		467,913		456,453
Accrued interest and exchange rate differences payable		181,933		142,550

	Ps.	20,119,897	Ps.	16,892,730
Other liabilities from financial transactions
Argentine Central Bank—Other		2,215		1,031
Banks and international institutions (Note 14)		110,900		53,640
Unsubordinated negotiable obligations (Note 15)		933,220		628,332
Amounts payable for spot and forward purchases pending settlement (Note 8)		134,445		200,482
Securities to be delivered under spot and forward sales pending settlement (Note 8)		797,637		60,903
Premium for options issued		—		483
Loans from domestic financial institutions (Note 14)		472,023		405,902
Balances from forward transactions without delivery of underlying asset pending settlement		—		113
Other (Note 8)		1,203,581		1,420,202
Accrued interest and exchange rate differences payable		22,188		15,716

	Ps.	3,676,209	Ps.	2,786,804
Miscellaneous liabilities
Directors' and Statutory Auditors' fees		206		2,856
Other (Note 8)		949,481		924,128

	Ps.	949,687	Ps.	926,984
Provisions (Note 13)		57,628		49,786
Subordinated loan and negotiable obligations (Note 15)		783,477		735,462
Unallocated items		105,148		87,692
Non-controlling interests (Note 28)		58,959		54,750

Total Liabilities	Ps.	25,751,005	Ps.	21,534,208

SHAREHOLDERS' EQUITY		1,820,516		1,706,986

Total Liabilities and Shareholders' Equity	Ps.	27,571,521	Ps.	23,241,194

The accompanying notes are an integral part of these consolidated financial statements

Grupo Supervielle S.A. and Subsidiaries

Unaudited Consolidated Statement of Income

For the six-month periods ended June 30, 2015 and 2014

(Expressed in thousands of Argentine pesos)

	June 30,
	2015		2014
Financial income
Interest on loans granted to the financial sector		893		5,880
Interest on overdrafts		249,363		139,227
Interest on promissory notes		629,864		559,842
Interest on mortgage loans		5,412		7,357
Interest on automobile and other secured loans		19,030		28,770
Interest on credit card loans		585,986		352,618
Interest on financial leases		70,582		37,211
Interest on other loans		1,012,163		629,956
Interest on other receivables from financial transactions		14,802		7,575
Income from government and corporate securities		278,740		344,717
Income from options		483		1,506
Consumer price index adjustment ("CER")		—		339
Exchange rate differences on gold and foreign currency		32,052		74,211
Other		27,355		34,978

	Ps.	2,926,725	Ps.	2,224,187
Financial expenses
Interest on current account deposits
Interest on savings account deposits		2,086		1,400
Interest on time deposits		976,715		759,191
Interest on interbank loans (call money loans)		12,275		3,452
Interest on other loans from the financial sector		53,195		51,715
Interest on other liabilities from financial transactions		101,170		95,029
Interest on subordinated obligations		38,069		30,427
Other interest		15,164		15,784
Consumer price index adjustment (CER)		143		256
Contributions made to Deposit Insurance Fund		82,407		15,026
Other (Note 19)		221,114		118,397

	Ps.	1,502,338	Ps.	1,090,677
Gross financial margin—gain		1,424,387		1,133,510
Loan loss provisions		257,474		171,203
Services fee income
In relation to lending transactions		170,621		165,467
In relation to deposits transactions		312,584		248,948
Other commissions		33,344		25,710
Other (Note 19)		741,011		548,386

	Ps.	1,257,560	Ps.	988,511
Services fee expense
Commissions		163,418		143,352
Other (Note 19)		184,782		113,234

	Ps.	348,200	Ps.	256,586

The accompanying notes are an integral part of these consolidated financial statements

Grupo Supervielle S.A. and Subsidiaries

Unaudited Consolidated Statement of Income (Continued)

For the six-month periods ended June 30, 2015 and 2014

(Expressed in thousands of Argentine pesos)

	June 30,
	2015		2014
Administrative expenses
Personnel expenses	Ps.	1,315,408	Ps.	969,861
Directors' and statutory auditors' fees		33,283		18,399
Other professional fees		81,927		49,863
Advertising and publicity		77,298		50,903
Taxes		114,742		76,048
Depreciation of bank premises and equipment		27,095		20,224
Amortization of other intangibles		42,941		32,025
Other operating expenses		272,392		210,993
Other		41,342		24,868

	Ps.	2,006,428	Ps.	1,453,184
Subtotal—Income from financial transactions	Ps.	69,845	Ps.	241,048
Income from insurance activities	Ps.	71,806		—
Miscellaneous income
Results from equity investments		24		1,950
Penalty interests		26,976		19,263
Loans recovered and allowances reversed		28,130		32,585
Other (Note 19)		60,043		24,548

	Ps.	115,173	Ps.	78,346
Miscellaneous losses
Results from equity investments		19		1,414
Penalty interests and charges paid to the Argentine Central Bank		141		21
Loan loss provisions for miscellaneous receivables and other provisions		11,144		11,378
Miscellaneous assets depreciation		3,304		187
Amortization of goodwill		4,650		5,013
Other (Note 19)		67,502		34,766

	Ps.	86,760	Ps.	52,779
Non-controlling interests	Ps.	(4,209)	Ps.	(5,603)

Income before tax	Ps.	165,855	Ps.	261,012

Income tax (Note 20)	Ps.	(44,940)	Ps.	(91,233)

Net Income for the period	Ps.	120,915	Ps.	169,779

Basic and diluted earnings per share		0.96		1.37

The accompanying notes are an integral part of these consolidated financial statements

Grupo Supervielle S.A. and Subsidiaries

Unaudited Consolidated Statement of Cash Flows

For the six-month periods ended June 30, 2015 and 2014

(Expressed in thousands of Argentine pesos)

	June 30,
	2015		2014
Changes in cash and cash equivalents
Cash and cash equivalents at the beginning of the year	Ps.	4,046,180	Ps.	2,786,733
Cash and cash equivalents at the end of the period (Note 3.20)		4,657,708		4,304,964

Net increase in cash and cash equivalents	Ps.	611,528	Ps.	1,518,231

Causes of changes in cash and cash equivalents
Cash Flow from operating activities
Net (payments)/collections related to:
Government and corporate securities	Ps.	(526,428)	Ps.	(434,773)
Loans
To the financial sector		3,274		(1,578)
To the non-financial public sector		3,086		2,957
To the non-financial private sector and foreign residents		(63,191)		562,433
Other receivables from financial transactions		464,972		875,780
Receivables from financial leases		(115,710)		(151,816)
Deposits
To the financial sector		25,567		(9,473)
To the non-financial public sector		(542,508)		189,921
To the non-financial private sector and foreign residents		2,748,058		1,003,182
Other liabilities from financial transactions
Interbank loans (call money loans received)		(132,457)		(58,657)
Other (except for liabilities included in Financing Activities)		(465,675)		31,418
Collections related to income from services		1,326,305		1,024,506
Payments related to expenses for services		(377,063)		(283,922)
Administrative expenses paid		(1,847,340)		(1,307,450)
Payment of organization and development expenses		(41,514)		(22,448)
Net collections of penalty interest		26,976		19,263
Differences deriving from court resolutions paid		(297)		(297)
Other collections related to miscellaneous income and losses		9,921		2,459
Net collections / (payments) related to other operating activities		88,303		12,285
Income tax/Minimum Presumed Income Tax paid		(117,084)		(67,348)

Net cash provided by operating activities	Ps.	467,195	Ps.	1,386,442

Cash Flow from investing activities
Net (payments) related to bank premises and equipment		(23,252)		(20,897)
Net payments related to miscellaneous assets		(173,879)		(19,724)
Other (payments) for investment activities		—		1,582

Net cash used in investing activities	Ps.	(197,131)	Ps.	(39,039)

Cash Flow from financing activities
Net (payments) / collections related to:
Unsubordinated negotiable obligations	Ps.	239,545	Ps.	(8,040)
Argentine Central Bank		1,184		638
International banks and institutions		56,702		79,308
Subordinated loans and negotiable obligations		(37,395)		(28,441)
Financing received from Argentine financial institutions		39,206		(41,321)
Payment of dividends		(7,385)		(8,342)
Other collections from Financing Activities		(11,453)		(55)

Net cash (used in) / provided by financing activities	Ps.	280,404	Ps.	(6,253)
Financial income on cash and cash equivalents (including interest and monetary results)		61,060		177,081

Net increase in cash and cash equivalents	Ps.	611,528	Ps.	1,518,231

The accompanying notes are an integral part of these consolidated financial statements

Grupo Supervielle S.A. and Subsidiaries

Unaudited Consolidated Statement of Changes in Shareholders' Equity

For the six-month periods ended June 30, 2015 and 2014

(Expressed in thousands of Argentine pesos)

	Contribution from shareholders
							Reserves
			Paid-in Capital								Retained earnings		Total Shareholders' Equity
	Capital Stock				Sub-total		Legal		Other
Balance at December 31, 2013	Ps.	124,485	Ps.	91,543	Ps.	216,028	Ps.	24,897	Ps.	738,493	Ps.	372,990	Ps.	1,352,408

Distribution of retained earnings by the shareholders' meeting on April 30, 2014
Legal Reserves		—		—				—		—		—		—
Other Reserve		—		—				—		364,648		(364,648)		—
Dividend distribution		—		—				—		—		(8,342)		(8,342)
Net Income for the period		—		—				—		—		169,779		169,779

Balance at June 30, 2014	Ps.	124,485	Ps.	91,543	Ps.	216,028	Ps.	24,897	Ps.	1,103,141	Ps.	169,779	Ps.	1,513,845

Balance at December 31, 2014	Ps.	124,485	Ps.	91,543	Ps.	216,028	Ps.	24,897	Ps.	1,103,141	Ps.	362,920	Ps.	1,706,986
Distribution of retained earnings by the shareholders' meeting on April 30, 2015
Legal Reserves														—
Other Reserve										355,535		(355,535)		—
Dividend distribution												(7,385)		(7,385)
Net Income for the period												120,915		120,915

Balance at June 30, 2015	Ps.	124,485	Ps.	91,543	Ps.	216,028	Ps.	24,897	Ps.	1,458,676	Ps.	120,915	Ps.	1,820,516

The accompanying notes are an integral part of these consolidated financial statements

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

1. Business of the Company

        Grupo Supervielle S.A. ("Grupo Supervielle", the "Company" or the "Group") is a financial services holding company organized under the laws of Argentina that conducts its business through its subsidiaries, providing banking services, proprietary brand credit card services, personal loans, insurance and other services. The detail subsidiaries of the Company and respective ownership is included in Note 2.

2. Basis of Consolidation

        Grupo Supervielle's consolidated financial statements as of June 30, 2015 and December 31, 2014 and for the six-month periods ended June 30, 2015 and 2014 include the assets, liabilities and results of the controlled companies detailed below. The percentages directly or indirectly held by Grupo Supervielle in each of those companies' capital stock are as follows:

Issuing Company	June 30, 2015	December 31, 2014
Grupo Supervielle S.A.
Banco Supervielle S.A. ("Banco")	97.39%	97.39%
Cordial Compañía Financiera S.A. ("CCF")	97.52%	97.52%
Cordial Microfinanzas S.A. ("Cordial")	99.67%	99.67%
Sofital S.A.F. e II ("Sofital")	95.03%	95.03%
Tarjeta Automática S.A. ("Tarjeta")	99.68%	99.68%
Supervielle Asset Management S.A. Sociedad Gerente de Fondos Comunes de Inversión ("SAM")	99.75%	99.75%
Espacio Cordial de Servicios S.A. ("ECS")	99.75%	99.75%
Supervielle Seguros S.A. ("SS")	99.75%	99.75%

        Intercompany balances and transactions have been eliminated in consolidation.

3. Significant Accounting Policies

        The consolidated financial statements have been prepared in accordance with the rules of the Argentine Central Bank ("BCRA") which prescribes the generally accepted accounting principles for all banks in Argentina ("Argentine Banking GAAP"), which differs in certain significant respects from generally accepted accounting principles in Argentina applicable to enterprises in general ("Argentine GAAP") (see Note 29) and from generally accepted accounting principles in the United States of America ("US GAAP") (see Note 34).

        For purpose of these consolidated financial statements, certain disclosures related to formal legal requirements for reporting in Argentina have been omitted since they are no required for SEC (Securities and Exchange Commission) reporting purposes. In addition, certain presentations and disclosures, including the statements of cash flows, have been included in the accompanying financial statements in Note 34 to comply with Regulation S-X of the SEC.

        The following is a summary of significant policies followed by the Group in the preparation of the consolidated financial statements.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

3. Significant Accounting Policies (Continued)

3.1   Presentation of Financial Statements in Constant Argentine Pesos

        The consolidated financial statements have been prepared in constant monetary units, reflecting the overall effects of inflation through August 31, 1995. As from that date, in accordance with Argentine Banking GAAP and the requirements of the control authorities, restatement of the financial statements was discontinued until December 31, 2001. As from January 1, 2002, in accordance with Argentine Banking GAAP recognition of the effects of inflation has been resumed. In accordance with BCRA Communication "A" 3,921, inflation accounting was discontinued as from March 1, 2003.

3.2   Foreign Currency

        Assets and liabilities denominated in foreign currencies are converted into pesos using the period / year-end exchange rates. Transactions denominated in foreign currencies are translated into local currency at the prevailing exchange on the date of transaction settlement. Foreign exchange differences were recorded in the statement of income for each period / year in the caption "Exchange rate differences on gold and foreign currency"

3.3   Gold

        Gold has been valued at its market price at the period / year-end and converted into pesos using the year-end exchange rates.

3.4   Government and Corporate Securities

        Government securities mainly represent obligations of the Argentine government. Corporate securities included in this caption consist of listed corporate equity securities and listed debt securities. Corporate equity and debt securities are considered to be held for trading purposes as defined under Argentine Banking GAAP.

        Realized and unrealized gains and losses on sales and interest income on government and corporate securities are included as "Income from government and corporate securities" in the accompanying statement of income.

Government Securities

        Argentine Banking GAAP establishes two categories in which banks should classify Argentine government securities, according to the purpose of the relevant assets. The Group recognizes the securities as follows:

  a)
  Securities measured at fair value:    These securities, that have an active market in accordance with Central Bank rules, have been valued at their market price at period / year-end and converted into pesos following the procedure described in Note 3.2. Realized and unrealized exchange gains and losses are recorded in financial income for each period / year. Changes in fair value of these securities are recorded as financial income.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

3. Significant Accounting Policies (Continued)

  b)
  Securities measured at amortized cost:    These securities, that do not have an active market in accordance with Central Bank rules, are valued at acquisition cost plus financial results accrued, exponentially applying the internal rate of return as per their issuance terms and conditions. The accruals of the internal rate of return mentioned above were recorded in the related consolidated statements of income.

Investments in listed corporate securities

        These securities have been valued at their market price at each period / year-end. Changes in valuation of these securities are recorded as financial income for each period / year.

3.5   Interest Income (Expense)

        Interest income and expense are recognized on an accrual basis using the straight-line method. For all lending and certain borrowing transactions in local and foreign currency with maturities greater than 92 days, interest is recognized on a compounded basis, which provides for an increasing effective rate over the life of the loan.

        The Bank suspends the accrual of interest when the related loan is 90 days past due and the collection of interest and principal is in doubt. The suspension of interest corresponds to the loans classified as "with problems" and "medium risk" or below, under Argentine Central Bank's classification rules. Accrued interest remains on the Bank's books and is considered to be part of the loan balance when determining the allowance for loan losses. Regarding impaired loans, interest is recognized on a cash basis after reducing the balance of accrued interest, if applicable.

3.6   Loans

        Loans are valued at amortized cost, plus interest accrued at each balance sheet date, net of allowances for loan losses, as described in note 3.7.

3.7   Allowances for Loan Losses

        Allowances for loan losses are recognized considering the evaluation of the debt repayment capacity, the degree of debtors' compliance and the guarantees securing the respective transactions, following the regulations on Debtor Classification and Minimum Loan Loss Risk Allowances issued by the BCRA.

3.8   Other receivables and liabilities from financial transactions

  •
  Amounts receivable for spot and forward sales pending settlement: These receivables have been valued at their agreed settlement value. The difference between the market value of the securities and/or the foreign currency exchanged at the time of execution of the sale contracts and the agreed forward exchange value (premium) was accreted into income during the period held. The securities and/or foreign currency to be delivered were valued as stated on note 3.4,

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

3. Significant Accounting Policies (Continued)

    and recorded as Securities to be delivered under spot and forward sales pending settlement within "Other liabilities from financial transactions".

  •
  Securities receivable and to be delivered for spot and forward sales pending settlement: Securities and/or foreign currency to be received for purchases and to be delivered for sales, are valued following the procedure described in Note 3.2.

  •
  Unlisted corporate bonds: Have been valued at acquisition cost plus accrued interest at period / year-end.

  •
  Other receivables not included in the Debtor Classification Regulations: This caption includes participation certificates issued by trusts and investments in mutual funds. Participation certificates issued by trusts have been accounted for under the equity method, and debt securities issued by trusts in pesos and in foreign currency been accounted for at cost plus accrued interest. Investments in mutual funds have been accounted for at fair value, using market prices at each balance sheet date. Changes in valuation are recognized in the statement of income.

  •
  Premiums for options issued: are valued at their market value at period / year-end. Changes in valuation were recorded in financial income for each period / year.

    Assets in guarantee of the options operations are represented by cash and securities that are recorded under Miscellaneous receivables—Others. These securities were valued at their market value at period / year-end. Changes in the valuation of such securities were recorded in financial income for each period / year.

  •
  Banks and international institutions and subordinated negotiable obligations: Valued on the basis of the cash received, net of transaction costs, plus the financial results accrued on the basis of the internal rate of return estimated upon initial recognition.

3.9   Receivables from financial leases

        The receivable from financial leases were valued at the discounted value of the sum of minimum installments pending collection (excluding any contingent installments), the residual value and the purchase options. Interests earned on these receivables are recognized as financial income.

3.10 Provisions for Contingencies

        The Group has certain contingent liabilities with respect to existing or potential claims, lawsuits and other proceedings, including those involving labor and other matters. The Group accrues liabilities when it is probable that future costs will be incurred and such costs can be reasonably estimated.

3.11 Unlisted equity investments

        Under Argentine Banking GAAP, the equity method is used to account for investments where a significant influence in the corporate decision making process exists. Investments in which the Group does not exercise significant influence are accounted for at cost.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

3. Significant Accounting Policies (Continued)

        Unlisted equity investments in other companies were valued as follows:

In Argentine non-controlled entities carrying out supplementary authorized activities:

        Investments in Provincanje S.A., Mercado Abierto Electrónico S.A., Sedesa, Argencontrol S.A., Compensadora Electrónica S.A. Mendoza Fiduciaria S.A., Cuyo Aval S.G.R., ACH S.A., Garantizar S.G.R., Campo Aval S.G.R., Los Grobo S.G.R., Vínculos S.G.R. y Afianzar S.G.R. were valued at cost, adjusted for inflation where applicable, as indicated in note 3.1, with the limit of their respective equity value calculated based on the latest financial statements of the issuers available at period / year-end.

In other Argentine controlled companies:

        The investment in Viñas del Monte S.A. ("Viñas del Monte") was valued at cost.

In other Argentine non-controlled companies:

        The investment in San Luis Trading S.A. was valued at cost, adjusted for inflation as indicated in note 3.1.

In other foreign non-controlled companies:

        The equity investment in SWIFT was valued at cost.

3.12 Premises and Equipment and Miscellaneous Assets

        Have been valued at cost and adjusted for inflation, where applicable, as indicated in Note 3.1., less the corresponding accumulated depreciation.

        Depreciation is calculated following the straight-line method over the following estimated useful lives:

Buildings	50 years
Furniture and facilities	10 years
Machinery and equipment	5 years
Vehicles	5 years
Other	5 years

        The cost of maintenance and repairs is charged to expense as incurred. The cost of significant renewals and improvements are added to the carrying amount of the respective assets. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in the consolidated statement of income.

        The recorded value of these assets does not exceed their estimated recoverable value.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

3. Significant Accounting Policies (Continued)

3.13 Miscellaneous Assets

        Have been valued at cost and adjusted for inflation, where applicable, as indicated in Note 3.1, less accumulated depreciation, calculated following the straight-line method over the estimated useful lives of the assets. The recorded value of these assets does not exceed their estimated recoverable value. (See note 11).

3.14 Intangible Assets

Other intangibles

        Other intangibles consist of computer software costs and leasehold improvements and have been valued at cost, less accumulated amortization.

        Amortization of leasehold improvements is calculated following the straight-line method over the shorter of the life of the improvement or the remaining lease term. Amortization of computer software cost is calculated following the straight-line method over a 5 year period.

Goodwill

        Represents the excess of the acquisition cost over the value assigned to businesses acquired. Goodwill is amortized following the straight-line method over estimated useful lives, not exceeding 10 years.

3.15 Severance and vacation

        Severance costs are expensed in the period in which the termination terms are agreed with the employees.

        Vacations are expensed as paid.

3.16 Deposits

        Deposits are valued at amortized cost. For deposits denominated in foreign currency, the procedure described in Note 3.2 is applied.

3.17 Subordinated Negotiable Obligations

        Subordinated Negotiable Obligations are valued at amortized cost plus accrued interest using the internal rate of return.

3.18 Shareholders' Equity

        Shareholders' Equity accounts have been adjusted for inflation following the procedure described in Note 3.1, except for the "Capital Stock" account, which has been stated at their original values. The adjustment stemming from the restatement of these accounts has been capitalized.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

3. Significant Accounting Policies (Continued)

3.19 Minimum Presumed Income Tax and Income Tax

        Income tax is calculated at the rate of 35% on the tax result for all the periods presented. Argentine Banking GAAP does not require the recognition of the effects of temporary differences between the carrying amounts of existing assets and liabilities and their respective tax basis and, therefore, income taxes for Banco Supervielle and Cordial Compañía Financiera are recognized on the basis of amounts due in accordance with Argentine tax regulations.

        Minimum presumed income tax, established by Law No. 25,063, complements income tax since while the latter is assessable on the taxable profit for the fiscal year, minimum presumed income tax is a minimum tax levied on potential income provided by certain productive assets at the rate of 1%; the Entity's tax obligation for each fiscal year being the higher of the two taxes. However, if in any fiscal year minimum presumed income tax exceeds income tax, that amount in excess will be computable as payment on account of income tax in excess of minimum presumed income tax arising in any of the following ten fiscal years.

        The abovementioned law establishes that, the entities regulated by the Financial Institutions Law must consider 20% of their taxable assets as the taxable basis for calculation of the minimum presumed income tax, after deducting those defined as non-computable assets.

3.20 Cash and Cash Equivalents

        Cash and cash equivalents include cash and due from banks and highly liquid investments with an original maturity of less than three months according to the following detail:

	June 30,
	2015		2014
Cash and due from banks	Ps.	3,307,097	Ps.	3,335,141
Securities issued by the BCRA—listed		1,120,549		715,521
Holdings of trading securities		60,810		205,332
Investments in mutual funds		169,252		48,716
Time deposits—less than 90 days		—		254

Cash and cash equivalents	Ps.	4,657,708	Ps.	4,304,964

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

3. Significant Accounting Policies (Continued)

        Reconciliation between balances as appearing on the Balance sheet and the items considered as Cash and cash equivalents:

	June 30,
	2015		2014
Cash and due from banks
As per the Balance sheet	Ps.	3,307,097	Ps.	3,335,141

As per the Statement of cash flows	Ps.	3,307,097	Ps.	3,335,141
Government and corporate securities
Securities issued by the BCRA
As per the Balance sheet	Ps.	1,687,376	Ps.	1,222,519
BCRA bills and notes—unlisted	Ps.	(566,827)	Ps.	(506,998)

As per the Statement of cash flows	Ps.	1,120,549	Ps.	715,521
Holdings of trading securities
As per the Balance sheet	Ps.	717,699	Ps.	607,999
Investments in unapplied listed corporate securities	Ps.	(656,889)	Ps.	(402,667)

As per the Statement of cash flows	Ps.	60,810	Ps.	205,332
Other receivables from financial transactions
Other receivables not included in the debtor classification regulations
Financial trust Participation Certificates, Financial trust Debt Securities and other (see Note 8)	Ps	1,121,353	Ps.	1,046,801
Other assets	Ps.	(952,101)	Ps.	(998,084)

As per the Statement of cash flows	Ps.	169,252	Ps.	48,716
Acceptances, certificate of deposits and time deposits less than 90 d.
Other (See Note 8)		—	Ps	161,189
Other financings		—		(1,360)
Accrued commissions		—		(23,708)
Time deposits not considered cash equivalent		—		(4,207)
Other assets		—		(131,660)

As per the Statement of cash flows		—	Ps.	254

3.21 Use of Estimates

        The preparation of financial statements in conformity with Argentine Banking GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. Significant estimates include those required for the accounting of the allowance for loan losses, the recoverable

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

3. Significant Accounting Policies (Continued)

value of assets and the provisions for contingencies, among others. Actual results could differ from those estimates.

3.22 Impairment of long-lived assets

        The Group periodically evaluates the carrying value of its long-lived assets and certain intangible assets for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying value of a long-lived asset is considered impaired by the Group when the expected cash flows, discounted and without interest cost, from such an asset, is less than its carrying value. In that event, a loss would be recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Previously recognized impairment loss is only reversed when there is a subsequent change in estimates used to compute the fair value of the asset. In that event, the new carrying amount of the asset should be the lower of its fair value or the net carrying amount the asset would have had if no impairment had been recognized.

4. Restricted Assets

        At June 30, 2015 and December 31, 2014, the following Group's assets are restricted:

Item	June 30, 2015		December 31, 2014
Other receivables from financial transactions
Special guarantee accounts in BCRA(a)	Ps.	287,368	Ps.	201,288
Others		284		286

Total	Ps.	287,652	Ps.	201,574

Miscellaneous receivables
Trust Guarantee deposits	Ps.	13,183	Ps.	23,355
Guarantee deposits for Forward Exchange Operations		3,751		31,410
Guarantee deposits for options issued		—		1,770
Guarantee deposits for Credit cards		75,066		56,136
Other guarantee deposits		5,837		13,163

Total	Ps.	97,837	Ps.	125,834

(a)
Includes the special accounts balances as security for activities related to automated clearing house

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

5. Government and Corporate Securities

        Government and corporate securities consist of the following:

	June 30, 2015		December 31, 2014
Holding of Government Securities
Measured at fair value	Ps.	717.699	Ps.	98,656
Measured at amortized cost		1		1

Total	Ps.	717.700	Ps.	98,657

Securities issued by the BCRA
Measured at fair value		445,335		319,151
Measured at amortized cost		566,827		378,717
Securities received by repurchase agreements		675,214		37,840

Total	Ps.	1,687,376	Ps.	735,708

Investment in listed corporate securities
Argentine shares		22,910		82,558
Foreign shares		31,056		91,157

Total	Ps.	53,966	Ps.	173,715

Total government and corporate securities	Ps.	2,459,042	Ps.	1,008,080

        As of December 31, 2014, Securities issued by Argentine Central Bank sold under repurchase agreements amounted to Ps. 79,328 and were recorded under the caption "Other Receivables resulting from financial transactions". As of June 30, 2015, there weren´t outstanding operations.

        The maturities as of June 30, 2015, of government and corporate securities were as follows:

	Carrying value		Within 1 year	After 1 year but within 5 years	After 5 years
Listed Government Securities	Ps.	717,699	267,514	428,288	21,897
Unlisted Government Securities		1	1	—	—
Securities issued by the BCRA		1,687,376	1,687,376	—	—

	Ps.	2,405,076	1,954,891	428,288	21,897

6. Loans

        The Group's lending activities consist of the following:

  •
  Loans to the non-financial public sector: loans to the federal and provincial governments of Argentina.

  •
  Loans to the financial sector: loans to local banks and financial entities.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

6. Loans (Continued)

  •
  Loans to the non-financial private sector and foreign residents:

    Overdrafts—short-term obligations drawn on by customers through overdrafts of current accounts.

    Promissory Notes—endorsed promissory notes, discounted and purchased bills and factored loans.

    Mortgage loans—loans to purchase or improve real estate and collateralized by such real estate or commercial loans secured by real estate.

    Automobile and other secured loans—loans where collateral is pledged as an integral part of the loan document.

    Personal loans—loans to individuals.

    Credit card loans—loans to credit card holders.

    Foreign Trade loans—loans to exporters / importers.

    Government securities loans—loans where government securities are exchanged.

    Other—includes mainly short-term loans for export prefinancing and financing.

        As of June 30, 2015 and December 31, 2014, the classification of the Group's loan portfolio pursuant to BCRA regulations was as follows:

	June 30, 2015		December 31, 2014
Non-financial public sector	Ps.	10,568	Ps.	12,666
Financial sector (Argentine)		1,133		3,514
Non-financial private sector and foreign residents		17,471,875		14,997,423

Commercial
—With self-liquidating preferred guarantees		357,721		342,107
—With other preferred guarantees		1,010,495		1,096,450
—Without preferred guarantees		6,722,328		6,158,205
Consumer
—With self-liquidating preferred guarantees		47,101		30,552
—With other preferred guarantees		197,616		234,974
—Without preferred guarantees		9,136,614		7,135,135

Subtotal		17,483,576		15,013,603

Less: Allowance (Note 7)		(512,917)		(417,023)

Total	Ps.	16,970,659	Ps.	14,596,580

        "Self-liquidating preferred guarantees" consist mainly of cash collateral, gold collateral, warrants over primary products and other forms of collateral of self-liquidation.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

6. Loans (Continued)

        "Other preferred guarantees" consist, in general, of mortgages and other forms of collateral pledged to secure the loan amount.

        "Without preferred guarantees" consist, in general, of unsecured third-party guarantees.

        The following industry segments comprised the most significant loan concentrations as of June 30, 2015 and December 31, 2014:

	June 30, 2015	December 31, 2014
Financial Sector	1.9%	2.1%
Services	6.0%	5.3%
Primary Products	8.4%	10.5%
Consumer	59.4%	53.4%
Retail Trade	1.5%	3.6%
Construction	7.5%	6.3%
Manufacturing	7.9%	10.0%
Other	7.4%	8.8%

        Substantially all of Group´s operations, property and customers are located in Argentina. Therefore, the performance of loan portfolio, financial condition and the results of its operations depend primarily on the macroeconomic and political conditions prevailing in Argentina.

7. Allowance for Loan Losses

        The activity in the allowance for loan losses (which includes the allowances for loans, for other receivables from financial transactions and for receivables from financial leases) for the six-month period ended June 30, 2015 and the year ended December 31, 2014, was as follows:

	June 30, 2015	December 31, 2014
Balance at beginning of year	Ps.(429,358)	Ps.(353,756)
Provision charged to income	(257,474)	(356,509)
Write-offs and reversals	156,728	280,907

Balance at end of year	Ps.(530,104)	Ps.(429,358)

        The Group has entered into certain renegotiations with customers. The Group has eliminated any differences between the principal and accrued interest due under the original loan and the new loan amount through a charge against the allowance for loan losses.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

8. Other Receivables and Liabilities from Financial Transactions, Miscellaneous Receivables and Miscellaneous Liabilities

        The composition of other receivables from financial transactions, by type of guarantee, as of June 30, 2015 and December 31, 2014 was as follows:

	June 30, 2015		December 31, 2014
Preferred guarantees, including deposits with BCRA	Ps.	287,368	Ps.	204,542
Unsecured		2,454,638		2,064,291
Allowance		(5,032)		(5,221)

	Ps.	2,736,974	Ps.	2,263,612

        The breakdown of the caption "other" included in "Other receivables from financial transactions" in the balance sheet was as follows:

	June 30, 2015		December 31, 2014
Other receivables not included in the debtor classification regulations
Financial Trust Participation Certificates	Ps.	585,087	Ps.	612,676
Financial Trust Debt Securities		360,011		696,563
Other		176,255		50,570
Other payments by third parties		—		4,380
Other financing		26,351		22,271
Accrued commissions receivable		137,871		98,502
Other		112,734		106,293

	Ps.	1,398,309	Ps.	1,591,255

        The breakdown of the caption "other" included in "Other liabilities from financial transactions" in the balance sheet was as follows:

	June 30, 2015		December 31, 2014
Collections and other operations on behalf of third parties	Ps.	550,071	Ps.	668,958
Sundry (payment orders abroad)		81,958		133,063
Other withholdings and collection		259,267		216,962
Social security payment orders pending settlement		195,746		247,171
Liabilities for financing of purchases		27,278		2,097
Other		89,261		151,951

	Ps.	1,203,581	Ps.	1,420,202

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

8. Other Receivables and Liabilities from Financial Transactions, Miscellaneous Receivables and Miscellaneous Liabilities (Continued)

        The breakdown of the caption "other" included in "Miscellaneous receivables" in the balance sheet was as follows:

	June 30, 2015		December 31, 2014
Guarantee deposits	Ps.	80,982		124,021
Sundry debtors		165,092		159,208
Payments in advance		80,897		64,605
Tax advances		39,539		20,793
Loans to employees		12,512		26,799
Other		10,698		2,077

	Ps.	389,720	Ps.	397,503

        The breakdown of the caption "other" included in "Miscellaneous liabilities" in the balance sheet was as follows:

	June 30, 2015		December 31, 2014
Tax payable	Ps.	250,358	Ps.	272,388
Payroll and social security		241,879		192,790
Sundry creditors		275,905		320,671
Collections in advance		116,069		77,756
Other		65,270		60,523

	Ps.	949,481	Ps.	924,128

        The Group enters into forward transactions related to government securities and foreign currencies. The Group recognizes cash, security or currency amount to be exchanged in the future as a

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

8. Other Receivables and Liabilities from Financial Transactions, Miscellaneous Receivables and Miscellaneous Liabilities (Continued)

receivable and payable at the original transaction date. The assets and liabilities related to such transactions are as follows:

	June 30, 2015	December 31, 2014
Amounts receivable from spot and forward sales pending settlement	719,257	42,728
Receivables from repo transactions of government securities	628,699	34,483
Receivable from spot sales of government and private securities pending settlement	26,885	4,719
Receivables from spot sales of foreign currency pending settlement	9,801	692
Receivables from other spot sales pending settlement	53,872	446
Receivables from forward sales of government securities pending Settlement	—	2,388
Securities and foreign currency receivable from spot and forward purchases pending settlement	134,777	192,041
Spot purchases of government and private securities pending settlement	132,417	45,685
Spot purchases of foreign currency pending settlement	946	876
Forward purchases of securities under repo transactions	—	79,328
Other spot purchases pending settlement	1,414	66,152
Amounts payable for spot and forward purchases pending settlement	134,445	200,482
Payables for spot purchases of government securities pending Settlement	132,320	45,680
Payables for spot purchases of foreign currency pending settlement	735	636
Payables for forward purchases of securities under repo transactions	—	79,313
Other payables for spot purchase pending settlement	1,390	74,853
Securities and foreign currency to be delivered under spot and forward sales pending settlement	797,637	60,903
Forward sales of government securities under repo transactions	—	38,013
Spot sales of government and private securities pending settlement	724,922	4,950
Spot sales of foreign currency pending settlement	21,914	15,325
Forward sales of government securities pending settlement	—	2,384
Other forward sales pending settlement	50,801	231

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

8. Other Receivables and Liabilities from Financial Transactions, Miscellaneous Receivables and Miscellaneous Liabilities (Continued)

        These instruments consist of foreign currency and securities contracts (spot and forward purchases and sales), whose valuation method is disclosed in Note 3.8).

        Premiums on these instruments have been included in the "Financial income" and "Financial expense" captions of the consolidated statements of income of each year.

9. Unlisted equity Investments

        Equity investments in other companies consisted of the following as of June 30, 2015 and December 31, 2014:

	June 30, 2015		December 31, 2014
In Complementary and authorized activities
Mercado Abierto Electrónico S.A.	Ps.	61	Ps.	61
SEDESA S.A.		36		33
Argencontrol S.A.		25		25
Compensadora Electrónica S.A.		33		33
Provincanje S.A.		684		684

Total equity investments in Complementary and authorized activities	Ps.	839	Ps.	836

In Non-financial Institutions
Viñas del Monte S.A.		3,670		3,670
San Luis Trading S.A.		51		51
SWIFT S.A.		1		1
Other		86		86
Total equity investments in non-financial institutions	Ps.	3,808	Ps.	3,808
Less: Allowances (Note 13)	Ps.	(173)	Ps.	(173)

Total Equity investments	Ps.	4,474	Ps.	4,471

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

10. Premises and Equipment, net

        The major categories of premises and equipment as of June 30, 2015 and December 31, 2014 were as follows:

	Estimated Useful life (years)	June 30, 2015		December 31, 2014
Land and Buildings	50	Ps.	31,517	Ps.	32,279
Furniture and facilities	10		46,354		37,168
Machinery and equipment	5		87,065		89,392
Vehicles	5		15,435		16,603
Others			125		164

Total		Ps.	180,496	Ps.	175,606

        Depreciation expense was Ps. 27,095, and Ps. 20,224 as of June 30, 2015 and 2014 respectively.

11. Miscellaneous Assets

        Miscellaneous assets consisted of the following as of June 30, 2015 and December 31, 2014:

	Estimated Useful life (years)	June 30, 2015		December 31, 2014
Construction in progress	—	Ps.	54,879	Ps.	49,513
Advances for purchase of assets	—		62		5,088
Stationery and office supplies	—		10,585		13,390
Works of art	—		2,459		2,326
Foreclosed assets			340		343
Others miscellaneous assets(a)	50		440,921		278,274

		Ps.	509,246	Ps.	348,934

(a)
Corresponds mainly to an acquisition for a total of Ps.237 million of eight office units and forty parking spaces for a probable future reallocation of its staff on December 31, 2014 and an acquisition for a total of Ps.165 million of four office units on June 30, 2015.

(b)
Depreciation expense was Ps. 3,304, and Ps. 187 as of June 30, 2015 and 2014 respectively.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

12. Intangible Assets

12.1 Goodwill

        As of June 30, 2015 and December 31, 2014 goodwill breakdown is as follows:

	Estimated Useful life (years)	June 30, 2015		December 31, 2014
Goodwill for the purchase of Banco Regional de Cuyo S.A., net of accumulated amortization	10	Ps.	12,335	Ps.	14,060
Goodwill for the purchase of Cordial Compañía Financiera, net of accumulated amortization	10	Ps.	31,383	Ps.	34,037
Goodwill for the purchase of Supervielle Seguros S.A., net of accumulated amortization	10		1,393	Ps.	1,665

Total			45,111	Ps.	49,762

12.2 Other Intangible Assets

        As of June 30, 2015 and December 31, 2014, the organization and development costs breakdown is as follows:

	Estimated useful life (years)	June 30, 2015	December 31, 2014
Cost from information technology projects(a)	5	106,893	Ps.	99,484
Other capitalized cost(b)	5	64,792		66,321

Total		171,685	Ps.	165,805

(a)
Under Central Bank rules, the Bank records as expense software cost relating to preliminary application development and post implementation stages of software development.

(b)
Under Central Bank rules, the Bank records cost inherent to the improvements in building leased.

        Amortization expense of goodwill and other intangible assets was Ps. 47,591 and Ps. 37,038 as of June 30, 2015 and 2014, respectively, which was recorded in Administrative expenses and miscellaneous losses.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

13. Allowances and Provisions

        Allowances on other assets and provisions as of June 30, 2015 and December 31, 2014 were as follows:

	June 30, 2015		December 31, 2014
Allowances against asset accounts:
Unlisted equity investments(a)	Ps.	173	Ps.	173
Miscellaneous receivables, for collection risk(b)		24,277		21,059

	Ps.	24,450	Ps.	21,232

Provisions:
For contingent commitments		1,017		1,017
Other contingencies(c)		56,611		48,769

Total Provisions	Ps.	57,628	Ps.	49,786

(a)
Includes the estimated losses due to the excess of the cost over the equity method in equity investments.

(b)
Based upon an assessment of debtors' performance, the economic and financial situation and the collateral securing their respective obligations.

(c)
Includes the estimated amounts payable under lawsuits against the Group and other contingences.

14. Other Liabilities from Financial Transactions—Banks and International Institutions, and Loans from Domestic Financial Institutions

        The Group borrows funds under different credit arrangements from local and foreign banks and international lending agencies as follows:

	June 30, 2015		December 31, 2014
Description
Banks and International Institutions
Contractual long-term liabilities	Ps.	—	Ps.	—
Contractual short-term liabilities	Ps.	110,900	Ps.	53,640

Total Banks and International Institutions	Ps.	110,900	Ps.	53,640
Loans from Domestic Financial Institutions
Contractual long-term liabilities	Ps.	43,638	Ps.	27,331
Contractual short-term liabilities	Ps.	428,385	Ps.	378,571
Total Loans from Domestic Financial Institutions	Ps.	472,023	Ps.	405,902

TOTAL	Ps.	582,923	Ps.	459,542

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

14. Other Liabilities from Financial Transactions—Banks and International Institutions, and Loans from Domestic Financial Institutions (Continued)

        As of June 30, 2015 maturities of the above long-term loans for each of the fiscal years 2016 through 2019 and thereafter were as follows:

Contractual long-term Liabilities
2016	Ps.	3,873
2017		14,567
2018		14,473
2019		10,515
Thereafter		210

	Ps.	43,638

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

15. Other Liabilities from Financial Transactions—Unsubordinated and Subordinated Negotiable Obligations

15.1 Unsubordinated Negotiable Obligations

        The amounts outstanding and the terms corresponding to outstanding unsubordinated negotiable obligations were as follows:

	Issue date	Maturity date	Annual interest rate	June 30, 2015		December 31, 2014
Short-Term
Grupo Supervielle	11/5/13	5/5/15	Badlar +Spread 4.08%	Ps.	—		51,717
Grupo Supervielle	1/31/14	7/31/15	Badlar +Spread 4,70%	Ps.	74,427		74,259
Grupo Supervielle	1/31/14	1/31/19	Badlar +Spread 6.25%	Ps.	2,356		2,383
Grupo Supervielle	5/13/14	11/13/15	Badlar +Spread 3.85%	Ps.	39,294		39,082
Grupo Supervielle	5/13/14	5/13/16	Badlar +Spread 4.65%	Ps.	84,223		2,317
Grupo Supervielle	9/23/14	3/23/16	Badlar +Spread 3.25%	Ps.	81,210		—
Grupo Supervielle	1/23/15	1/23/16	28.5%	Ps.	133,506		—
Grupo Supervielle	1/23/15	7/23/16	Badlar +Spread 4.8%	Ps.	505		—
Grupo Supervielle	5/20/15	11/21/16	Mixed	Ps.	3,499		—
Cordial Compañía Financiera	10/3/13	4/3/15	Badlar +Spread 4.99%	Ps.	—		72,405
Cordial Compañía Financiera	2/21/14	8/21/15	Badlar +Spread 5.0%	Ps.	26,945		53,889
Cordial Compañía Financiera	8/15/14	2/15/16	Badlar +Spread 3.75%	Ps.	147,222		—
Cordial Compañía Financiera	5/14/15	5/14/16	29.0%	Ps.	145,980		—

Total short-term liabilities				Ps.	739,167	Ps.	296,052

Long-Term
Grupo Supervielle	1/31/14	1/31/19	Badlar +Spread 6.25%	Ps.	22,551		22,446
Grupo Supervielle	5/13/14	5/13/16	Badlar +Spread 4.65%	Ps.	—		81,667
Grupo Supervielle	9/23/14	3/23/16	Badlar +Spread 3.25%	Ps.	—		80,945
Grupo Supervielle	1/23/15	7/23/16	Badlar +Spread 4.8%	Ps.	22,961		—
Grupo Supervielle	5/20/15	11/21/16	Mixed	Ps.	136,962		—
Cordial Compañía Financiera	8/15/14	2/15/16	Badlar +Spread 3.75%	Ps.	—		147,222
Cordial Compañía Financiera	5/14/15	11/14/16	Badlar +Spread 5.0%	Ps.	11,579		—

Total long-term liabilities.				Ps.	194,053	Ps.	332,280

				Ps.	933,220		628,332

        As of June 30, 2015, interest and principal on all of the above debt securities were payable in Pesos.

        Accrued interest on the above liabilities for Ps.33,773 and Ps. 22,327 as of June 30, 2015 and December 31, 2014 is included in "Unsubordinated negotiable obligations" under the caption "Other Liabilities from Financial Transactions" in the accompanying balance sheet.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

15. Other Liabilities from Financial Transactions—Unsubordinated and Subordinated Negotiable Obligations (Continued)

15.2 Subordinated Negotiable Obligations

        The amounts outstanding and the terms corresponding to outstanding subordinated negotiable obligations at the dates indicated were as follows:

	Issue date	Maturity date	Annual interest rate	June 30, 2015		December 31, 2014
Subordinated Negotiable obligations
Banco Supervielle	11/08/10	11/11/17	11.375%		454,300		426,082
Banco Supervielle	8/15/13	8/20/20	7.00%		206,511		193,997
Banco Supervielle	11/14/14	11/18/21	7.00%		122,666		115,383

Total long-term liabilities				Ps.	783,477	Ps.	735,462

        As of June 30, 2015, interest and principal on all of the above debt securities and subordinated loan were payable in US Dollars.

        Accrued interest on the above liabilities of Ps. 13,345 and Ps. 63,742 as of June 30, 2015 and December 31, 2014 is included under the caption "Subordinated Loan and Negotiable Obligations" in the accompanying balance sheet.

        Subordinated loan and long-term negotiable obligations as of June 30, 2015 mature as follows:

2015	Ps.	—
2016		—
2017		454,300
2018		—
Thereafter		329,177

Total	Ps.	783,477

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

16. Balances in Foreign Currency

        The balances of assets and liabilities denominated in foreign currencies (principally in U.S. dollars) were as follows:

	June 30, 2015		December 31, 2014
Assets:
Cash and due from banks	Ps.	653,293	Ps.	1,009,082
Government and corporate securities		548,357		114,760
Loans		770,513		675,883
Other receivables from financial transactions		216,610		246,954
Receivables from financial leases		3,203		2,957
Equity investments in other companies		1		1
Miscellaneous receivables		50,086		52,602
Unallocated items		247		205

Total	Ps.	2,242,310	Ps.	2,102,444

Liabilities:
Deposits	Ps.	678,315	Ps.	659,872
Other liabilities from financial transactions		295,480		215,059
Miscellaneous liabilities		28		21
Subordinated Negotiable Obligations		783,477		735,462
Unallocated items		6,461		7,521

Total	Ps.	1,763,761	Ps.	1,617,935

17. Deposits and Interest-bearing Deposits with Other Banks

Interest-bearing Deposits with Other Banks:

  a)
  Included in "Cash and Due from Banks" there are: (1) interest-bearing deposits with the BCRA totaling 2,186,299 and 2,219,405 as of June 30, 2015 and December 31, 2014, respectively; and (2) interest-bearing deposits in local and foreign banks totaling 115,452 and 178,861 as of June 30, 2015 and December 31, respectively.

  b)
  Included in "Loans" there are: overnight bank interest-bearing deposits totaling 322 and 2,435 as of June 30, 2015 and December 31, 2014, respectively.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

17. Deposits and Interest-bearing Deposits with Other Banks (Continued)

Deposits

        The following table sets forth information regarding the maturity of deposits exceeding Ps.100,000 at June 30, 2015:

At June 30, 2015
(in thousands of Pesos)
Time Deposits
Within 3 months	6,776,929
After 3 months but within 6 months	414,068
After 6 months but within 12 months	244,094
Over 12 months	315

Total Time Deposits(1)	7,435,406

(1)
Only principal.

18. Transactions with Related Parties

        The Group has granted loans to certain related parties including officers, equity-method investees and consolidated companies. Total loans outstanding as of June 30, 2015 and December 31, 2014, amounted to Ps. 125.415 and Ps. 161,782, respectively.

        Such loans were made in the ordinary course of business at normal credit terms, including interest rates and collateral requirements, and, in management's opinion, such loans represent normal credit risk.

19. Breakdown of Captions Included in the Income Statement

	June 30,
	2015		2014
Financial Expense
Other
Turnover Tax	Ps.	197,173	Ps.	108,036
Premium on repo transactions	Ps.	20,090	Ps.	9,462
Forward transactions		3,769		—
Other		82		899

	Ps.	221,114	Ps.	118,397

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

19. Breakdown of Captions Included in the Income Statement (Continued)

	June 30,
	2015		2014
Services fee income
Other
Commissions	Ps.	655,513	Ps.	484,228
Income from Mutual Funds administration services		35,499		24,892
Rentals from safety boxes		34,918		28,965
Other		15,081		10,301

	Ps.	741,011	Ps.	548,386

	June 30,
	2015		2014
Service fee expense
Other
Expenses and promotions related to credit cards	Ps.	74,689	Ps.	27,143
Turnover tax		89,441		68,960
Other		20,652		17,131

	Ps.	184,782	Ps.	113,234

	June 30,
	2015		2014
Miscellaneous income
Other
Gains on premises and equipment and miscellaneous assets disposals	Ps.	5,775	Ps.	261
Sales of products		4		325
Rentals		12,902		738
Other adjustments and interest of miscellaneous credits		4,167		4,315
Charge of couriers		1,734		1,164
Other		35,461		17,745

	Ps.	60,043	Ps.	24,548

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

19. Breakdown of Captions Included in the Income Statement (Continued)

	June 30,
	2015		2014
Miscellaneous losses
Other
Losses on quota refund	Ps.	3,029	Ps.	1,846
Charges paid to National Social Security Administration (ANSES)		3,963		5,460
Turnover tax		3,577		1,455
Court resolutions paid		100		297
Grants paid		3,685		1,675
Other adjustments and interest of miscellaneous liabilities		2,055		209
Losses related to fiduciary services		172		457
Other		50,921		23,367

	Ps.	67,502	Ps.	34,766

20. Income Taxes

        Income tax charge for six months periods ended June 30, 2015 and 2014 amounted to Ps. 44,940 and Ps. 91,233 respectively.

        As of June 30, 2015 and December 31, 2014, the consolidated Group's Minimum Presumed Income Tax (MPIT) available to credit against future income tax amounts to Ps. 6,243 and Ps. 6,370, respectively. Such MPIT expire over the following ten years.

21. Restrictions Imposed on the Distribution of Dividends

        The distribution of retained earnings in the form of dividends is governed by the Argentine Corporations Law. These rules require Grupo Supervielle to transfer 5% of its net income to a legal reserve until the reserve equals to 20% of the company's outstanding capital stock.

        In addition, with regard to Banco Supervielle and Cordial Compañía Financiera the regulations in force at June 30, 2015 provide as follows:

  a)
  20% of the profits shown by the income statement for the fiscal year, plus - minus the adjustments to prior year results, minus the accumulated loss, if any, at the end of the preceding year, must be transferred to the Bank´s legal reserve.

  b)
  No profits may be distributed or remitted prior to the approval of the results for the year and of the publication of the Bank´s annual financial statements.

  c)
  All profit distributions must have the prior authorization of the Superintendency of Financial and Exchange Institutions of the BCRA, the intervention of which will be aimed at verifying the correct application of the procedures described in the regulations in force on this matter, issued by the BCRA. No distribution can be made unless the Computable Capital exceeds by at least 75% the Minimum Capital required by the BCRA.

  d)
  Additionally, when calculating the excess capital used to determine a dividend proposal, entities must deduct 1% of risk weighted assets.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

22. Capital Stock

        As of June 30, 2015 the Group has outstanding 63,369,094 Ordinary Class "A", nominated, non-endorsable shares, which are entitled to five votes per share and 59,516,170 Ordinary Class "B", nominated and non-endorsable shares, which are entitled to one vote per share, and 1,600,000 Preferred shares with no voting rights.

        Preferred shares gave the right to receive a preferred, non-cumulative, annual dividend which for the year ended on December 31, 2014 was of 4,685,000 pesos per share and is annually adjusted by a coefficient of 1 plus Badlar rate as of year-end. Preferred shares can only be withdrawn by decision of the Company's shareholders, and holders of preferred shares do not have the option to put or convert these shares into cash.

        The Company is not subject to the minimum capital requirements established by the BCRA.

        Pursuant to BCRA regulations, Banco Supervielle and Cordial Compañía Financiera must maintain a minimum capital, which is calculated by weighting the risks related to assets, bank premises and equipment, miscellaneous and intangible assets.

        Under BCRA regulations, as of June 30, 2015 and December 31, 2014, the minimum capital requirements as applied to the Bank were as follows:

	Minimum Capital		Computable Capital		Computable Capital as a % of Minimum Capital
June 30, 2015	Ps.	2,379,442	Ps.	2,571,821	108.1
December 31, 2014	Ps.	2,105,923	Ps.	2,337,326	111.0

        As of June 30, 2015 and December 31, 2014, The Bank and CCF, met all capital adequacy requirements to which are subject.

23. Earnings per Share

        Basic and diluted earnings per share are based upon the weighted average of common shares outstanding of Grupo Supervielle, which were 122,885,264 and 122,885,264 for the six month periods ended June 30, 2015 and 2014.

24. Contribution to the Deposit Insurance System

        Law No. 24485 and Decree No. 540/95 established the creation of the Deposit Insurance System to cover the risk attached to bank deposits, in addition to the system of privileges and safeguards envisaged in the Financial Institutions Law.

        The National Executive Branch through Decree No. 1127/98 dated September 24, 1998, extended this insurance system to demand deposits and time deposits of up to Ps. 30 denominated either in pesos and/or in foreign currency. In January 2011, the amount was updated to Ps. 120. Later, in November 2014, through Communication "A" 5641, the BCRA increased this amount to Ps. 350.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

24. Contribution to the Deposit Insurance System (Continued)

        This system does not cover deposits made by other financial institutions (including time deposit certificates acquired through a secondary transaction), deposits made by parties related to Banco Supervielle, either directly or indirectly, deposits of securities, acceptances or guarantees and those deposits set up after July 1, 1995, at an interest rate exceeding the one established regularly by the BCRA based on a daily survey conducted by it. Those deposits whose ownership has been acquired through endorsement and those deposits made as a result of incentives other than the interest rate are also excluded. This system has been implemented through the creation of the Deposit Insurance Fund ("FGD"), which is managed by a company called Seguros de Depósitos S.A. ("SEDESA"). The shareholders of SEDESA are the BCRA and the financial institutions, in the proportion determined by the BCRA based on the contributions made to the fund.

25. Financial Instruments with Off-Balance Sheet Risk

  25.
  a. Credit-related financial instruments

        The Group enters into various transactions involving off-balance sheet financial instruments. The instruments could be used in the normal course of its business in order to meet the financing needs of its customers. These instruments expose the Group to credit risk above and beyond the amounts recorded in the consolidated balance sheets. These financial instruments include commitments to extend credit, standby letters of credit, guarantees granted and acceptances.

        The Group uses the same credit policies in making commitments, conditional obligations and guarantees as it does for granting loans.

        The Group's exposure to credit loss in the event of non-performance by the counterparty to the financial instrument for standby letters of credit, guarantees granted and acceptances is represented by the contractual notional amount of those investments.

        A summary of the credit exposure related to these items is shown below:

	June 30, 2015		December 31, 2014
Standby letters of credit	Ps.	61,966	Ps.	53,396
Guarantees granted	Ps.	377,927	Ps.	330,227
Acceptances	Ps.	15,221	Ps.	20,202

        Standby letters of credit and guarantees granted are conditional commitments issued by the Group to guarantee the performance of a customer to a third party.

        Acceptances are conditional commitments for foreign trade transactions.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

25. Financial Instruments with Off-Balance Sheet Risk (Continued)

        The credit risk involved in issuing letters of credit and granting guarantees is essentially the same as that involved in extending loan facilities to customers. In order to grant guarantees to its customers, the Group may require counter-guarantees. These counter-guarantees are classified by type, as follows:

	June 30, 2015		December 31, 2014
Preferred counter-guarantees	Ps.	1,864,671	Ps.	2,540,993
Other counter-guarantees	Ps.	5,093,037	Ps.	4,175,796

        The Group accounts for checks drawn on other banks, as well as other items in process of collection, such as notes, bills and miscellaneous items, in memorandum accounts until such time as the related item clears or is accepted. In management's opinion, the risk of loss on these clearing transactions is not significant. The amounts of clearing items in process were as follows:

	June 30, 2015		December 31, 2014
Checks drawn on other banks	Ps.	1,036,593	Ps.	675,173
Bills and other items for collection	Ps.	2,334,148	Ps.	3,030,305
  25.
  b. Trust activities

        See note 26

  25.
  c. Derivative Financial Instruments

        In the normal course of business, the Group enters into a variety of transactions principally in the foreign exchange stock markets. Most counterparts in the derivative transactions are banks and other financial institutions.

        These instruments include:

  •
  Forwards and Futures: they are agreements to deliver or take delivery at a specified rate, price or index applied against the underlying asset or financial instrument, at a specific date. Futures are exchange traded at standardized amounts of the underlying asset or financial instrument. Forwards contracts are OTC agreements and are principally dealt in by the Group in foreign exchange as forward agreements.

  •
  Swaps: they are agreements between two parties with the intention to exchange cash flows and risks at a specific date and for a period in the future.

  •
  Options: they confer the right to the buyer, but no obligation, to receive or pay a specific quantity of an asset or financial instrument for a specified price at or before a specified date.

        Pursuant to BCRA´s rules, forward transactions with delivery of underlying assets, must be recorded under "Other receivables from financial intermediation" and "Other liabilities from financial transactions" in the accompanying consolidated balance sheet and they are valued as mentioned in Note 3.8.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

25. Financial Instruments with Off-Balance Sheet Risk (Continued)

        The following table shows, the notional value of options and outstanding forward and futures contracts as of June 30, 2015 and December 31, 2014:

	June 30, 2015		December 31, 2014
Forward sales of foreign exchange without delivery of underlying assets	Ps.	64,435	Ps.	908,423
Forward sales of gold without delivery of underlying assets		12,777		12,319
Forward purchases of foreign exchange without delivery of underlying assets		—		1,136,606
Call options written on stock		—		1,770
Reverse repurchase agreements		697,782		37,840
Repurchase agreements		—		79,328

        The following table shows, the income / (expenses) generated by derivatives financial instruments during the six month periods ended June 30, 2015 and 2014:

	June 30, 2015		June 30, 2014
Forward transactions results	Ps.	6,148	Ps.	1,565
Interest rate swaps		—		501
Call options written on stock		483		1,506
Reverse repurchase agreements		2,792		6,001
Repurchase agreements		(20,090)		(9,462)

26. Financial Trusts and Mutual Funds

a)    Financial Trusts

        The Group acts as trustee or settler in financial trusts.

I)     As Trustee

        The following are the financial trusts where the Group acts as trustee at year-end:

Financial trust Banex Créditos IV

Trustee: Banco Supervielle

  •
  Banex Asset-Backed Securities Program

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

26. Financial Trusts and Mutual Funds (Continued)

Financial Trust	Trustee	Set up on	Assets assigned in trust	Value initially assigned in trust		Securities issued and last maturity(1)			Observation	Holdings— book value
Fideicomiso Financiero Banex Créditos IV	Banco Supervielle S.A.	3/19/2004	Personal loans	Ps.	30,012	VDFA NV$21,000 Due: 01/20/05	VDFB NV$6,000 Due: 04/20/05	CP NV$3,000 Due: 04/20/07	In liquidation	—

(1)
VDFA means Senior Debt Securities, VDFB means Subordinated Debt Securities and CP means Certificates of Participation

Guarantee management trusts

Trustee: Banco Supervielle

Trust	Indenture executed on	Trustee substitution date	The principal obligation expires on	Original Principal amount Ps.	Principal balance Ps.	Beneficiaries	Settlers
Hoteles Accor / Torre Bencich	01/07/2004	—	1/07/2021	—	—	Hoteles Accor de Argentina S.A.	NSB S.A.
Credimas	1/11/2013	—	2/25/2016	14,000	9,940	Banco Supervielle S.A.	Credimas S.A.
Rafael G Albanesi S.A.	7/23/2014	3/31/2011	10/25/2016	10,000	7,337	Banco Supervielle S.A.	Rafael G Albanesi S.A.

        The Group acts also as trustee in the following trusts:

  •
  Fideicomiso Mendoza, in liquidation phase, since it has fulfilled the contract period, but is pending the completion of several acts that derive from the trustee. The liabilities recorded, mainly originating from the exclusion of assets, as of June 30, 2015 increased in the amount of Ps. 13,214 and have been backed by assets in trust (loans, other miscellaneous receivables and other financial assets) in the amount of Ps. 429. This trust will be liquidated following the procedures established by Law 24,441.

  •
  Lujan Trust: the term of the contract has expired and all documentation relating to the liquidation has been delivered. To date, only the final deregistration in tax matters is still pending.

II)   As Settler

        The Group transfers portions of their loan portfolio to special purpose trusts that fund the purchase by issuing securities that are sold to third parties, thereby creating an additional source of funding for operations.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

26. Financial Trusts and Mutual Funds (Continued)

        In the case of the securitization transactions arranged by the Group, the trustee typically issues senior bonds, subordinated bond and participation certificates, and places the senior bonds and a portion of the subordinated bonds and participation certificates in the Argentine capital markets.

        The following are the financial trusts where the Group acts as settler at period-end:

Publicly offered and listed financial trusts

Supervielle Leasing Financial Trust

Assets assigned in trust: Collection rights on lease agreements

Trustee: TMF Trust Company (Argentina) S.A.

Financial trust	Set up on	Value initially assigned in trust (Ps.)	Securities issued and last maturity(2)			Holdings—book value Ps.as of June 30, 2015
Serie 9 (1)	8/21/2013	197,250	VDF TFA NV$ 116,377 Due: 4/20/15	VDF TVB NV$36,491 Due: 2/22/2016	CP NV$44,381 Due: 6/20/2018	CP 56,730
Serie 10(1)	6/5/2014	211,200	VDF TV NV$147,833 Due: 8/22/16		CP NV$63,357 Due: 3/20/2019	CP 71,092
Serie 11(1)	9/26/2014	133,466	VDF TV NV$93,426 Due: 3/20/17		CP NV$40,039 Due: 10/21/2019	VDF TV 33,934 CP 41,506

(1)
Securities issued under the Supervielle Confiance 3 program

Supervielle Créditos Financial Trust

Assets assigned in trust: Personal loans

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

26. Financial Trusts and Mutual Funds (Continued)

Trustee: TMF Trust Company (Argentina) S.A.

Financial trust	Set up on	Value initially assigned in trust (Ps.)	Securities issued and last maturity(4)		Holdings—book value Ps. as of June 30, 2015
Serie 76(2)(3)	2/6/14	200,001	VDF TV NV$232,500 Due: 04/20/16	CP NV$17,500 Due: 11/21/16	CP 22,603
Serie 77(1)(3)	3/13/14	200,002	VDF TV NV$232,500 Due: 03/21/16	CP NV$17,500 Due: 12/20/16	CP 41,323
Serie 78(1)(3)	4/7/14	250,006	VDF TV NV$232,500 Due: 06/20/16	CP NV$17,500 Due: 03/20/17	CP 41,309
Serie 80(1)(3)	6/30/14	250,016	VDF TV NV$232,500 Due: 07/20/16	CP NV$17,500 Due: 02/20/17	CP 35,898
Serie 81(1)(3)	8/13/14	250,010	VDF TV NV$232,500 Due: 09/20/16	CP NV$17,500 Due: 06/20/17	CP 43,031
Serie 82(1)(3)	9/26/14	250,004	VDF TV NV$232,500 Due: 09/20/16	CP NV$17,500 Due: 06/20/17	VDF TV 10,748 CP 24,976
Serie 83(1)(3)	10/28/14	250,002	VDF TV NV$232,500 Due: 02/20/17	CP NV$17,500 Due: 09/20/17	VDF TV 51,258
Serie 84(1)(3)	11/21/14	250,003	VDF TV A NV$232,500 Due: 03/20/17	CP NV$17,500 Due: 12/20/17	VDF TV 36,395 CP 24,742
Serie 85(1)(3)	10/19/14	250,010	VDF TV NV$232,500 Due: 09/20/16	CP NV$17,500 Due: 09/20/17	VDF TV 101,499 CP 25,294
Serie 86(1)(3)	3/11/15	$250,009	VDF TV VN$232,500 Vto: 2/20/17	CP VN$17.500 Vto: 10/20/17	VDF TV 2,285 CP 24,339
Serie 87(1)(3)	5/15/15	$250,004	VDF TV VN$245,000 Vto: 8/21/17	—	VDF TV 44,584

(1)
Securities issued under the Supervielle Confiance 3 program

(2)
Securities issued under the Supervielle Confiance 4 program

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

26. Financial Trusts and Mutual Funds (Continued)

(3)
Personal loans originated, or subsequently acquired, by Banco Supervielle and granted to ANSES retirees and pensions, and San Luis provincial public administration employees for which Banco Supervielle, in its own name, processes and pays retirement and pension benefits

(4)
VDF TFA means Senior Debt Securities (fixed rate), VDF TVB means Subordinated Debt Securities (variable rate), VDF TFC means Subordinated Debt Securities (fixed rate) and CP means Certificates of Participation

Supervielle Renta Inmobiliaria Financial Trust

Assets assigned in trust: Real estate and the proceeds from their rentals and/or sales

Trustee: TMF Trust Company (Argentina) S.A.

Financial trust	Set up on	Value initially assigned in trust		Securities issued and last maturity(2)		Holdings—book value Ps. as of June 30, 2015
Serie I(1)	11/8/2007	US$	14,336	VDF NV US$10,035 Due: 11/5/17	CP NV US$4,300 Due: 11/5/17	VDF 3,247 CP 30,276

(1)
Securities issued under the Supervielle Confiance program

(2)
VDF means Senior Debt Securities and CP means Certificates of Participation

Cordial Compañía Financiera Crédito Financial Trust

Assets assigned in trust: Personal Loans

Trustee: TMF Trust Company (Argentina) S.A.

		As fo June 30, 2015
Financial trust	Set up on	Value initially assigned in trust (Ps.)	Value of Participation Certificates issued	Value of Debt securities issued
Serie VI	10/24/2014	230,270	41,259	37,058
Serie VII	12/30/2014	60,739	12,115	—
Serie VIII	6/23/2015	182,860	45,558	—

Total			98.932	37.058

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

26. Financial Trusts and Mutual Funds (Continued)

b)    Mutual Funds

        At June 30, 2015 and December 31, 2014, Banco Supervielle is the depository of the following Mutual Funds managed by Supervielle Asset Management.

	Portfolio		Net worth		Number of units
Mutual Fund	6/30/2015 Ps.	12/31/2014 Ps.	6/30/2015 Ps.	12/31/2014 Ps.	6/30/2015 Ps.	12/31/2014 Ps.
Premier Renta C.P. Pesos	1,025,645	979,234	1,023,706	977,268	254,399,546	260,754,611
Premier Renta Plus en Pesos	88,506	126,448	87,995	125,562	27,181,218	42,494,600
Premier Renta Fija Ahorro	2,386,411	1,330,350	2,353,563	1,326,426	244,760,359	154,278,085
Premier Renta Fija Crecimiento	220,721	178,272	200,738	177,918	43,983,473	43,258,961
Premier Renta Variable	122,039	63,552	121,424	62,840	15,829,081	10,267,308
Premier FCI Abierto Pymes	341,646	263,932	341,133	263,472	169,332,974	135,259,316
Premier Commodities Agrarios	1,188	1,492	1,186	1,435	730,740	868,307
Premier Capital	77,880	170,243	71,467	166,974	55,868,240	141,333,175

27. Loans and issuance of negotiable obligations

a.     Loans from international agencies

Nederlandse Financierings-Maatschappij Voor Ontwikkelingslanden N.V. (FMO)

        On December 20, 2007, Cordial Microfinanzas S.A. and FMO entered into a financing agreement, with Grupo Supervielle acting as guarantor of that transaction, whereby it received in February 2008 the equivalent in pesos to US$ 3,000,000 payable in 6 consecutive semi-annual installments in pesos, the first installment falling due on April 15, 2011. The loan accrues interest at Badlar for private banks for 30 to 44 day term deposits, plus 4%. Interest shall be payable quarterly as from April 15, 2008. In March 2011, the Company, Cordial Microfinanzas S.A. and FMO signed an addenda to the facility agreement, deferring in two years the first installment, so that it operates on April 15, 2013.

        The financing received is subject to compliance with certain financial and non-financial covenants related mainly to the level of creditworthiness, exposure to loans, transactions with to related parties, foreign currency position, placements of liens and disposal of certain assets, in addition to certain information requirements and other positive and negative covenants. Furthermore, those agreements contain a "cross default" clause, whereby any breach of the obligations assumed by Cordial Microfinanzas, Grupo Supervielle or Banco Supervielle shall lead to the accelerated amortization of the loans granted by FMO. Moreover, Grupo Supervielle shall keep an interest of at least 85% in the capital of Banco Supervielle over the life of those agreements.

b.     International financing programs

Global Financial Exchange Program

        In April 2007, Banco Supervielle signed an agreement within IFC/World Bank Group's Global Trade Finance Program whereby the IFC may, at its discretion, furnish a guarantee in favor of a correspondent bank thereby covering the Entity's payment obligations arising from trade-related transactions with its customers.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

27. Loans and issuance of negotiable obligations (Continued)

        As of June 30, 2015, the transactions in force with the coverage offered by IFC in the framework of the Global Trade Finance Program totaled USD 4,516,110.

        The agreement signed with the IFC is subordinated to compliance with certain duties, including the preparation of reports at regular intervals and abiding by certain financial ratios in the field of solvency, credit risk, restricted assets, and exposure to foreign currency and interest rate risk.

        As of June 30, 2015, the Company was in compliance with the covenants, requirements and obligations mentioned.

Foreign Trade Credit Facility Program

        In May 2009 the Bank signed an agreement under the Foreign Trade Credit Facility Program of the Inter-American Development Bank (IDB). The line of credit granted to Banco Supervielle for US$ 10,000,000 under this program shall be used to cover risks inherent in the confirmation of letters of credit, promissory notes, bid guarantees, and other similar instruments used in international business operations.

        As of June 30, 2015, there were no transactions outstanding with IDB's coverage in the framework of the above-mentioned program.

Fondo Fiduciario de Capital Social (FONCAP)

        On September 20, 2010, Cordial Microfinanzas entered into a framework financing agreement with FONCAP S.A., for a total principal amount of up to Ps. 2,500. The Company must repay the principal borrowed in 12 quarterly and consecutive installments, which started on December 17, 2011. This debt shall accrue a quarterly variable compensatory interest rate, payable in arrears over balances and made up by the BADLAR rate applicable to time deposits at 30 to 35 days for more than Pesos one million, as informed by private banks, plus an additional 500 bps. Interest is payable on a monthly basis, with the first payment made on November 17, 2010.

        On September 14, and November 8, 2011, Cordial Microfinanzas entered into new framework financing agreements with FONCAP S.A., for a total principal amount of up to Ps. 1,500 each one. The principal amount must be repaid in 8 quarterly and consecutive installments of Ps. 187 for each lined received, with the first installments being paid on December 17, 2012 and February 17, 2013, respectively, accruing an interest rate made up by the BADLAR rate applicable to time deposits at 30 to 305 days for more than Pesos one million, informed by private banks, plus an additional 500 bps.

        Additionally, on October 2, 2012, Cordial Microfinanzas entered into a new loan facility with FONCAP, with a principal amount of Ps. 2,000 reimbursable in 10 equal, consecutive, three-month installments, in Pesos, with the first payment being paid on July 17, 2014, accruing an interest rate made up by the BADLAR rate applicable to time deposits at 30 to 305 days for more than Pesos one million, informed by private banks, plus an additional 500 bps.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

27. Loans and issuance of negotiable obligations (Continued)

d.     Program for the issuance of Negotiable Obligations denominated in USD

        On April 30, 2007, the Ordinary and Extraordinary Shareholders' Meeting No. 95 of Banco Supervielle resolved to approve the application for admission to the public offering regime through the creation of a Global Program for the issuance of Corporate Bonds for up to a maximum amount of US$ 200,000,000. The Program was authorized by the Argentine Securities Commission (Comisión Nacional de Valores) on August 10, 2007.

d.1.  Issuance of Subordinated Corporate Bonds Class I

        On October 13, 2010, the Board of Directors of Banco Supervielle approved the issuance of Class 1 Corporate Bonds. The subscription period ended on November 8, 2010.

        The following are the main terms and conditions of the issuance:

    Amount: US$ 50,000,000.

    Rank: Class 1 Corporate Bonds are Banco Supervielle's subordinated payment obligations in the terms of the BCRA regulations concerning Regulatory Capital [RPC] and Supplementary Shareholders' Equity.

    Maturity date: November 11, 2017

    Interest rate: 11.375%

    Interest Payment Date: The interest accrued by the Class 1 Corporate Bonds will be paid on a half-yearly basis on May 11 and on November 11 each year.

    Amortization: Principal shall be repaid on the Maturity Date.

    Applicable law and jurisdiction: The corporate bonds shall be governed by, and must be interpreted according to, the laws of the State of New York

        On March 21, 2012, the Ordinary Shareholders' Meeting resolved to extend the effective period of the Program for five years starting on the original due date, July 13, 2012.

        As of the December 31, 2010, the above-mentioned corporate bonds have been recorded in the caption Subordinated Loan and Negotiable Obligations for Ps. 192,215.

d.2.  Issuance of Subordinated Corporate Bonds Class III

        On May 16, 2013 the Board of Directors of Banco Supervielle approved the issuance of Class 3 Corporate Bonds. The subscription period ended on August 15, 2013.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

27. Loans and issuance of negotiable obligations (Continued)

        The following are the main terms and conditions of the issuance:

    Amount: US$ 22,500,000.

    Rank: Class 3 Corporate Bonds are Banco Supervielle's subordinated payment obligations in the terms of the BCRA regulations concerning Regulatory Capital [RPC] and Supplementary Shareholders' Equity.

    Maturity date: August 20, 2020

    Interest rate: 7.00%

    Interest Payment Date: The interest accrued by the Class 3 Corporate Bonds will be paid on a half-yearly basis on February 20 and on August 20 each year.

    Amortization: Principal shall be repaid on the Maturity Date.

    Applicable law and jurisdiction: The corporate bonds shall be governed by, and must be interpreted according to, the laws of Argentina.

d.2.  Issuance of Subordinated Corporate Bonds Class IV

        On October 14, 2014 the Board of Directors of Banco Supervielle approved an increase of the total amount of the Program for up to Ps. 750,000 and the issuance of Class 4 Corporate Bonds for up to USD 30,000,000 within such Program. The subscription period ended on November 14, 2014.

        The following are the main terms and conditions of the issuance:

    Amount: US$ 13,441,000.

    Rank: Class 3 Corporate Bonds are Banco Supervielle's subordinated payment obligations in the terms of the BCRA regulations concerning Regulatory Capital [RPC] and Supplementary Shareholders' Equity.

    Maturity date: November 18, 2021

    Interest rate: 7.00%

    Interest Payment Date: The interest accrued by the Class 3 Corporate Bonds will be paid on a half-yearly basis on May 18 and on November 18 each year.

    Amortization: Principal shall be repaid on the Maturity Date.

    Applicable law and jurisdiction: The corporate bonds shall be governed by, and must be interpreted according to, the laws of Argentina.

d.     Program for the issuance of Negotiable Obligations denominated in Pesos

        On March 25, 2013, the Extraordinary Meeting of Shareholders of Banco Supervielle approved the creation of a global program of Corporate Bonds denominated in Pesos for up to a maximum amount of Ps. 750,000. On the same date, the Board of Directors of the Bank approved the issuance of

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

27. Loans and issuance of negotiable obligations (Continued)

Corporate Bonds Class 1 and 2, which was authorized by the Argentine Securities Commission on May 2, 2013.

        The following are the main terms and conditions of the issuance:

    Amount: 91,210.

    Rank: Class 2 Corporate Bonds are Banco Supervielle's subordinated payment obligations in the terms of the BCRA regulations concerning Regulatory Capital [RPC] and Supplementary Shareholders' Equity.

    Maturity date: November 17, 2014

    Interest rate: Floating / Badlar + 3.99%

    Interest Payment Date: The interest accrued by the Class 2 Corporate Bonds will be paid on a three-month period basis starting on August 15, 2013.

    Amortization: Principal shall be repaid on the Maturity Date.

    Applicable law and jurisdiction: The corporate bonds shall be governed by, and must be interpreted according to, the laws of Argentina.

e.     Negotiable Obligations and Short-term securities of Cordial Compañía Financiera

        The following are the series of short-term securities and corporate bonds issued by Cordial Compañía Financiera, outstanding as of June 30, 2015 and December 31, 2014:

Corporate Bonds

	Date of issuance	Due date	Nominal value (Ps.)	Applicable Rate	June 30, 2015	December 31, 2014
Class II	10/3/13	4/3/15	73,253	Variable rate 4.99% + BADLAR	—	73,253
Class IV	2/21/14	8/21/15	53,889	Variable rate 5.00% + BADLAR	26,945	53,889
Class V	8/15/14	2/15/16	147,222	Variable rate 3.75% + BADLAR	147,222	147,222
Class VI	5/14/15	5/14/16	145.980	29,00%	145.980	—
Class VII	5/14/15	11/14/16	11.579	Variable rate 5,00% + BADLAR	11.579	—

Total					331,726	274,364

f.      Global Program for the Issuance of Corporate Bonds

        On September 22, 2010, the Extraordinary General Shareholders' Meeting of Grupo Supervielle approved the application for admission to the public offering regime set forth under Law No. 17,811 and the creation of a Global Program for the Issuance of Corporate Bonds, Not Convertible into Shares. These corporate bonds may be short, medium and/or long term, subordinated or not, secured or not, denominated in Pesos, in US Dollars or in any other currency for a maximum outstanding

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

27. Loans and issuance of negotiable obligations (Continued)

amount that at no time should be higher than Ps. 500,000 or its equivalent in any other currency, as per the last Program amendment dated October 24, 2013.

        In addition, the corporate bonds may be issued in various classes and/or series during the term of the program, and the possibility exists of re-issuing the successive classes and/or series that have been amortized.

        The Argentine Securities Commission approved the above-mentioned Program on November 11, 2010.

        At June 30, 2015 and December 31, 2014 the following series of corporate bonds of Grupo Supervielle issued under the above mentioned program were outstanding:

Class	Issue date	Currency	Amount (Ps.)	Applicable Rate	Due date
Class XI	11/5/13	ARS	50,000	Variable + 4.08%	5/5/15
Class XII	1/31/14	ARS	71,398	Variable + 4.70%	7/31/15
Class XIII	1/31/14	ARS	23,100	Variable + 6.25%	1/31/19
Class XIV	5/13/14	ARS	38,194	Variable + 3.85%	11/13/15
Class XV	5/13/14	ARS	81,806	Variable + 4.65%	5/13/16
Class XVI	9/23/14	ARS	81,250	Variable + 3.25%	3/23/16
Class XVII	1/23/15	ARS	127,000	28,5%	1/23/16
Class XVIII	1/23/15	ARS	23,000	Variable + 4.8%	7/23/16
Class XIX	5/20/15	ARS	137,361	Mixed	11/20/16
Class XX	7/28/15	ARS	129,500	Mixed	1/28/17

        As of June 30, 2015 Class XI, XII and XIV were fully amortized.

        Funds provided by the issuance of corporate bonds were used to cancel financial liabilities, in accordance with article 36 of Law 23,576.

28. Non-controlling interest

        The breakdown of this caption is as follows:

Company	June 30, 2015		December, 31 2014
Banco Supervielle		55,616		51,726
Sofital		3,343		3,024

Total	Ps.	58,959	Ps.	54,750

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

29. Differences between the Argentine Banking GAAP and Argentine GAAP

        The main differences between the Argentine Banking GAAP and Argentine GAAP are detailed below:

Recognition of income tax by the deferred tax method

        Grupo Supervielle calculates income tax at the current rate on the estimated taxable profit, without considering the effect of temporary differences between the carrying amounts of existing assets and liabilities and their respective tax basis. In accordance with Argentine GAAP, income tax must be recognized by the deferred tax method and, consequently, deferred tax assets or liabilities calculated on the abovementioned timing differences must be recognized. In addition, tax loss carry-forwards or unused tax credits allowed to be deducted from future taxable income must be recognized as deferred assets, as long as income is likely to be obtained.

Derivative financial instruments

        The Group's subsidiaries have recorded derivative financial instruments in accordance with BCRA regulations. Interest rate swaps are recorded at the value resulting from the application of rates differences to residual notional amounts at the end of each fiscal year. In accordance to Argentine GAAP the valuation should be made at fair value

Credits originating in refinancing

        Under Argentine GAAP, whenever certain credits are substituted by others subject to conditions substantially different from those originally agreed, the pre-existing account will be written off and a new credit will be recognized, and its accounting measurement will be made on the basis of the best possible estimate of the sum receivable, using a discount rate reflecting the market assessments about the time value of money and the specific risks of the related asset. Those operations are valued in accordance with BCRA regulations based on the contractual rates agreed. The risk is measured under specifically regulated classification and provisioning criteria.

Goodwill

        Under Argentine Banking GAAP the Group determined goodwill for the excess of the purchase price over the equity value of the investment at the acquisition date. Under Argentine GAAP, goodwill should result from the difference between the purchase price of the investment referred to above and the amount of the net assets acquired valued at the estimated fair value.

        Under Argentine Banking GAAP and Argentine GAAP there is not differences related to amortization

Sanctions imposed to Financial Institutions and summaries carried out by the BCRA

        Under Argentine Banking GAAP, since January 2015, financial institutions must accrue a provision of 100% of administrative and/or disciplinary sanctions, and penal sanctions with judicial sentence on first instance, imposed or initiated by the BCRA, the Unit of Financial Information, the National

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

29. Differences between the Argentine Banking GAAP and Argentine GAAP (Continued)

Securities Commission and the National Superintendence of Insurance, that have been notified, with disregard of its amount, the status of the process, or if the fine payment is suspended. Moreover, financial institutions are required to disclose in their financial statements such sanctions and summaries initiated by the BCRA, since the first notification received.

        Pursuant to Argentine GAAP, such contingencies shall be recorded under liabilities when the possibility their effects take place is high and they can be appropriately determined in terms of currency. These shall as well be informed in notes to the financial statements. Contingencies which occurrence is considered to be remote shall not be included in the financial statements or the notes thereto, while those which possibility of occurrence is not considered remote but do not meet the requirements to be recorded under liabilities shall only be informed in notes to the financial statements.

Valuation of Government Securities

        BCRA regulations set forth specific valuation criteria for government securities recorded at their acquisition cost plus the I.R.R. Pursuant to Argentine GAAP the above-mentioned assets must be valued at their fair value.

Employee benefits

        The benefits granted to staff, such as vacations, special termination benefits and indemnities are recorded to expenses by the Group, when paid following the criteria allowed by the BCRA Rules, while Argentine GAAP establishes that such benefits, which accrue as the employees render their services or accept termination agreements, should be recognized as a liability during the term of labor or acceptance of agreement.

Presentation of Financial Statements and Disclosure

        Argentine Banking GAAP and Argentine GAAP differ in certain presentation aspects, which are summarized as follows:

  •
  Under Argentine GAAP, assets and liabilities are classified as current and non-current on the balance sheet.

  •
  Under Argentine GAAP, Goodwill is shown as a separate item on the balance sheet, while under Argentine Banking GAAP it's included in the Intangible Assets line item.

  •
  Certain disclosure requirements for Argentine GAAP, are not mandatory under Argentine Banking GAAP, such as goodwill information, related party transactions, and others.

30. Parent only Financial Statements

        The following are the parent company only financial statements of Grupo Supervielle as of June 30, 2015 and December 31, 2014 and for the six months periods ended June 30, 2015 and 2014.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

30. Parent only Financial Statements (Continued)

Balance sheet (Parent Company only)

	June 30, 2015		December 31, 2014
Assets
Current assets
Cash and due from banks	Ps.	1,028	Ps.	1,615
Short—term investments		70,368		42
Tax credits		—		27
Other receivables		2,087		2,994

Total current assets	Ps.	73,483	Ps.	4,678

Non-current assets
Long-term investments	Ps.	2,349,189	Ps.	2,134,410
Tax credits		753		647
Other receivables		1,342		1,599
Premises and equipment, net		15		30

Total non-current assets	Ps.	2,351,299	Ps.	2,136,686

Total assets	Ps.	2,424,782	Ps.	2,141,364

Liabilities
Current Liabilities
Trade accounts payable	Ps.	762	Ps.	1,273
Financial indebtedness		419,020		229,925
Taxes payable		415		157
Other accounts payable		1,595		17,803

Total current liabilities	Ps.	421,792	Ps.	249,158

Non-current liabilities
Financial indebtedness	Ps.	182,474	Ps.	185,220

Total non-current liabilities	Ps.	182,474	Ps.	185,220

Total liabilities	Ps.	604,266	Ps.	434,378

Shareholder's equity	Ps.	1,820,516	Ps.	1,706,986

Total liabilities and shareholders' equity	Ps.	2,424,782	Ps.	2,141,364

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

30. Parent only Financial Statements (Continued)

Statement of Income (Parent Company only)

	June 30, 2015		June 30, 2014
Equity in earnings of controlled companies	Ps.	195,654	Ps.	227,757
Administrative expenses		(14,044)		(13,500)
Other income, net		3,528		1,638
Financial results, net
Generated by assets	Ps.	6,588	Ps.	5,910
Generated by liabilities		(70,811)		(52,026)

Income before income tax	Ps.	120,915	Ps.	169,779

Income tax		—		—

Net income for the period	Ps.	120,915	Ps.	169,779

Statement of Cash Flows (Parent Company only)

	June 30, 2015		June 30, 2014
Changes in cash and cash equivalents
Cash and cash equivalents at the beginning of the year	Ps.	1,657	Ps.	40,380
Cash and cash equivalents at the end of period	Ps.	71,396		87,510

Net increase in cash and cash equivalents	Ps.	69,739	Ps.	47,130

Cash flow from operating activities
Operating expenses paid	Ps.	(16,753)	Ps.	(13,784)
Dividends received		5,700		4,750
Other operating (expenses paid) / income received		(13,723)		2,596

Net cash used in operating activities	Ps.	(24,776)	Ps.	(6,438)

Cash flow from investing activities
Decrease in long-term investments	Ps.	1,402	Ps.	—
Increase in long-term investments		(24,825)		(4,750)

Net cash used in investing activities	Ps.	(23,423)	Ps.	(4,750)

Cash flow from financing activities
Dividends paid		(7,385)		(8,342)
Financing received		119,307		60,249

Net cash provided by financing activities	Ps.	111,922	Ps.	51,907
Net financial income from holdings of cash and cash equivalents		6,016		6,411

Net increase in cash and cash equivalents	Ps.	69,739	Ps.	47,130

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

30. Parent only Financial Statements (Continued)

        Cash and cash equivalents include cash and due from banks and highly liquid investments with an original maturity of less than three months according to the following detail:

	June 30, 2015		June 30, 2014
Cash and due from banks	Ps	1,028	Ps.	17,435
Short Term Investments		70,368		70,075

Cash and cash equivalents	Ps.	71,396	Ps.	87,510

        Reconciliation between balances as appearing on the Balance sheet and the items considered as Cash and cash equivalents:

	June 30, 2015		June 30, 2014
Cash and due from banks
As per the Balance sheet	Ps.	1,028	Ps.	17,435
As per the Statement of cash flows	Ps.	1,028	Ps.	17,435
Short term investments
As per the Balance sheet	Ps.	70,368	Ps.	70,075
Items that are not cash equivalents		—		—
As per the Statement of cash flows	Ps.	70,368	Ps.	70,075

31. Credit Line for Productive Investment

        Pursuant to Communications "A" 5319 of the BCRA, financial institutions were required to offer a credit line directed to finance investment projects to purchase capital goods and/or to finance the construction of facilities to produce goods and/or services and to market goods (excluding inventories). These credit lines were required to reach in aggregate an amount equal to 5% of average deposits received from the non-financial private sector, at or before June 30, 2013. Communications "A" 5380, 5449, 5516 and 5600, 5681 and 5771 further extended these requirements to new credit lines, with the last one being due on June 30, 2016. Banco Supervielle complied with these requirements within the due dates established by the BCRA, and is in the process of granting and disbursing Ps. 2,043 million in new loans as of June 30, 2015.

32. Protection to users of financial services

        On June 19, 2013, the BCRA issued Communication "A" 5460, granting a broad protection to consumers of financial services, including, among other aspects, the regulation of fees and commissions charged by financial institutions for services provided. Therefore, fees and charges must represent a real, direct and demonstrable cost and should have a technical and economic justification.

        On June 10, 2014, the BCRA issued Communications "A" 5590, 5591 and 5592, through which it adopted a set of rules regarding the reference interest rate for personal loans and car loans granted to

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

32. Protection to users of financial services (Continued)

retail customers, that are not considered as micro, small and medium size companies. In addition, it established new rules regarding fees and charges for basic financial products and services, as defined by the BCRA. Beginning on the effective date of the rule, financial institutions must have prior authorization from the BCRA to implement increases to the cost of those services.

33. Adoption of the International Financial Reporting Standards

        The National Securities Commission ("CNV") has established the application of Technical Pronouncement No. 26 of the Argentine Federation of Professional Councils in Economic Sciences, which adopts the International Financial Reporting Standards ("IFRS") issued by the IASB (International Accounting Standards Board) for certain entities included within the public offering system, whether because of their capital or their negotiable obligations, or because they have requested to be included in such system, for financial statements corresponding to fiscal years started as from January 1, 2012. The adoption of such standards is not applicable to the Company since the CNV exempts banks, insurance companies and companies that invest in banks and insurance companies. Therefore, due to the fact that Banco Supervielle is the Company's main equity investment, a financial institution subject to the BCRA regulations, the Company continued following the valuation and disclosure criteria applied by Banco Supervielle for the presentation of the consolidated financial statements.

        On February 12, 2014, the BCRA approved a convergence roadmap to IFRS for financial statements of institutions under its supervision, with an effective date for fiscal years commenced on January 1, 2018.

        In March 2015, Banco Supervielle and Cordial Compañía Financiera's Board of Directors approved an implementation plan, following the guidelines set up by the BCRA, that hasa six-month period review and update.

34. Summary of Significant Differences between Argentine Banking GAAP and US GAAP

        The accompanying consolidated financial statements have been prepared in accordance with Argentine Banking GAAP, which differs in certain significant respects from US GAAP. Such differences involve methods of measuring the amounts shown in the consolidated financial statements, as well as additional disclosures required by US GAAP and Regulation S-X of the SEC.

I.     Differences in measurement methods

        As indicated in Note 3.1, as from March 1, 2003, inflation accounting was discontinued. The following reconciliation does not include the reversal of the adjustments to the consolidated financial statements for the effects of inflation, because, as permitted by the Securities and Exchange Commission ("SEC"), it represents a comprehensive measure of the effects of price-level changes in the Argentine economy, and as such, is considered a more meaningful presentation than historical cost-based financial reporting for both Argentine Banking GAAP and US GAAP.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

34. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

        The main differences, other than inflation accounting, between Argentine Banking GAAP and US GAAP as they relate to the Group are described below, together with an explanation, where appropriate, of the method used in the determination of the necessary adjustments. References below to "ASC" are to Accounting Standard Codification issued by the Financial Accounting Standards Board in the United States of America.

        The following tables summarize the main reconciling items between Argentine Banking GAAP and US GAAP:

Reconciliation of net income:

		June 30,
		2015		2014
Net income under Argentine Banking GAAP		Ps.	120,915	Ps.	169,779
US GAAP adjustments
Loan origination fees and costs	Note 34.a		16,437		36,674
Intangible assets
Differences in basis relating to purchase accounting	Note 34.b		1,608		1,168
Other intangible assets	Note 34.b		(8,336)		(1,372)
Loan loss reserves	Note 34.c		32,134		(79,068)
Transfers of financial assets	Note 34.d		(3,910)		(15,439)
Government securities and other investments	Note 34.e		(967)		42
Vacation accrual	Note 34.f		8,365		(9,593)
Derivatives instruments	Note 34.g		—		(519)
Special Termination Arrangements	Note 34.h		(2,247)		(30,068)
Customer Loyalty Programs	Note 34.i		5,335		(11,053)
Credit Card Loans—Imputed Interest	Note 34.j		(13,646)		10,239
Deferred Income tax	Note 34.k		(39,003)		35,378
Financial Guarantees	Note 34.l		(6,522)		(4,169)
Non-controlling Interest	Note 34.m		4,209		5,603

Net Income under US GAAP		Ps.	114,372	Ps.	107,602
Non-controlling Interest	Note 34.m		(5,651)		(5,793)

Net Income attributable to the Group in accordance with US GAAP		Ps.	108,721	Ps.	101,809

Basic earnings per share attributable to the Group	Note 34.II.j		1.2096		1.0308

Diluted earnings per share attributable to the Group	Note 34.II.j		1.2096		1.0308

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

34. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

        Net income includes the consolidating financial trusts in which the Group does not have participation but conserve the risks and rewards of them (see Note 34.I.d.).

	June 30,
	2015		2014
Net Income under US GAAP before consolidation of financial trusts without holding in "certificates of participation"	Ps.	114,372	Ps.	107,602

Net income corresponding to consolidated financial trusts, without holding in "certificates of participation"		38,958		16,513

Net Income under US GAAP	Ps.	153,330	Ps.	124,115

Non-controlling interest corresponding to consolidated financial trusts, without holding in "certificates of participation"	Ps.	(38,958)	Ps.	(16,513)
Non-controlling Interest		(5,651)		(5,793)

Net Income attributable to the Group in accordance with US GAAP	Ps.	108,721	Ps.	101,809

Reconciliation of Shareholders' Equity:

		June 30, 2015		December 31, 2014
Shareholders' Equity as stated		Ps.	1,820,516	Ps.	1,706,986
US GAAP adjustments:
Loan origination fees and costs	Note 34.a		(33,375)		(49,812)
Intangible assets
Differences in basis relating to purchase accounting	Note 34.b		35,930		34,322
Other intangible assets.	Note 34.b		(33,195)		(24,859)
Loan loss reserves.	Note 34.c		(1,252)		(33,386)
Transfers of financial assets	Note 34.d		(80,793)		(76,883)
Government securities and other investments.	Note 34.e		2,826		(17,806)
Vacation accrual	Note 34.f		(158,584)		(166,949)
Special termination arrangements	Note 34.h		(71,901)		(69,654)
Customer Loyalty Programs	Note 34.i		(43,855)		(49,190)
Credit Card Loans—Imputed Interest	Note 34.j		(48,000)		(34,354)
Deferred Income tax	Note 34.k		190,133		229,136
Financial Guarantees	Note 34.l		(5,162)		1,360
Non-controlling Interest.	Note 34.m		58,959		54,750

Equity under US GAAP		Ps.	1,632,247	Ps.	1,503,661
Non-controlling Interest	Note 34.m		(48,953)		(42,164)

The Group Shareholder's Equity under US GAAP		Ps.	1,583,294	Ps.	1,461,497

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

34. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

        Equity and Shareholders Equity include the consolidating financial trusts in which the Group does not have participation but conserve the risks and rewards of them (see Note 34.I.d.).

	June 30, 2015		December 31, 2014
Equity under US GAAP before consolidation of financial trusts without holding in "certificates of participation"	Ps.	1,632,247	Ps.	1,503,661
Net assets corresponding to consolidated financial trusts without holding in "certificates of participation"		172,593		36,827

Equity under US GAAP	Ps.	1,804,840	Ps.	1,540,488

Non-controlling interest corresponding to consolidated financial trusts without holding in "certificates of participation"		(172,593)		(36,827)
Non-controlling Interest		(48,953)		(42,164)

The Group Shareholder's Equity under US GAAP	Ps.	1,583,294	Ps.	1,461,497

Description of changes in Shareholder's Equity:

	June 30,
	2015		2014
Equity under US GAAP at the beginning of the year attributable to Parent Company	Ps.	1,461,497	Ps.	1,207,542
Distribution of dividends		(7,385)		(8,342)
Other comprehensive income		20,461		(1,485)
Net Income under US GAAP		108,721		101,809

Equity under US GAAP at the end of the year attributable to Parent Company	Ps.	1,583,294	Ps.	1,299,524

a.     Loan origination fees and costs

        Under Argentine Banking GAAP, the Group does not defer loan origination fees and costs. In accordance with US GAAP under ASC 310, loan origination fees net of certain direct loan origination costs should be recognized over the life of the related loan as an adjustment of to yield using the interest method.

        The effects of the adjustments required to state such amounts in accordance with US GAAP, would decrease assets by Ps. 33,375 as of June 30, 2015 and Ps. 49,812 as of December 31, 2014. Income would increase by Ps. 16,437 and Ps. 36,674 for the six months periods ended June 30, 2015 and 2014, respectively.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

34. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

b.     Intangible assets

i)     Differences in basis relating to purchase accounting

        Under Argentine Banking GAAP, net assets acquired are recorded at the book value of the acquired company at the acquisition date and goodwill is recognized based on the difference of the book value of the net assets acquired and the acquisition cost. Such goodwill is being amortized under the straight line method.

        Under US GAAP, the Group applies the purchase method of accounting to its business combinations. The additional interest acquired was accounted for as a step acquisition applying the purchase method.

        Accordingly, the excess of the purchase price over the fair value of assets acquired and liabilities assumed, if any, is considered as goodwill.

        For acquisitions prior to December 15, 2008, in the event the fair value of the net assets acquired exceeds the consideration paid, the excess is allocated as a pro rata reduction of the amounts that otherwise would have been assigned to the acquired assets. For acquisitions after that date, if the net assets acquired exceed the consideration paid, the excess is recorded as gain in statement of income.

        Under Argentine Banking GAAP, goodwill recognized is amortized on straight-line basis over its useful life.

        Under US GAAP goodwill is not subject to amortization, but is subject to at least an annual assessment for impairment.

        Goodwill impairment exists when the fair value of the reporting unit to which the goodwill is allocated is not enough to cover the book value of its assets and liabilities and the goodwill. The fair value of the reporting unit is estimated using discounted cash flow techniques. The sustained value of the majority of the goodwill is supported ultimately by revenue from credit-card business, included in "Consumer Finance" reporting unit.

        The evaluation methodology for potential impairment is inherently complex and involves significant management judgment in the use of estimates and assumptions. These estimates involve many assumptions, including the expected results of the reporting unit, an assumed discount rate and an assumed growth rate for the reporting unit.

        The Group was reviewed Goodwill for impairment as of December 31, 2014 and 2013 and no impairment was recorded

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

34. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

        The following table summarizes the acquisitions made by the Company and the calculation of goodwill under US GAAP.

	Supervielle Seguros		Cordial Compañia Financiera	Banco Regional de Cuyo	Tarjeta Automática	Banco Societé Generalé
Acquisition Date		June 6, 2013	August 1, 2011	September 19, 2008	December 15, 2007	March 3, 2005
Fair value of net tangible assets acquired		2,409	126,386	48,350	6,371	39,054
Intangible assets identified, net of related deferred income tax(a)		—	9,466	23,244	6,780	25,175

Net assets	Ps.	2,409	135,852	71,594	13,151	64,229
% acquired		100.00%	100.00%	99,94%	51,00%	91,54%
Net assets acquired	Ps.	2,409	135,852	71,549	6,707	58,795
Consideration paid	Ps.	4,543	168,047	97,542	15,835	37,209

Goodwill	Ps.	2,134	32,195	25,993	9,128	(21,586)

(a)
Intangible assets identified consist of brand, core deposits, customer relationship and commercial relationship agreement. Brand is not amortized under US GAAP. The remaining intangibles identified are amortized over 10 years

        In relation with Tarjeta Automática, on March 5, 2009 the Group acquired an additional 24% interest of this entity for a total consideration of Ps. 13,992. Under US GAAP this acquisition was accounted as an equity transaction when the control was previously obtained, following ASC 805 guidance.

        The following table summarizes the shareholder's equity adjustment computed to conform the accounting of these acquisitions to US GAAP as of June 30, 2015 and December 31, 2014.

	June 30, 2015		December 31, 2014
Elimination of Goodwill recognized under Argentine Banking GAAP	Ps.	(45,111)	Ps.	(49,762)
Recognition of Goodwill under US GAAP		69,450		69,450
Recognition of Intangible Assets under US GAAP		81,745		81,745
Amortization of Intangible Assets under US GAAP		(54,086)		(50,702)
Allocation of negative Goodwill to fixed assets		(23,247)		(23,247)
Reversal of depreciation of fixed assets recognized under ARG due to differences in purchase accounting of Societe Generale acquisition		7,179		6,838

Total	Ps.	35,930	Ps.	34,322

        Net income adjustment for the six months periods ended June 30, 2015 and 2014 amounted to Ps. 1,608 and Ps. 1,168, respectively.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

34. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

        The activity of the goodwill and intangible assets under US GAAP during the period/year ended June 30, 2015 and December 31, 2014 is as follows:

	June 30, 2015		December 31, 2014
Goodwill at the beginning of the period/year	Ps.	69,450	Ps.	69,450

Goodwill at the end of the period/year.	Ps.	69,450	Ps.	69,450
Intangible assets identified in the Business Combination at the beginning of the period/year		31,043		39,417
Amortization.		(3,384)		(8,374)

Intangible assets identified in the Business Combination at the end of the period/year net of amortizations	Ps.	27,659	Ps.	31,043

        The following table shows the intangible assets gross carrying amount, detailed with their respective useful lives:

	June 30, 2015
	Gross carrying amount		Accumulated amortization		Remaining useful life (months)
Core Deposits	Ps.	21,052	Ps.	16,905	30
Overdraft		8,603		7,614	30
Customer Relationship		17,679		15,308	30
Brand Name		19,848		—	—
Commercial Agreement		14,563		14,259	1

Total	Ps.	81,745	Ps.	54,086

        The estimated aggregate amortization expense for intangible assets for the next fiscal years is as follows:

Fiscal year ending December 31,	Aggregate amortization expense
2015	Ps.	1,868
2016		3,127
2017		2,816

Total	Ps.	7,811

        The aggregate amortization expense for intangible assets identified for the six months periods ended June 30, 2015 and 2014 was Ps. 3,384 and 4,187, respectively.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

34. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

ii)    Other intangible assets

        ASC 350-40 defines three stages for the costs of computer software developed or obtained for internal use: the preliminary project stage, the application development stage and the post-implementation operation stage. Only the second stage costs are to be capitalized.

        Under Argentine Banking GAAP, the Group capitalizes costs relating to all three of the stages of software development.

        Shareholders' equity adjustment between Argentine GAAP and US GAAP as of June 30, 2015 and December 31, 2014 amounted to Ps. (33,195) and Ps. (24,859), respectively. Net income adjustment for the six months periods ended June 30, 2015 and 2014 amounted to Ps. (8,336) and Ps. (1,372), respectively.

c.     Loan loss reserves

        Under Argentine Banking GAAP (see note 3.7), the allowance for loan losses is calculated following BCRA regulations. These criteria are different for commercial loans (those in excess of Ps. 2,500 at June 30, 2015 and December 31, 2014 and 1,500 at June 30, 2014) and consumer loans. For commercial loans in excess of Ps. 2,500 at June 30, 2015 and December 31, 2014 and 1,500 at June 30, 2014 are principally based on the debtors' payment capacity and cash-flows analysis. Loan loss reserves for consumer loans and commercial loans are based on delinquency and BCRA established loss factors.

        Increases in the reserve are based on the deterioration of the quality of existing loans, while decreases in the reserve are based on regulations requiring the charge off of non-performing loans classified as "non-recoverable". The Group charges-off non-performing loans on the month following the date on which such loans are classified as "irrecoverable without preferred guarantees" and fully provisioned.

        In the case of the consumer portfolio, the charge-off takes place when the loan is approximately 360 days past due. For the commercial portfolio, the situation depends on the individual evaluation of the credit risk. All charged-off loans are registered in off balance accounts while the Group continues its collection efforts.

        In addition, under BCRA rules, the Group records recoveries on previously charged-off loans directly to income and records the amount of charged-off loans in excess of amounts specifically allocated as a direct charge to the consolidated statement of income.

        The Group's consumer portfolio consists principally of personal loans and credit card loans.

        The Group's commercial portfolio is currently diversified among clients of different size (small, medium-sized businesses and corporations) and who are active in different economic sectors (mainly the agricultural, construction, sugar, manufactured, foodstuff, automotive vehicles, among others). The risks associated with this portfolio are principally related to the specific economic performance of each individual client and to economic factors, such as the price and demand of products and services and competitiveness, among others.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

34. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

        Under BCRA rules, a minimum loan loss reserve is calculated primarily based upon the classification of commercial loan borrowers and upon delinquency aging (or the number of days the loan is past due) for consumer loan borrowers. Although the Group is required to follow the methodology and guidelines for determining the minimum loan loss reserve, as set forth by the BCRA, the Group is allowed to establish additional loan loss reserve.

        For commercial loans, the Group is required to classify all commercial loan borrowers. In order to classify them, the Group must consider different parameters related to each of those customers.

        Pursuant to BCRA regulations, commercial loans are classified as follows:

Classification	Criteria
In normal situation	Borrowers for whom there is no doubt as to their ability to comply with their payment obligations.
Subject to special monitoring/Under observation

Borrowers that, among other criteria, are up to 90 days past due and, although considered to be able to meet all their financial obligations, are sensitive to changes that could compromise their ability to honor debts absent timely corrective measures.

Subject to special monitoring / Under negotiation or refinancing agreement

Borrowers who are unable to comply with their obligations as agreed with the Group and, therefore, formally state, within 60 calendar days after the maturity date, their intention to refinance such debts. The borrower must enter into a refinancing agreement with the Group within 90 calendar days (if up to two lenders are involved) or 180 calendar days (if more than two lenders are involved) after the payment default date. If no agreement has been reached within the established deadline, the borrower must be reclassified to the next category according to the indicators established for each level.

Troubled	Borrowers with difficulties honoring their financial obligations under the loan on a regular basis, which, if uncorrected, may result in losses to the Group.
With high risk of insolvency	Borrowers who are highly unlikely to honor their financial obligations under the loan.
Irrecoverable

Loans classified as irrecoverable at the time they are reviewed (although the possibility might exist that such loans might be collected in the future). The borrower will not meet its financial obligations with the Group.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

34. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

Classification	Criteria
Irrecoverable according to Central Bank Rules

(a) Borrower has defaulted on its payment obligations under a loan for more than 180 calendar days according to the corresponding report provided by the BCRA, which report includes (1) financial institutions liquidated by the BCRA, (2) residual entities created as a result of the privatization of public financial institutions, or in the privatization or dissolution process, (3) financial institutions whose licenses have been revoked by the BCRA and find themselves subject to judicial liquidation or bankruptcy proceedings and (4) trusts in which Seguro de Depósitos S.A. (SEDESA) is a beneficiary, and/or (b) certain kinds of foreign borrowers (including banks or other financial institutions that are not subject to the supervision of the BCRA or similar authority of the country in which they are incorporated) that are not classified as "investment grade" by any of the rating agencies approved by the BCRA.

        For consumer loan portfolio, the Group classifies loans based upon delinquency aging, consistent with the requirements of the Central Bank. Minimum loss percentages required by the BCRA are also applied to the totals in each loan classification.

        Under the BCRA regulations, consumer borrowers are classified as follows:

Classification	Criteria
Performing	If all payments on loans are current or less than 31 calendar days overdue and, in the case of checking account overdrafts, less than 61 calendar days overdue.
Low Risk	Loans upon which payment obligations are overdue for a period of more than 31 and up to 90 calendar days.
Medium Risk	Loans upon which payment obligations are overdue for a period of more than 90 and up to 180 calendar days.
High Risk	Loans in respect of which a legal action seeking collection has been filed or loans having payment obligations overdue for more than 180 calendar days, but less than 365 calendar days.
Irrecoverable	Loans in which payment obligations are more than one year overdue or the debtor is insolvent or in bankruptcy or liquidation.
Irrecoverable according to Central Bank Rules	Same criteria as for commercial loans in the Irrecoverable according to BCRA Rules.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

34. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

        The tables above contain the loan portfolio classification by credit quality indicator set forth by the BCRA.

        The following tables show the loan balances categorized by credit quality indicators for the period of six month ended June 30, 2015 and the year ended December 31, 2014:

	As of June 30, 2015
	"1" Normal Situation	"2" With special follow-up or Low Risk	"3" With problems or Medium Risk	"4" High risk of insolvency or High risk	"5" Uncollectible	Total
Consumer Loans	12,516,878	410,811	276,187	323,364	50,061	13,577,301
Commercial Loans	7,474,408	90,716	1,644	54,751	1,449	7,622,968

Total Financing Receivables	19,991,286	501,527	277,831	378,115	51,510	21,200,269

	As of December 31, 2014
	"1" Normal Situation	"2" With special follow-up or Low Risk	"3" With problems or Medium Risk	"4" High risk of insolvency or High risk	"5" Uncollectible	Total
Consumer Loans	10,704,064	292,095	171,273	210,375	25,463	11,403,270
Commercial Loans	7,296,288	138,533	36,424	73,095	24,764	7,569,104

Total Financing Receivables	18,000,352	430,628	207,697	283,470	50,227	18,972,374

        Under US GAAP, the loan losses reserve should be in amounts adequate to cover inherent losses in the loan portfolio at the respective balance sheet dates. Specifically:

          a)    Loans considered impaired in accordance with ASC 310-10 are valued at the present value of the expected future cash flows discounted at the loan's effective contractual interest rate, except that as a practical expedient a creditor may measure impairment based on a loans observable market price or at the fair value of the collateral if the loan is collateral dependent. Under ASC 310-10, a loan is considered impaired when, based on current information, it is probable that the borrower will be unable to pay contractual interest or principal payments as scheduled in the loan agreement. ASC 310-10 applies to all loans (including those restructured in a troubled debt restructuring involving amendment of terms), except smaller-balance homogeneous consumer loans, loans carried at the lower of cost or fair value, debt securities, and leases.

  The Group applies ASC 310-10 to all commercial loans classified as "With special follow-up or Low Risk", "With problems", "Insolvency Risks" and "Uncollectible". The Group specifically calculates the present value of estimated cash flows for commercial loans in excess of Ps. 2,500 as of June 30, 2015 and December 31, 2014 and 1,500 as of June 30, 2014. For commercial and other loans in legal proceedings, loans in excess of Ps. 2,500 as of June 30, 2015 and December 31, 2014 and Ps. 1,500 as of June 30, 2014 are specifically reviewed either on a cash-flow or collateral-value basis, both considering the estimated time to settle the proceedings. The Group has also analyzed

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

34. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

  all the loans included into the scope of ASC 340-10 "Trouble Debt Restructuring" and calculates the present values of estimated cash flows of each of the loans being a trouble debt restructuring.

          b)    In addition, following ASC 450-20, the amount of losses incurred in the homogeneous loan pools is estimated based on the number of loans that will default and the loss in the event of default. Using modeling methodologies, the Group estimates the number of homogeneous loans that will default based on the individual loans' attributes aggregated into pools of homogeneous loans with similar attributes. This estimate is based on the Group's historical experience with the loan portfolio. The estimate is adjusted to reflect an assessment of environmental factors not yet reflected in the historical data underlying the loss estimates, such as changes in real estate values, local and national economies, underwriting standards and the regulatory environment. The probability of default on a loan is based on an analysis of the movement of loans with the measured attributes from either current or any of the delinquency categories to default over a 12-month period.

  As a result of analysis performed, the shareholders' equity adjustment between Argentine Banking GAAP and US GAAP as of June 30, 2015 and December 31, 2014 amounted to Ps. (1,252) and Ps. (33,386), respectively, as follows:

	June 30, 2015				December 31, 2014
	Allowances under US GAAP		Adjustment to Shareholders' Equity		Allowances under US GAAP		Adjustment to Shareholders' Equity
Modeling methodologies	Ps.	555,272	Ps.	8,456	Ps.	504,606	Ps.	(30,868)
Impaired loans individually evaluated for impairment		33,438		(9,708)		25,480		(2,518)

Total	Ps.	588,710	Ps.	(1,252)	Ps.	530,086	Ps.	(33,386)

        Net income adjustment between Argentine Banking GAAP and US GAAP for the periods of six months ended June 30, 2015 and 2014 amounted to Ps. 32,134 and Ps. (79,068), respectively.

Recoveries and charge-offs

        Under Argentine Banking rules, recoveries are recorded in a separate income line item under Other Income. Charge-offs are recorded directly as loan loss reserve in the income statement. Under US GAAP, recoveries and charge-offs would be recorded in the allowance for loan losses in the balance sheet; however there would no net impact on net income or shareholder's equity. The definition of charge-off under US GAAP described above does not differ from Argentine Banking rules

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

34. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

Disclosure requirements

i)     Allowance for Credit Losses and Recorded Investments in Financial Receivables

        The following table presents the allowance for loan losses and the related carrying amount of Financial Receivables for the period of six month ended June 30, 2015 and the year ended December 31, 2014 respectively:

	As of June 30, 2015
	Consumer Loan Portfolio	Commercial Loan Portfolio	Total
	Ps.	Ps.	Ps.
Allowances for loan losses:
Beginning balance	470,611	59,475	530,086
Charge-offs	(111,081)	(6,073)	(117,154)
Recoveries	(21,098)	(7,033)	(28,131)
Provision	183,804	20,105	203,909

Ending balance	522,236	66,474	588,710
Ending balance—individually evaluated for impairment	—	33,438	33,438
Ending balance—collectively evaluated for impairment	522,236	33,036	555,272
Financing receivables:
Ending balance
Ending balance: individually evaluated for impairment	—	107,812	107,812
Ending balance: collectively evaluated for impairment	13,577,301	7,515,156	21,092,457

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

34. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

	As of December 31, 2014
	Consumer Loan Portfolio	Commercial Loan Portfolio	Total
	Ps.	Ps.	Ps.
Allowances for loan losses:
Beginning balance	402,067	21,339	423,407
Charge-offs	(201,449)	(14,789)	(216,238)
Recoveries	(44,639)	(13,220)	(57,589)
Provision	314,632	66,145	380,506

Ending balance	470,611	59,475	530,086
Ending balance—individually evaluated for impairment	—	25,480	25,480
Ending balance—collectively evaluated for impairment	470,611	33,995	504,606
Financing receivables:
Ending balance
Ending balance: individually evaluated for impairment	—	84,625	84,625
Ending balance: collectively evaluated for impairment	11,210,710	7,677,039	18,887,749

ii).   Impaired Loans

        ASC 310, requires a creditor to measure impairment of a loan based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent.

        This Statement is applicable to all loans (including those restructured in a troubled debt restructuring involving amendment of terms), except large groups of smaller-balance homogenous loans that are collectively evaluated for impairment. Loans are considered impaired when, based on Management's evaluation, a borrower will not be able to fulfill its obligation under the original loan terms.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

34. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

        The following table discloses the amounts of loans considered impaired in accordance with ASC 310, as of June 30, 2015 and December 31, 2014:

	As of June 30, 2015
	Recorded Investment		Unpaid Principal Balance		Related Allowance
With no related allowance recorded:
Commercial
Impaired Loans	Ps.	10,334	Ps.	9,430	Ps.	—
With an allowance recorded:
Commercial
Impaired Loans	Ps.	97,478	Ps.	95,415	Ps.	33,438

Total	Ps.	107,812	Ps.	104,845	Ps.	33,438

	As of December 31, 2014
	Recorded Investment		Unpaid Principal Balance		Related Allowance
With no related allowance recorded:
Commercial
Impaired Loans	Ps.	8,706	Ps.	8,136	Ps.	—
With an allowance recorded:
Commercial
Impaired Loans	Ps.	75,919	Ps.	73,894	Ps.	25,480

Total	Ps.	84,625	Ps.	82,030	Ps.	25,480

        The average recorded investments for impaired loans were Ps. 115,925 and Ps. 99,049 as of June 30, 2015 and the year ended December 31, 2014, respectively

        The interest income recognized on impaired loans amounted to Ps. 7,320 and Ps. 2,822 for the periods of six months ended June 30, 2015 and 2014, respectively

iii).  Non-accrual Loans

        The method applied to recognize income on loans is described in Note 3.5.

        Additionally, the Group has made use of the option granted by the BCRA authorizing financial entities to interrupt the accrual of interest for clients in the following categories:

  •
  "With problems"; "With high risk of insolvency" and "Irrecoverable" in the commercial portfolio.

  •
  "Medium risk"; "High risk" and "Irrecoverable" in the consumer portfolio.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

34. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

        According to the above, the threshold for suspending the accrual of interest is as from 91 days of arrears. Resumption of interest accrual takes place when the client improves its situation passing to situation:

  •
  "Normal" or "With special tracking—Under observation" in the commercial portfolio.

  •
  "Normal" or "Low risk" in the consumer portfolio.

        Accrued interest remains on the Groups books and is considered a part of the loan balance. It allowances in its whole when the Group determined the reserve for credit losses.

        The Group recognizes interest income on a cash basis for non-accrual loans. Under U.S. GAAP, recognition of interest on loans is generally discontinued when, in the opinion of management, there is an assessment that the borrower will likely be unable to meet all contractual payments as they become due. As a general practice, this occurs when loans are 90 days or more overdue. Any accrued but uncollected interest is reversed against interest income at that time. Management believes that the difference in interest recognition does not have an impact to the Group's Consolidated Statements.

        As consequence, non-accrual loans are defined as those loans in the categories of: (a) Consumer portfolio: "Medium Risk", "High Risk" and "Uncollectible" and (b) Commercial portfolio: "With problems", "High Risk of Insolvency" and "Uncollectible".

        The following table represents the amounts of non-accruals, segregated by class of loans, as of June 30, 2015 and December 31, 2014, respectively:

	As of,
	June 30, 2015	December 31, 2014
	Ps.	Ps.
Consumer	649,612	407,111
Commercial	57,844	134,283

Total Non-accrual loans	707,456	541,394

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

34. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

        An aging analysis of past due loans, segregated by class of loans, as of June 30, 2015 and December 31, 2014 were as follows:

	As of June 30, 2015
	30 - 90 Days Past Due	91 - 180 Days Past Due	181 - 360 Days Past Due	Greater than 360	Total Past Due	Current	Total Financing
Consumer
Personal Loans	170,975	185,358	145,747	18,963	521,043	6,915,092	7,436,135
Credit Card Loans	117,668	70,185	76,237	11,919	276,009	4,134,502	4,410,511
Other Loans	54,393	21,683	28,397	6,037	110,510	1,620,145	1,730,655

Total Consumer Loans	343,036	277,226	250,381	36,919	907,562	12,669,739	13,577,301
Commercial:
Performing Loans	—	—	—	—	—	7,230,958	7,230,958
Impaired loans	242,172	31,529	75,132	43,177	392,010	—	392,010

Total Commercial Loans	242,172	31,529	75,132	43,177	392,010	7,230,958	7,622,968

Total	585,208	308,755	325,514	80,096	1,299,572	19,900,697	21,200,269

	As of December 31, 2014
	30 - 90 Days Past Due	91 - 180 Days Past Due	181 - 360 Days Past Due	Greater than 360	Total Past Due	Current	Total Financing
Consumer
Personal Loans	169,461	107,872	126,406	15,634	419,373	5,832,861	6,252,234
Credit Card Loans	83,716	45,172	65,022	5,761	199,671	3,436,482	3,636,153
Other Loans	38,918	18,228	18,947	4,068	80,161	1,434,725	1,514,883

Total Consumer Loans	292,095	171,272	210,375	25,463	699,205	10,704,065	11,403,270
Commercial:
Performing Loans	—	—	—	—	—	7,244,332	7,244,332
Impaired loans	189,622	45,517	75,009	14,624	324,772	—	324,772

Total Commercial Loans	189,622	45,517	75,009	14,624	324,773	7,244,332	7,569,104

Total	481,717	216,789	285,384	40,087	1,023,977	17,948,397	18,972,374

iv).  Troubled debt restructuring (TDR)

        A restructured loan is considered a TDR if the debtor is experiencing financial difficulties and the Group grants a concession to the debtor that would not otherwise be considered. Concessions granted could include but it not necessary limited to: reduction in interest rate to rates that are considered below market, extension of repayment schedules and maturity dates beyond original contractual terms.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

34. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

        The table below presents the June 30, 2015 and 2014 carrying value of loans that were modified in a TDR within the previous 12 months:

	Segment	Number of contracts	Pre-modification outstanding recorded investment	Post-modification outstanding recorded investment
June 30, 2015	Consumer	19,753	279,292	275,678
	Commercial	1	143	118
June 30, 2014	Consumer	19,475	179,486	179,273
	Commercial	3	7,797	7,780
        The Group considers a TDR that have subsequently defaulted if the borrower has failed to make payments of either principal, interest or both for a period of 90 days or more from contractual due date. Loans considered TDR that have defaulted during the period of six month ended June 30, 2015 and 2014, respectively were as follows:

	June 30, 2015
Troubled debt restructuring that subsequently defaulted	Number of contracts	Recorded investment
Consumer	1,236	14,723

	June 30, 2014
Troubled debt restructuring that subsequently defaulted	Number of contracts	Recorded investment
Consumer	1,940	26,008

d.     Transfers of financial assets

        The Group has securitized certain of their personal, pledge and credit card loans originated by the Bank and CCF on their behalf through the transfers of such loans to special purpose trusts which issues multiple classes of bonds and certificates of participation.

        In addition, on November 7, 2007 the Group securitized certain properties through the transfer of such properties to a special purpose trust "Renta Inmobiliaria I" which issues multiple classes of bonds and certificates of participation.

        Under Argentine Banking GAAP, securitizations were accounted for as sales. Debt securities issued by the trusts and retained by the Group are accounted for at cost plus accrued interest and participation certificates issued by the trusts and retained by the Group are accounted for under the equity method except the participation certificates of Real State trust that is accounted for at cost with the limit of the equity method and the participation certificates of CCF 3, 4 and 5 are accounted for at the recoverable value determined by the present value of net cash flows generated by the trusts with the limit of the equity method.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

34. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

        Under US GAAP, FASB ASC 810 "Consolidation" addresses consolidation of variable interest entities, as defined in the rules, which have certain characteristics.

        The methodology for evaluating trust and transactions under the VIE requirements includes the following two steps:

  1)
  Determine whether the entity meets the criteria to qualify as a VIE and;

  2)
  Determine whether the Group is the primary beneficiary of a VIE.

        In performing the first step the significant factors and judgments that were considered in making the determination as to whether an entity is a VIE includes:

  •
  The design of the entity, including the nature of its risks and the purpose for which the entity was created, to determine the variability that the entity was designed to create and distribute to its interest holders;

  •
  The nature of the involvement with the entity;

  •
  Whether control of the entity may be achieved through arrangements that do not involve voting equity;

  •
  Whether there is sufficient equity investment at risk to finance the activities of the entity and;

  •
  Whether parties other than the equity holders have the obligation to absorb expected losses or the right to received residual returns.

        For each VIE identified, the Group performs the second step and evaluates whether it is the primary beneficiary of the VIE by considering the following significant factors and criteria:

  •
  Whether the Group has the power to direct the activities that most significantly impact the VIE's economic performance and;

  •
  Whether the Group absorb the majority of the VIE's expected losses or the Group receive a majority of the VIE's expected residual returns.

        As of June 30, 2015 and December 31, 2014, under FASB ASC 810, financial trusts mentioned in Note 26 were considered variable interest entities. In accordance with FASB ASC 810, the Group was deemed to be the primary beneficiary of these trusts and, therefore, the Group included them in its consolidated financial statements. The impact in the US GAAP shareholders' equity or net income reconciliation is disclosed below.

        As of June 30, 2015 and December 31, 2014, the table below presents the carrying amount and classification of the VIE's assets and liabilities which have been consolidated for US GAAP purposes.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

34. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

As mentioned in Note 26., under BCRA rules, those amounts were recorded under "Other receivables from financial intermediation—Other receivables not covered by debtors classification regulations.

	June 30, 2015		December 31, 2014
Assets
Cash and due from banks	Ps.	25,875	Ps.	55,060
Trading securities		47,024		1,958
Other receivable from financial transactions		205,744		155,578
Loans		2,412,794		2,739,829
Allowances		(70,445)		(54,311)
Premises and equipment, net		38,536		38,887
Other assets		65,582		78,786

	Ps.	2,725,110	Ps.	3,015,787

Liabilities
Debt Securities		1,962,525		2,313,615
Certificates of Participation		702,543		596,214
Other liabilities		60,042		105,958

	Ps.	2,725,110	Ps.	3,015,787

        As a result of consolidating these trusts, total assets would increase by Ps. 1,693,024 and Ps. 2,089,716 as of June 30, 2015 and December 31, 2014, respectively.

        Therefore, the Group recognized the loans and other assets under the financial trust included below and re-established its loan loss reserves under ASC 310. See Note 34.I.c. allowance for loan losses.

        In addition, the Group has recognized a gain for the sale of the assets included in the trusts "Renta Inmobiliaria I", "CCF Créditos Serie 3", "CCF Créditos Serie 4" and "CCF Créditos Serie 5". As a consequence that the Group had a controlling financial interest in trusts, the reconsolidation of the assets and liabilities was made and the gains recognized by the Group at the inception were reversed for US GAAP purposes. In addition, a reconciling adjustment was recognized in order to

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

34. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

consolidate each trust assets and liabilities under US GAAP principles. The table included below shows the adjustment recorded under US GAAP:

  •
  Renta Inmobiliaria I

	June 30, 2015	December 31, 2014
Reversal of gain on sale recorded under Argentine Banking GAAP	Ps.(27,203)	Ps.(27,203)
Reversal of amortization calculated in excess	4,081	3,812
Valuation of the Certification of Participation retained by the Group adjustment	(50,584)	(48,516)

Adjustment to Shareholders' Equity	Ps.(73,706)	Ps.(71,907)

        Net income adjustment as of June 30, 2015 and 2014 amounted to Ps. (1,799) and Ps. (8,550), respectively.

  •
  CCF Créditos Series 3, 4 y 5

	June 30, 2015		December 31, 2014
Reversal of gain on sale recorded under Argentine Banking GAAP	Ps.	—	Ps.	(33,173)
Valuation of the Certification of Participation retained by the Group adjustment		—		(3,853)
Reversal of interest results, calculated in excess		—		32,050

Adjustment to Shareholders' Equity	Ps.	—	Ps.	(4,976)

        Net income adjustment as of June 30, 2015 and 2014 amounted to Ps. 4,976 and Ps. (6,889), respectively.

        CCF 3 and 4 were liquidated during the second semester of the year 2014 and CCF 5 was liquidated during the first semester of the year 2015.

Transfers of receivables with recourse

        Under Argentine Banking GAAP, for transfers of receivables with recourse, the Group recorded a gain in the income statement and accounted for the transaction as a sale of loans.

        Under US GAAP, ASC 860 "Transfers and servicing" establishes accounting and reporting standards for transfers and servicing of financial assets.

        Transfers of financial receivables with recourse do not comply with the conditions prescribed in ASC 860-10-40 to be accounted for as a sale, as consequence, the transaction is considered a secured

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

34. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

borrowing and, as a result of it, the Group should continue reporting the transferred financial receivables in its statement of financial position with no change in their measurement.

        Shareholders´ Equity adjustment between Argentine Banking GAAP and US GAAP as of June 30, 2015 amounted to Ps. (7,087) (corresponding to assets for an amount of Ps. 23,124 and liabilities for an amount for Ps. 30,211). Net income adjustment for the six months period ended June 30, 2015 amounted to Ps. (7,087).

        As of December 31, 2014 the Group did not enter into this kind of transactions.

e.     Government securities and other investments

Investments securities classified as trading and available for sale

        Under Argentine Banking GAAP the Group has recorded "Holding of trading securities", "Unlisted Government securities", "Investments in listed corporate securities", "Securities issued by the Argentine Central Bank listed" and "Securities receivable under spot and forward purchases pending settlement" at fair value, meanwhile the "Securities issued by the Argentine Central Bank unlisted" and "Unlisted corporate bonds" has been value at cost increased by their internal rate of return. Changes in valuation of these securities are included in earnings.

        Under US GAAP "Holding of trading securities", "Investments in listed corporate securities" and "Unlisted government securities" were considered "trading securities" and, as such, valued at fair value with changes in fair value recognized in the consolidated statement of comprehensive income.

        The table below shows the investments classified as trading securities:

	June 30, 2015					December 31, 2014
	Carrying Amount			Fair Value		Carrying Amount		Fair Value
Trading securities(**)
Holdings of trading securities	Ps.	695,131	(*)	Ps.	695,131	Ps.	98,656	Ps.	98,656
Unlisted Government securities		1			1		1		1
Investments in listed corporate securities		53,966			53,966		173,715		173,715

Total trading securities	Ps.	749,098		Ps.	749,098	Ps.	272,372	Ps.	272,372

(*)
Under Argentine Central Bank "Holdings of trading securities" includes reverse repo transactions for Ps. 22,568 that have been reclassified under US GAAP. See note 34.II.f.

(**)
These investments do not have differences in their measurements, between Argentine Banking GAAP and US GAAP.

        "Securities issued by Argentine Central Bank", "Unlisted corporate bonds" and "Securities receivable under spot and forward purchases pending settlement" were considered as "available for sale securities" for US GAAP purposes and, as such, were recorded at fair value with the unrealized gain

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

34. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

and losses reported as net of income tax included in other comprehensive income in the Shareholders´ equity, in accordance with ASC 320 "Investment—Debt and Equity Securities".

        The table below shows the investments classified as available for sale securities:

	June 30, 2015
	Amortized Cost	Book Value	Fair Value	Accumulated Unrealized (Loss)/Gain	Shareholders' equity Adjustment
Securities issued by Argentine Central Bank and(*)	Ps. 1,011,384	1,012,162	1,012,195	811	33
Unlisted corporate bonds and Securities receivable under spot and forward purchases pending settlement(*)	285,431	285,488	288,281	2,850	2,793

Total	Ps.1,296,815	1,297,650	1,300,476	3,661	2,826

(*)
These lines do not include reverse repo transactions for an amount of Ps. 675,214 that have been adjusted in Note 34.II.f. "Repurchase agreements" and forward transactions pending settlement for an amount of Ps. 51,248. These operations have not been considered for US GAAP purposes. Forward transactions pending settlement shall register as of the trade date under US GAAP.

	December 31, 2014
	Amortized Cost		Book Value		Fair Value	Accumulated Unrealized (Loss)/Gain	Shareholders' equity Adjustment
Securities issued by Argentine Central Bank and(*)	Ps.	698,000	697,868	(*)	696,953	(1,047)	(915)
Unlisted corporate bonds and Securities receivable under spot and forward purchases pending settlement(*)		383,413	383,413		366,522	(16,891)	(16,891)

Total	Ps.	1,081,413	1,081,281		1,063,475	(17,938)	(17,806)

(*)
These lines do not include reverse repo transactions for an amount of Ps. 37,840 that have been adjusted in Note 34.II.f. "Repurchase agreements" and forward transactions pending settlement for an amount of Ps. 7,565. These operations have not been considered for US GAAP purposes. Forward transactions pending settlement shall register as of the trade date under US GAAP.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

34. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

        The amount of the unrealized gain or loss on available for sale securities, before tax, that have been included in accumulated other comprehensive income is as follows:

Securities	December 31, 2014		Increase		Decrease		June 30, 2015
Securities issued by Argentine Central Bank	Ps.	(1,047)	Ps.	2,528	Ps.	(670)	Ps.	811
Unlisted corporate bonds and Securities receivable under spot and forward purchases pending settlement		(16,891)		20,979		(1,238)		2,850

Total	Ps.	(17,938)	Ps.	23,507	Ps.	(1,908)	Ps.	3,661

Securities	December 31, 2013		Increase		Decrease		June 30, 2014
Securities issued by Argentine Central Bank	Ps.	—	Ps.	1,024	Ps.	(313)	Ps.	711
Unlisted corporate bonds and Securities receivable under spot and forward purchases pending settlement		1,435		121		(2,400)		(844)

Total	Ps.	1,435	Ps.	1,145	Ps.	(2,713)	Ps.	(133)

        The maturities of available for sale securities as of June 30, 2015 are as follows:

	June 30, 2015
Securities	Within 1 year		After 1 year but within 5 years		After 5 year but within 10 years		Total
Securities issued by Argentine Central Bank	Ps.	1,012,195	Ps.	—	Ps.	—	Ps.	1,012,195
Unlisted corporate bonds		—		35,764		119,159		154,923
Securities receivable under spot and forward purchases pending settlement		127,969		1,276		4,113		133,358

Total	Ps.	1,140,164	Ps.	37,040	Ps.	123,272	Ps.	1,300,476

        In addition, the Group has evaluated whether there was a decline in the value of the security that is other-than temporary as defined by ASC 310-10.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

34. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

        The table below presents the fair value and the associated gross unrealized losses on AFS debt securities and whether these securities have had gross unrealized losses for less than 12 months or for 12 months or longer as of June 30, 2015 and December 31, 2014:

	Less than 12 months			Total
	Gross Unrealized losses		Fair Value	Gross Unrealized losses		Fair Value
June 30, 2015
Securities issued by Argentine Central Bank	Ps.	(670)	162,447	Ps.	(670)	162,447
Unlisted corporate bonds and Securities receivable under spot and forward purchases pending settlement		(1,238)	25,402		(1,238)	25,402

Total	Ps.	(1,908)	187,849	Ps.	(1,908)	187,849

	Less than 12 months			12 months or more			Total
	Gross Unrealized losses		Fair Value	Gross Unrealized losses		Fair Value	Gross Unrealized losses		Fair Value
December 31, 2014
Securities issued by Argentine Central Bank	Ps.	(1,047)	696,953	Ps.	—	—	Ps.	(1,047)	696,953
Unlisted corporate bonds and Securities receivable under spot and forward purchases pending settlement		(14,146)	332,642		(2,745)	33,880		(16,891)	366,522

Total	Ps.	(15,193)	1,029,595	Ps.	(2,745)	33,880	Ps.	(17,938)	1,063,475

        For purposes of determining whether the decline in fair value for these categories of securities qualifies as "other than temporary impairment," the Group has considered the following factors:

  •
  The decline in fair value is not attributable to credit quality. It solely derives from adverse interest rate fluctuations of observable inputs of similar instruments according to their fair value hierarchy.

  •
  Future principal payments will be sufficient to recover the current amortized cost of these investments.

  •
  The Group has the intention to hold these securities at least until their fair value recover to a level that exceeds their amortized cost.

  •
  The extent to which the fair value has been less than the amortized cost is not relevant for these categories of securities.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

34. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

        As of June 30, 2015 and December 31, 2014 the Group has evaluated if an "other than temporary impairment" exists. As a result of its analysis, has determined that the decrease was temporary in nature and no impairment has to be recorded under US GAAP.

        Net income adjustment between Argentine GAAP and US GAAP for the six months periods ended June 30, 2015 and 2014 amounted to Ps. (967) and Ps. 42, respectively.

f.      Vacation Provision

        Following Argentine Banking GAAP, the cost of vacations earned by employees is recorded by the Group when paid.

        US GAAP requires that this expense be recorded on an accrual basis as the vacations are earned.

        Shareholders´ Equity adjustment between Argentine Banking GAAP and US GAAP as of June 30, 2015 and December 31, 2014 amounted to Ps. (158,584) and Ps. (166,949), respectively. Net income adjustment for the six months periods ended June 30, 2015 and 2014 amounted to Ps. 8,365 and Ps. (9,593), respectively.

g.     Derivative Instruments

        The Group enters into derivative transactions, mainly, futures, forward, options and interest rate swaps.

        Under Argentine Banking GAAP futures, forward and options are accounted at fair value and interest rate swap at its notional value. Over this value, the Group agrees to pay a fix interest rate and to receive a floating interest rate. The differences arising between fixed and floating rates of interest rate swaps are settled monthly and are recorded at their net position. This net position is calculated instrument by instrument.

        Under US GAAP, ASC 815 "Derivatives and Hedging" establishes accounting and reporting standards for derivative instruments, including certain ones embedded in other contracts (collectively referred to as derivatives) and for hedging activities.

        The standard requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Group had no embedded derivatives and does not apply hedge accounting in accordance with FASB ASC 815.

        Under US GAAP, the Group estimates the fair value on the interest rate swaps according with ASC 820 and present derivative instruments on a net basis by counterparty when the right of offset exists.

        There are not shareholders´ equity adjustments between Argentine Banking GAAP and US GAAP as of June 30, 2015 and December 31, 2014. Net income adjustment between Argentine Banking GAAP and US GAAP for the six months period ended June 30, 2014 amounted to Ps. (519).

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

34. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

        Under US GAAP, FASB ASC 815 also requires additional disclosures, as follows:

	June 30, 2015		December 31, 2014
Derivatives not designated as hedging instruments under FASB ASC 815	Balance sheet classification(1)	Fair value	Balance sheet classification(1)	Fair value
Assets derivatives
Foreign exchange contracts	Other receivables from financial intermediation	164	Other receivables from financial intermediation	46,895

Total assets derivatives		164		46,895

Liability derivatives
Foreign exchange contracts	Other liabilities from financial intermediation	—	Other liabilities from financial intermediation	113
Options	Other liabilities from financial intermediation	—	Other liabilities from financial intermediation	483

Total liability derivatives		—		596

(1)
According to Central Bank rules.

        See amounts of gain or (loss) recognized in income on derivatives in Note 25.c.

        The balances disclosed in the table above are presented on gross basis and no offsetting was practiced.

h.     Special termination arrangements

        Special termination arrangements are postemployment benefits that a group of eligible employees receive during the period between their effective termination date and their retirement age, when they voluntary accepts an irrevocable termination arrangement.

        Under Argentine Banking GAAP, the costs of the special termination arrangement are recorded when paid.

        Under ASC 712 "Special termination benefits" a liability should be recorded and an expense recognized in the period the employees irrevocably accept the offer and the amount of the termination liability is reasonably estimable.

        Shareholders' Equity adjustment between Argentine Banking GAAP and US GAAP as of June 30, 2015 and December 31, 2014 amounted to Ps. (71,901) and Ps. (69,654), respectively. Net income adjustment for the six months periods ended June 30, 2015 and 2014 amounted to Ps. (2,247) and Ps. (30,068), respectively.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

34. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

i.      Customer Loyalty Program

        The Group offers reward programs that allow its cardholders to earn points that can be redeemed for a broad range of rewards, including goods and travels among others.

        Under Argentine Banking GAAP, the Group recorded a liability based on the redemptions paid during the last 12 months.

        Under US GAAP the Group establishes a reward liability based upon the points earned that are expected to be redeemed and the average cost per point redeemed. The points to be redeemed are estimated based on past redemption behavior, card product type, and other historical card performance. The liability is reduced as the points are redeemed.

        Shareholders' Equity adjustment between Argentine Banking GAAP and US GAAP as of June 30, 2015 and December 31, 2014 amounted to Ps. (43,855) and Ps. (49,190), respectively. Net income adjustment for the six months periods ended June 30, 2015 and 2014 amounted to Ps. 5,335 and Ps. (11,053), respectively.

j.      Credit Card Loans—Imputed Interest

        As of June 30, 2015 and December 31, 2014, the Group has granted credit card loans with zero interest rates or preferential interest rates. Under Argentine Banking GAAP, the Group has recorded the investment at the amount granted without consideration of the market interest rate involved in the transaction.

        Under US GAAP, ASC 835-30 establishes a method to determine the interest rate corresponding to these types of transactions. This Standard provides guidance for the appropriate accounting when the face amount of an account receivable does not reasonably represent the present value of the consideration given or received in the exchange.

        The objective is to approximate the interest rate for an account receivable that would have resulted if an independent borrower and an independent lender had negotiated a similar transaction under comparable terms and conditions with the option to pay the cash price upon purchase for the amount of the purchase that bears the prevailing rate of interest to maturity.

        Shareholders' Equity adjustment between Argentine Banking GAAP and US GAAP as of June 30, 2015 and December 31, 2014 amounted to Ps. (48,000) and Ps. (34,354), respectively. Net income adjustment for the six months periods ended June 30, 2015 and 2014 amounted to Ps. (13,646) and Ps. 10,239, respectively.

k.     Deferred income tax

        Argentine Central Bank regulations do not require the recognition of deferred tax assets and liabilities and, therefore, income taxes for Banco Supervielle and Cordial Compañía Financiera S.A. are recognized on the basis of amounts due in accordance with Argentine tax regulations. However, Grupo Supervielle and Grupo Supervielle's non-bank subsidiaries apply the deferred income tax method. As a

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

34. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

result, Grupo Supervielle and its non-banking subsidiaries have recognized a deferred tax asset as of June 30, 2015 and December 31, 2014.

        In addition, the Group records as an asset the credit related with Minimum Presumed Income Tax amounting to Ps. 6,243 and Ps. 6,370 as of June 30, 2015 and December 31, 2014, respectively. The MPIT credit will be computable as a down payment of any income tax excess over minimum notional income tax through the next ten years.

        For purposes of US GAAP reporting, the Bank and Cordial Compañía Financiera S.A. apply FASB ASC 740 "Income Taxes". Under this method, income taxes recognized using the liability method whereby deferred tax assets and liabilities are recorded for temporary differences between the financial reporting and their respective tax basis. Deferred tax assets are also recognized if it is more likely than not those assets will be realized.

        Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recorded or settled. The effect of a change in tax rates is recognized in income in the period when enacted. A valuation allowance is recognized for that component of net deferred tax assets which is "more likely than not" that it will not be realized. Under this pronouncement, an enterprise must use judgment in considering the relative impact of negative and positive evidence to determine if a valuation allowance is needed or not.

        As of June 30, 2015 and December 31, 2014, and based on the analysis performed on the realizability of the deferred tax assets, the Group believes that is more likely than not that it will recover all the temporary differences and no portion of the net operating tax loss carryforward with future taxable income and, therefore, a valuation allowance was provided against the net operating tax loss carryforward based on the taxable income projections.

        Legal entities in Argentina file their individual tax returns with the tax authority and consolidation of tax returns are not permitted. Consequently, deferred tax assets, deferred tax liabilities, and valuation allowances are determined based on the individual positions of each legal entity.

        As such, the US GAAP adjustment included: a) Deferred Income Taxes for banking companies not recorded for local purposes and; b) tax effects on the US GAAP adjustments including in the reconciliation.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

34. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

        Deferred tax assets (liabilities) are summarized as follows:

	June 30, 2015
	ASC 740-10 applied to Argentine Banking GAAP balances		ASC 740-10 applied to US GAAP adjustments		ASC 740-10 Total
Deferred tax assets
Loan loss reserves	Ps.	32,512	Ps.	438	Ps.	32,950
Intangible Assets		—		11,618		11,618
Loans origination fees and cost		—		11,681		11,681
Provisions		16,934		96,019		112,953
Transfer of Financial Assets		—		28,278		28,278
Credit Card Loans—Imputed Interest		—		16,800		16,800
Financial Guarantees		—		1,807		1,807
Loss carry forward		116,702		—		116,702

	Ps.	166,148	Ps.	166,641	Ps.	332,789
Deferred tax liabilities
Fixed Assets	Ps.	18,298	Ps.	(7,254)	Ps.	11,044
Intangible assets		5,306		8,615		13,921
Others		—		989		989

	Ps.	23,604	Ps.	2,350	Ps.	25,954
Net deferred income tax asset before valuation allowance	Ps.	142,544	Ps.	164,291	Ps.	306,835
Valuation allowance		(116,702)		—		(116,702)

Net deferred income tax assets	Ps.	25,842	Ps.	164,291	Ps.	190,133

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

34. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

	December 31, 2014
	ASC 740-10 applied to Argentine Banking GAAP balances		ASC 740-10 applied to US GAAP adjustments		ASC 740-10 Total
Deferred tax assets
Loan loss reserves	Ps.	63,033	Ps.	11,685	Ps.	74,718
Intangible Assets		—		8,701		8,701
Loans origination fees and cost		—		17,434		17,434
Provisions		19,076		100,028		119,104
Transfer of Financial Assets		—		26,909		26,909
Government securities and other investments		—		6,232		6,232
Credit Card Loans—Imputed Interest		—		12,024		12,024
Other		1,416		—		1,416
Loss carry forward		92,430		—		92,430

	Ps.	175,955	Ps.	183,013	Ps.	358,968
Deferred tax liabilities
Fixed Assets	Ps.	20,391	Ps.	(5,743)	Ps.	14,648
Intangible assets		11,413		10,865		22,278
Others		—		476		476

	Ps.	31,804	Ps.	5,598	Ps.	37,402
Net deferred income tax asset before valuation allowance	Ps.	144,151	Ps.	177,415	Ps.	321,566
Valuation allowance		(92,430)		—		(92,430)

Net deferred income tax assets	Ps.	51,721	Ps.	177,415	Ps.	229,136

        The following table reconciles the statutory income tax rate in Argentina to the Group's effective tax rate calculated on the basis of US GAAP for the six months periods ended June 30, 2015 and 2014:

	June 30,
	2015		2014
Pre-tax income in accordance with US GAAP(a)	Ps.	291,645	Ps.	231,624
Statutory income tax rate		35%		35%

Tax on net income at statutory rate	Ps.	102,076	Ps.	81,068
Permanent tax differences		11,966		6,717
Changes in valuation allowance		24,273		19,724

Income tax in accordance with US GAAP	Ps.	138,315	Ps.	107,509

(a)
Includes pre-tax income of trusts that are consolidated under US GAAP, as described in Note 34.I.d.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

34. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

        ASC 740-10 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition for uncertain tax positions taken or expected to be taken in a tax return. As of June 30, 2015 and December 31, 2014, there were no uncertain tax positions.

        The following table shows the tax years open for examination as of June 30, 2015, in which the Group's operate:

Jurisdiction	Tax year
Argentina	2010 - 2014

l.      Accounting for guarantees

        The Bank issues financial guarantees, which are obligations to pay to a third party when a customer fails to repay its obligation.

        Under Central Bank rules, guarantees issued are recognized as liabilities when it is probable that the obligation undertaken by the guarantor will be performed.

        Under US GAAP, FASB ASC 460 "Guarantees" requires that at inception of a guarantee, a guarantor recognize a liability for the fair value of the obligation undertaken in issuing the guarantee. Such liability at inception is deemed to be the fee received by the Group with an offsetting entry equal to the consideration received. Subsequent reduction of liability is based on an amortization method as the Group is decreasing its risk. As of June 30, 2015 and December 31, 2014, the fair value of the guarantees less the estimated proceeds from collateral amounted to Ps. (5,162) and Ps. 1,360, respectively. Net income adjustment for the six months periods ended June 30, 2015 and 2014 amounted to Ps. (6,522) and Ps. (4,169).

m.    Non-controlling interest

        Argentine Banking GAAP requires to record non-controlling interests as a component of the liabilities. Under US GAAP, FASB ASC 810 requires to record such interests as shareholders' equity. As consequence, consolidated net income and comprehensive income are reported with separate disclosure of the amounts attributable to the parent company and to the non-controlling interest. The non-controlling interest in accordance with Argentine Banking GAAP has been eliminated for US GAAP reconciliation purposes. Also, non-controlling interest under US GAAP reflects the effect in non-controlling interest of all the other US GAAP adjustments discussed.

        Had US GAAP been applied, the Group's shareholder's equity would increase by Ps. 10,006 and Ps. 12,586 at June 30, 2015 and December 31, 2014, respectively. In addition, income for the six months periods ended June 30, 2015 and 2014 would have decrease by Ps. 1,442 and Ps. 190, respectively.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

34. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

II,    Additional disclosure requirements:

a)    Comprehensive income

        "Reporting Comprehensive Income" ASC 220 establishes standards for reporting and the display of comprehensive income and its components (revenues, expenses, gains and losses) in the financial statements. Comprehensive income is the total of net income and all transactions, and other events and circumstances from non-owner sources.

        The following disclosure presents the Comprehensive Income according to ASC 220, for the six months periods ended June 30, 2015 and 2014:

	June 30,
	2015		2014
Income Statement
Financial income	Ps.	3,326,451	Ps.	2,682,005
Financial expenses		(1,737,849)		(1,351,716)

Gross financial margin—gain		1,588,602		1,330,289
Loan Loss provisions		(244,019)		(276,681)
Services fee income		1,108,825		920,048
Services fee expense		(342,865)		(251,935)
Administrative expenses		(1,918,766)		(1,515,313)

Subtotal—Income from financial transactions		191,777		206,408
Income from insurance activities		71,806		—
Miscellaneous income		115,173		78,346
Miscellaneous losses		(87,111)		(53,130)

Income before tax		291,645		231,624
Income Tax		(138,315)		(107,509)

Net income under US GAAP	Ps.	153,330	Ps.	124,115
Less: Net Income attributable to the Non-controlling Interest.		(44,609)		(22,306)

Net Income attributable to the Group	Ps.	108,721	Ps.	101,809

(a)
includes net income from participation in Financial Trust consolidated under US GAAP

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

34. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

Comprehensive income

	June 30,
	2015		2014
Net income for the period	Ps.	153,330	Ps.	124,115

Other comprehensive income:
Gross unrealized (loss) / gain, net		21,599		(1,568)
Estimated tax benefit / (loss) on unrealized (loss) / gain on available for sale securities		(7,560)		549

Unrealized (loss) / gain, net of tax		14,039		(1,019)

Comprehensive income		167,369		123,096

Less: Other comprehensive income attributable to non-controlling interest		(1,138)		83
Less: Comprehensive income attributable to non-controlling interest		(44,609)		(22,306)

Comprehensive income attributable to the Group	Ps.	121,622	Ps.	100,873

	June 30,
	2015		2014
Unrealized net (loss) / gains—Available for sale securities	Ps.	3,661	Ps.	(133)
Estimated tax benefits / (loss) on unrealized net gains on available for sale securities		(1,281)		47

Accumulated other comprehensive income, net	Ps.	2,380	Ps.	(86)

b)    Statements of Income and Balance Sheets

        The presentation of financial statements according to the Argentine Banking GAAP differs significantly from the format required by the SEC under Rules 210.9 to 210.9-07 of Regulation S-X

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

34. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

(Article 9). The income statements presented below disclose the categories required by Article 9 using Argentine Banking GAAP:

	June 30,
	2015		2014
Interest income
Interest and fees on loans	Ps.	2,590,772	Ps.	1,774,349
Interest and dividends on investment securities taxable		278,740		344,717
Interest on other receivables from financial transactions		25,160		21,455

	Ps.	2,894,672	Ps.	2,140,521
Interest expense
Interest on deposits		978,944		760,847
Interest on short-term liabilities from financial intermediation		201,894		133,746
Interest on long-term liabilities from financial intermediation		38,069		30,427

	Ps.	1,218,907	Ps.	925,020

Net interest income	Ps.	1,675,765	Ps.	1,215,501
Provision for loan losses, Net of reversals		229,344		138,618

Net interest income after provision for loan losses	Ps.	1,446,421	Ps.	1,076,883

Non-interest income
Service charges on deposit accounts	Ps.	312,584	Ps.	248,948
Credit-card service charges and fees		291,919		235,726
Other commissions		431,520		293,645
Loans related commissions		221,537		210,192
Income from equity in other companies		5		537
Foreign exchange, net		32,052		73,333
Other		158,826		43,810

Total non-interest income	Ps.	1,448,443	Ps.	1,106,191

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

34. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

	June 30,
	2015		2014
Non-interest expense
Commissions	Ps.	163,418	Ps.	143,352
Personnel expenses		1,315,408		969,861
Fees and external administrative services		115,210		68,262
Depreciation of premises and equipment		27,095		20,224
Renting		70,575		57,641
Electricity and communications		49,406		40,716
Advertising and publicity		151,987		103,193
Taxes		398,899		285,284
Amortization of other intangibles		42,941		32,025
Repair maintenance and conservation		67,314		48,669
Insurance		6,697		6,222
Security Services		42,494		32,068
Other Provisions and reserves		11,144		11,378
Other		247,815		88,092
Stationary and supplies		14,397		9,472

Total non-interest expense	Ps.	2,724,800	Ps.	1,916,459

Income before tax expense		170,064		266,615
Income tax expense		44,940		91,233

Net Income attributable to Parent Company	Ps.	125,124	Ps.	175,382
Net Income attributable to non-controlling interest	Ps.	(4,209)		(5,603)

Net Income	Ps.	120,915	Ps.	169,779

        Argentine Banking GAAP also requires certain classifications of assets and liabilities, which are different from those required by Article 9. The following balance sheet presents Grupo Supervielle's

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

34. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

balance sheet as of June 30, 2015 and December 31, 2014, as if they had followed Article 9 balance sheet disclosure requirements using Argentine Banking GAAP.

	June 30, 2015		December 31, 2014
Assets
Cash and due from banks	Ps.	1,005,346	Ps.	1,250,818
Interest bearing deposits in other Banks		2,301,751		2,398,266
Trading account assets		771,666		272,372
Available for sale securities(*)		2,024,112		1,119,121
Loans		17,102,415		14,654,680
Allowances for loan losses		(525,072)		(424,137)

Loans, net		16,577,343		14,230,530
Other receivables from financial transactions		1,661,319		1,351,967
Miscellaneous receivables		370,912		382,814
Premises and equipment		180,496		175,606
Intangible Assets—Goodwill		45,111		49,762
Intangible Assets—Other		171,685		165,805
Other assets		2,461,780		1,844,120

Total assets	Ps.	27,571,521	Ps.	23,241,194

	June 30, 2015		December 31, 2014
Liabilities and Shareholders' Equity:
Noninterest bearing Deposits	Ps,	4,804,070	Ps,	3,702,575
Interest bearing Deposits		15,315,827		13,047,605
Short-term borrowing		1,278,452		728,263
Other liabilities		105,148		230,242
Amounts payable for spot and forward purchases pending settlement		134,445		200,482
Other liabilities from financial transactions		2,025,621		1,498,448
Long-term debt		1,021,168		1,095,073
Other Liabilities		949,687		926,984
Contingent liabilities		57,628		49,786

Total Liabilities	Ps,	25,692,046	Ps,	21,479,458

Total Parent Company shareholders' equity		1,820,516		1,706,986
Non-controlling Interest		58,959		54,750

Total liabilities and shareholders' equity	Ps,	27,571,521	Ps,	23,241,194

(*)
The carrying value and market value of securities classified into "available-for-sale securities" have been mentioned in note 34.1.e.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

34. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

        In the following table is a description of total loans by categories:

	June 30, 2015	December 31, 2014
Financial Sector	1.9%	2.1%
Services	6.0%	5.3%
Primary Products	8.4%	10.5%
Consumer	59.4%	53.4%
Retail Trade	1.5%	3.6%
Construction	7.5%	6.3%
Manufacturing	7.9%	10.0%
Other	7.4%	8.8%

c)     Fair Value Measurements Disclosures

        ASC 820-10 defines fair value, establishes a consistent framework for measuring fair value and expands disclosure requirements about fair-value measurements. ASC 820-10, among other things, requires the Group to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

        In addition, ASC 825-10 provides an option to elect fair value as an alternative measurement for selected financial assets, financial liabilities, unrecognized firm commitments and written loan commitments not previously recorded at fair value. Under ASC 825-10, fair value is used for both the initial and subsequent measurement of the designated assets, liabilities and commitments, with the changes in fair value recognized in net income. As a result of ASC 825-10 analyses, the Group has not elected to apply fair value accounting for any of its financial instruments not previously carried at fair value.

Fair Value Hierarchy

        ASC 820-10, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

        ASC 820-10 establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

  •
  Level 1—inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

  •
  Level 2—inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

    Level 2—inputs include the following:

            a)    Quoted prices for similar assets or liabilities in active markets;

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

34. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

            b)    Quoted prices for identical or similar assets or liabilities in non-active markets;

            c)     Pricing models whose inputs are observable for substantially the full term of the asset or liability; and

            d)    Pricing models whose inputs are derived principally from or corroborated by observable market data through correlation or other means

  •
  Level 3—inputs to the valuation methodology are unobservable and significant to the fair value measurement.

        A financial instrument's categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Determination of Fair Value

        The Group identified and categorized different assets and liabilities measured at fair value in accordance with the requirements of FASB ASC 820.

        Fair value is based upon quoted market prices, where available. If listed prices or quotes are not available, fair value is based upon internally developed models that use primarily market-based or independently-sourced market parameters, including interest rate yield curves, option volatilities and currency rates. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the Group's creditworthiness, liquidity and unobservable parameters that are applied consistently over time.

        The Group believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies, or assumptions, to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

        The following section describes the valuation methodologies used by the Group to measure various financial instruments at fair value, including an indication of the level in the fair-value hierarchy in which each instrument is generally classified. Where appropriate, the description includes details of the valuation models, the key inputs to those models as well as any significant assumptions.

Description of the measurement processes

        The Group uses fair value to measure certain assets and liabilities on a recurring basis when fair value is the primary measure for accounting. This is done primarily for government and private securities (debt instruments issued by National Government and Central Bank and other) classified as available for sale or trading account, forward transactions pending settlement and derivatives (forward transactions without delivery of underlying assets and interest rate swaps).

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

34. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

Assets

Government and corporate securities

        Investment securities: as quoted market prices are available in an active market, securities are classified within level 1 of the valuation hierarchy. Level 1 securities include national and government bonds, instruments issued by BCRA and corporate securities. In addition, if market prices are not available quoted prices for similar assets in active markets have been used and the securities were classified as Level 2 of the valuation hierarchy.

Derivatives Financial Instruments

        Forward transactions traded in auto regulated markets are made through recognized exchange markets, such as MAE and ROFEX. Therefore, they are classified in Level 1 of the fair-value hierarchy.

        Interest rate swap transactions: if market prices and quoted prices for similar assets in active markets are not available the Group has been used the "income approach", estimating the fair values based on their own assumptions, which were developed based on similar assumptions to those used by who would use any market participant. For this approach, we used discounted cash flow methodology and the securities were classified as Level 3 of the valuation hierarchy. The Group has not changed the methods and assumptions used to estimate the fair value of financial instruments at the closing date of these consolidated financial statements.

        In addition, the Group's valuation policies and procedures for Level 3 instruments are under the direction of the accounting and financial management. The Management is in charge of developing, reviewing, approving and monitoring the key model inputs, critical valuation assumptions and proposed discount rates utilized for the valuation of Level 3 instruments. In addition, the Management is also in charge of monitoring the changes in fair values of Level 3 instruments from period to period.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

34. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

Items measured at fair value on a recurring basis

        The following table presents the financial instruments carried at fair value as of June 30, 2015 and December 31, 2014, under US GAAP:

Balances as of June 30, 2015	Total fair value		Quoted market prices in active markets—Level 1		Internal models with significant observable market parameters— Level 2		Internal models with significant unobservable markets parameters— Level 3
Assets
Government and corporate securities
Holdings of trading securities	Ps.	695,131	Ps.	695,131	Ps.	—	Ps.	—
Unlisted Government securities		1		1		—		—
Investments in listed corporate securities		53,966		53,966		—		—
Securities issued by the Argentine Central Bank(*)		1,012,195		1,012,195		—		—
Other receivables from financial intermediation						—		—
Derivative instruments		164		164		—		—
Securities receivable under spot and forward purchases pending settlement		134,304		134,304		—		—
Unlisted corporate bonds		154,923		154,923		—		—

	Ps.	2,050,684	Ps.	2,050,684	Ps.	—	Ps.	—

Liabilities
Securities to be delivered under spot and forward sales pending settlement	Ps.	797,637	Ps.	797,637	Ps.	—	Ps.	—

	Ps.	797,637	Ps.	797,637	Ps.	—	Ps.	—

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

34. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

Balances as of December 31, 2014	Total fair value		Quoted market prices in active markets—Level 1		Internal models with significant observable market parameters— Level 2		Internal models with significant unobservable markets parameters— Level 3
Assets
Government and corporate securities
Holdings of trading securities	Ps.	98,656	Ps.	98,656	Ps.	—	Ps.	—
Unlisted Government securities		1		1		—		—
Investments in listed corporate securities		173,715		173,715
Securities issued by the Argentine Central Bank		696,953		696,953		—		—
Other receivables from financial intermediation
Derivative instruments		46,895		46,895		—		—
Securities receivable under spot and forward purchases pending settlement		186,591		186,591		—		—
Unlisted corporate bonds		179,931		179,931		—		—

	Ps.	1,382,742	Ps.	1,382,742	Ps.	—	Ps.	—

Liabilities
Securities to be delivered under spot and forward sales pending settlement	Ps.	60,903	Ps.	60,903	Ps.	—	Ps.	—
Derivative instruments		596		596		—		—

	Ps.	61,499	Ps.	61,499	Ps.	—	Ps.	—

        As of June 30, 2015 and December 31, 2014 there are not assets and liabilities recording at fair value on a non-recurring basis.

        As of June 30, 2015 and December 31, 2014, the Group has not made transfers in or out of Level 1, Level 2, and Level 3.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

34. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

        The following is the reconciliation of the beginning and ending balances for assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the period:

Fair value measurements using significant unobservable inputs (Level 3) June 30, 2014
Description	Derivatives
Balance at December 31, 2013	519
Total gains or losses	(519)
—Included in earnings (or changes in net assets)	(519)

Balance at June 30, 2014	—

d)    Disclosure about Fair Value of Financial Instruments.

        ASC 825, "Disclosures about Fair Value of Financial Instruments" requires disclosures of estimates of fair value of financial instruments. These estimates were made as of June 30, 2015 and December 31, 2014. Because many of the Group's financial instruments do not have a ready trading market from which to determine fair value, the disclosures are based upon estimates regarding economic and current market conditions and risk characteristics. Such estimates are subjective and involve matters of judgment and, therefore, are not precise and may not be reasonably comparable to estimates of fair value for similar instruments made by other financial institutions.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

34. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

        The estimated fair values do not include the value of assets and liabilities not considered financial instruments.

	June 30, 2015
	Book Value		Fair Value		Level 1	Level 2	Level 3
Non derivative activities
Assets
Cash and due from banks(1)	Ps.	3,307,097	Ps.	3,307,097	3,307,097	—	—
Government and Corporate securities(2)(*)		1,760,012		1,761,293	1,761,293	—	—
Loans and leases(3)		17,776,508		18,754,086	—	—	18,754,086
Others(**)(4)		2,691,448		2,741,009	2,741,009	—	—
Liabilities
Deposits(5)	Ps	20,119,897	Ps	20,150,966	—	—	20,150,966
Other liabilities from financial transactions(6)		2,742,989		2,742,989	2,742,989	—	—
Negotiable obligations(7)		1,716,697		1,779,221	—	—	1,779,221
Others(8)		949,687		949,687	949,687	—	—

(*)
"Government and Corporate securities" includes an adjustment related to reverse repo transactions operations and forward transactions pending settlement for an amount of Ps. 699,030 that have been adjusted for US GAAP purposes.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

34. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

(**)
"Assets—Others" include forward transactions pending settlement for an amount of Ps. 50,000 that have been adjusted for US GAAP purposes.

	December 31, 2014
	Book Value		Fair Value		Level 1	Level 2	Level 3
Non derivative activities
Assets
Cash and due from banks(1)	Ps	3,649,084	Ps	3,649,084	3,649,084	—	—
Government and Corporate securities(2)(*)		1,008,080		1,007,165	1,007,165	—	—
Loans and leases(3)		15,180,426		15,774,149	—	—	15,774,149
Others(4)		2,268,083		2,298,434	2,298,434	—	—
Liabilities
Deposits(5)	Ps	16,892,730	Ps	17,184,702	—	—	17,184,702
Other liabilities from financial transactions(6)		2,158,472		2,158,472	2,158,472	—	—
Negotiable obligations(7)		1,363,794		1,427,146	—	—	1,427,146
Others(8)		926,984		926,984	926,984	—	—

(*)
"Government and Corporate securities" includes a reverse repo transaction operation for an amount of Ps. 37,840 that it is adjusted in Note 34.II.f. "Repurchase agreements".

        The following is a description of the estimating techniques applied:

          (1)   Cash and due from banks:    By definition, cash and due from banks are short-term and do not possess credit risk. The carrying values as of June 30, 2015 and December 31, 2014 are a reasonable estimate of fair value.

          (2)   Government and Corporate securities:    When available, the Group uses quoted market prices to determine the fair value. If market prices are not available, quoted prices for similar assets in active markets have been used to calculate the fair value.

          (3)   Loans:    The fair values of loans are estimated for groups with similar characteristics, including type of loan, credit quality incorporating the credit risk factor. For floating- or adjustable-rate loans, which mature or are repriced within a short period of time, the carrying values are considered to be a reasonable estimate of fair values. For fixed-rate loans, market prices are not generally available and the fair values are estimated discounting the estimated future cash flows based on the contracted maturity of the loans. The discount rates are based on the current market rates corresponding to the applicable maturity. For non-performing loans, the fair values are generally determined on an individual basis by discounting the estimated future cash flows and may be based on the appraisal value of underlying collateral as appropriate. The fair value of "loans" is classified as Level 3 of the valuation hierarchy where significant unobservable inputs were used to calculate the fair value. The valuation technique used to obtain the fair value was an

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

34. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

  income approach using discounted cash flows. No changes in the valuation technique took place during the year.

          (4)   Others:    Includes other receivables from financial transactions and equity investments in other companies. This caption also includes financial trusts certificates of participation the fair value of which is estimated using valuation techniques to convert the future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The estimate of the cash flows is based on the future cash flows from the securitized assets, considering prepayments, historical loan performance, etc. Equity investments in companies where significant influence is exercised are not within the scope of ASC 825, Financial Instruments. Equity investments in other companies are carried at market value less costs to sell.

          (5)   Deposits:    The fair value of deposit liabilities on demand and savings account deposits is similar to its book value. The fair value of time deposits was calculated by discounting contractual cash flows using current market rates for instruments with similar maturities.

          (6)   Other liabilities from financial transactions:    Includes credit lines borrowed under different credit arrangements. As of June 30, 2015 and December 31, 2014, when no quoted market prices were available, the estimated fair value has been calculated by discounting the contractual cash flows of these liabilities at estimated market rates.

          (7)   Negotiable obligations:    As of June 30, 2015 and December 31, 2014, the fair value of the negotiable obligations was determined based on quoted market prices and when no quoted market prices were available, the estimated fair value has been calculated by discounting the contractual cash flows of these liabilities at estimated market rates.

          (8)   Others:    Includes other liabilities from financial transactions. Their fair value was estimated at the expected future cash flows discounted at the estimated market rates at year-end.

e)     Segment Reporting

        The Group has disclosed its segment information in accordance with the "Disclosures about Segments of an Enterprise and Related Information" ASC 280-10. Operating segments are defined as components of an enterprise about which separate financial information is available and which is regularly reviewed by the Chief Operating Decision Maker (CODM) in deciding how to allocate resources and in assessing performance. Reportable segments consist of one or more operating segments with similar economic characteristics, distribution systems and regulatory environments. The information provided for Segment Reporting is based on internal reports used by management.

        The Group measures the performance of each of its business segments primarily in terms of net income (i.e., net revenues—or financial income and service fee income, net of financial expenses and service fee expenses—after deducting loan loss provisions and administrative costs directly attributable to the segment). Net income excludes the financial expenses incurred by Grupo Supervielle at the holding level in connection with its funding arrangements (although substantially all the proceeds of such arrangements have been contributed as capital to the subsidiaries through which the segments are operated), as well as transactions between segments, which are reflected under "Adjustments."

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

34. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

        Income from financial transactions and other segment information are based on Argentine Banking GAAP and are consistent with the presentation of the Group's consolidated financial statements.

        The Group operates its business along the following segments:

  •
  Retail Banking:  Through the Bank, we offer our retail customers a full range of financial products and services, including personal loans, deposit accounts, purchase and sale of foreign exchange and precious metals and credit cards, among others.

  •
  Corporate Banking:  Through the Bank, we offer large corporations, medium-sized companies and small businesses a full range of products, services and financial assessment including factoring, leasing, foreign trade finance and cash management.

  •
  Treasury:  The Treasury segment is primarily responsible for the allocation of the Bank's liquidity according to the needs and opportunities of the Retail Banking segment, the Corporate Banking segment and its own needs and opportunities. The Treasury segment implements the Bank's financial risk management policies, manages the Bank's trading desks, distributes treasury products such as debt securities, and develops businesses with wholesale financial and non-financial clients.

  •
  Consumer Finance:  Through CCF and Tarjeta, we offer credit card services and loans to the middle and lower-middle-income sectors. We also offer consumer loans, credit cards and insurance products through an exclusive agreement with Walmart Argentina.

  •
  Insurance: Through Supervielle Seguros, we offer insurance products, with a focus on life insurance, to targeted customer segments.

  •
  Asset Management & Other Services:  We also offer a variety of other services to our customers, including asset management, microcredit financing (through Cordial Microfinanzas), mutual fund products (through SAM) and non-financial products and services (through Espacio Cordial).

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

34. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

        Below is a table with the information for each segment identified by the Group as of and for the six months periods ended June 30, 2015 and 2014.

	As of June 30, 2015
	(in thousands of pesos)
	Retail Banking	Corporate Banking	Treasury	Consumer Finance	Insurance	Asset Mgmt & Other Services	Adjustments	Consolidated Total
Financial income	1,338,939	829,484	305,005	478,958	6,326	26,096	(58,083)	2,926,725
Financial expenses	(675,566)	(148,731)	(427,860)	(233,664)	(96)	(11,332)	(5,089)	(1,502,338)
Distribution of Income (Expenses) for Treasury Funds	307,034	(459,832)	152,798	—	—	—	—	—

Gross intermediation margin	970,407	220,921	29,943	245,294	6,230	14,764	(63,172)	1,424,387

Provision for loan losses	(141,439)	(33,942)	165	(79,441)	—	(2,817)	—	(257,474)

Services Fee Income	851,208	176,572	8,802	234,984	—	54,935	(68,941)	1,257,560
Services Fee Expenses	(264,910)	(18,748)	(2,560)	(106,515)	—	(392)	44,925	(348,200)

Net Service Fee Income	586,298	157,824	6,242	128,469	—	54,543	(24,016)	909,360
Income from Insurance Activities	—	—	—	—	53,310	—	18,496	71,806
Direct costs	(965,849)	(72,707)	(26,097)	(301,468)	(25,113)	(63,160)	28,310	(1,426,084)
Indirect costs	(391,306)	(131,284)	(57,754)	—	—	—	—	(580,344)

Income from financial transactions	58,111	140,812	(47,501)	(7,146)	34,427	3,330	(40,382)	141,651
Miscellaneous Income / (Expenses)	(7,299)	12,814	144	27,000	91	29,841	(34,178)	28,413
Non-controlling interests result	—	—	—	—	—	—	(4,209)	(4,209)

Income Before Income Tax	50,812	153,626	(47,357)	19,854	34,518	33,171	(78,769)	165,855
Income tax	4,971	(38,328)	13,457	37	(13,466)	(11,611)	—	(44,940)

Net income	55,783	115,298	(33,900)	19,891	21,052	21,560	(78,769)	120,915

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

34. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

	As of June 30, 2014
	(in thousands of pesos)
	Retail Banking	Corporate Banking	Treasury	Consumer Finance	Insurance	Asset Mgmt & Other Services	Adjustments	Consolidated Total
Financial income	863,535	657,734	386,283	353,168	1,946	17,998	(56,477)	2,224,187
Financial expenses	(421,392)	(113,705)	(390,713)	(181,739)	(49)	(6,996)	23,917	(1,090,677)
Distribution of Income (Expenses) for Treasury Funds	240,078	(411,605)	171,527	—	—	—	—	—

Gross intermediation margin	682,221	132,424	167,097	171,429	1,897	11,002	(32,560)	1,133,510

Provision for loan losses	(100,435)	(9,305)	46	(60,359)	—	(1,150)	—	(171,203)

Services Fee Income	678,333	127,936	10,948	188,786	—	37,633	(55,125)	988,511
Services Fee Expenses	(200,718)	(13,777)	(3,718)	(79,523)	—	(360)	41,510	(256,586)

Net Service Fee Income	477,615	114,159	7,230	109,263	—	37,273	(13,615)	731,925
Direct costs	(708,928)	(59,307)	(19,886)	(228,196)	(1,333)	(32,987)	23,866	(1,026,771)
Indirect costs	(287,153)	(96,413)	(42,847)	—	—	—	—	(426,413)

Income from financial transactions	63,320	81,558	111,640	(7,863)	564	14,138	(22,309)	241,048
Miscellaneous Income / (Expenses)	25,531	(2,630)	(394)	14,095	—	9,579	(20,614)	25,567
Non-controlling interests result	—	—	—	—	—	—	(5,603)	(5,603)

Income Before Income Tax	88,851	78,928	111,246	6,232	564	23,717	(48,526)	261,012
Income tax	(11,623)	(26,243)	(41,002)	1,360	(289)	(8,710)	(4,726)	(91,233)

Net income	77,228	52,685	70,244	7,592	275	15,007	(53,252)	169,779

f)     Repurchase agreements

        The Group entered into Repo and Reverse Repo agreements of financial instruments as disclose in Note 8.

        In accordance with BCRA Rules, the Group derecognizes the securities transferred under the repurchase agreement and records an asset related to the future repurchase of these securities. Contemporaneously, the Group records a liability related to the cash received in the transaction. As mentioned in Note 3.8, the asset related to securities to be repurchased is measured as the same criteria as the transferred securities.

        Similar treatment applies to reverse repo agreements.

        Under US GAAP, FASB ASC 860 "Transfers and Servicing", these transactions have not qualified as sales and therefore these transactions are recorded as secured financings.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

34. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

        Had US GAAP been applied, the Group's assets and liabilities would have decreased by approximately Ps. 697,782 and Ps. 37,840 as of June 30, 2015 and December 31, 2014, respectively.

        In addition, the measurement adjustments of those securities are included in Note 34.e.

g)     Acceptances

        Under Argentine Banking GAAP, acceptances are accounted for in memorandum accounts, Under US GAAP, third party liability for acceptances should be included in "Other Receivables Resulting from Financial Transactions" representing Group customers' liabilities on outstanding drafts or bills of exchange that have been accepted by the Group. Acceptances should be included in "Other Liabilities from Financial Transactions" representing the Group's liability to remit payment upon the presentation of the accepted drafts or bills of exchange.

        The Group's assets and liabilities would be increased by approximately Ps. 15,221 and Ps. 20,202 had US GAAP been applied as of June 30,2015 and December 31, 2014, respectively.

h)    Items in process of collection

        The Group does not give accounting recognition to checks drawn on the Group or other banks, or other items to be collected until such time as the related item clears or is accepted. Such items are recorded by the Group in memorandum accounts, US GAAP, however, account for such items through balance sheet clearing accounts at the time the items are presented to the Group.

        Grupo Supervielle's assets and liabilities would be increased by approximately Ps. 1,037,487 and Ps. 675,173 applying US GAAP at June 30, 2015 and December 31, 2014, respectively.

i)     Earnings per share

        Argentine Banking GAAP rules do not require the disclosure of earnings per share or dividends per share.

        Under US GAAP, FASB ASC 260 "Earning Per Share", it is required to present basic per-share amounts (basic EPS) which is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the period.

        Diluted earnings per share (diluted EPS) measure the performance if the potential common shares that were dilutive had been issued. Potential common shares are securities that do not have a current right to participate fully in earnings but could do so in the future. No potential common shares exist, and therefore basic and diluted EPS are the same.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

34. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

        The following table sets forth the computation of basic EPS:

	June 30,
	2015		2014
Earnings per share under US GAAP
Numerator
Net income for the period attributable to the Group net of preferred dividends	Ps.	148,645,000	Ps.	126,671,000
Denominator
Average number of shares outstanding		122,885,264		122,885,264
Net income per common share
Basic and diluted	Ps.	1.2096	Ps.	1.0308

j)     Cash Flow

        The statement of cash flows under Argentine Banking GAAP differs from the statement of cash flows under US GAAP. According to ASC 230, the statement of cash flows for a period shall report net cash provided or used by operating, investing and financing activities.

        The statement of cash flows under US GAAP is shown below:

	June 30,
	2015		2014
Cash and cash equivalents at the beginning of the year	Ps.	4,236,987	Ps.	3,022,240
Cash and cash equivalents at the end of the period		4,911,028		4,542,608

Net increase in cash and cash equivalents	Ps.	674,041	Ps.	1,520,368

Causes of changes in cash and cash equivalents
Cash Flow from operating activities
Net (payments)/collections related to:
Interest received on loans, leases and government securities		3,306,816		2,396,202
Interest paid		(1,404,880)		(1,141,004)
Purchases of Trading Securities		(1,943,034)		(1,347,358)
Proceeds from sales of Trading Securities		1,385,747		1,914,206
Decrease in Other receivables from financial transactions		101,995		213,132
Fees and commissions received		1,326,305		1,024,506
Fees and commissions paid		(2,305,545)		(1,654,265)
Increase in intangible assets		(41,514)		(22,448)
Payments of income tax / minimun presumed income tax		(193,495)		(126,513)

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

34. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

	June 30,
	2015		2014
Net collections / (payments) related to other operating activities		44,190		(32,306)

Net cash provided by operating activities	Ps.	276,585	Ps.	1,224,152

Cash Flow from investing activities
Net (payments) / collections related to:
Payments to acquire bank premises and equipment		(23,311)		(21,890)
Receipts from sales of bank premises and equipment		59		993
Increase in loans and leases, net		(1,971,694)		(1,310,409)
Purchases of available for sale securities		(3,099,530)		(1,834,406)
Proceeds from sales of available for sale securities		3,030,101		819,202
Payments to acquire miscellaneous assets		(253,072)		(29,610)
Receipts from sales of miscellaneous assets		79,193		9,886
Increase in deposits at the Argentine Central Bank		(82,826)		(29,508)

Net cash used in investing activities	Ps.	(2,321,080)	Ps.	(2,395,742)

Cash Flow from financing activities
Net (payments) / collections related to:
Proceeds from issuance of unsubordinated negotiable obligations		629,970		443,767
Repayment of unsubordinated negotiable obligations		(282,148)		(364,299)
Increase in deposits, net		3,185,775		1,917,879
(Decrease) / Increase in other short term liabilities, net		(475,944)		32,002
Payment of dividends		(7,385)		(8,342)
Payments for debt issue cost		(3,002)		(2,706)
Proceeds from debt securities related with consolidated financial trust		682,860		1,629,220
Repayment of debt securities related with consolidated financial trust		(1,098,589)		(1,155,927)

Net cash provided by financing activities	Ps.	2,631,537	Ps.	2,491,594

Financial income on cash and cash equivalents (including interest and monetary results)		86,999		200,364

Net increase / (decrease) in cash and cash equivalents	Ps.	674,041	Ps.	1,520,368

(*)
Cash and cash equivalent at the end of the period include "cash and cash equivalent" corresponding to the consolidated financial trust for Ps. 253,320 and Ps. 237,643 as of June 30, 2015 and 2014, respectively.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

34. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

        Set forth below is the reconciliation of net income to net cash flows from operating activities, as required by FASB ASC 230:

	June 30,
	2015		2014
Net income for the period	Ps.	153,330	Ps.	124,115
Adjustments to reconcile net income to net cash from operating activities:
US GAAP Reconciliation Adjustments		10,752		67,780
Income Tax for the period		99,312		142,887
Amortizations and depreciations		77,990		57,449
Uncollected accrued interest from loans		(436,431)		(337,854)
Unpaid accrued interest from deposits		181,933		136,913
Unpaid accrued interest from negotiable obligations and debt securities of financial trust		46,627		61,875
Results from equity investments		(5)		(536)
Provision for loan losses, net of reversals		287,297		208,991
Non-controlling interests		(43,167)		(22,116)
(Increase) / Decrease in government and private securities		(557,287)		566,848
Decrease in interest receivable from Loans		411,492		307,730
Decrease in other receivable from financial intermediation		72,159		28,961
Decrease in miscellaneous assets		14,526		10,408
Increase in balances from forward transactions without delivery of underlying asset		(164)		(829)
Increase from intangible assets		(48,820)		(26,183)
Increase / (Decrease) in interest payable from Deposits		39,383		(93,590)
Decrease in interest payable from negotiable obligations and debt securities of financial trust		(47,506)		(40,421)
Increase of miscellaneous liabilities		183,920		186,514
Net decrease in other sources of cash		(32,836)		(56,153)
Decrease in Taxes Payables		(135,920)		(98,637)

Net cash provided by operating activities	Ps.	276,585	Ps.	1,224,152

k)    Summarized financial information of subsidiaries not consolidated under Argentine Banking GAAP

        The Company maintains a 97% ownership in Viñas del Monte, which operates a wine producer, Under Argentine Banking GAAP the investment in Viñas del Monte is reflected under the caption

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

34. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

"Unlisted equity investments" in the Company´s balance sheet. Under US GAAP, Viñas del Monte operations are required to be consolidated.

        Presented below is the summarized balance sheet as of June 30, 2015 and December 31, 2014 and statement of income for the six months periods ended June 30, 2015 and 2014 of Viñas del Monte:

	June 30, 2015 (unaudited)		December 31, 2014
Receivables		24		24
Other receivables		1,474		1,359
Inventories		313		1,741
Fixed assets		3,154		3,154

Total Assets	Ps.	4,965	Ps.	6,278

Commercial liabilities	Ps.	169	Ps.	15
Financial liabilities		4,026		4,335
Other liabilities		1		120

Total Liabilities	Ps.	4,196	Ps.	4,470

Shareholders´ Equity	Ps.	769	Ps.	1,808

Total Liabilities and Shareholders´ Equity	Ps.	4,965	Ps.	6,278

	June 30,
	2015 (unaudited)		2014 (unaudited)
Revenues	Ps.	2,588	Ps.	1,447
Cost		(2,565)		(2,096)

Gross Loss	Ps.	23	Ps.	(649)

Selling expenses		(56)		(39)
Administrative expenses		(211)		(101)

Subtotal	Ps.	(244)	Ps.	(789)

Financial results, net		(795)		(215)

Net Income		(1,039)		(1,004)

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

34. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

l)     New authoritative pronouncements

        During 2014 and 2015, the FASB has issued Accounting Standards Updates. Those updates applicable for the Group are mentioned below:

ASU No. 2014-09

        In May 2014, the FASB issued the Accounting Standard Update No. 2014-09 "Revenue from Contracts with Customers (Topic 606)". The guidance in this update affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards (for example, insurance contracts or lease contracts).

        The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

        Grupo Supervielle is in the process of evaluating the impact of adopting this ASU.

ASU No. 2014-13

        In August 2014, the FASB issued de Accounting Standards Update No. 2014-13 "Consolidation" (Topic 810). After transition, the amendments in this Update apply to a reporting entity that is required to consolidate a collateralized financing entity under the Variable Interest Entities Subsections of Subtopic 810-10 when (1) the reporting entity measures all of the financial assets and the financial liabilities of that consolidated collateralized financing entity at fair value in the consolidated financial statements based on other Topics and (2) the changes in the fair values of those financial assets and financial liabilities are reflected in earnings.

        The amendments in this Update are effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2015. For entities other than public business entities, the amendments in this Update are effective for annual periods ending after December 15, 2016, and interim periods beginning after December 15, 2016. Early adoption is permitted as of the beginning of an annual period.

        The Group considers this ASU has not any significant effect in the US GAAP disclosures and financial information.

ASU No. 2014-16

        In November 2014, the FASB issued ASU No. 2014-16 "Derivatives and Hedging (Topic 815)". The amendments in this Update apply to all entities that are issuers of, or investors in, hybrid financial instruments that are issued in the form of a share.

        The amendments in this Update do not change the current criteria in GAAP for determining when separation of certain embedded derivative features in a hybrid financial instrument is required. That is, an entity will continue to evaluate whether the economic characteristics and risks of the embedded

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

34. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

derivative feature are clearly and closely related to those of the host contract, among other relevant criteria. The amendments clarify how current GAAP should be interpreted in evaluating the economic characteristics and risks of a host contract in a hybrid financial instrument that is issued in the form of a share. Specifically, the amendments clarify that an entity should consider all relevant terms and features' including the embedded derivative feature being evaluated for bifurcations in evaluating the nature of the host contract. Furthermore, the amendments clarify that no single term or feature would necessarily determine the economic characteristics and risks of the host contract. Rather, the nature of the host contract depends upon the economic characteristics and risks of the entire hybrid financial instrument.

        The impact of this ASU has not any significant effect in the US GAAP disclosures and financial information for the Group. The amendments in this Update do not change the current criteria in GAAP for determining when separation of certain embedded derivative features in a hybrid financial instrument is required.

ASU No. 2015-02

        During February 2015, the FASB issued the Accounting Standards Update No. 2015-02 "Consolidation (Topic 810): Amendments to the Consolidation Analysis". The amendments affect reporting entities that are required to evaluate whether they should consolidate certain legal entities. All legal entities are subject to reevaluation under the revised consolidation model. Specifically, the amendments:

             I.  Modify the evaluation of whether limited partnerships and similar legal entities are variable interest entities (VIEs) or voting interest entities.

            II.  Eliminate the presumption that a general partner should consolidate a limited partnership.

          III.  Affect the consolidation analysis of reporting entities that are involved with VIEs, particularly those that have fee arrangements and related party relationships.

        The amendments in this Update are effective for public business entities for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015. For all other entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2016, and for interim periods within fiscal years beginning after December 15, 2017. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period.

        The impact of this Update has not any significant effect in the US GAAP disclosures and financial information..

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

34. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

ASU No. 2015-03

        During April 2015, the FASB issued the Accounting Standards Update No. 2015-03 "Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs". To simplify presentation of debt issuance costs, the amendments in this Update require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this Update.

        The amendments in this Update are effective, for public business entities, for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. Early adoption is permitted for financial statements that have not been previously issued. An entity should apply the new guidance on a retrospective basis, wherein the balance sheet of each individual period presented should be adjusted to reflect the period-specific effects of applying the new guidance.

        The impact of this Update has not any significant effect in the US GAAP disclosures and financial information.

ASU No. 2015-14

        During August 2015, the FASB issued the Accounting Standards Update No. 2015-14 "Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date". The amendments in this Update defer the effective date of Update 2014-09 for all entities by one year. Public business entities, certain not-for-profit entities, and certain employee benefit plans should apply the guidance in Update 2014-09 to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period.

        All other entities should apply the guidance in Update 2014-09 to annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019.

        Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period.

        The impact of this Update has not any significant effect in the present US GAAP financial statements.

ASU No. 2015-15

        This Accounting Standards Update adds SEC paragraphs pursuant to the SEC Staff Announcement at the June 18, 2015 Emerging Issues Task Force (EITF) meeting about the presentation and subsequent measurement of debt issuance costs associated with line-of-credit arrangements.

        The impact of this Update has not any significant effect in the US GAAP disclosures and financial information.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the six-month periods ended June 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

34. Summary of Significant Differences between Argentine Banking GAAP and US GAAP (Continued)

ASU No. 2015-16

        During September 2015, the FASB issued the Accounting Standards Update No. 2015-16 "Simplifying the Accounting for Measurement-Period Adjustments (Business Combination-Topic 805)". The amendments in this Update require that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. The amendments in this Update require that the acquirer record, in the same period's financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date.

        The amendments in this Update require an entity to present separately on the face of the income statement or disclose in the notes the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date.

        The impact of this Update has not any significant effect in the present US GAAP financial statements.

GRUPO SUPERVIELLE S.A. AND SUBSIDIARIES

INDEX TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Grupo Supervielle S.A. and Subsidiaries

Unaudited Consolidated Balance Sheet

As of September 30, 2015 and December 31, 2014

(Expressed in thousands of Argentine pesos)

	September 30, 2015		December 31, 2014
ASSETS
Cash and due from banks
Cash	Ps.	1,059,446	Ps.	1,237,761
Financial institutions and correspondents
Argentine Central Bank		2,598,311		2,219,405
Other local financial institutions		51,137		22,621
Foreign		122,343		156,240
Other		14,303		13,057

	Ps.	3,845,540	Ps.	3,649,084
Government and corporate securities (Note 5)
Holdings of trading securities		450,494		98,656
Unlisted Government securities		257		1
Investments in listed corporate securities		15,624		173,715
Securities issued by the Argentine Central Bank		703,806		735,708

	Ps.	1,170,181	Ps.	1,008,080
Loans (Note 6)
To the non-financial public sector		8,451		12,666
To the financial sector
Interbank loans (Call money loans granted)		2,000		—
Other loans to domestic financial institutions		104		2,435
Accrued interest, adjustments and exchange rate differences receivable		1,269		1,079
To the non-financial private sector and foreign residents
Overdrafts		1,626,021		993,284
Promissory notes		5,450,657		5,583,705
Mortgage loans		55,215		69,554
Automobile and other secured loans		120,770		168,603
Personal loans		5,884,839		3,631,840
Credit card loans		4,737,289		3,688,328
Foreign trade loans		649,010		579,941
Other loans		255,646		213,251
Accrued interest, adjustments and exchange rate differences receivable		361,342		357,844
Documented interest		(193,306)		(287,605)
Other		(415)		(1,322)
Less: Allowances (Note 7)		(533,676)		(417,023)

	Ps.	18,425,216	Ps.	14,596,580
Other receivables from financial transactions (Note 8)
Argentine Central Bank		288,107		204,542
Amounts receivable for spot and forward sales pending settlement (Note 8)		54,224		42,728
Securities receivable under spot and forward purchases pending settlement (Note 8)		76,066		192,041
Unlisted corporate bonds		126,371		191,372
Balances from forward transactions without delivery of underlying asset pending settlement		3,962		46,895
Other (Note 8)		1,666,621		1,591,255
Less: Allowances (Note 7)		(4,194)		(5,221)

	Ps.	2,211,157	Ps.	2,263,612
Receivables from financial leases
Receivables from financial leases	Ps.	982,992	Ps.	583,215
Accrued interest and adjustments pending collection		14,755		7,745
Less: Allowances (Note 7)		(13,901)		(7,114)

	Ps.	983,846	Ps.	583,846
Unlisted equity investments (Note 9)
Other		8,646		4,644
Less: Allowances (Note 13)		(173)		(173)

	Ps.	8,473	Ps.	4,471
Miscellaneous receivables
Minimum presumed income tax—Tax credit (Note 20)		6,246		6,370
Other (Note 8)		484,311		397,503
Less: Allowances (Note 13)		(25,736)		(21,059)

	Ps.	464,821	Ps.	382,814
Premises and equipment, net (Note 10)	Ps.	180,722	Ps.	175,606
Miscellaneous assets (Note 11)	Ps.	514,526	Ps.	348,934
Intangible assets
Goodwill (Note 12.1)		43,100		49,762
Other intangibles (Note 12.2)		182,584		165,805

	Ps.	225,684	Ps.	215,567
Unallocated items		22,304		12,600
Total Assets	Ps.	28,052,470	Ps.	23,241,194

The accompanying notes are an integral part of these consolidated financial statements

Grupo Supervielle S.A. and Subsidiaries

Unaudited Consolidated Balance Sheet (Continued)

As of September 30, 2015 and December 31, 2014

(Expressed in thousands of Argentine pesos)

	September 30, 2015		December 31, 2014
LIABILITIES
Deposits
Non-financial public sector	Ps.	933,669	Ps.	1,441,506
Financial sector		185,911		150,817
Non-financial private sector and foreign residents
Current accounts		2,961,249		2,622,055
Savings accounts		6,374,222		5,352,593
Time deposits		9,214,559		6,651,006
Investment accounts		298,261		75,750
Other		464,874		456,453
Accrued interest and exchange rate differences payable		218,702		142,550

	Ps.	20,651,447	Ps.	16,892,730
Other liabilities from financial transactions
Argentine Central Bank—Other		2,619		1,031
Banks and international institutions (Note 14)		194,416		53,640
Unsubordinated negotiable obligations (Note 15)		965,503		628,332
Amounts payable for spot and forward purchases pending settlement (Note 8)		75,512		200,482
Securities to be delivered under spot and forward sales pending settlement (Note 8)		74,540		60,903
Premium for options issued		—		483
Loans from domestic financial institutions (Note 14)		589,817		405,902
Balances from forward transactions without delivery of underlying asset pending settlement		121		113
Other (Note 8)		1,326,145		1,420,202
Accrued interest and exchange rate differences payable		21,969		15,716

	Ps.	3,250,642	Ps.	2,786,804
Miscellaneous liabilities
Directors' and Statutory Auditors' fees		330		2,856
Other (Note 8)		1,099,972		924,128

	Ps.	1,100,302	Ps.	926,984
Provisions (Note 13)		59,109		49,786
Subordinated loan and negotiable obligations (Note 15)		825,293		735,462
Unallocated items		87,757		87,692
Non-controlling interests (Note 28)		64,336		54,750

Total Liabilities	Ps.	26,038,886	Ps.	21,534,208

SHAREHOLDERS' EQUITY		2,013,584		1,706,986

Total Liabilities and Shareholders' Equity	Ps.	28,052,470	Ps.	23,241,194

The accompanying notes are an integral part of these consolidated financial statements

Grupo Supervielle S.A. and Subsidiaries

Unaudited Consolidated Statement of Income

For the nine-month periods ended September 30, 2015 and 2014

(Expressed in thousands of Argentine pesos)

	September 30,
	2015		2014
Financial income
Interest on loans granted to the financial sector		1,567		8,140
Interest on overdrafts		409,488		233,539
Interest on promissory notes		969,407		842,466
Interest on mortgage loans		7,781		10,869
Interest on automobile and other secured loans		26,123		40,985
Interest on credit card loans		919,612		548,808
Interest on financial leases		118,902		61,099
Interest on other loans		1,602,422		1,017,942
Interest on other receivables from financial transactions		28,281		11,109
Income from government and corporate securities		500,147		524,006
Income from options		483		1,618
Consumer price index adjustment ("CER")		374		339
Exchange rate differences on gold and foreign currency		36,942		92,020
Other		37,126		74,232

	Ps.	4,658,655	Ps.	3,467,172
Financial expenses
Interest on current account deposits
Interest on savings account deposits		3,376		2,220
Interest on time deposits		1,542,142		1,141,185
Interest on interbank loans (call money loans)		16,745		3,521
Interest on other loans from the financial sector		87,764		79,794
Interest on other liabilities from financial transactions		170,995		143,491
Interest on subordinated obligations		58,138		46,362
Other interest		30,675		29,582
Consumer price index adjustment (CER)		222		337
Contributions made to Deposit Insurance Fund		129,142		23,225
Other (Note 19)		340,684		235,196

	Ps.	2,379,883	Ps.	1,704,913
Gross financial margin—gain		2,278,772		1,762,259
Loan loss provisions		355,994		270,402
Services fee income
In relation to lending transactions		273,957		236,592
In relation to deposits transactions		492,455		392,868
Other commissions		55,213		45,700
Other (Note 19)		1,169,672		855,482

	Ps.	1,991,297	Ps.	1,530,642
Services fee expense
Commissions		259,210		218,631
Other (Note 19)		288,916		190,919

	Ps.	548,126	Ps.	409,550

The accompanying notes are an integral part of these consolidated financial statements

Grupo Supervielle S.A. and Subsidiaries

Unaudited Consolidated Statement of Income (Continued)

For the nine-month periods ended September 30, 2015 and 2014

(Expressed in thousands of Argentine pesos)

	September 30,
	2015		2014
Administrative expenses
Personnel expenses	Ps.	1,998,739	Ps.	1,463,610
Directors' and statutory auditors' fees	Ps.	43,541		24,324
Other professional fees		121,164		84,152
Advertising and publicity		119,607		79,035
Taxes		183,522		121,424
Depreciation of bank premises and equipment		41,240		31,312
Amortization of other intangibles		66,950		48,972
Other operating expenses		424,033		327,129
Other		66,358		42,232

	Ps.	3,065,154	Ps.	2,222,190
Subtotal—Income from financial transactions	Ps.	300,795	Ps.	390,759
Income from insurance activities	Ps.	113,937	Ps.	—
Miscellaneous income
Results from equity investments		4		1,717
Penalty interests		39,042		30,971
Loans recovered and allowances reversed		42,507		47,470
Other (Note 19)		133,834		47,740

	Ps.	215,387	Ps.	127,898
Miscellaneous losses
Results from equity investments		—		1,442
Penalty interests and charges paid to the Argentine Central Bank		156		246
Loan loss provisions for miscellaneous receivables and other provisions		15,995		14,983
Miscellaneous assets depreciation		5,316		257
Amortization of goodwill		6,961		7,336
Other (Note 19)		127,889		52,083

	Ps.	156,317	Ps.	76,347
Non-controlling interests	Ps.	(9,585)	Ps.	(9,910)

Income before tax	Ps.	464,217	Ps.	432,400

Income tax (Note 20)	Ps.	(150,234)	Ps.	(151,294)

Net Income for the period	Ps.	313,983	Ps.	281,106

Basic and diluted earnings per share		2.54		2.26

The accompanying notes are an integral part of these consolidated financial statements

Grupo Supervielle S.A. and Subsidiaries

Unaudited Consolidated Statement of Cash Flows

For the nine-month periods ended September 30, 2015 and 2014

(Expressed in thousands of Argentine pesos)

	September 30,
	2015		2014
Changes in cash and cash equivalents
Cash and cash equivalents at the beginning of the year	Ps.	4,046,180	Ps.	2,786,733
Cash and cash equivalents at the end of the period (Note 3.20)		4,522,093		3,574,670

Net increase in cash and cash equivalents	Ps.	475,913	Ps.	787,937

Causes of changes in cash and cash equivalents
Cash Flow from operating activities
Net (payments)/collections related to:
Government and corporate securities	Ps.	265,012	Ps.	(184,708)
Loans
To the financial sector		1,708		36,628
To the non-financial public sector		5,573		5,428
To the non-financial private sector and foreign residents		(370,457)		(135,596)
Other receivables from financial transactions		569,781		893,418
Receivables from financial leases		(247,172)		(229,729)
Deposits
To the financial sector		35,094		47,752
To the non-financial public sector		(553,382)		622,102
To the non-financial private sector and foreign residents		2,699,535		494,650
Other liabilities from financial transactions
Interbank loans (call money loans received)		(127,927)		(8,711)
Other (except for liabilities included in Financing Activities)		(590,445)		(88,000)
Collections related to income from services		2,148,747		1,585,945
Payments related to expenses for services		(618,128)		(440,612)
Administrative expenses paid		(2,757,104)		(1,956,792)
Payment of organization and development expenses		(66,034)		(35,356)
Net collections of penalty interest		39,042		30,971
Differences deriving from court resolutions paid		(297)		(297)
Other collections related to miscellaneous income and losses		21,736		19,756
Net collections / (payments) related to other operating activities		(75,975)		(59,774)
Income tax/Minimum Presumed Income Tax paid		(186,579)		(96,138)

Net cash provided by operating activities	Ps.	192,728	Ps.	500,937

Cash Flow from investing activities
Net (payments) related to bank premises and equipment		(21,753)		(31,667)
Net payments related to miscellaneous assets		(195,389)		(39,069)
Payments for acquisitions of equity investments		—		(10)
Other (payments) for investment activities		(4,289)		1,041

Net cash used in investing activities	Ps.	(221,431)	Ps.	(69,705)

Cash Flow from financing activities
Net (payments) / collections related to:
Unsubordinated negotiable obligations	Ps.	227,581	Ps.	146,279
Argentine Central Bank		1,588		311
International banks and institutions		139,939		54,767
Subordinated loans and negotiable obligations		(44,965)		(35,233)
Financing received from Argentine financial institutions		106,450		10,203
Payment of dividends		(7,385)		(8.342)
Other collections from Financing Activities		(15,770)		(23)

Net cash (used in) / provided by financing activities	Ps.	407,438	Ps.	167,962
Financial income on cash and cash equivalents (including interest and monetary results)		97,178		188,743

Net increase in cash and cash equivalents	Ps.	475,913	Ps.	787,937

The accompanying notes are an integral part of these consolidated financial statements

Grupo Supervielle S.A. and Subsidiaries

Unaudited Consolidated Statement of Changes in Shareholders' Equity

For the nine-month periods ended September 30, 2015 and 2014

(Expressed in thousands of Argentine pesos)

	Contribution from shareholders						Reserves
											Retained earnings		Total Shareholders' Equity
	Capital Stock		Paid-in Capital		Sub-total		Legal		Other
Balance at December 31, 2013	Ps.	124,485	Ps.	91,543	Ps.	216,028	Ps.	24,897	Ps.	738,493	Ps.	372,990	Ps.	1,352,408

Distribution of retained earnings by the shareholders' meeting on April 30,2014
Legal Reserves		—		—				—		—		—		—
Other Reserve		—		—				—		364,648		(364,648)		—
Dividend distribution		—		—				—		—		(8,342)		(8,342)
Net Income for the period		—		—				—		—		281,106		281,106

Balance at September 30, 2014	Ps.	124,485	Ps.	91,543	Ps.	216,028	Ps.	24,897	Ps.	1,103,141	Ps.	281,106	Ps.	1,625,172

Balance at December 31, 2014	Ps.	124,485	Ps.	91,543	Ps.	216,028	Ps.	24,897	Ps.	1,103,141	Ps.	362,920	Ps.	1,706,986
Distribution of retained earnings by the shareholders' meeting on April 30,2015
Legal Reserves														—
Other Reserve										355,535		(355,535)		—
Dividend distribution												(7,385)		(7,385)
Net Income for the period												313,983		313,983

Balance at September 30, 2015	Ps.	124,485	Ps.	91,543	Ps.	216,028	Ps.	24,897	Ps.	1,458,676	Ps.	313,983	Ps.	2,013,584

The accompanying notes are an integral part of these consolidated financial statements

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements

For the nine-month periods ended September 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

1. Business of the Company

        Grupo Supervielle S.A. ("Grupo Supervielle", the "Company" or the "Group") is a financial services holding company organized under the laws of Argentina that conducts its business through its subsidiaries, providing banking services, proprietary brand credit card services, personal loans, insurance and other services. The detail subsidiaries of the Company and respective ownership is included in Note 2.

2. Basis of Consolidation

        Grupo Supervielle's consolidated financial statements as of September 30, 2015 and December 31, 2014 and for the nine-month periods ended September 30, 2015 and 2014 include the assets, liabilities and results of the controlled companies detailed below. The percentages directly or indirectly held by Grupo Supervielle in each of those companies' capital stock are as follows:

Issuing Company	September 30, 2015	December 31, 2014
Grupo Supervielle S.A.
Banco Supervielle S.A. ("Banco")	97.39%	97.39%
Cordial Compañía Financiera S.A. ("CCF")	97.52%	97.52%
Cordial Microfinanzas S.A. ("Cordial")	99.67%	99.67%
Sofital S.A.F. e II ("Sofital")	95,03%	95.03%
Tarjeta Automática S.A. ("Tarjeta")	99.68%	99.68%
Supervielle Asset Management S.A. Sociedad Gerente de Fondos Comunes de Inversión ("SAM")	99.75%	99.75%
Espacio Cordial de Servicios S.A. ("ECS")	99.75%	99.75%
Supervielle Seguros S.A. ("SS")	99.75%	99.75%

        Intercompany balances and transactions have been eliminated in consolidation.

3. Significant Accounting Policies

        The consolidated financial statements have been prepared in accordance with the rules of the Argentine Central Bank ("BCRA") which prescribes the generally accepted accounting principles for all banks in Argentina ("Argentine Banking GAAP"), which differs in certain significant respects from generally accepted accounting principles in Argentina applicable to enterprises in general ("Argentine GAAP") (see Note 29).

        For purpose of these consolidated financial statements, certain disclosures related to formal legal requirements for reporting in Argentina have been omitted since they are not required for SEC (Securities and Exchange Commission) reporting purposes.

        The following is a summary of significant policies followed by the Group in the preparation of the consolidated financial statements.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the nine-month periods ended September 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

3. Significant Accounting Policies (Continued)

3.1   Presentation of Financial Statements in Constant Argentine Pesos

        The consolidated financial statements have been prepared in constant monetary units, reflecting the overall effects of inflation through August 31, 1995. As from that date, in accordance with Argentine Banking GAAP and the requirements of the control authorities, restatement of the financial statements was discontinued until December 31, 2001. As from January 1, 2002, in accordance with Argentine Banking GAAP recognition of the effects of inflation has been resumed. In accordance with BCRA Communication "A" 3,921, inflation accounting was discontinued as from March 1, 2003.

3.2   Foreign Currency

        Assets and liabilities denominated in foreign currencies are converted into pesos using the period/year-end exchange rates. Transactions denominated in foreign currencies are translated into local currency at the prevailing exchange on the date of transaction settlement. Foreign exchange differences were recorded in the statement of income for each period/year in the caption "Exchange rate differences on gold and foreign currency"

3.3   Gold

        Gold has been valued at its market price at the period/year-end and converted into pesos using the period/year-end exchange rates.

3.4   Government and Corporate Securities

        Government securities mainly represent obligations of the Argentine government. Corporate securities included in this caption consist of listed corporate equity securities and listed debt securities. Corporate equity and debt securities are considered to be held for trading purposes as defined under Argentine Banking GAAP.

        Realized and unrealized gains and losses on sales and interest income on government and corporate securities are included as "Income from government and corporate securities" in the accompanying statement of income.

Government Securities

        Argentine Banking GAAP establishes two categories in which banks should classify Argentine government securities, according to the purpose of the relevant assets. The Group recognizes the securities as follows:

  a)
  Securities measured at fair value:    These securities, that have an active market in accordance with Central Bank rules, have been valued at their market price at period/year-end and converted into pesos following the procedure described in Note 3.2. Realized and unrealized exchange gains and losses are recorded in financial income for each period. Changes in fair value of these securities are recorded as financial income.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the nine-month periods ended September 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

3. Significant Accounting Policies (Continued)

  b)
  Securities measured at amortized cost:    These securities, that do not have an active market in accordance with Central Bank rules, are valued at acquisition cost plus financial results accrued, exponentially applying the internal rate of return as per their issuance terms and conditions. The accruals of the internal rate of return mentioned above were recorded in the related consolidated statements of income.

Investments in listed corporate securities

        These securities have been valued at their market price at each period/year-end. Changes in valuation of these securities are recorded as financial income for each period.

3.5   Interest Income (Expense)

        Interest income and expense are recognized on an accrual basis using the straight-line method. For all lending and certain borrowing transactions in local and foreign currency with maturities greater than 92 days, interest is recognized on a compounded basis, which provides for an increasing effective rate over the life of the loan.

        The Bank suspends the accrual of interest when the related loan is 90 days past due and the collection of interest and principal is in doubt. The suspension of interest corresponds to the loans classified as "with problems" and "medium risk" or below, under Argentine Central Bank´s classification rules. Accrued interest remains on the Bank´s books and is considered to be part of the loan balance when determining the allowance for loan losses. Regarding impaired loans, interest is recognized on a cash basis after reducing the balance of accrued interest, if applicable.

3.6   Loans

        Loans are valued at amortized cost, plus interest accrued at each balance sheet date, net of allowances for loan losses, as described in note 3.7.

3.7   Allowances for Loan Losses

        Allowances for loan losses are recognized considering the evaluation of the debt repayment capacity, the degree of debtors' compliance and the guarantees securing the respective transactions, following the regulations on Debtor Classification and Minimum Loan Loss Risk Allowances issued by the BCRA.

3.8   Other receivables and liabilities from financial transactions

  •
  Amounts receivable for spot and forward sales pending settlement:    These receivables have been valued at their agreed settlement value. The difference between the market value of the securities and/or the foreign currency exchanged at the time of execution of the sale contracts and the agreed forward exchange value (premium) was accreted into income during the period held. The securities and/or foreign currency to be delivered were valued as stated on note 3.4,

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the nine-month periods ended September 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

3. Significant Accounting Policies (Continued)

    and recorded as Securities to be delivered under spot and forward sales pending settlement within "Other liabilities from financial transactions".

  •
  Securities receivable and to be delivered for spot and forward sales pending settlement:    Securities and/or foreign currency to be received for purchases and to be delivered for sales, are valued following the procedure described in Note 3.2.

  •
  Unlisted corporate bonds:    Have been valued at acquisition cost plus accrued interest at period/year-end.

  •
  Other receivables not included in the Debtor Classification Regulations:    This caption includes participation certificates issued by trusts and investments in mutual funds.

  •
  Participation certificates issued by trusts have been accounted for under the equity method, and debt securities issued by trusts in pesos and in foreign currency been accounted for at cost plus accrued interest. Investments in mutual funds have been accounted for at fair value, using market prices at each balance sheet date. Changes in valuation are recognized in the statement of income.

  •
  Premiums for options issued:    are valued at their market value at period/year-end. Changes in valuation were recorded in financial income for each period.

    Assets in guarantee of the options operations are represented by cash and securities that are recorded under Miscellaneous receivables-Others. These securities were valued at their market value at period/year-end. Changes in the valuation of such securities were recorded in financial income for each period.

  •
  Banks and international institutions and subordinated negotiable obligations:    Valued on the basis of the cash received, net of transaction costs, plus the financial results accrued on the basis of the internal rate of return estimated upon initial recognition.

3.9   Receivables from financial leases

        The receivable from financial leases were valued at the discounted value of the sum of minimum installments pending collection (excluding any contingent installments), the residual value and the purchase options. Interests earned on these receivables are recognized as financial income.

3.10 Provisions for Contingencies

        The Group has certain contingent liabilities with respect to existing or potential claims, lawsuits and other proceedings, including those involving labor and other matters. The Group accrues liabilities when it is probable that future costs will be incurred and such costs can be reasonably estimated.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the nine-month periods ended September 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

3. Significant Accounting Policies (Continued)

3.11 Unlisted equity investments

        Under Argentine Banking GAAP, the equity method is used to account for investments where a significant influence in the corporate decision making process exists. Investments in which the Group does not exercise significant influence are accounted for at cost.

        Unlisted equity investments in other companies were valued as follows:

In Argentine non-controlled entities carrying out supplementary authorized activities:

        Investments in Provincanje S.A., Mercado Abierto Electrónico S.A., Sedesa, Argencontrol S.A., Compensadora Electrónica S.A. Mendoza Fiduciaria S.A., Cuyo Aval S.G.R., ACH S.A., Garantizar S.G.R., Campo Aval S.G.R., Los Grobo S.G.R., Vínculos S.G.R. y Afianzar S.G.R. were valued at cost, adjusted for inflation where applicable, as indicated in note 3.1, with the limit of their respective equity value calculated based on the latest financial statements of the issuers available at period/year-end.

In other Argentine controlled companies:

        The investment in Viñas del Monte S.A. ("Viñas del Monte") was valued at cost.

In other Argentine non-controlled companies:

        The investment in San Luis Trading S.A. was valued at cost, adjusted for inflation as indicated in note 3.1.

In other foreign non-controlled companies:

        The equity investment in SWIFT was valued at cost.

3.12 Premises and Equipment and Miscellaneous Assets

        Have been valued at cost and adjusted for inflation, where applicable, as indicated in Note 3.1., less the corresponding accumulated depreciation.

        Depreciation is calculated following the straight-line method over the following estimated useful lives:

Buildings	50 years
Furniture and facilities	10 years
Machinery and equipment	5 years
Vehicles	5 years
Other	5 years

        The cost of maintenance and repairs is charged to expense as incurred. The cost of significant renewals and improvements are added to the carrying amount of the respective assets. When assets are

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the nine-month periods ended September 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

3. Significant Accounting Policies (Continued)

retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in the consolidated statement of income.

        The recorded value of these assets does not exceed their estimated recoverable value.

3.13 Miscellaneous Assets

        Have been valued at cost and adjusted for inflation, where applicable, as indicated in Note 3.1, less accumulated depreciation, calculated following the straight-line method over the estimated useful lives of the assets. The recorded value of these assets does not exceed their estimated recoverable value. (See note 11).

3.14 Intangible Assets

Other intangibles

        Other intangibles consist of computer software costs and leasehold improvements and have been valued at cost, less accumulated amortization.

        Amortization of leasehold improvements is calculated following the straight-line method over the shorter of the life of the improvement or the remaining lease term. Amortization of computer software cost is calculated following the straight-line method over a 5 year period.

Goodwill

        Represents the excess of the acquisition cost over the value assigned to businesses acquired. Goodwill is amortized following the straight-line method over estimated useful lives, not exceeding 10 years.

3.15 Severance and vacation

        Severance costs are expensed in the period in which the termination terms are agreed with the employees.

        Vacations are expensed as paid.

3.16 Deposits

        Deposits are valued at amortized cost. For deposits denominated in foreign currency, the procedure described in Note 3.2 is applied.

3.17 Subordinated Negotiable Obligations

        Subordinated Negotiable Obligations are valued at amortized cost plus accrued interest using the internal rate of return.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the nine-month periods ended September 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

3. Significant Accounting Policies (Continued)

3.18 Shareholders' Equity

        Shareholders' Equity accounts have been adjusted for inflation following the procedure described in Note 3.1, except for the "Capital Stock" account, which has been stated at their original values. The adjustment stemming from the restatement of these accounts has been capitalized.

3.19 Minimum Presumed Income Tax and Income Tax

        Income tax is calculated at the rate of 35% on the tax result for all the periods presented. Argentine Banking GAAP does not require the recognition of the effects of temporary differences between the carrying amounts of existing assets and liabilities and their respective tax basis and, therefore, income taxes for Banco Supervielle and Cordial Compañía Financiera are recognized on the basis of amounts due in accordance with Argentine tax regulations.

        Minimum presumed income tax, established by Law No. 25,063, complements income tax since while the latter is assessable on the taxable profit for the fiscal year, minimum presumed income tax is a minimum tax levied on potential income provided by certain productive assets at the rate of 1%; the Entity's tax obligation for each fiscal year being the higher of the two taxes. However, if in any fiscal year minimum presumed income tax exceeds income tax, that amount in excess will be computable as payment on account of income tax in excess of minimum presumed income tax arising in any of the following ten fiscal years.

        The abovementioned law establishes that, the entities regulated by the Financial Institutions Law must consider 20% of their taxable assets as the taxable basis for calculation of the minimum presumed income tax, after deducting those defined as non-computable assets.

3.20 Cash and Cash Equivalents

        Cash and cash equivalents include cash and due from banks and highly liquid investments with an original maturity of less than three months according to the following detail:

	September 30,
	2015		2014
Cash and due from banks	Ps.	3,845,540	Ps.	3,029,749
Securities issued by the BCRA—listed		491,098		456,157
Holdings of trading securities		48		6,570
Investments in mutual funds		185,407		81,337
Time deposits—less than 90 days		—		857

Cash and cash equivalents	Ps.	4,522,093	Ps.	3,574,670

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the nine-month periods ended September 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

3. Significant Accounting Policies (Continued)

        Reconciliation between balances as appearing on the Balance sheet and the items considered as Cash and cash equivalents:

	September 30,
	2015		2014
Cash and due from banks
As per the Balance sheet	Ps.	3,845,540	Ps.	3,029,749

As per the Statement of cash flows	Ps.	3,845,540	Ps.	3,029,749
Government and corporate securities
Securities issued by the BCRA
As per the Balance sheet	Ps.	703,806	Ps.	1,176,280
BCRA bills and notes—unlisted	Ps.	(212,708)	Ps.	(720,123)

As per the Statement of cash flows	Ps.	491,098	Ps.	456,157
Holdings of trading securities
As per the Balance sheet	Ps.	450,494	Ps.	97,654
Investments in unapplied listed corporate securities	Ps.	(450,446)	Ps.	(91,084)

As per the Statement of cash flows	Ps.	48	Ps.	6,570
Other receivables from financial transactions
Other receivables not included in the debtor classification regulations
Financial trust Participation Certificates, Financial trust Debt Securities and other (see Note 8)	Ps.	1,389,487	Ps.	933,401
Other assets	Ps.	(1,204,080)	Ps.	(852,064)

As per the Statement of cash flows	Ps.	185,407	Ps.	81,337
Acceptances, certificate of deposits and time deposits less than 90 d.
Other (See Note 8)		—	Ps.	4,065
Other financings		—	Ps.	—
Accrued commissions		—	Ps.	—
Time deposits not considered cash equivalent		—	Ps.	(3,208)
Other assets		—	Ps.	—

As per the Statement of cash flows		—	Ps.	857

3.21 Use of Estimates

        The preparation of financial statements in conformity with Argentine Banking GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. Significant

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the nine-month periods ended September 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

3. Significant Accounting Policies (Continued)

estimates include those required for the accounting of the allowance for loan losses, the recoverable value of assets and the provisions for contingencies, among others. Actual results could differ from those estimates.

3.22 Impairment of long-lived assets

        The Group periodically evaluates the carrying value of its long-lived assets and certain intangible assets for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying value of a long-lived asset is considered impaired by the Group when the expected cash flows, discounted and without interest cost, from such an asset, is less than its carrying value. In that event, a loss would be recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Previously recognized impairment loss is only reversed when there is a subsequent change in estimates used to compute the fair value of the asset. In that event, the new carrying amount of the asset should be the lower of its fair value or the net carrying amount the asset would have had if no impairment had been recognized.

4. Restricted Assets

        At September 30, 2015 and December 31, 2014, the following Group's assets are restricted:

Item	September 30, 2015		December 31, 2014
Loans
In guarantee of secured borrowings		10,543		—

Total	Ps.	10,543	Ps.	—

Other receivables from financial transactions
Special accounts in BCRA(a)	Ps.	288,107	Ps.	201,288
Others		1,256		286

Total	Ps.	289,363	Ps.	201,574

Miscellaneous receivables
Trust Guarantee deposits	Ps.	2,115	Ps.	23,355
Guarantee deposits for Forward Exchange Operations		4,672		31,410
Guarantee deposits for options issued		—		1,770
Guarantee deposits for Credit cards		86,619		56,136
Other guarantee deposits		5,596		13,163

Total	Ps.	99,002	Ps.	125,834

(a)
Includes the special accounts balances as security for activities related to automated clearing house

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the nine-month periods ended September 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

5. Government and Corporate Securities

        Government and corporate securities consist of the following:

	September 30, 2015		December 31, 2014
Holding of Government Securities
Measured at fair value	Ps.	450,494	Ps.	98,656
Measured at amortized cost		257		1

Total	Ps.	450,751	Ps.	98,657

Securities issued by the BCRA
Measured at fair value		491,098		319,151
Measured at amortized cost		212,708		378,717
Securities received by repurchase agreements		—		37,840

Total	Ps.	703,806	Ps.	735,708

Investment in listed corporate securities
Argentine shares		15,624		82,558
Foreign shares		—		91,157

Total	Ps.	15,624	Ps.	173,715

Total government and corporate securities	Ps.	1,170,181	Ps.	1,008,080

6. Loans

        The Group's lending activities consist of the following:

  •
  Loans to the non-financial public sector: loans to the federal and provincial governments of Argentina.

  •
  Loans to the financial sector: loans to local banks and financial entities.

  •
  Loans to the non-financial private sector and foreign residents:

    Overdrafts—short-term obligations drawn on by customers through overdrafts of current accounts.

    Promissory Notes—endorsed promissory notes, discounted and purchased bills and factored loans.

    Mortgage loans—loans to purchase or improve real estate and collateralized by such real estate or commercial loans secured by real estate.

    Automobile and other secured loans—loans where collateral is pledged as an integral part of the loan document.

    Personal loans—loans to individuals.

    Credit card loans—loans to credit card holders.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the nine-month periods ended September 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

6. Loans (Continued)

    Foreign Trade loans—loans to exporters / importers.

    Government securities loans—loans where government securities are exchanged.

    Other—includes mainly short-term loans for export prefinancing and financing.

        As of September 30, 2015 and December 31, 2014, the classification of the Group's loan portfolio pursuant to BCRA regulations was as follows:

	September 30, 2015		December 31, 2014
Non-financial public sector	Ps.	8,451	Ps.	12,666
Financial sector (Argentine)		3,373		3,514
Non-financial private sector and foreign residents		18,947,068		14,997,423

Commercial
—With self-liquidating preferred guarantees		338,201		342,107
—With other preferred guarantees		1,278,917		1,096,450
—Without preferred guarantees		7,273,825		6,158,205
Consumer
—With self-liquidating preferred guarantees		41,563		30,552
—With other preferred guarantees		273,763		234,974
—Without preferred guarantees		9,740,799		7,135,135

Subtotal		18,958,892		15,013,603

Less: Allowance (Note 7)		(533,676)		(417,023)

Total	Ps.	18,425,216	Ps.	14,596,580

        "Self-liquidating preferred guarantees" consist mainly of cash collateral, gold collateral, warrants over primary products and other forms of collateral of self-liquidation.

        "Other preferred guarantees" consist, in general, of mortgages and other forms of collateral pledged to secure the loan amount.

        "Without preferred guarantees" consist, in general, of unsecured third-party guarantees.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the nine-month periods ended September 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

6. Loans (Continued)

        The following industry segments comprised the most significant loan concentrations as of September 30, 2015 and December 31, 2014:

	September 30, 2015	December 31, 2014
Financial Sector	1.8%	2.1%
Services	5.9%	5.3%
Primary Products	8.5%	10.5%
Consumer	58.4%	53.4%
Retail Trade	1.0%	3.6%
Construction	8.5%	6.3%
Manufacturing	6.9%	10.0%
Other	9.0%	8.8%

        Substantially all of Group´s operations, property and customers are located in Argentina. Therefore, the performance of loan portfolio, financial condition and the results of its operations depend primarily on the macroeconomic and political conditions prevailing in Argentina.

7. Allowance for Loan Losses

        The activity in the allowance for loan losses (which includes the allowances for loans, for other receivables from financial transactions and for receivables from financial leases) for the nine-month period ended September 30, 2015 and the year ended December 31, 2014, was as follows:

	September 30, 2015		December 31, 2014
Balance at beginning of year	Ps.	(429,358)	Ps.	(353,756)
Provision charged to income		(355,994)		(356,509)
Write-offs and reversals		233,581		280,907

Balance at end of year	Ps.	(551,771)	Ps.	(429,358)

        The Group has entered into certain renegotiations with customers. The Group has eliminated any differences between the principal and accrued interest due under the original loan and the new loan amount through a charge against the allowance for loan losses.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the nine-month periods ended September 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

8. Other Receivables and Liabilities from Financial Transactions, Miscellaneous Receivables and Miscellaneous Liabilities

        The composition of other receivables from financial transactions, by type of guarantee, as of September 30, 2015 and December 31, 2014 was as follows:

	September 30, 2015		December 31, 2014
Preferred guarantees, including deposits with BCRA	Ps.	288,107	Ps.	204,542
Unsecured		1,927,244		2,064,291
Allowance		(4,194)		(5,221)

	Ps.	2,211,157	Ps.	2,263,612

        The breakdown of the caption "other" included in "Other receivables from financial transactions" in the balance sheet was as follows:

	September 30, 2015		December 31, 2014
Other receivables not included in the debtor classification regulations
Financial Trust Participation Certificates	Ps.	683,845	Ps.	612,676
Financial Trust Debt Securities		513,276		696,563
Other		192,366		50,570
Other payments by third parties		—		4,380
Other financing		30,492		22,271
Accrued commissions receivable		126,472		98,502
Other		120,170		106,293

	Ps.	1,666,621	Ps.	1,591,255

        The breakdown of the caption "other" included in "Other liabilities from financial transactions" in the balance sheet was as follows:

	September 30, 2015		December 31, 2014
Collections and other operations on behalf of third parties	Ps.	590,834	Ps.	668,958
Sundry (payment orders abroad)		94,932		133,063
Other withholdings and collection		316,216		216,962
Social security payment orders pending settlement		198,333		247,171
Liabilities for financing of purchases		26,662		2,097
Other		99,168		151,951

	Ps.	1,326,145	Ps.	1,420,202

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the nine-month periods ended September 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

8. Other Receivables and Liabilities from Financial Transactions, Miscellaneous Receivables and Miscellaneous Liabilities (Continued)

        The breakdown of the caption "other" included in "Miscellaneous receivables" in the balance sheet was as follows:

	September 30, 2015		December 31, 2014
Guarantee deposits	Ps.	98,308		124,021
Sundry debtors		164,282		159,208
Payments in advance		85,377		64,605
Taxadvances		9,611		20,793
Loans to employees		66,274		26,799
Other		60,459		2,077

	Ps.	484,311	Ps.	397,503

        The breakdown of the caption "other" included in "Miscellaneous liabilities" in the balance sheet was as follows:

	September 30, 2015		December 31, 2014
Tax payable	Ps.	266,099	Ps.	272,388
Payroll and social security		269,999		192,790
Sundry creditors		267,843		320,671
Collections in advance		106,350		77,756
Other		189,681		60,523

	Ps.	1,099,972	Ps.	924,128

        The Group enters into forward transactions related to government securities and foreign currencies. The Group recognizes cash, security or currency amount to be exchanged in the future as a

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the nine-month periods ended September 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

8. Other Receivables and Liabilities from Financial Transactions, Miscellaneous Receivables and Miscellaneous Liabilities (Continued)

receivable and payable at the original transaction date. The assets and liabilities related to such transactions are as follows:

	September 30, 2015	December 31, 2014
Amounts receivable from spot and forward sales pending settlement	54,224	42,728
Receivables from repo transactions of government securities	—	34,483
Receivable from spot sales of government and private securities pending settlement	51,712	4,719
Receivables from spot sales of foreign currency pending settlement	2,049	692
Receivables from other spot sales pending settlement	463	446
Receivables from forward sales of government securities pending Settlement	—	2,388
Securities and foreign currency receivable from spot and forward purchases pending settlement	76,066	192,041
Spot purchases of government and private securities pending settlement	66,090	45,685
Spot purchases of foreign currency pending settlement	940	876
Forward purchases of securities under repo transactions	—	79,328
Other spot purchases pending settlement	9,036	66,152
Amounts payable for spot and forward purchases pending settlement	75,512	200,482
Payables for spot purchases of government securities pending Settlement	65,608	45,680
Payables for spot purchases of foreign currency pending settlement	697	636
Payables for forward purchases of securities under repo transactions	—	79,313
Other payables for spot purchase pending settlement	9,207	74,853
Securities and foreign currency to be delivered under spot and forward sales pending settlement	74,540	60,903
Forward sales of government securities under repo transactions	—	38,013
Spot sales of government and private securities pending settlement	51,587	4,950
Spot sales of foreign currency pending settlement	22,709	15,325
Forward sales of government securities pending settlement	—	2,384
Other forward sales pending settlement	244	231

        These instruments consist of foreign currency and securities contracts (spot and forward purchases and sales), whose valuation method is disclosed in Note 3.8).

        Premiums on these instruments have been included in the "Financial income" and "Financial expense" captions of the consolidated statements of income of each period.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the nine-month periods ended September 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

9. Unlisted equity Investments

        Equity investments in other companies consisted of the following as of September 30, 2015 and December 31, 2014:

	September 30, 2015		December 31, 2014
In Complementary and authorized activities
Mercado Abierto Electrónico S.A.	Ps.	61	Ps.	61
SEDESA S.A.		35		33
Argencontrol S.A.		25		25
Compensadora Electrónica S.A.		33		33
Provincanje S.A.		684		684

Total equity investments in Complementary and authorized activities	Ps.	838	Ps.	836

In Non-financial Institutions
Viñas del Monte S.A.		7,670		3,670
San Luis Trading S.A.		51		51
SWIFT S.A.		1		1
Other		86		86
Total equity investments in non-financial institutions	Ps.	7,808	Ps.	3,808
Less: Allowances (Note 13)	Ps.	(173)	Ps.	(173)

Total Equity investments	Ps.	8,473	Ps.	4,471

10. Premises and Equipment, net

        The major categories of premises and equipment as of September 30, 2015 and December 31, 2014 were as follows:

	Estimated Useful life (years)	September 30, 2015		December 31, 2014
Land and Buildings	50	Ps.	30,537	Ps.	32,279
Furniture and facilities	10		51,491		37,168
Machinery and equipment	5		83,876		89,392
Vehicles	5		14,713		16,603
Others			105		164

Total		Ps.	180,722	Ps.	175,606

        Depreciation expense was Ps. 41,240, and Ps. 31,312 as of September 30, 2015 and 2014 respectively.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the nine-month periods ended September 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

11. Miscellaneous Assets

        Miscellaneous assets consisted of the following as of September 30, 2015 and December 31, 2014:

	Estimated Useful life (years)	September 30 2015		December 31, 2014
Construction in progress	—	Ps.	49,528	Ps.	49,513
Advances for purchase of assets	—		2,850		5,088
Stationery and office supplies	—		9,103		13,390
Works of art	—		2,512		2,326
Foreclosed assets			339		343
Others miscellaneous assets(a)	50		450,194		278,274

		Ps.	514,526	Ps.	348,934

(a)
Corresponds mainly to an acquisition for a total of Ps.237 million of eight office units and forty parking spaces for a probable future reallocation of its staff on December 31, 2014 and an acquisition for a total of Ps.165 million of four office units as of September 30, 2015.

b)
Depreciation expense was Ps. 5,316, and Ps. 257 as of September 30, 2015 and 2014 respectively.

12. Intangible Assets

12.1 Goodwill

        As of September 30, 2015 and December 31, 2014 goodwill breakdown is as follows:

	Estimated Useful life (years)	September 30, 2015		December 31, 2014
Goodwill for the purchase of Banco Regional de Cuyo S.A., net of accumulated amortization	10	Ps.	11,352	Ps.	14,060
Goodwill for the purchase of Cordial Compañía Financiera, net of accumulated amortization	10		30,090		34,037
Goodwill for the purchase of Supervielle Seguros S.A., net of accumulated amortization	10		1,350		1,665
Others			308		—

Total		Ps.	43,100	Ps.	49,762

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the nine-month periods ended September 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

12. Intangible Assets (Continued)

12.2 Other Intangible Assets

        As of September 30, 2015 and December 31, 2014, the organization and development costs breakdown is as follows:

	Estimated useful life (years)	September 30 2015		December 31, 2014
Cost from information technology projects(a)	5	Ps.	109,047	Ps.	99,484
Other capitalized cost(b)	5		73,537		66,321

Total		Ps.	182,584	Ps.	165,805

(a)
Under Central Bank rules, the Bank records as expense software cost relating to preliminary application development and post implementation stages of software development.

(b)
Under Central Bank rules, the Bank records cost inherent to the improvements in building leased.

        Amortization expense of goodwill and other intangible assets was Ps. 73,911 and Ps. 56,308 as of September 30, 2015 and 2014, respectively, which was recorded in Administrative expenses and Other expenses.

13. Allowances and Provisions

        Allowances on other assets and provisions as of September 30, 2015 and December 31, 2014 were as follows:

	September 30, 2015		December 31, 2014
Allowances against asset accounts:
Unlisted equity investments(a)	Ps.	173	Ps.	173
Miscellaneous receivables, for collection risk(b)		25,736		21,059

	Ps.	25,909	Ps.	21,232

Provisions:
For contingent commitments		1,017		1,017
Other contingencies(c)		58,092		48,769

Total Provisions	Ps.	59,109	Ps.	49,786

(a)
Includes the estimated losses due to the excess of the cost over the equity method in equity investments.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the nine-month periods ended September 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

13. Allowances and Provisions (Continued)

(b)
Based upon an assessment of debtors' performance, the economic and financial situation and the collateral securing their respective obligations.

(c)
Includes the estimated amounts payable under lawsuits against the Group and other contingences.

14. Other Liabilities from Financial Transactions—Banks and International Institutions, and Loans from Domestic Financial Institutions

        The Group borrows funds under different credit arrangements from local and foreign banks and international lending agencies as follows:

Description	September 30, 2015		December 31, 2014
Banks and International Institutions
Contractual long-term liabilities	Ps.	—	Ps.	—
Contractual short-term liabilities	Ps.	194,416	Ps.	53,640

Total Banks and International Institutions	Ps.	194,416	Ps.	53,640
Loans from Domestic Financial Institutions
Contractual long-term liabilities	Ps.	105,830	Ps.	27,331
Contractual short-term liabilities	Ps.	483,987	Ps.	378,571

Total Loans from Domestic Financial Institutions	Ps.	589,817	Ps.	405,902

TOTAL	Ps.	784,233	Ps.	459,542

        As of September 30, 2015 maturities of the above long-term loans for each of the fiscal years 2016 through 2019 and thereafter were as follows:

Contractual long-term Liabilities
2016	Ps.	47,478
2017		39,620
2018		14,513
2019		3,700
Thereafter		519

	Ps.	105,830

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the nine-month periods ended September 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

15. Other Liabilities from Financial Transactions—Unsubordinated and Subordinated Negotiable Obligations

15.1 Unsubordinated Negotiable Obligations

        The amounts outstanding and the terms corresponding to outstanding unsubordinated negotiable obligations were as follows:

	Issue date	Maturity date	Annual interest rate	September 30, 2015		December 31, 2014
Short-Term
Grupo Supervielle Class XI	11/5/13	5/5/15	Badlar +Spread 4.08%	Ps.	—		51,717
Grupo Supervielle Class XII	1/31/14	7/31/15	Badlar +Spread 4,70%	Ps.	—		74,259
Grupo Supervielle Class XIII	1/31/14	1/31/19	Badlar +Spread 6.25%	Ps.	862		2,383
Grupo Supervielle Class XIV	5/13/14	11/13/15	Badlar +Spread 3.85%	Ps.	39,427		39,082
Grupo Supervielle Class XV	5/13/14	5/13/16	Badlar +Spread 4.65%	Ps.	84,398		2,317
Grupo Supervielle Class XVI	9/23/14	3/23/16	Badlar +Spread 3.25%	Ps.	81,384		—
Grupo Supervielle Class XVII	1/23/15	1/23/16	28.5%	Ps.	133,754		—
Grupo Supervielle Class VIII	1/23/15	7/23/16	Badlar +Spread 4.8%	Ps.	23,657		—
Grupo Supervielle Class XIX	5/20/15	11/20/16	Mixed	Ps.	3,499		—
Grupo Supervielle Class XX	7/28/15	1/28/17	Mixed	Ps.	4,899
Cordial Compañía Financiera Class II	10/3/13	4/3/15	Badlar +Spread 4.99%	Ps.	—		72,405
Cordial Compañía Financiera Class IV	2/21/14	8/21/15	Badlar +Spread 5.0%	Ps.	—		53,889
Cordial Compañía Financiera Class V	8/15/14	2/15/16	Badlar +Spread 3.75%	Ps.	147,229		—
Cordial Compañía Financiera Class VI	5/14/15	5/14/16	29.0%	Ps.	145,980		—

Total short-term liabilities				Ps.	665,089	Ps.	296,052

Long-Term
Grupo Supervielle Class XIII	1/31/14	1/31/19	Badlar +Spread 6.25%	Ps.	22,605		22,446
Grupo Supervielle Class XV	5/13/14	5/13/16	Badlar +Spread 4.65%	Ps.	—		81,667
Grupo Supervielle Class XVI	9/23/14	3/23/16	Badlar +Spread 3.25%	Ps.	—		80,945
Grupo Supervielle Class XIX	5/20/15	11/20/16	Mixed	Ps.	137,215		—
Grupo Supervielle Class XX	7/28/15	1/28/17	Mixed	Ps.	129,022		—
Cordial Compañía Financiera Class V	8/15/14	2/15/16	Badlar +Spread 3.75%	Ps.	—		147,222
Cordial Compañía Financiera Class VII	5/14/15	11/14/16	Badlar +Spread 5.0%	Ps.	11,572		—

Total long-term liabilities				Ps.	300,414	Ps.	332,280

				Ps.	965,503		628,332

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the nine-month periods ended September 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

15. Other Liabilities from Financial Transactions—Unsubordinated and Subordinated Negotiable Obligations (Continued)

        As of September 30, 2015, interest and principal on all of the above debt securities were payable in Pesos.

        Accrued interest on the above liabilities for Ps. 24,543 and Ps. 22,327 as of September 30, 2015 and December 31, 2014 is included in "Unsubordinated negotiable obligations" under the caption "Other Liabilities from Financial Transactions" in the accompanying balance sheet.

15.2 Subordinated Negotiable Obligations

        The amounts outstanding and the terms corresponding to outstanding subordinated negotiable obligations at the dates indicated were as follows:

	Issue date	Maturity date	Annual interest rate	September 30, 2015		December 31, 2014
Subordinated Negotiable obligations
Banco Supervielle	11/08/10	11/11/17	11.375%		485,146		426,082
Banco Supervielle	8/15/13	8/20/20	7.00%		211,471		193,997
Banco Supervielle	11/14/14	11/18/21	7.00%		128,676		115,383

Total long-term liabilities				Ps.	825,293	Ps.	735,462

        As of September 30, 2015, interest and principal on all of the above debt securities and subordinated loan were payable in US Dollars.

        Accrued interest on the above liabilities of Ps. 25,844 and Ps. 63,742 as of September 30, 2015 and December 31, 2014 is included under the caption "Subordinated Loan and Negotiable Obligations" in the accompanying balance sheet.

        Subordinated loan and long-term negotiable obligations as of September 30, 2015 mature as follows:

2015	Ps.	—
2016		—
2017		485,146
2018		—
Thereafter		340,147

Total	Ps.	825,293

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the nine-month periods ended September 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

16. Balances in Foreign Currency

        The balances of assets and liabilities denominated in foreign currencies (principally in U.S. dollars) were as follows:

	September 30, 2015		December 31, 2014
Assets:
Cash and due from banks	Ps.	902,668	Ps.	1,009,082
Government and corporate securities		431,906		114,760
Loans		794,938		675,883
Other receivables from financial transactions		195,722		246,954
Receivables from financial leases		3,354		2,957
Equity investments in other companies		1		1
Miscellaneous receivables		50,981		52,602
Unallocated items		6,537		204

Total	Ps.	2,386,107	Ps.	2,102,443

Liabilities:
Deposits	Ps.	733,882	Ps.	659,872
Other liabilities from financial transactions		367,567		215,059
Miscellaneous liabilities		28		21
Subordinated Negotiable Obligations		825,294		735,462
Unallocated items		1,318		7,521

Total	Ps.	1,928,089	Ps.	1,617,935

17. Deposits and Interest-bearing Deposits with Other Banks

Interest-bearing Deposits with Other Banks:

  a)
  Included in "Cash and Due from Banks" there are: (1) interest-bearing deposits with the BCRA totaling 2,598,311 and 2,219,405 as of September 30, 2015 and December 31, 2014, respectively; and (2) interest-bearing deposits in local and foreign banks totaling 173,480 and 178,861 as of September 30, 2015 and December 31, respectively.

  b)
  Included in "Loans" there are: overnight foreign bank interest-bearing deposits totaling 104 and 2,435 as of September 30, 2015 and December 31, 2014, respectively.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the nine-month periods ended September 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

17. Deposits and Interest-bearing Deposits with Other Banks (Continued)

Deposits

        The following table sets forth information regarding the maturity of deposits exceeding Ps.100,000 at September 30, 2015:

	September 30, 2015
	(in thousands of Pesos)
Time Deposits
Within 3 months	Ps.	8,189,010
After 3 months but within 6 months		189,328
After 6 months but within 12 months		316,163
Over 12 months		2, 263

Total Time Deposits(1)	Ps.	8,696,764

(1)
Only principal.

18. Transactions with Related Parties

        The Group has granted loans to certain related parties including officers, equity-method investees and consolidated companies. Total loans outstanding as of September 30, 2015 and December 31, 2014, amounted to Ps. 178,537 and Ps. 161,782, respectively.

        Such loans were made in the ordinary course of business at normal credit terms, including interest rates and collateral requirements, and, in management's opinion, such loans represent normal credit risk.

19. Breakdown of Captions Included in the Income Statement

	September 30,
	2015		2014
Financial Expense
Other
Turnover Tax	Ps.	295,871	Ps.	219,795
Premium on repo transactions		29,066		9,813
Other		15,747		5,588

	Ps.	340,684	Ps.	235,196

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the nine-month periods ended September 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

19. Breakdown of Captions Included in the Income Statement (Continued)

	September 30,
	2015		2014
Services fee income
Other
Commissions	Ps.	1,029,635	Ps.	744,014
Income from Mutual Funds administration services		56,080		39,087
Rentals from safety boxes		54,227		45,319
Other		29,730		27,062

	Ps.	1,169,672	Ps.	855,482

	September 30,
	2015		2014
Service fee expense
Other
Expenses and promotions related to credit cards	Ps.	118,815	Ps.	44,662
Turnover tax		143,592		105,968
Other		26,509		40,289

	Ps.	288,916	Ps.	190,919

	September 30,
	2015		2014
Miscellaneous income
Other
Gains on premises and equipment and miscellaneous assets disposals	Ps.	8,119	Ps.	1,301
Sales of products		9,650		609
Rentals		22,214		1,168
Other adjustments and interest of miscellaneous credits		7,188		5,810
Charge of couriers		2,774		1,067
Other		83,889		37,785

	Ps.	133,834	Ps.	47,740

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the nine-month periods ended September 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

19. Breakdown of Captions Included in the Income Statement (Continued)

	September 30,
	2015		2014
Miscellaneous losses
Other
Losses on quota refund	Ps.	5,303	Ps.	2,991
Charges paid to National Social Security Administration (ANSES)		6,946		10,420
Turnover tax		9,297		3,564
Court resolutions paid		454		306
Grants paid		4,959		2,750
Other adjustments and interest of miscellaneous liabilities		538		281
Losses related to fiduciary services		457		778
Other		99,935		30,993

	Ps.	127,889	Ps.	52,083

20. Income Taxes

        Income tax charge for nine months periods ended September 30, 2015 and 2014 amounted to Ps. 150,234 and Ps. 151,294 respectively.

        As of September 30, 2015 and December 31, 2014, the consolidated Group's Minimum Presumed Income Tax (MPIT) available to credit against future income tax amounts to Ps. 6,246 and Ps. 6,370, respectively. Such MPIT expire over the following ten years.

21. Restrictions Imposed on the Distribution of Dividends

        The distribution of retained earnings in the form of dividends is governed by the Argentine Corporations Law. These rules require Grupo Supervielle to transfer 5% of its net income to a legal reserve until the reserve equals to 20% of the company's outstanding capital stock.

        In addition, with regard to Banco Supervielle and Cordial Compañía Financiera the regulations in force at September 30, 2015 provide as follows:

  a)
  20% of the profits shown by the income statement for the fiscal year, plus—minus the adjustments to prior year results, minus the accumulated loss, if any, at the end of the preceding year, must be transferred to the Bank´s legal reserve.

  b)
  No profits may be distributed or remitted prior to the approval of the results for the year and of the publication of the Bank´s annual financial statements.

  c)
  All profit distributions must have the prior authorization of the Superintendency of Financial and Exchange Institutions of the BCRA, the intervention of which will be aimed at verifying the correct application of the procedures described in the regulations in force on this matter, issued by the BCRA. No distribution can be made unless the Computable Capital exceeds by at least 75% the Minimum Capital required by the BCRA.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the nine-month periods ended September 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

21. Restrictions Imposed on the Distribution of Dividends (Continued)

  d)
  Additionally, when calculating the excess capital used to determine a dividend proposal, entities must deduct 1% of risk weighted assets.

22. Capital Stock

        As of September 30, 2015 the Group has outstanding 63,369,094 Ordinary Class "A", nominated, non-endorsable shares, which are entitled to five votes per share and 59,516,170 Ordinary Class "B", nominated and non-endorsable shares, which are entitled to one vote per share, and 1,600,000 Preferred shares with no voting rights.

        Preferred shares gave the right to receive a preferred, non-cumulative, annual dividend which for the year ended on December 31, 2014 was of 4,685,000 pesos per share and is annually adjusted by a coefficient of 1 plus Badlar rate as of year-end. Preferred shares can only be withdrawn by decision of the Company's shareholders, and holders of preferred shares do not have the option to put or convert these shares into cash.

        The Company is not subject to the minimum capital requirements established by the BCRA.

        Pursuant to BCRA regulations, Banco Supervielle and Cordial Compañía Financiera must maintain a minimum capital, which is calculated by weighting the risks related to assets, bank premises and equipment, miscellaneous and intangible assets.

        Under BCRA regulations, as of September 30, 2015 and December 31, 2014, the minimum capital requirements as applied to the Bank were as follows:

	Minimum Capital		Computable Capital		Computable Capital as a % of Minimum Capital
September 30, 2015	Ps.	2,504,023	Ps.	2,667,865	106.5
December 31, 2014	Ps.	2,105,923	Ps.	2,337,326	111.0

        As of September 30, 2015 and December 31, 2014, the Bank and CCF, met all capital adequacy requirements to which are subject.

23. Earnings per Share

        Basic and diluted earnings per share are based upon the weighted average of common shares outstanding of Grupo Supervielle, which were 122,885,264 and 122,885,264 for the nine month periods ended September 30, 2015 and 2014.

24. Contribution to the Deposit Insurance System

        Law No. 24485 and Decree No. 540/95 established the creation of the Deposit Insurance System to cover the risk attached to bank deposits, in addition to the system of privileges and safeguards envisaged in the Financial Institutions Law.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the nine-month periods ended September 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

24. Contribution to the Deposit Insurance System (Continued)

        The National Executive Branch through Decree No. 1127/98 dated September 24, 1998, extended this insurance system to demand deposits and time deposits of up to Ps. 30 denominated either in pesos and/or in foreign currency. In January 2011, the amount was updated to Ps. 120. Later, in November 2014, through Communication "A" 5641, the BCRA increased this amount to Ps. 350.

        This system does not cover deposits made by other financial institutions (including time deposit certificates acquired through a secondary transaction), deposits made by parties related to Banco Supervielle, either directly or indirectly, deposits of securities, acceptances or guarantees and those deposits set up after July 1, 1995, at an interest rate exceeding the one established regularly by the BCRA based on a daily survey conducted by it. Those deposits whose ownership has been acquired through endorsement and those deposits made as a result of incentives other than the interest rate are also excluded. This system has been implemented through the creation of the Deposit Insurance Fund ("FGD"), which is managed by a company called Seguros de Depósitos S.A. ("SEDESA"). The shareholders of SEDESA are the BCRA and the financial institutions, in the proportion determined by the BCRA based on the contributions made to the fund.

25. Financial Instruments with Off-Balance Sheet Risk

  25.
  a. Credit-related financial instruments

        The Group enters into various transactions involving off-balance sheet financial instruments. The instruments could be used in the normal course of its business in order to meet the financing needs of its customers. These instruments expose the Group to credit risk above and beyond the amounts recorded in the consolidated balance sheets. These financial instruments include commitments to extend credit, standby letters of credit, guarantees granted and acceptances.

        The Group uses the same credit policies in making commitments, conditional obligations and guarantees as it does for granting loans.

        The Group's exposure to credit loss in the event of non-performance by the counterparty to the financial instrument for standby letters of credit, guarantees granted and acceptances is represented by the contractual notional amount of those investments.

        A summary of the credit exposure related to these items is shown below:

	September 30, 2015		December 31, 2014
Standby letters of credit	Ps.	67,223	Ps.	53,396
Guarantees granted	Ps.	476,543	Ps.	330,227
Acceptances	Ps.	37,416	Ps.	20,202

        Standby letters of credit and guarantees granted are conditional commitments issued by the Group to guarantee the performance of a customer to a third party.

        Acceptances are conditional commitments for foreign trade transactions.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the nine-month periods ended September 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

25. Financial Instruments with Off-Balance Sheet Risk (Continued)

        The credit risk involved in issuing letters of credit and granting guarantees is essentially the same as that involved in extending loan facilities to customers. In order to grant guarantees to its customers, the Group may require counter-guarantees. These counter-guarantees are classified by type, as follows:

	September 30, 2015		December 31, 2014
Preferred counter-guarantees	Ps.	2,451,064	Ps.	2,540,993
Other counter-guarantees	Ps.	5,848,186	Ps.	4,175,796

        The Group accounts for checks drawn on other banks, as well as other items in process of collection, such as notes, bills and miscellaneous items, in memorandum accounts until such time as the related item clears or is accepted. In management's opinion, the risk of loss on these clearing transactions is not significant. The amounts of clearing items in process were as follows:

	September 30, 2015		December 31, 2014
Checks drawn on other banks	Ps.	1,130,560	Ps.	675,173
Bills and other items for collection	Ps.	2,344,160	Ps.	3,030,305
  25.
  b. Trust activities

        See note 26

  25.
  c. Derivative Financial Instruments

        In the normal course of business, the Group enters into a variety of transactions principally in the foreign exchange stock markets. Most counterparts in the derivative transactions are banks and other financial institutions.

These instruments include:

  •
  Forwards and Futures:  they are agreements to deliver or take delivery at a specified rate, price or index applied against the underlying asset or financial instrument, at a specific date. Futures are exchange traded at standardized amounts of the underlying asset or financial instrument. Forwards contracts are OTC agreements and are principally dealt in by the Group in foreign exchange as forward agreements.

  •
  Swaps:  they are agreements between two parties with the intention to exchange cash flows and risks at a specific date and for a period in the future.

  •
  Options:  they confer the right to the buyer, but no obligation, to receive or pay a specific quantity of an asset or financial instrument for a specified price at or before a specified date.

        Pursuant to BCRA´s rules, forward transactions with delivery of underlying assets, must be recorded under "Other receivables from financial intermediation" and "Other liabilities from financial transactions" in the accompanying consolidated balance sheet and they are valued as mentioned in Note 3.8.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the nine-month periods ended September 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

25. Financial Instruments with Off-Balance Sheet Risk (Continued)

    The following table shows, the notional value of options and outstanding forward and futures contracts as of September 30, 2015 and December 31, 2014:

	September 30, 2015		December 31, 2014
Forward sales of foreign exchange without delivery of underlying assets	Ps	108,440	Ps.	908,423
Forward sales of gold without delivery of underlying assets		12,605		12,319
Forward purchases of foreign exchange without delivery of underlying assets		308,130		1,136,606
Call options written on stock		—		1,770
Reverse repurchase agreements		—		37,840
Repurchase agreements		—		79,328

        The following table shows, the income / (expenses) generated by derivatives financial instruments during the nine month periods ended September 30, 2015 and 2014:

	September 30, 2015		September 30, 2014
Forward transactions results	Ps.	908	Ps.	(14,039)
Interest rate swaps		—		466
Call options written on stock		483		1,618
Reverse repurchase agreements		4,747		12,448
Repurchase agreements		(29,066)		(9,813)

26. Financial Trusts and Mutual Funds

a)    Financial Trusts

        The Group acts as trustee or settler in financial trusts.

I)     As Trustee

        The following are the financial trusts where the Group acts as trustee at year-end:

Financial trust Banex Créditos IV

        Trustee: Banco Supervielle

  •
  Banex Asset-Backed Securities Program

Financial Trust	Trustee	Set up on	Assets assigned in trust	Value initially assigned in trust		Securities issued and last maturity(1)			Observation	Holdings— book value as of September 30, 2015 (Ps.)
Fideicomiso Financiero Banex Créditos IV	Banco Supervielle S.A.	3/19/2004	Personal loans	Ps.	30,012	VDFA NV$21,000 Due: 01/20/05	VDFB NV$6,000 Due: 04/20/05	CP NV$3,000 Due: 04/20/07	In liquidation	—

(1)
VDFA means Senior Debt Securities, VDFB means Subordinated Debt Securities and CP means Certificates of Participation

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the nine-month periods ended September 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

26. Financial Trusts and Mutual Funds (Continued)

Guarantee management trusts

        Trustee: Banco Supervielle

Trust	Indenture executed on	Trustee substitution date	The principal obligation expires on	Original Principal amount Ps.	Principal balance Ps.	Beneficiaries	Settlers
UAR	12/30/2003	—	—	—	—	UAR affiliated Rugby players	UAR
Credimas	1/11/2013	—-	2/25/2016	14,000	6,471	Banco Supervielle S.A.	Credimas S.A.
Rafael G Albanesi S.A.	7/23/2014	3/31/2011	10/25/2016	10,000	6,189	Banco Supervielle S.A.	Rafael G Albanesi S.A.
Sistemas Unificados de Credito dirigido S.A.(*)	7/16/2013	—	—	—	—	Banco Supervielle S.A.	Sistemas Unificados de Credito dirigido S.A.

        The Group acts also as trustee in the following trusts:

  •
  Fideicomiso Mendoza, in liquidation phase, since it has fulfilled the contract period, but is pending the completion of several acts that derive from the trustee. The liabilities recorded, mainly originating from the exclusion of assets, as of September 30,2015 increased in the amounts of Ps. 13,501 and have been backed by assets in trust (loans, other miscellaneous receivables and other financial assets) in the amount of Ps. 459. This trust will be liquidated following the procedures established by Law 24,441.

  •
  Lujan Trust: the term of the contract has expired and all documentation relating to the liquidation has been delivered. To date, only the final deregistration in tax matters is still pending.

II)   As Settler

        The Group transfers portions of their loan portfolio to special purpose trusts that fund the purchase by issuing securities that are sold to third parties, thereby creating an additional source of funding for operations.

        In the case of the securitization transactions arranged by the Group, the trustee typically issues senior bonds, subordinated bond and participation certificates, and places the senior bonds and a portion of the subordinated bonds and participation certificates in the Argentine capital markets.

        The following are the financial trusts where the Group acts as settler at year-end:

Publicly offered and listed financial trusts

Supervielle Leasing Financial Trust

        Assets assigned in trust: Collection rights on lease agreements

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the nine-month periods ended September 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

26. Financial Trusts and Mutual Funds (Continued)

        Trustee: TMF Trust Company (Argentina) S.A.

Financial trust	Set up on	Value initially assigned in trust (Ps.)	Securities issued and last maturity(2)			Holdings—book value as of September 30, 2015 (Ps.)
Serie 9(1)	8/21/2013	197,250	VDF TFA NV$116,377 Due: 4/20/15	VDF TVB NV$36,491 Due: 2/22/2016	CP NV$44,381 Due: 6/20/2018	CP 57,666
Serie 10(1)	6/5/2014	211,200	VDF TV NV$147,833 Due: 8/22/16		CP NV$63,357 Due: 3/20/2019	CP 72,186
Serie 11(1)	9/26/2014	133,466	VDF TV NV$93,426 Due: 3/20/17		CP NV$40.039 Due: 10/21/2019	VDF TV 4,987 CP 41,580

(1)
Securities issued under the Supervielle Confiance 3 program

Supervielle Créditos Financial Trust

        Assets assigned in trust: Personal loans

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the nine-month periods ended September 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

26. Financial Trusts and Mutual Funds (Continued)

        Trustee: TMF Trust Company (Argentina) S.A.

Financial trust	Set up on	Value initially assigned in trust (Ps.)	Securities issued and last maturity(2)			Holdings—book value as of September 30, 2015 (Ps.)
Serie 72(2)(3)	10/8/2013	200,003	VDF TV NV$196,000 Due: 2/22/16		CP NV$4,000 Due: 5/22/16	CP 8,128
Serie 74(2)(3)	12/3/2013	200,002	VDF TV NV$192,000 Due: 1/20/16		CP NV$8.000 Due: 8/22/16	CP 13,001
Serie 76(2)(3)	2/6/14	200,001	VDF TV NV$232,500 Due: 4/20/16		CP NV$17,500 Due: 11/21/16	CP 23,546
Serie 77(1)(3)	3/13/14	200,002	VDF TV NV$232,500 Due: 3/21/16		CP NV$17,500 Due: 12/20/16	CP 43,544
Serie 78(1)(3)	4/7/14	250,006	VDF TV NV$232,500 Due: 6/20/16		CP NV$17,500 Due: 3/20/17	CP 44,007
Serie 80(1)(3)	6/30/14	250,016	VDF TV NV$232,500 Due: 7/20/16		CP NV$17,500 Due: 2/20/17	CP 37,781
Serie 81(1)(3)	8/13/14	250,010	VDF TV NV$232,500 Due: 9/20/16		CP NV$17,500 Due: 6/20/17	VDF TV14,059 CP 47,132
Serie 82(1)(3)	9/26/14	250,004	VDF TV NV$232,500 Due: 9/20/16		CP NV$17,500 Due: 6/20/17	CP 26,732
Serie 83(1)(3)	10/28/14	250,002	VDF TV NV$232,500 Due: 2/20/17		CP NV$17,500 Due: 9/20/17	VDF TV 41,153
Serie 84(1)(3)	11/21/14	250,003	VDF TV A NV$232,500 Due: 3/20/17		CP NV$17,500 Due: 12/20/17	VDF TV 29,567 CP 26,628
Serie 85(1)(3)	10/19/14	250,010	VDF TV NV$232,500 Due: 9/20/16		CP NV$17,500 Due: 9/20/17	CP 27,677
Serie 86(1)(3)	3/11/15	250,009	VDF TV NV$232,500 Due: 2/20/17		CP NV$17.500 Due:10/20/17	VDF TV 2,221 CP 25,964
Serie 88(1)(4)	7/23/2015	220,004	VDF TV A NV$213,400 Due: 11/20/17	VDF TV B NV$6.600 Due: 1/22/18	—	VDF TV 43,691
Serie 89(1)(3)	9/4/2015	250,005	VDF TV A NV$240,000 Due: 10/20/17	—	CP NV$10.000 Due: 20/11/18	VDF TV 117,439

(1)
Securities issued under the Supervielle Confiance 3 program

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the nine-month periods ended September 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

26. Financial Trusts and Mutual Funds (Continued)

(2)
Securities issued under the Supervielle Confiance 4 program

(3)
Personal loans originated, or subsequently acquired, by Banco Supervielle and granted to ANSES retirees and pensions, and San Luis provincial public administration employees for which Banco Supervielle, in its own name, processes and pays retirement and pension benefits

(4)
VDF TFA means Senior Debt Securities (fixed rate), VDF TVB means Subordinated Debt Securities (variable rate), VDF TFC means Subordinated Debt Securities (fixed rate) and CP means Certificates of Participation

Supervielle Renta Inmobiliaria Financial Trust

        Assets assigned in trust: Real estate and the proceeds from their rentals and/or sales

        Trustee: TMF Trust Company (Argentina) S.A.

Financial trust	Set up on	Value initially assigned in trust		Securities issued and last maturity(2)		Holdings—book value as of September 30, 2015 (Ps.)
Serie I(1)	11/8/2007	US$	14,336	VDF NV US$10,035 Due: 11/5/17	CP NV US$4,300 Due: 11/5/17	VDF 94,841 CP 30,828

(1)
Securities issued under the Supervielle Confiance program

(2)
VDF means Senior Debt Securities and CP means Certificates of Participation

Cordial Compañía Financiera Crédito Financial Trust

        Assets assigned in trust: Personal Loans

        Trustee: TMF Trust Company (Argentina) S.A.

Financial trust	Set up on	Value initially assigned in trust as of September 30, 2015 (Ps.)	Value of Participation Certificates issued as of September 30, 2015 (Ps.)	Value of Debt securities issued as of September 30, 2015 (Ps.)
Serie VI	10/24/2014	230,270	43,262	—
Serie VII	12/30/2014	60,739	12,673	—
Serie VIII	6/23/2015	182,860	48,043	—
Serie IX	9/17/2015	199,475	51,020	46,847

Total			154,998	46,847

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the nine-month periods ended September 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

26. Financial Trusts and Mutual Funds (Continued)

b)    Mutual Funds

        At September 30, 2015 and December 31, 2014, Banco Supervielle is the depository of the following Mutual Funds managed by Supervielle Asset Management.

	Portfolio		Net worth		Number of units
Mutual Fund	09/30/2015 Ps.	12/31/2014 Ps.	09/30/2015 Ps.	12/31/2014 Ps.	09/30/2015 Ps.	12/31/2014 Ps.
Premier Renta C.P. Pesos	1,231,078	979,234	1,229,090	977,268	293,165,878	260,754,611
Premier Renta Plus en Pesos	81,582	126,448	80,033	125,562	23,583,805	42,494,600
Premier Renta Fija Ahorro	2,629,620	1,330,350	2,603,124	1,326,426	255,691,911	154,278,085
Premier Renta Fija Crecimiento	250,508	178,272	249,977	177,918	51,689,630	43,258,961
Premier Renta Variable	102,517	63,552	102,249	62,840	16,024,938	10,267,308
Premier FCI Abierto Pymes	440,518	263,932	435,225	263,472	206,028,488	135,259,316
Premier Commodities Agrarios	832	1,492	831	1,435	512,961	868,307
Premier Capital	129,051	170,243	128,016	166,974	90,707,520	141,333,175

27. Loans and issuance of negotiable obligations

a.     Loans from international agencies

Nederlandse Financierings-Maatschappij Voor Ontwikkelingslanden N.V. (FMO)

        On December 20, 2007, Cordial Microfinanzas S.A. and FMO entered into a financing agreement, with Grupo Supervielle acting as guarantor of that transaction, whereby it received in February 2008 the equivalent in pesos to US$ 3,000,000 payable in 6 consecutive semi-annual installments in pesos, the first installment falling due on April 15, 2011. The loan accrues interest at Badlar for private banks for 30 to 44 day term deposits, plus 4%. Interest shall be payable quarterly as from April 15, 2008. In March 2011, the Company, Cordial Microfinanzas S.A. and FMO signed an addenda to the facility agreement, deferring in two years the first installment, so that it operates on April 15, 2013.

        The financing received is subject to compliance with certain financial and non-financial covenants related mainly to the level of creditworthiness, exposure to loans, transactions with to related parties, foreign currency position, placements of liens and disposal of certain assets, in addition to certain information requirements and other positive and negative covenants. Furthermore, those agreements contain a "cross default" clause, whereby any breach of the obligations assumed by Cordial Microfinanzas, Grupo Supervielle or Banco Supervielle shall lead to the accelerated amortization of the loans granted by FMO. Moreover, Grupo Supervielle shall keep an interest of at least 85% in the capital of Banco Supervielle over the life of those agreements.

b.     International financing programs

Global Financial Exchange Program

        In April 2007, Banco Supervielle signed an agreement within IFC/World Bank Group's Global Trade Finance Program whereby the IFC may, at its discretion, furnish a guarantee in favor of a

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the nine-month periods ended September 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

27. Loans and issuance of negotiable obligations (Continued)

correspondent bank thereby covering the Entity's payment obligations arising from trade-related transactions with its customers.

        As of September 30, 2015, the transactions in force with the coverage offered by IFC in the framework of the Global Trade Finance Program totaled USD 13,238,487.

        The agreement signed with the IFC is subordinated to compliance with certain duties, including the preparation of reports at regular intervals and abiding by certain financial ratios in the field of solvency, credit risk, restricted assets, and exposure to foreign currency and interest rate risk.

        As of September 30, 2015, the Company was in compliance with the covenants, requirements and obligations mentioned.

Foreign Trade Credit Facility Program

        In May 2009 the Bank signed an agreement under the Foreign Trade Credit Facility Program of the Inter-American Development Bank (IDB). The line of credit granted to Banco Supervielle for US$ 15,000,000 under this program shall be used to cover risks inherent in the confirmation of letters of credit, promissory notes, bid guarantees, and other similar instruments used in international business operations.

        As of September 30, 2015, there were no transactions outstanding with IDB's coverage in the framework of the above-mentioned program.

Fondo Fiduciario de Capital Social (FONCAP)

        On September 20, 2010, Cordial Microfinanzas entered into a framework financing agreement with FONCAP S.A., for a total principal amount of up to Ps. 2,500. The Company must repay the principal borrowed in 12 quarterly and consecutive installments, which started on December 17, 2011. This debt shall accrue a quarterly variable compensatory interest rate, payable in arrears over balances and made up by the BADLAR rate applicable to time deposits at 30 to 35 days for more than Pesos one million, as informed by private banks, plus an additional 500 bps. Interest is payable on a monthly basis, with the first payment made on November 17, 2010.

        On September 14, and November 8, 2011, Cordial Microfinanzas entered into new framework financing agreements with FONCAP S.A., for a total principal amount of up to Ps. 1,500 each one. The principal amount must be repaid in 8 quarterly and consecutive installments of Ps. 187 for each lined received, with the first installments being paid on December 17, 2012 and February 17, 2013, respectively, accruing an interest rate made up by the BADLAR rate applicable to time deposits at 30 to 305 days for more than Pesos one million, informed by private banks, plus an additional 500 bps.

        Additionally, on October 2, 2012, Cordial Microfinanzas entered into a new loan facility with FONCAP, with a principal amount of Ps. 2,000 reimbursable in 10 equal, consecutive, three-month installments, in Pesos, with the first payment being paid on July 17, 2014, accruing an interest rate made up by the BADLAR rate applicable to time deposits at 30 to 305 days for more than Pesos one million, informed by private banks, plus an additional 500 bps.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the nine-month periods ended September 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

27. Loans and issuance of negotiable obligations (Continued)

d.     Program for the issuance of Negotiable Obligations denominated in USD

        On April 30, 2007, the Ordinary and Extraordinary Shareholders' Meeting No. 95 of Banco Supervielle resolved to approve the application for admission to the public offering regime through the creation of a Global Program for the issuance of Corporate Bonds for up to a maximum amount of US$ 200,000,000. The Program was authorized by the Argentine Securities Commission (Comisión Nacional de Valores) on August 10, 2007.

d.1.  Issuance of Subordinated Corporate Bonds Class I

        On October 13, 2010, the Board of Directors of Banco Supervielle approved the issuance of Class 1 Corporate Bonds. The subscription period ended on November 8, 2010.

        The following are the main terms and conditions of the issuance:

          Amount:  US$ 50,000,000.

          Rank:  Class 1 Corporate Bonds are Banco Supervielle's subordinated payment obligations in the terms of the BCRA regulations concerning Regulatory Capital [RPC] and Supplementary Shareholders' Equity.

          Maturity date:  November 11, 2017

          Interest rate:  11.375%

          Interest Payment Date:  The interest accrued by the Class 1 Corporate Bonds will be paid on a half-yearly basis on May 11 and on November 11 each year.

          Amortization:  Principal shall be repaid on the Maturity Date.

          Applicable law and jurisdiction:  The corporate bonds shall be governed by, and must be interpreted according to, the laws of the State of New York

        On March 21, 2012, the Ordinary Shareholders' Meeting resolved to extend the effective period of the Program for five years starting on the original due date, July 13, 2012.

        As of the December 31, 2010, the above-mentioned corporate bonds have been recorded in the caption Subordinated Loan and Negotiable Obligations for Ps. 192,215.

d.2.  Issuance of Subordinated Corporate Bonds Class III

        On May 16, 2013 the Board of Directors of Banco Supervielle approved the issuance of Class 3 Corporate Bonds. The subscription period ended on August 15, 2013.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the nine-month periods ended September 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

27. Loans and issuance of negotiable obligations (Continued)

        The following are the main terms and conditions of the issuance:

          Amount:  US$ 22,500,000.

          Rank:  Class 3 Corporate Bonds are Banco Supervielle's subordinated payment obligations in the terms of the BCRA regulations concerning Regulatory Capital [RPC] and Supplementary Shareholders' Equity.

          Maturity date:  August 20, 2020

          Interest rate:  7.00%

          Interest Payment Date:  The interest accrued by the Class 3 Corporate Bonds will be paid on a half-yearly basis on February 20 and on August 20 each year.

          Amortization:  Principal shall be repaid on the Maturity Date.

          Applicable law and jurisdiction:  The corporate bonds shall be governed by, and must be interpreted according to, the laws of Argentina.

d.2.  Issuance of Subordinated Corporate Bonds Class IV

        On October 14, 2014 the Board of Directors of Banco Supervielle approved an increase of the total amount of the Program for up to Ps. 750,000 and the issuance of Class 4 Corporate Bonds for up to USD 30,000,000 within such Program. The subscription period ended on November 14, 2014.

        The following are the main terms and conditions of the issuance:

          Amount:  US$ 13,441,000.

          Rank:  Class 3 Corporate Bonds are Banco Supervielle's subordinated payment obligations in the terms of the BCRA regulations concerning Regulatory Capital [RPC] and Supplementary Shareholders' Equity.

          Maturity date:  November 18, 2021

          Interest rate:  7.00%

          Interest Payment Date:  The interest accrued by the Class 3 Corporate Bonds will be paid on a half-yearly basis on May 18 and on November 18 each year.

          Amortization:  Principal shall be repaid on the Maturity Date.

          Applicable law and jurisdiction:  The corporate bonds shall be governed by, and must be interpreted according to, the laws of Argentina.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the nine-month periods ended September 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

27. Loans and issuance of negotiable obligations (Continued)

d.     Program for the issuance of Negotiable Obligations denominated in Pesos

        On March 25, 2013, the Extraordinary Meeting of Shareholders of Banco Supervielle approved the creation of a global program of Corporate Bonds denominated in Pesos for up to a maximum amount of Ps. 750,000. On the same date, the Board of Directors of the Bank approved the issuance of Corporate Bonds Class 1 and 2, which was authorized by the Argentine Securities Commission on May 2, 2013.

        The following are the main terms and conditions of the issuance:

          Amount:  91,210.

          Rank:  Class 2 Corporate Bonds are Banco Supervielle's subordinated payment obligations in the terms of the BCRA regulations concerning Regulatory Capital [RPC] and Supplementary Shareholders' Equity.

          Maturity date:  November 17, 2014

          Interest rate:  Floating / Badlar + 3.99%

          Interest Payment Date:  The interest accrued by the Class 2 Corporate Bonds will be paid on a three-month period basis starting on August 15, 2013.

          Amortization:  Principal shall be repaid on the Maturity Date.

          Applicable law and jurisdiction:  The corporate bonds shall be governed by, and must be interpreted according to, the laws of Argentina.

e.     Negotiable Obligations and Short-term securities of Cordial Compañía Financiera

        The following are the series of short-term securities and corporate bonds issued by Cordial Compañía Financiera, outstanding as of September 30, 2015 and December 31, 2014:

Corporate Bonds

	Date of issuance	Due date	Nominal value (Ps.)	Applicable Rate	September 30, 2015	December 31, 2014
Class II	10/3/13	4/3/15	73,253	Variable rate 4.99% + BADLAR	—	73,253
Class IV	2/21/14	8/21/15	53,889	Variable rate 5.00% + BADLAR	—	53,889
Class V	8/15/14	2/15/16	147,222	Variable rate 3.75% + BADLAR	147,222	147,222
Class VI	5/14/15	5/14/16	145.980	29.00%	145,980	—
Class VII	5/14/15	11/14/16	11,579	Variable rate 5.00% + BADLAR	11,579	—

Total					304,781	274,364

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the nine-month periods ended September 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

27. Loans and issuance of negotiable obligations (Continued)

f.      Global Program for the Issuance of Corporate Bonds

        On September 22, 2010, the Extraordinary General Shareholders' Meeting of Grupo Supervielle approved the application for admission to the public offering regime set forth under Law No. 17,811 and the creation of a Global Program for the Issuance of Corporate Bonds, Not Convertible into Shares. These corporate bonds may be short, medium and/or long term, subordinated or not, secured or not, denominated in Pesos, in US Dollars or in any other currency for a maximum outstanding amount that at no time should be higher than Ps. 500,000 or its equivalent in any other currency, as per the last Program amendment dated October 24, 2013.

        In addition, the corporate bonds may be issued in various classes and/or series during the term of the program, and the possibility exists of re-issuing the successive classes and/or series that have been amortized.

        The Argentine Securities Commission approved the above-mentioned Program on November 11, 2010.

        At September 30, 2015 and December 31, 2014 the following series of corporate bonds of Grupo Supervielle issued under the above mentioned program were outstanding:

Class	Issue date	Currency	Amount (Ps.)	Applicable Rate	Due date
Class XI	11/5/13	ARS	50,000	Variable + 4.08%	5/5/15
Class XII	1/31/14	ARS	71,398	Variable + 4.70%	7/31/15
Class XIII	1/31/14	ARS	23,100	Variable + 6.25%	1/31/19
Class XIV	5/13/14	ARS	38,194	Variable + 3.85%	11/13/15
Class XV	5/13/14	ARS	81,806	Variable + 4.65%	5/13/16
Class XVI	9/23/14	ARS	81,250	Variable + 3.25%	3/23/16

Class	Issue date	Currency	Amount (Ps.)	Applicable Rate	Due date
Class XVII	1/23/15	ARS	127,000	28,5%	1/23/16
Class XVIII	1/23/15	ARS	23,000	Variable + 4.8%	7/23/16
Class XIX	5/20/15	ARS	137,361	Mixed	11/20/16
Class XX	7/28/15	ARS	129,500	Mixed	1/28/17

        As of September 30, 2015 Class XI and XII were fully amortized.

        Funds provided by the issuance of corporate bonds were used to cancel financial liabilities, in accordance with article 36 of Law 23,576.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the nine-month periods ended September 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

28. Non-controlling interest

        The breakdown of this caption is as follows:

Company	September 30, 2015		December 31, 2014
Banco Supervielle		60,640		51,726
Sofital		3,696		3,024

Total	Ps.	64,336	Ps.	54,750

29. Differences between the Argentine Banking GAAP and Argentine GAAP

        The main differences between the Argentine Banking GAAP and Argentine GAAP are detailed below:

Recognition of income tax by the deferred tax method

        Grupo Supervielle calculates income tax at the current rate on the estimated taxable profit, without considering the effect of temporary differences between the carrying amounts of existing assets and liabilities and their respective tax basis. In accordance with Argentine GAAP, income tax must be recognized by the deferred tax method and, consequently, deferred tax assets or liabilities calculated on the abovementioned timing differences must be recognized. In addition, tax loss carry-forwards or unused tax credits allowed to be deducted from future taxable income must be recognized as deferred assets, as long as income is likely to be obtained.

Derivative financial instruments

        The Group's subsidiaries have recorded derivative financial instruments in accordance with BCRA regulations. Interest rate swaps are recorded at the value resulting from the application of rates differences to residual notional amounts at the end of each fiscal year. In accordance to Argentine GAAP the valuation should be made at fair value

Credits originating in refinancing

        Under Argentine GAAP, whenever certain credits are substituted by others subject to conditions substantially different from those originally agreed, the pre-existing account will be written off and a new credit will be recognized, and its accounting measurement will be made on the basis of the best possible estimate of the sum receivable, using a discount rate reflecting the market assessments about the time value of money and the specific risks of the related asset. Those operations are valued in accordance with BCRA regulations based on the contractual rates agreed. The risk is measured under specifically regulated classification and provisioning criteria.

Goodwill

        Under Argentine Banking GAAP the Group determined goodwill for the excess of the purchase price over the equity value of the investment at the acquisition date. Under Argentine GAAP, goodwill

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the nine-month periods ended September 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

29. Differences between the Argentine Banking GAAP and Argentine GAAP (Continued)

should result from the difference between the purchase price of the investment referred to above and the amount of the net assets acquired valued at the estimated fair value.

        Under Argentine Banking GAAP and Argentine GAAP there is not differences related to amortization

Sanctions imposed to Financial Institutions and summaries carried out by the BCRA

        Under Argentine Banking GAAP, since January 2015, financial institutions must accrue a provision of 100% of administrative and/or disciplinary sanctions, and penal sanctions with judicial sentence on first instance, imposed or initiated by the BCRA, the Unit of Financial Information, the National Securities Commission and the National Superintendence of Insurance, that have been notified, with disregard of its amount, the status of the process, or if the fine payment is suspended. Moreover, financial institutions are required to disclose in their financial statements such sanctions and summaries initiated by the BCRA, since the first notification received.

        Pursuant to Argentine GAAP, such contingencies shall be recorded under liabilities when the possibility their effects take place is high and they can be appropriately determined in terms of currency. These shall as well be informed in notes to the financial statements. Contingencies which occurrence is considered to be remote shall not be included in the financial statements or the notes thereto, while those which possibility of occurrence is not considered remote but do not meet the requirements to be recorded under liabilities shall only be informed in notes to the financial statements.

Valuation of Government Securities

        BCRA regulations set forth specific valuation criteria for government securities recorded at their acquisition cost plus the I.R.R. Pursuant to Argentine GAAP the above-mentioned assets must be valued at their fair value.

Employee benefits

        The benefits granted to staff, such as vacations, special termination benefits and indemnities are recorded to expenses by the Group, when paid following the criteria allowed by the BCRA Rules, while Argentine GAAP establishes that such benefits, which accrue as the employees render their services or accept termination agreements, should be recognized as a liability during the term of labor or acceptance of agreement.

Presentation of Financial Statements and Disclosure

        Argentine Banking GAAP and Argentine GAAP differ in certain presentation aspects, which are summarized as follows:

  •
  Under Argentine GAAP, assets and liabilities are classified as current and non-current on the balance sheet.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the nine-month periods ended September 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

29. Differences between the Argentine Banking GAAP and Argentine GAAP (Continued)

  •
  Under Argentine GAAP, Goodwill is shown as a separate item on the balance sheet, while under Argentine Banking GAAP it's included in the Intangible Assets line item.

  •
  Certain disclosure requirements for Argentine GAAP, are not mandatory under Argentine Banking GAAP, such as goodwill information, related party transactions, and others.

Transfer of financial assets with recourse

        Cordial Compañía Financiera S.A. transferred certain loans to third parties retaining the liability for uncollectable items. By entering into these agreements, Cordial Compañía Financiera S.A. derecognized the transferred assets and recorded a gain by the difference between the book value of the loans transferred, and the consideration received. Under Argentine GAAP, the transfer of financial assets with recourse cannot be recorded as a sale of assets, as the transferor retains a substantial portion of the risks and benefits associated with the assets transferred. If Argentine GAAP had been applied, total assets, total liabilities and net income of Cordial Compañía Financiera S.A. as of September 30, 2015 would have increased in Ps. 106.2 million, Ps. 128.6 million and decreased in $22.4 million, respectively.

30. Parent only Financial Statements

        The following are the parent company only financial statements of Grupo Supervielle as of September 30, 2015 and December 31, 2014 and for the nine months periods ended September 30, 2015 and 2014.

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the nine-month periods ended September 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

30. Parent only Financial Statements (Continued)

Balance sheet (Parent Company only)

	September 30, 2015		December 31, 2014
Assets
Current assets
Cash and due from banks	Ps.	1,226	Ps.	1,615
Short-term investments		106,556		42
Tax credits		—		27
Other receivables		2,397		2,994

Total current assets	Ps.	110,179	Ps.	4,678

Non-current assets
Long-term investments	Ps.	2,565,277	Ps.	2,134,410
Tax credits		485		647
Other receivables		1,193		1,599
Premises and equipment, net		—		30

Total non-current assets	Ps.	2,566,955	Ps.	2,136,686

Total assets	Ps.	2,677,134	Ps.	2,141,364

Liabilities
Current Liabilities
Trade accounts payable	Ps.	1,469	Ps.	1,273
Financial indebtedness		371,880		229,925
Taxes payable		173		157
Other accounts payable		1,186		17,803

Total current liabilities	Ps.	374,708	Ps.	249,158

Non-current liabilities
Financial indebtedness	Ps.	288,842	Ps.	185,220

Total non-current liabilities	Ps.	288,842	Ps.	185,220

Total liabilities	Ps.	663,550	Ps.	434,378

Shareholder's equity	Ps.	2,013,584	Ps.	1,706,986

Total liabilities and shareholders' equity	Ps.	2,677,134	Ps.	2,141,364

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the nine-month periods ended September 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

30. Parent only Financial Statements (Continued)

Statement of Income (Parent Company only)

	September 30, 2015		September 30, 2014
Equity in earnings of controlled companies	Ps.	424,361	Ps.	391,682
Administrative expenses		(18,522)		(19,322)
Other income, net		10,057		8,294
Financial results, net
Generated by assets	Ps.	12,527	Ps.	(6,637)
Generated by liabilities		(114,440)		(92,911)

Income before income tax	Ps.	313,983	Ps.	281,106

Income tax		—		—

Net income for the period	Ps.	313,983	Ps.	281,106

Statement of Cash Flows (Parent Company only)

	September 30, 2015		June 30, 2014
Changes in cash and cash equivalents
Cash and cash equivalents at the beginning of the year	Ps.	1,657	Ps.	40,380
Cash and cash equivalents at the end of period	Ps.	107,782		86,154

Net increase in cash and cash equivalents	Ps.	106,125	Ps.	45,774

Cash flow from operating activities
Operating expenses paid	Ps.	(20,930)	Ps.	(18,456)
Dividends received		21,850		16,150
Other operating (expenses paid) / income received		(7,657)		(2,495)

Net cash used in operating activities	Ps.	(6,737)	Ps.	(4,801)

Cash flow from investing activities
Proceeds from premises and equipment	Ps.	190	Ps.	327
Increase in long-term investments		(26,531)		(3,740)
Net cash used in investing activities	Ps.	(26,341)	Ps.	(3,413)

Cash flow from financing activities
Dividends paid		(7.385)		(8.342)
Financing received		134,906		68,949

Net cash provided by financing activities	Ps.	127,521	Ps.	60,607
Net financial income from holdings of cash and cash equivalents		11,682		(6,619)

Net increase in cash and cash equivalents	Ps.	106,125	Ps.	45,774

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the nine-month periods ended September 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

30. Parent only Financial Statements (Continued)

        Cash and cash equivalents include cash and due from banks and highly liquid investments with an original maturity of less than three months according to the following detail:

	September 30, 2015		September 30, 2014
Cash and due from banks		1,226		32,934
Short Term Investments		106,556		53,220

Cash and cash equivalents	Ps.	107,782	Ps.	86,154

        Reconciliation between balances as appearing on the Balance sheet and the items considered as Cash and cash equivalents:

	Septembere 30, 2015		September 30, 2014
Cash and due from banks
As per the Balance sheet	Ps.	1,226	Ps.	32,934

As per the Statement of cash flows	Ps.	1,226	Ps.	32.934
Short term investments
As per the Balance sheet	Ps.	106,556	Ps.	53,220

As per the Statement of cash flows	Ps.	106,556	Ps.	53,220

31. Credit Line for Productive Investment

        Pursuant to Communications "A" 5319 of the BCRA, financial institutions were required to offer a credit line directed to finance investment projects to purchase capital goods and/or to finance the construction of facilities to produce goods and/or services and to market goods (excluding inventories). These credit lines were required to reach in aggregate an amount equal to 5% of average deposits received from the non-financial private sector, at or before June 30, 2013. Communications "A" 5380, 5449, 5516 and 5600 further extended these requirements to new credit lines, with the last one being due on December 31, 2015. Banco Supervielle complied with these requirements within the due dates established by the BCRA, having disbursed Ps. 1,635 million in loans before September 30, 2015 and being in the process of granting and disbursing Ps. 1,497 million in new loans as of December 31, 2014.

32. Protection to users of financial services

        On June 19, 2013, the BCRA issued Communication "A" 5460, granting a broad protection to consumers of financial services, including, among other aspects, the regulation of fees and commissions charged by financial institutions for services provided. Therefore, fees and charges must represent a real, direct and demonstrable cost and should have a technical and economic justification.

        On June 10, 2014, the BCRA issued Communications "A" 5590, 5591 and 5592, through which it adopted a set of rules regarding the reference interest rate for personal loans and car loans granted to retail customers, that are not considered as micro, small and medium size companies. In addition, it

Grupo Supervielle S.A. and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements (Continued)

For the nine-month periods ended September 30, 2015, on comparative basis

(Expressed in thousands of Argentine pesos—unless otherwise stated)

32. Protection to users of financial services (Continued)

established new rules regarding fees and charges for basic financial products and services, as defined by the BCRA. Beginning on the effective date of the rule, financial institutions must have prior authorization from the BCRA to implement increases to the cost of those services.

33. Adoption of the International Financial Reporting Standards

        The National Securities Commission ("CNV") has established the application of Technical Pronouncement No. 26 of the Argentine Federation of Professional Councils in Economic Sciences, which adopts the International Financial Reporting Standards ("IFRS") issued by the IASB (International Accounting Standards Board) for certain entities included within the public offering system, whether because of their capital or their negotiable obligations, or because they have requested to be included in such system, for financial statements corresponding to fiscal years started as from January 1, 2012. The adoption of such standards is not applicable to the Company since the CNV exempts banks, insurance companies and companies that invest in banks and insurance companies. Therefore, due to the fact that Banco Supervielle is the Company's main equity investment, a financial institution subject to the BCRA regulations, the Company continued following the valuation and disclosure criteria applied by Banco Supervielle for the presentation of the consolidated financial statements.

        On February 12, 2014, the BCRA approved a convergence roadmap to IFRS for financial statements of institutions under its supervision, with an effective date for fiscal years commenced on January 1, 2018. In March 2015, Banco Supervielle and Cordial Compañía Financiera's Board of Directors approved an implementation plan, following the guidelines set up by the BCRA, that has a six-month period review and update.

        Through and including                        , 2016 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6.    Indemnification of Directors and Officers

        Neither the laws of Argentina nor our bylaws or other constitutive documents provide for indemnification of our directors or officers. Our officers' activities are regulated by Argentine labor law. However, following a decision by our shareholders during a shareholders' meeting number held on April 15, 2011, we agreed to indemnify our directors for any damages resulting from the performance of their duties as directors, except for damages resulting from gross negligence, fraud, dishonesty or bad faith by any director. We maintain directors' and officers' liability insurance covering our directors and executive officers with respect to general civil liability, which he or she may incur in his or her capacity as such. In addition, pursuant to the international underwriting agreement the international underwriters will agree to indemnify, under certain conditions, the registrant, its directors and officers and persons who control us (within the meaning of the Securities Act) against certain liabilities under the U.S. securities laws.

Item 7.    Recent Sales of Unregistered Securities

        During the past three years, we have issued the following securities, each in a local public offering carried out exclusively in Argentina:

Date of Issuance	Title and Aggregate Amount of Securities	Principal Underwriter	Aggregate Underwriting Commission (as a % of the offering)
September 28, 2012	Series VII Ps.65,000,000 Floating + 4.23% (BADLAR—Private Banks) Notes due 2014	HSBC Santander Río Banco Supervielle	0.8%
December 27, 2012	Conversion of 1,600,000 Class B shares into preferred shares	n/a	n/a
January 24, 2013	Series IX Ps.90,000,000 Floating + 4.48% (BADLAR—Private Banks) Notes due 2014	Santander Río Banco Supervielle	0.6%
May 7, 2013	Series X Ps.63,455,555 Floating + 3.50% (BADLAR—Private Banks) Notes due 2014	Santander Río Banco Supervielle	0.6%+ Success fee: 0.1%
November 5, 2013	Series XI Ps.50,000,000 Floating + 4.08% (BADLAR—Private Banks) Notes due 2015	Santander Río Banco Supervielle	0.6%+ Success fee: 0.1%

Date of Issuance	Title and Aggregate Amount of Securities	Principal Underwriter	Aggregate Underwriting Commission (as a % of the offering)
January 31, 2014	Series XII Ps.71,397,590 Floating + 4.70% (BADLAR—Private Banks) Notes due 2015	Santander Río Banco Supervielle BST	Santander Río and Banco Supervielle: 0.6% BST: 0.4% calculated based on purchase orders allocated to BST clients Success fee: 0.1%
January 31, 2014	Series XIII Ps.23,100,000 Floating + 6.25% (BADLAR—Private Banks) Notes due 2019	Santander Río Banco Supervielle BST	2% distributed among Santander Río, Banco Supervielle and BST in accordance with the offers received through each underwriter and effectively issued
May 13, 2014	Series XIV Ps.38,193,548 Floating + 3.85% (BADLAR—Private Banks) Notes due 2015	Santander Río Banco Supervielle	0.6%+ Success fee: 0.1%
May 13, 2014	Series XV Ps.81,806,452 Floating + 4.65% (BADLAR—Private Banks) Notes due 2016	Santander Río Banco Supervielle	0.6%+ Success fee: 0.1%
September 23, 2014	Series XVI Ps.81,250,000 Floating + 3.25% (BADLAR—Private Banks) Notes due 2016	Santander Río Banco Supervielle	0.6%+ Success fee: 0.1%
December 12, 2014	Repurchase of 635,199 Class B Shares from Julio Patricio Supervielle	n/a	n/a
January 23, 2015	Series XVII Ps.127,000,000 Fixed 28.5% Notes due 2016	Santander Río Banco Supervielle	0.6%+ Success fee: 0.1%
January 23, 2015	Series XVIII Ps.23,000,000 Floating + 4.8% (BADLAR—Private Banks) Notes due 2016	Santander Río Banco Supervielle	0.6%+ Success fee: 0.1%

Date of Issuance	Title and Aggregate Amount of Securities	Principal Underwriter	Aggregate Underwriting Commission (as a % of the offering)
May 20, 2015	Series XIX Ps.137,361,445 Mixed rate (Fixed rate of 28.5% the first 9 months and Floating + 4.50% (BADLAR—Private Banks) thereafter) Notes due 2016	Santander Río Banco Supervielle	0.6%+ Success fee: 0.1%
July 28, 2015	Series XX Mixed rate (Fixed rate of 27% the first 9 months and Floating + 4.50% (BADLAR—Private Banks) thereafter) Notes due 2017	Santander Río Banco Supervielle	0.6%+ Success fee: 0.1%

        See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Funding—Financings—Grupo Supervielle—Global Corporate Notes."

Item 8.    Exhibits and Financial Statements

(a)
The following documents are filed as part of this prospectus:

1.1	*	Form of International Underwriting Agreement.
3.1		English translation of bylaws of Grupo Supervielle S.A.
4.1	*
Form of Deposit Agreement among Grupo Supervielle S.A., The Bank of New York Mellon, as depositary, and the ADS holders (incorporated by reference to our Registration Statement on Form F-6 (File No. 333- ) filed with the SEC on , 2016).
5.1		Form of opinion of Errecondo, Gonzalez & Funes, Argentine counsel of the registrant, as to the validity of the Class B shares.
14.1		Code of Ethics of Grupo Supervielle S.A.
21.1		List of subsidiaries of the registrant.
23.1		Consent of Price Waterhouse & Co. S.R.L.
23.2		Consent of Errecondo, Gonzalez & Funes (included in Exhibit 5.1).
24.1		Powers of Attorney (included on signature page to the Registration Statement).

*
To be filed by amendment.
(b)
Financial statement schedules.

        None.

Item 9.    Undertakings

        The undersigned registrant hereby undertakes to provide to the international underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the international underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby also undertakes that:

  1.
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement at the time it was declared effective.

  2.
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  3.
  For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

  4.
  For the purposes of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  a.
  any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

  b.
  any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

  c.
  the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

  d.
  any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buenos Aires, Argentina, on January 6, 2016.

GRUPO SUPERVIELLE S.A.
By:	/s/ JULIO PATRICIO SUPERVIELLE
	Name:	Julio Patricio Supervielle
	Title:	Chief Executive Officer
By:	/s/ ALEJANDRA NAUGHTON
	Name:	Alejandra Naughton
	Title:	Chief Financial Officer

 Power of Attorney

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Julio Patricio Supervielle, Jorge Oscar Ramirez and Alejandra Naughton, and each of them, individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the U.S. Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on January 6, 2016 in the capacities indicated:

Signature	Title

/s/ JULIO PATRICIO SUPERVIELLE Julio Patricio Supervielle	Chairman of the Board and Chief Executive Officer (principal executive officer)
/s/ JORGE OSCAR RAMIREZ Jorge Oscar Ramirez	Vice-Chairman of the Board
/s/ ALEJANDRA NAUGHTON Alejandra Naughton	Chief Financial Officer (principal financial officer and principal accounting officer)
/s/ LAURENCE NICOLE MENGIN DE LOYER Laurence Nicole Mengin de Loyer	Director
/s/ ATILIO DELL'ORO MAINI Atilio Dell'Oro Maini	Director
/s/ EMERICO ALEJANDRO STENGEL Emerico Alejandro Stengel	Director
/s/ RICHARD GUY GLUZMAN Richard Guy Gluzman	Director

PUGLISI & ASSOCIATES
as Authorized Representable in the United States:

By:	/s/ DONALD J. PUGLISI
	Name:	Donald J. Puglisi
	Title:	Managing Director

INDEX TO EXHIBITS

Number		Description
1.1	*	Form of International Underwriting Agreement

3.1		English translation of bylaws of Grupo Supervielle S.A.

4.1	*	Form of Deposit Agreement among Grupo Supervielle S.A., The Bank of New York Mellon, as depositary, and the ADS holders (incorporated by reference to our Registration Statement on Form F-6 (File No. 333- ) filed with the Commission on , 2016.

5.1		Form of opinion of Errecondo, Gonzalez & Funes, Argentine counsel of the registrant, as to the validity of the Class B shares

14.1		Code of Ethics of Grupo Supervielle S.A.

21.1		List of subsidiaries of the registrant

23.1		Consent of Price Waterhouse & Co. S.R.L

23.2		Consent of Errecondo, Gonzalez & Funes (included in Exhibit 5.1)

24.1		Powers of Attorney (included on signature page to the Registration Statement)

*
To be filed by amendment.